As filed with the Securities and Exchange Commission on July 15, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CENTENNIAL BANK HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	6022	41-2150446
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

1331 Seventeenth Street, Suite 300

Denver, Colorado 80202

(303) 296-9600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Zsolt K. Besskó, Esq.

Executive Vice President, General Counsel and Secretary

Centennial Bank Holdings, Inc.

1331 Seventeenth Street, Suite 300

Denver, Colorado 80202

(303) 296-9600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Stanley F. Farrar, Esq. Sullivan & Cromwell LLP 1888 Century Park East Los Angeles, California 90067 (310) 712-6600	Chet A. Fenimore, Esq. Lowell W. Harrison, Esq. Jenkens & Gilchrist, P.C. 401 Congress Avenue, Suite 2500 Austin, Texas 78701 (512) 499-3800

Approximate date of commencement of proposed sale of the securities to the public:    As soon as practicable after the effective date of the Registration Statement and upon consummation of the transactions described herein.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.001 per share	10,003,870	$48.23	$52,619,219	$6,194

(1)	Represents the maximum number of shares of Centennial Bank Holdings, Inc. common stock, par value $0.001 per share, estimated to be issuable upon completion of the merger of First MainStreet Financial, Ltd. with and into Centennial, based on the estimated number of shares of common stock, par value $1.00 per share, of First MainStreet expected to be outstanding on the record date for the First MainStreet shareholders meeting described herein.
(2)	Calculated in accordance with Rule 457(f)(2) under the Securities Act of 1933, as amended, (the “Securities Act”) based on the book value, as of the latest practicable date prior to the filing date of this registration statement, of 1,091,006 shares of First MainStreet common stock expected to be cancelled in connection with the merger described herein.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this document is not complete and may be changed. Centennial Bank Holdings, Inc. may not issue the securities being offered by use of this document until the registration statement filed with the Securities and Exchange Commission, of which this document is a part, is effective. This document is not an offer to sell these securities, nor is it soliciting offers to buy these securities, in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 15, 2005

Proxy Statement

for a

Special Meeting of Shareholders

and Prospectus

Merger Proposal—Your Vote is Very Important

To the Shareholders of First MainStreet Financial, Ltd.:

You are cordially invited to attend a special meeting of the shareholders of First MainStreet Financial, Ltd., which will be held on                      2005, at [a.m.] [p.m.] local time. The special meeting will be held at                     ,             .

At the special meeting, you will be asked to approve the Agreement and Plan of Merger, dated as of December 20, 2004, by and between First MainStreet Financial, Ltd. and Centennial Bank Holdings, Inc., a Delaware corporation.

Pursuant to the terms of the merger agreement, First MainStreet will merge with and into Centennial, with Centennial as the surviving corporation. As a result of the merger, the separate corporate existence of First MainStreet will cease and Centennial will acquire First MainStreet’s wholly owned subsidiaries, First MainStreet Bank, N.A. and First MainStreet Insurance, Ltd. In the merger, Centennial will acquire all of the shares of our common stock and the holders of our common stock will receive 9.1694 shares of Centennial common stock for each share of First MainStreet common stock, subject to certain adjustments as described in the accompanying document, and cash in lieu of fractional shares, if any. Centennial has applied to list their common stock on the Nasdaq National Market under the symbol “CBHI” and, if approved, expect that such quotation would commence upon the consummation of the merger.

We strongly encourage you to read the accompanying document, which provides detailed information about the merger, the terms of the merger agreement and the per share merger consideration. Please see “ Risk Factors” beginning on page 22 to read about factors relating to the merger which you should consider.

The board of directors has unanimously adopted the merger agreement as being in the best interests of our shareholders and recommends that you vote to approve the merger agreement.

The affirmative vote of the holders of at least a majority of the outstanding shares of common stock of First MainStreet is required to approve the merger agreement. Accordingly, your vote is important no matter how large or small your holdings may be. Whether or not you plan to attend the special meeting, you are urged to complete, sign and promptly return the enclosed proxy card to assure that your shares will be voted at the special meeting. If you attend the special meeting, you may vote in person if you wish, and your proxy will not be used.

Stephen D. Joyce
Chairman of the Board
, 2005	First MainStreet Financial, Ltd.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.

The securities of Centennial Bank Holdings, Inc. offered hereby are not deposits or savings accounts of a bank or savings association and they are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

This document is dated                     , 2005 and is expected to be first mailed to First MainStreet shareholders on or about                     , 2005.

First MainStreet Financial, Ltd.

401 Main Street

Longmont, Colorado 80501

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO OUR SHAREHOLDERS:

A Special Meeting of Shareholders of First MainStreet Financial, Ltd. will be held at                      located at                     , on                     , 2005, at          [a.m.][p.m.] local time for the following purpose:

•	To consider and vote on a proposal to approve the Agreement and Plan of Merger by and between Centennial Bank Holdings, Inc. and First MainStreet Financial, Ltd., dated as of December 20, 2004, providing for the merger of First MainStreet into Centennial.

Only business within the purpose described in this notice of meeting may be conducted at this special meeting.

If you were a shareholder of record at the close of business on                     , 2005, you may vote at the meeting or at any postponement or adjournment of the meeting.

YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF FIRST MAINSTREET FINANCIAL, LTD. AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE PLAN OF MERGER.

In connection with the proposed merger, you may exercise dissenters’ rights as provided in the Colorado Business Corporation Act. If you meet all the requirements of this law, and follow all of its required procedures, you may receive cash in the amount equal to the fair value, as determined by mutual agreement between you and First MainStreet Financial, Ltd., or if there is no agreement, by appraisal of your shares of First MainStreet Financial, Ltd. common stock as of the day before the merger. The procedure for exercising your dissenters’ rights is summarized under the heading “Dissenters’ Rights” in the attached document. The relevant provisions of the Colorado Business Corporation Act on dissenters’ rights are attached to this document as Appendix C.

BY ORDER OF THE BOARD OF DIRECTORS

Steven E. Melvin, Secretary

, 2005

i

ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form S-4 filed with the SEC by Centennial (File No. 333-          ), constitutes a prospectus of Centennial under Section 5 of the Securities Act of 1933, as amended, which is referred to in this document as the Securities Act, with respect to the shares of Centennial common stock to be issued to the holders of First MainStreet common stock in connection with the merger. This document also constitutes a proxy statement and a notice of meeting with respect to First MainStreet’s Special Meeting of Shareholders, at which the holders of First MainStreet common stock will consider and vote on the plan of merger.

ii

QUESTIONS AND ANSWERS ABOUT THE FIRST MAINSTREET

SPECIAL MEETING AND THE MERGER

The following are some of the questions that you, as a shareholder of First MainStreet, may have and answers to those questions. These questions and answers, as well as the following summary, are not meant to be a substitute for the information contained in the remainder of this document, and this information is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in this document. We urge you to read this document in its entirety prior to making any decision as to your First MainStreet common stock.

Q1:	Why are these proxy materials being sent to First MainStreet shareholders?

A1:	This document is being provided by, and the enclosed proxy is solicited by and on behalf of, the First MainStreet board of directors for use at the special meeting of First MainStreet shareholders.

Q2:	When and where is the First MainStreet special meeting?

A2:	The First MainStreet special meeting is scheduled to be held at [a.m.] [p.m.], local time, on , 2005 at , unless it is postponed or adjourned.

Q3:	What is the purpose of the First MainStreet special meeting? What am I voting on?

A3:	The purpose of the special meeting is to consider and vote upon:

•	approval of the Agreement and Plan of Merger, dated as of December 20, 2004 (referred to in this document as the merger agreement or the plan of merger), between Centennial and First MainStreet.

Q4:	Who is entitled to vote at the First MainStreet special meeting?

A4:	First MainStreet shareholders of record at the close of business on , 2005, the record date for the First MainStreet special meeting, are entitled to receive notice of and to vote on matters that come before the annual meeting and any adjournments or postponements of the special meeting. However, a First MainStreet shareholder may only vote his or her shares if he or she is present in person or is represented by proxy at the First MainStreet special meeting.

Q5:	How do I vote?

A5:	After carefully reading and considering the information contained in this document, please fill out, sign and date the proxy card, and then mail your signed proxy card in the enclosed envelope as soon as possible so that your shares may be voted at the special meeting. For detailed information please see “The Special Meeting of First MainStreet Shareholders” on page 152.

Q6:	How many votes do I have?

A6:	Each share of First MainStreet common stock that you own as of the record date entitles you to one vote. As of close of business on , 2005, there were outstanding shares of First MainStreet common stock. As of that date, % of the outstanding shares of First MainStreet common stock was held by directors and executive officers of First MainStreet and their respective affiliates.

Q7:	What constitutes a quorum at the First MainStreet special meeting?

A7:	The presence of the holders of a majority of the shares entitled to vote at the First MainStreet special meeting constitutes a quorum. Presence may be in person or by proxy. You will be considered part of the quorum if you return a signed and dated proxy card, or if you vote in person at the special meeting.

Abstentions and shares voted by a bank or broker holding shares for a beneficial owner are counted as present and entitled to vote for purposes of determining a quorum.

Q8:	What vote is required to approve the plan of merger? What is the effect of not voting?

A8:	The affirmative vote of the holders of at least a majority of all the votes of First MainStreet common stock entitled to be cast is required to approve the plan of merger.

Because the affirmative vote required to approve the plan of merger is based upon the total number of outstanding shares of First MainStreet common stock, the failure to submit a proxy card (or to vote in person at the special meeting) or the abstention from voting by a shareholder will have the same effect as a vote against approval of the plan of merger. Brokers holding shares of First MainStreet common stock as nominees will not have discretionary authority to vote those shares in the absence of instructions from the beneficial owners of those shares, so the failure to provide voting instructions to your broker will also have the same effect as a vote against the merger.

Q9:	What is the recommendation of the First MainStreet board of directors?

A9:	The First MainStreet board of directors recommends a vote FOR approval of the plan of merger.

Q10:	What if I return my proxy but do not mark it to show how I am voting?

A10:	If your proxy card is signed and returned without specifying your choice, your shares will be voted according to the recommendation of the First MainStreet board of directors.

Q11:	Can I change my vote after I have mailed my signed proxy card?

A11:	Yes. You can change your vote by revoking your proxy at any time before it is exercised at the First MainStreet special meeting. You can revoke your proxy in one of three ways:

•	notify First MainStreet’s Corporate Secretary in writing before the special meeting that you are revoking your proxy,

•	submit another proxy with a later date, or

•	vote in person at the special meeting.

If your shares of First MainStreet common stock are held by a broker as nominee, you must follow your broker’s procedures for changing your instruction to your broker on how to vote.

Q12:	As a holder of First MainStreet common stock, what will I receive in the merger?

A12:	For each share of First MainStreet common stock you own, you will have the right to receive 9.1694 shares of Centennial common stock.

Q13:	What regulatory approvals are required to complete the merger?

A13:	In order to complete the merger, Centennial must first obtain the prior written approval of the Federal Reserve Bank of Kansas City under the Bank Holding Company Act. Centennial has received approval from the Federal Reserve Bank of Kansas City.

Q14:	What are the tax consequences of the merger to me?

A14:	For United States federal income tax purposes, you will not recognize gain or loss upon the exchange of First MainStreet common stock for Centennial common stock. You will, however, recognize gain or loss with respect to payment of cash in lieu of fractional shares of Centennial common stock.

Each of Centennial’s and First MainStreet’s obligation to complete the merger is conditioned on Centennial’s and First MainStreet’s receipt of legal opinions about the federal income tax treatment of the merger. These opinions will not bind the Internal Revenue Service, which could take a different view. To review the tax consequences to First MainStreet shareholders in greater detail, see the discussion beginning on page 38. You should consult your own tax advisor for a full understanding of the tax consequences to you of the merger.

Q15:	What risks should I consider before I vote on the merger?

A15:	We encourage you to read carefully the detailed information about the merger contained in this document, including the section entitled “Risk Factors” beginning on page 22.

Q16:	When do you expect to merge?

A16:	We are working to complete the merger in the third quarter of 2005. We must first obtain the necessary regulatory approvals and the approval of First MainStreet’s shareholders at the special meeting. We cannot assure you as to if and when all the conditions to the merger will be met nor can we predict the exact timing. It is possible we will not complete the merger.

Q17:	Whom should I contact with questions or to obtain additional copies of this document?

A17:	Centennial Bank Holdings, Inc.
1331 Seventeenth Street, Suite 300
Denver, Colorado 80202
Attn: Zsolt K. Besskó, Corporate Secretary
(303) 296-9600

First MainStreet Financial, Ltd.
401 Main Street
Longmont, Colorado 80501
Attn: Steven E. Melvin, Corporate Secretary
(303) 776-5800

Q18:	Has First MainStreet retained a financial advisor with respect to this transaction?

A18:	Yes. First MainStreet retained the services of The Wallach Company to act as its financial advisor in connection with the negotiation of the terms and conditions of the merger and the merger agreement. The Wallach Company was paid a fee of $50,000 plus expenses in connection with their engagement as financial advisor.

Q19:	Has First MainStreet obtained a fairness opinion with respect to this transaction?

A19:	Yes. First MainStreet retained the services of Alex Sheshunoff & Co. Investment Banking L.P., or Sheshunoff. Sheshunoff delivered its opinion dated December 20, 2004, to the board of directors of First MainStreet that, subject to certain assumptions, limitations and qualifications stated therein, the consideration to be received by First MainStreet shareholders was fair to First MainStreet shareholders from a financial point of view. Sheshunoff will receive a fee of $45,000 plus expenses in connection with their issuance of the fairness opinion.

SUMMARY

This summary highlights selected information about the merger in this document and does not contain all of the information that may be important to you. You should carefully read this entire document. Unless we have stated otherwise, all references in this document to First MainStreet are to First MainStreet Financial, Ltd., all references to Centennial are to Centennial Bank Holdings, Inc., and all references to the plan of merger or the merger agreement are to the Agreement and Plan of Merger, dated as of December 20, 2004, between First MainStreet and Centennial, a copy of which is attached as Appendix A to this document.

The Companies (Pages 69 and 120)

Centennial Bank Holdings, Inc.

1331 Seventeenth Street, Suite 300

Denver, Colorado 80202

(303) 296-9600

On March 3, 2004, Centennial was incorporated in Delaware under the name Centennial C Corp. On July 16, 2004, in an acquisition financed by a group of investors led by John M. Eggemeyer, Centennial acquired its predecessor and changed its name to Centennial Bank Holdings, Inc. At the time of the acquisition, the predecessor’s banking subsidiary, Centennial Bank of the West, operated 12 branches in Colorado. On December 31, 2004, Centennial acquired Guaranty Corporation, a bank holding company and a Colorado corporation, which operated 18 branches in Colorado through its three banks, Guaranty Bank and Trust Company, Collegiate Peaks Bank and First National Bank of Strasburg. At March 31, 2005, Centennial had total assets of $2.4 billion, net loans of $1.6 billion, deposits of $1.7 billion and stockholders’ equity of $0.5 billion, and it operated 30 total branches in Colorado through four banking subsidiaries. On April 14, 2005, Centennial merged First National Bank of Strasburg into Guaranty Bank and Trust Company. Centennial’s lending activity is focused on the following areas: construction and development, commercial real estate, commercial and industrial, residential real estate, consumer, home equity lines and agriculture. In addition, Centennial provides traditional deposit accounts such as demand, NOW, Money Market, IRA, time deposits and savings accounts.

On June 24, 2005, Centennial entered into a merger agreement with Foothills Bank, a Colorado state-chartered bank. Centennial will acquire Foothills Bank for $27.5 million in cash by merging it into a newly formed, wholly owned subsidiary of Centennial, which will then merge into Guaranty Bank and Trust Company. Centennial expects the merger to be consummated in the fourth quarter of 2005, subject to receipt of all regulatory approvals and fulfillment of other conditions. At March 31, 2005, Foothills Bank had total assets of $114 million, deposits of $103 million and stockholders’ equity of $11 million, and it operated three branches in Colorado.

First MainStreet Financial, Ltd.

401 Main Street

Longmont, Colorado 80501

(303) 776-5800

First MainStreet Financial, Ltd. is a Colorado corporation and registered bank holding company that was organized on January 18, 1993 under the name “The First National Bank Holding Company” to acquire the First National Bank of Longmont. In 2003, The First National Bank Holding Company changed its name to “First MainStreet Financial, Ltd.” and the First National Bank of Longmont changed its name to “First MainStreet Bank, N.A.” Headquartered in Longmont, Colorado, First MainStreet offers a broad range of financial products and services through its main subsidiaries, First MainStreet Bank, N.A., a national banking association, and First MainStreet Insurance, Ltd., a Colorado corporation. As of March 31, 2005, First MainStreet had, on a

consolidated basis, total assets of $378.2 million, net loans of $243.7 million, total deposits of $317.3 million, and shareholders’ equity of $50.9 million. First MainStreet also had $151.2 million of trust assets under management as of March 31 2005. First MainStreet currently operates through a network of six branches located in Longmont, Fort Collins and Lafayette, Colorado.

The Merger; Consideration (Page 29)

We propose a merger in which First MainStreet will merge with and into Centennial. As a result of the merger, First MainStreet will cease to exist as a separate corporation, and Centennial will acquire First MainStreet’s wholly owned subsidiaries, First MainStreet Bank, N.A. and First MainStreet Insurance, Ltd. Immediately after the merger, First MainStreet Bank will merge with and into Centennial Bank of the West, a wholly owned subsidiary of Centennial. When we complete the merger, you will be entitled to receive 9.1694 shares of Centennial common stock for each share of First MainStreet common stock you own, subject to certain adjustments described in the merger agreement. Immediately after the merger, former First MainStreet shareholders are expected to own approximately 19% of the outstanding shares of Centennial common stock following the issuance of shares of Centennial common stock to the former First MainStreet shareholders and based on shares outstanding as of June 30, 2005 (without giving effect to shares of Centennial common stock held by First MainStreet shareholders prior to the merger). We expect to complete the merger in the third quarter of 2005.

Do not send your First MainStreet stock certificates in the envelope provided for returning your proxy card. The stock certificates should only be forwarded to the exchange agent with the letter of transmittal you will receive shortly after the merger is consummated.

The First MainStreet board of directors recommends that you approve the plan of merger (Page 32)

After careful consideration, the First MainStreet board of directors unanimously adopted the plan of merger. The First MainStreet board of directors recommends that holders of First MainStreet common stock vote “FOR” the approval of the plan of merger.

The affirmative vote of the holders of at least a majority of all votes entitled to be cast on the plan of merger is required to approve the plan of merger. No vote of Centennial stockholders is required (or will be sought) in connection with the merger.

In approving the plan of merger and making its recommendation, the First MainStreet board of directors consulted with First MainStreet senior management and First MainStreet’s financial and legal advisors and considered a number of strategic, financial and other considerations referred to under “The Merger—First MainStreet’s Reasons for the Merger”.

Opinion of Sheshunoff (Page 33)

In connection with the proposed merger, Sheshunoff has delivered an opinion with respect to the fairness of the consideration to be received by the holders of First MainStreet common stock in the merger. Sheshunoff rendered its opinion that the consideration to be received by holders of First MainStreet common stock in accordance with the merger agreement was fair from a financial point of view to such holders. The full text of the written opinion of Sheshunoff is attached as Appendix B to this document. You are urged to read the opinion carefully and in its entirety for a description of the procedures followed, matters considered and limitations on the review undertaken. The opinion does not constitute a recommendation to any shareholder as to how they should vote or act on any matter relating to the merger.

First MainStreet’s directors and executive officers have interests in the merger that differ from, or are in addition to, your interests in the merger (Page 37)

You should be aware that some of the directors and executive officers of First MainStreet have interests in the merger that are different from, or are in addition to, the interests of First MainStreet shareholders. These interests include, but are not limited to, the continued employment of and retention benefits payable to certain, executive officers after the merger, severance benefits payable to certain executive officers whose employment is not continued after the merger, the appointment of Stephen D. Joyce, Chairman of the First MainStreet board of directors, as a director of Centennial immediately after the merger, and the indemnification of former First MainStreet officers and directors by Centennial.

Material United States federal income tax considerations (Page 38)

We expect that if you receive solely Centennial common stock in exchange for your shares of First MainStreet common stock, you generally will not recognize any gain or loss for United States federal income tax purposes. However, you will have to recognize gain or loss in connection with cash received in lieu of fractional shares of Centennial common stock. This tax treatment may not apply to all First MainStreet shareholders.

Each of Centennial’s and First MainStreet’s obligation to complete the merger is conditioned on the receipt of legal opinions about the federal income tax treatment of the merger. These opinions will not bind the Internal Revenue Service, which could take a different view. To review the tax consequences to First MainStreet shareholders in greater detail, see pages 38 through 40. You should consult your own tax advisor for a full understanding of the tax consequences to you of the merger.

Procedures for exchange of First MainStreet common stock for Centennial common stock (Page 43)

Holders of First MainStreet share certificates will be required to surrender those share certificates before they will be issued the number of shares of Centennial common stock to which they are entitled in the merger. At any time after the effective time of the merger and prior to the surrender of such share certificates, the share certificates will be deemed to represent that number of shares of Centennial common stock that the holder is entitled to receive in the merger.

Following the merger, you will be entitled to receive dividends Centennial pays on Centennial common stock (Page 20)

After the merger, when and if declared by Centennial’s board of directors, you will receive any dividends Centennial pays on its common stock. Centennial has never declared or paid dividends on its common stock.

Accounting treatment (Page 40)

The merger will be accounted for as an acquisition of First MainStreet by Centennial under the purchase method of accounting of U.S. generally accepted accounting principles.

In order to complete the merger, we must first obtain certain regulatory approvals (Page 40)

In order to complete the merger, Centennial must first obtain the prior written approval of the Federal Reserve Bank of Kansas City under the Bank Holding Company Act. Centennial has obtained approval from the Federal Reserve Bank of Kansas City.

First MainStreet shareholders may have appraisal rights (Page 170)

Under Colorado law, you may have the right to dissent from the merger and to have the appraised fair value of your shares of First MainStreet common stock paid to you in cash. You will have the right to seek appraisal of the value of your First MainStreet shares and be paid the appraised value if you (1) notify First MainStreet, before the vote is taken, by written notice of your intention to demand payment for the shares if the proposed merger is effectuated, (2) do not vote in favor of the merger, (3) submit your First MainStreet stock certificates to First MainStreet by the date set forth in the dissenters’ notice, and (4) otherwise comply with the provisions governing dissenters’ rights under Colorado law.

If you dissent from the merger and the conditions outlined above are met, your shares of First MainStreet will not be exchanged for shares of Centennial common stock in the merger, and your only right will be to receive the fair value of your shares as determined by mutual agreement between you and First MainStreet or by appraisal if you are unable to agree. The appraised value may be more or less than the consideration you would receive under the terms of the merger agreement. You should be aware that submitting a signed proxy card without indicating a vote with respect to the merger will be deemed a vote “FOR” the merger and a waiver of your dissenters’ rights. A vote “AGAINST” the merger does not dispense with the other requirements to request an appraisal under Colorado law.

For more detailed information about your rights under Colorado law, see “Dissenters’ Rights”.

The merger agreement (Page 42)

The merger agreement is described beginning on page 42. The merger agreement also is attached as Appendix A to this document. We urge you to read the merger agreement in its entirety because it contains important provisions governing the terms and conditions of the merger.

Acquisition proposals (Page 49)

Subject to specified legal and fiduciary exceptions, the merger agreement provides that neither First MainStreet nor any of its officers or directors will, and First MainStreet will cause its employees, agents and representatives, including any financial advisor, attorney or accountant retained by it, not to, directly or indirectly:

•	initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer, which we refer to as an acquisition proposal, with respect to:

–	a merger, reorganization, share exchange, consolidation or similar transaction involving First MainStreet;

–	any purchase of all or substantially all of the assets of First MainStreet; or

–	any purchase of more than 10% of the outstanding equity securities of First MainStreet;

•	engage in any negotiations concerning, or provide any confidential information or data to, or have any discussion with, any person relating to an acquisition proposal, or otherwise facilitate any effort or attempt by any person to make or implement an acquisition proposal.

Conditions to completion of the merger (Page 51)

The completion of the merger depends on a number of conditions being met, including:

•	approval of the merger agreement by First MainStreet shareholders,

•	authorization for listing on Nasdaq of the shares of Centennial common stock that are to be issued to First MainStreet shareholders upon completion of the merger,

•	receipt of required regulatory approvals, including approval by the Federal Reserve Bank of Kansas City, without restrictions or conditions that would have a material adverse effect on Centennial or any of its subsidiaries or reduce the benefit of the merger to Centennial to the extent that it would not have entered into the merger agreement had it known such restrictions or conditions would be imposed prior to entering into the merger agreement,

•	effectiveness of the registration statement, of which this proxy statement-prospectus forms a part, under the Securities Act, and no stop order suspending the effectiveness of the registration statement having been issued and no proceedings for that purpose having been initiated or threatened by the SEC,

•	effectiveness of Centennial’s registration statement on Form S-1 relating to the registration for resale by current Centennial stockholders of their common stock under the Securities Act, and no stop order suspending the effectiveness of the registration statement having been issued and no proceedings for that purpose having been initiated or be threatened by the SEC,

•	absence of any order, injunction, decree, statute, rule, regulation or judgment issued or enacted by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of the merger or any of the other transactions contemplated by the merger agreement,

•	receipt by each party of the opinion of its counsel in form and substance reasonably satisfactory to it, dated as of the closing date, that the merger will be treated for U.S. federal income tax purposes as a reorganization under Section 368(a) of the Internal Revenue Code,

•	accuracy of the representations and warranties of the other party in all material respects as of December 20, 2004 and, except to the extent those representations and warranties speak as of an earlier date, as of the closing date of the merger as though made on the closing date; provided, however, that those representations and warranties will be deemed to be true and correct, unless the failure or failures of those representations and warranties to be true and correct would have or would be reasonably likely to have a material adverse effect on the party making the representation or on the combined company,

•	performance by each party in all material respects of all obligations required to be performed by it under the merger agreement at or prior to the closing date, and

•	performance of the obligations of First MainStreet shareholders that are party to shareholder agreements.

Where the law permits, a party to the merger agreement could elect to waive a condition to its obligation to complete the merger although that condition has not been satisfied. We cannot be certain when (or if) the conditions to the merger will be satisfied or waived or that the merger will be completed.

We may decide not to complete the merger (Page 52)

First MainStreet and Centennial can agree at any time prior to the effective time to terminate the merger agreement and abandon the merger, whether before or after approval by the shareholders of First MainStreet. Also, either of us can decide, without the consent of the other, not to complete the merger in a number of other situations, including:

•	failure to complete the merger by September 30, 2005, unless the failure of the closing to occur by this date arises out of or results from the knowing action or inaction of the party seeking to terminate the merger,

•	the final denial of a required regulatory approval,

•	failure of the First MainStreet shareholders to approve the plan of merger, or

•	breach by the other party of any representation, warranty, covenant or agreement made in the merger agreement, or any such representation or warranty becoming untrue after the execution of the merger agreement, if the breach is of the sort that would permit the terminating party to not complete the merger and the breach is not cured within 30 days of notice of the breach.

First MainStreet can additionally decide to terminate the merger agreement without Centennial’s consent if:

•	the First MainStreet board of directors authorizes First MainStreet, subject to complying with the terms of the merger agreement, to enter into a binding written agreement that constitutes a superior proposal, and if after receiving notice of such intent, Centennial does not respond with an offer at least as favorable, from a financial point of view, to the shareholders of First MainStreet.

Centennial can additionally decide to terminate the merger agreement without First MainStreet’s consent if:

•	there is a material breach by any shareholder subject to a shareholders agreement of any of the representations, warranties, covenants or agreements contained in the shareholders agreement, and the breach is not cured within 30 days of notice of the breach,

•	First MainStreet initiates, solicits, encourages or otherwise facilitates any inquiries or the making of any acquisition proposal or engages in any negotiations concerning or provide any confidential information or data to, or has any discussions with, any person relating to an acquisition proposal, or otherwise facilitate any effort or attempt to make or implement an acquisition proposal, or

•	First MainStreet has breached its obligations under the merger agreement relating to acquisition proposals, or the board of directors of First MainStreet has withdrawn or adversely modified its recommendation of the plan of merger or failed to reconfirm its recommendation within five business days after a request by Centennial to do so.

Under some circumstances, either First MainStreet or Centennial will be required to pay a termination fee to the other if the merger agreement is terminated (Page 53)

Under certain conditions, either Centennial or First MainStreet may owe to the other party a termination fee in the amount of $1,500,000 if the merger agreement is terminated. The merger agreement requires First MainStreet to pay the termination fee to Centennial if the merger agreement is terminated under the following circumstances:

•	an acquisition proposal has been made to First MainStreet or any of its shareholders or any person has publicly announced an intention to make an acquisition proposal and thereafter the merger agreement is terminated by:

–	either party because (1) the merger was not consummated by September 30, 2005 and such failure is the result of the knowing action or inaction of First MainStreet or (2) the approval of First MainStreet’s shareholders of the plan of merger was not obtained at the First MainStreet shareholders meeting;

•	First MainStreet terminates because First MainStreet entertains a competing takeover proposal and does not reject the proposal within 10 business days after the proposal was made; or

•	Centennial terminates because:

–	there has been a breach of any representation, warranty, covenant or agreement made by First MainStreet, or any such representation or warranty has become untrue after the execution of the merger agreement, if the breach is the sort that would permit Centennial not to complete the merger and the breach is not cured within 30 days of notice of the breach; or

–	First MainStreet breaches its obligations under the merger agreement relating to acquisition proposals or First MainStreet’s board of directors withdraws or adversely modifies or changes its recommendation or fails to reconfirm its recommendation of the plan of merger within five business days after a written request by Centennial to do so.

The merger agreement requires Centennial to pay the termination fee to First MainStreet if the merger agreement is terminated under the following circumstance:

•	either Centennial or First MainStreet terminates because the merger was not consummated by September 30, 2005 as a result of the knowing action or inaction of Centennial.

Comparison of Stockholder Rights (Page 163)

The conversion of your shares of First MainStreet common stock into the right to receive shares of Centennial common stock in the merger will result in differences between your rights as a First MainStreet shareholder, which are governed by the Colorado Business Corporation Act and First MainStreet’s articles of incorporation and bylaws, and your rights as a Centennial stockholder, which are governed by the Delaware General Corporation Law and Centennial’s amended and restated certificate of incorporation and bylaws.

SELECTED HISTORICAL FINANCIAL DATA OF CENTENNIAL

You should read the summary consolidated financial data presented below together with Centennial’s and Guaranty’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on pages 76 and 110 and the consolidated financial statements for each of Centennial and Guaranty, and the notes to those financial statements, appearing elsewhere in this document. Results for past periods are not necessarily indicative of results that may be expected for any future period.

Centennial Bank Holdings, Inc.

The financial information for Centennial for the year ended December 31, 2004 separately reflects the activity for Centennial for the period July 17, 2004 to December 31, 2004, which is referred to as Successor, and Centennial’s predecessor for the period January 1, 2004 to July 16, 2004, which is referred to as Predecessor. All financial information relating to Centennial prior to July 17, 2004 is for Centennial’s Predecessor. Centennial’s consolidated balance sheet data at December 31, 2004 includes the effect of the Guaranty merger; Centennial’s consolidated statement of income data for the year ended December 31, 2004 does not include the effect of the Guaranty merger. The summary consolidated financial data at March 31, 2005 and for the three months ended March 31, 2005 and 2004 have been derived from Centennial’s unaudited consolidated financial statements, which are included in this document beginning on page F-2. The summary consolidated financial data at and for the fiscal years ended December 31, 2004, 2003 and 2002 have been derived from Centennial’s audited consolidated financial statements, which are included in this document beginning on page F-16. The summary consolidated financial data at and for the years ended December 31, 2001 and 2000 have been derived from Centennial’s audited consolidated financial statements, which are not included in this document.

	For the Three Months Ended March 31,		For the Period July 17, 2004 to December 31, 2004	For the Period January 1, 2004 to July 16, 2004	For the Year Ended December 31,
	2005	Predecessor	Successor	Predecessor	Predecessor
		2004			2003	2002	2001	2000
	(In thousands, except share, per share and percentage data)
Consolidated Statement of Income Data:
Interest income	$30,043	$10,493	$19,052	$22,912	$46,100	$51,179	$56,114	$44,618
Interest expense	4,715	3,271	3,762	6,797	16,605	20,990	28,829	21,857

Net interest income	25,328	7,222	15,290	16,115	29,495	30,189	27,285	22,761
Provision for loan losses	1,700	400	—	4,700	900	3,950	3,927	4,885

Net interest income after provision for loan losses	23,628	6,822	15,290	11,415	28,595	26,239	23,358	17,875
Noninterest income	2,578	1,029	1,784	2,426	4,589	3,589	5,622	2,375
Noninterest expense	24,983	5,883	10,947	14,514	22,048	21,724	19,107	11,902

Income (loss) before income taxes	1,223	1,968	6,127	(673)	11,136	8,104	9,873	8,349
Income tax expense	303	628	2,331	411	4,231	3,082	2,904	3,105

Income (loss) from continuing operations	920	1,340	3,796	(1,084)	6,905	5,022	6,969	5,244
Income from discontinued operations (net of tax)	177	—	—	—	—	—	—	—

Net income (loss)	$1,097	$1,340	$3,796	$(1,084)	$6,905	$5,022	$6,969	$5,244

Share Data:
Basic earnings (loss) per share	$0.02	$0.86	$0.20	$(0.70)	$4.45	$3.22	$4.76	$3.75
Diluted earnings (loss) per share	0.02	0.85	$0.20	$(0.70)	$4.37	$3.16	$4.70	$3.71

Book value per share	$9.89	$39.35	$9.85	$37.17	$38.22	$36.46	$32.02	$25.36
Weighted average shares outstanding—basic	52,332,996	1,552,027	19,199,601	1,554,873	1,550,457	1,558,905	1,464,053	1,398,468
Weighted average shares outstanding—diluted	52,332,996	1,578,899	19,199,601	1,554,873	1,580,086	1,586,987	1,484,127	1,413,289
Common shares outstanding at end of period	52,302,934	1,557,293	52,333,334	1,557,568	1,545,948	1,572,146	1,507,434	1,409,924

	At or For the Three Months Ended March 31,	At December 31, 2004 or For the Period July 17, 2004 to December 31, 2004		At or For the Year Ended December 31,
	2005	Successor		Predecessor
				2003	2002	2001	2000
	(In thousands, except share, per share and percentage data)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$74,805	$90,927		$23,731	$27,202	$30,002	$28,334
Investment and other securities	154,518	145,502		33,588	20,547	20,649	33,103
Net loans (including loans held for sale)	1,637,829	1,624,100		619,812	660,628	605,842	439,345
Total assets	2,409,399	2,399,201		708,677	745,787	692,552	526,726
Deposits	1,666,788	1,678,499		580,435	639,530	596,974	437,058
Borrowings	129,292	109,341		66,016	44,704	43,150	51,366
Stockholders’ equity	516,759	515,414		59,089	57,316	48,269	35,759

Selected Other Balance Sheet Data:
Average assets	$2,391,855	$752,303		$719,499	$727,277	$659,413	$461,001
Average earning assets	1,823,919	657,485		679,562	684,474	613,111	436,773
Average stockholders’ equity	517,640	119,776		58,227	54,629	45,383	31,906

Selected Financial Ratios:
Return on average assets(a)	0.18%	0.36	%(b)	0.96%	0.69%	1.06%	1.14%
Return on average stockholders’ equity(c)	0.86%	2.26	%(d)	11.86%	9.19%	15.36%	16.44%
Net interest margin(e)	5.63%	5.06	%(f)	4.34%	4.41%	4.45%	5.21%
Efficiency ratio(g)	89.53%	64.12%		64.69%	64.13%	58.06%	47.35%

Selected Asset Quality Ratios:
Nonperforming assets to total assets	0.61%	0.84%		2.74%	2.77%	1.87%	1.00%
Nonperforming loans to total loans	0.71%	0.88%		2.44%	2.69%	2.03%	1.08%
Allowance for loan losses to total loans	1.60%	1.52%		1.22%	1.38%	1.41%	1.44%
Allowance for loan losses to nonperforming loans	224.96%	173.78%		49.90%	51.28%	69.78%	133.57%
Net charge-offs to average loans	0.04%	1.15	%(h)	0.38%	0.52%	0.39%	0.57%

(a)	Return on average assets is determined by dividing net income by average assets.
(b)	Represents net income for the period July 17, 2004 to December 31, 2004 divided by Successor average assets.
(c)	Return on average stockholders’ equity is determined by dividing net income by average stockholders’ equity.
(d)	Represents Successor net income divided by Successor average stockholders’ equity.
(e)	Net interest margin is determined by dividing net interest income (fully taxable equivalent) by average interest-earning assets.
(f)	Represents net income for the period July 17, 2004 to December 31, 2004 divided by Successor average interest-earning assets.
(g)	Efficiency ratio is determined by dividing total noninterest expense by an amount equal to net interest income (fully taxable equivalent) plus noninterest income.
(h)	Represents net charge for the period July 17, 2004 to December 31, 2004 divided by Successor average loans.

Guaranty Corporation

The summary consolidated financial data at and for the fiscal years ended December 31, 2004, 2003 and 2002 have been derived from the audited consolidated financial statements of Guaranty, which are included in this document beginning on page F-54. The summary consolidated financial data at and for the years ended December 31, 2001 and 2000 have been derived from the audited consolidated financial statements of Guaranty, which are not included in this document. The summary consolidated financial data at and for the year ended December 31, 2004 for Guaranty represent its financial position and results of operations immediately prior to the purchase of Guaranty by Centennial, and do not include adjustments associated with the purchase transaction.

	At or For the Year Ended December 31,
	2004	2003	2002	2001	2000
	(In thousands, except share, per share and percentage data)
Consolidated Statement of Income Data:
Interest income	$78,207	$72,414	$73,033	$78,916	$76,424
Interest expense	12,233	13,174	15,507	26,115	30,039

Net interest income	65,974	59,240	57,526	52,801	46,385
Provision for loan losses	9,232	1,552	3,046	1,757	2,509

Net interest income after provision for loan losses	56,742	57,688	54,480	51,044	43,876
Noninterest income	9,177	10,235	7,741	5,346	4,721
Noninterest expense	59,075	46,338	42,704	37,002	31,420

Income before income taxes	6,844	21,585	19,517	19,388	17,177
Income tax expense	2,958	7,399	6,773	6,865	5,935

Net income	$3,886	$14,186	$12,744	$12,523	$11,242

Consolidated Balance Sheet Data:
Cash and cash equivalents	$138,235	$109,155	$57,766	$75,667	$64,742
Investment and other securities	126,319	163,722	110,821	129,203	138,299
Net loans	1,079,248	1,039,998	1,013,378	841,911	704,452
Total assets	1,411,962	1,369,084	1,253,228	1,095,897	949,633
Deposits	1,261,710	1,227,855	1,122,772	994,604	866,651
Borrowings(a)	19,484	30,272	34,628	18,227	15,006
Stockholders’ equity	105,610	106,098	91,634	78,566	62,866

Selected Other Balance Sheet Data:
Average assets	$1,406,788	$1,292,060	$1,149,329	$1,007,365	$655,662
Average earning assets	1,327,887	1,212,289	1,069,506	933,965	609,593
Average stockholders’ equity	108,645	95,703	81,627	69,679	37,628

Selected Financial Ratios:
Return on average assets(b)	0.28%	1.10%	1.11%	1.25%	1.72%
Return on average stockholders’ equity(c)	3.58%	14.82%	15.61%	18.01%	30.05%
Net interest margin(d)	4.97%	4.89%	5.38%	5.65%	7.61%
Efficiency ratio(e)	78.61%	66.70%	65.43%	63.59%	61.35%

Selected Asset Quality Ratios:
Nonperforming assets to total assets	0.63%	0.79%	0.93%	0.81%	0.93%
Nonperforming loans to total loans	0.53%	0.71%	0.81%	0.64%	1.21%
Allowance for loan losses to total loans	1.64%	1.09%	1.00%	1.01%	1.04%
Allowance for loan losses to nonperforming loans	308.24%	154.94%	123.79%	158.41%	87.22%
Net charge-offs to average loans	0.24%	0.03%	0.15%	0.08%	0.26%

(a)	Excludes $15.1 million due to Centennial Bank Holdings at December 31, 2004.
(b)	Return on average assets is determined by dividing net income by average assets.
(c)	Return on average stockholders’ equity is determined by dividing net income by average stockholders’ equity.
(d)	Net interest margin is determined by dividing net interest income (fully taxable equivalent) by average interest-earning assets.
(e)	Efficiency ratio is determined by dividing total noninterest expense by an amount equal to net interest income (fully taxable equivalent) plus noninterest income.

SELECTED HISTORICAL FINANCIAL DATA OF FIRST MAINSTREET

You should read the summary consolidated financial data presented below together with First MainStreet’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 23 and the consolidated financial statements for First MainStreet and the notes to those financial statements, appearing elsewhere in this document. Results for past periods are not necessarily indicative of results that may be expected for any future period.

The summary consolidated financial data at March 31, 2005 and for the three months ended March 31, 2005 and 2004 have been derived from First MainStreet’s unaudited consolidated financial statements, which are included in this document beginning on page F-85. The summary consolidated financial data at and for the fiscal years ended December 31, 2004, 2003 and 2002 have been derived from First MainStreet’s audited consolidated financial statements, which are included in this document beginning on page F-91. The summary consolidated financial data at and for the years ended December 31, 2001 and 2000 have been derived from First MainStreet’s audited consolidated financial statements, which are not included in this document.

	For the Three Months Ended March 31,		For the Year Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(In thousands, except share, per share and percentage data)
Consolidated Statement of Income Data:
Interest income	$4,955	$4,971	$19,542	$20,597	$23,399	$28,047	$29,117
Interest expense	996	1,255	4,076	6,151	6,273	9,888	11,283

Net interest income	3,959	3,716	15,466	14,446	17,126	18,159	17,834
Provision for loan losses	—	—	—	132	792	2,555	294

Net interest income after provision for loan losses	3,959	3,716	15,466	14,314	16,334	15,604	17,540
Noninterest income	1,953	1,941	7,512	8,044	7,892	7,586	4,702
Noninterest expense	4,731	4,369	16,749	16,098	17,548	17,028	14,369

Income before income taxes	1,181	1,288	6,229	6,260	6,678	6,162	7,873
Income tax expense	341	342	1,744	1,737	2,118	2,153	2,604

Net income	$840	$946	$4,485	$4,523	$4,560	$4,009	$5,269

	At or For the Three Months Ended March 31,	At or For the Year Ended December 31,
	2005	2004	2003	2002	2001	2000
	(In thousands, except share, per share and percentage data)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$12,690	$14,744	$25,059	$28,374	$36,504	$25,051
Investment and other securities	91,212	97,015	128,011	145,474	126,548	124,597
Net loans	243,677	244,603	247,409	216,744	225,952	228,721
Total assets	378,200	386,153	429,557	416,265	405,776	393,619
Deposits	317,344	325,330	371,866	359,850	350,109	342,023
Borrowings	6,807	6,811	6,769	6,927	6,861	6,388
Stockholders’ equity	50,917	51,444	48,327	46,534	46,040	42,209

Selected Other Balance Sheet Data:
Average assets	$379,158	$394,622	$419,106	$404,910	$394,029	$366,821
Average earning assets	344,279	359,580	386,890	376,651	367,994	344,416
Average stockholders’ equity	51,954	49,766	47,711	47,794	44,490	39,544

Selected Financial Ratios:
Return on average assets(a)	0.89%	1.14%	1.08%	1.13%	1.02%	1.44%
Return on average stockholders’ equity(b)	6.47%	9.01%	9.48%	9.54%	9.01%	13.32%
Net interest margin(c)	4.62%	4.36%	3.78%	4.60%	4.93%	5.18%
Efficiency ratio(d)	80.02%	72.89%	71.58%	70.14%	66.14%	63.76%

	At or For the Three Months Ended March 31,	At or For the Year Ended December 31,
	2005	2004	2003	2002	2001	2000

Selected Asset Quality Ratios:
Nonperforming assets to total assets	0.33%	0.36%	0.34%	0.48%	0.80%	0.10%
Nonperforming loans to total loans	0.37%	0.49%	0.54%	0.91%	1.31%	0.17%
Allowance for loan losses to total loans	1.33%	1.39%	1.43%	1.81%	1.48%	0.77%
Allowance for loan losses to nonperforming loans	361.58%	283.37%	263.94%	195.75%	112.79%	458.97%
Net charge-offs to average loans	0.07%	0.06%	0.23%	0.08%	0.42%	0.13%

(a)	Return on average assets is determined by dividing net income by average assets.
(b)	Return on average stockholders’ equity is determined by dividing net income by average stockholders’ equity.
(c)	Net interest margin is determined by dividing net interest income (fully taxable equivalent) by average interest-earning assets.
(d)	Efficiency ratio is determined by dividing total noninterest expense by an amount equal to net interest income (fully taxable equivalent) plus noninterest income.

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

The unaudited pro forma combined financial data set forth below at and for the three months ended March 31, 2005 is based upon Centennial’s historical financial statements and the historical financial statements of First MainStreet adjusted to give effect to the proposed merger between Centennial and First MainStreet. The unaudited pro forma combined financial data set forth below at and for the year ended December 31, 2004 is based upon Centennial’s historical financial statements and the historical financial statements of Centennial’s predecessor, Guaranty and First MainStreet adjusted to give effect to:

•	Centennial’s merger with its predecessor,

•	Centennial’s merger with Guaranty and

•	the proposed merger between Centennial and First MainStreet.

The pro forma financial information at and for the three months ended March 31, 2005 has been developed from Centennial’s unaudited consolidated financial statements and the unaudited consolidated financial statements of First MainStreet, and the notes to those financial statements, which are included elsewhere in this document.

The pro forma financial information at and for the year ended December 31, 2004 has been developed from Centennial’s consolidated financial statements, the consolidated financial statements of Guaranty and the consolidated financial statements of First MainStreet, and the notes to those financial statements, which are included elsewhere in this document.

The unaudited pro forma combined financial data is provided for illustrative purposes only and does not purport to represent what Centennial’s actual consolidated results of operations or Centennial’s consolidated financial position would have been had the mergers occurred on the dates assumed, nor is it necessarily indicative of future consolidated results of operations or financial position.

The unaudited pro forma combined financial data is based on preliminary estimates and various assumptions that Centennial believes are reasonable in these circumstances. The unaudited pro forma adjustments reflect transaction-related items only and are based on currently available information. Purchase price allocations and related amortization, accretion and depreciation periods will be based on final appraisals, evaluations and estimates of fair values. As a result, actual asset and liability values established and related operating results, including actual amortization and accretion, could differ materially from those reflected in the unaudited pro forma combined financial data. No estimates of business integration costs or anticipated cost savings, potential revenue enhancements or synergies expected to be realized in connection with the acquisitions have been reflected in the unaudited pro forma combined financial statements. The unaudited pro forma combined financial statements do not reflect the impact of conforming First MainStreet’s accounting policies to those of Centennial, as the impact, if any, has not yet been determined.

The summary consolidated statement of income data for the three months ended March 31, 2005 gives effect to the proposed acquisition of First MainStreet as if the acquisition had occurred on January 1, 2005. The summary consolidated balance sheet data at March 31, 2005 gives effect to the proposed acquisition of First MainStreet as if the acquisition had occurred on March 31, 2005.

The summary consolidated statement of income data for the year ended December 31, 2004 gives effect to the acquisitions of Centennial’s predecessor and Guaranty and the proposed acquisition of First MainStreet as if each acquisition had occurred on January 1, 2004. The summary consolidated balance sheet data at December 31, 2004 gives effect to the proposed acquisition of First MainStreet as if the acquisition had occurred on December 31, 2004. The acquisitions of Centennial’s predecessor and Guaranty were consummated on or before December 31, 2004, and are reflected in the consolidated balance sheet data at December 31, 2004.

The unaudited pro forma combined financial data should be read together with the separate historical consolidated financial statements and accompanying notes of Centennial and its predecessor, Guaranty and First MainStreet that are included in this document and the Unaudited Pro Forma Combined Financial Data and accompanying notes beginning on page 61.

	For the Three Months Ended March 31, 2005	For the Year Ended December 31, 2004
	(In thousands, except share and per share data)
Selected Summary Consolidated Statement of Income Data:
Interest income	$34,980	$135,504
Interest expense	5,711	24,258

Net interest income	29,269	111,246
Provision for loan losses	1,700	13,874

Net interest income after provision for loan losses	27,569	97,372
Noninterest income	4,531	20,435
Noninterest expense	29,906	109,689

Income before income taxes	2,194	8,118
Provision for income taxes	564	3,708

Income from continuing operations	$1,630	$4,410

Share Data:
Basic and diluted earnings per share	$0.03	$0.07
Average shares outstanding for basic and diluted earnings per share	62,336,867	62,357,377

At March 31, 2005
(In thousands)
Selected Summary Consolidated Balance Sheet Data:
Cash and cash equivalents	$87,495
Securities available for sale	222,927
Net loans	1,881,787
Goodwill and other intangible assets	437,550
Total assets	2,842,489
Total deposits	1,984,132
Total liabilities	2,220,689
Total stockholders’ equity	621,800

UNAUDITED COMPARATIVE PER SHARE DATA

FOR THE QUARTER ENDED MARCH 31, 2005

The following table summarizes unaudited per share information for Centennial and First MainStreet on a historical basis, a pro forma combined basis for Centennial and an equivalent pro forma combined basis for First MainStreet. It has been assumed for purposes of the pro forma financial information provided below that the First MainStreet merger was completed on January 1, 2005 for income statement purposes, and on March 31, 2005 for balance sheet purposes. The following information should be read in conjunction with the unaudited consolidated financial statements of Centennial at and for the three-month period ended March 31, 2005, beginning on page F-3, the unaudited consolidated financial statements of First MainStreet at and for the three-month period ended March 31, 2005, beginning on page F-86, and the Unaudited Pro Forma Combined Financial Data, beginning on page 61. The pro forma information below is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the beginning of the period presented, nor is it necessarily indicative of the future operating results or financial position of the combined company.

The historical book value per share is computed by dividing total stockholders’ equity by the number of common shares outstanding at the end of the period. The pro forma earnings per share of the combined company is computed by dividing the pro forma net income available to holders of the combined company’s common stock by the pro forma weighted average number of shares outstanding. The pro forma combined book value per share is computed by dividing total pro forma stockholders’ equity by the pro forma number of common shares outstanding at the end of the period. First MainStreet equivalent pro forma combined per share amounts are calculated by multiplying the pro forma combined per share amounts by 9.1694, the number of shares of Centennial common stock that would be exchanged for each share of First MainStreet common stock in the merger.

Three-Months Ended March 31, 2005
Centennial—Historical
Historical per common share:
Income per share from continuing operations	$0.02
Dividends declared per common share	—
Book value per share	9.89
First MainStreet—Historical
Historical per common share:
Income per share from continuing operations	$0.77
Dividends declared per common share	0.30
Book value per share	46.97
Unaudited Pro Forma Combined
Unaudited pro forma per share of Centennial common shares:
Income per share from continuing operations	$0.03
Dividends declared per common share	—
Book value per share	9.97
Unaudited Pro Forma First MainStreet Equivalents(1)
Unaudited pro forma per First MainStreet common share:
Income per share from continuing operations	$0.28
Dividends declared per common share	—
Book value per share	91.42

(1)	First MainStreet equivalent per share amounts are calculated by multiplying pro forma per share amounts by the exchange ratio of 9.1694.

UNAUDITED COMPARATIVE PER SHARE DATA

FOR THE YEAR ENDED DECEMBER 31, 2004

The following table summarizes unaudited per share information for Centennial and First MainStreet on a historical basis, a pro forma combined basis for Centennial and an equivalent pro forma combined basis for First MainStreet. It has been assumed for purposes of the pro forma financial information provided below that the mergers with Centennial’s predecessor, with Guaranty and with First MainStreet were completed on January 1, 2004 for income statement purposes, and that the First MainStreet merger was completed on December 31, 2004 for balance sheet purposes. The mergers with Centennial’s predecessor and Guaranty were completed on or before December 31, 2004 and are reflected in Centennial’s consolidated balance sheet as of December 31, 2004. The following information should be read in conjunction with the audited consolidated financial statements of Centennial at and for the year ended December 31, 2004, beginning on page F-16, the audited consolidated financial statements of Guaranty at and for the year ended December 31, 2004, beginning on page F-54, the audited consolidated financial statements of First MainStreet at and for the year ended December 31, 2004, beginning on page F-91, and the Unaudited Pro Forma Combined Financial Data, beginning on page 61. The pro forma information below is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the mergers had been completed as of the beginning of the period presented, nor is it necessarily indicative of the future operating results or financial position of the combined company.

The historical book value per share is computed by dividing total stockholders’ equity by the number of common shares outstanding at the end of the period. The pro forma earnings per share of the combined company is computed by dividing the pro forma net income available to holders of the combined company’s common stock by the pro forma weighted average number of shares outstanding. The pro forma combined book value per share is computed by dividing total pro forma stockholders’ equity by the pro forma number of common shares outstanding at the end of the period. First MainStreet equivalent pro forma combined per share amounts are calculated by multiplying the pro forma combined per share amounts by 9.1694, the number of shares of Centennial common stock that would be exchanged for each share of First MainStreet common stock in the First MainStreet merger.

Per Share Amounts
Centennial—Successor Historical (Period July 17, 2004 to December 31, 2004)
Historical per common share:
Income per share from continuing operations	$0.20
Dividends declared per common share	—
Book value per share	9.85

Centennial—Predecessor Historical (Period January 1, 2004 to July 16, 2004)
Historical per common share:
Loss per share from continuing operations	$(0.00)
Dividends declared per common share	—
Book value per share	37.17

First MainStreet—Historical Year Ended December 31, 2004
Historical per common share:
Income per share from continuing operations	$4.14
Dividends declared per common share	1.20
Book value per share	47.36

Unaudited Pro Forma Combined—Year Ended December 31, 2004
Unaudited pro forma per share of Centennial common shares:
Income per share from continuing operations	$0.07
Dividends declared per common share	—
Book value per share	9.95

Unaudited Pro Forma First MainStreet Equivalents(1)—Year Ended December 31, 2004
Unaudited pro forma per First MainStreet common share
Income per share from continuing operations	$0.65
Dividends declared per common share	—
Book value per share	91.27

(1)	First MainStreet equivalent per share amounts are calculated by multiplying pro forma per share amounts by the exchange ratio of 9.1694.

MARKET AND MARKET PRICE DATA AND DIVIDEND INFORMATION

Comparative Market and Market Price Data

There is currently no existing public market for the common stock of either Centennial or First MainStreet. Centennial has applied to have its common stock quoted on the Nasdaq National Market System under the symbol “CBHI”, and if approved, expects that such quotation would commence upon consummation of the First MainStreet merger.

Dividend Information

Centennial. Centennial has never declared or paid dividends on its common stock. Centennial intends to adopt a policy of paying dividends on a quarterly basis, commencing in 2006. Any determination to pay dividends in the future will, however, be at the discretion of Centennial’s board of directors and will depend upon Centennial’s earnings, financial condition, results of operations, capital requirements, regulatory restrictions, contractual restrictions and other factors that its board of directors may deem relevant.

Since Centennial is a holding company with no significant assets other than its banks, Centennial currently depends upon dividends from its banks for substantially all of its revenues. Centennial’s ability to pay dividends will continue to depend in large part upon its receipt of dividends or other capital distributions from the banks. Centennial’s ability to pay dividends is also subject to the restrictions of the Delaware General Corporation Law.

The ability of Centennial Bank of the West and Guaranty Bank and Trust Company to pay dividends or make other capital distributions to Centennial is subject to the regulatory authority of the Board of Governors of the Federal Reserve System, or the Fed and the Colorado Division of Banking, or the CDB. As of March 31, 2005, Centennial Bank of the West, Guaranty Bank and Trust Company and First National Bank of Strasburg, which subsequently merged into Guaranty Bank and Trust Company, could have paid, in the aggregate, approximately $4.4 million in dividends without the prior approval of the Fed or the CDB. The ability of Collegiate Peaks Bank to pay dividends or make other capital distributions to Centennial is subject to the regulatory authority of the FDIC and the CDB. As of March 31, 2005, Collegiate Peaks Bank could have paid approximately $1.2 million in dividends without the prior approval of the FDIC or the CDB.

As members of the Federal Reserve System, each of Centennial Bank of the West and Guaranty Bank and Trust Company is subject to Fed Regulation H which, among other things, provides that a member bank may not declare or pay a dividend if the total of all dividends declared during the calendar year, including the proposed dividend, exceeds the sum of the bank’s net income (as reportable in its Reports of Condition and Income) during the current calendar year and its retained net income for the prior two calendar years, unless the Fed has approved the dividend. Regulation H also provides that a member bank may not declare or pay a dividend if the dividend would exceed the bank’s undivided profits as reportable on its Reports of Condition and Income, unless the Fed and holders of at least two-thirds of the outstanding shares of each class of the bank’s outstanding stock have approved the dividend. Additionally, there are potential additional restrictions and prohibitions if a bank were to be less than well-capitalized.

The FDIC also has the authority to prohibit a bank from engaging in business practices which the FDIC considers to be unsafe or unsound. It is possible, depending upon the financial condition of Collegiate Peaks Bank and other factors, that the FDIC could assert that the payment of dividends or other payments might under some circumstances be such an unsafe or unsound practice and prohibit such payment.

Additionally, as Colorado state-chartered banks, the banks are subject to limitations under Colorado law on the payment of dividends. The Colorado Financial Institutions Code provides that a bank may declare dividends from retained earnings and other components of capital specifically approved by the banking board so long as the declaration is made in compliance with rules established by the banking board.

From time to time, Centennial may become a party to financing agreements and other contractual arrangements that have the effect of limiting or prohibiting it or its banks from declaring or paying dividends. Centennial’s holding company expenses and obligations with respect to its line of credit with First Tennessee Bank National Association as well as its outstanding trust preferred securities and corresponding subordinated debt issued by it may limit or impair Centennial’s ability to declare or pay dividends.

First MainStreet. The following table sets forth, for the calendar quarters indicated, the dividends declared per share of First MainStreet common stock:

Quarter Ended	Dividends Declared
2003:
First quarter	$0.30
Second quarter	0.30
Third quarter	0.30
Fourth quarter	0.30
2004:
First quarter	0.30
Second quarter	0.30
Third quarter	0.30
Fourth quarter	0.30
2005:
First quarter	0.30
Second quarter	0.30
Third quarter (through , 2005)

RISK FACTORS

By voting in favor of approval of the plan of merger, you will be choosing to invest in the combined company’s common stock. An investment in the combined company’s common stock involves a high degree of risk. In addition to the other information included in this proxy statement-prospectus, including the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 172, you should carefully consider the matters described below in determining whether to vote for approval of the plan of merger.

Risks Related to the Merger

Because there is no public market for Centennial’s common stock, you cannot be sure of the market value of the shares of Centennial common stock you will receive in the merger.

Upon completion of the merger, each share of First MainStreet common stock that you hold will be converted into the right to receive 9.1694 shares of Centennial common stock. Although Centennial has applied to have its common stock quoted on the Nasdaq National Market under the symbol “CBHI” and if approved, expects that such quotation would commence upon consummation of the First MainStreet acquisition, there is currently no existing public market for the Centennial common stock. Accordingly, the value assigned to a share of Centennial common stock in determining the exchange ratio may be different from the value of such a share determined in a public market.

Any delay in completing the merger may reduce or eliminate the benefits expected.

In addition to the required regulatory clearances and approvals, the merger is subject to a number of other conditions beyond the control of Centennial and First MainStreet that may prevent, delay or otherwise materially adversely affect its completion. We cannot predict whether and when these other conditions will be satisfied. Further, the requirements for obtaining the required clearances and approvals could delay the completion of the merger for a significant period of time or prevent it from occurring. Any delay in completing the merger could cause Centennial following the merger not to realize some or all of the synergies that Centennial expects to achieve if it successfully completes the merger within its expected timeframe and integrates its business with First MainStreet’s business.

The pendency of the merger could materially adversely affect the future business and operations of Centennial and First MainStreet.

In connection with the pending merger, some customers and strategic partners of each of Centennial and First MainStreet may delay or defer decisions, which could negatively impact revenues, earnings and cash flows of Centennial and First MainStreet, regardless of whether the merger is completed. Similarly, current and prospective employees of Centennial and First MainStreet may experience uncertainty about their future roles with Centennial following the merger, which may materially adversely affect the ability of each of Centennial and First MainStreet to attract and retain key management, sales, marketing, technical and other personnel. Finally, if the merger is terminated and First MainStreet determines to seek another business combination, it cannot assure you that it will be able to negotiate a transaction with another company on terms comparable to the terms of the merger.

Directors of First MainStreet may have potential conflicts of interest in recommending that you vote in favor of the plan of the merger.

Directors of First MainStreet have arrangements or other interests that provide them with interests in the merger that differ from yours. In addition, the merger agreement provides that one director of First MainStreet will become a director of Centennial while other directors will not, and in either case Centennial will indemnify and maintain liability insurance for each of the First MainStreet directors’ serving as directors of First MainStreet prior to the merger. See “The Merger—Interests of First MainStreet Executive Officers and Directors in the Merger” beginning on page 37.

The merger agreement restricts First MainStreet’s ability to pursue alternatives to the merger.

The merger agreement contains “no shop” provisions that, subject to limited fiduciary exceptions, restrict First MainStreet’s ability to directly or indirectly initiate, solicit, encourage or facilitate, discuss or commit to competing third-party proposals to acquire all or a significant part of First MainStreet. Further, there are only limited exceptions to First MainStreet’s agreement that the First MainStreet board of directors will not withdraw, modify or qualify in a manner adverse to Centennial its adoption of the plan of merger or its recommendation to holders of First MainStreet common stock that they vote in favor of approving the plan of merger, or recommend any other acquisition proposal, and Centennial generally has a right to match any competing acquisition proposals that may be made. Although the First MainStreet board of directors is permitted to take these actions if it determines that these actions are likely to be required to comply with its fiduciary duties, doing so in specified situations could entitle Centennial to terminate the merger agreement and to be paid by First MainStreet a termination fee of $1.5 million.

Centennial required that First MainStreet agree to these provisions as a condition to Centennial’s willingness to enter into the merger agreement. However, these provisions could discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of First MainStreet from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than the proposed to be paid in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire First MainStreet than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable to Centennial in certain circumstances.

Risks Related to Centennial Following Completion of the Merger

References to “we”, “our” and “us” in this subsection mean Centennial Bank Holdings.

We are dependent on key personnel and the loss of one or more of those key personnel could harm our business.

Competition for qualified employees and personnel in the banking industry is intense and there are a limited number of qualified persons with knowledge of and experience in the Colorado community banking industry. The process of recruiting personnel with the combination of skills and attributes required to carry out our strategies is often lengthy. Our success depends to a significant degree upon our ability to attract and retain qualified management, loan origination, administrative, marketing and technical personnel and upon the continued contributions of our management and personnel. In particular, our success has been and continues to be highly dependent upon the abilities of our senior executive management, including John M. Eggemeyer, David C. Boyles, Suzanne R. Brennan and Paul W. Taylor. We believe this management team, comprised of individuals who have worked in the banking industry for many years, is integral to implementing our business plan. The loss of the services of any one of them could harm our business.

Our ability to grow may be limited if we cannot make acquisitions.

In an effort to increase our loan and deposit growth, we will continue to seek to expand our banking franchise, including through acquisitions of other financial institutions or branches if opportunities arise. Our ability to grow through selective acquisitions of other financial institutions or branches will depend on successfully identifying, acquiring and integrating them. We compete with other financial institutions with respect to proposed acquisitions. We cannot assure you that we will be able to identify attractive acquisition candidates or make acquisitions on favorable terms. In addition, we cannot assure you that we can successfully integrate any acquired financial institutions or branches into our banking organization in a timely or efficient manner, that we will be successful in retaining existing customer relationships or that we can achieve anticipated operating efficiencies.

Our proposed acquisitions of First MainStreet and Foothills Bank are subject to a number of conditions, and the failure to complete our pending acquisitions of First MainStreet and Foothills Bank could result in a delay in the implementation of our growth strategy.

The merger agreement with First MainStreet may be terminated by us or First MainStreet without the consent of the other party if the merger has not been consummated on or prior to September 30, 2005. If the merger agreement is terminated under certain circumstances, either Centennial or First MainStreet may be obligated to pay the other party a termination fee of $1.5 million. In addition, on June 24, 2005, we entered into a merger agreement for the acquisition of Foothills Bank. The merger agreement is subject to a number of conditions, including receipt of regulatory approvals and approval by Foothills Bank shareholders. The merger agreement may be terminated by us or Foothills Bank without the consent of the other party if the merger has not been consummated on or prior to December 31, 2005. If the merger agreement is terminated under certain circumstances, either Centennial or Foothills Bank may be obligated to pay the other party a termination fee of $1.0 million. If we do not complete these acquisitions, it will delay our growth strategy and may adversely affect our business.

We face risks associated with our acquisitions, including the Guaranty merger and our planned acquisitions of First MainStreet Financial, Ltd. and Foothills Bank, relating to difficulties in integrating combined operations, potential disruption of operations and related negative impact on earnings, and incurrence of substantial expenses.

We made two significant acquisitions in 2004 and currently have two acquisitions pending, including that of First MainStreet Financial, Ltd. We expect to continue to pursue acquisition opportunities. Risks commonly encountered in existing and future acquisitions include, among other things:

•	the difficulty of integrating the operations and personnel of acquired banks and branches,

•	the potential disruption of our ongoing business,

•	the inability of our management to maximize our financial and strategic position by the successful implementation of uniform product offerings and the incorporation of uniform technology into our product offerings and control systems, and

•	the inability to maintain uniform standards, controls, procedures and policies and the impairment of relationships with employees and customers as a result of changes in management.

We may not be successful in overcoming these risks or any other problems encountered in connection with acquisitions. Our integration of operations of banks or branches that we acquire may not be successfully accomplished and may take a significant amount of time. Our inability to improve the operating performance of acquired banks and branches or to integrate successfully their operations could have a material adverse effect on our business, financial condition, results of operations and cash flows. We expect to hire additional employees and retain consultants to assist with integrating our operations, and we cannot assure you that those individuals or firms will perform as expected or be successful in addressing these issues.

Our growth and expansion may strain our ability to manage our operations and our financial resources.

Continued growth may present operating and other problems that could adversely affect our business, financial condition and results of operations. Our growth may place a strain on our administrative, operational, personnel and financial resources and increase demands on our systems and controls. We anticipate that our business growth may require continued enhancements to and expansion of our operating and financial systems and controls and may strain or significantly challenge them. Our inability to continue to upgrade or maintain effective operating and financial control systems and to recruit and hire necessary personnel or to successfully integrate new personnel into our operations could adversely impact our financial condition, results of operations and cash flows. In addition, we cannot assure you that our existing operating and financial control systems and infrastructure will be adequate to maintain and effectively monitor future growth.

We rely on communications, information, operating and financial control systems technology from third-party service providers and if we were to suffer an interruption in or failure of those systems, we could lose business as a result. In addition, if our relationships with our existing service providers are interrupted, we may not be able to obtain substitute providers on terms that are as favorable.

We rely heavily on third-party service providers for much of our communications, information, operating and financial control systems technology, including customer relationship management, general ledger, deposit, servicing and loan origination systems. Any failure or interruption or breach in security of these systems could result in failures or interruptions in our customer relationship management, general ledger, deposit, servicing and/or loan origination systems. If such failures or interruptions were to occur, they may not be adequately addressed by us or the third parties on which we rely for such systems. The occurrence of any failures or interruptions could have a material adverse effect on our business, financial condition, results of operations and cash flows. If any of our third-party service providers experience financial, operational or technological difficulties, or if there is any other disruption in our relationships with them, we may be required to locate alternative sources of such services, and we cannot assure you that we would be able to negotiate terms that are as favorable to us, or could obtain services with similar functionality as found in our existing systems without the need to expend substantial resources, if at all. Any of these circumstances could have a material adverse effect on our business, financial condition and results of operations.

We operate in a highly regulated environment and may be adversely affected by changes in law and regulations.

We are subject to extensive regulation, supervision and examination. Any change in the laws or regulations applicable to us, or in banking regulators’ supervisory policies or examination procedures, whether by the Colorado Division of Banking, the FDIC, the Federal Reserve Board, other state or federal regulators, the United States Congress or the Colorado legislature could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our banks are subject to regulations promulgated by the Colorado Division of Banking, as their chartering authority, and by the FDIC as the insurer of their deposits up to certain limits. Our banks also belong to the Federal Home Loan Bank System and, as members of such system, they are subject to certain limited regulations promulgated by the Federal Home Loan Bank of Topeka. In addition, the Federal Reserve Board regulates and oversees Centennial Bank Holdings, Inc. as a bank holding company, and Centennial Bank of the West and Guaranty Bank and Trust Company as members of the Federal Reserve System, and the FDIC oversees Collegiate Peaks Bank.

This regulation and supervision limits the activities in which we may engage. The purpose of regulation and supervision is primarily to protect the FDIC’s insurance fund and our depositors and borrowers, rather than our stockholders. Regulatory authorities have extensive discretion in the exercise of their supervisory and enforcement powers. They may, among other things, impose restrictions on the operation of a banking institution, the classification of assets by such institution and such institution’s allowance for loan losses. Regulatory and law enforcement authorities also have wide discretion and extensive enforcement powers under various consumer protection and civil rights laws, including the Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Real Estate Settlement Procedures Act and Colorado’s deceptive acts and practices law. These laws also permit private individual and class action lawsuits and provide for the recovery of attorneys fees in certain instances. No assurance can be given that the foregoing regulations and supervision will not change so as to affect us adversely.

We face strong competition from financial service companies and other companies that offer banking services, which could hurt our business.

We conduct our banking operations exclusively in Colorado. Increased competition in our markets may result in reduced loans and deposits. Ultimately, we may not be able to compete successfully against current and future competitors. Many competitors offer the banking services that we offer in our service areas. These competitors include nationwide banks, regional banks and other community banks. We also face competition from many other types of financial institutions, including savings and loan associations, finance companies, brokerage firms, insurance companies, credit unions, mortgage banks and other financial intermediaries. In particular, our competitors include several major financial companies whose greater resources may afford them a marketplace advantage by enabling them to maintain numerous locations and mount extensive promotional and advertising campaigns. Additionally, banks and other financial institutions with larger capitalization and financial intermediaries not subject to bank regulatory restrictions may have larger lending limits that would allow them to serve the credit needs of larger customers. Areas of competition include interest rates for loans and deposits, efforts to obtain loan and deposit customers and a range in quality of products and services provided, including new technology-driven products and services. Technological innovation continues to contribute to greater competition in domestic and international financial services markets as technological advances enable more companies to provide financial services. If we are unable to attract and retain banking customers, we may be unable to continue our loan and deposit growth and our business, financial condition and results of operations may be adversely affected.

Changes in economic conditions, and in particular an economic slowdown in Colorado’s Front Range, could hurt our business materially.

Our success depends primarily on the general economic conditions in the counties in which we conduct business. Unlike larger banks that are more geographically diversified, we provide banking and financial services to customers primarily in the Colorado Front Range, which includes the Denver metropolitan area. The local economic conditions in our market area have a significant impact on our loans, the ability of the borrowers to repay these loans and the value of the collateral securing these loans. A significant decline in general economic conditions caused by inflation, recession, unemployment or other factors beyond our control would affect these local economic conditions and could adversely affect our financial condition and results of operations. In view of the concentration of our operations and the collateral securing our loan portfolio in Colorado’s Front Range, we may be particularly susceptible to the adverse effects of any of these consequences, any of which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

A downturn in our real estate markets could hurt our business.

A downturn in our real estate markets could hurt our business because many of our loans are secured by real estate. Real estate values and real estate markets are generally affected by changes in national, regional or local economic conditions, fluctuations in interest rates and the availability of loans to potential purchasers, changes in tax laws and other governmental statutes, regulations and policies and acts of nature. If real estate prices decline, the value of real estate collateral securing our loans could be reduced. Our ability to recover on defaulted loans by foreclosing and selling the real estate collateral would then be diminished and we would be more likely to suffer losses on defaulted loans. As of March 31, 2005, approximately 77% of the book value of our loan portfolio consisted of loans collateralized by various types of real estate. Substantially all of our real property collateral is located in Colorado. Any such downturn could have a material adverse effect on our business, financial condition and results of operations.

Our business is subject to interest rate risk, and variations in interest rates may negatively affect our financial performance.

Changes in the interest rate environment may reduce our profits. A substantial portion of our income is derived from the differential or “spread” between the interest earned on loans, securities and other interest-earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities. Because of the differences in the maturities and repricing characteristics of our interest-earning assets and interest-bearing liabilities, changes in interest rates do not produce equivalent changes in interest income earned on interest-earning assets and interest paid on interest-bearing liabilities. Accordingly, fluctuations in interest rates could adversely affect our interest rate spread and, in turn, our profitability. In addition, loan volumes are affected by market interest rates on loans; rising interest rates generally are associated with a lower volume of loan originations while lower interest rates are usually associated with higher loan originations. Conversely, in rising interest rate environments, loan repayment rates will decline and in falling interest rate environments, loan repayment rates will increase. In addition, an increase in the general level of interest rates may adversely affect the ability of some borrowers to pay the interest on and principal of their obligations. Interest rates also affect how much money we can lend. When interest rates rise, the cost of borrowing increases. Accordingly, changes in levels of market interest rates could materially and adversely affect our net interest spread, asset quality and loan origination volume.

Our allowance for loan losses may not be adequate to cover actual losses.

A significant source of risk arises from the possibility that losses could be sustained because borrowers, guarantors and related parties may fail to perform in accordance with the terms of their loans. The underwriting and credit monitoring policies and procedures that we have adopted to address this risk may not prevent unexpected losses that could harm our business, financial condition, results of operations and cash flows. Unexpected losses may arise from a wide variety of specific or systemic factors, many of which are beyond our ability to predict, influence or control.

Like all financial institutions, we maintain an allowance for loan losses to provide for loan defaults and non-performance. Our allowance for loan losses may not be adequate to cover actual loan losses, and future provisions for loan losses could materially and adversely affect our business, financial condition, results of operations and cash flows. The allowance for loan losses reflects our estimate of the probable losses in our loan portfolio at the relevant balance sheet date. Our allowance for loan losses is based on prior experience, as well as an evaluation of the known risks in the current portfolio, composition and growth of the loan portfolio and economic factors. The determination of an appropriate level of loan loss allowance is an inherently difficult process and is based on numerous assumptions. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, that may be beyond our control and these losses may exceed current estimates. Federal regulatory agencies, as an integral part of their examination process, review our loans and allowance for loan losses. We cannot assure you that we will not increase the allowance for loan losses further or that regulators will not require us to increase this allowance. Either of these occurrences could harm our results of operations.

We are exposed to risk of environmental liabilities with respect to properties to which we take title.

In the course of our business, we may foreclose and take title to real estate, and could be subject to environmental liabilities with respect to these properties. We may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances, or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. In addition, if we are the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. If we become subject to significant environmental liabilities, our business, financial condition, results of operations and cash flows could be materially adversely affected.

Our return on equity may be low compared to other financial institutions, which could lower the trading price of our common stock.

Net income divided by average equity, known as “return on equity,” is a ratio many investors use to compare the performance of a financial institution to its peers. Our return on equity may be reduced due to the expenses we will incur in pursuing our growth strategies and the costs of being a public company. The increase in our core deposit intangible asset created by the Centennial, Guaranty and future acquisitions will also have a negative impact on our return on equity, and if our periodic evaluation of the goodwill created by the Centennial, Guaranty and future acquisitions results in a determination of impairment, we would be required to reduce its carrying value through a charge to earnings. Unless and until we can execute our strategy of growth and implement cost saving initiatives, we expect our return on equity to be below the industry average for public bank holding companies, which may negatively affect the value of our common stock.

We will incur increased costs and administrative responsibilities as a result of becoming a public company.

As a public company, we will be required to comply with new laws, regulations and requirements, including the Sarbanes-Oxley Act of 2002 and the rules adopted by the Securities and Exchange Commission, or SEC, and the Nasdaq National Market. These requirements impose substantial responsibilities upon public companies, such as changes in corporate governance practices, disclosure and reporting requirements, and requirements relating to the internal control over financial reporting. Compliance will cause us to incur significant legal, accounting, and other expenses and will occupy a substantial amount of time of our board of directors and management. In addition, our new status as a public company will likely increase the costs of director and officer liability insurance, and may require us to accept reduced coverage or pay significantly higher costs for our existing coverage. These factors could negatively affect our ability to attract and retain qualified members of our board of directors, particularly to serve on our audit committee, and qualified executive officers.

We will be exposed to risks relating to the evaluations of internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002.

We are currently in the process of evaluating our internal controls systems to allow management to report on, and our independent auditors to audit, our internal control over financial reporting. We will be performing the system and process evaluations and testing (and any necessary remediation) required to comply with the management certification and auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002. These systems are necessary to produce accurate financial reports and prevent fraudulent financial activity. We will be required to comply with Section 404 beginning with our Annual Report on Form 10-K for the year ending December 31, 2006. However, we cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or the impact of the same on our operations. Furthermore, upon completion of this process, we may identify control deficiencies of varying degrees of severity under applicable SEC and Public Company Accounting Oversight Board rules and regulations that remain unremediated. As a public company, we will be required to report, among other things, control deficiencies that constitute a “material weakness” or changes in internal controls that, or are reasonably likely to, materially affect internal controls over financial reporting. A “material weakness” is a significant deficiency, or combination of significant deficiencies that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. If we fail to implement the requirements of Section 404 in a timely manner, we may be subject to sanctions or investigation by regulatory authorities such as the SEC or the Nasdaq National Market. In addition, if any material weakness or deficiency is identified or is not remedied, investors may lose confidence in the accuracy of our reported financial information, and our stock price could be significantly adversely affected as a result.

THE MERGER

General

The boards of directors of Centennial and First MainStreet have unanimously approved the plan of merger providing for the merger of First MainStreet into Centennial. Centennial will be the surviving entity in the merger, and upon completion of the merger, the separate corporate existence of First MainStreet will end. It is anticipated that immediately following the merger, First MainStreet Bank will merge with and into Centennial Bank of the West. We expect to complete the merger in the third quarter of 2005.

Background of the Merger

As part of its ongoing effort to improve First MainStreet’s community banking franchise and enhance shareholder value, First MainStreet’s board of directors and management have periodically reviewed various strategic options available to First MainStreet, including, among other things, continued independence, the acquisition of other institutions and a strategic merger with or acquisition by another financial institution. In the course of these periodic reviews, the board of directors and management have considered the pro forma effect of various future strategies on earnings per share, book value per share, return on equity and other pertinent financial ratios, compared quantitative measures of First MainStreet’s performance with those of other financial institutions, and monitored trends in the local, regional and national financial institutions mergers and acquisitions environment. The board of directors periodically received information about companies that were possible merger targets for First MainStreet and companies that were considered to be possible acquirers of First MainStreet.

During the normal course of its business, First MainStreet has received inquiries regarding its willingness to consider acquisition by, or affiliation with, other financial institutions. Consistent with its fiduciary obligations to its shareholders, First MainStreet considered such inquiries and evaluated them for the level and form of consideration proposed, the seriousness and specificity of the consideration proposed, the expected future operation of First MainStreet, and other considerations and factors deemed relevant by First MainStreet’s board of directors and management. First MainStreet formulated its business plan with the intent to provide maximum value to its shareholders by enhancing its franchise and expanding its business operations. The board of directors has continuously evaluated the cost of providing the increasingly broad array of financial products and alternative delivery channels necessary to remain competitive in the marketplace, while implementing First MainStreet’s growth strategy and continuing to deliver a wide array of services to its customers and provide competitive returns to its shareholders.

On August 4, 2004, representatives of Centennial contacted representatives of First MainStreet regarding a possible merger transaction. After informal, preliminary discussions between management teams of Centennial and First MainStreet, the board of directors of First MainStreet authorized management to (1) conduct due diligence activities relating to a possible business combination with Centennial, (2) enter into a confidentiality agreement with Centennial, and (3) engage The Wallach Company, a division of McDonald Investments, Inc., to act as financial advisor for First MainStreet to analyze certain financial issues in connection with the possible merger transaction.

On November 16, 2004, representatives of The Wallach Company made a presentation to the First MainStreet board of directors regarding the proposed merger and the proposed exchange ratio to be used for converting shares of First MainStreet stock into shares of Centennial stock. In reviewing the proposed merger consideration to be paid to the shareholders of First MainStreet, the board of directors of First MainStreet considered First MainStreet’s financial characteristics, business prospects, historical stock values (based upon known trades by independent parties) and other factors deemed relevant by the board. In reviewing the proposed exchange ratio, the board considered the relative contributions of the respective companies to the combined holding company, certain financial characteristics of each holding company and other factors deemed relevant by the board. The board also considered such factors as the economic versatility of the proposed merger, the additional personnel resources that would be available to the combined company, the depth of management of the combined company, the larger geographic market area that could be served by the combined company, the competitive advantages of operating as a larger financial institution, the ability to engage in larger loan transactions, the stronger capital position of the combined company, the reduced role of current management in the combined company, and the minority interest that its shareholders would retain in the combined company. As a result of its independent review and following the presentations of management and The Wallach Company, the board authorized management to move forward with the negotiation of a definitive agreement with Centennial.

Management of First MainStreet, with the assistance of its counsel, then began negotiations regarding the terms of a definitive merger agreement.

On November 16, 2004, the board of directors authorized First MainStreet to engage Alex Sheshunoff & Co. to render a written opinion that, as of the date of the opinion as based on matters considered in the opinion, the merger and the merger consideration to be paid to the shareholders of First MainStreet were fair, from a financial point of view, to the First MainStreet shareholders.

On December 15, 2004, the negotiated merger agreement was presented to the First MainStreet board of directors for its review and consideration. During the meeting, the board reviewed in detail the proposed transaction, including the merger agreement and the requested ancillary documents and agreements. Alex Sheshunoff & Co. discussed the financial terms of the proposed transaction and First MainStreet’s legal counsel, Jenkens & Gilchrist, P.C., reviewed the transaction documents prepared by Centennial, including the merger agreement, with and answered questions from the board of directors. Thereafter, the board of directors considered the benefits and drawbacks of the proposed transaction with Centennial, including whether the consideration to be received by First MainStreet shareholders was adequate. Based on its discussions, the board of directors concluded that the proposed acquisition of First MainStreet by Centennial was in the best interest of First MainStreet’s shareholders. At the conclusion of the discussion, First MainStreet’s board of directors voted unanimously to adopt the merger agreement, the merger described therein and the transaction contemplated thereby and authorized its execution on behalf of First MainStreet. First MainStreet and Centennial then executed the merger agreement on December 20, 2004.

On April 5, 2005, Mr. Craig A. Ockers resigned from his positions as director, president and chief executive officer of First MainStreet and First MainStreet Bank. Following the resignation of Mr. Ockers, the boards of directors of First MainStreet and First MainStreet Bank appointed Mr. Thomas R. Chapman as a director and chief executive officer of First MainStreet and as chief executive officer of First MainStreet Bank, respectively. Ms. Patricia Wilcox was named president of First MainStreet and First MainStreet Bank and was appointed to the board of directors of First MainStreet Bank. In addition, on June 10, 2005, Ms. Tina Daniels resigned from her position as chief financial officer of First MainStreet and First MainStreet Bank. The position of chief financial officer of First MainStreet and First MainStreet Bank has not been subsequently filled.

Centennial’s Reasons for the Merger

At its meeting on December 7, 2004, following presentations by Centennial’s management, the members of the Centennial board of directors present at the meeting unanimously approved the merger agreement with First MainStreet. In the course of making its decision to approve the merger agreement, the Centennial board of directors consulted with Centennial’s management. The Centennial board of directors considered, among other things, the following material factors at its December 7, 2004 meeting:

Strategic Fit. The Centennial board of directors considered that the combination of Centennial and First MainStreet would strengthen Centennial’s banking franchise in Larimer and Boulder counties in Colorado.

In particular, the Centennial board of directors considered that:

•	First MainStreet Bank’s branches are in the existing footprint of Centennial’s branch network,

•	the respective businesses and management philosophies of Centennial and First MainStreet are compatible, and

•	Centennial’s existing and prospective customers would benefit from the addition of trust services currently offered by First MainStreet Bank and the insurance services currently offered by First MainStreet Insurance.

Additional Considerations. In the course of reaching its decision to approve the merger agreement, the Centennial board of directors considered the following additional factors as generally supporting its decision:

•	the exchange ratio of 9.1694 shares of Centennial common stock for each share of First MainStreet common stock, the fact that the exchange ratio is fixed and the resulting percentage ownership interests and voting power that current Centennial stockholders would have in Centennial following the merger,

•	the terms and conditions of the merger agreement, including the conditions to the completion of the merger, the circumstances under which the merger agreement could be terminated and the impact of such a termination, and the potential payment by either party of a termination fee of $1.5 million,

•	historical information concerning Centennial’s and First MainStreet’s respective businesses, financial condition, results of operations, earnings, managements, competitive positions and prospects on a stand-alone basis,

•	the potential to leverage management, data processing and operations,

•	the current and prospective competitive and economic environment in which Centennial operates,

•	the impact of the merger on the customers of Centennial and First MainStreet, which was anticipated to be positive because of the increased lending limits and broader service offerings that are expected to be available from the combined company, and

•	the regulatory consents required to consummate the merger.

The Centennial board of directors also considered a number of potentially negative factors in its deliberations concerning the merger agreement, including:

•	the difficulties and management challenges inherent in completing the merger and integrating the businesses, operations and workforce of First MainStreet with those of Centennial,

•	the possibility of encountering difficulties in achieving expected cost savings and revenue synergies in the amounts currently estimated or in the time frames currently contemplated by Centennial’s management,

•	the risk that First MainStreet’s financial performance may not meet Centennial’s expectations, and

•	the likelihood that the merger might not be consummated and the possible adverse implications under such circumstances.

The foregoing discussion of the information and factors that the Centennial board of directors considered is not intended to be exhaustive, but is meant to include the material factors that the Centennial board of directors considered. In view of the complexity and wide variety of factors, both positive and negative, that the Centennial board of directors considered, the Centennial board of directors did not find it practical to, and did not attempt to, quantify, rank or otherwise assign relative or specific weights or values to any of the factors considered. In addition, individual members of the Centennial board of directors may have given different weights to different factors.

In considering the various factors, individual members of the Centennial board of directors considered all of these factors as a whole, and concluded that, on balance, the positive factors outweighed the negative factors and that they supported a determination to approve the merger agreement.

First MainStreet’s Reasons for the Merger

First MainStreet’s board of directors believes that the merger is advisable and in the best interests of First MainStreet and its shareholders. In reaching this determination, First MainStreet’s board of directors considered a number of factors including, without limitation, the following:

•	the overall terms of the proposed transaction;

•	the ability to provide First MainStreet shareholders with liquidity in their investment at an attractive price;

•	the likely impact of the merger on the employees and customers of First MainStreet;

•	the consideration to be received by First MainStreet shareholders in the merger, which First MainStreet’s board of directors believes to represent an attractive premium and to be fair to First MainStreet shareholders from a financial point of view. First MainStreet’s board of directors’ determination was based on, among other things, a comparison of the terms of the proposed transaction with other recent bank mergers and acquisitions, the review and evaluation of other information concerning the valuation of banks and analyses of recent bank acquisitions and advice provided by First MainStreet’s financial advisor, The Wallach Company. First MainStreet’s board of directors determined that the premium to be received by the First MainStreet shareholders pursuant to the merger agreement represents an attractive premium compared to recent comparable bank transactions in the State of Colorado and represented more value than management of First MainStreet believed could be generated by remaining independent;

•	the opinion of Alex Sheshunoff & Co. Investment Banking L.P., or Sheshunoff, that the consideration to be received by First MainStreet shareholders in the merger is fair to the First MainStreet shareholders from a financial point of view;

•	the ability of certain members of First MainStreet’s management to continue to manage First MainStreet Insurance, Ltd. upon completion of the merger;

•	the state of the banking industry generally and the increased competition brought about by consolidation, deregulation and other factors, as well as the financial size and resources necessary to compete in this environment; and

•	the likelihood of the merger being approved by applicable regulatory authorities without undue conditions or delay.

Therefore, if the merger is consummated, First MainStreet’s board of directors believes that the merger will present an opportunity for First MainStreet to provide its shareholders with a means to convert their investment in First MainStreet at an attractive price. After carefully considering the acquisition proposal, the board of directors of First MainStreet unanimously adopted the merger agreement and the transactions contemplated thereby as being the best interests of First MainStreet and its shareholders.

Recommendation of the First MainStreet Board of Directors

The board of directors of First MainStreet has concluded that the proposed merger as described in the merger agreement is fair to and in the best interests of First MainStreet and its shareholders. The board of directors believes that the present banking climate offers an opportune time for shareholders of First MainStreet to exchange their shares for shares of Centennial.

For the reasons set forth above, the board of directors of First MainStreet has unanimously adopted the plan of merger as in the best interests of First MainStreet and its shareholders and unanimously recommends that First MainStreet’s shareholders vote for approval of the plan of merger.

Opinion of Sheshunoff

First MainStreet retained Sheshunoff to provide its opinion as to the fairness from a financial viewpoint of the merger consideration to the shareholders of First MainStreet. As part of its investment banking business, Sheshunoff is regularly engaged in the valuation of securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. The First MainStreet board of directors retained Sheshunoff based upon its experience as a financial advisor in mergers and acquisitions of financial institutions and its knowledge of financial institutions. Sheshunoff did not advise First MainStreet on the proposed merger.

On December 20, 2004, Sheshunoff rendered its written fairness opinion to First MainStreet’s board of directors that, as of such date, the merger consideration was fair, from a financial point of view, to the shareholders of First MainStreet.

The full text of the fairness opinion which sets forth, among other things, assumptions made, procedures followed, matters considered, and limitations on the review undertaken, is attached as Appendix B to this prospectus and proxy statement. You are urged to read Sheshunoff’s fairness opinion carefully and in its entirety. The fairness opinion is addressed to the board of directors of First MainStreet and does not constitute a recommendation to any First MainStreet shareholder as to how such shareholder should vote at the special meeting of First MainStreet’s shareholders.

In connection with the fairness opinion, Sheshunoff:

•	Evaluated First MainStreet’s results based on a review of its consolidated regulatory filings as reported by SNL Securities for the five years ending December 31, 2003; its audited Consolidated Financial Reports dated December 31, 2002 and 2003; its consolidated regulatory filings as of September 30, 2004; the general ledger for its banking subsidiary as of September 30, 2004 and other internal financial statements for its insurance subsidiary and the holding company;

•	Reviewed management projections for total assets and net income and evaluated these projections relative to market expectations for publicly-traded financial institutions;

•	Reviewed the Private Placement Memorandum dated February 20, 2004 by Centennial C Corp to raise capital to finance the purchase of Centennial Bank Holdings, Inc. which was then merged with the acquisition subsidiary of Centennial C Corp to form the existing Centennial entity that has offered to acquire First MainStreet;

•	Reviewed the Private Placement Memorandum dated August 20, 2004 through which Centennial raised capital to finance its purchase of Guaranty Corporation;

•	Reviewed the Agreement and Plan of Merger dated August 31, 2004 whereby Centennial acquired Guaranty Corporation for cash;

•	Reviewed unaudited pro forma consolidated balance sheets showing the proposed combination of Centennial and Guaranty Corporation as of September 30, 2004;

•	Evaluated Centennial’s results based on a review of its consolidated regulatory filings as reported by SNL Securities for the five years ending December 31, 2003; its audited Consolidated Financial Reports dated December 31, 2002 and 2003 contained in the February 20, 2004 Private Placement Memorandum; its consolidated regulatory filings as of June 30, 2004, and other internal financial statements for its bank subsidiary and the holding company;

•	Evaluated Guaranty Corporation’s results based upon a review of its consolidated regulatory filings as reported by SNL Securities for the five years ending December 31, 2003; its audited Consolidated Financial Reports dated December 31, 2003; its consolidated regulatory filings as of June 30, 2004, and other internal financial statements for its bank subsidiaries and holding company;

•	Compared First MainStreet’s financial performance and the pricing multiples resulting from the proposed acquisition price with similar financial data from recent acquisitions that were deemed to be pertinent to this analysis;

•	Compared First MainStreet’s financial performance and the pricing multiples resulting from the proposed acquisition price with similar financial data from the acquisition of Centennial Bank Holdings, Inc. as described in the Private Placement Memorandum dated February 20, 2004, and Centennial’s subsequent acquisition of Guaranty Corporation;

•	Compared the implied pricing multiples based on a stock price of $10.50 for Centennial’s outstanding common stock, including that to be issued in its acquisition of First MainStreet, with similar financial data from publicly-traded financial institutions that were deemed to be pertinent to this analysis;

•	Reviewed the drafts of the Agreement dated December 6, and December 13, 2004.

In connection with its review, Sheshunoff relied upon and assumed the accuracy and completeness of all of the foregoing information provided to it or made publicly available, and Sheshunoff did not assume any responsibility for independent verification of such information. Sheshunoff assumed that internal confidential financial projections provided by First MainStreet were reasonably prepared reflecting the best currently available estimates and judgments of the future financial performance of First MainStreet, and did not independently verify the validity of such assumptions.

Sheshunoff did not make any independent evaluation or appraisal of the assets or liabilities of First MainStreet or Centennial nor was Sheshunoff furnished with any such appraisals. Sheshunoff did not examine any individual loan files of First MainStreet or Centennial. Sheshunoff is not an expert in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for losses with respect thereto and has assumed that such allowances were, in the aggregate, adequate to cover such losses.

The fairness opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Sheshunoff as of December 20, 2004.

In rendering the fairness opinion, Sheshunoff performed a variety of financial analyses. The preparation of an opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Consequently, the fairness opinion is not readily susceptible to partial analysis or summary description. Moreover, the evaluation of fairness, from a financial point of view, of the merger consideration is to some extent subjective, based on the experience and judgment of Sheshunoff, and not merely the result of mathematical analysis of financial data. Sheshunoff did not attribute particular weight to any analysis or factor considered by it. Accordingly, notwithstanding the separate factors summarized below, Sheshunoff believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The ranges of valuations resulting from any particular analysis described below should not be taken to be Sheshunoff’s view of the actual value of First MainStreet, Centennial, or the combined entity.

In performing its analyses, Sheshunoff made numerous assumptions with respect to industry performance, business, and economic conditions and other matters, many of which are beyond the control of First MainStreet or Centennial. The analyses performed by Sheshunoff are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses, nor are they appraisals. In addition, Sheshunoff’s analyses should not be viewed as determinative of the opinion of the board of directors or the management of First MainStreet with respect to the value of First MainStreet or Centennial or to the fairness of the merger consideration.

The following is a summary of the analyses performed by Sheshunoff in connection with its opinion. The following discussion contains financial information concerning First MainStreet and Centennial as of September 30, 2004.

For the purposes of the following analyses, Sheshunoff utilized a value of the merger consideration of $96.28 per share for the outstanding shares of First MainStreet.

First MainStreet Discounted Cash Flow Analysis

Using discounted cash flow analysis, Sheshunoff estimated the present value of the future after-tax cash flow streams that First MainStreet could produce on a stand-alone basis through the year 2009, under various circumstances, assuming that it performed in accordance with the projections provided by First MainStreet’s management.

Sheshunoff estimated the terminal value for First MainStreet at the end of 2009 by capitalizing the final period projected earnings using a discount rate that is the quotient of (i) the assumed annual long-term growth rate of the earnings of First MainStreet of 6% plus one and (ii) the difference between a range of required rates of return and the assumed annual long-term growth rate of earnings in (i) above. Sheshunoff discounted the annual cash flow streams (defined as all earnings in excess of that required to maintain a tangible equity to asset ratio of 7.0%) and the terminal values using discount rates ranging from 11% to 13%. The discount range was chosen to reflect different assumptions regarding the required rates of return of First MainStreet and the inherent risk surrounding the underlying projections. This discounted cash flow analysis indicated a range of values per share of $76.71 to $82.95 as shown in the table below compared to the merger consideration of $96.28.

	DISCOUNT RATE
	13.00%	12.00%	11.0%
FirstMainstreet Present Value (in thousands)	$83,327	$86,628	$90,104
FirstMainstreet Present Value (per share)	$76.71	$79.75	$82.95

Analysis of Selected Transactions

Sheshunoff performed an analysis of premiums paid in selected recently completed acquisitions of banking organizations with comparable characteristics to the merger. Two sets of comparable transactions were selected to ensure a thorough analysis.

The first set of comparable transactions consisted of a group of transactions for banks in the West and Southwest regions of the U.S. as defined by SNL Financial LC for which pricing data were available. These comparable transactions consisted of five mergers and acquisitions of banks with assets between $250 million and $500 million that were announced between July 1, 2003 and December 10, 2004. The analysis yielded multiples of the purchase prices in these transactions as shown below:

	Price/ Book (x)	Price/ Tg Book (x)	Price/ LTM Earnings (x)	Price/ Assets (%)	Price/ Deposits (%)
Minimum	1.65	1.84	14.75	9.39	11.79
Maximum	3.15	3.15	29.63	26.94	30.05
Median	2.48	2.49	18.61	18.08	24.43
Centennial Offer*	2.07	2.18	25.04	27.08	32.19

*	Assumes offer of $104.6 million or $96.28 per share

The second set of comparable transactions consisted of banks in the United States with asset size and characteristics similar to First MainStreet for which pricing data were available. These comparable transactions consisted of nine mergers and acquisitions of banks in the United States with total assets between $300 million and $600 million that were announced between January 1, 2004 and December 10, 2004. The analysis yielded multiples of the purchase prices in these transactions as shown below:

	Price/ Book (x)	Price/ Tg Book (x)	Price/ LTM Earnings (x)	Price/ Assets (%)	Price/ Deposits (%)
Minimum	0.96	0.96	5.88	9.39	11.79
Maximum	3.50	3.50	34.64	27.71	36.70
Median	2.58	2.84	25.99	19.45	25.52
Centennial Offer*	2.07	2.18	25.04	27.08	32.19

*	Assumes offer of $104.6 million or $96.28 per share

Comparable Company Analysis

Sheshunoff compared the pricing multiples produced using the stipulated price per share of $10.50 for the Centennial common stock to be received in the merger to the pricing multiples of other banking companies whose stock was actively traded on a national exchange. Two sets of publicly traded companies were selected for comparison. The data for the following tables were based on information provided by SNL Financial. The financial data for Centennial include the pending acquisition of Guaranty Bank and were provided by Centennial.

Centennial was compared to publicly traded banks with total assets between $2 billion and $4 billion in certain high-growth markets in the United States (“High Growth Group”). The comparison of the resulting multiples is shown in the table below.

	Price/ Book (x)	Price/ Tg Book (x)	Price/ LTM Earnings (x)		Price/ Assets (%)	Price/ Deposits (%)
Minimum	1.63	1.98	16.00		12.40	17.20
Maximum	2.82	8.35	26.70		29.90	37.90
Median	2.32	2.78	17.70		23.40	29.40
Centennial*	1.08	3.84	19.10	**	22.30	30.90

*	Assumes stock price of $10.50 and closing of merger with Guaranty
**	Based on projected 2005 earnings provided by Centennial

Based on the stipulated stock price of $10.50 per share for Centennial common stock and assuming that the merger with Guaranty Bank is consummated as contemplated, the resulting pricing multiples are within the range exhibited by the High Growth Group. The multiples based on price to earnings, price to assets and price to deposits are similar to the medians for the High Growth Group. The price to book multiple is below the minimum for the High Growth Group. Given that Centennial’s common stock is not publicly traded and that it has been issuing its stock at a stipulated price, it is not unreasonable for the price to book multiple to be at or near 1 times book.

The second group that Sheshunoff selected consisted of forty-seven publicly traded banks with assets between $1 billion and $4 billion located in the United States (“US Group”). The resulting comparison is shown in the table below.

	Price/ Book (x)	Price/ Tg Book (x)	Price/ LTM Earnings (x)		Price/ Assets (%)	Price/ Deposits (%)
Minimum	1.35	1.38	-42.50		8.30	10.50
Maximum	3.19	8.35	27.90		31.20	58.10
Median	2.22	2.69	16.80		17.30	25.60
Centennial*	1.08	3.84	19.10	**	22.30	30.90

*	Assumes stock price of $10.50 and closing of merger with Guaranty
**	Based on projected 2005 earnings provided by Centennial

Using the same bases for Centennial as in the first comparison, the pricing multiples for Centennial are within the minimum and maximum ranges for the US Group. The pricing multiples for Centennial are generally above the medians for the US Group, except for the price to book multiple, which was below.

No company or transaction used in the comparable company and comparable transaction analyses is identical to First MainStreet, Centennial, or Centennial as the surviving corporation in the merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of First MainStreet and Centennial and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data or comparable company data.

Pursuant to an engagement letter dated November 1, 2004 between First MainStreet and Sheshunoff, First MainStreet paid Sheshunoff a professional fee of $45,000 plus Sheshunoff’s expenses related to rendering its fairness opinion. In addition, First MainStreet agreed to reimburse Sheshunoff for its reasonable out-of-pocket expenses. First MainStreet also agreed to indemnify and hold harmless Sheshunoff and its officers and employees against certain liabilities in connection with its services under the engagement letter, except for liabilities resulting from the negligence, violation of law or regulation or bad faith of Sheshunoff or any matter for which Sheshunoff may have strict liability.

The fairness opinion is directed only to the question of whether the merger consideration is fair from a financial perspective and does not constitute a recommendation to any First MainStreet shareholder to vote in favor of the merger. No limitations were imposed on Sheshunoff regarding the scope of its investigation or otherwise by First MainStreet.

Based on the results of the various analyses described above, Sheshunoff concluded that the merger consideration to be paid by Centennial pursuant to the merger is fair to First MainStreet shareholders, from a financial point of view.

Interests of First MainStreet Executive Officers and Directors in the Merger

In considering the recommendation of the First MainStreet board of directors, you should be aware that some members of First MainStreet management have certain interests in the transactions contemplated by the merger agreement that are different from or in addition to the interests of shareholders generally. The First MainStreet board of directors was aware of these interests and considered them, among other matters, in approving the plan of merger and recommending that First MainStreet’s shareholders vote in favor of approving the plan of merger.

Severance/Retention Payments. In connection with the merger, certain officers and other employees of First MainStreet are parties to agreements with First MainStreet Bank pursuant to which such individuals will become entitled to receive a retention bonus in the event that the merger is completed and such officer either (i) remains employed with the bank as of December 31, 2005, (ii) dies or suffers a disability prior to December 31, 2005, or (iii) is terminated by the bank other than for cause prior to December 31, 2005. These retention bonuses generally range in amounts equal to between two and four months of such employee’s then current base salary.

In addition, First MainStreet and Centennial identified certain other employees of First MainStreet whose positions will be terminated as a result of the merger but whose services Centennial wished to retain through the completion of the data processing system integration. Centennial and First MainStreet have agreed to pay each of these employees a retention bonus in amounts generally ranging from between two and four months of such employee’s then current base salary. These employees and all other employees of First MainStreet whose positions are to be terminated as a result of the merger will also be eligible to receive severance benefits under the terms of Centennial’s Employee Severance Pay Plan.

Appointment to Board. Promptly after the effective time of the merger, Centennial will increase the size of its board of directors to enable it to appoint one member of the board of directors of First MainStreet selected by mutual agreement of Centennial and First MainStreet, as a member of the board of directors of Centennial, and the board of directors of Centennial will appoint such designee to serve as a director until his successor shall have been duly elected or appointed and qualified or until his earlier death, resignation or removal in accordance with Centennial’s certificate of incorporation and bylaws.

Indemnification; Directors’ and Officers’ Insurance. Following the effective time of the merger, Centennial is obligated to indemnify present and former directors and officers of First MainStreet in connection with any claim arising out of actions or omissions occurring at or prior to the effective time to the fullest extent that First MainStreet is currently permitted to indemnify its directors and officers. In addition, Centennial is obligated for three years from the effective time, to maintain directors’ and officers’ liability insurance covering present and former directors and officers of First MainStreet on terms and conditions comparable to those provided by First MainStreet; provided, however, that Centennial is not required to spend on an annual basis more than 150% of the current amount spent by First MainStreet to procure such insurance coverage.

Material United States Federal Income Tax Consequences

The following is a summary of the material United States federal income tax consequences of the merger to holders of First MainStreet common stock. The summary is based on the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations thereunder and administrative rulings and court decisions in effect as of the date of this document, all of which are subject to change at any time, possibly with retroactive effect.

This discussion only addresses First MainStreet shareholders that hold their shares of First MainStreet common stock as a capital asset within the meaning of Section 1221 of the Code. Further, this summary does not address all aspects of U.S. federal income taxation that may be relevant to a First MainStreet shareholder in light of such holder’s particular circumstances or that may be applicable to holders subject to special treatment under United States federal income tax law (including, for example, non-United States persons, financial institutions, dealers in securities, insurance companies, tax-exempt entities, holders who acquired First MainStreet common stock pursuant to the exercise of employee stock options or otherwise as compensation, holders subject to the alternative minimum tax provisions of the Code, and holders who hold First MainStreet common stock as part of a hedge, straddle, constructive sale or conversion transaction). In addition, no information is provided herein with respect to the tax consequences of the merger under applicable state, local or non-United States laws.

HOLDERS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE EFFECTS OF UNITED STATES FEDERAL, STATE AND LOCAL, FOREIGN AND OTHER TAX LAWS.

The merger has been structured to qualify as a reorganization under Section 368(a) of the Code for United States federal income tax purposes. As described below, it is a condition to the closing of the merger that First MainStreet receive from Jenkens & Gilchrist, P.C., and Centennial receive from Sullivan & Cromwell LLP, an opinion dated as of the closing date of the merger, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and that each of Centennial and First MainStreet will be a party to such reorganization.

In addition, in connection with the filing of the registration statement of which this document is a part, First MainStreet has received an opinion of Jenkens & Gilchrist, P.C. and Centennial has received an opinion of Sullivan & Cromwell LLP, each to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and that each of Centennial and First MainStreet will be a party to such reorganization. Each of these opinions is based on representations made by First MainStreet and Centennial, and on customary factual assumptions. Accordingly, the merger will be tax-free to holders of First MainStreet common stock, except with respect to any cash received. Specifically, the following material federal income tax consequences will apply:

•	a holder will not recognize any gain or loss upon receipt of Centennial common stock solely in exchange for First MainStreet common stock, except with respect to cash received in lieu of a fractional share of Centennial common stock (as discussed below);

•	the aggregate tax basis of the shares of Centennial common stock received in the merger (including any fractional shares deemed received and redeemed as described below) will be equal to the aggregate tax basis in the shares of First MainStreet common stock surrendered; and

•	the holding period of the Centennial common stock received in the merger (including any fractional shares deemed received and redeemed as described below) will include the holding period of the shares of First MainStreet common stock surrendered.

Cash in lieu of Fractional Shares. A holder of First MainStreet common stock who receives cash in lieu of a fractional share of Centennial common stock generally will be treated as having received such fractional share in the merger and then as having received cash in redemption of such fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the holder’s aggregate tax basis in the shares of First MainStreet common stock surrendered which is allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the holding period for such shares of First MainStreet common stock is more than one year at the effective time of the merger.

Closing Condition Tax Opinions. It is a condition to the closing of the merger that First MainStreet and Centennial will receive opinions from Jenkens & Gilchrist, P.C. and Sullivan & Cromwell LLP, respectively, dated as of the closing date of the merger, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and that each of Centennial and First MainStreet will be a party to such reorganization. These opinions will be based on representation letters provided by First MainStreet and Centennial to be delivered at the time of closing and on customary factual assumptions. Although the merger agreement allows each of them to waive this tax opinion condition to closing, Centennial and First MainStreet currently do not anticipate doing so. If Centennial and First MainStreet waive these conditions and the tax consequences of the merger are materially different from those described in this document, Centennial and First MainStreet will inform you of this decision and ask you to vote on the merger taking this into consideration.

No ruling has been or will be sought from the Internal Revenue Service as to the United States federal income tax consequences of the merger, and the opinions of counsel are not binding upon the Internal Revenue Service or any court. Accordingly, there can be no assurances that the Internal Revenue Service will not disagree with or challenge any of the conclusions described herein.

Backup Withholding and Information Reporting. Payments of cash made in connection with the merger may be subject to information reporting and “backup withholding” at a rate of 28%, unless a holder of First MainStreet common stock:

•	provides a correct taxpayer identification number and any other required information to the exchange agent; or

•	is a corporation or comes within certain exempt categories and otherwise complies with applicable requirements of the backup withholding rules.

All non-corporate holders of First MainStreet common stock should complete and sign the Substitute Form W-9 included as part of the letter of transmittal to be delivered following completion of the merger. Backup withholding does not constitute an additional tax, but merely an advance payment of tax, which may be refunded to the extent it results in an overpayment of tax, provided that the required information is supplied to the Internal Revenue Service.

Accounting Treatment

The merger will be accounted for as an acquisition of First MainStreet by Centennial under the purchase method of accounting of U.S. generally accepted accounting principles. Under the purchase method of accounting, the assets and liabilities of the acquired company are, as of completion of the merger, recorded at their respective fair values and added to those of the reporting public issuer, including an amount for goodwill representing the difference between the purchase price and the fair value of the identifiable net assets. Financial statements of Centennial issued after consummation of the merger will reflect only the operations of First MainStreet after the merger and will not be restated retroactively to reflect the historical financial position or results of operations of First MainStreet.

All unaudited pro forma financial information contained in this document has been prepared using the purchase method to account for the merger. The final allocation of the purchase price will be determined after the merger is completed and after completion of an analysis to determine the assigned fair values of First MainStreet’s tangible and identifiable intangible assets and liabilities. In addition, estimates related to restructuring and merger-related charges are subject to final decisions related to combining First MainStreet into Centennial. Accordingly, the final purchase accounting adjustments may be materially different from the unaudited pro forma adjustments. Any decrease in the net fair value of the assets and liabilities of First MainStreet as compared to the unaudited pro forma information included in this document will have the effect of increasing the amount of the purchase price allocable to goodwill.

Regulatory Matters Related to the Merger

The merger is subject to approval by the Federal Reserve Board pursuant to the Bank Holding Company Act of 1956. In reviewing the application, the FRB takes into consideration among other things, competition, the financial and managerial resources and future prospects of the companies, and the convenience and needs of the communities to be served. Federal law prohibits the Federal Reserve Board from approving the merger if the merger would result in undue concentration of resources or decreased or unfair competition, unless the anti-competitive effects of the merger are clearly outweighed by the benefits to the public.

Centennial has filed the required application and notifications with the Federal Reserve Board for the merger of First MainStreet with and into Centennial and has received the Federal Reserve Board’s approval for the merger.

Restrictions on Resales by Affiliates

In general, shares of Centennial common stock issued to First MainStreet shareholders pursuant to the merger will be freely transferable, except for any shares received by persons who may be deemed to be “affiliates” of the parties under the Securities Act. Affiliates generally include individuals or entities that control, are controlled by, or are under common control with a person. Affiliates may sell their shares of Centennial common stock only pursuant to an effective registration statement under the Securities Act covering the resale of those shares, an exemption under Rule 145(d) of the Securities Act or any other applicable exemption under the Securities Act. Centennial’s registration statement on Form S-4, of which this document constitutes a part, does not cover the resale of Centennial common stock held by affiliates after the transactions.

Declaration and Payment of Dividends

Holders of First MainStreet common stock will accrue but will not be paid dividends or other distributions declared after the effective time with respect to Centennial Bank Holdings common stock into which their shares have been converted until they surrender their First MainStreet stock certificates for exchange after the effective time. Upon surrender of those certificates after the effective time, the combined company will pay any unpaid dividends or other distributions, without interest. After the effective time, there will be no transfers on the stock transfer books of First MainStreet of shares of First MainStreet common stock issued and outstanding immediately prior to the effective time. If certificates representing shares of First MainStreet common stock are presented for transfer after the effective time, they will be cancelled and exchanged for certificates representing the applicable number of shares of Centennial Bank Holdings common stock.

THE MERGER AGREEMENT

The following is a summary of selected provisions of the merger agreement. While Centennial and First MainStreet believe this description covers the material terms of the merger agreement, it may not contain all of the information that is important to you and is qualified in its entirety by reference to the merger agreement, which is incorporated by reference in its entirety into, and is attached as Appendix A to, this document. We urge you to read the merger agreement in its entirety.

The Merger

Upon the terms and subject to the conditions set forth in the merger agreement, First MainStreet will be merged with and into Centennial. As a result of the merger, Centennial will be the surviving corporation. The separate corporate existence of First MainStreet, with all its rights, privileges, immunities, powers and franchises, will continue unaffected by the merger, except as set forth in the merger agreement.

Closing and Effectiveness of the Merger

The closing of the merger will occur within ten days after the satisfaction or waiver of all of the closing conditions provided in the merger agreement, except for those conditions that, by their terms, are to be satisfied at the closing (but subject to the satisfaction or waiver of those conditions), or on such other date as Centennial and First MainStreet may agree in writing. See “—Conditions to Consummation of the Merger” beginning on page 51.

As soon as practicable following the closing, Centennial and First MainStreet will deliver articles of merger to the Secretary of State of the State of Colorado and a certificate of merger to the Secretary of State of the State of Delaware. At that time, or at such later time as may be agreed by the parties in writing and specified in the articles of merger or the certificate of merger, the merger will become effective.

Surviving Corporation’s Governing Documents, Officers and Directors; Centennial’s Post-Closing Directors

Surviving Corporation Governing Documents. At the effective time of the merger, the certificate of incorporation of the surviving corporation will be Centennial’s restated certificate of incorporation and Centennial’s bylaws in effect at the effective time of the merger will be the bylaws of the surviving corporation, in each case until thereafter amended as provided therein or by applicable laws.

Surviving Corporation Officers and Directors. The directors and officers of Centennial at the effective time of the merger will, from and after the effective time, be the directors and officers of the surviving corporation until their successors will have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the surviving corporation’s certificate of incorporation and bylaws, except as provided below under “—Centennial’s Post-Closing Board of Directors”.

Centennial’s Post-Closing Board of Directors. Promptly after the effective time of the merger, Centennial will increase the size of its board of directors to enable it to appoint Stephen D. Joyce, Chairman of the board of directors of First MainStreet, as a member of the board of directors of Centennial, and the board of directors of Centennial will appoint Mr. Joyce to serve as a director until his successor shall have been duly elected or appointed and qualified or until his earlier death, resignation or removal in accordance with Centennial’s certificate of incorporation and bylaws.

Merger Consideration

Conversion of First MainStreet Common Stock. At the effective time of the merger, each share of First MainStreet common stock issued and outstanding immediately prior to the effective time (other than dissenting shares and any shares of First MainStreet common stock owned by Centennial, First MainStreet or any of their respective subsidiaries, other than shares held in a fiduciary capacity or as a result of debts previously contracted) will be converted into the right to receive 9.1694 shares of Centennial common stock, together with the right, if any, to receive cash in lieu of fractional shares of Centennial common stock. See “—Fractional Centennial Common Shares” below.

If, as of the last business day of the month ended prior to the effective time of the merger, the sum of the adjusted shareholders’ equity and allowance for loan losses of First MainStreet is less than $55,200,000, then the aggregate merger consideration to be paid to the holders of First MainStreet shall be recomputed on the basis of an aggregate value of the merger consideration equaling $105,000,000 less the amount by which the combined adjusted shareholders’ equity and allowance for loan losses is less than $55,200,000. For purposes of this potential adjustment to the merger consideration, the adjusted shareholders’ equity of First MainStreet means the equity of First MainStreet, excluding any gains or losses on or changes in fair market value of securities of First MainStreet, plus (i) all amounts paid or accrued at the request of Centennial to the extent that such amounts were not necessary to bring First MainStreet into conformity with generally accepted accounting principles or any applicable rule or regulation of any governmental authority, (ii) all fees and expenses of all attorneys, accountants, investment bankers and other advisors and agents for First MainStreet for services rendered solely in connection with the merger and paid by First MainStreet prior to consummation of the merger and which do not exceed $500,000, and (iii) the amount of certain retention bonuses to be paid by First MainStreet in connection with the merger.

For more information regarding the Centennial common stock, see “Description of Centennial Capital Stock—Centennial Common Stock.”

Cancellation of Other First MainStreet Common Stock. At the effective time of the merger, shares of First MainStreet common stock owned by Centennial, First MainStreet or any of their respective subsidiaries, other than shares held in a fiduciary capacity or as a result of debts previously contracted, will be canceled and retired without payment of any consideration therefor and will cease to exist.

Fractional Centennial Common Shares. Fractional shares of Centennial common stock will not be issued in the merger. Instead, any holder of shares of First MainStreet common stock who otherwise would have been entitled to receive a fractional share of Centennial common stock will be entitled to receive a cash payment in lieu thereof in an amount equal to the product obtained by multiplying (1) $10.50 by (2) the fractional part of a share of Centennial common stock a First MainStreet shareholder would otherwise be entitled to receive.

Exchange Procedures. As soon as practicable but no later than five business days after the effective time of the merger, an exchange agent selected by Centennial with First MainStreet’s approval will provide appropriate transmittal materials to holders of record of First MainStreet common stock, advising such holders of the procedure for surrendering their shares to the exchange agent.

Upon the surrender of the holder’s shares of First MainStreet common stock, the holder will be entitled to receive in exchange therefor:

•	whole shares of Centennial common stock that such holder is entitled to receive pursuant to the merger, as described in “—Conversion of First MainStreet Common Stock” above; and

•	a check in the amount, after giving effect to any required tax withholdings, of any cash payable in lieu of fractional shares plus any unpaid non-stock dividends and any other dividends or other distributions that such holder has the right to receive as described in the next paragraph.

All shares of Centennial common stock to be issued pursuant to the merger will be deemed issued and outstanding as of the effective time of the merger. Whenever a dividend or other distribution is declared by Centennial in respect of Centennial common stock, the record date for which is after the effective time of the merger, that declaration will include dividends or other distributions in respect of all shares issuable pursuant to the merger agreement. No dividends or other distributions in respect of Centennial common stock shall be paid to any holder of any unsurrendered shares of First MainStreet common stock until the unsurrendered shares of First MainStreet common stock are surrendered for exchange. Any holder of unsurrendered shares of First MainStreet common stock will be entitled to vote after the effective time of the merger at any meeting of Centennial stockholders the number of whole shares of Centennial common stock such holder is entitled to receive in the merger, regardless of whether the holder shall have exchanged its shares.

Adjustments to Prevent Dilution. If, between the date of the merger agreement and the effective time of the merger, First MainStreet changes the number of issued and outstanding shares of First MainStreet common stock or securities convertible or exchangeable into or exercisable for shares of First MainStreet common stock, or Centennial changes the number of issued and outstanding shares of Centennial common stock or securities convertible or exchangeable into or exercisable for shares of Centennial common stock, as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, then the exchange ratio of 9.1694 will be proportionately adjusted.

Representations and Warranties

The merger agreement contains various representations and warranties of Centennial and First MainStreet relating generally to:

•	corporate organization, standing, qualification and existence;

•	capital structure;

•	corporate authority and approval;

•	governmental and third-party approvals required to complete the merger and absence of violations;

•	brokers or finders;

•	filing of required regulatory reports and absence of regulatory investigations or restrictive agreements with regulators;

•	financial reports;

•	absence of changes;

•	litigation;

•	regulatory matters;

•	compliance with laws;

•	material contracts; and

•	labor matters;

In addition, the merger agreement contains further representations and warranties of First MainStreet relating generally to:

•	ownership of subsidiaries;

•	employee benefit plans;

•	environmental matters;

•	tax matters;

•	risk management instruments, such as swaps and options;

•	maintenance of books and records;

•	insurance coverage;

•	allowance for loan losses;

•	transactions with affiliates;

•	title to real, personal and intellectual property;

•	administration of fiduciary accounts; and

•	ownership of common stock by shareholders subject to shareholder agreements.

The representations and warranties of First MainStreet and Centennial are qualified as to “material adverse effect.” When used with respect to First MainStreet or Centennial, “material adverse effect” means:

•	any effect, circumstance, occurrence or change that is material and adverse to the business, assets or deposit liabilities, properties, operations, results of operations, conditions (financial or otherwise) or prospects of First MainStreet or Centennial, as applicable, and its subsidiaries taken as a whole, excluding any such effects resulting from:

–	changes in law, rule or regulation, or generally accepted accounting principles or interpretations thereof that apply to First MainStreet or Centennial as applicable, or its subsidiaries; or

–	changes in economic conditions affecting commercial banks generally (including, without limitation, any changes in interest rates) except to the extent such changes disproportionately affect First MainStreet or its subsidiaries, or Centennial, as applicable.

When used with respect to First MainStreet, “material adverse effect” also excludes the effect of pre-closing adjustments to accounting entries made pursuant to the terms of the merger agreement.

Conduct of Business of Centennial Pending the Merger

Prior to the effective time of the merger, except as expressly contemplated by the merger agreement, Centennial has agreed to not take or omit to take, or agree or commit to take or omit to take, any action that would result in:

•	any of Centennial’s representations and warranties in the merger agreement being or becoming untrue in any material respect at any time prior to the effective time of the merger,

•	any of the conditions to the merger set forth in the merger agreement not being satisfied, or

•	a material violation of any provision of the merger agreement, except as may be required by applicable law or regulation.

Conduct of Business of First MainStreet and Subsidiaries Pending the Merger

Prior to the effective time, except as expressly contemplated by the merger agreement, First MainStreet has agreed that, without the consent of Centennial, it will not, and will not permit its subsidiaries to, among other things:

Course of Business

•	depart from the ordinary course of business;

Capital Stock

•	issue, sell or otherwise permit to become outstanding any additional shares or rights to acquire shares or enter into any agreement with respect to the foregoing; and

•	permit additional shares of stock to become subject to grants of employee or director options, rights to acquire shares or similar stock-based employee rights.

Dividends and Stock Repurchases

•	except with respect to regular quarterly dividends in the amount of $0.30 per share declared and paid consistent with past practices, make, declare or pay any dividend or make any other distribution on, or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

Compensation and Employment Agreements

•	enter into, amend or renew any employment, consulting, severance or similar agreements or increase in any manner the compensation or benefits of any of its employees or directors, subject to certain exceptions.

Hiring

•	hire any person as employee of First MainStreet or its subsidiaries or promote any employee except to fill any vacancy with a new employee whose base salary and bonus do not exceed $75,000 per annum.

Benefit Plans

•	enter into, establish, terminate, adopt or amend any benefit plan or take any action to accelerate the vesting, accrual or exerciseability of stock options, restricted stock or other compensation or benefits payable thereunder.

Dispositions and Acquisitions

•	sell, transfer, lease, license, guarantee, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties (other than sales of loans and loan participations made in the ordinary and usual course of business) except in the ordinary course of business and in a transaction that together with all other such transactions is not material to First MainStreet and its subsidiaries, as a consolidated whole; or

•	acquire, other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted, each in the ordinary course of business consistent with past practice, all or any portion of the assets, business, deposits or property of any entity except in the ordinary course of business consistent with past practice and in a transaction that together with all other such transactions is not material to First MainStreet or its subsidiaries.

Capital Expenditures

•	make any capital expenditures other than in the ordinary course of business and not to exceed $50,000 individually or $100,000 in the aggregate.

Amendments to Governing Documents

•	amend First MainStreet’s articles of incorporation or its bylaws or the equivalent organizational documents of its subsidiaries.

Accounting

•	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines, and as concurred in by First MainStreet’s independent public accountants.

Contracts

•	except with respect to contracts relating to loans and loan participations made in the ordinary and usual course of business, enter into, renew, modify, amend or terminate, make payment not then required under, or waive, release or assign any material right or claims under any contract that calls for aggregate annual payments of $25,000 or more which is not terminable at will or with 60 days or less notice without payment of a premium or penalty.

Claims

•	enter into any settlement, compromise or similar agreement with respect to, or take any other significant action with respect to conduct of any action, suit, proceeding or investigation to which First MainStreet or its subsidiaries is or becomes a party on or after the date of the merger agreement which settlement, agreement or action involves payment by First MainStreet or its subsidiaries of an amount that exceeds $25,000 individually or $50,000 in the aggregate and/or would impose any material restriction on the business of First MainStreet or its subsidiaries or create precedent for claims reasonably likely to be material to First MainStreet or its subsidiaries.

Adverse Actions

•	except as may be required by applicable law, take any action or omit to take any action that would result in:

•	any of First MainStreet’s or its subsidiaries’ representations or warranties set forth in the merger agreement being or becoming untrue in any material respect at or prior to the effective time of the merger,

•	any of the conditions to the merger set forth in the merger agreement not being satisfied, or

•	a material violation of any provision of the merger agreement.

Risk Management

•	except as required by law, regulation or regulatory authority, implement or adopt any material change to interest rate or other risk management policies, fail to follow existing policies or fail to use commercially reasonable efforts to avoid any material increase in its aggregate exposure to interest rate risk.

Indebtedness

•	incur any indebtedness for borrowed money or other liability (other than deposits, federal funds borrowings or borrowings from the Federal Home Loan Bank of Topeka by First MainStreet Bank); or

•	assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual or entity.

Loans

•	make any loan, loan commitment, renewal or extension to any person which would, when aggregated with all outstanding loans or loan commitments made to such person or any affiliate or immediate family member of such person, exceed $500,000 with respect to any new loan or loan commitment or $1,000,000 with respect to any renewal or extension or purchase, or sell any loan or loan participation without submitting in either case a complete loan package to Centennial for review and comment.

Investments

•	other than in the ordinary course of business in amounts not to exceed $500,000 individually and $1,000,000 in the aggregate, and other than purchases of direct obligations of the United States of America with maturities of one year or less at the time of purchase, make any investment either by contributions to capital, property transfers or purchase of any property or assets of any person or entity, except that in the case of investment securities, First MainStreet or its subsidiaries may purchase investment securities if within five business days after requesting in writing that Centennial consent to any such purchase, Centennial approves such request or has not responded in writing to such a request.

Tax

•	commence or settle any litigation or proceeding with respect to any liability for taxes, make or change any material express or deemed tax election, file any amended tax return or take any action which is reasonably likely to materially adversely affect the tax position of First MainStreet or its subsidiaries, or of Centennial after the merger, change any of its methods of reporting income or deductions for tax purposes or take any other action with respect to taxes that is outside the ordinary and usual course of business or inconsistent with past practice.

Commitments

•	agree to take or make any commitment to take any of these prohibited actions.

Additional Covenants

First MainStreet and Centennial have also agreed to:

•	use their reasonable best efforts to take all actions necessary to consummate and make effective the merger between First MainStreet and Centennial and other transactions contemplated by the merger agreement;

•	promptly prepare this document and cooperate in providing information to the other party in connection with preparing such document;

•	consult each other before issuing any press releases with respect to the merger or the merger agreement;

•	afford the other party access to certain information and personnel and keep any information so obtained confidential;

•	cooperate and use reasonable best efforts to prepare and file all necessary notices, reports and other filings, to obtain all consents, approvals or authorizations necessary or advisable to consummate the transactions contemplated in the merger agreement;

•	notify each other of any circumstance that is reasonably likely to result in a material adverse effect on them or would cause a material breach of their respective obligations under the merger agreement; and

•	take all necessary or appropriate actions under the Exchange Act to exempt from Section 16(b) of the Exchange Act the conversion of First MainStreet common stock into, and acquisition of, Centennial common stock pursuant to the merger agreement by individuals who are or may become subject to the reporting requirements of Section 16(a).

First MainStreet has further agreed to:

•	convene a shareholders meeting to vote on the merger within 30 days after the delivery of this proxy statement-prospectus and recommend to its shareholders that they approve the merger;

•	cooperate with Centennial to identify persons or entities who may be deemed to be affiliates of First MainStreet and use its best efforts to cause each person or entity so identified to deliver an affiliate letter to Centennial prior to the First MainStreet shareholders’ meeting;

•	consult in good faith with Centennial regarding the nature and content of any formal presentation of the merger to employees of First MainStreet and allow Centennial to participate in any such meetings to discuss the merger;

•	use its best efforts to obtain any required consents or waivers from third parties and their cooperation in order to ensure a smooth transition after the merger;

•	use all reasonable efforts to provide data processing, item processing and other processing support or outside contractors to assist Centennial in performing all tasks reasonably required to result in a successful conversion of First MainStreet’s data and other files and records to Centennial’s production environment, when requested by Centennial; and

•	make accounting entries or adjustments as directed by Centennial, subject to certain limitations; and

Centennial Bank Holdings has further agreed to:

•	file a registration statement on Form S-4, of which this document is a part, in connection with the issuance of Centennial common stock in the merger and use commercially reasonable efforts to satisfy prior to the effective date of the registration statement on Form S-4 all necessary state securities law or “blue sky” notice requirements in connection with the merger to cause it to become effective;

•	following the effective time of the merger, indemnify present and former directors and officers of First MainStreet in connection with any claim arising out of actions or omissions occurring at or prior to the effective time to the fullest extent that First MainStreet is permitted to indemnify its directors and officers;

•	use its commercially reasonable efforts to provide, for three years from the effective time, the portion of directors’ and officers’ liability insurance that serves to reimburse the present and former directors and officers of First MainStreet with respect to claims against them arising from facts or events that occurred before the effective time of the merger on terms and conditions comparable to those currently provided by First MainStreet; provided, however, that Centennial is not required to spend on an annual basis more than 150% of the current amount spent by First MainStreet to procure such insurance coverage;

•	provide former employees of First MainStreet who continue as employees of Centennial or any of its subsidiaries with employee benefits substantially comparable in the aggregate to those provided to employees under First MainStreet’s existing benefit plans;

•	use its best efforts to list on Nasdaq shares of its common stock to be issued in the merger; and

•	assume certain executive incentive agreements in effect between First MainStreet or its subsidiaries, on the one hand, and certain First MainStreet executive officers on the other.

Acquisition Proposals

The merger agreement provides that neither First MainStreet nor any of its officers and directors will, and First MainStreet will cause its employees, agents and representatives, including any financial advisor, attorney or accountant retained by it, not to, directly or indirectly:

•	initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer, which we refer to as an acquisition proposal, with respect to:

–	a merger, reorganization, share exchange, consolidation or similar transaction involving First MainStreet;

–	any purchase of all or substantially all of the assets of First MainStreet; or

–	any purchase of more than 10% of the outstanding equity securities of First MainStreet.

•	engage in any negotiations concerning or provide any confidential information or data to, or have any discussions with, any person relating to an acquisition proposal, or otherwise facilitate any effort or attempt to make or implement an acquisition proposal.

The merger agreement provides that these restrictions would not prevent First MainStreet or its board of directors from complying with its disclosure obligations under federal or state law with regard to an acquisition proposal.

The merger agreement also provides that the above restrictions would not prevent First MainStreet or its board of directors from:

•	at any time prior to, but not after, the time the First MainStreet shareholders meeting to consider the plan of merger is convened, providing information in response to a request therefor by a person who has made an unsolicited bona fide written acquisition proposal if the First MainStreet board of directors receives from the person so requesting such information an executed confidentiality agreement;

•	engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written acquisition proposal; or

•	recommending such an unsolicited bona fide written acquisition proposal to the First MainStreet shareholders;

if and only to the extent that:

•	in each such case referred to in the three bullet points of the previous paragraph, the First MainStreet board of directors determines in good faith after consultation with outside legal counsel that such action is likely to be required in order for its directors to comply with their fiduciary duties under applicable law; and

•	in the case referred to in the last two bullet points of the previous paragraph, the First MainStreet board of directors determines in good faith, after consultation with its financial advisor and outside counsel, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal, that such acquisition proposal, if accepted, is reasonably likely to be consummated and would, if consummated result in a transaction more favorable to First MainStreet’s shareholders from a financial point of view, than the merger (any such more favorable acquisition proposal is referred to in this document as a superior proposal).

The merger agreement provides that First MainStreet must notify Centennial promptly (and, in any event, no later than the next succeeding business day) if any inquiries, proposals or offers with respect to any acquisition proposal or potential acquisition proposal are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, it or any of its representatives, indicating, in connection with such notice, the name of such person and the material terms and conditions of any proposal or offer and thereafter shall keep Centennial informed, on a current basis, of the status and terms of any such proposal or offer and the status of any such discussions or negotiations.

Conditions to Consummation of the Merger

Each party’s obligation to effect the merger is subject to the satisfaction or waiver, where permissible, of the following conditions:

•	approval of the merger agreement by First MainStreet shareholders;

•	authorization for listing on Nasdaq of the shares of Centennial Bank Holdings common stock that are to be issued to First MainStreet shareholders upon completion of the merger;

•	receipt of required regulatory approvals, including approval by the Federal Reserve Bank of Kansas City, without restrictions or conditions that would have a material adverse effect on Centennial or any of its subsidiaries or reduce the benefit of the merger to Centennial to the extent that it would not have entered into the merger agreement had it known such restrictions or conditions would be imposed prior to entering into the merger agreement;

•	effectiveness of the registration statement, of which this proxy statement-prospectus forms a part, under the Securities Act, and no stop order suspending the effectiveness of the registration statement having been issued and no proceedings for that purpose having been initiated or threatened by the SEC;

•	effectiveness of Centennial’s registration statement on Form S-1 relating to the registration for resale by current Centennial stockholders of their common stock under the Securities Act, and no stop order suspending the effectiveness of the registration statement having been issued and no proceedings for that purpose having been initiated or threatened by the SEC;

•	absence of any order, injunction, decree, statute, rule, regulation or judgment issued or enacted by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of the merger or any of the other transactions contemplated by the merger agreement;

•	receipt by each party of the opinion of its counsel in form and substance reasonably satisfactory to it, dated as of the closing date, that the merger will be treated for U.S. federal income tax purposes as a reorganization under Section 368(a) of the Internal Revenue Code;

•	accuracy of the representations and warranties of the other party in all material respects as of December 20, 2004 and, except to the extent those representations and warranties speak as of an earlier date, as of the closing date of the merger as though made on the closing date; provided, however, that those representations and warranties will be deemed to be true and correct, unless the failure or failures of those representations and warranties to be true and correct would have or would be reasonably likely to have a material adverse effect on the party making the representation or on the combined company;

•	performance by each party in all material respects of all obligations required to be performed by it under the merger agreement at or prior to the closing date; and

•	performance of the obligations of First MainStreet shareholders that are party to shareholder agreements.

Centennial Bank Holdings’ obligation to effect the merger is subject to satisfaction, or waiver, of the following conditions:

•	Centennial Bank Holdings shall have received executed Non-Competition Agreements from all the directors of First MainStreet, which Centennial has received;

•	First MainStreet will have prepared and submitted to Centennial Bank Holdings a summary of all professional service fees First MainStreet incurred in connection with the merger;

•	First MainStreet shall have obtained each of the material consents required to be obtained pursuant to agreements with third parties;

•	First MainStreet shareholders who have signed shareholder agreements shall have performed all material obligations under such agreements; and

•	First MainStreet shall have provided to Centennial Bank Holdings consolidated financial statements presenting the consolidated financial condition of First MainStreet as of the end of the last month prior to closing and the consolidated results of operations for the period September 30, 2004 through the end of the last month prior to closing.

We cannot assure you if, or when, we will obtain the required regulatory approvals necessary to consummate the merger, or whether all of the other conditions precedent to the merger will be satisfied or waived by the party permitted to do so. If the merger is not completed on or before September 30, 2005, either Centennial Bank Holdings or First MainStreet may terminate the merger agreement, unless the failure to effect the merger by that date is due to the failure of the party seeking to terminate the merger agreement to perform or observe covenants and agreements of that party set forth in the merger agreement.

Termination of the Merger Agreement

The parties may terminate the merger agreement and abandon the merger at any time prior to the effective time, whether before or after approval by the shareholders of First MainStreet:

•	by mutual written consent of Centennial and First MainStreet;

•	by either party if:

–	the merger is not completed on or before September 30, 2005, unless the failure of the closing to occur by this date arises out of or results from the knowing action or inaction of First MainStreet or the First MainStreet shareholders subject to shareholder agreements if First MainStreet is seeking to terminate, or Centennial if Centennial is seeking to terminate;

–	any governmental entity that must grant regulatory approval has denied approval of the merger and denial has become final and nonappealable or an application for approval shall have been permanently withdrawn; or

–	the shareholders of First MainStreet fail to approve the plan of merger.

•	by First MainStreet if:

–	the First MainStreet board of directors authorizes First MainStreet, subject to complying with the terms of the merger agreement, to enter into a binding written agreement concerning a transaction that constitutes a superior proposal and notifies Centennial in writing of its intent to enter into such an agreement, Centennial does not make, within ten business days of receipt of First MainStreet’s written notice, an offer that the First MainStreet’s board of directors determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the shareholders of First MainStreet as the superior proposal and First MainStreet prior to such termination pays to Centennial in immediately available funds the termination fee; or

–	there has been a breach of any representation, warranty, covenant or agreement made by Centennial in the merger agreement, or any such representation or warranty becomes untrue after the execution of the merger agreement, such that closing conditions to First MainStreet’s obligation to effect the merger would not be satisfied and such breach or failure to be true and correct is not curable or, if curable, is not cured within 30 days after written notice thereof is given by First MainStreet to Centennial.

•	by Centennial if:

–	there has been a breach of any representation, warranty, covenant or agreement made by First MainStreet, or any such representation or warranty has become untrue after the execution of the merger agreement, such that closing conditions to Centennial’s obligation to effect the merger would not be satisfied and such breach or failure to be true or correct is not curable or, if curable, is not cured within 30 days after written notice thereof is given by Centennial to First MainStreet;

–	there is a material breach by a shareholder or shareholders subject to a shareholders agreement of any of the representations, warranties, covenants or agreements contained in any such shareholders agreement, which breach cannot be or has not been cured within 30 days after giving written notice to the breaching party or parties of such breach;

–	First MainStreet initiates, solicits, encourages or otherwise facilitates any inquiries or the making of any acquisition proposal or engages in any negotiations concerning or provide any confidential information or data to, or has any discussions with, any person relating to an acquisition proposal, or otherwise facilitates any effort or attempt to make or implement an acquisition proposal; or

–	First MainStreet has breached its obligations under the merger agreement relating to acquisition proposals or the board of directors of First MainStreet has withdrawn or adversely modified or changed its recommendation of the plan of merger or failed to reconfirm its recommendation of the plan of merger within five business days after a written request by Centennial to do so.

Effect of Termination

If the merger agreement is terminated and the merger is abandoned as described above, the merger agreement will be void and of no effect, with no liability on the part of any party to the merger agreement, other than for damages resulting from willful breach of any covenant in the merger agreement.

Termination Fee

Under certain conditions, either Centennial or First MainStreet may owe to the other party a termination fee in the amount of $1,500,000 if the merger agreement is terminated, which shall be paid no later than two business days after the termination. The merger agreement requires First MainStreet to pay the termination fee to Centennial if the merger agreement is terminated under the following circumstances:

•	an acquisition proposal has been made to First MainStreet or any of its shareholders or any person has publicly announced an intention to make an acquisition proposal and thereafter the merger agreement is terminated by:

–	either Centennial or First MainStreet because (1) the merger was not consummated by September 30, 2005 and such failure is the result of the knowing action or inaction of First MainStreet or (2) the approval of First MainStreet’s shareholders of the plan of merger was not obtained at the First MainStreet shareholders meeting

•	First MainStreet terminates because First MainStreet exercises its rights under the merger agreement in entertaining a competing takeover proposal and does not reject the proposal within 10 business days after the proposal was made; or

•	Centennial terminates because:

–	there has been a breach of any representation, warranty, covenant or agreement made by First MainStreet, or any such representation or warranty has become untrue after the execution of the merger agreement, such that closing conditions to Centennial’s obligation to effect the merger would not be satisfied and such breach or failure to be true and correct is not curable or, if curable, is not cured within 30 days after written notice thereof is given by Centennial to First MainStreet;

–	First MainStreet breaches its obligations under the merger agreement relating to acquisition proposals or First MainStreet’s board of directors withdraws or adversely modifies or changes its recommendation or fails to reconfirm its recommendation of the plan of merger within five business days after a written request by Centennial to do so.

The merger agreement requires Centennial to pay the termination fee to First MainStreet if the merger agreement is terminated under the following circumstance:

•	either Centennial or First MainStreet terminates because the merger was not consummated by September 30, 2005 and such failure to consummate the merger is the result of the knowing action or inaction of Centennial.

Waiver and Amendment of the Merger Agreement

At any time prior to the effective time of the merger, the parties to the merger agreement may modify or amend the merger agreement by written agreement executed and delivered by duly authorized officers of the respective parties. However, after any approval of the plan of merger by First MainStreet shareholders, there may not be, without further approval of those shareholders, any amendment of the merger agreement that reduces the aggregate value of the merger consideration to be delivered to the First MainStreet shareholders, other than as contemplated by the merger agreement. The conditions to each of the parties’ obligations to consummate the merger may be waived by such party in whole or in part to the extent permitted by applicable laws.

Expenses

The merger agreement provides that each of Centennial and First MainStreet will pay its own costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement. Centennial has subsequently agreed to cover First MainStreet’s legal and accounting costs and expenses associated with its review of the registration statement on Form S-1 filed by Centennial on behalf of its selling stockholders.

Shareholder Agreements

Each of the directors of First MainStreet and First MainStreet Bank as of the signing of the merger agreement, in their capacities as shareholders of First MainStreet, have separately entered into shareholder agreements with Centennial in which they have agreed to vote all shares of First MainStreet common stock that they owned as of the date of their respective agreements, and that they subsequently acquire, in favor of approval of the plan of merger and the transactions contemplated therein. In addition, two other shareholders of First MainStreet have each entered into such shareholder agreements. As of the record date, these shareholders owned, in the aggregate,              shares of the common stock of First MainStreet, allowing them to exercise approximately          % of the voting power of First MainStreet common stock.

Non-Competition Agreements

Simultaneously with the execution of the merger agreement, all First MainStreet and First MainStreet Bank directors entered into non-competition agreements with Centennial. Each director who is party to a non-competition agreement is prohibited from, for a period of two years following the effective time, engaging, having ownership interest or participating in the financing, operation, management or control of, or provision of advisory or consulting services to, any person, firm, corporation or other entity or business that engages in any activity closely associated with Centennial banking or operation of any institution the deposits of which are insured by the Federal Deposit Insurance Corporation, which we refer to as a restricted business, except that such director may own bonds, preferred stock or up to 5% of the outstanding common stock of any such entity. This restriction extends to the geographic area of Larimer and Boulder counties, Colorado. In addition, for a period of two years from the effective date of the merger, each such director shall not solicit existing or prospective customers of First MainStreet or its subsidiaries or Centennial or its subsidiaries with respect to a restricted business, transact business with existing or prospective customers of First MainStreet or Centennial, after the merger, that would cause the director to be engaged in a restricted business, interfere with or damage any relationship, or the existing employees of First MainStreet, Centennial or their affiliates for purposes of engaging them in any other business or enterprise. Each First MainStreet director has also agreed not to disclose or use confidential information of First MainStreet, Centennial or their affiliates.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF CENTENNIAL

The selected consolidated financial and other data presented below have been derived from financial statements that have been prepared in accordance with U.S. generally accepted accounting principles. You should read the selected consolidated financial data presented below together with Centennial’s and Guaranty’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on pages 76 and 110 and the consolidated financial statements for each of Centennial and Guaranty, and the notes to those financial statements, appearing elsewhere in this document. Results for past periods are not necessarily indicative of results that may be expected for any future period.

Centennial Bank Holdings, Inc.

The financial information for Centennial for the year ended December 31, 2004 separately reflects the activity for Centennial for the period July 17, 2004 to December 31, 2004, which is referred to as Successor, and Centennial’s predecessor for the period January 1, 2004 to July 16, 2004, which is referred to as Predecessor. All financial information relating to Centennial prior to July 17, 2004 is for Predecessor. Centennial’s consolidated balance sheet data at December 31, 2004 includes the effect of the Guaranty merger; Centennial’s consolidated statement of income data for the year ended December 31, 2004 does not include the effect of the Guaranty merger. The summary consolidated financial data at March 31, 2005 and for the three months ended March 31, 2005 and 2004 have been derived from Centennial’s unaudited consolidated financial statements, which are included in this document beginning on page F-2. The summary consolidated financial data at and for the fiscal years ended December 31, 2004, 2003 and 2002 have been derived from Centennial’s audited consolidated financial statements, which are included in this document beginning on page F-16. The summary consolidated financial data at and for the years ended December 31, 2001 and 2000 have been derived from Centennial’s audited consolidated financial statements, which are not included in this document.

	For the Three Months Ended March 31,		For the Period July 17, 2004 to December 31, 2004	For the Period January 1, 2004 to July 16, 2004	For the Year Ended December 31,
	2005	Predecessor	Successor	Predecessor	Predecessor
		2004			2003	2002	2001	2000
	(In thousands, except share, per share and percentage data)
Consolidated Statement of Income Data:
Interest income	$30,043	$10,493	$19,052	$22,912	$46,100	$51,179	$56,114	$44,618
Interest expense	4,715	3,271	3,762	6,797	16,605	20,990	28,829	21,857

Net interest income	25,328	7,222	15,290	16,115	29,495	30,189	27,285	22,761
Provision for loan losses	1,700	400	—	4,700	900	3,950	3,927	4,885

Net interest income after provision for loan losses	23,628	6,822	15,290	11,415	28,595	26,239	23,358	17,875
Noninterest income	2,578	1,029	1,784	2,426	4,589	3,589	5,622	2,375
Noninterest expense	24,983	5,883	10,947	14,514	22,048	21,724	19,107	11,902

Income (loss) before income taxes	1,223	1,968	6,127	(673)	11,136	8,104	9,873	8,349
Income tax expense	303	628	2,331	411	4,231	3,082	2,904	3,105

Income (loss) from continuing operations	920	1,340	3,796	(1,084)	6,905	5,022	6,969	5,244
Income from discontinued operations (net of tax)	177	—	—	—	—	—	—	—

Net income (loss)	$1,097	$1,340	$3,796	$(1,084)	$6,905	$5,022	$6,969	$5,244

	For the Three Months Ended March 31,		For the Period July 17, 2004 to December 31, 2004	For the Period January 1, 2004 to July 16, 2004	For the Year Ended December 31,
	2005	Predecessor	Successor	Predecessor	Predecessor
		2004			2003	2002	2001	2000
	(In thousands, except share, per share and percentage data)
Share Data:
Basic earnings (loss) per share	$0.02	$0.86	$0.20	$(0.70)	$4.45	$3.22	$4.76	$3.75
Diluted earnings (loss) per share	0.02	0.85	$0.20	$(0.70)	$4.37	$3.16	$4.70	$3.71
Book value per share	$9.89	$39.35	$9.85	$37.17	$38.22	$36.46	$32.02	$25.36
Weighted average shares outstanding—basic	52,332,996	1,552,027	19,199,601	1,554,873	1,550,457	1,558,905	1,464,053	1,398,468
Weighted average shares outstanding—diluted	52,332,996	1,578,899	19,199,601	1,554,873	1,580,086	1,586,987	1,484,127	1,413,289
Common shares outstanding at end of period	52,302,934	1,557,293	52,333,334	1,557,568	1,545,948	1,572,146	1,507,434	1,409,924

	At or For the Three Months Ended March 31,	At December 31, 2004 or For the Period July 17, 2004 to December 31, 2004		At or For the Year Ended December 31,
	2005	Successor		Predecessor
				2003	2002	2001	2000
	(In thousands, except share, per share and percentage data)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$74,805	$90,927		$23,731	$27,202	$30,002	$28,334
Investment and other securities	154,518	145,502		33,588	20,547	20,649	33,103
Net loans (including loans held for sale)	1,637,829	1,624,100		619,812	660,628	605,842	439,345
Total assets	2,409,399	2,399,201		708,677	745,787	692,552	526,726
Deposits	1,666,788	1,678,499		580,435	639,530	596,974	437,058
Borrowings	129,292	109,341		66,016	44,704	43,150	51,366
Stockholders’ equity	516,759	515,414		59,089	57,316	48,269	35,759

Selected Other Balance Sheet Data:
Average assets	$2,391,855	$752,303		$719,499	$727,277	$659,413	$461,001
Average earning assets	1,823,919	657,485		679,562	684,474	613,111	436,773
Average stockholders’ equity	517,640	119,776		58,227	54,629	45,383	31,906

Selected Financial Ratios:
Return on average assets(a)	0.18%	0.36	%(b)	0.96%	0.69%	1.06%	1.14%
Return on average stockholders’ equity(c)	0.86%	2.26	%(d)	11.86%	9.19%	15.36%	16.44%
Net interest margin(e)	5.63%	5.06	%(f)	4.34%	4.41%	4.45%	5.21%
Efficiency ratio(g)	89.53%	64.12%		64.69%	64.13%	58.06%	47.35%

Selected Asset Quality Ratios:
Nonperforming assets to total assets	0.61%	0.84%		2.74%	2.77%	1.87%	1.00%
Nonperforming loans to total loans	0.71%	0.88%		2.44%	2.69%	2.03%	1.08%
Allowance for loan losses to total loans	1.60%	1.52%		1.22%	1.38%	1.41%	1.44%
Allowance for loan losses to nonperforming loans	224.96%	173.78%		49.90%	51.28%	69.78%	133.57%
Net charge-offs to average loans	0.04%	1.15	%(h)	0.38%	0.52%	0.39%	0.57%

(a)	Return on average assets is determined by dividing net income by average assets.
(b)	Represents net income for the period July 17, 2004 to December 31, 2004 divided by Successor average assets.
(c)	Return on average stockholders’ equity is determined by dividing net income by average stockholders’ equity.
(d)	Represents Successor net income divided by Successor average stockholders’ equity.
(e)	Net interest margin is determined by dividing net interest income (fully taxable equivalent) by average interest-earning assets.
(f)	Represents net income for the period July 17, 2004 to December 31, 2004 divided by Successor average interest-earning assets.
(g)	Efficiency ratio is determined by dividing total noninterest expense by an amount equal to net interest income (fully taxable equivalent) plus noninterest income.
(h)	Represents net charge for the period July 17, 2004 to December 31, 2004 divided by Successor average loans.

Guaranty Corporation

The selected consolidated financial data at and for the fiscal years ended December 31, 2004, 2003 and 2002 have been derived from the audited consolidated financial statements of Guaranty, which are included in this document beginning on page F-54. The summary consolidated financial data at and for the years ended December 31, 2001 and 2000 have been derived from the audited consolidated financial statements of Guaranty, which are not included in this document. The summary consolidated financial data at and for the year ended December 31, 2004 for Guaranty represent its financial position and results of operations immediately prior to the purchase of Guaranty by Centennial, and do not include adjustments associated with the purchase transaction.

	At or For the Year Ended December 31,
	2004	2003	2002	2001	2000
	(In thousands, except share, per share and percentage data)
Consolidated Statement of Income Data:
Interest income	$78,207	$72,414	$73,033	$78,916	$76,424
Interest expense	12,233	13,174	15,507	26,115	30,039

Net interest income	65,974	59,240	57,526	52,801	46,385
Provision for loan losses	9,232	1,552	3,046	1,757	2,509

Net interest income after provision for loan losses	56,742	57,688	54,480	51,044	43,876
Noninterest income	9,177	10,235	7,741	5,346	4,721
Noninterest expense	59,075	46,338	42,704	37,002	31,420

Income before income taxes	6,844	21,585	19,517	19,388	17,177
Income tax expense	2,958	7,399	6,773	6,865	5,935

Net income	$3,886	$14,186	$12,744	$12,523	$11,242

Consolidated Balance Sheet Data:
Cash and cash equivalents	$138,235	$109,155	$57,766	$75,667	$64,742
Investment and other securities	126,319	163,722	110,821	129,203	138,299
Net loans	1,079,248	1,039,998	1,013,378	841,911	704,452
Total assets	1,411,962	1,369,084	1,253,228	1,095,897	949,633
Deposits	1,261,710	1,227,855	1,122,772	994,604	866,651
Borrowings(a)	19,484	30,272	34,628	18,227	15,006
Stockholders’ equity	105,610	106,098	91,634	78,566	62,866

Selected Other Balance Sheet Data:
Average assets	$1,406,788	$1,292,060	$1,149,329	$1,007,365	$655,662
Average earning assets	1,327,887	1,212,289	1,069,506	933,965	609,593
Average stockholders’ equity	108,645	95,703	81,627	69,679	37,628

Selected Financial Ratios:
Return on average assets(b)	0.28%	1.10%	1.11%	1.25%	1.72%
Return on average stockholders’ equity(c)	3.58%	14.82%	15.61%	18.01%	30.05%
Net interest margin(d)	4.97%	4.89%	5.38%	5.65%	7.61%
Efficiency ratio(e)	78.61%	66.70%	65.43%	63.59%	61.35%

Selected Asset Quality Ratios:
Nonperforming assets to total assets	0.63%	0.79%	0.93%	0.81%	0.93%
Nonperforming loans to total loans	0.53%	0.71%	0.81%	0.64%	1.21%
Allowance for loan losses to total loans	1.64%	1.09%	1.00%	1.01%	1.04%
Allowance for loan losses to nonperforming loans	308.24%	154.94%	123.79%	158.41%	87.22%
Net charge-offs to average loans	0.24%	0.03%	0.15%	0.08%	0.26%

(a)	Excludes $15.1 million due to Centennial Bank Holdings at December 31, 2004.
(b)	Return on average assets is determined by dividing net income by average assets.
(c)	Return on average stockholders’ equity is determined by dividing net income by average stockholders’ equity.
(d)	Net interest margin is determined by dividing net interest income (fully taxable equivalent) by average interest-earning assets.
(e)	Efficiency ratio is determined by dividing total noninterest expense by an amount equal to net interest income (fully taxable equivalent) plus noninterest income.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF FIRST MAINSTREET

The selected consolidated financial and other data presented below have been derived from financial statements that have been prepared in accordance with U.S. generally accepted accounting principles. You should read the selected consolidated financial data presented below together with First MainStreet’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 123 and the consolidated financial statements for First MainStreet and the notes to those financial statements, appearing elsewhere in this document. Results for past periods are not necessarily indicative of results that may be expected for any future period.

The summary consolidated financial data at March 31, 2005 and for the three months ended March 31, 2005 and 2004 have been derived from First MainStreet’s unaudited consolidated financial statements, which are included in this document beginning on page F-85. The summary consolidated financial data at and for the fiscal years ended December 31, 2004, 2003 and 2002 have been derived from First MainStreet’s audited consolidated financial statements, which are included in this document beginning on page F-91. The summary consolidated financial data at and for the years ended December 31, 2001 and 2000 have been derived from First MainStreet’s audited consolidated financial statements, which are not included in this document.

	At or For The Three Months Ended March 31,		At or For the Year Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(In thousands, except share, per share and percentage data)
Consolidated Statement of Income Data:
Interest income	$4,955	$4,971	$19,542	$20,597	$23,399	$28,047	$29,117
Interest expense	996	1,255	4,076	6,151	6,273	9,888	11,283

Net interest income	3,959	3,716	15,466	14,446	17,126	18,159	17,834
Provision for loan losses	—	—	—	132	792	2,555	294

Net interest income after provision for loan losses	3,959	3,716	15,466	14,314	16,334	15,604	17,540
Noninterest income	1,953	1,941	7,512	8,044	7,892	7,586	4,702
Noninterest expense	4,731	4,369	16,749	16,098	17,548	17,028	14,369

Income before income taxes	1,181	1,288	6,229	6,260	6,678	6,162	7,873
Income tax expense	341	342	1,744	1,737	2,118	2,153	2,604

Net income	$840	$946	$4,485	$4,523	$4,560	$4,009	$5,269

	At or For the Three Months Ended March 31,	At or For the Year Ended December 31,
	2005	2004	2003	2002	2001	2000

Consolidated Balance Sheet Data:
Cash and cash equivalents	$12,690	$14,744	$25,059	$28,374	$36,504	$25,051
Investment and other securities	91,212	97,015	128,011	145,474	126,548	124,597
Net loans	243,677	244,603	247,409	216,744	225,952	228,721
Total assets	378,200	386,153	429,557	416,265	405,776	393,619
Deposits	317,344	325,330	371,866	359,850	350,109	342,023
Borrowings	6,807	6,811	6,769	6,927	6,861	6,388
Stockholders’ equity	50,917	51,444	48,327	46,534	46,040	42,209

Selected Other Balance Sheet Data:
Average assets	$379,158	$394,622	$419,106	$404,910	$394,029	$366,821
Average earning assets	344,279	359,580	386,890	376,651	367,994	344,416
Average stockholders’ equity	51,954	49,766	47,711	47,794	44,490	39,544

Selected Financial Ratios:
Return on average assets(a)	0.89%	1.14%	1.08%	1.13%	1.02%	1.44%
Return on average stockholders’ equity(b)	6.47%	9.01%	9.48%	9.54%	9.01%	13.32%
Net interest margin(c)	4.62%	4.36%	3.78%	4.60%	4.93%	5.18%
Efficiency ratio(d)	80.02%	72.89%	71.58%	70.14%	66.14%	63.76%

Selected Asset Quality Ratios:
Nonperforming assets to total assets	0.33%	0.36%	0.34%	0.48%	0.80%	0.10%
Nonperforming loans to total loans	0.37%	0.49%	0.54%	0.91%	1.31%	0.17%
Allowance for loan losses to total loans	1.33%	1.39%	1.43%	1.81%	1.48%	0.77%
Allowance for loan losses to nonperforming loans	361.58%	283.37%	263.94%	195.75%	112.79%	458.97%
Net charge-offs to average loans	0.07%	0.06%	0.23%	0.08%	0.42%	0.13%

(a)	Return on average assets is determined by dividing net income by average assets.
(b)	Return on average stockholders’ equity is determined by dividing net income by average stockholders’ equity.
(c)	Net interest margin is determined by dividing net interest income (fully taxable equivalent) by average interest-earning assets.
(d)	Efficiency ratio is determined by dividing total noninterest expense by an amount equal to net interest income (fully taxable equivalent) plus noninterest income.

UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

The unaudited pro forma combined financial data set forth below at and for the three months ended March 31, 2005 is based upon Centennial’s historical financial statements and the historical financial statements of First MainStreet adjusted to give effect to the proposed merger between Centennial and First MainStreet. The unaudited pro forma combined financial data set forth below for the year ended December 31, 2004 is based upon Centennial’s historical financial statements, and the historical financial statements of Guaranty and First MainStreet adjusted to give effect to:

•	Centennial’s merger with its predecessor,

•	Centennial’s merger with Guaranty, and

•	the proposed merger between Centennial and First MainStreet.

The pro forma financial information at and for the three months ended March 31, 2005 has been developed from Centennial’s unaudited consolidated financial statements and the unaudited consolidated financial statements of First MainStreet, and the notes to those financial statements, which are included elsewhere in this document.

The pro forma financial information for the year ended December 31, 2004 has been developed from Centennial’s consolidated financial statements, the consolidated financial statements of Guaranty and the consolidated financial statements of First MainStreet, and the notes to those financial statements appearing elsewhere in this document.

The unaudited pro forma combined financial information is provided for illustrative purposes only and does not purport to represent what Centennial’s actual consolidated results of operations or Centennial’s consolidated financial position would have been had the mergers occurred on the dates assumed, nor is it necessarily indicative of future consolidated results of operations or financial position.

The unaudited pro forma combined financial data is based on preliminary estimates and various assumptions that Centennial believes are reasonable in these circumstances. The unaudited pro forma adjustments reflect transaction-related items only and are based on currently available information. Purchase price allocations and related amortization, accretion and depreciation periods will be based on final appraisals, evaluations and estimates of fair values. As a result, actual asset and liability values established and related operating results, including actual amortization and accretion, could differ materially from those reflected in the unaudited pro forma combined financial data. No estimates of business integration costs or anticipated cost savings, potential revenue enhancements or synergies expected to be realized in connection with the acquisitions have been reflected in the unaudited pro forma combined financial statements. The unaudited pro forma combined financial statements do not reflect the impact of conforming First MainStreet’s accounting policies to those of Centennial, as the impact, if any, has not yet been determined.

The summary consolidated statement of income data for the three months ended March 31, 2005 gives effect to the proposed acquisition of First MainStreet as if the acquisition had occurred on January 1, 2005. The summary consolidated balance sheet data at March 31, 2005 gives effect to the proposed acquisition of First MainStreet as if the acquisition had occurred on March 31, 2005.

The consolidated statement of income for the year ended December 31, 2004 gives effect to the acquisitions of Centennial’s predecessor and Guaranty and the proposed acquisition of First MainStreet as if each acquisition had occurred on January 1, 2004. The acquisitions of Centennial’s predecessor and Guaranty were consummated on or before December 31, 2004, and are reflected in the consolidated balance sheet at December 31, 2004.

The unaudited pro forma combined financial data should be read together with the separate historical consolidated financial statements and accompanying notes of Centennial and Centennial’s predecessor, Guaranty and First MainStreet that are included in this document.

Unaudited Pro Forma Combined Statement of Income

	For the Three Months Ended March 31, 2005
	Centennial	First MainStreet	Pro Forma Adjustments		Centennial with First MainStreet Pro Forma
	(In thousands, except share and per share data)
Interest income	$30,043	$4,955	$(18	)(A)	$34,980
Interest expense	4,715	996	—		5,711

Net interest income	25,328	3,959	(18)		29,269
Provision for loan losses	1,700	—	—		1,700

Net interest income after provision	23,628	3,959	(18)		27,569
Noninterest income	2,578	1,953	—		4,531
Noninterest expense	24,983	4,731	192	(C)	29,906

Income before income taxes	1,223	1,181	(210)		2,194
Provision for income taxes	303	341	(80	)(D)	564

Income from continuing operations	$920	$840	$(130)		$1,630

Share Data:
Basic earnings per share	$0.02	$0.77			$0.03
Diluted earnings per share	$0.02	$0.77			$0.03
Average shares outstanding for basic earnings per share	52,332,996	1,085,106			62,336,867
Average shares outstanding for diluted earnings per share	52,332,996	1,088,506			62,336,867

See accompanying notes to unaudited pro forma combined financial information.

Unaudited Pro Forma Combined Statement of Income

	Centennial (Successor) For the Period July 17, 2004 through December 31, 2004	Predecessor For the Period January 1, 2004 through July 16, 2004	Predecessor Adjustments		Centennial with Predecessor Pro Forma For the Year Ended December 31, 2004	Guaranty For the Year Ended December 31, 2004	Pro Forma Discontinued Operations For the Year Ended December 31, 2004	Guaranty Adjustments		Centennial with Predecessor and Guaranty Pro Forma For the Year Ended December 31, 2004	First MainStreet For the Year Ended December 31, 2004	First MainStreet Adjustments		Centennial Consolidated (with Predecessor, Guaranty and First MainStreet) Pro Forma For the Year Ended December 31, 2004
	(In thousands, except share and per share data)
Interest income	$19,052	$22,912	$(63	)(A)	$41,901	$78,207	$(4,076)	$—		$116,032	$19,542	$(70	)(A)	$135,504
Interest expense	3,762	6,797	(1,356	)(B)	9,203	12,233	(560)	(694	)(B)	20,182	4,076	—		24,258

Net interest income	15,290	16,115	1,293		32,698	65,974	(3,516)	694		95,850	15,466	(70)		111,246
Provision for loan losses	—	4,700			4,700	9,232	(58)			13,874	—			13,874

Net interest income after provision	15,290	11,415	1,293		27,998	56,742	(3,458)	694		81,976	15,466	(70)		97,372

Noninterest income	1,784	2,426	—		4,210	9,177	(464)	—		12,923	7,512	—		20,435
Noninterest expense	10,947	14,514	919	(C)	26,380	59,075	(2,488)	9,012	(C)	91,979	16,749	961	(C)	109,689
Income (loss) before income taxes	6,127	(673)	374		5,828	6,844	(1,434)	(8,318)		2,920	6,229	(1,031)		8,118
Provision for income taxes	2,331	411	130	(D)	2,872	2,958	(312)	(3,162	)(D)	2,356	1,744	(392	)(D)	3,708

Net income (loss)	$3,796	$(1,084)	$244		$2,956	$3,886	$(1,122)	$(5,156)		$564	$4,485	$(639)		$4,410

Share Data:
Basic earnings (loss) per share	$0.20	$(0.70)			$0.16	$71.00	$(20.50)			$0.01	$4.14			$0.07
Diluted earnings (loss) per share	$0.20	$(0.70)			$0.16	$70.92	$(20.48)			$0.01	$4.13			$0.07
Average shares outstanding for basic earnings (loss) per share	19,199,601	1,554,873			19,199,601	54,733	54,733			52,333,334	1,082,481			62,357,377
Average shares outstanding for diluted earnings (loss) per share	19,199,601	1,554,873			19,199,601	54,794	54,794			52,333,334	1,085,881			62,357,377

See accompanying notes to unaudited pro forma combined financial information.

Unaudited Pro Forma Combined Balance Sheet

	At March 31, 2005
	Centennial Bank Holdings	First MainStreet Financial, Ltd.	Pro Forma Adjustments		Centennial with First MainStreet Pro Forma
	(In thousands)
Assets
Cash and cash equivalents	$74,805	$12,690	$—		$87,495
Securities available for sale	134,640	88,287	—		222,927
Other investments	19,878	2,925	—		22,803
Net loans (including loans held for sale)	1,637,829	243,677	281	(E)	1,881,787
Premises and equipment	46,488	11,568	—		58,056
Other intangible assets	50,150	374	4,806	(F)	55,330
Goodwill	328,185	2,934	51,101	(G)	382,220
Other assets	21,517	15,745	(1,298	)(H)	35,964
Assets available for sale	95,907	—	—		95,907

Total assets	$2,409,399	$378,200	$54,890		$2,842,489

Liabilities
Deposits	$1,666,788	$317,344	$—		$1,984,132
Borrowings	129,292	6,807	—		136,099
Other liabilities	19,467	3,132	1,934	(F)	23,365
			(1,298	)(H)
			130	(K)
Liabilities associated with assets available for sale	77,093	—	—		77,093

Total liabilities	1,892,640	327,283	766		2,220,689

Stockholders’ equity
Common stock	52	1,084	(1,084	)(I)	62
			10	(J)
Additional paid-in capital	511,868	13,987	(13,987	)(I)	616,899
			105,031	(J)
Retained earnings	4,893	36,733	(36,733	)(I)	4,893
Accumulated other comprehensive income (loss)	265	(887)	887	(I)	265

	517,078	50,917	54,124		622,119
Treasury stock	(319)	—	—		(319)

Total stockholders’ equity	516,759	50,917	54,124		621,800

Total liabilities and stockholders’ equity	$2,409,399	$378,200	$54,890		$2,842,489

See accompanying notes to unaudited pro forma combined financial information.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Note 1—Basis of Presentation

The acquisitions have been and will be accounted for using the purchase method of accounting. Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations, requires the purchase method of accounting for business combinations. SFAS No. 142, Goodwill and Other Intangible Assets establishes standards for goodwill acquired in a business combination and sets forth methods to periodically evaluate goodwill for impairment at least annually. The purchase method of accounting for business combinations requires that the assets acquired and liabilities assumed be recorded at their respective estimated fair market values as of the closing date. The excess of the total acquisition costs over the sum of the assigned fair values of the tangible and identifiable intangible assets acquired, less liabilities assumed, should be recorded as goodwill and evaluated for impairment thereafter at least annually. Financial statements issued after the consummation of the acquisition are required to reflect those values, as well as the results of operations of the combined company beginning after the closing date of the business combination.

The unaudited pro forma combined statement of income for the three months ended March 31, 2005 gives effect to the proposed acquisition of First MainStreet as if the acquisition had occurred on January 1, 2005 and the unaudited pro forma combined statement of income for the year ended December 31, 2004 gives effect to the acquisitions of Centennial’s predecessor and Guaranty and the proposed acquisition of First MainStreet as if each acquisition had occurred on January 1, 2004. The unaudited pro forma combined balance sheet as of March 31, 2005 gives effect to the acquisition of First MainStreet as if the acquisition had occurred on March 31, 2005. The acquisitions of Centennial’s predecessor and Guaranty were consummated on or before December 31, 2004, and are reflected in the unaudited pro forma combined statement of income for the period ended March 31, 2005 and in the consolidated balance sheet as of March 31, 2005. In connection with the acquisition of Guaranty, Centennial management decided to sell Collegiate Peaks Bank and reported the assets, liabilities and results of operations and cash flows as discontinued operations in Centennial’s December 31, 2004 and March 31, 2005 consolidated balance sheets and consolidated income statement for the three months ended March 31, 2005. The pro forma statement of income for the year ended December 31, 2004 has been adjusted to reflect Collegiate Peaks Bank as discontinued operations. Collegiate Peaks Bank had net income of $177,000 for the three months ended March 31, 2005 and $1,122,000 for the year ended December 31, 2004.

Note 2—First MainStreet Acquisition

Under the terms of the merger agreement between Centennial and First MainStreet, each outstanding share of First MainStreet common stock will be entitled to receive 9.1694 shares of Centennial’s common stock in the merger, which will result in the issuance of approximately 10,003,870 shares. The exchange ratio, which reflects a value of $10.50 per share of Centennial’s common stock, was determined through negotiation between Centennial and First MainStreet and took account of the price per share of Centennial’s common stock established for the sale of its common stock in a private placement that took place within eleven days of Centennial’s entering into the agreement and plan of merger. Centennial expects the merger will be consummated in the third quarter of 2005, subject to receipt of all regulatory and shareholder approvals and fulfillment of other conditions, including the registration of Centennial’s shares to be issued in the transaction.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS—(Continued)

Centennial has estimated the relative fair value of First MainStreet’s net assets in order to determine a preliminary allocation of the purchase price to the net assets to be acquired. For purposes of the accompanying unaudited pro forma combined financial statements, the excess of the purchase price over the book value of net assets to be acquired has been estimated as follows:

Estimated fair value of 10,003,870 shares expected to be issued	$105,041,000
Plus acquisition costs—professional services	130,000

Estimated total purchase price	105,171,000
Less book value of First MainStreet	50,917,000

Pro forma excess of purchase price over book value of net assets to be acquired subject to fair value adjustments	$54,254,000

The actual excess of purchase price over the value of net assets acquired will be calculated using the fair value of net assets acquired rather than the book value of net assets to be acquired. The pro forma purchase price calculation shown above is subject to change prior to the closing date of the merger as a result of actual acquisition costs Centennial will incur and final appraisals, evaluations and estimates of fair value.

In connection with this purchase transaction, Centennial will obtain appraisals or use other appropriate valuation methodologies to determine the fair value of the assets acquired and liabilities assumed. For purposes of these unaudited pro forma combined financial statements, estimates of amounts will be assigned to tangible and identifiable intangible assets and liabilities, such as: loans receivable, interest-bearing deposits, short-term borrowings, securities held for investment, core deposit intangible, and related deferred income tax effects, if the respective book value does not approximate estimated fair value.

In the event that final valuations determine that other material amortizable intangible assets exist, actual amortization could significantly differ from the amounts presented in the unaudited pro forma combined statements of income. In addition, the values estimated for held-to-maturity securities, loans held for investment, interest-bearing deposits and borrowings and their related amortization of the fair value adjustments could differ materially from their final appraised values.

Note 3—Pro Forma Adjustments

(A) Represents the amortization of fair value adjustments to acquired loan portfolios based on an analysis of cash flows at the loans’ stated interest rates and the estimated effective rates at the date of each acquisition. The difference between the acquired book value and the estimated fair value was amortized using an average estimated life of four years.

(B) Represents the amortization of fair value adjustments to time deposits and borrowings based on an analysis of cash flows at stated interest rates and the estimated effective rates at the date of each acquisition. The difference between the acquired book value and the estimated fair value was amortized based on the remaining maturities of the acquired time deposits and borrowings.

(C) Represents the amortization of the core deposit intangibles resulting from the acquisitions in other operating expenses based on estimated remaining lives, which ranged from 3 to 15 years.

(D) Represents the impact of income taxes associated with the pro forma adjustments to operating results using an estimated effective tax rate of 38%.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS—(Continued)

(E) Represents the estimated purchase accounting adjustments to the loan portfolio of First MainStreet based on the difference between the book balance of $244,603,000 and estimated fair value at December 31, 2004 of $244,884,000.

(F) Represents the estimated core deposit intangible to be recognized by Centennial as a result of the acquisition of First MainStreet, estimated at 2% of noninterest bearing deposits and savings deposits.

(G) Represents the estimated goodwill to be recognized by Centennial as a result of the acquisition of First MainStreet. Goodwill was estimated as follows:

(Dollars in thousands)
Stock consideration	$105,041
Acquisition costs (professional fees)	130

Total purchase price	105,171
Estimated fair value of assets acquired	51,136

Estimated goodwill	54,035
Write off First MainStreet historical goodwill	(2,934)

Pro forma goodwill adjustment	$51,101

(H) Represents adjustment to deferred tax accounts for the estimated impact resulting from the acquisitions, assuming an effective tax rate of 38%.

(I) Represents elimination of First MainStreet’s stockholders’ equity.

(J) Represents the issuance by Centennial of 10,003,870 shares of common stock with an estimated value of $10.50 per share in connection with the acquisition of First MainStreet.

(K) Represents accrual of $130,000 for the estimated professional fees associated with the acquisition of First MainStreet that qualify as acquisition costs. The following table includes the aggregate costs, excluding merger consideration, incurred or estimates thereof expected to be incurred in connection with Centennial’s acquisitions. In accordance with FASB Statement No. 141, Business Combinations, and EITF 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination, certain acquisition-related costs are required to be included in the cost of the acquired entity, and therefore are reflected in total goodwill, while other costs will be capitalized or charged to expense based on their specific nature and timing:

	Predecessor			Guaranty			First MainStreet
Nonrecurring Expense/Charge	Amount	Period		Amount	Period		Amount	Period
Professional fees	$1,780,000	2004	(a)	$3,198,000	2004	(a)	$175,000	2005	(c)
Employee severance and retention costs	685,000	2004	(a)	4,479,000	2005	(b)	1,025,000	2005/2006	(c)
Change-in-control payments	—			2,694,000	2005	(a)	—
Non-compete agreements	—			3,606,000	2004	(a)	—
Other	425,000	2005	(c)	442,000	2005	(b)	200,000	2005	(c)

Total	$2,890,000			$14,419,000			$1,400,000

Estimated tax benefit	$1,098,000			$2,894,000			$532,000

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS—(Continued)

(a)	Costs have been incurred and are reflected in the 2004 financial statements used in the preparation of the 2004 pro forma combined financial statements.
(b)	Costs have been incurred and are reflected in the financial statements used in the preparation of the pro forma combined financial statements at or for the three months ended March 31, 2005.
(c)	Costs are expected to be incurred after March 31, 2005 and are not reflected in the pro forma financial statements.

Note 4—Amortization of Purchase Accounting Entries

The fair value adjustments related to the core deposit intangible and time deposits will result in a greater impact on earnings (losses) in periods immediately subsequent to the acquisition as a result of accelerated amortization. The following table reflects the estimated future amortization on the core deposit intangible assets and time deposit premiums and includes actual amortization Centennial expects to incur in 2005 and future years for acquisitions closed in 2004 and estimated amortization in 2005 and future years as if the acquisition of First MainStreet had closed in 2004:

Year Ending December 31,	Pro Forma Core Deposit Intangible Asset	Pro Forma Time Deposit Premiums
	(in thousands)
2005	$11,535	$2,714
2006	9,976	213
2007	8,352	—
2008	6,425	—
2009	5,315	—
Thereafter	12,841	—

Totals	$54,444	$2,927

INFORMATION ABOUT CENTENNIAL BANK HOLDINGS

Overview

Centennial has established a philosophy of providing highly personalized and responsive services based on exceptional customer service. That philosophy, combined with flexible banking services, is the driving force behind Centennial’s growth, financial strength, and recognition as a strong competitive business within the communities it serves. Both Centennial’s executive management team and its board of directors are comprised largely of local individuals who have a clear understanding of the opportunities and challenges unique to the region. Branch presidents know their communities, so they understand local business conditions and are better able to meet local needs. Branch locations are strategically placed along main corridors to serve busy customers.

Centennial offers a broad range of banking products and services, including many types of commercial and personal checking and savings accounts and other consumer banking products. Centennial provides banking and other financial services throughout its targeted Colorado markets to consumers and to small and medium-sized businesses, including the owners and employees of those businesses.

At March 31, 2005, Centennial had total assets of $2.4 billion, net loans and leases of $1.6 billion, deposits of $1.7 billion and stockholders’ equity of $0.5 billion, and it operated 30 total branches in Colorado through four banking subsidiaries. On April 14, 2005, Centennial merged First National Bank of Strasburg into Guaranty Bank and Trust Company.

History

Centennial’s predecessor company, a bank holding company and a Colorado corporation named Centennial Bank Holdings, Inc., was founded in 1992. It commenced operations in January 1993 with the acquisition of Eaton Capital Corporation, which owned the Farmers Bank, formerly known as Colorado Industrial Bank, and the Eaton Bank. The Farmers Bank, founded in 1981, had locations in Ault, which opened after the acquisition, and Eaton, and the Eaton Bank, founded in 1937, had one location in Eaton. The acquisition was led by William R. Farr, former Chief Executive Officer of Centennial’s predecessor and subsidiary bank, and was financed by shareholders from Northern Colorado.

Following the acquisition of Farmers Bank, Centennial’s predecessor focused on expanding in the major communities throughout Northern Colorado along the I-25 corridor. Centennial’s predecessor made two small branch acquisitions: in 1998, a Community First Branch in Ault, and in 1999, a World Savings Branch in Loveland. In June 2001, Centennial’s predecessor acquired Berthoud Bancorp, Inc. and its subsidiary, Berthoud National Bank. Also in 2001, Centennial’s predecessor sold Farmers Bank, including the acquired branch in Ault, to local area investors, allowing Centennial’s predecessor to focus on commercial lending in the higher growth communities. In 1998, certain branches of Eaton Bank started to use the trade name Centennial Bank of the West. In 2000, Eaton Bank officially changed its name to Centennial Bank of the West.

On March 3, 2004, Centennial was incorporated in Delaware under the name Centennial C Corp. On July 16, 2004, in an acquisition financed by a group of investors led by John M. Eggemeyer, Centennial acquired its predecessor and changed its name to Centennial Bank Holdings, Inc. At the time of the acquisition, Centennial Bank of the West operated 12 branches in Colorado. On December 31, 2004, Centennial acquired Guaranty Corporation, a bank holding company and a Colorado corporation, which operated 18 branches in Colorado through its three banks.

Pending Acquisition

On June 24, 2005, Centennial entered into a merger agreement with Foothills Bank, a Colorado state-chartered bank. Centennial will acquire Foothills Bank for $27.5 million in cash by merging it into a newly formed, wholly owned subsidiary of Centennial, which Centennial will then merge into Guaranty Bank and Trust Company. Centennial expects the merger will be consummated in the fourth quarter of 2005, subject to receipt of all regulatory approvals and fulfillment of other customary conditions. At March 31, 2005, Foothills Bank had total assets of $114 million, deposits of $103 million and stockholders’ equity of $11 million, and it operated three branches in Colorado.

Strategy

It is Centennial’s plan to build a highly profitable, community-banking franchise along the Colorado Front Range spanning from Castle Rock to Fort Collins and capitalize on the economic growth in its markets. Centennial strives to be a large community-focused bank with an emphasis on high quality customer service, commercial banking and low cost demand deposits. Centennial’s proposed acquisitions of First MainStreet, the banking subsidiary of which has branches in Fort Collins, Longmont and Lafayette, and Foothills Bank, which has branches in the Denver metro area, represent expansions in Centennial’s existing markets.

Centennial focuses on serving the needs of small to medium-sized businesses, the owners and employees of those businesses, as well as other executives and professionals. As a locally-managed banking institution, Centennial believes it is able to provide a superior level of customer service compared to the larger regional and super-regional banks. Centennial offers an array of banking products and services to the communities it serves, including accepting time and demand deposits and originating commercial loans, real estate loans, including construction loans and mortgage loans, Small Business Administration guaranteed loans and consumer loans. Centennial is also committed to cost controls. It expects to centralize administrative, credit and certain other functions of the subsidiary banks at the holding company level, allowing its banks to operate more efficiently.

In addition to continued growth through the existing branches, Centennial expects to continue to seek opportunities to acquire small to medium-sized banks that will allow it to expand its franchise in a manner consistent with its deposit strategy and community-banking focus. Ideally, the banks it will seek to acquire will be in or contiguous to its existing footprint of its existing branch networks, allowing it to consolidate the duplicative cost and administrative functions and to rationalize the operating expenses. Centennial believes that by streamlining the administrative and financial functions of acquired banks it is able to substantially lower the operating costs, improve performance and quickly integrate the acquired company while maintaining the stability of its franchise as well as that of the company it acquires.

Market Area

Centennial currently has three banking subsidiaries, Centennial Bank of the West, Guaranty Bank and Trust Company and Collegiate Peaks Bank. Centennial Bank of the West’s branch network in Northern Colorado is located in seven primary locations: Fort Collins, Greeley, Loveland, Longmont, Windsor, Berthoud and Eaton. Centennial currently operates 12 Centennial Bank of the West branches located throughout Colorado’s Northern Front Range. Guaranty Bank and Trust Company operates 14 branches located in the seven-county Denver metropolitan area, and two branches in Eastern Colorado, and Collegiate Peaks Bank operates two branches in Chaffee County in the central mountains.

The Colorado Front Range is typically defined as the area stretching north to south along the I-25 corridor from Pueblo to Fort Collins on the eastern slope of the Rocky Mountains. The Front Range includes Pueblo, Colorado Springs, the Denver metropolitan area, Boulder, Greeley, Loveland, Longmont and Fort Collins. According to U.S. Census estimates, the populations for the Front Range counties in which Centennial conducts business comprised over 65% of the state’s 2003 population.

The Northern Colorado region begins just 30 miles north of central Denver in southern Boulder County. The I-25 corridor north from Denver to Fort Collins is a contiguous stream of small communities/housing developments, open space, farm properties, and both small and large businesses. The region includes the towns of Fort Collins, Loveland, Greeley and Longmont, all located in Boulder, Larimer and Weld counties. Northern Colorado has a regional economy that is a diverse mix of agriculture, advanced technology, manufacturing, service firms, government, education, retail, small business and construction. Northern Colorado is also the gateway to Rocky Mountain National Park, a year-round destination that draws over three million tourists annually. Interstate 25 from Denver to Fort Collins is densely populated. Located equidistant between I-80 to the north and I-70 to the south, and within an hour’s drive to Denver International Airport, Northern Colorado is easily accessible from the Denver metropolitan area and by major air, motor and rail arteries.

According to the Bureau of Economic Analysis, an agency of the United States Department of Commerce, the Fort Collins-Loveland Metropolitan Statistical Area had a per capita personal income in 2003 that was 102% of the national average and grew 0.8% from 2002. The national change for the same period was 2.2%. Fort Collins-Loveland’s per capita personal income average annual growth rate from 1993-2003 was 4.9%, higher than the average annual growth rate of 4.0% for the nation for the same period. During the past five years, unemployment rates for the Fort Collins-Loveland Metropolitan Statistical Area and the Greeley Metropolitan Statistical Area peaked in 2003 at 5.9% and 6.9%. In 2004, the unemployment rate for the Fort Collins-Loveland Metropolitan Statistical Area decreased to 5.3% and to 6.6% for the Greeley Metropolitan Statistical Area. The nation’s average unemployment rate was 5.5% for the same period.

The Denver metropolitan area is composed of seven counties: Adams, Arapahoe, Boulder, Broomfield, Denver, Douglas and Jefferson. The area serves as a major hub of commerce passing from the east coast to the west coast. The metropolitan area stretches from the south in Castle Rock through downtown Denver northward to Boulder and Longmont. Denver is the largest city within a 600-mile radius. In 2003, over 56% of Colorado’s population resided in the Denver metropolitan area. Denver is located on the Colorado Front Range.

According to the Bureau of Economic Analysis, the Denver-Aurora Metropolitan Statistical Area had a per capita personal income in 2003 that was 125% of the national average and grew 0.7% from 2002. The per capita personal income average annual growth rate from 1993-2003 was 4.8%. The Metro Denver Economic Development Corporation’s Monthly Economic Summary for June 2005 reported that employment in the Denver metropolitan area increased by 8,100 jobs in April 2005, a 0.6% increase over March employment figures and that unemployment in the seven-county Denver metropolitan area decreased to 5.3% in April 2005 from 5.7% in March 2005.

Future Growth

Centennial intends to pursue growth opportunities through establishing new branches in strategic markets or acquiring community banks or branches in strategic markets. Centennial intends to use the marketing and administrative service umbrella of its bank holding company and existing branch network in order to avail itself of opportunities for consolidation and the minimization of operating expenses. Centennial believes that this infrastructure may assist it in streamlining the administration of acquired banks and providing back-office services at the holding company level in order to lower costs, achieve operating efficiencies and integrate acquired banks into it. The acquisition of additional banks or branches will be subject to regulatory approvals and other requirements. In addition, Centennial’s holding company structure makes it easier to raise additional capital for its existing banks and any additional subsidiary banks that it may acquire in the future.

Business Activities

Centennial originates a variety of loans including secured and unsecured commercial and consumer loans, commercial and residential real estate mortgage loans, SBA loans and construction loans. Centennial has a network of ATMs and offer access to ATM networks through other major banks.

Centennial concentrates its lending activities in the following principal areas:

Construction Loans: Centennial’s construction loan portfolio is primarily focused on single-family residential lending. The vast majority of the loans are for pre-sold homes. In addition, this category includes loans for the construction of commercial buildings, which are primarily owner occupied. There is no particular concentration in the portfolio, as the loans are broadly dispersed both geographically and by builder. Centennial has an experienced team of construction lenders.

The repayment of construction loans is dependent upon the successful and timely completion of the construction of the subject property, as well as the sale of the property to third parties or the availability of permanent financing upon completion of all improvements. Construction loans expose us to the risk that improvements will not be completed on time in accordance with specifications and projected costs. Construction delays, the financial impairment of the builder, interest rate increases or economic downturn may further impair the borrower’s ability to repay the loan. In addition, the ultimate sale or rental of the property may not occur as anticipated.

Commercial Real Estate Loans: This portfolio is comprised of loans secured by commercial real estate. The portfolio is not concentrated in one area and ranges from owner occupied to motel properties. In addition, a small amount of multifamily properties is included in this category.

Commercial real estate and multi-family loans typically involve large balances to single borrowers or groups of related borrowers. Since payments on these loans are often dependent on the successful operation or management of the properties, as well as the business and financial condition of the borrower, repayment of such loans may be subject to adverse conditions in the real estate market, adverse economic conditions or changes in applicable government regulations. If the cash flow from the project decreases, or if leases are not obtained or renewed, the borrower’s ability to repay the loan may be impaired. In addition, commercial properties tend to decline in value more rapidly than residential owner-occupied properties during economic recessions.

Commercial and Industrial Loans: Centennial’s commercial and industrial loan portfolio is comprised of operating loans secured by inventory and receivables. The portfolio is not concentrated in any particular industry.

Repayment of secured commercial and industrial loans depends substantially on the borrower’s underlying business, financial condition and cash flows, as well as the sufficiency of the collateral. Compared to real estate, the collateral may be more difficult to monitor, valuate and sell. It may also depreciate more rapidly than real estate. Such risks can be significantly affected by economic conditions. In addition, commercial business and industrial lending generally requires substantially greater oversight efforts compared to residential real estate lending.

Residential Real Estate Loans: Centennial’s residential real estate loan portfolio is primarily comprised of short term or variable rate loans secured by single-family real estate. The portfolio is composed primarily of loans for business purposes that are collateralized by residential real estate.

Single-family residential real estate loans often remain outstanding for significantly shorter periods than their contractual terms because borrowers may refinance or prepay loans at their option. The average length of time that Centennial’s single-family residential mortgage loans remain outstanding varies significantly depending upon trends in market interest rates and other factors. Accordingly, estimates of the average length of single-family loans that remain outstanding cannot be made with any degree of accuracy. Variable rate loans generally pose different credit risks than fixed-rate loans primarily because the underlying debt service payments of the borrowers rise as interest rates rise, thereby increasing the potential for default.

Consumer and Other Loans: This category includes miscellaneous consumer loans including overdraft, line-of-credit and indirect auto paper. Centennial’s auto paper is originated through established dealers in its market.

Consumer loans may be unsecured or secured by rapidly depreciable assets. Repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan, and the remaining deficiency may not warrant further substantial collection efforts against the borrower. In addition, consumer loan collections are dependent on the borrower’s continued financial stability, which can be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various Federal and State laws, including Federal and State bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans.

Home Equity Lines: Centennial’s home equity line portfolio is comprised of home equity lines to customers in its markets.

Home equity lines of credit are underwritten in a manner such that they result in credit risk that is substantially similar to that of residential mortgage loans. Nevertheless, home equity lines of credit have greater credit risk than residential mortgage loans because they are often secured by mortgages which are subordinated to the existing first mortgage on the property, which Centennial may or may not hold, and do not have private mortgage insurance coverage.

Agriculture Loans: Centennial’s agriculture land secured portfolio is comprised primarily of real estate loans to working farms in Weld, Larimer and Morgan counties. Centennial’s agriculture operating loan portfolio is comprised of operating loans to working farms in the same counties.

Repayments on agricultural mortgage loans are substantially dependent on the successful operation or management of the farm property collateralizing the loan, which is affected by many factors, including weather and changing market prices, which are outside of the control of the borrower.

Payments on agricultural operating loans are dependent on the successful operation or management of the farm property for which the operating loan is utilized. Such loans are similarly subject to farming-related risks, including weather and changing market prices.

Deposit Products

Centennial provides traditional deposit accounts such as demand, NOW, Money Market, IRA, time deposits and savings accounts. Centennial believes that its CD customers, excluding brokered and internet-related deposits, represent local relationships. On average, CD customers, excluding internet and brokered CDs, have an additional 2.4 products/accounts with Centennial. In recent years, Centennial has been successfully reducing its reliance on non-core deposits. Centennial’s 30-branch network enables it to offer a full range of deposits, loans and leases and personalized services to its targeted commercial and consumer customers.

Business Concentrations/Customers

No individual or single group of related accounts is considered material in relation to Centennial’s assets or the assets or deposits of its subsidiary banks, or in relation to the overall business of Centennial or its subsidiary banks. Centennial generally may not make loans to any one borrower or related entities if such loans would exceed 15% of its unimpaired capital and surplus, although loans in an amount equal to an additional 10% of unimpaired capital and surplus may be made to a borrower if the loans are fully secured by readily marketable securities. However, approximately 63% of Centennial’s loan and lease portfolio at March 31, 2005 consisted of real estate-related loans including construction loans, miniperm loans and real estate mortgage loans. Moreover, Centennial’s business activities are currently focused in the greater Denver metropolitan region and adjacent counties in Colorado. Consequently, its financial condition, results of operations and cash flows are dependent upon the general trends in the economy of Colorado’s Front Range and, in particular, the residential and commercial real estate markets.

Competition

The banking business in Colorado is highly competitive. The market is dominated by a relatively small number of large financial institutions with a large number of offices and full-service operations over a wide geographic area. Among the advantages those institutions have in comparison to Centennial are their ability to finance and engage in wide ranging advertising campaigns and to allocate their investment assets to regions of higher yield and demand. They also may offer certain services which are not offered directly by Centennial. By virtue of their greater total capitalization, the major financial institutions have substantially higher lending limits than Centennial does. Centennial also competes with community and regional banks from other areas that are moving into its market. Other entities in both the public and private sectors seeking to raise capital through the issuance and sale of debt or equity securities also provide competition for Centennial in the acquisition of deposits. Centennial also competes with money market funds and issuers of other money market instruments. In recent years, increased competition has also developed from specialized finance and non-finance companies that offer wholesale finance, credit card and other consumer finance services, including on-line banking services and personal finance software. Competition for deposit and loan products remains strong from both banking and non-banking firms and this competition directly affects the rates of those products and the terms on which they are offered to consumers.

Technological innovation continues to contribute to greater competition in domestic and international financial services markets. Technological innovation has, for example, made it possible for non-depository institutions to offer customers automated transfer payment services previously limited to traditional banking products. In addition, customers now expect a choice of several delivery systems and channels, including telephone, mail, home computer, ATMs, self-service branches and in-store branches.

Mergers between financial institutions have placed additional pressure on banks to consolidate their operations, reduce expenses and increase revenues to remain competitive. In addition, competition has intensified due to federal and state interstate banking laws, which permit banking organizations to expand geographically with fewer restrictions than in the past. These laws allow banks to merge with other banks across state lines, thereby enabling banks to establish or expand banking operations in Centennial’s market. The competitive environment is also significantly impacted by federal and state legislation that make it easier for non-bank financial institutions to compete with Centennial.

Economic factors, along with legislative and technological changes, will have an ongoing impact on the competitive environment within the financial services industry. As an active participant in financial markets, Centennial strives to anticipate and adapt to dynamic competitive conditions, but cannot assure you as to their impact on its future business, financial condition, results of operations or cash flows or as to its continued ability to anticipate and adapt to changing conditions. In order to compete with other competitors in its primary service area, Centennial attempts to use to the fullest extent possible the flexibility that its independent status permits, including an emphasis on specialized services, local promotional activity and personal contacts.

Employees

As of March 31, 2005, Centennial had approximately 540 full time equivalent employees.

Technology

Centennial offers the technology provided by major financial institutions with the responsiveness of a community bank. Centennial offers electronic services such as check imaging, statement imaging, electronic bill-pay, ATMs, wire transfers, and automated clearinghouse debits and credits through its online banking products.

Environmental Compliance

Centennial does not expect that compliance with federal, state and local provisions relating to the environment will have a material effect on its financial position, results of operations and cash flows.

Properties

Centennial’s corporate headquarters are based in Denver, Colorado.

The following table provides certain information with respect to Centennial’s owned properties:

Location	Square Footage
Castle Pines Branch	6,645
Meridian Branch	10,342
Jefferson Branch	12,166
Cherry Creek Branch	12,431
Strasburg Branch	13,776
Bennett Branch	7,296
Castle Rock Branch	7,337
Parker Branch	10,237
Brighton Branch	8,347
Byers Branch	9,396
Buena Vista Branch	5,218
Salida Branch	6,140
Berthoud Branch	16,785
Eaton Branch	9,068
Loveland—West Branch	1,978

The following table provides certain information with respect to Centennial’s leased properties:

Location	Square Footage	Current Lease Term Expiration Date	Renewal Option(s) Final Expiration Date
Denver—Downtown	61,843	1/31/2009	1/31/2024
Longmont Branch	3,666	8/31/2006	n/a
Lewiston Branch	6,539	10/31/2007	10/31/2027
Boulder Branch	3,850	12/31/2010	12/31/2031
Cherry Hills Branch	6,523	9/25/2011	n/a
The Quadrant Branch	7,363	3/31/2013	3/31/2018
Cherry Creek Branch Land	—	8/30/2051	n/a
Inverness Drive Branch	4,860	12/31/2005	12/31/2008
Evergreen Branch	2,068	6/15/2005	n/a
Eaton Accounting Office	3,600	6/30/2005	n/a
Greeley—West Branch	9,078	12/31/2006	12/31/2016
Greeley—Downtown Branch	5,206	8/31/2007	8/31/2012
Longmont—Del Camino	6,488	12/31/07	12/31/2017
Ft. Collins—Harmony Branch	6,300	12/28/2008	n/a
Ft. Collins—Foothills Branch	3,728	5/30/2005	5/30/2011
Windsor Branch	16,196	6/30/2012	6/30/2022
Windsor Office	1,453	2/28/2006	2/28/2011
Windsor LoanPerfect	2,500	1/31/2006	1/31/2011
Loveland—North Branch	2,948	10/31/2007	n/a
Longmont—North Branch	2,193	8/31/2005	8/31/2015
Berthoud Office	500	Month to Month	n/a
Ft. Collins—Lemay Branch	3,600	7/1/2009	n/a

n/a—Not applicable as the lease contains no option periods.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS —

CENTENNIAL BANK HOLDINGS, INC.

You should read the following discussion and analysis of Centennial’s financial condition and results of operations together with “Selected Consolidated Financial and Other Data of Centennial” and Centennial’s financial statements and related notes appearing elsewhere in this document. This discussion and analysis may contain forward-looking statements that involve risks, uncertainties and assumptions. Centennial’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth under “Risk Factors” and elsewhere in this document.

Overview

Centennial is a bank holding company providing banking and other financial services throughout its targeted Colorado markets to consumers and to small and medium-sized businesses, including the owners and employees of those businesses. Centennial offers an array of banking products and services to the communities it serves, including accepting time and demand deposits, originating commercial loans, real estate loans, including construction loans and mortgage loans, Small Business Administration guaranteed loans and consumer loans. Centennial derives its income primarily from interest received on real estate-related loans, commercial loans and leases and consumer loans and, to a lesser extent, fees from the sale or referral of loans, interest on investment securities and fees received in connection with servicing loan and deposit accounts. Centennial’s major operating expenses are the interest it pays on deposits and borrowings and general operating expenses. Centennial relies primarily on locally generated deposits to provide it with funds for making loans.

Centennial is subject to competition from other financial institutions and its operating results, like those of other financial institutions operating exclusively or primarily in Colorado, are significantly influenced by economic conditions in Colorado, including the strength of the real estate market. In addition, both the fiscal and regulatory policies of the federal government and regulatory authorities that govern financial institutions and market interest rates also impact its financial condition, results of operations and cash flows.

Recent Developments

On March 3, 2004, Centennial was incorporated in Delaware under the name Centennial C Corp. On July 16, 2004, in a cash purchase funded by the proceeds of Centennial’s sale of 18,500,000 shares of its common stock, Centennial acquired its predecessor and changed its name to Centennial Bank Holdings, Inc. On December 31, 2004, Centennial acquired Guaranty Corporation, a bank holding company and a Colorado corporation, which operated 18 branches in Colorado through its three banking subsidiaries. The acquisitions were accounted for using the purchase method of accounting. Centennial’s financial statements as of and for the year ended December 31, 2004 present the consolidated financial position of Centennial at December 31, 2004, which includes Guaranty, and the results of operations of the predecessor from January 1, 2004 through July 16, 2004 and the successor from July 17, 2004 through December 31, 2004. With respect to the year ended December 31, 2004 in this Management’s Discussion and Analysis of Financial Condition and Results of Operations, Centennial presents results for its predecessor for the period January 1, 2004 through July 16, 2004, for Centennial (successor) for the period July 17, 2004 through December 31, 2004, and for the year ended December 31, 2004, combined results of operations of Centennial (successor) and its predecessor. Centennial believes that presenting combined results of operations information for the year ended December 31, 2004 is helpful to its investors. In light of the continuity of management from Centennial’s predecessor to its successor, the information for the year ended December 31, 2004 was combined in a manner similar to entities under common control. The information presented in this Management’s Discussion and Analysis of Financial Condition and Results of Operations for the three months ended March 31, 2004 and at and for the years ended December 31, 2003 and 2002 represents the financial condition and operating results of Centennial’s predecessor.

Critical Accounting Policies

Centennial’s accounting policies are integral to understanding the financial results reported. Centennial’s most complex accounting policies require management’s judgment to ascertain the valuation of assets, liabilities, commitments and contingencies. Centennial has established detailed policies and control procedures that are intended to ensure valuation methods are well controlled and consistently applied from period to period. In addition, the policies and procedures are intended to ensure that the process for changing methodologies occurs in an appropriate manner. The following is a brief description of Centennial’s current accounting policies that Centennial believes are critical and involve significant management judgment.

Allowance for Loan Losses

The loan portfolio is the largest category of assets on Centennial’s balance sheets. Centennial determines probable losses inherent in its loan portfolio and establishes an allowance for those losses by considering factors including historical loss rates, expected cash flows and estimated collateral values. In assessing these factors, Centennial uses organizational history and experience with credit decisions and related outcomes. The allowance for loan losses represents Centennial’s best estimate of losses inherent in the existing loan portfolio. The allowance for loan losses is increased by the provision for loan losses charged to expense and reduced by loans charged off, net of recoveries. Centennial evaluates its allowance for loan losses monthly. If Centennial’s underlying assumptions later prove to be inaccurate based on subsequent loss evaluations, the allowance for loan losses is adjusted.

Centennial estimates the appropriate level of allowance for loan losses by separately evaluating impaired and nonimpaired loans. A specific allowance is assigned to an impaired loan when expected cash flows or collateral do not justify the carrying amount of the loan. The methodology used to assign an allowance to a nonimpaired loan is much more subjective. Generally, the allowance assigned to nonimpaired loans is determined by applying historical loss rates to existing loans with similar risk characteristics and by exercising judgment to assess the impact of factors such as changes in economic conditions, changes in credit policies or underwriting standards, and changes in the level of credit risk associated with specific industries and markets. Because the economic and business climate in any given industry or market, and its impact on any given borrower, can change rapidly, the risk profile of the loan portfolio is continually assessed and adjusted when appropriate. Notwithstanding these procedures, there still exists the possibility that Centennial’s assessment could prove to be significantly incorrect and that an immediate adjustment to the allowance for loan losses would be required.

Centennial estimates the appropriate level of loan loss allowance by conducting a detailed review of a significant number of much smaller portfolio segments that comprise the consumer and commercial loan portfolios. Centennial segments the loan portfolio into as many components as practical. Each component would normally have similar characteristics, such as risk classification, past due status, type of loan, industry or collateral. The risk profile of certain segments of the loan portfolio may be improving, while the risk profile of others may be deteriorating. As a result, changes in the appropriate level of the allowance for different segments may offset one another. Adjustments to the allowance represent the impact from the analysis of all loan segments.

Investment in Debt and Equity Securities

Centennial classifies its investments in debt and equity securities as either held-to-maturity or available-for-sale in accordance with Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities. Securities classified as held-to-maturity are recorded at cost or amortized cost. Available-for-sale securities are carried at fair value. Fair value calculations are based on quoted market prices when such prices are available. If quoted market prices are not available, estimates of fair value are computed using a variety of techniques, including extrapolation from the quoted prices of similar instruments or recent trades for thinly traded securities, fundamental analysis, or through obtaining purchase quotes. Due to the subjective nature of the valuation process, it is possible that the actual fair values of these investments could differ from the estimated amounts, thereby affecting its financial position and results of operations. If the estimated value of investments is less than the cost or amortized cost, Centennial evaluates whether an event or change in circumstances has occurred that may have a significant adverse effect on the fair value of the investment. If such an event or change has occurred and Centennial determines that the impairment is other-than-temporary, Centennial expenses the impairment of the investment in the period in which the event or change occurred.

Deferred Income Taxes

Deferred income taxes reflect the estimated future tax effects of temporary differences between the reported amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. Centennial uses an estimate of future earnings to support its position that the benefit of its deferred tax assets will be realized. If future income should prove non-existent or less than the amount of the deferred tax assets within the tax years to which they may be applied, the asset may not be realized and Centennial’s net income will be reduced.

Impairment of Goodwill

Goodwill represents the excess of the purchase price over the fair value of net assets acquired. Goodwill is evaluated for impairment annually, unless there are factors present that may be indicative of a potential impairment, in which case, a goodwill impairment test is performed more frequently than annually. The first step in testing for impairment is to determine the fair value of each reporting unit. If the carrying amount of any reporting unit exceeds its fair value, an impairment to goodwill is recorded. The evaluation of goodwill involves estimations of discount rates, the timing of projected future cash flows, and utilization of market based valuation techniques. The assumptions used in the evaluation of goodwill are subject to change with changes in economic conditions and other factors. Changes in assumptions used to evaluate this intangible asset affect its value and could have a material adverse impact on Centennial’s results of operations.

Purchase Accounting

In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, Business Combinations (SFAS No. 141), and SFAS No. 142, Goodwill and Other Intangible Assets (SFAS No. 142). SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. SFAS No. 141 also specifies that intangible assets acquired in a purchase method business combination must meet certain criteria to be recognized and reported apart from goodwill. In connection with Centennial’s mergers and acquisitions, Centennial estimates the fair value of assets and liabilities as required, including intangible assets, based on various methods, including market prices, discounted cash flows, and other present value valuation techniques. The valuation methods Centennial uses may require the management to make numerous estimates and assumptions.

This discussion has highlighted those accounting policies that Centennial considers to be critical to its financial reporting process. However, all the accounting policies are important, and therefore you are encouraged to review each of the policies included in Note 2 to Centennial’s consolidated financial statements to gain a better understanding of how Centennial’s financial performance is measured and reported.

Recent Accounting Pronouncements

SFAS No. 123 (Revised 2004) Share-Based Payment

In December 2004, the FASB issued SFAS No. 123 (Revised 2004), Share-Based Payment. This statement is a revision of FASB Statement No. 123 and supersedes APB Opinion No. 25 Accounting for Stock Options Issued to Employees. SFAS No. 123 (Revised 2004) requires companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the instruments. The cost will be recognized over the period during which an employee is required to provide service in exchange for the award. This statement is effective for the first reporting period of a company’s first fiscal year beginning after June 15, 2005. As a result, Centennial will apply FAS 123 beginning in the first quarter of 2006. Centennial had accounted for equity interest issued in exchange for employee services using the intrinsic value method, which generally resulted in recognition of no compensation cost, because options to acquire equity interest were granted at estimated fair value.

EITF Issue No. 03-1

In March 2004, the Emerging Issues Task Force Issue No. 03-1, The Meaning of Other-than-Temporary Impairment and Its Application to Certain Investments (EITF 03-1), was issued. EITF 03-1 provides guidance for determining the meaning of other-than-temporarily impaired and its application to certain debt and equity securities within the scope of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities and investments accounted for under the cost method. The guidance requires that investments which have declined in value due to credit concerns or solely due to changes in interest rates must be recorded as other-than-temporarily impaired unless it can be asserted and demonstrated that Centennial has the intention to hold the security for a period of time sufficient to allow for a recovery of fair value up to or beyond the cost of the investment, which might mean to maturity. EITF 03-1 also requires disclosures assessing the ability and intent to hold investments in instances in which an investor determines that an investment with a fair value less than cost is not other-than-temporarily impaired. In September 2004, the FASB delayed the effective date for the measurement and recognition guidance contained in EITF 03-1, but the disclosure guidance was not delayed. Centennial is continuing to assess the impact of this EITF, but does not expect the implementation to have a significant impact on the consolidated financial statements. The disclosure required by EITF 03-1 is included in the notes to Centennial’s consolidated financial statements.

SOP 03-3

In December 2003, AcSEC issued SOP 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer. The SOP is effective for loans acquired in fiscal years beginning after December 15, 2004, with early adoption encouraged. The SOP addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities acquired in a transfer if those differences are attributable, at least in part, to credit quality. It includes loans acquired in business combinations and applies to all nongovernmental entities, including not-for-profit organizations. Centennial will adopt the SOP provisions for transactions subject to this SOP.

Results of Operations

The following table summarizes certain key financial results for Centennial for the periods indicated.

	Three Months Ended March 31,				For the Period July 17, 2004 to December 31, 2004		For the Period January 1, 2004 to July 16, 2004		Year Ended December 31,
			Predecessor		Successor		Predecessor		Combined Predecessor and Successor		Predecessor
	2005		2004						2004		2003	2002
Net income, in thousands	$1,097		$1,340		$3,796		$(1,084)		$2,712		$6,905	$5,022
Earnings per share, basic	$0.02		$0.86		$0.20		$(0.70)		$0.14	(a)	$4.45	$3.22
Earnings per share, diluted	$0.02		$0.85		$0.20		$(0.70)		$0.14	(a)	$4.37	$3.16
Return on average assets	0.18	%(d)	0.77	%(d)	0.97	%(d)	0.29	%(d)	0.36	%(b)	0.96%	0.69%
Return on average stockholders’ equity	0.86	%(d)	8.97	%(d)	7.97	%(d)	3.28	%(d)	2.26	%(c)	11.86%	9.19%

(a)	Represents combined net income of Predecessor and Successor divided by Successor weighted average basic or diluted shares outstanding.
(b)	Represents Predecessor and Successor combined net income divided by Successor average assets.
(c)	Represents Predecessor and Successor combined net income divided by Successor average stockholders’ equity.
(d)	Returns have been annualized.

Financial Overview for the Three Months Ended March 31, 2005 and 2004

Centennial’s consolidated financial statements include its accounts and the accounts of its wholly owned subsidiary banks. All significant inter-company accounts and transactions have been eliminated in consolidation.

	Three Months Ended March 31,		Change— Favorable (Unfavorable)
		Predecessor
	2005	2004
	(In thousands)
Consolidated Statement of Income Data:
Interest income	$30,043	$10,493	$19,550
Interest expense	4,715	3,271	1,444

Net interest income	25,328	7,222	18,106
Provision for loan losses	1,700	400	1,300

Net interest income after provision for loan losses	23,628	6,822	16,806
Noninterest income	2,578	1,029	1,549
Noninterest expense	24,983	5,883	19,100

Income before income taxes	1,223	1,968	(745)
Income tax expense	303	628	(325)

Income from continuing operations	920	1,340	(420)
Income from discontinued operations (net of tax)	177	—	177

Net income	$1,097	$1,340	$(243)

Share Data:
Basic earnings per share	$0.02	$0.86	$(0.84)
Diluted earnings per share	$0.02	$0.85	$(0.83)

Net income decreased $0.2 million from $1.3 million for the three months ended March 31, 2004 to $1.1 million for the three months ended March 31, 2005. Excluding the net income of approximately $0.6 million generated by the subsidiary banks Centennial acquired from Guaranty, net income decreased 69.4% to $0.4 million for the three months ended March 31, 2005 from $1.3 million for the three months ended March 31, 2004. Centennial’s return on average assets was 0.2% and return on average stockholders’ equity was 0.9% for the three months ended March 31, 2005, compared to 0.8% and 9.0% for the three months ended March 31, 2004.

Net interest income increased $18.1 million from $7.2 million for the three months ended March 31, 2004 to $25.3 million for the three months ended March 31, 2005. Excluding the net interest income of $17.2 million generated by the subsidiary banks Centennial acquired from Guaranty, net interest income increased to $8.1 million from $7.2 million, but was more than offset by an increase of $1.3 million in provision for loan losses and an increase of $1.1 million in noninterest expense, leading to a decrease in Centennial’s net income of $0.9 million. Interest income increased $19.5 million from $10.5 million for the three months ended March 31, 2004 to $30.0 million for the three months ended March 31, 2005. Interest expense increased $1.4 million from $3.3 million for the three months ended March 31, 2004 to $4.7 million for the three months ended March 31, 2005. Excluding the interest income and interest expense of the subsidiary banks Centennial acquired from Guaranty, Centennial experienced a decrease in both interest income and interest expense due to relatively lower interest rates during the first quarter of 2005. In addition, interest expense also decreased $0.6 million due to the accretion of Centennial’s fair value adjustments on CDs that resulted from the acquisition of Centennial’s predecessor completed in the third quarter of 2004. The result was a greater proportional reduction in Centennial’s interest expense as compared to Centennial’s interest income, resulting in a $0.9 million increase in net interest income from the first quarter of 2004. The deterioration of a couple of Centennial’s significant loans required an increase in Centennial’s allowance for loan loss during the first quarter of 2005, resulting in a $1.3 million increase in the provision for loan losses. Additional information on the provision for loan losses is provided below under “—Provision for Loan Losses” and “—Allowance for Loan Losses.” Noninterest expense increased $19.1 million from $5.9 million for the three months ended March 31, 2004 to $25.0 million for the three months ended March 31, 2005. Excluding the noninterest expense of $18.0 million of the subsidiary banks Centennial acquired from Guaranty, noninterest expense increased $1.1 million from the first quarter of 2004 to the first quarter of 2005. The majority of this increase was the result of the amortization of core deposit intangible assets related to the acquisition of Centennial’s predecessor of $0.4 million and additional merger-related expense of $0.4 million in the first quarter of 2005.

Net Interest Income and Net Interest Margin

Net interest income increased $18.1 million from $7.2 million for the three months ended March 31, 2004 to $25.3 million for the three months ended March 31, 2005. Excluding the net interest income of $17.2 million generated by the subsidiary banks Centennial acquired from Guaranty, Centennial’s net interest income for the first quarter of 2005 increased $0.9, or 12.4% as compared the first quarter of 2004. This increase resulted from a reduction of $0.2 million in interest income and a greater decrease of $1.2 million in interest expense, excluding interest expense incurred by the subsidiary banks Centennial acquired from Guaranty. Interest income increased $19.5 million from $10.5 million for the three months ended March 31, 2004 to $30.0 million for the three months ended March 31, 2005. Interest expense increased $1.4 million from $3.3 million for the three months ended March 31, 2004 to $4.7 million for the three months ended March 31, 2005. Excluding the interest income and interest expense of the subsidiary banks Centennial acquired from Guaranty, total interest income and expense both decreased as a result of ongoing declines in interest rates from the first quarter of 2004 to the first quarter of 2005. In addition, interest expense also decreased $0.6 million due to the accretion of Centennial’s fair value adjustments on CDs that resulted from the acquisition of Centennial’s predecessor completed in the third quarter of 2004. Average interest-earning assets increased $1,161.1 million from $662.9 million for the three months ended March 31, 2004 to $1,823.9 million for the three months ended March 31, 2005. Excluding the average balances of interest-earning assets of the subsidiary banks Centennial acquired from Guaranty, average interest-earning assets decreased to $644.0 million during the first quarter of 2005 from $662.9 million during the first quarter of 2004.

Average yield on interest-earning assets increased from 6.4% for the three months ended March 31, 2004 to 6.7% for the three months ended March 31, 2005. Excluding the average yield on interest-earning assets of the subsidiary banks Centennial acquired from Guaranty, the average yield on Centennial’s interest-earning assets increased to 6.7% for the first quarter of 2005 from 6.4% for the first quarter of 2004. The increase in the average yield on Centennial’s interest-earning assets resulted from a general increase in all interest rates.

Cost of average interest-bearing liabilities decreased from 2.3% for the three months ended March 31, 2004 to 1.5% for the three months ended March 31, 2005. Excluding the cost of average interest-bearing liabilities of the subsidiary banks Centennial acquired from Guaranty, the cost of Centennial’s average interest-bearing liabilities decreased to 1.8% for the first quarter of 2005 from 2.3% for the first quarter of 2004. In addition, there were small declines in the average rates paid on deposit balances. The ratio of average noninterest-bearing deposits to average total deposits increased from 12.9% for the three months ended March 31, 2004 to 28.6% for the three months ended March 31, 2005. Excluding the average noninterest-bearing deposits and average total deposits of the subsidiary banks Centennial acquired from Guaranty, the ratio of average noninterest-bearing deposits to average total deposits increased during the first quarter of 2005 to 16.0% from 12.9% during the first quarter of 2004. The ratio of savings accounts to average total deposits increased from 4.3% for the three months ended March 31, 2004 to 5.1% for the three months ended March 31, 2005. Lower-cost savings accounts increased to 9.5% of average total deposits during the first quarter of 2005 from 7.8% in the first quarter of 2004, excluding the deposit accounts of the subsidiary banks Centennial acquired from Guaranty.

Net interest margin increased from 4.4% for the three months ended March 31, 2004 to 5.6% for the three months ended March 31, 2005. Excluding the net interest income and the average interest-earning assets of the subsidiary banks Centennial acquired from Guaranty, Centennial’s net interest margin increased to 5.1% for the first quarter of 2005 from 4.4% for the first quarter of 2004 as a result of the factors described above.

The following tables present for the periods indicated, average assets, liabilities and stockholders’ equity, as well as the net interest income from average interest-earning assets and the resultant yields expressed in percentages. Nonaccrual loans are included in the calculation of average loans and leases while nonaccrued interest thereon, is excluded from the computation of yields earned.

	Three Months Ended March 31, 2005			Three Months Ended March 31, 2004
	Average Balance	Interest Income or Expense	Average Yield or Cost	Average Balance	Interest Income or Expense	Average Yield or Cost
	(Dollars in thousands)
ASSETS:
Interest-earning assets:
Loans held for investment(1)(2)(3)	$1,642,497	$28,497	7.04%	$626,350	$10,202	6.53%
Investments:
Taxable(1)	98,676	299	1.23%	31,442	220	2.81%
Tax-exempt(4)	37,286	491	5.34%	448	5	4.49%
Equity securities	14,180	171	4.89%	4,420	63	5.73%
Other earning assets	31,280	585	7.58%	199	3	6.06%

Total interest earning assets	1,823,919	30,043	6.68%	662,859	10,493	6.37%
Non-earning assets:
Cash and due from banks	54,764			18,527
Other assets	513,172			21,328

Total assets	$2,391,855			$702,714

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Interest-bearing liabilities:
Deposits:
Interest-bearing demand	$115,491	$90	0.32%	$44,998	$33	0.29%
Money market	532,462	1,718	1.31%	115,651	331	1.15%
Savings	84,134	146	0.70%	25,025	30	0.48%
Time certificates of deposit	454,302	1,674	1.49%	319,470	2,294	2.89%

Total interest-bearing deposits	1,186,389	3,628	1.25%	505,144	2,688	2.14%
Borrowings:
Repurchase agreements	28,156	150	2.16%	9,553	18	0.76%
Federal funds purchased	3,630	27	3.02%	2,176	6	1.11%
Subordinated debentures	41,945	553	5.35%	15,465	415	10.79%
Borrowings	45,196	357	3.20%	33,180	144	1.75%

Total interest-bearing liabilities	1,305,316	4,715	1.46%	565,518	3,271	2.33%
Noninterest-bearing liabilities:
Demand deposits	475,412			74,625
Other liabilities	93,487			1,967

Total liabilities	1,874,215			642,110
Stockholders’ equity	517,640			60,604

Total liabilities and stockholders’ equity	$2,391,855			$702,714

Net interest income		$25,328			$7,222

Net interest margin			5.63%			4.38%

(1)	Yields on loans and securities have not been adjusted to a tax-equivalent basis because the impact is not material.
(2)	Includes average nonaccrual loans of $11.6 million and $19.7 million for the three months ended March 31, 2005 and 2004, respectively.
(3)	Net loan fees of $2.3 million and $1.0 million for the three months ended March 31, 2005 and 2004, respectively, are included in the yield computation.
(4)	Includes Bankers Bank of the West stock, Federal Agricultural Mortgage Corporation (Farmer Mac) stock, Federal Reserve Bank stock and Federal Home Loan Bank stock.

The following table presents the dollar amount of changes in interest income and interest expense for the major categories of Centennial’s interest-earning assets and interest-bearing liabilities. Information is provided for each category of interest-earning assets and interest-bearing liabilities with respect to (i) changes attributable to changes in volume (i.e., changes in average balances multiplied by the prior-period average rate) and (ii) changes attributable to rate (i.e., changes in average rate multiplied by prior-period average balances). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

	Three Months Ended March 31, 2005 Compared to Three Months Ended March 31, 2004
	Net Change	Rate	Volume
	(In thousands)
Interest income:
Loans held for investment	$18,295	$707	$17,588
Investments:
Taxable	79	17	62
Tax-exempt	486	1	485
Equity securities	108	7	101
Other earning assets	582	1	581

Total interest income	19,550	733	18,817
Interest expense:
Deposits:
Interest-bearing demand	57	2	55
Money market	1,387	47	1,340
Savings	116	18	98
Time certificates of deposit	(620)	(332)	(288)
Repurchase agreements	132	64	68
Federal funds purchased	21	15	6
Short-term borrowings	204	165	39
Long-term debt	147	37	110

Total interest expense	1,444	(16)	1,428

Net interest income	$18,106	$717	$17,389

Provision for Loan Losses

The provision for loan losses represents a charge against earnings. The provision is that amount required to maintain the allowance for loan losses at a level that in Centennial’s judgment, is adequate to absorb loan losses inherent in the loan portfolio. In periods when an existing allowance for loan losses is determined to exceed the amount required, the allowance for loan losses is reduced, which decreases the charge to earnings through the provision for loan losses. When an existing allowance for loan losses is deemed to be understated, an additional provision is recorded, resulting in an additional charge to earnings through the provision for loan losses.

Centennial recorded a charge to earnings through the provision for loan losses of $1.7 million during the first quarter of 2005 compared to $0.4 million during the first quarter of 2004. The increase in Centennial’s provision of $1.3 million was primarily caused by a determination that one commercial loan had deteriorated, requiring a $0.9 million provision. Centennial’s management believes that there is no additional exposure to the borrower. The rest of the increase resulted from management’s determination that conditions affecting Centennial’s residential real estate portfolio were declining, resulting in a $0.4 million provision. Centennial’s net charge offs of loans decreased $0.6 million from $0.8 million in the first quarter of 2004 to $0.2 million in the first quarter of 2005.

Noninterest Income

The following table presents the major categories of noninterest income:

	Three Months Ended March 31,
		Predecessor
	2005	2004
	(In thousands)
Customer service fees	$1,672	$790
Gain (loss) on sale of securities	23	(66)
Gain on sale of assets	245	67
Net gain on sales of investment securities	370	—
Gain on sale of mortgages	268	238

Total noninterest income	$2,578	$1,029

Total noninterest income increased $1.5 million from $1.0 million for the three months ended March 31, 2004 to $2.6 million for the three months ended March 31, 2005. Excluding the noninterest income of $1.7 million of the subsidiary banks Centennial acquired from Guaranty, noninterest income decreased to $0.9 million for the first quarter of 2005 from $1.0 million for the first quarter of 2004 for a decrease of $0.1 million, or 14.7%. That decrease is due primarily to $0.1 million fewer insufficient funds charges in the first quarter of 2005 as compared to the first quarter of 2004.

Noninterest Expense

The following table presents, for the periods indicated, Centennial’s major categories of noninterest expense:

	Three Months Ended March 31,
		Predecessor
	2005	2004
	(In thousands)
Salaries and employee benefits	$14,787	$3,000
Occupancy	1,628	571
Furniture and equipment	785	306
Amortization	3,094	—
Professional services	688	120
Merchant and acquisition	443	—
Other	3,558	1,886

Total noninterest expense	$24,983	$5,883

Total noninterest expense increased $19.1 million from $5.9 million for the three months ended March 31, 2004 to $25.0 million for the three months ended March 31, 2005. Excluding the noninterest expense of $18.0 million of the subsidiary banks Centennial acquired from Guaranty, noninterest expense increased by $1.1 million for the first quarter of 2005 to $7.0 million from $5.9 million for the first quarter of 2004. The primary causes of the increase in expenses in the first quarter of 2005 were related to merger and acquisition activity, resulting in an increase in merger and acquisition expenses and professional services fees. Also, the amortization expense increased $3.1 million from zero for the three months ended March 31, 2004 to $3.1 million for the three months ended March 31, 2005 due to the core deposit intangible created by the acquisition of Centennial’s predecessor in the third quarter of 2004. Salaries and employee benefits increased $11.8 million from $3.0 million for the three months ended March 31, 2004 to $14.8 million for the three months ended March 31, 2005. Salaries and employee benefits increased as a result of the implementation of a new incentive compensation plan for loan originators.

Provision for Income Taxes

Centennial recorded tax provisions of $0.3 million and $0.6 million, with effective income tax rates of 25% and 32% for the three months ended March 31, 2005 and 2004, respectively. The primary cause of the decrease in effective rates from 2004 to 2005 was an increase in tax-exempt interest earnings, as Centennial’s predecessor had minimal tax-exempt investment securities.

Financial Overview for the Years Ended December 31, 2004, 2003 and 2002

Centennial’s consolidated financial statements include its accounts and the accounts of its wholly owned subsidiary banks. All significant inter-company accounts and transactions have been eliminated in consolidation.

	Successor	Predecessor	For the Year Ended December 31,
	For the Period July 17, 2004 to December 31, 2004	For the Period January 1, 2004 to July 16, 2004	Combined Predecessor and Successor		Predecessor		Change—Favorable (Unfavorable)
			2004		2003	2002	2004 v 2003	2003 v 2002
	(In thousands, except share, per share and percentage data)
Consolidated Statement of Income Data:
Interest income	$19,052	$22,912	$41,964		$46,100	$51,179	$(4,136)	$(5,079)
Interest expense	3,762	6,797	10,559		16,605	20,990	6,046	4,385

Net interest income	15,290	16,115	31,405		29,495	30,189	1,910	(694)
Provision for loan losses	—	4,700	4,700		900	3,950	(3,800)	3,050

Net interest income after provision for loan losses	15,290	11,415	26,705		28,595	26,239	(1,890)	2,356
Noninterest income	1,784	2,426	4,210		4,589	3,589	(379)	1,000
Noninterest expense	10,947	14,514	25,461		22,048	21,724	(3,413)	(324)

Income (loss) before income taxes	6,127	(673)	5,454		11,136	8,104	(5,682)	3,032
Income tax expense	2,331	411	2,742		4,231	3,082	1,489	(1,149)

Net income (loss)	$3,796	$(1,084)	$2,712		$6,905	$5,022	$(4,193)	$1,883

Share Data:
Basic earnings (loss) per share	$0.20	$(0.70)	$0.14	(a)	$4.45	$3.22	$(4.31)	$1.23
Diluted earnings (loss) per share	$0.20	$(0.70)	$0.14	(a)	$4.37	$3.16	$(4.23)	$1.21

(a)	Represents combined net income of Predecessor and Successor divided by Successor weighted average basic or diluted shares outstanding.

Centennial experienced net income of $3.8 million subsequent to the acquisition of Centennial’s predecessor compared to a $1.1 million net loss incurred by Centennial’s predecessor through July 16, 2004. The net loss incurred by Centennial’s predecessor was primarily caused by a charge to Centennial’s loan loss provision, which is discussed below under “Provision for Loan Losses,” and acquisition costs.

Combined 2004 Compared to 2003

Net income decreased 60.7% to $2.7 million for the year ended December 31, 2004 from $6.9 million for the year ended December 31, 2003. Centennial’s return on average assets was 0.4% and return on average stockholders’ equity was 2.3% for the year ended December 31, 2004, compared to 1.0% and 11.9% for the year ended December 31, 2003.

Centennial’s net interest income increased to $31.4 million from $29.5 million, but was offset by an increase of $3.8 million in the provision for loan losses and an increase of $3.4 million in noninterest expenses, leading to a decrease in net income of $4.2 million. Centennial experienced a decrease in both interest income and interest expense due to continued low interest rates during 2004. Centennial experienced a greater proportional reduction in its interest expense as compared to its interest income, resulting in an increase of $1.9 million in net interest income from 2003. Deterioration in the quality of several significant loans in 2004 required an increase in Centennial’s allowance for loan loss, resulting in the $3.8 million increase in the provision for loan losses. Additional information on the provision for loan losses is provided below under “—Provision for Loan Losses” and “—Allowance for Loan Losses.”

2003 Compared to 2002

Net income increased 37.5% to $6.9 million, or $4.37 per diluted share, for the year ended December 31, 2003, from $5.0 million, or $3.16 per diluted share, for the year ended December 31, 2002. Centennial’s return on average assets was 1.0% and return on average stockholders’ equity was 11.9% for the year ended December 31, 2003, compared to 0.7% and 9.2% for the year ended December 31, 2002.

The primary factor in the net income improvement in 2003 from 2002 was the decrease of $3.1 million in the provision for loan losses. The provision for loan losses decrease was due to a management decision to eliminate certain portions of the loan portfolio that carried significant risk without a corresponding yield increase. Additional information on the provision for loan losses is provided below under “—Provision for Loan Losses” and “—Allowance for Loan Losses.”

Net Interest Income and Net Interest Margin

Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income also depends on the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on them.

Combined 2004 Compared to 2003

Centennial’s net interest income for 2004 increased $1.9 million, or 6.5%, compared to 2003. This increase resulted from a reduction of $4.1 million in interest income and a greater decrease of $6.0 million in interest expense. Total interest income and expense both decreased as a result of ongoing declines in interest rates throughout much of 2004. Average interest-earning assets decreased to $657.5 million during 2004 as compared to $679.6 million during 2003.

The average yield on Centennial’s interest-earning assets fell to 6.4% in 2004 from 6.8% in 2003. The decrease in the average yield on Centennial’s interest-earning assets resulted from a general decline in all interest rates. Despite this decline, the yield on the portfolio increased 21 basis points from 2003 to 2004.

The cost of Centennial’s average interest-bearing liabilities decreased to 1.9% in 2004 from 2.9% in 2003. In addition to broad declines in the average rates paid on deposit balances, the ratio of average noninterest-bearing deposits to average total deposits increased during 2004 to 16.3% from 12.3% during 2003. Average time certificates of deposit as a percentage of average total deposits decreased to 49.7% in 2004 from 57.8% in 2003. The cost of the time deposits is mostly attributable to the decrease in interest rates rather than a decrease in volume. In addition, lower-cost savings accounts increased to 4.7% of average total deposits during 2004 from 4.0% in 2003. The cost of deposits and other borrowings, exclusive of subordinated debentures, decreased to 1.7% in 2004 from 2.6% in 2003.

As a result of the above factors, Centennial’s net interest margin increased to 4.41% in 2004 from 3.93% in 2003.

2003 Compared to 2002

Centennial’s net interest income for 2003 decreased by $0.7 million, or 2.3%, compared to 2002. This decrease is due to a decrease in interest income of $5.1 million largely offset by a similar decrease in interest expense of $4.4 million. The decrease in both interest income and interest expense is primarily attributable to the decrease in interest rates from 2002 to 2003 rather than a decrease in volume. The average earning assets balance in 2003 decreased by $4.9 million and the average interest bearing liabilities decreased by $9.2 million.

The average yield on interest-earning assets declined to 6.8% in 2003 from 7.5% in 2002. The decrease was due to a general decline in the interest rates for that period. Although the average balance of investment securities (taxable and tax-exempt) increased from 2002 to 2003 by $3.3 million, the average yield decreased by 1.6%, attributable primarily to the decrease in interest rates from 2002 to 2003.

The cost of Centennial’s average interest-bearing liabilities decreased to 2.9% in 2003 from 3.5% in 2002. In addition to a decline in the average rates paid on deposit balances, there was a shift in average interest-bearing deposits from higher paying time certificates of deposit to lower cost interest-bearing deposits. The average balance on time certificate of deposits decreased from 2003 to 2002 by $24.8 million, while interest-bearing demand, Money Market, and savings account average balances all increased in total by $24.0 million from 2002 to 2003, which in part resulted in lower interest expense for 2003 on interest-bearing deposits.

As a result of the above factors, Centennial’s net interest margin decreased to 3.93% in 2003 from 3.94% in 2002.

The following tables present for the years indicated, average assets, liabilities and stockholders’ equity, as well as the net interest income from average interest-earning assets and the resultant yields expressed in percentages. Nonaccrual loans are included in the calculation of average loans and leases while nonaccrued interest thereon, is excluded from the computation of yields earned.

	Year Ended December 31, 2004			Year Ended December 31, 2003
	Combined Predecessor and Successor			Predecessor
	Average Balance	Interest Income or Expense	Average Yield or Cost	Average Balance	Interest Income or Expense	Average Yield or Cost
	(Dollars in thousands)
ASSETS:
Interest-earning assets:
Loans held for investment(1)(2)(3)	$613,643	$40,580	6.61%	$651,034	$45,173	6.94%
Investments:
Taxable(1)	31,203	961	3.08%	26,089	858	3.29%
Tax-exempt(4)	415	16	3.86%	705	53	7.52%
Equity securities	5,519	256	4.64%	—	—	0.00%
Other earning assets	6,705	151	2.25%	1,734	16	0.92%

Total interest earning assets	657,485	41,964	6.38%	679,562	46,100	6.78%
Non-earning assets:
Cash and due from banks	19,998			19,328
Other assets	74,820			20,609

Total assets	$752,303			$719,499

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Interest-bearing liabilities:
Deposits:
Interest-bearing demand	$49,068	$125	0.25%	$43,788	$155	0.35%
Money market	118,677	1,273	1.07%	115,349	1,706	1.48%
Savings	26,283	128	0.49%	24,532	152	0.62%
Time certificates of deposit	282,774	6,456	2.28%	353,580	12,367	3.50%

Total interest-bearing deposits	476,802	7,982	1.67%	537,249	14,380	2.68%
Borrowings:
Repurchase agreements	14,993	190	1.27%	8,705	78	0.90%
Federal funds purchased	1,197	15	1.25%	1,438	18	1.25%
Subordinated debentures	27,591	1,764	6.39%	16,470	1,720	10.44%
Borrowings	15,000	608	4.05%	19,586	409	2.09%

Total interest-bearing liabilities	535,583	10,559	1.97%	583,448	16,605	2.85%
Noninterest-bearing liabilities:
Demand deposits	92,525			75,008
Other liabilities	2,758			2,816

Total liabilities	630,866			661,272
Stockholders’ equity	121,437			58,227

Total liabilities and stockholders’ equity	$752,303			$719,499

Net interest income		$31,405			$29,495

Net interest margin			4.41%			3.93%

(1)	Yields on loans and securities have not been adjusted to a tax-equivalent basis because the impact is not material.
(2)	Includes average nonaccrual loans of $14.3 million and $15.3 million for the years ended December 31, 2004 and 2003, respectively.
(3)	Net loan fees of $3.9 million and $4.7 million for the years ended December 31, 2004 and 2003, respectively, are included in the yield computation.
(4)	Includes Bankers Bank of the West stock, Federal Agricultural Mortgage Corporation (Farmer Mac) stock, Federal Reserve Bank stock and Federal Home Loan Bank stock.

	Year Ended December 31, 2003			Year Ended December 31, 2002
	Predecessor			Predecessor
	Average Balance	Interest Income or Expense	Average Yield or Cost	Average Balance	Interest Income or Expense	Average Yield or Cost
	(Dollars in thousands)
ASSETS:
Interest-earning assets:
Loans held for investment(1)(2)(3)	$651,034	$45,173	6.94%	$657,336	$49,973	7.60%
Investments:
Taxable(1)	26,089	858	3.29%	22,801	1,136	4.98%
Tax-exempt(4)	705	53	7.52%	690	42	6.09%
Equity securities	—	—	0.00%	—	—	0.00%
Other earning assets	1,734	16	0.92%	3,646	28	0.77%

Total interest earning assets	679,562	46,100	6.78%	684,473	51,179	7.48%
Non-earning assets:
Cash and due from banks	19,328			19,850
Other assets	20,609			22,954

Total assets	$719,499			$727,277

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Interest-bearing liabilities:
Deposits:
Interest-bearing demand	$43,788	$155	0.35%	$38,547	$279	0.72%
Money market	115,349	1,706	1.48%	98,958	2,261	2.28%
Savings	24,532	152	0.62%	22,198	300	1.35%
Time certificates of deposit	353,580	12,367	3.50%	378,365	15,742	4.16%

Total interest-bearing deposits	537,249	14,380	2.68%	538,068	18,582	3.45%
Borrowings:
Repurchase agreements	8,705	78	0.90%	12,887	134	1.04%
Federal funds purchased	1,438	18	1.25%	3,028	32	1.06%
Subordinated debentures	16,470	1,720	10.44%	16,087	1,755	10.91%
Borrowings	19,586	409	2.09%	22,610	487	2.15%

Total interest-bearing liabilities	583,448	16,605	2.85%	592,680	20,990	3.54%
Noninterest bearing liabilities:
Demand deposits	75,008			77,597
Other liabilities	2,816			2,371

Total liabilities	661,272			672,648
Stockholders’ equity	58,227			54,629

Total liabilities and stockholders’ equity	$719,499			$727,277

Net interest income		$29,495			$30,189

Net interest margin			3.93%			3.94%

(1)	Yields on loans and securities have not been adjusted to a tax-equivalent basis because the impact is not material.
(2)	Includes average nonaccrual loans of $15.3 and $18.0 million for the years ended December 31, 2003 and 2002.
(3)	Net loan fees of $4.7 and $5.6 million for the years ended December 31, 2003 and 2002, respectively, are included in the yield computation.
(4)	Includes Bankers Bank of the West stock, Federal Agricultural Mortgage Corporation (Farmer Mac) stock, Federal Reserve Bank stock and Federal Home Loan Bank stock.

The following table presents the dollar amount of changes in interest income and interest expense for the major categories of Centennial’s interest-earning assets and interest-bearing liabilities. Information is provided for each category of interest-earning assets and interest-bearing liabilities with respect to (i) changes attributable to changes in volume (i.e., changes in average balances multiplied by the prior-period average rate) and (ii) changes attributable to rate (i.e., changes in average rate multiplied by prior-period average balances). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

	Year Ended December 31, 2004 Compared to Year Ended December 31, 2003			Year Ended December 31, 2003 Compared to Year Ended December 31, 2002
	Net Change	Rate	Volume	Net Change	Rate	Volume
	(In thousands)
Interest income:
Loans held for investment	$(4,593)	$(2,066)	$(2,527)	$(4,800)	$(4,325)	$(475)
Investments:
Taxable	103	25	78	(278)	(195)	(83)
Tax-exempt	(37)	(20)	(17)	11	10	1
Equity securities	256	—	256	—	—	—
Other earning assets	135	45	90	(12)	(3)	(9)

Total interest income	(4,136)	(2,016)	(2,120)	(5,079)	(4,513)	(566)
Interest expense:
Deposits:
Interest-bearing demand	(30)	(21)	(9)	(124)	(98)	(26)
Money market	(433)	(392)	(41)	(555)	(377)	(178)
Savings	(24)	(18)	(6)	(148)	(124)	(24)
Time certificates of deposit	(5,911)	(3,749)	(2,162)	(3,375)	(2,392)	(983)
Repurchase agreements	112	41	71	(56)	(17)	(39)
Federal funds purchased	(3)	—	(3)	(14)	(4)	(10)
Short-term borrowings	44	16	28	(35)	(22)	(13)
Long-term debt	199	159	40	(78)	(15)	(63)

Total interest expense	(6,046)	(3,964)	(2,082)	(4,385)	(3,049)	(1,336)

Net interest income	$1,910	$1,948	$(38)	$(694)	$(1,464)	$770

Provision for Loan Losses

The provision for loan losses in each year represents a charge against earnings. The provision is that amount required to maintain the allowance for loan losses at a level that in Centennial’s judgment, is adequate to absorb loan losses inherent in the loan portfolio. In periods when an existing allowance for loan losses is determined to exceed the amount required, the allowance for loan losses is reduced, which decreases the charge to earnings through the provision for loan losses. When an existing allowance for loan losses is deemed to be understated, an additional provision is recorded, resulting in an additional charge to earnings through the provision for loan losses.

Centennial’s predecessor encountered a decline in its loan portfolio during 2004. Loans for three real estate borrowers were classified as impaired and required a provision of $0.8 million. The commercial and agriculture portfolios had seven loans that were deemed impaired and required a provision of $1.7 million. Centennial’s management believes that there is no additional exposure to those specified borrowers. Centennial’s predecessor also increased its provision by $0.9 million for home equity credit loans and the estimated impact on the portfolio of rising interest rates. Centennial’s management deemed the allowance for loan losses as acquired from the predecessor to be adequate and did not make additional adjustments during the period from July 17, 2004 through December 31, 2004. No loans had events during that period that required a change in loan quality classification.

Combined 2004 Compared to 2003

Centennial recorded a charge to earnings through the provision for loan losses of $4.7 million during 2004 and $0.9 million during 2003. Centennial charged off net loan balances of $4.6 million in 2004 compared to $2.5 million in 2003. The increase in the provision for 2004 was due to an increase in loan net charge-offs in 2004. The net charge-offs in 2003 were only $2.5 million, requiring a provision of $0.9 million in 2003 in order to establish an adequate reserve for allowance on loan losses at December 31, 2003. In 2004, Centennial experienced deterioration in the quality of a few large loan balances late in 2004, requiring an additional charge to the provision for loan loss.

2003 Compared to 2002

Centennial recorded a charge to earnings through the provision for loan losses of $0.9 million during 2003 as compared to $4.0 million in 2002. Centennial had net charge-offs of $2.5 million in 2003 compared to $3.4 million in 2002. The decrease in the total allowance for loan loss is due to the general allocation of reserve that is based on the loan portfolio size, economic conditions, industry concentrations, and other general factors impacting the loan portfolio. Centennial changed its loan philosophy in 2002 and went to a more systematic approach in its loan approval process and eliminated certain high risk, low yield loans, causing the size of the outstanding loans to decrease significantly from 2002 to 2003. Since the volume of loans decreased with an elimination of certain risky loan types, the general allocation of loan reserves decreased as well. There was no significant change in the reserves for specific loans and leases from 2002 to 2003.

For additional analysis of factors impacting the provision for loan and lease losses, see “Financial Condition and Liquidity—Allowance for Loan Losses” below.

Noninterest Income

Total noninterest income decreased to $4.2 million in 2004 from $4.6 million in 2003 for a decrease of $0.4 million, or 8.3%. In 2003, total noninterest income increased by $1.0 million, or 27.9%, from $3.6 million in 2002.

The following table presents Centennial’s major categories of noninterest income:

			Year Ended December 31,
	Successor	Predecessor	Combined Predecessor and Successor	Predecessor		Change— Increase (Decrease)
	For the Period July 17, 2004 to December 31, 2004	For the Period January 1, 2004 to July 16, 2004	2004	2003	2002	2004 v 2003	2003 v 2002
	(In thousands)
Service charges and fees on deposit accounts	$1,305	$1,707	$3,012	$3,157	$2,438	$(145)	$719
Merchant income	278	221	499	578	437	(79)	141
ATM income	100	286	386	395	330	(9)	65
Net gain (loss) on sales of investment securities	36	(66)	(30)	152	(221)	(182)	373
Other income	65	278	343	307	605	36	(298)

Total noninterest income	$1,784	$2,426	$4,210	$4,589	$3,589	$(379)	$1,000

Noninterest income for Centennial’s predecessor for the period January 1, 2004 through July 16, 2004 was not significantly different from noninterest income of Centennial’s successor for the period July 17, 2004 through December 31, 2004.

Combined 2004 Compared to 2003

The $0.4 million or 8.3% decrease in noninterest income is due primarily to a $0.2 million decrease in gain on sales of investment securities due to a one-time sale of stock in 2003. Centennial also experienced a decrease in noninterest income of $0.1 million due to fewer insufficient fund charges in 2004 as compared to 2003.

2003 Compared to 2002

An increase in service charges and fees of $0.7 million was the primary factor driving the 29.5% increase in noninterest income from $3.6 million in 2002 to $4.6 million in 2003. The increase in the service charges and fees was caused by a 30% increase in the insufficient funds service charge rate in early 2003, resulting in an increase of $0.6 million from 2002 to 2003. Centennial also sold an investment in stock in 2003 for a gain. These two gains were offset by a decrease in the gain on sale of assets in 2003 from 2002 due to the sale of two buildings in 2002 at a gain.

Noninterest Expense

The following table presents, for the years indicated, the major categories of noninterest expense:

			Year Ended December 31,
	Successor	Predecessor	Combined Predecessor and Successor	Predecessor		Change— Increase (Decrease)
	For the Period July 17, 2004 to December 31, 2004	For the Period January 1, 2004 to July 16, 2004	2004	2003	2002	2004 v 2003	2003 v 2002
	(In thousands)
Salaries and employee benefits	$5,874	$6,104	$11,978	$11,447	$11,162	$531	$285
Occupancy and equipment	1,634	1,862	3,496	3,665	3,579	(169)	86
Data and item processing	552	676	1,228	1,239	1,178	(11)	61
Amortization	778	—	778	—	—	778	—
Postage and courier	190	223	413	418	400	(5)	18
Professional fees	22	3,469	3,491	1,226	1,201	2,265	25
ATM expenses	166	215	381	426	392	(45)	34
Administration	466	556	1,022	909	1,145	113	(236)
Examinations & assessments	74	90	164	175	191	(11)	(16)
Merchant expense	195	210	405	471	326	(66)	145
Loan related costs	397	356	753	671	546	82	125
Advertising and business development	242	268	510	615	633	(105)	(18)
Operating supplies	119	114	233	271	373	(38)	(102)
Director fees	139	190	329	184	269	145	(85)
Other	99	181	280	331	329	(51)	2

Total noninterest expense	$10,947	$14,514	$25,461	$22,048	$21,724	$3,413	$324

Centennial’s predecessor incurred significant professional fees in the period January 1, 2004 to July 16, 2004 in connection with its sale, which resulted in a relative decrease in professional fees for Centennial’s successor for the period July 17, 2004 to December 31, 2004.

Combined 2004 Compared to 2003

Noninterest expense increased by $3.4 million during 2004 to $25.5 million from $22.0 million in 2003. The primary cause of the increase in expenses was the purchase of Centennial’s predecessor company. Salaries and employee benefits increased as a result of retention and executive bonuses offered in connection with the acquisition. Professional fees increased as a result of the acquisition, and the amortization expense increased due to the core deposit intangible created by the purchase transaction.

2003 Compared to 2002

Noninterest expense in 2003 was comparable to the expenses incurred in 2002, with an increase of $0.3 million, or 1.5%.

Provision for Income Taxes

Combined 2004 Compared to 2003

Centennial recorded tax provisions of $2.7 million in 2004 and $4.2 million in 2003. Centennial’s effective tax rates were 50% for 2004 and 38% for 2003. The increase in effective rate is primarily due to nondeductible acquisition expenses in 2004.

2003 Compared to 2002

Centennial recorded tax provisions of $4.2 million in 2003 and $3.1 million in 2002. Centennial’s effective tax rate was 38% for both 2003 and 2002.

Financial Condition and Liquidity

The following table sets forth certain key consolidated balance sheet data:

	At March 31, 2005	At December 31,
		Successor	Predecessor
		2004	2003
	(In thousands)
Earning assets	$1,823,920	$1,828,853	$661,067
Total assets	2,409,399	2,399,201	708,677
Deposits	1,666,788	1,678,499	580,435

Loans

The following table sets forth the amount of Centennial’s loans outstanding at the dates indicated. Centennial had no foreign loans or energy-related loans as of the dates indicated.

		At December 31,
		Successor	Predecessor
	At March 31, 2005	2004	2003	2002	2001	2000
	(In thousands)
Real estate—mortgage	$754,702	$719,943	$343,965	$310,528	$182,635	$90,634
Real estate—construction	319,363	308,545	110,316	128,285	182,930	108,589
Commercial	442,938	458,171	68,867	91,320	87,111	118,480
Agricultural	64,475	62,199	71,384	95,729	113,256	88,786
Consumer	56,100	64,625	29,797	39,168	43,137	39,563
Leases receivable and other	23,189	28,505	4,138	5,843	6,510	1,132

Total gross loans	1,660,767	1,641,988	628,467	670,873	615,579	447,184
Less: allowance for loan losses	(26,562)	(25,022)	(7,653)	(9,257)	(8,701)	(6,422)
Deferred loan fees	(560)	(167)	(1,002)	(988)	(1,036)	(1,417)

Net loans	$1,633,645	$1,616,799	$619,812	$660,628	$605,842	$439,345
Loans held for sale at lower of cost or market	$4,183	$7,301	$—	$—	$—	$—

Centennial’s lending portfolio increased 1.1% by approximately $18.8 million from $1,642.0 million at December 31, 2004 to $1,660.8 million at March 31, 2005. While the size of Centennial’s total loan portfolio remained relatively stable over this period, the mix of Centennial’s loan portfolio changed somewhat. The decrease in Centennial’s commercial and consumer loan types during the quarter continues to reflect a change in lending philosophy that was implemented in 2002. Centennial chose to discontinue the purchase of accounts receivable from businesses, primarily loans and leases from car dealerships, and revise its policies related to collateral on certain types of agricultural loans.

The acquisition of Guaranty resulted in an increase in Centennial’s lending portfolio of approximately $1.1 billion from 2003 to 2004. Excluding the effects of this merger, Centennial’s lending portfolio continued to decrease by approximately $31.5 million during 2004. The primary driver of this decrease was the change in lending philosophy that was implemented in 2002. The philosophical change was adopted to direct Centennial away from high risk, lower yield loans and resulted in a decrease, excluding the effects of the Guaranty merger, of $15.3 million, $12.8 million and $5.9 million in balances for the commercial loan, agricultural loan and purchased dealer loan categories, respectively, from December 31, 2004 to December 31, 2003.

Centennial’s loans held for sale portfolio decreased $3.1 million during the first quarter of 2005 from $7.3 million as of December 31, 2004 to $4.2 million as of March 31, 2005. Centennial’s portfolio of loans held for sale is made up of residential mortgage loans. The majority of this decrease is the result of increasing mortgage interest rates late in the fourth quarter of 2004 through the first quarter of 2005. This increasing rate environment put downward pressure on the demand for residential mortgages, reducing Centennial’s residential mortgage originations. In addition, Centennial’s turnover rate of loans held for sale increased significantly as the average time from origination to delivery of Centennial’s mortgages to third party investors decreased. This increased turnover rate reduced Centennial’s outstanding loan balances, as the average number of days loans were carried in Centennial’s portfolio decreased during the first quarter of 2005. The $7.3 million of loans held for sale as of December 31, 2004 were acquired in the Guaranty purchase.

Loan Maturities

The following table shows the amounts of loans outstanding as of March 31, 2005 which, based on remaining scheduled repayments of principal, were due in one year or less, more than one year through five years, and more than five years. Demand or other loans having no stated maturity and no stated schedule of repayments are reported as due in one year or less. The table also presents, for loans with maturities over one year, an analysis with respect to fixed interest rate loans and floating interest rate loans.

	Maturity				Rate Structure for Loans Maturing over One Year
	One Year or Less	One through Five Years	Over Five Years	Total	Fixed Rate	Floating Rate
	(In thousands)
Real estate—mortgage	$275,455	$353,215	$126,032	$754,702	$123,133	$356,114
Real estate—construction	246,423	61,957	10,983	319,363	7,597	65,343
Commercial	298,776	129,115	15,047	442,938	40,831	103,331
Agricultural	37,842	22,869	3,764	64,475	8,864	17,769
Consumer	28,782	23,193	4,125	56,100	26,233	1,085
Lease receivable and other	3,055	1,846	18,288	23,189	1,020	19,114

Total	$890,333	$592,195	$178,239	$1,660,767	$207,678	$562,756

The following table shows the amounts of loans outstanding as of December 31, 2004 which, based on remaining scheduled repayments of principal, were due in one year or less, more than one year through five years, and more than five years. Demand or other loans having no stated maturity and no stated schedule of repayments are reported as due in one year or less. The table also presents, for loans with maturities over one year, an analysis with respect to fixed interest rate loans and floating interest rate loans.

	Maturity				Rate Structure for Loans Maturing over One Year
	One Year or Less	One through Five Years	Over Five Years	Total	Fixed Rate	Floating Rate
	(In thousands)
Real estate—mortgage	$268,360	$344,075	$107,508	$719,943	$295,864	$155,719
Real estate—construction	220,055	78,273	10,217	308,545	75,482	13,008
Commercial	324,659	102,338	31,174	458,171	92,868	40,644
Agricultural	48,888	10,608	2,703	62,199	8,393	4,918
Consumer	43,766	17,331	3,528	64,625	20,813	46
Lease receivable and other	12,727	4,283	11,495	28,505	7,432	8,346

Total	$918,455	$556,908	$166,625	$1,641,988	$500,852	$222,681

Nonperforming Assets

Credit risk related to nonperforming assets arises as a result of lending activities. To manage this risk, Centennial employs frequent monitoring procedures, and takes prompt corrective action when necessary. Centennial employs a risk rating system that identifies the overall potential amount of risk associated with each loan in its loan portfolio. This monitoring and rating system is designed to help management determine current and potential problems so that corrective actions can be taken promptly.

Generally, loans are placed on nonaccrual status when they become 90 days or more past due or at such earlier time as management determines timely recognition of interest to be in doubt. Accrual of interest is discontinued on a loan when Centennial believes, after considering economic and business conditions and analysis of the borrower’s financial condition, that the collection of interest is doubtful.

The following table summarizes the loans for which the accrual of interest has been discontinued, loans with payments more than 90 days past due and still accruing interest, loans that have been restructured, and other real estate owned. For reporting purposes, other real estate owned (“OREO”) consists of all real estate, other than bank premises, actually owned or controlled by Centennial, including real estate acquired through foreclosure.

		At December 31,
	At March 31, 2005	Successor	Predecessor
		2004	2003	2002	2001	2000
	(Dollars in thousands)
Nonaccrual loans and leases, not restructured	$11,739	$11,905	$15,338	$18,037	$12,104	$3,782
Accruing loans past due 90 days or more	68	2,494	—	16	366	1,026

Total nonperforming loans (NPLs)	11,807	14,399	15,338	18,053	12,470	4,808
Other real estate owned	2,836	5,707	4,087	2,634	455	448

Total nonperforming assets (NPAs)	$14,643	$20,106	$19,425	$20,687	$12,925	$5,256

Selected ratios:
NPLs to total loans held for investment	0.71%	0.88%	2.44%	2.69%	2.03%	1.08%
NPAs to total assets	0.61%	0.84%	2.74%	2.77%	1.87%	1.00%

Nonperforming loans decreased by $2.6 million from $14.4 million as of March 31, 2004 to $11.8 million as of March 31, 2005. The majority of this decrease is due to a $2.4 million decrease in the balance of loans 90 days or more past due during the first quarter of 2005. Of this $2.4 million decrease, $0.6 million is due to the reclassification of a loan 90 days or more past due as of December 31, 2004 to other real estate owned as of March 31, 2005 and $1.6 million is due to the characterization as current as of March 31, 2005 of loans characterized as 90 days or more past due as of December 31, 2004.

The purchase of Guaranty accounted for $5.8 million of the December 31, 2004 nonperforming loan balance. Excluding Guaranty’s nonperforming loan balances at December 31, 2004, nonperforming loans decreased by $6.8 million from $15.3 million as of December 31, 2003 to $8.6 million as of December 31, 2004. The decrease in nonperforming loan balances from 2002 to 2003 was $2.7 million. The decreases in Centennial’s nonperforming loan balances during 2004 and 2003 are the result of the changes in Centennial’s lending philosophy implemented during 2002, pursuant to which Centennial reduced certain higher-risk, lower return segments of its portfolio, and the charge-off of loans in 2004.

Impaired Loans

Impaired loans are commercial, commercial real estate, other real estate-related and individually significant mortgage and consumer loans for which it is probable that Centennial will not be able to collect all amounts due according to the original contractual terms of the loan agreement. The category of impaired loans is not coextensive with the category of nonaccrual loans, although the two categories overlap. Nonaccrual loans include impaired loans which are not reviewed on an individual basis for impairment, and represent loans on which the accrual of interest is discontinued when collectibility of principal and interest is uncertain or payments of principal or interest have become contractually past due 90 days. Centennial may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectibility, while not classifying the loan as impaired if it is probable that Centennial will collect all amounts due in accordance with the original contractual terms of the loan or the loan is not a commercial, commercial real estate, other real estate-related or an individually significant mortgage or consumer loan.

In determining whether or not a loan is impaired, Centennial applies its loan review procedures on a case-by-case basis taking into consideration the circumstances surrounding the loan and borrower, including the collateral value, the reasons for the delay, the borrower’s prior payment record, the amount of the shortfall in relation to the principal and interest owed, and the length of the delay. Centennial measures impairment on a loan-by-loan basis using either the present value of expected future cash flows discounted at the loan’s effective interest rate or at the fair value of the collateral if the loan is collateral dependent, less estimated selling costs.

Loans aggregating $35.6 million at December 31, 2004 and $15.3 million at December 31, 2003 have been designated as impaired. The total allowance for loan losses related to these loans was $9.3 million at December 31, 2004 and $1.7 million at December 31, 2003.

Loans aggregating $45.8 million at March 31, 2005, $35.6 million at December 31, 2004 and $15.3 at December 13, 2003 have been designated as impaired. The total allowance for loan losses related to these loans was $11.7 million at March 31, 2005, $9.3 million at December 31, 2004 and $1.7 million at December 31, 2003.

The amount of interest income that Centennial would have recorded on nonaccrual and impaired loans had the loans been current totaled $0.2 million for the first quarter of 2005, $0.6 million for 2004 and $0.9 million for 2003. All payments received on loans classified as nonaccrual are applied first to principal. Interest income recognized on such loans was not significant for the three months ended March 31, 2005 and the year ended December 31, 2004, with $0.9 million recognized for the year ended December 31, 2003.

Centennial had OREO property with an aggregate carrying value of $2.8 million at March 31, 2005 and $5.7 million at December 31, 2004. Of the $5.7 million of OREO property at December 31, 2004, $3 million was acquired in the acquisition of Guaranty. Centennial believes that its OREO properties are readily marketable. During 2004, OREO properties with an aggregate carrying value of $4.8 million were sold at a loss of $10,000. Properties with a value of $3.8 million net of fair value adjustments were added to OREO in 2004. At December 31, 2003, Centennial had OREO property with an aggregate carrying value of $4.1 million. OREO properties are carried at estimated fair value less estimated selling costs.

Allowance for Loan Losses

The allowance for loan losses is maintained at a level that, in Centennial’s judgment, is adequate to absorb loan losses inherent in the loan portfolio. The amount of the allowance is based on management’s evaluation of the collectibility of the loan portfolio, historical loss experience, and other significant factors affecting loan portfolio collectibility, including the level and trends in delinquent, nonaccrual and adversely classified loans, trends in volume and terms of loans, levels and trends in credit concentrations, effects of changes in underwriting standards, policies, procedures and practices, national and local economic trends and conditions, changes in capabilities and experience of lending management and staff, and other external factors including industry conditions, competition and regulatory requirements.

Centennial’s methodology for evaluating the adequacy of the allowance for loan losses has two basic elements: first, the identification of impaired loans and the measurement of impairment for each individual loan identified; and second, a method for estimating an allowance for all other loans.

As discussed above, a loan is considered impaired when it is probable that Centennial will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Pursuant to SOP 03-3, a loan that has been purchased or acquired in a transfer on or before fiscal years ended December 31, 2004 is considered impaired when, based on current information and events, it is probable that Centennial will be unable to collect all cash flows expected at acquisition plus additional cash flows expected to be collected arising from changes in estimate after acquisition. Centennial has evaluated the loans it acquired in its acquisitions of Centennial’s predecessor and Guaranty for impairment in light of this SOP, and management believes that no impairment exists at this time. Losses on individually identified impaired loans that are not collateral dependent are measured based on the present value of expected future cash flows discounted at the original effective interest rate of each loan. For loans that are collateral dependent, impairment is measured based on the fair value of the collateral less estimated selling costs.

In estimating the general allowance for loan losses, Centennial groups the balance of the loan portfolio into segments that have common characteristics, such as loan type, collateral type or risk rating. Loans typically segregated by risk rating are those that have been assigned risk ratings using regulatory definitions of “special mention,” “substandard,” and “doubtful”. Loans graded as “loss” are generally charged off immediately.

For each general allowance portfolio segment, Centennial applies loss factors to calculate the required allowance. These loss factors are based upon three years of historical loss rates, adjusted for qualitative factors affecting loan portfolio collectibility as described above. Qualitative adjustment factors are expressed in basis points and adjust historical loss factors downward up to 40 basis points and upward up to 75 basis points.

The specific allowance for impaired loans and the general allowance are combined to determine the required allowance for loan losses. The amount calculated is compared to the actual allowance for loan losses at each quarter end and any shortfall is covered by an additional provision for loan losses. As a practical matter, Centennial’s allowance methodology may show that an unallocated allowance exists at quarter end. Any such amounts exceeding a minor percentage of the allowance will be removed from the allowance for loan losses by a credit to the allowance for loan losses as of quarter end.

The table below summarizes loans held for investment, average loans held for investment, nonperforming loans and changes in the allowance for loan losses arising from loan losses and additions to the allowance from provisions charged to operating expense:

		At December 31,
	At March 31, 2005	Successor	Predecessor
		2004	2003	2002	2001	2000
	(Dollars in thousands)
Allowance for loan losses:
Beginning balance	$25,022	$7,653	$9,257	$8,701	$6,422	$4,861
Allowance acquired through acquisitions	—	17,304	—	—	740	—
Loan charge offs
Real estate—mortgage	213	1,232	708	710	168	692
Real estate—construction	—	67	207	185	370	15
Commercial	115	2,413	972	1,500	1,980	1,576
Agricultural	32	709	810	1,083	102	808
Consumer	103	867	719	554	515	491
Leases receivable and other	41	23	182	167	—	—

Total loan charge offs	504	5,311	3,601	4,199	3,135	3,582

Recoveries:
Real estate—mortgage	13	36	78	271	83	—
Real estate—construction	65	9	194	11	56	5
Commercial	173	302	523	332	215	21
Agricultural	3	190	116	8	171	26
Consumer	46	126	166	149	222	206
Lease receivable and other	43	13	20	34	—	—

Total recoveries	343	676	1,097	805	747	258

Net loan charge offs	161	4,635	2,504	3,394	2,388	3,232

Provision for the allowance for loan losses	1,700	4,700	900	3,950	3,927	4,885

Ending balance	$26,561	$25,022	$7,653	$9,257	$8,701	$6,422

Loans held for investment	$1,660,207	$1,641,821	$627,465	$669,885	$614,543	$445,767
Average loans held for investment	1,642,497	614,543	652,046	658,378	621,069	428,935
Nonperforming loans	11,807	14,339	15,338	18,053	12,470	4,808
Selected ratios:
Net charge-offs to average loans held for investment	0.04%	0.76%	0.38%	0.52%	0.39%	0.75%
Provision for the allowance for loans to average loans	0.42%	0.76%	0.14%	0.60%	0.63%	1.14%
Allowance for loans to loans held for investment at end of period	1.60%	1.52%	1.22%	1.38%	1.41%	1.44%
Allowance for loans to nonperforming loans	224.96%	173.78%	49.90%	51.28%	69.78%	133.57%

The allowance for loan losses of $26.6 million at March 31, 2005 represented 1.6% of total loans and 224.9% of nonperforming loans as of that date. At December 31, 2004, the allowance for loan losses of $25.0 million represented 1.5% of total loans and 173.8% of nonperforming loans. At December 31, 2003, the allowance for loan losses totaled $7.7 million, or 1.2% of total loans and 49.9% of nonperforming loans as of that date. At December 31, 2002, the allowance for loan losses totaled $9.3 million, or 1.4% of total loans and 51.3% of nonperforming loans.

Charge-offs to average loans held for investment were $0.2% for the three months ended March 31, 2005 compared to recoveries to average loans of 0.1% for the three months ended March 31, 2005.

Charge-offs to average loans held for investment were 0.9% as of the year ended December 31, 2004 compared to recoveries to average loans of 0.1% as of the year ended December 31, 2004.

Charge-offs to average loans held for investment were 0.6% for the year ended December 31, 2003 compared to recoveries to average loans of 0.2% for the year ended December 31, 2003.

The trend in charge-offs and recoveries to average loans supports the increase (decrease) in the allowance for loans and leases. See “—Critical Accounting Policies” above and Note 7 of Centennial Bank Holdings, Inc.’s notes to consolidated financial statements.

Annualized net charge-offs of loans were $0.6 million for the first quarter of 2005, $4.6 million in 2004, $2.5 million in 2003 and $3.4 million in 2002. The $4.0 million decrease in annualized net charge-offs during the first quarter of 2005 compared to 2004 was the result of decreases in net charge-offs on all categories of Centennial’s loan portfolio with a $1.9 million decrease in net charge-offs on commercial loans accounting for the largest part of the $4.0 million decrease. The $2.1 million increase in net charge-offs during 2004 compared to 2003 was primarily due to a $1.4 million increase in net charge-offs on commercial loans and a $0.5 million increase in net charge-offs on real estate mortgage loans. The $0.9 million decrease in net charge-offs during 2003 compared to 2002 was primarily due to a $0.5 million decrease in net charge-offs on commercial loans.

In allocating Centennial’s allowance for loan losses, Centennial considered the credit risk in the various loan categories in its portfolio. As such, the allocations of the allowance for loan losses are based upon average historical net loan loss experience and the other factors discussed above. While Centennial attempted to allocate the allowance to specific categories of loans, Centennial believes that any allocation of the allowance for loan losses into loan categories lends an appearance of exactness that does not exist. The following table indicates Centennial’s allocation of the allowance and the percent of loans in each category to total loans as of each of the following dates:

			At December 31,
	At March 31,		Successor		Predecessor
	2005		2004		2003		2002		2001		2000
	Allocation of the Allowance	Percent of Loans in Each Category to Total Loans	Allocation of the Allowance	Percent of Loans in Each Category to Total Loans	Allocation of the Allowance	Percent of Loans in Each Category to Total Loans	Allocation of the Allowance	Percent of Loans in Each Category to Total Loans	Allocation of the Allowance	Percent of Loans in Each Category to Total Loans	Allocation of the Allowance	Percent of Loans in Each Category to Total Loans
	(Dollars in Thousands)
Real estate—mortgage	$9,498	45.4%	$8,548	43.9%	$3,703	54.6%	$4,575	46.3%	$1,752	29.6%	$671	20.2%
Real estate—construction	3,004	19.2%	2,988	18.8%	1,012	17.6%	1,208	19.1%	1,272	29.7%	263	24.3%
Commercial	10,636	26.7%	9,391	27.9%	1,635	11.0%	1,550	13.6%	1,763	14.2%	678	26.5%
Agricultural	708	3.9%	1,103	3.8%	385	11.4%	580	14.3%	1,393	18.4%	642	19.9%
Consumer	1,107	3.4%	1,474	3.9%	549	4.7%	748	5.8%	1,180	7.0%	81	8.8%
Lease receivable and other	202	1.4%	57	1.7%	41	0.7%	49	0.9%	109	1.1%	—	0.3%
General valuation(a)	1,406	0.0%	1,462	0.0%	328	0.0%	547	0.0%	1,232	0.0%	4,087	0.0%

Total	$26,561	100.0%	$25,022	100.0	$7,653	100.0	$9,257	100.0%	$8,701	100.0%	$6,422	100.0

(a)	Represents our estimate of risk associated with general economic conditions and portfolio concentrations that are not directly correlated to a specific loan classification.

Centennial’s allowance for loan losses increased $1.5 million from $25.0 million as of December 31, 2004 to $26.6 million as of March 31, 2005. Centennial’s allowance for loan losses increased significantly by $17.4 million as of December 31, 2003 to $25.0 million as of December 31, 2004, of which $17.3 million is the result of Centennial’s acquisition of Guaranty. Excluding this increase related to the Guaranty acquisition, changes in the allocation of Centennial’s allowance between the various loan types are largely a reflection of each loan type’s relative balance to Centennial’s total loan portfolio. These changes in the makeup of Centennial’s loan portfolio are largely the result of a change in Centennial’s lending philosophy implemented in 2002.

The majority of the change in both the total dollar amount and percentage of Centennial’s allowance for loans losses allocated to each loan type from December 31, 2003 to December 31, 2004 is the result of Centennial’s purchase of Guaranty. Two loan types had a significant change in the amount and percentage of allowance for loan losses from December 31, 2003 to December 2004. Real estate-construction increased $2.0 million from $1.0 million at December 31, 2003 to $3.0 million at December 31, 2004, of which $0.5 million is the result of increased balances of impaired real estate-construction loans that had a deterioration in collateral value. The allowance for commercial loans increased $7.8 million from $1.6 million as of December 31, 2003 to $9.4 million as of December 31, 2004. Excluding the $17.3 million increase that resulted from the Guaranty acquisition, the allowance remained virtually unchanged at $7.7 million.

The amount of allowance for loan losses decreased $1.6 million from $9.3 million as of December 31, 2002 to $7.7 million as of the end of December 31, 2003. One factor causing this reduction was a decrease in the size of the loan portfolio, which decreased by $42.4 million in 2003. A second factor was a change in the loan portfolio mix that began in 2002. Centennial’s management began to reduce its investment in risky loans that did not have a corresponding high yield, such as purchased loans and certain commercial loans. The reduction in higher risk elements in the loan portfolio led to a reduced allowance for loan losses.

Investment Securities

Centennial manages its investment portfolio principally to provide liquidity and balance Centennial’s overall interest rate risk. To a lesser extent, Centennial manages its investment portfolio to provide earnings with a view to minimizing credit risk.

The carrying value of Centennial’s portfolio of investment securities at March 31, 2005 and December 31, 2004, 2003 and 2002 was as follows:

		At December 31,
	At March 31, 2005	Successor	Predecessor
		2004	2003	2002
	(In thousands)
Securities available-for-sale:
U.S. Treasury securities	$31,894	$38,170	$—	$—
U.S. Government agencies	11,977	8,479	11,295	6,196
Obligations of state and political subdivisions	44,843	34,321	475	529
Mortgage backed securities	44,920	43,713	15,976	12,832
Marketable equity securities	1,006	1,004	1,000	990

Total securities available-for-sale	$134,640	$125,687	$28,746	20,547

Securities held-to-maturity:
Mortgage-backed securities	$636	$640	$1,089	$—
Bank stocks, at cost	$14,242	$12,770	$3,753	$3,767

The carrying value of Centennial’s investment securities at March 31, 2005 totaled $149.5 million compared to $139.1 million at December 31, 2004, $33.6 million at December 31, 2003 and $24.3 million at December 31, 2002. Centennial restructured the makeup of its investment portfolio during the first quarter of 2005 away from lower yielding securities to somewhat higher yielding securities with acceptable risk profiles. This restructuring accounts for the majority of the changes in the carrying values from December 31, 2004 to March 31, 2005. The acquisition of Guaranty accounted for $102.7 million of the $105.5 million increase from December 31, 2003 to December 31, 2004. The remaining increase of $2.8 million was related to the additional available liquidity resulting from the decrease in Centennial’s loan portfolio over this same period.

The following table shows the maturities of investment securities at March 31, 2005, and the weighted average yields of such securities, excluding the benefit of tax-exempt securities:

	At March 31, 2005
	Within One Year		After One Year but within Five Years		After Five Years but within Ten Years		After Ten Years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in thousands)
Securities available-for-sale:
U.S. Treasury securities	$21,628	2.66%	$10,266	4.84%	$—	0.00%	$—	0.00%
U.S Government agencies	11,977	2.67%	—	0.00%	—	0.00%	—	0.00%
Obligations of state and political subdivisions	1,989	4.79%	17,251	4.58%	7,053	4.67%	18,550	6.01%
Mortgage-backed securities	—	0.00%	2,428	4.02%	10,786	4.03%	31,708	4.01%
Other marketable securities	—	0.00%	—	0.00%	—	0.00%	1,006	4.81%

Total securities available-for-sale	$35,594	2.78%	$29,943	3.99%	$17,839	4.28%	$51,262	4.75%

Securities held-to-maturity:
U.S. Government agencies	$—	0.00%	$—	0.00%	$—	0.00%	$636	4.06%

At March 31, 2005, Centennial held $14.2 million of other securities consisting of equity securities with no maturity date, which are not reflected in the above schedule.

The following table shows the maturities of investment securities at December 31, 2004, and the weighted average yields of such securities, excluding the benefit of tax-exempt securities:

	At December 31, 2004
	Within One Year		After One Year but within Five Years		After Five Years but within Ten Years		After Ten Years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in thousands)
Securities available-for-sale:
U.S. Treasury securities	$24,670	3.29%	$13,500	4.84%	$—	0.00%	$—	0.00%
U.S Government agencies	8,479	2.44%	—	0.00%	—	0.00%	—	0.00%
Obligations of state and political subdivisions	1,763	5.03%	7,042	4.56%	7,204	4.84%	18,312	6.04%
Mortgage-backed securities	—	0.00%	1,555	4.43%	5,798	3.59%	36,360	4.72%
Other marketable securities	—	0.00%	—	0.00%	—	0.00%	1,004	4.81%

Total securities available-for-sale	$34,912	3.17%	$22,097	4.72%	$13,002	4.28%	$55,676	5.16%

Securities held-to-maturity:
U.S. Government agencies	$—	0.00%	$—	0.00%	$—	0.00%	$640	3.99%

At December 31, 2004, Centennial held $12.8 million of other securities consisting of equity securities with no maturity date, which are not reflected in the above schedule.

Deposits

Total deposits were $1.7 billion at March 31, 2005 and December 31, 2004. At December 31, 2004, $1.2 billion of the $1.7 billion was attributable to Centennial’s acquisition of Guaranty. At December 31, 2003, total deposits were $580.4 million and at December 31, 2002, $639.5 million. Excluding the impact of the Guaranty merger, the decrease in total deposits since 2002 is attributable primarily to the decrease in time deposits. As the interest rates in general have continued to decrease, time deposits decreased as a result of Centennial management’s decision to protect Centennial’s net interest margin by deemphasizing the rates paid on time deposits. This shift put downward pressure on Centennial’s time deposit balances, which resulted in some of Centennial’s time deposit customers turning to higher yielding investment vehicles offered by other financial organizations.

The following table shows the average amount and average rate paid on the categories of deposits for each of the periods indicated:

			Year Ended December 31,
	Three Months Ended March 31, 2005		Combined Predecessor and Successor		Predecessor
			2004		2003		2002
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
	(Dollars in thousands)
Interest bearing demand	$115,491	0.32%	$49,068	0.25%	$43,788	0.35%	$38,547	0.72%
Money market	532,462	1.31%	118,677	1.07%	115,349	1.48%	98,958	2.28%
Savings	84,134	0.71%	26,283	0.49%	24,532	0.62%	22,198	1.35%
Time	519,302	1.60%	282,774	2.28%	353,580	3.50%	378,365	4.16%
Noninterest bearing deposits	476,600	0.00%	92,525	0.00%	75,008	0.00%	77,597	0.00%

Totals	$1,727,989	0.94%	$569,327	1.67%	$612,257	2.68%	$615,665	3.45%

Additionally, the following table shows the maturities of time certificates of deposit and other time deposits of $100,000 or more at March 31, 2005 and December 31, 2004.

	At March 31, 2005	At December 31, 2004
	(In thousands)
Due in three months or less	$166,567	$203,806
Due in three months through six months	79,287	48,426
Due in over six months through twelve months	46,726	60,430
Due in over twelve months	24,881	29,290

Total	$317,461	$341,952

Borrowings

Subordinated Debentures and Trust Preferred Securities

In September 2000, Centennial’s predecessor formed CenBank Statutory Trust I and completed an offering of $10.0 million 10.6% Cumulative Trust Preferred Securities, which are guaranteed by Centennial. The Trust also issued common securities to Centennial and used the net proceeds from the offering to purchase $10.3 million in principal amount of 10.6% Subordinated Debentures issued by Centennial’s predecessor. Interest paid on the 10.6% Debentures will be distributed to the holders of the 10.6% Preferred Securities. Distributions payable on the 10.6% Preferred Securities are recorded as interest expense in the consolidated statements of income. These 10.6% Debentures are unsecured and rank junior and are subordinate in right of payment to all senior debt of Centennial. The 10.6% Preferred Securities are subject to mandatory redemption upon repayment of the 10.6% Debentures. Centennial has the right, subject to events of default, to defer payments of interest on the 10.6% Debentures at any time by extending the interest payment period for a period not exceeding 10 consecutive semi-annual periods with respect to each deferral period, provided that no extension period may extend beyond the redemption or maturity date of the 10.6% Debentures. The 10.6% Debentures mature on September 7, 2030, which may be shortened by Centennial to not earlier than September 7, 2010, if certain conditions are met, or at anytime upon the occurrence and continuation of certain changes in either the tax treatment or the capital treatment of the Trust, the 10.6% Debentures or the 10.6% Preferred Securities.

In February 2001, Centennial’s predecessor formed CenBank Statutory Trust II and completed an offering of $5.0 million 10.2% Cumulative Trust Preferred Securities, which are guaranteed by Centennial. The Trust also issued common securities to Centennial and used the net proceeds from the offering to purchase $5.2 million in principal amount of 10.2% Subordinated Debentures issued by Centennial’s predecessor. Interest paid on the 10.2% Debentures will be distributed to the holders of the 10.2% Preferred Securities. Terms and conditions of the 10.2% Debentures are substantially similar to those as described under the CenBank Statutory Trust I. The 10.2% Debentures mature on February 22, 2031, which may be shortened by Centennial to not earlier than February 22, 2011, if certain conditions are met, or at anytime upon the occurrence and continuation of certain changes in either the tax treatment or the capital treatment of the Trust, the 10.2% Debentures or the 10.2% Preferred Securities.

In April 2004, Centennial’s predecessor formed CenBank Statutory Trust III and completed an offering of $15.0 million LIBOR plus 2.65% Cumulative Trust Preferred Securities, which are guaranteed by Centennial. The Trust also issued common securities to Centennial and used the net proceeds from the offering to purchase $15.5 million in principal amount of floating rate Subordinated Debentures issued by Centennial’s predecessor. Interest paid on the floating rate Debentures will be distributed to the holders of the floating rate Preferred Securities. Terms and conditions of the floating rate Debentures are substantially similar to those as described under the CenBank Statutory Trust I. The floating rate Debentures mature on April 15, 2039, which may be shortened by Centennial to not earlier than April 15, 2009, if certain conditions are met, or at anytime upon the occurrence and continuation of certain changes in either the tax treatment or the capital treatment of the Trust, the floating rate Debentures or the floating rate Preferred Securities.

In June 2003, Guaranty Corporation formed Guaranty Capital Trust III and completed an offering of $10.0 million LIBOR plus 3.10% Cumulative Trust Preferred Securities, which were guaranteed by Guaranty. The Trust also issued common securities to Guaranty and used the net proceeds from the offering to purchase $10.3 million in principal amount of Junior Subordinated Debt Securities issued by Guaranty. Centennial assumed Guaranty’s obligations relating to such securities upon Centennial’s acquisition of Guaranty. Interest paid on the debt securities will be distributed to the holders of the Preferred Securities. Centennial has the right, subject to events of default, to defer payments of interest on the subordinated debt securities at any time by extending the interest payment period for a period not exceeding 20 consecutive quarterly periods with respect to each deferral period, provided that no extension period may extend beyond the redemption or maturity date of the subordinated debt securities. The subordinated debt securities mature on July 7, 2033, which may be shortened by Centennial to not earlier than July 7, 2008, if certain conditions are met, or at anytime upon the occurrence and continuation of certain changes in either the tax treatment or the capital treatment of the trust, the subordinated debt securities or the trust preferred securities.

For financial reporting purposes, the trusts were treated as Centennial’s non-banking subsidiaries and consolidated in the consolidated financial statements prior to December 31, 2003. Since Centennial’s adoption of FIN 46R on December 31, 2003, the trusts are treated as investments and not consolidated in the consolidated financial statements. Although the securities issued by each of the trusts are not included as a component of stockholders’ equity in the consolidated balance sheets, the securities are treated as capital for regulatory purposes. Specifically, under applicable regulatory guidelines, the securities issued by the trusts qualify as Tier 1 capital up to a maximum of 25% of Tier 1 capital on an aggregate basis. Any amount that exceeds 25% qualifies as Tier 2 capital. At March 31, 2005 (Successor), all of the $42.1 million of the trusts’ securities outstanding qualified as Tier 1 capital.

In March 2005, the Federal Reserve Board issued a final rule that continues to allow the inclusion of trust preferred securities in Tier 1 capital, but with stricter quantitative limits. Under the final rule, after a five-year transition period ending March 31, 2009, the aggregate amount of trust preferred securities and certain other capital elements would be limited to 25% of Tier 1 capital elements, net of goodwill, less any associated deferred tax liability. The amount of trust preferred securities and certain other elements in excess of the limit could be included in Tier 2 capital, subject to restrictions.

Other Borrowings

Centennial has a revolving line of credit and several term notes with the Federal Home Loan Bank. At March 31, 2005, Centennial had $12.8 million and $14.1 million outstanding, respectively, on its line of credit. The maximum credit allowance for total borrowings includes term notes and the line of credit. The maximum credit allowance is $186,878,000 and $89,193,000 at March 31, 2005. The interest rate on the line of credit varies daily with the federal funds rate. The term notes have fixed interest rates that range from 2.23% to 6.11%. Centennial has executed a blanket pledge and security agreement with the Federal Home Loan Bank, which encompasses certain loans and securities as collateral for these borrowings.

Centennial has obtained a $20 million line of credit with First Tennessee that requires Centennial to maintain certain financial ratios including return on average assets, a well capitalized rating and restrictions on nonperforming loans to total loans. At December 31, 2004, Centennial had a balance of $12.0 million on this line of credit. As of March 31, 2005, Centennial was in compliance with all debt covenant requirements. The loan has a variable rate at 2% above LIBOR and renews annually. Interest payments are due quarterly with any principal balance due at maturity. The line of credit is secured by the stock of Centennial’s bank subsidiaries.

Capital Resources

Current risk-based regulatory capital standards generally require banks and bank holding companies to maintain a ratio of “core” or “Tier 1” capital (consisting principally of common equity) to risk-weighted assets of at least 4%, a ratio of Tier 1 capital to average total assets (leverage ratio) of at least 4% and a ratio of total capital (which includes Tier 1 capital plus certain forms of subordinated debt, a portion of the allowance for loan and lease losses and preferred stock) to risk-weighted assets of at least 8%. Risk-weighted assets are calculated by multiplying the balance in each category of assets by a risk factor, which ranges from zero for cash assets and certain government obligations to 100% for high risk loans, and adding the products together.

	Actual as of March 31, 2005	Minimum Capital Requirement	Minimum Requirement for “Well- Capitalized” Institution
Leverage Ratio
Consolidated Centennial Bank Holdings, Inc.	8.97%	4.0%	5.0%
Guaranty Bank & Trust Company	8.09%	4.0%	5.0%
Centennial Bank of the West	9.54%	4.0%	5.0%
First National Bank of Strasburg	8.49%	4.0%	5.0%
Collegiate Peaks Bank	9.19%	4.0%	5.0%

Tier 1 Risk-Based Capital Ratio
Consolidated Centennial Bank Holdings, Inc.	9.45%	4.0%	6.0%
Guaranty Bank & Trust Company	9.06%	4.0%	6.0%
Centennial Bank of the West	10.21%	4.0%	6.0%
First National Bank of Strasburg	9.49%	4.0%	6.0%
Collegiate Peaks Bank	11.50%	4.0%	6.0%

Total Risk-Based Capital Ratio
Consolidated Centennial Bank Holdings, Inc.	10.70%	8.0%	10.0%
Guaranty Bank & Trust Company	10.31%	8.0%	10.0%
Centennial Bank of the West	11.47%	8.0%	10.0%
First National Bank of Strasburg	10.74%	8.0%	10.0%
Collegiate Peaks Bank	12.54%	8.0%	10.0%

Contractual Obligations

The following table sets forth Centennial’s significant contractual obligations at December 31, 2004:

	Payments Due by Period
	Totals	Less Than 1 Year	1 – 3 Years	4 – 5 Years	Over 5 Years
	(In thousands)
Contractual Obligations
Subordinated debentures	$42,079	$—	$—	$—	$42,079
Treasury Tax and Loan note	921	921	—	—	—
First Tennessee line of credit	12,000	12,000	—	—	—
Federal Home Loan Bank obligations	26,849	17,760	1,431	3,440	4,218
Operating lease obligations	13,982	3,129	5,581	3,328	1,944
Purchase obligations	421	167	254	—	—

Totals	$96,252	$33,977	$7,266	$6,768	$48,241

The following table sets forth Centennial’s other significant commitments at December 31, 2004:

	Payments Due by Period
	Totals	Less Than 1 Year	1 – 3 Years	4 – 5 Years	Over 5 Years
	(In thousands)
Contractual Obligations
Commitments to extend credit	$468,059	$263,428	$176,620	$18,616	$9,395
Standby letters of credit	71,840	57,420	14,300	120	—

Totals	$539,899	$320,848	$190,920	$18,736	$9,395

Off Balance Sheet Arrangements

Centennial does not have off-balance sheet arrangements that have or are reasonably likely to have a material current or future effect on its financial condition, liquidity, capital expenditures or capital resources.

Liquidity

Based on Centennial’s existing business plan, Centennial believes that its level of liquid assets is sufficient to meet its current and presently anticipated funding needs.

On a stand-alone basis, Centennial currently relies on dividends from its subsidiary banks as the main source of liquidity. At December 31, 2004, the amount available for dividends from its banks, including First National Bank of Strasburg, which was subsequently merged with Guaranty Bank and Trust Company, without regulatory approval, was $36.4 million. Centennial requires liquidity for the payment of interest on the subordinated debentures, for operating expenses, principally salaries and benefits, and for the payment of dividends to its shareholders.

The banks rely on deposits as their principal source of funds and, therefore, must be in a position to service depositors’ needs as they arise. Centennial’s goal is to maintain a loan-to-deposit ratio (total loans held for sale plus total loans and leases held for investment to total deposits) below approximately 90% and a liquidity ratio (liquid assets, including cash and due from banks, Federal funds sold and investment securities not pledged as collateral expressed as a percentage of total deposits) above approximately 15%.

Centennial’s deposits tend to be cyclical, decreasing at the beginning of the year and ramping up during the balance of the year. In addition, while fluctuations in the balances of a few large depositors may cause temporary increases and decreases in liquidity from time to time, Centennial has not experienced difficulty in dealing with such fluctuations from existing liquidity sources.

Liquid assets represented approximately 5.2% of total assets at December 31, 2004. Centennial believes that if the level of liquid assets (its primary liquidity) does not meet its liquidity needs, other available sources of liquid assets (its secondary liquidity), including the purchase of Federal funds, sales of securities under agreements to repurchase, sales of loans, discount window borrowings from the Federal Reserve Bank and $189.6 million under a line of credit with the Federal Home Loan Bank of Topeka at December 31, 2004, could be employed to meet those current and presently anticipated funding needs.

Centennial’s liquidity may be impacted negatively, however, by several other factors, including expenses associated with unforeseen or pending litigation.

Quantitative and Qualitative Disclosures About Market Risk

Market risk is the risk of loss in a financial instrument arising from adverse changes in market prices and rates, foreign currency exchange rates, commodity prices and equity prices. Centennial’s market risk arises primarily from interest rate risk inherent in Centennial’s lending and deposit taking activities. To that end, management actively monitors and manages Centennial’s interest rate risk exposure. Centennial does not have any market risk sensitive instruments entered into for trading purposes. Centennial manages its interest rate sensitivity by matching the re-pricing opportunities on its earning assets to those on its funding liabilities. Centennial uses various asset/liability strategies to manage the re-pricing characteristics of its assets and liabilities designed to ensure that exposure to interest rate fluctuations is limited within its guidelines of acceptable levels of risk-taking. Hedging strategies, including the terms and pricing of loans and deposits and managing the deployment of Centennial’s securities are used to reduce mismatches in interest rate re-pricing opportunities of portfolio assets and their funding sources.

Centennial’s individual bank and holding company Asset Liability Management Committees, or its ALCOs, address interest rate risk. The committees are comprised of members of Centennial’s senior management, with a board member on the holding company ALCO. The ALCO monitors interest rate risk by analyzing the potential impact on the net portfolio of equity value and net interest income from potential changes in interest rates, and considers the impact of alternative strategies or changes in balance sheet structure. The ALCO manages Centennial’s balance sheet in part to maintain the potential impact on net portfolio value and net interest income within acceptable ranges despite changes in interest rates.

Centennial’s exposure to interest rate risk is reviewed on at least a quarterly basis by the ALCO and its board of directors. Interest rate risk exposure is measured using interest rate sensitivity analysis to determine Centennial’s change in net portfolio value and net interest income in the event of hypothetical changes in interest rates. If potential changes to net portfolio value and net interest income resulting from hypothetical interest rate changes are not within board-approved limits, the board may direct management to adjust the asset and liability mix to bring interest rate risk within board-approved limits.

Centennial monitors and evaluates its interest rate risk position on a quarterly basis using traditional gap analysis, earnings at risk analysis and economic value at risk analysis under 100 and 200 basis point change scenarios. Each of these analyses measures different interest rate risk factors inherent in the balance sheet. Traditional gap analysis, although not a complete view of these risks, provides a fair representation of Centennial’s current interest rate risk exposure. Traditional gap analysis calculates the dollar amount of mismatches between assets and liabilities, at certain time periods, whose interest rates are subject to repricing at their contractual maturity date or repricing period.

The following table sets forth the distribution of re-pricing opportunities of Centennial’s interest-earning assets and interest-bearing liabilities, the interest rate sensitivity gap (that is, interest rate sensitive assets less interest rate sensitive liabilities), cumulative interest-earning assets and interest-bearing liabilities, the cumulative interest rate sensitivity gap, the ratio of cumulative interest-earning assets to cumulative interest-bearing liabilities and the cumulative gap as a percentage of total assets and total interest-earning assets as of December 31, 2004. The table also sets forth the time periods during which interest-earning assets and interest-bearing liabilities will mature or may re-price in accordance with their contractual terms. The interest rate relationships between the re-priceable assets and re-priceable liabilities are not necessarily constant and may be affected by many factors, including the behavior of customers in response to changes in interest rates. This table should, therefore, be used only as a guide as to the possible effect changes in interest rates might have on Centennial’s net interest margins.

	At December 31, 2004
Repricing Interval	Less than 3 months	3 months to 1 year	1 to 5 years	Over 5 years	Non-rate sensitive	Total
	(Dollars in thousands)
Interest-bearing deposits with banks	$11,230	$5,000	$—	$—	$—	$16,230
Federal funds sold	23,000	—	—	—	—	23,000
Investment securities	13,537	27,875	39,608	45,307	1,405	127,732
Bank stocks	—	—	—	—	12,770	12,770
Loans, net	1,093,699	195,154	322,644	33,789	(21,186)	1,624,100
All other assets	—	—	—	—	595,369	595,369

Totals	$1,141,466	$228,029	$362,252	$79,096	$588,358	$2,399,201

Non-interest bearing demand	$—	$—	$—	$—	$477,998	$477,998
Interest-bearing demand	115,389	—	—	—	—	115,389
Savings	612,915	—	—	—	—	612,915
Time deposits under $100,000	60,702	104,714	29,631	141	—	195,188
Time deposits $100,000 or more	138,566	108,993	28,940	510	—	277,009
Securities sold under agreements to repurchase	27,492	—	—	—	—	27,492
Borrowings	57,292	15,465	4,984	4,108	—	81,849
All other liabilities	—	—	—	—	95,947	95,947
Stockholder’s equity	—	—	—	—	515,414	515,414

Totals	$1,012,356	$229,172	$63,555	$4,759	$1,089,359	$2,399,201

Period gap	129,110	(1,143)	298,697	74,337	(501,001)
Cumulative gap	129,110	127,967	426,664	501,001
Cumulative rate sensitive gap %	5%	5%	18%	21%

At December 31, 2004, Centennial had $1.4 billion in assets and $1.2 billion in liabilities re-pricing within one year. This means that $128 million more of Centennial’s interest rate sensitive assets than Centennial’s interest rate sensitive liabilities will change to the then current rate (changes occur due to the instruments being at a variable rate or because the maturity of the instrument requires its replacement at the then current rate). The ratio of interest-bearing liabilities to interest-earning assets maturing or re-pricing within one year at December 31, 2004 is 9.1%. In theory, this analysis indicates that at December 31, 2004, if interest rates were to increase, the gap would tend to result in a higher net interest margin. However, changes in the mix of earning assets or supporting liabilities can either increase or decrease the net interest margin without affecting interest rate sensitivity. In addition, the interest rate spread between an asset and its supporting liability can vary significantly while the timing of re-pricing of both the asset and its supporting liability can remain the same, thus impacting net interest income. This characteristic is referred to as basis risk, and generally relates to the re-pricing characteristics of short-term funding sources such as certificates of deposit.

Gap analysis has certain limitations. Measuring the volume of re-pricing or maturing assets and liabilities does not always measure the full impact on the portfolio value of equity or net interest income. Gap analysis does not account for rate caps on products, dynamic changes such as increasing prepayment speeds as interest rates decrease, basis risk, embedded options or the benefit of no-rate funding sources. The relation between product rate re-pricing and market rate changes (basis risk) is not the same for all products. The majority of interest-earning assets generally re-price along with a movement in market rates, while non-term deposit rates in general move more slowly and usually incorporate only a fraction of the change in market rates. Products categorized as non-rate sensitive, such as Centennial’s noninterest-bearing demand deposits, in the gap analysis behave like long term fixed rate funding sources. Both of these factors tend to make Centennial’s actual behavior more asset sensitive than is indicated in the gap analysis. In fact, Centennial has experienced higher net interest income when rates rise, and lower net interest income when rates fall, in contrast to what is indicated by the gap analysis. Therefore, Centennial’s management uses income simulation, net interest income rate shocks and market value of portfolio equity as its primary interest rate risk management tools.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS —

GUARANTY CORPORATION

You should read the following discussion and analysis of Guaranty’s financial condition and results of operations together with “Selected Consolidated Financial and Other Data of Centennial” and Guaranty’s financial statements and related notes appearing elsewhere in this document.

Because of the timing of Centennial’s acquisition of Guaranty Corporation on December 31, 2004, Guaranty’s results of operations for the year ended December 31, 2004 are not included in Centennial’s results of operations for the year ended December 31, 2004, but Guaranty is reflected in Centennial’s consolidated financial position as of December 31, 2004. Centennial believes the following management’s discussion and analysis of financial condition and results of operations relating to Guaranty Corporation is useful to investors in understanding Guaranty’s historical operations.

Results of Operations

The following table summarizes certain key financial results for Guaranty for the periods indicated.

	Year Ended December 31,
	2004	2003	2002
	(In thousands)
Net income, in thousands	$3,886	$14,186	$12,744
Earnings per share, basic (a)	$71.00	$258.34	$233.90
Earnings per share, diluted (a)	$70.92	$257.54	$231.39
Return on average assets (b)	0.28%	1.10%	1.11%
Return on average stockholders’ equity (c)	3.58%	14.82%	15.61%

(a)	Represents combined net income divided by weighted average basic or diluted shares outstanding.
(b)	Represents combined net income divided by average assets.
(c)	Represents combined net income divided by average stockholders’ equity.

Financial Overview for the Years Ended December 31, 2004, 2003 and 2002

Guaranty’s consolidated financial statements include the accounts of Guaranty Corporation and the accounts of Guaranty’s wholly owned subsidiary banks, Guaranty Bank and Trust Company, First National Bank of Strasburg and Collegiate Peaks Bank. All significant inter-company accounts and transactions have been eliminated in consolidation.

	For the Year Ended December 31,			Change—Favorable (Unfavorable)		Percent Change
	2004	2003	2002	2004 v 2003	2003 v 2002	2004 v 2003	2003 v 2002
	(In thousands, except share, per share and percentage data)
Consolidated Statement of Income Data:
Interest income	$78,207	$72,414	$73,033	$5,793	$(619)	8.0%	(0.8)%
Interest expense	12,233	13,174	15,507	941	2,333	7.1%	15.0%

Net interest income	65,974	59,240	57,526	6,734	1,714	11.4%	3.0%
Provision for loan losses	9,232	1,552	3,046	(7,680)	1,494	(494.8)%	49.0%

Net interest income after provision for loan losses	56,742	57,688	54,480	(946)	3,208	(1.6)%	5.9%
Noninterest income	9,177	10,235	7,741	(1,058)	2,494	(10.3)%	32.2%
Noninterest expense	59,075	46,338	42,704	(12,737)	(3,634)	(27.5)%	(8.5)%

Income before income taxes	6,844	21,585	19,517	(14,741)	2,068	(68.3)%	10.6%
Income tax expense	2,958	7,399	6,773	4,441	(626)	60.0%	(9.2)%

Net income	$3,886	$14,186	$12,744	$(10,300)	$1,442	(72.6)%	11.3%

Share Data:
Basic earnings per share	$71.00	$258.34	$233.90	$(187.34)	$24.44	(72.5)%	10.4%
Diluted earnings per share	$70.92	$257.54	$231.39	$(186.62)	$26.15	(72.5)%	11.3%

2004 Compared to 2003

Guaranty’s net income decreased 72.6% to $3.9 million for the year ended December 31, 2004 from $14.2 million for the year ended December 31, 2003. Guaranty’s return on average assets was 0.3% and return on average stockholders’ equity was 3.6% for the year ended December 31, 2004, compared to 1.1% and 14.8% for the year ended December 31, 2003.

Guaranty’s net interest income increased to $66.0 million from $59.2 million, experiencing an increase in interest income while experiencing a decrease in interest expense from 2003 to 2004, resulting in an increase of $6.7 million in net interest income from 2003. This increase, however, was more than offset by an increase of $7.7 million in the provision for loan losses and an increase of $12.7 million in noninterest expenses, leading to a decrease in net income of $10.3 million. A culmination of several factors led to a $7.7 million increase in Guaranty’s provision for loan losses from 2003 to 2004. The Guaranty real estate loan portfolio experienced a provision increase of $3.8 million related to four loans that became impaired in 2004. Six commercial and agriculture borrowers accounted for an increase in Guaranty’s provision of $1.8 million. Centennial’s management believes that there is no additional exposure to those specified borrowers. The remaining $2.1 million increase, or 0.2% of the gross loan portfolio, is the result of general economic conditions impacting the loan portfolio. Specifically, Guaranty increased the provision due to concerns about the Denver real estate market, which has a high vacancy rate and continued excess capacity, and to reflect the impact of rising interest rates on its residential real estate and consumer loan portfolios. Additional information on the provision for loan losses is provided below under “—Provision for Loan Losses” and “—Allowance for Loan Losses.”

2003 Compared to 2002

Guaranty’s net income increased 11.3% to $14.2 million, or $257.54 per diluted share, for the year ended December 31, 2003, from $12.7 million, or $231.39 per diluted share, for the year ended December 31, 2002.

Guaranty’s return on average assets was 1.1% and return on average stockholders’ equity was 14.8% for the year ended December 31, 2003, compared to 1.1% and 15.6% for the year ended December 31, 2002.

The primary factor in the net income improvement in 2003 from 2002 was a decrease of $2.3 million in interest expense, while interest income decreased by $0.6 million.

Net Interest Income and Net Interest Margin

Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income also depends on the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on them.

	Year Ended December 31, 2004			Percent Increase (Decrease)
	2004	2003	2002	2004 v 2003	2003 v. 2002
	(Dollars in thousands)
Interest income:
Loans held for investment	$73,448	$68,046	$66,368	7.9%	2.5%
Investments:
Taxable	1,527	1,635	4,552	(6.6)%	(64.1)%
Tax-exempt	2,566	2,154	1,919	19.1%	12.2%
Deposits in other banks	454	245	106	85.3%	131.1%
Federal funds sold and other	212	334	88	(36.5)%	279.5%

Total interest income	78,207	72,414	73,033	8.0%	(0.8)%

Interest expense:
Deposits	10,184	11,375	13,839	(10.5)%	(17.8)%
Repurchase agreements and Federal funds purchased	53	66	76	(19.7)%	(13.2)%
Junior subordinated debentures	1,788	1,633	1,211	9.5%	34.8%
Other Borrowings	208	100	381	108.0%	(73.8)%

Total interest expense	12,233	13,174	15,507	(7.1)%	(15.0)%

Net interest income:	$65,974	$59,240	$57,526	11.4%	3.0%

2004 Compared to 2003

Guaranty’s net interest income for 2004 increased $6.7 million, or 11.4%, compared to 2003. This increase resulted from an increase of $5.8 million in interest income and a decrease of $0.9 million in interest expense. The increase in interest income was due primarily to increases in average loans outstanding during 2004. This increase in interest income was primarily responsible for the increase in net interest income.

2003 Compared to 2002

Guaranty’s net interest income for 2003 increased by $1.7 million, or 3.0%, compared to 2002. This increase is due primarily to a decrease in interest income of $0.6 million more than offset by a decrease in interest expense of $2.3 million. The decrease in interest income is primarily due to a decrease in average loan balances from 2002 to 2003. The decease in interest expense is primarily attributable to the decrease in interest rates from 2002 to 2003, rather than a decrease in volume.

Noninterest Income

Guaranty’s total noninterest income decreased to $9.2 million in 2004 from $10.2 million in 2003 for a decrease of $1.1 million, or 10.3%. In 2003, total noninterest income increased by $2.5 million, or 32.2%, from $7.7 million in 2002.

The following table presents the major categories of Guaranty’s noninterest income:

	Year Ended December 31,			Change—Increase (Decrease)
	2004	2003	2002	2004 v 2003	2003 v 2002
	(In thousands)
Service charges and fees on deposit accounts	$2,915	$2,968	$2,691	$(53)	$277
Merchant income	196	206	167	(10)	39
ATM income	83	76	81	7	(5)
Net gain on sale of loans held for sale	2,593	3,488	1,837	(895)	1,651
Net gain on sales of investment securities	—	1,013	1,161	(1,013)	(148)
Other income	3,390	2,484	1,804	906	680

Total noninterest income	$9,177	$10,235	$7,741	$(1,058)	$2,494

2004 Compared to 2003

The $1.1 million or 10.3% decrease in Guaranty’s noninterest income is due primarily to a $1.0 million decrease on sale of investment securities and a $0.9 million decrease in net gain on sale of loans held for sale offset somewhat by an increase in a number of other individually insignificant other noninterest income items.

2003 Compared to 2002

An increase in the gain on sale of loans held for sale of $1.7 million was the primary factor driving the 32.2% increase in noninterest income from $7.7 million in 2002 to $10.2 million in 2003. This increase in the gain on sale of loans held for sale was the result of a 102.5% increase in the originations of loans held for sale during 2003 over 2002. This increase in originations from 2002 to 2003 resulted from a decrease in mortgage interest rates during 2003, which significantly increased the demand for residential mortgage loans in 2003.

Noninterest Expense

The following table presents, for the years indicated, the major categories of Guaranty’s noninterest expense:

	Year Ended December 31,			Change—Increase (Decrease)
	2004	2003	2002	2004 v 2003	2003 v 2002
	(In thousands)
Salaries and employee benefits	$35,637	$29,967	$27,291	$5,670	$2,676
Occupancy	3,635	3,679	3,472	(44)	207
Furniture and equipment	2,565	2,580	2,632	(15)	(52)
Merger expenses	3,198	—	—	3,198	—
Impairment of goodwill	442	—	—	442	—
Other general and administrative	13,598	10,112	9,309	3,486	803

Total noninterest expense	$59,075	$46,338	$42,704	$12,737	$3,634

2004 Compared to 2003

Guaranty’s noninterest expense increased by $12.7 million during 2004 to $59.1 million from $46.3 million in 2003. The primary causes of the increase in expenses were $3.2 million of merger and acquisition related expenses in 2004 and a $5.7 million increase in salary and employee benefit expenses in 2004. This increase in salaries and employee benefits was primarily the result of retention and executive bonuses paid in connection with the acquisition.

2003 Compared to 2002

Guaranty’s noninterest expense increased $3.6 million during 2003 to $46.3 from $42.7 million in 2002. This increase was primarily due to a $2.7 million increase in salaries and employee benefits, which was the result of a proportional increase in full-time equivalent employees during 2003.

Provision for Income Taxes

2004 Compared to 2003

Guaranty recorded tax provisions of $3.0 million in 2004 and $7.4 million in 2003. The effective rates were 43% and 34% for the years ended December 31, 2004 and 2003. The primary cause of the increase in effective rates from 2003 to 2004 was nondeductible merger expenses.

2003 Compared to 2002

Guaranty recorded tax provisions of $7.4 million in 2003 and $6.8 million in 2002. The effective rates were 34% and 35% for the years ended December 31, 2003 and 2002.

Financial Condition and Liquidity

The following table sets forth certain key consolidated balance sheet data for Guaranty:

	At December 31,
	2004	2003	Increase
	(In thousands)
Earning assets	$1,333,483	$1,293,380	$40,103
Total assets	1,411,962	1,369,084	42,878
Deposits	1,261,710	1,227,855	33,855

Loans

The following table sets forth the amount of Guaranty’s loans outstanding at the dates indicated. Guaranty had no foreign loans or energy-related loans as of the dates indicated.

	At December 31,
	2004		2003
	(In thousands)
Real estate—mortgage	$395,003	35.9%	$369,441	35.1%
Real estate—construction	197,598	18.0%	183,588	17.4%
Commercial	413,993	37.6%	415,470	39.3%
Agricultural	27,634	2.5%	30,244	2.9%
Consumer	43,633	4.0%	36,523	3.5%
Leases receivable and other	21,959	2.0%	18,665	1.8%

Total gross loans	1,099,820	100.0%	1,053,931	100.0%
Less: allowance for loan losses	(17,955)		(11,500)
Deferred loan fees	(2,617)		(2,433)

Net loans	$1,079,248		$1,039,998
Loans held for sale at lower of cost or market	$7,301		$5,828

Guaranty’s lending portfolio increased 4.4% or approximately $45.9 million from $1.0 billion as of December 31, 2003 to $1.1 billion as of December 31, 2004. Guaranty’s loan portfolio has been primarily comprised of commercial and industrial and real estate mortgage and construction loans. As of December 31, 2004, these types of loans made up 91.5% of Guaranty’s loan balances.

Guaranty’s loans held for sale balances increased $1.5 million from $5.8 million as of December 31, 2003 to $7.3 million as of December 31, 2004. These loan balances represented long-term residential mortgages originated by Guaranty. Guaranty then packaged these mortgages for resale, along with servicing, to institutional investors.

Nonperforming Assets

Credit risk related to nonperforming assets arises as a result of lending activities. To manage this risk, Guaranty has historically employed frequent monitoring procedures, and has taken prompt corrective action when necessary. Guaranty has employed a risk rating system that identifies the overall potential amount of risk associated with each loan in its loan portfolio. This monitoring and rating system was designed to help Guaranty’s management determine current and potential problems so that corrective actions could be taken promptly.

Generally, Guaranty historically placed loans on nonaccrual status when they became 90 days or more past due or at such earlier time as Guaranty’s management determined timely recognition of interest to be in doubt. Accrual of interest was discontinued on a loan when Guaranty believed, after considering economic and business conditions and analysis of the borrower’s financial condition, that the collection of interest was doubtful.

The following table summarizes the loans for which the accrual of interest has been discontinued, loans with payments more than 90 days past due and still accruing interest, loans that have been restructured, and other real estate owned. For reporting purposes, other real estate owned (“OREO”) consists of all real estate, other than bank premises, actually owned or controlled by Guaranty, including real estate acquired through foreclosure.

	At December 31,
	2004	2003
	(Dollars in thousands)
Nonaccrual loans, not restructured	$3,331	$5,757
Accruing loans past due 90 days or more	2,494	1,665

Total nonperforming loans (NPLs)	5,825	7,422
Other real estate owned	3,000	3,457

Total nonperforming assets (NPAs)	$8,825	$10,879

Selected ratios:
NPLs to total loans held for investment	0.53%	0.71%
NPAs to total assets	0.63%	0.79%

Nonperforming loans decreased by $1.6 million from $7.4 million as of December 31, 2003 to $5.8 million as of December 31, 2004. This decrease was due to a $2.4 million decrease in nonaccrual loans that was partially offset by a $0.8 million increase in loans past due 90 days or more and still accruing interest.

Allowance for Loan Losses

Guaranty has historically maintained a level of allowance for loan losses that, in the judgment of Guaranty’s management, was adequate to absorb loan losses inherent in the company’s loan portfolio. The amount of the allowance has historically been based on Guaranty’s management’s evaluation of the collectibility of the loan portfolio, historical loss experience, and other significant factors affecting loan portfolio collectibility, including the level and trends in delinquent, nonaccrual and adversely classified loans, trends in volume and terms of loans, levels and trends in credit concentrations, effects of changes in underwriting standards, policies, procedures and practices, national and local economic trends and conditions, changes in capabilities and experience of lending management and staff, and other external factors including industry conditions, competition and regulatory requirements.

Guaranty’s methodology for evaluating the adequacy of the allowance for loan losses has historically had two basic elements: first, the identification of impaired loans and the measurement of impairment for each individual loan identified; and second, a method for estimating an allowance for all other loans.

Guaranty has historically considered a loan impaired when it is probable that the company will be unable to collect all contractual principal and interest payments due in accordance with terms of the loan agreement. Losses on individually identified impaired loans that are not collateral dependent have been measured based on the present value of expected future cash flows discounted at the original effective interest rate of each loan. For loans that are collateral dependent, impairment has been measured based on the fair value of the collateral less estimated selling costs.

In estimating the general allowance for loan losses, Guaranty has historically grouped the balance of the loan portfolio into segments that have common characteristics, such as loan type, collateral type or risk rating. Loans typically segregated by risk rating are those that have been assigned risk ratings using regulatory definitions of “special mention,” “substandard,” and “doubtful”. Loans graded as “loss” are generally charged off immediately.

For each general allowance portfolio segment, Guaranty has historically applied loss factors to calculate the required allowance. These loss factors are based upon three years of historical loss rates, adjusted for qualitative factors affecting loan portfolio collectibility as described above. Qualitative adjustment factors are expressed in basis points and adjust historical loss factors downward up to 40 basis points and upward up to 75 basis points.

The specific allowance for impaired loans and the general allowance have been combined to determine the required allowance for loan losses. The amount calculated is compared to the actual allowance for loan losses at each quarter end and any shortfall is covered by an additional provision for loan losses. As a practical matter, Guaranty’s allowance methodology may show that an unallocated allowance exists at quarter end. Any such amounts exceeding a minor percentage of the allowance will be removed from the allowance for loan losses by a credit to the allowance for loan losses as of quarter end.

The table below summarizes Guaranty’s loans held for investment, average loans held for investment, non-performing loans and changes in the allowance for loan losses arising from loan losses and additions to the allowance from provisions charged to operating expense:

	At or For the Year Ended December 31,
	2004	2003
	(Dollars in thousands)
Allowance for loan losses:
Beginning balance	$11,500	$10,220
Loan charge offs	(2,927)	(514)
Recoveries	150	242

Net loan charge offs	(2,777)	(272)

Provision for the allowance for loan losses	9,232	1,552

Ending balance	$17,955	$11,500

Loans held for investment	$1,097,203	$1,051,498
Average loans held for investment	1,095,074	1,031,300
Non-performing loans	5,825	7,422
Selected ratios:
Net charge-offs to average loans held for investment	0.26%	0.03%
Provision for the allowance for loans held for investment	0.84%	0.15%
Allowance for loans to loans held for investment at end of period	1.64%	1.09%
Allowance for loans to nonperforming loans	308.24%	154.94%

Guaranty’s allowance for loan losses of $18.0 million at December 31, 2004 represented 0.8% of total loans and 308.2% of nonperforming loans as of that date. At December 31, 2003, Guaranty’s allowance for loan losses totaled $11.5 million, or 0.2% of total loans and 154.9% of nonperforming loans as of that date.

Guaranty’s charge-offs to average loans held for investment were 0.27% for the year ended December 31, 2004 compared to recoveries to average loans of 0.01% for the year ended December 31, 2004.

Guaranty’s charge-offs to average loans held for investment were 0.05% for the year ended December 31, 2003 compared to recoveries to average loans of 0.02% for the year ended December 31, 2003.

Guaranty’s net charge-offs of loans were $2.8 million in 2004 and $0.3 million in 2003. The $2.5 million increase in net charge-offs during 2004 compared to 2003 was primarily due to a $2.2 million increase in net charge-offs on commercial loans and a $0.4 million increase in net charge-offs on real estate mortgage loans.

Investment Securities

Guaranty has historically managed its investment portfolio principally to provide liquidity and balance its overall interest rate risk. To a lesser extent, Guaranty has historically managed its investment portfolio to provide earnings with a view to minimizing credit risk.

The carrying value of Guaranty’s portfolio of investment securities at December 31, 2004 and 2003 was as follows:

	At December 31,
	2004	2003
	(In thousands)
Securities available-for-sale:
U.S. Treasury securities	$44,137	$53,577
U.S. Government agencies	2,982	4,012
Obligations of state and political subdivisions	43,929	47,711
Mortgage backed securities	23,150	47,579

Total securities available-for-sale	$114,198	$152,879

Bank stocks, at cost	$5,807	$7,636

The carrying value of Guaranty’s investment securities decreased $40.5 million from $160.5 million at December 31, 2003 to $120.0 million at December 31, 2004. The majority of this decrease was the result of normal run-off of securities balances resulting from scheduled maturities and calls by security issuers.

Deposits

Guaranty’s total deposits increased $33.9 million from $1,227.9 million at December 31, 2003 to $1,261.7 million at December 31, 2004. The majority of the increase in total deposits is due to a $57.1 million increase in noninterest bearing deposits partially offset by a $28.2 million decrease in time deposits of $100,000 and more. The decrease in time deposits of $100,000 and more is the result of increased interest rate competition partially resulting from the decreasing interest rate environment during 2004.

The following table presents the balance of each major category of Guaranty’s deposits as of each of the periods indicated:

	Year Ended December 31,
	2004		2003
	Amount	% of deposits	Amount	% of deposits
	(Dollars in thousands)
Noninterest bearing	$411,133	32.6%	$353,994	28.8%
Interest-bearing:
Interest bearing demand	79,858	6.3%	87,567	7.1%
Savings	507,059	40.2%	491,756	40.1%
Time deposits under 100,000	74,792	5.9%	77,429	6.3%
Time deposits 100,000 and more	188,868	15.0%	217,109	17.7%

Total interest-bearing	$850,577	67.4%	$873,861	71.2%

Total deposits	$1,261,710	100.0%	$1,227,855	100.0%

Borrowings

Federal Home Loan Bank Advances

Guaranty historically maintained collateralized revolving lines of credit with the Federal Home Loan Bank. Based on the Federal Home Loan Bank stock and collateral requirements, these lines provided for maximum borrowings of $108,055,000 at December 31, 2004. Advances on these lines of credit are collateralized by blanket pledge agreements. Certain loans, investment securities and Federal Home Loan Bank stock are pledged as collateral on these lines of credit. In addition to these revolving lines of credit with the Federal Home Loan Bank, Guaranty historically periodically entered into term borrowing arrangements with the Federal Home Loan Bank. As of December 31, 2004, Guaranty had $5.0 million of term borrowings with the Federal Home Loan Bank outstanding. This term borrowing, which is included in the discussion of Centennial’s borrowings above under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Centennial Bank Holdings, Inc.—Financial Condition—Borrowings,” is due May 29, 2005, bears interest at 2.3% payable quarterly and is collateralized by a blanket collateral pledge of loans. No term borrowings with the Federal Home Loan Bank were outstanding as of December 31, 2003.

Subordinated Debentures

As of December 31, 2003, Guaranty had issued and outstanding $1.3 million of unsecured notes payable, bearing interest at 8% and maturing on March 31, 2008. This debt was called and redeemed by Guaranty on December 31, 2004.

Junior Subordinated Debentures

From 1999 through 2004, Guaranty formed four subsidiary business trusts to issue trust preferred securities: Guaranty Capital Trust, Guaranty Capital Trust II, Guaranty Capital Trust III and Guaranty Capital Trust IV. The trusts have the right to redeem the trust preferred securities on or after five years from issuance. From 1999 through 2004, Guaranty issued Junior Subordinated Debentures to the trusts with outstanding balances totaling $10.3 million and $24.8 million at December 31, 2004 and 2003, respectively. The terms of the Junior Subordinated Debentures are materially consistent with the terms of the trust preferred securities issued by the trusts.

On January 30, 2004, Guaranty redeemed the trust preferred securities issued by Guaranty Capital Trust I and II and formed Guaranty Capital Trust IV. Guaranty Capital Trust IV issued $13.1 million of 8% trust preferred securities and issued common securities to Guaranty and used the net proceeds from the offering to purchase $13.6 million in principal amount of Junior Subordinated Debentures issued by Guaranty. In connection with Centennial’s acquisition of Guaranty on December 31, 2004, the Guaranty Capital Trust IV trust preferred securities were redeemed on that date.

The junior subordinated debentures issued by Guaranty are reflected in Guaranty’s consolidated balance sheet. The common stock issued by the trusts is reflected in other assets in Guaranty’s consolidated balance sheet. Prior to December 31, 2004, the trusts were consolidated subsidiaries of Guaranty and the trust preferred securities were included below the liability section in Guaranty’s consolidated balance sheet, as “Company Obligated Mandatorily Redeemable Preferred Securities”. The common securities, along with the related income effects, were eliminated in Guaranty’s consolidated income statements.

At December 31, 2004, only the trust preferred securities issued by Guaranty Capital Trust III, and the Junior Subordinated Debentures issued by Guaranty to Guaranty Capital Trust III, remained outstanding. Centennial assumed Guaranty’s obligations relating to such securities upon its acquisition of Guaranty. See “—Borrowings—Subordinated Debentures and Trust Preferred Securities.”

Capital Resources

Current risk-based regulatory capital standards generally require banks and bank holding companies to maintain a ratio of “core” or “Tier 1” capital (consisting principally of common equity) to risk-weighted assets of at least 4%, a ratio of Tier 1 capital to average total assets (leverage ratio) of at least 4% and a ratio of total capital (which includes Tier 1 capital plus certain forms of subordinated debt, a portion of the allowance for loan and lease losses and preferred stock) to risk-weighted assets of at least 8%. Risk-weighted assets are calculated by multiplying the balance in each category of assets by a risk factor, which ranges from zero for cash assets and certain government obligations to 100% for high risk loans, and adding the products together.

	Actual as of December 31, 2004	Minimum Capital Requirement	Minimum Requirement for “Well- Capitalized” Institution
Leverage Ratio
Consolidated Guaranty Corporation	7.8%	4.0%	5.0%
Guaranty Bank & Trust Company	8.1%	4.0%	5.0%
First National Bank of Strasburg	8.6%	4.0%	5.0%
Collegiate Peaks Bank	8.9%	4.0%	5.0%

Tier 1 Risk-Based Capital Ratio
Consolidated Guaranty Corporation	9.1%	4.0%	6.0%
Guaranty Bank & Trust Company	9.3%	4.0%	6.0%
First National Bank of Strasburg	10.2%	4.0%	6.0%
Collegiate Peaks Bank	11.9%	4.0%	6.0%

Total Risk-Based Capital Ratio
Consolidated Guaranty Corporation	10.3%	8.0%	10.0%
Guaranty Bank & Trust Company	10.6%	8.0%	10.0%
First National Bank of Strasburg	11.5%	8.0%	10.0%
Collegiate Peaks Bank	13.0%	8.0%	10.0%

INFORMATION ABOUT FIRST MAINSTREET

General

First MainStreet Financial, Ltd. is a Colorado corporation and registered bank holding company that was organized on January 18, 1993 under the name “The First National Bank Holding Company” to acquire the First National Bank of Longmont. In 2003, The First National Bank Holding Company changed its name to “First MainStreet Financial, Ltd.” and the First National Bank of Longmont changed its name to “First MainStreet Bank, N.A.”

Headquartered in Longmont, Colorado, First MainStreet offers a broad range of financial products and services through its main subsidiaries, First MainStreet Bank, N.A., a national banking association, and First MainStreet Insurance, Ltd. As of March 31, 2005, First MainStreet had, on a consolidated basis, total assets of approximately $378.2 million, total loans (net of unearned discount and allowance for loan losses) of approximately $243.7 million, total deposits of approximately $317.3 million and shareholders’ equity of approximately $50.9 million. First MainStreet’s principal executive office is located at 401 Main Street, Longmont, Colorado 80501, and the telephone number is (303) 776-5800.

As a holding company, First MainStreet provides support services to its direct and indirect subsidiaries. These include executive management, personnel and benefits, risk management, data processing, strategic planning, accounting and treasury.

First MainStreet Bank

First MainStreet Bank conducts its community banking business through its main office and six branch locations in Longmont, Fort Collins and Lafayette, Colorado. First MainStreet Bank offers a wide range of consumer, commercial and retail banking services, including: checking and savings accounts, money-market accounts, certificates of deposit, individual retirement accounts, residential mortgages, home equity lines of credit and other second mortgage loans, home improvement loans, automobile loans, personal loans, commercial business loans, loan participations, agricultural credit lines, letters of credit, municipal leases and overdraft protection. First MainStreet Bank maintains seven automated teller machines, which are located at six of the First MainStreet Bank banking offices.

First MainStreet Bank is engaged in substantially all of the business operations customarily conducted by commercial banks in Colorado, including the acceptance of checking, savings and certificates of deposit and the making of commercial and consumer loans, real estate loans, and other installment and term loans. In particular, First MainStreet Bank provides a range of commercial and retail lending services, including, but not limited to, commercial business loans, commercial and residential real estate construction loans, commercial and residential real estate mortgage loans, loan participations, consumer loans, agricultural credit lines, letters of credit, and municipal leases. Currently, the primary focus of First MainStreet Bank is on commercial and residential real estate loans, agricultural loans to farmers for crop production, and commercial business lending to small and medium-sized businesses. First MainStreet Bank places a strong emphasis on asset quality and maintains strict underwriting standards.

First MainStreet Bank has made a concerted effort to maintain the highest quality possible in its loan portfolio. Assuring compliance with bank policies and governmental regulations is similarly emphasized and an in-house Compliance Officer and Internal Auditor are also employed.

First MainStreet Bank is not normally a transaction lender and generally requires a full banking relationship with its customers. First MainStreet Bank seeks to continually develop and maintain its strong community orientation by, among other things, considering the interest of its existing and potential customers in the communities First MainStreet Bank serves. In particular, primary consideration is given to customers with interest in the area located within an eight mile radius of a First MainStreet Bank office or branch. However, agricultural loans are originated in Boulder County and the immediately adjoining counties of Weld and Larimer.

First MainStreet Bank’s primary source of funds has historically been customer deposits. Scheduled loan repayments are a relatively stable source of funds, while deposit inflows and loan prepayments, which are influenced by general interest rate levels, interest rates available on other investments, competition, economic conditions and other factors, are not. Although First MainStreet Bank’s deposit balances have shown historical growth, such balances may be influenced by changes in the banking industry.

First MainStreet Bank offers a variety of accounts for depositors to attract both short-term and long-term deposits. These accounts include certificates of deposit or CDs, savings accounts, money market accounts, checking and negotiable order of withdrawal accounts and individual retirement accounts. These accounts generally earn interest at rates established by management based on competitive market factors and management’s desire to increase or decrease certain types or maturities of deposits. First MainStreet Bank has not sought brokered deposits and does not currently intend to do so in the future. First MainStreet Bank had no brokered deposits as of March 31, 2005.

First MainStreet Bank also has a full service Trust Department, which offers the following services: safekeeping of all types of assets, collection and disbursement of income, consultation in designing investment strategies and reviewing the desirability of specific investment changes, continuing portfolio management and supervision, and many special services, including estate settlement, revocable and irrevocable trusts, self directed IRAs and investment management accounts.

First MainStreet Bank has in-house data processing capabilities. Cash letters are transported by courier to the Denver branch of the Federal Reserve Bank of Kansas City, which acts as the clearing agent for First MainStreet Bank.

First MainStreet Bank offers its customers Visa and Master Card credit cards as an agent bank of Elan Financial Services. First MainStreet Bank, as an agent of E Merchant Solutions, provides its merchants the availability of accepting Visa and Master Card credit cards for goods and services by accepting drafts as deposits in their accounts with First MainStreet Bank. First MainStreet Bank provides Visa check cards for its customers directly and not as an agent.

First MainStreet Insurance

First MainStreet Insurance, established in 1903, has been providing commercial and personal insurance products for over 100 years. Previously known as Longmont Insurance Professional, LLC and the A.V. Dworak Agency, First MainStreet purchased both of these long-time, Longmont insurance agencies, and incorporated operations within First MainStreet.

First MainStreet Insurance offers a variety of personal and business insurance products and services to help protect personal and business assets. The full array of personal insurance products and services offered include automobile, homeowners, mobile home, rental property, jewelry, fine arts, umbrella, watercraft, RV and flood insurance. The business insurance products include property, general liability, commercial automobile, product liability, worker’s compensation, errors and omissions, professional liability, directors and officers, umbrella liability, performance bonds, key man life and buy-sell life.

First MainStreet Insurance further provides a range of employee benefit insurance. Employee benefit insurance products and services offered by First MainStreet Insurance include group health, group life, long term and short term disability, dental, vision, long term care, self-funded plans and 401(k) plans.

Competition

First MainStreet Bank’s principal market for its deposit gathering, loan origination and trust and insurance activities covers the greater Longmont and Fort Collins metropolitan areas and the five contiguous counties extending to the east, south and north. First MainStreet Bank experiences competition in both lending and attracting funds from other commercial banks, savings banks, savings and loan associations, credit unions, finance companies, pension trusts, mutual funds, insurance companies, mortgage bankers and brokers, brokerage and investment banking firms, asset-based nonbank lenders, government agencies and certain other non financial institutions, including retail stores, which may offer more favorable financing alternatives than First MainStreet Bank.

The banking business is highly competitive, and the profitability of First MainStreet Bank depends principally on First MainStreet Bank’s ability to compete in the market areas in which its operations are located. First MainStreet Bank competes with other commercial banks, savings banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms, asset-based nonbank lenders and certain other nonfinancial entities, including retail stores which may maintain their own credit programs and certain governmental organizations which may offer more favorable financing than First MainStreet Bank. First MainStreet Bank has been able to compete effectively with other financial institutions by emphasizing customer service, technology and local office decision-making, by establishing long-term customer relationships and building customer loyalty, and by providing products and services designed to address the specific needs of its customers.

Personnel

As of March 31, 2005, First MainStreet and its subsidiaries had, in the aggregate, 161 full-time employees and 9 part-time employees. First MainStreet considers its relations with its employees to be good.

Properties

The principal offices of First MainStreet Bank are located at 401 Main Street, Longmont, Colorado. All of the branch offices of First MainStreet are located in Longmont, Fort Collins and Lafayette, Colorado. The following table sets forth a list of all of the branch locations of First MainStreet and certain other properties that are owned or leased:

Location	Own/Rent	Square Footage	Annual Rent
Main Office and Branch Locations of Bank:
401 Main Street, Longmont, Colorado	Own	40,439	N/A
1250 South Hover, Longmont, Colorado	Own	4,500	N/A
1650 Pace, Longmont, Colorado	Own	11,625	N/A
2900 South College, Fort Collins, Colorado	Rent	8,013	$158,357
1112 Oakridge Drive, Fort Collins, Colorado	Rent	4,474	$107,659
565 South Boulder Road, Lafayette, Colorado	Own	4,500	N/A

Office of First MainStreet Insurance:
512 4th Avenue, Longmont, Colorado	Rent	6,000	$86,352

Other Properties:
150 East 29th Street, Loveland, Colorado	Rent	1,602	$22,426
421 Coffman, Longmont, Colorado	Own	325	N/A

Legal Proceedings

First MainStreet and its subsidiaries are from time to time involved in litigation arising in the normal course of business. However, First MainStreet is currently not involved in any litigation that management of First MainStreet believes, either individually or in the aggregate, could reasonably be expected to have a material adverse effect on its business, financial condition or results of operations.

Information on First MainStreet’s Web Site

Information on the Internet website of First MainStreet is not part of this document and you should not rely on that information in deciding how to vote your shares at the meeting unless that information is also in this document.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS —

FIRST MAINSTREET FINANCIAL, LTD.

You should read the following discussion and analysis of First MainStreet’s financial condition and results of operations together with “Selected Consolidated Financial and Other Data of First MainStreet” and its financial statements and related notes appearing elsewhere in this document. The information contained in this discussion and analysis may contain forward-looking statements about First MainStreet. Certain statements in this discussion and analysis constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking information is based upon certain underlying assumptions, risks and uncertainties. Because of the possibility of change in the underlying assumptions, actual results could differ materially from these forward-looking statements.

Overview

First MainStreet is a bank holding company providing banking and other financial services throughout its targeted Colorado markets to consumers and to small and medium-sized businesses, including the owners and employees of those businesses. First MainStreet offers an array of banking products and services to the communities it serves, including accepting time and demand deposits, originating commercial loans, real estate loans, including construction loans and mortgage loans, Small Business Administration guaranteed loans and consumer loans. First MainStreet derives its income primarily from interest received on real estate-related loans, commercial loans and leases and consumer loans and, to a lesser extent, fees from the sale or referral of loans, interest on investment securities and fees received in connection with servicing loan and deposit accounts. First MainStreet’s major operating expenses are the interest it pays on deposits and borrowings and general operating expenses. First MainStreet relies primarily on locally generated deposits to provide it with funds for making loans.

First MainStreet is subject to competition from other financial institutions and its operating results, like those of other financial institutions operating exclusively or primarily in Colorado, are significantly influenced by economic conditions in Colorado, including the strength of the real estate market. In addition, both the fiscal and regulatory policies of the federal government and regulatory authorities that govern financial institutions and market interest rates also impact First MainStreet’s financial condition, results of operations and cash flows.

Critical Accounting Policies

Based on its consideration of accounting policies that involve the most complex and subjective estimates and judgments, First MainStreet’s management has identified its most critical accounting policy to be that related to the allowance for loan losses. The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. First MainStreet has policies and procedures for evaluating the overall credit quality of its loan portfolio including timely identification of potential problem credits. On a quarterly basis, First MainStreet management reviews the appropriate level for the allowance for loan losses incorporating a variety of risk considerations, both quantitative and qualitative. Quantitative factors include First MainStreet’s historical loss experience, delinquency and charge-off trends, collateral values, known information about individual loans and other factors. Qualitative factors include the general economic environment in First MainStreet’s market areas and the expected trend of those economic conditions. To the extent actual results differ from forecasts and First MainStreet management’s judgment, the allowance for loan losses may be greater or less than future charge-offs.

Results of Operations

The following table summarizes certain key financial results for First MainStreet for the periods indicated.

	Three Months Ended March 31,		Year Ended December 31,
	2005	2004	2004	2003	2002
Net income, in thousands	$840	$946	$4,485	$4,523	$4,559
Earnings per share, basic	0.77	0.87	4.14	4.17	4.07
Earnings per share, diluted	0.77	0.87	4.13	4.16	4.06
Return on average assets, annualized	0.89%	1.13%	1.14%	1.08%	1.13%
Return on average equity, annualized	6.47%	9.06%	9.01%	9.48%	9.54%

Comparison of Operating Results for the Three Months Ended March 31, 2005 and March 31, 2004

	Three Months Ended March 31,		Change—Favorable (Unfavorable) 2005 v 2004
	2005	2004
	(In thousands)
Interest income	$4,955	$4,971	$(16)
Interest expense	996	1,255	259

Net interest income	3,959	3,716	243
Provision for loan losses	—	—	—

Net interest income after provision for loan losses	3,959	3,716	243
Noninterest income	1,953	1,941	12
Noninterest expense	4,731	4,369	(362)

Income before income taxes	1,181	1,288	(107)
Income tax expense	341	342	1

Net income	$840	$946	$(106)

General. First MainStreet’s net income decreased $106,000, or 11.2%, to $840,000 for the three months ended March 31, 2005 from $946,000 for the three months ended March 31, 2004. The decrease resulted primarily from an increase in noninterest expense of $362,000 offset in part by an increase in net interest income of $243,000.

Net interest income. First MainStreet’s net interest income increased $243,000, or 6.5%, to $4.0 million for the three months ended March 31, 2005 from $3.7 million for the three months ended March 31, 2004. The increase in net interest income resulted primarily from a decrease in interest expense on deposit balances. The decrease in interest expense on deposit balances is a result of a decline in average deposit balances of $48.5 million combined with a decline in average cost of deposits of 22 basis points. Interest income remained relatively stable.

Provision for loan losses. First MainStreet establishes provisions for loan losses, which are charged to operations, at a level necessary to absorb known and inherent losses that are both probable and reasonably estimable at the dates of the financial statements. In evaluating the level of the allowance for loan losses, First MainStreet management considers historical loss experience, the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available or as future events change. The level of the allowance for loan losses is based on estimates, and ultimate losses may vary from the estimates.

Based on its evaluation of these factors, First MainStreet management recorded no provision for the three months ended March 31, 2005 and 2004.

Noninterest income. First MainStreet’s noninterest income increased $12,000, or 0.6%, to $1.9 million for the three months ended March 31, 2005 from $1.9 million for the three months ended March 31, 2004. Insurance commissions and fee income increased $226,000, or 39.5%, to $797,000 for the three months ended March 31, 2005 from $571,000 for the three months ended March 31, 2004. The increase resulted from the acquisition of an insurance agency in September 2004. The increase in insurance commissions was offset in part by a decrease in service charges on deposit accounts of $64,000 which resulted from a decrease in deposit balances, a decrease in gain on sales of securities available for sale of $74,000 and a decrease in other income of $33,000.

Noninterest expense. First MainStreet’s noninterest expense increased $362,000, or 8.3%, to $4.7 million for the three months ended March 31, 2005 from $4.4 million for the three months ended March 31, 2004. Employee compensation and benefits increased $407,000, or 14.8%, to $3.2 million for the three months ended March 31, 2005 from $2.8 million for the three months ended March 31, 2004. The increase in employee compensation and benefits was a result of retention and severance costs associated with the pending merger and the termination of an executive employment contract.

Income taxes. Income taxes remained relatively stable at $341,000, or 28.9% of income before income taxes, for the three months ended March 31, 2005 as compared to $342,000, or 26.5% of income before income taxes, for the three months ended March 31, 2004.

Comparison of Operating Results for the Year Ended December 31, 2004 and December 31, 2003

	Year Ended December 31,			Change—Favorable (Unfavorable)
	2004	2003	2002	2004 v 2003	2003 v 2002
	(In thousands)
Consolidated Statement of Income Data:

Interest income	$19,542	$20,597	$23,399	$(1,055)	$(2,802)
Interest expense	4,076	6,151	6,273	2,075	122

Net interest income	15,466	14,446	17,126	1,020	(2,680)
Provision for loan losses	—	132	792	132	660

Net interest income after provision for loan losses	15,466	14,314	16,334	1,152	(2,020)
Noninterest income	7,512	8,044	7,892	(532)	152
Noninterest expense	16,749	16,098	17,548	(651)	1,450

Income before income taxes	6,229	6,260	6,678	(31)	(418)
Income tax expense	1,744	1,737	2,118	(7)	381

Net income	$4,485	$4,523	$4,560	$(38)	$(37)

General. First MainStreet’s net income decreased $38,000, or 0.8%, to $4.5 million for the year ended December 31, 2004 from $4.5 million for the year ended December 31, 2003. The decrease resulted primarily from an increase in net interest income of $1.0 million, offset by a decrease in noninterest income of $532,000 and an increase in noninterest expense of $651,000.

Net interest income. First MainStreet’s net interest income increased $1.0 million, or 7.1%, to $15.5 million for the year ended December 31, 2004 from $14.4 million for the year ended December 31, 2003. The increase in net interest income resulted primarily from a decrease in interest expense, offset in part by a decrease in interest income. Interest income decreased $1.1 million, or 5.1%, to $19.5 million for the year ended December 31, 2004 from $20.6 million for the year ended December 31, 2003. The decrease in interest income is primarily a result of a decline in average earning assets of $27.9 million offset in part by an increase in average yield on earning assets of 11 basis points. Interest expense decreased $2.1 million, or 33.7%, to $4.1 million for the year ended December 31, 2004 from $6.2 million for the year ended December 31, 2003. The decrease in interest expense is a result of a decline in average deposit balances of $28.3 million combined with a decline in average cost of deposits of 59 basis points.

Provision for loan losses. First MainStreet management recorded no provision for loan losses for the year ended December 31, 2004 as compared to $132,000 for the year ended December 31, 2003.

Noninterest income. First MainStreet noninterest income decreased $532,000, or 6.6%, to $7.5 million for the year ended December 31, 2004 from $8.0 million for the year ended December 31, 2003. The decrease in noninterest income was primarily a result of a decrease in gain on sale of securities available-for-sale of $421,000, a decrease in insurance commissions and fees of $365,000 and a decrease in mortgage banking income of $426,000, offset in part by an increase in brokerage commissions of $432,000 and an increase in other income of $472,000. The decrease in mortgage banking was a result of declines in mortgage origination activity and related sales of mortgage loans. First MainStreet expanded its brokerage services in 2004, resulting in an increase in brokerage commissions.

Noninterest expense. First MainStreet’s noninterest expense increased $651,000, or 4.0%, to $16.7 million for the year ended December 31, 2004 from $16.1 million for the year ended December 31, 2003. The increase in noninterest expense was primarily a result of an increase in employee compensation and benefits of $657,000 and an increase in other expenses of $305,000, offset in part by a decrease in advertising and marketing expenses of $435,000. The decrease in advertising costs for the year ended December 31, 2004 resulted from the one-time costs incurred in the year ended December 31, 2003 associated with the rebranding and marketing of its name change. The increase in employee compensation and benefits was due to normal increases in wages and increases in contributions to benefit plans and deferred compensation plans.

Income taxes. First MainStreet’s income taxes remained relatively stable at $1.7 million, or 28.0% of income before income taxes, for the year ended December 31, 2004 as compared to $1.7 million, or 27.8% of income before income taxes, for the year ended December 31, 2003.

Comparison of Operating Results for the Year Ended December 31, 2003 and December 31, 2002

General. First MainStreet’s net income decreased $37,000, or 0.8%, to $4.5 million for the year ended December 31, 2003 from $4.5 million for the year ended December 31, 2002. The decrease resulted primarily from a decrease in net interest income of $2.7 million, offset by a decrease in provision for loan losses of $660,000, an increase in noninterest income of $152,000, a decrease in noninterest expense of $1.5 million and a decrease in income tax expense of $381,000.

Net interest income. First MainStreet’s net interest income decreased $2.7 million, or 15.6%, to $14.4 million for the year ended December 31, 2003 from $17.1 million for the year ended December 31, 2002. The decrease in net interest income resulted primarily from a decrease in interest income. Interest income decreased $2.8 million, or 12.0%, to $20.6 million for the year ended December 31, 2003 from $23.4 million for the year ended December 31, 2002. The decrease in interest income is primarily a result of a decrease in average yield on earning assets of 89 basis points, offset in part by an increase in average earning assets of $5.3 million. Interest expense remained relatively stable.

Provision for loan losses. First MainStreet management recorded a provision of $132,000 for the year ended December 31, 2003, as compared to a provision of $792,000 for the year ended December 31, 2002. The provision decreased as a result of lower levels of impaired loans and classified loans.

Noninterest income. First MainStreet noninterest income increased $152,000, or 1.9%, to $8.0 million for the year ended December 31, 2003 from $7.9 million for the year ended December 31, 2002. The increase was primarily a result of an increase in gains on sales of securities available-for-sale of $411,000, an increase in insurance commissions and fees of $409,000, an increase in cash surrender value of life insurance of $432,000, offset in part by a decrease in mortgage banking income of $849,000. The decrease in mortgage banking was a result of declines in mortgage origination activity and related sales of mortgage loans.

Noninterest expense. First MainStreet noninterest expense decreased $1.4 million, or 8.3%, to $16.1 million for the year ended December 31, 2003 from $17.5 million for the year ended December 31, 2002. The decrease was primarily a result of a decrease in employee compensation and benefits of $938,000 and a decrease of other expenses of $778,000, offset in part by an increase in advertising and marketing expenses of $371,000. The increase in advertising and marketing expenses was a result of one-time costs associated with FirstMainStreet’s rebranding and marketing of its name change. The decrease in employee compensation was primarily due to a decrease in commissions paid to loan officers for loan originations as a result of declines in mortgage origination activity.

Income tax expense. Income tax expense decreased $381,000, or 18.0%, to $1.7 million, or 27.8% of income before income taxes, for the year ended December 31, 2003 from $2.1 million, or 31.8% of income before income taxes, for the year ended December 31, 2002. The decrease in income tax expense was primarily the result of the decline in income before income taxes plus the effect of nontaxable income from the increase in cash value of life insurance.

Average Balance Sheets, Interest and Yields/Costs

The tables below present for the periods indicated First MainStreet’s average assets, liabilities and stockholders’ equity. The tables also present the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities and the resultant costs, expressed both in dollars and rates.

	Three Months Ended March 31, 2005			Three Months Ended March 31, 2004
	Average Balance	Interest Income or Expense (Annualized)	Average Yield or Cost	Average Balance	Interest Income or Expense (Annualized)	Average Yield or Cost
	(Dollars in thousands)
ASSETS:
Interest-earning assets:
Loans held for investment (1)(2)	$249,050	$4,105	6.54%	$249,464	$3,850	6.12%
Investments:
Taxable	70,619	618	3.47%	97,764	868	3.52%
Tax-exempt (3)	24,232	229	3.75%	25,210	240	3.78%
Federal funds sold	378	2	2.10%	5,151	12	0.92%

Total interest-earning assets	344,279	4,954	5.71%	377,589	4,970	5.22%

Non-earning assets:
Cash and due from banks	9,242			10,367
Other assets	25,637			24,057

Total assets	$379,158			$412,013

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Interest-bearing liabilities:
Deposits:
Interest-bearing demand, money market and savings	$144,332	$233	0.64%	$152,479	$201	0.52%
Time certificates of deposit	82,847	603	2.89%	123,245	968	3.12%

Total interest-bearing deposits	227,179	836	1.46%	275,724	1,169	1.68%

Borrowed funds	18,066	159	3.49%	7,294	85	4.62%

Total interest-bearing liabilities	245,245	995	1.61%	283,018	1,254	1.76%

Noninterest-bearing liabilities:
Demand deposits	79,427			77,018
Other liabilities	2,532			2,830

Total liabilities	327,204			362,866

Stockholders’ equity	51,954			49,147

Total liabilities and stockholders’ equity	$379,158			$412,013

Net interest income		$3,959			$3,716

Interest rate spread (4)			4.10%			3.46%

Net interest margin (5)			4.56%			3.90%

(1)	Includes average nonaccrual loans of $1.1 million and $1.4 million for the three months ended March 31, 2005 and 2004, respectively.
(2)	Interest income includes net loan fees of $238,000 and $233,000 for the three months ended March 31, 2005 and 2004, respectively.
(3)	Yields on securities have not been adjusted to a tax-equivalent basis.
(4)	Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and has not been adjusted to a tax-equivalent basis.
(5)	Net interest margin represents net interest income as a percentage of average interest earning assets.

	Year Ended December 31, 2004			Year Ended December 31, 2003			Year Ended December 31, 2002
	Average Balance	Interest Income or Expense	Average Yield or Cost	Average Balance	Interest Income or Expense	Average Yield or Cost	Average Balance	Interest Income or Expense	Average Yield or Cost
	(Dollars in thousands)
ASSETS:
Interest-earning assets:
Loans held for investment (1) (2)	$248,139	$15,641	6.30%	$235,320	$15,411	6.55%	$233,408	$16,999	7.28%
Investments:
Taxable	83,554	2,927	3.50%	108,857	3,813	3.50%	97,272	4,840	4.98%
Tax-exempt (3)	24,803	940	3.79%	29,139	1,229	4.22%	25,365	1,247	4.92%
Federal funds sold	3,084	34	1.10%	13,574	144	1.06%	20,606	313	1.52%

Total interest-earning assets	359,580	19,542	5.43%	386,890	20,597	5.32%	376,651	23,399	6.21%

Non-earning assets:
Cash and due from banks	10,198			10,274			13,316
Other assets	24,844			21,942			14,943

Total assets	$394,622			$419,106			$404,910

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Interest-bearing liabilities:
Deposits:
Interest-bearing demand, money market and savings	$155,327	$829	0.53%	$139,386	$770	0.55%	$145,549	$1,058	0.73%
Time certificates of deposit	99,278	2,914	2.94%	143,542	5,048	3.52%	122,933	4,861	3.95%

Total interest-bearing deposits	254,605	3,743	1.47%	282,928	5,818	2.06%	268,482	5,919	2.20%
Borrowed funds	6,980	333	4.77%	6,899	333	4.83%	8,525	354	4.15%

Total interest-bearing liabilities	261,585	4,076	1.56%	289,827	6,151	2.12%	277,007	6,273	2.26%

Noninterest-bearing liabilities:
Demand deposits	81,135			79,149			75,155
Other liabilities	2,136			2,419			4,954

Total liabilities	344,856			371,395			357,116
Stockholders’ equity	49,766			47,711			47,794

Total liabilities and stockholders’ equity	$394,622			$419,106			$404,910

Net interest income		$15,466			$14,446			$17,126

Interest rate spread (4)			3.88%			3.20%			3.95%

Net interest margin (5)			4.30%			3.73%			4.55%

(1)	Includes average nonaccrual loans of $1.4 million, $1.8 million and $1.7 million for the years ended December 31, 2004, 2003 and 2002, respectively.
(2)	Interest income includes net loan fees of $812,000, $891,000 and $923,000 for the years ended December 31, 2004, 2003 and 2002, respectively.
(3)	Yields on securities have not been adjusted to a tax-equivalent basis.
(4)	Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and has not been adjusted to a tax-equivalent basis.
(5)	Net interest margin represents net interest income as a percentage of average interest earning assets.

Rate/Volume Analysis

The following table presents the dollar amount of changes in interest income and interest expense for the major categories of First MainStreet’s interest-earning assets and interest-bearing liabilities. Information is provided for each category of interest-earning assets and interest-bearing liabilities with respect to (i) changes attributable to changes in volume (i.e., changes in average balances multiplied by the prior-period average rate) and (ii) changes attributable to rate (i.e., changes in average rate multiplied by prior-period average balances). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

	Year Ended December 31, 2004 Compared to Year Ended December 31, 2003			Year Ended December 31, 2003 Compared to Year Ended December 31, 2002
	Net Change	Rate	Volume	Net Change	Rate	Volume
	(In thousands)
Interest income:
Loans held for investment	$230	$(598)	$828	$(1,588)	$(1,727)	$139
Investments:
Taxable	(886)	—	(886)	(1,027)	(1,557)	530
Tax-exempt	(289)	(117)	(172)	(18)	(191)	173
Federal funds sold	(110)	5	(115)	(169)	(79)	(90)

Total interest income	(1,055)	(710)	(345)	(2,802)	(3,554)	752
Interest expense:
Deposits:
Interest-bearing demand, money market and savings	59	(29)	88	(322)	(275)	(47)
Time certificates of deposit	(2,134)	(743)	(1,391)	221	(554)	775
Borrowed funds	—	(4)	4	(22)	53	(75)

Total interest expense	(2,075)	(776)	(1,299)	(123)	(776)	653

Net interest income	$1,020	$66	$954	$(2,679)	$(2,778)	$99

Financial Condition

Comparison of Financial Condition at March 31, 2005 and December 31, 2004

Total assets decreased by $8.0 million, or 2.1%, to $378.2 million at March 31, 2005 from $386.2 million at December 31, 2004. The decrease in total assets consisted of decreases in securities available-for-sale and Federal funds sold. Securities available-for-sale decreased by $5.8 million, or 6.2%, to $88.3 million at March 31, 2005 from $94.1 million at December 31, 2004. The decrease resulted primarily from decreases in deposits used to fund securities available-for-sale. Loans decreased by $926,000, or 0.4%, to $243.7 million at March 31, 2005 from $244.6 million at December 31, 2004. Cash and cash equivalents decreased by $2.1 million, or 13.9%, to $12.7 million at March 31, 2005 from $14.7 million at December 31, 2004.

Total deposits decreased by $8.0 million, or 2.5%, to $317.3 million at March 31, 2005 from $325.3 million at December 31, 2004. The decrease in total deposits resulted primarily from normal customer activity.

Total equity decreased by $528,000, or 1.0%, to $50.9 million at March 31, 2005 from $51.4 million at December 31, 2004. The decrease in total equity resulted primarily from net income of $840,000, offset by dividends declared of $326,000 and a decrease in unrealized losses on available for sale securities, net of taxes of $1.0 million.

Comparison of Financial Condition at December 31, 2004 and December 31, 2003

Total assets decreased by $43.4 million, or 10.1%, to $386.2 million at December 31, 2004 from $429.6 million at December 31, 2003. The decrease in total assets resulted primarily from decreases in securities available-for-sale and cash and cash equivalents. Securities available-for-sale decreased by $32.7 million, or 25.8%, to $94.1 million at December 31, 2004 from $126.8 million at December 31, 2003. The decrease resulted primarily from decreases in deposits used to fund securities available-for-sale. Loans decreased by $2.8 million, or 1.1%, to $244.6 million at December 31, 2004 from $247.4 million at December 31, 2003. Cash and cash equivalents decreased by $10.3 million, or 41.2%, to $14.7 million at December 31, 2004 from $25.1 million at December 31, 2003.

Total deposits decreased by $46.6 million, or 12.5%, to $325.3 million at December 31, 2004 from $371.9 million at December 31, 2003. The decrease in total deposits resulted primarily from maturities of high cost time certificates of deposit previously issued under special promotions.

Total equity increased by $3.1 million, or 6.5%, to $51.4 million at December 31, 2004 from $48.3 million at December 31, 2003. The increase in total equity resulted primarily from net income of $4.5 million, offset by dividends declared of $1.3 million.

Lending Activities

Loan portfolio composition

The following table sets forth the composition of the loan portfolio at the dates indicated:

	At March 31,	At December 31,
	2005	2004	2003	2002	2001	2000
	(In thousands)
Commercial	$29,163	$30,032	$26,461	$25,003	$27,137	$22,278
Commercial real estate	159,795	159,749	166,138	125,492	135,627	88,370
Other real estate	42,368	41,640	40,607	44,814	38,269	92,636
Agricultural	5,768	6,781	5,998	10,896	9,359	7,315
Consumer	6,424	6,264	7,957	10,552	13,810	13,157
Leases financing	4,332	4,499	4,761	4,557	5,753	7,360

	247,850	248,965	251,922	221,314	229,955	231,116
Less:
Allowance for loan losses	(3,294)	(3,460)	(3,608)	(4,009)	(3,404)	(1,790)
Net deferred loan fees	(879)	(902)	(905)	(561)	(599)	(605)

	$243,677	$244,603	$247,409	$216,744	$225,952	$228,721

Loan portfolio maturities

The following table shows the amounts of loans outstanding as of December 31, 2004 which, based on remaining scheduled repayments of principal, were due in one year or less, more than one year through five years, and more than five years. The table also presents, for loans with maturities over one year, an analysis with respect to fixed interest rate loans and floating interest rate loans.

	Maturity				Rate Structure for Loans Maturing over One Year
	One Year or Less	One through Five Years	Over Five Years	Total	Fixed Rate	Floating Rate
	(In thousands)
Commercial	$21,821	$7,823	$388	$30,032
Commercial real estate	72,529	61,459	25,761	159,749
Other real estate	16,292	13,945	11,403	41,640
Agricultural	6,554	158	69	6,781
Consumer	765	2,536	2,963	6,264
Lease financing	1,047	3,346	106	4,499

	$119,008	$89,267	$40,690	$248,965	$65,691	$64,266

Nonperforming Assets

Credit risk related to nonperforming assets arises as a result of lending activities. To manage this risk, First MainStreet practices sound, conservative lending, employing frequent monitoring procedures, and taking prompt corrective action when necessary. First MainStreet employs a risk rating system that identifies the overall potential amount of risk associated with each loan in its loan portfolio. This monitoring and rating system is designed to help First MainStreet management determine current and potential problems so that corrective actions can be taken promptly.

Generally, loans are placed on nonaccrual status when they become 90 days or more past due or at such earlier time as First MainStreet management determines timely recognition of interest to be in doubt. Accrual of interest is discontinued on a loan when First MainStreet believes, after considering economic and business conditions and analysis of the borrower’s financial condition, that the collection of interest is doubtful.

The following table sets forth the amounts of First MainStreet’s nonperforming loans and nonperforming assets at the dates indicated. At the dates indicated, there were no restructured loans.

	At March 31,	At December 31,
	2005	2004	2003	2002	2001	2000
	(Dollars in thousands)
Nonaccrual loans and leases, not restructured	$910	$1,221	$1,087	$2,004	$3,019	$372
Accruing loans past due 90 days or more	1	—	280	—	—	18

Total nonperforming loans	911	1,221	1,367	2,004	3,019	390
Other real estate owned	340	153	100	—	209	—

Total nonperforming assists	$1,251	$1,374	$1,467	$2,004	$3,228	$390

Selected ratios:
Nonperforming loans to total loans	0.37%	0.49%	0.54%	0.91%	1.31%	0.17%
Nonperforming assets to total assets	0.33%	0.36%	0.34%	0.48%	0.80%	0.10%

Impaired Loans

Impaired loans (nonaccrual loans) are commercial, commercial real estate, other real estate-related and individually significant mortgage and consumer loans for which it is probable that First MainStreet will not be able to collect all amounts due according to the original contractual terms of the loan agreement. In determining whether or not a loan is impaired, First MainStreet applies its loan review procedures on a case-by-case basis taking into consideration the circumstances surrounding the loan and borrower, including the collateral value, the reasons for the delay, the borrower’s prior payment record, the amount of the shortfall in relation to the principal and interest owed, and the length of the delay. First MainStreet measures impairment on a loan-by-loan basis using either the present value of expected future cash flows discounted at the loan’s effective interest rate or at the fair value of the collateral if the loan is collateral dependent, less estimated selling costs.

Allowance for Loan Losses

First MainStreet’s allowance for loan losses is maintained at a level that, in its judgment, is adequate to absorb loan losses inherent in the loan portfolio. The amount of the allowance is based on First MainStreet management’s evaluation of the collectibility of the loan portfolio, historical loss experience, and other significant factors affecting loan portfolio collectibility, including the level and trends in delinquent, nonaccrual and adversely classified loans, trends in volume and terms of loans, levels and trends in credit concentrations, effects of changes in underwriting standards, policies, procedures and practices, national and local economic trends and conditions, changes in capabilities and experience of lending management and staff, and other external factors including industry conditions, competition and regulatory requirements.

First MainStreet’s methodology for evaluating the adequacy of the allowance for loan losses has two basic elements: first, the identification of impaired loans and the measurement of impairment for each individual loan identified; and second, a method for estimating an allowance for all other loans.

As discussed above, a loan is considered impaired when it is probable that First MainStreet will be unable to collect all contractual principal and interest payments due in accordance with terms of the loan agreement. Losses on individually identified impaired loans that are not collateral dependent are measured based on the present value of expected future cash flows discounted at the original effective interest rate of each loan. For loans that are collateral dependent, impairment is measured based on the fair value of the collateral less estimated selling costs.

In estimating the general allowance for loan losses, First MainStreet groups the balance of the loan portfolio into segments that have common characteristics, such as loan type, collateral type or risk rating. Loans typically segregated by risk rating are those that have been assigned risk ratings using regulatory definitions of “special mention,” “substandard,” and “doubtful”. Loans graded as “loss” are generally charged off immediately.

For each general allowance portfolio segment, First MainStreet applies loss factors to calculate the required allowance. These loss factors are based upon three years of historical loss rates, adjusted for qualitative factors affecting loan portfolio collectibility as described above. Qualitative adjustment factors are expressed in basis points and adjust historical loss factors.

The specific allowance for impaired loans and the general allowance are combined to determine the required allowance for loan losses. The amount calculated is compared to the actual allowance for loan losses at each quarter end and any shortfall is covered by an additional provision for loan losses. As a practical matter, First MainStreet’s allowance methodology may show that an unallocated allowance exists at quarter end. Any such amounts exceeding a minor percentage of the allowance will be removed from the allowance for loan losses by a credit to the allowance for loan losses as of quarter end.

The following table presents an analysis of First MainStreet’s allowance for loan losses for the periods presented:

	At March 31,		At December 31,
	2005	2004	2004	2003	2002	2001	2000
	(Dollars in thousands)
Allowance for loan losses:
Beginning balance	$3,460	$3,608	$3,608	$4,009	$3,404	$1,790	$1,771
Loan charge-offs:
Commercial	65	1	8	214	88	741	145
Commercial real estate	—	—	91	73	47	44	—
Other real estate	81	—	—	100	—	63	—
Agricultural	—	—	—	—	—	—	—
Consumer	27	37	113	245	90	127	164
Lease financing	—	—	—	—	—	—	—

Total loan charge offs	173	38	212	632	225	975	309

Recoveries:
Commercial	1	1	9	60	20	3	7
Commercial real estate	—	—	1	—	—	3	—
Other real estate	—	1	4	—	3	—	—
Agricultural	—	—	—	—	—	—	—
Consumer	6	23	50	39	15	28	27
Lease financing	—	—	—	—	—	—	—

Total recoveries	7	25	64	99	38	34	34

Net loan charge offs	(166)	(13)	(148)	(533)	(187)	(941)	(275)

Provision for the allowance for loan losses	—	—	—	132	792	2,555	294

Ending Balance	$3,294	$3,595	$3,460	$3,608	$4,009	$3,404	$1,790

Total loans	$247,838	$248,835	$248,965	$251,922	$221,314	$229,955	$231,116
Average total loans	249,050	249,464	248,139	235,320	233,408	224,042	215,327
Selected ratios:
Net charge-offs to average total loans	0.07%	0.01%	0.06%	0.23%	0.08%	0.42%	0.13%
Allowance for loan losses to total loans	1.33%	1.44%	1.39%	1.43%	1.81%	1.48%	0.77%

In allocating the allowance for loan losses, First MainStreet considered the credit risk in the various loan categories in its portfolio. As such, the allocations of the allowance for loan losses are based upon average historical net loan loss experience and the other factors discussed above. While First MainStreet attempted to allocate the allowance to specific categories of loans, it believes that any allocation of the allowance for loan losses into loan categories lends an appearance of exactness that does not exist. The following table indicates First MainStreet’s allocation of the allowance and the percent of loans in each category to total loans as of the following dates:

	At December 31,
	2004		2003		2002		2001		2000
	Allocation of the Allowance	Percent of Loans in Each Category to Total Loans	Allocation of the Allowance	Percent of Loans in Each Category to Total Loans	Allocation of the Allowance	Percent of Loans in Each Category to Total Loans	Allocation of the Allowance	Percent of Loans in Each Category to Total Loans	Allocation of the Allowance	Percent of Loans in Each Category to Total Loans
Commercial and agriculture	$1,035	14.79%	$935	12.88%	$1,218	16.22%	$679	15.87%	$577	12.80%
Real estate	1,132	80.89%	1,433	82.07%	1,223	76.95%	1,263	75.62%	770	78.32%
Consumer and lease financing	85	4.32%	81	5.05%	100	6.83%	191	8.51%	200	8.88%
General valuation (a)	1,208	0.00%	1,159	0.00%	1,468	0.00%	1,271	0.00%	243	0.00%

Total	$3,460	100.00%	$3,608	100.00%	$4,009	100.00%	$3,404	100.00%	$1,790	100.00%

(a)	Represents First MainStreet’s estimate of risk associated with general economic conditions and portfolio concentrations that are not directly correlated to a specific loan classification.

Investment Activities

First MainStreet manages its investment portfolio principally to provide liquidity and balance its overall interest rate risk. To a lesser extent, First MainStreet manages its investment portfolio to provide earnings with a view to minimizing credit risk.

The fair value of First MainStreet’s portfolio of securities available-for-sale at December 31, 2004, 2003 and 2002 was as follows:

	At December 31,
	2004	2003	2002
	(In thousands)
Securities available-for-sale:
U.S. Government and federal agencies	$7,812	$20,195	$42,862
Obligations of states and political subdivisions	24,940	26,321	21,034
Corporate bonds	2,054	3,162	6,586
Mortgage-backed securities	59,279	77,109	73,776

Total securities available-for-sale	$94,085	$126,787	$144,258

Other equity securities	$2,930	$1,224	$1,216

Portfolio Maturities and Yields

The following table shows the maturities of First MainStreet’s portfolio of securities at December 31, 2004, and the weighted average yields of such securities, excluding the benefit of tax-exempt securities:

	At December 31, 2004
	Within One Year		After One Year but within Five Years		After Five Years but within Ten Years		After Ten Years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in thousands)
Securities available-for-sale:
U.S. Government and federal agencies	$—	—	$7,812	3.08%	$—	—	$—	—
Obligations of states and political subdivisions	613	4.58%	9,806	3.52%	14,410	3.92%	111	5.09%
Corporate bonds	2,054	5.57%	—	—	—	—	—	—
Mortgage-backed securities	163	5.93%	11,034	2.84%	31,795	3.77%	16,287	3.75%

Total securities available-for-sale	$2,830	5.36%	$28,652	3.14%	$46,205	3.82%	$16,398	3.76%

Deposits

First MainStreet offers a selection of deposit instruments, including checking, savings, Money Market deposit accounts, and fixed-term certificates of deposit. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds must remain on deposit and the interest rate. Interest rates paid, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market rates, liquidity requirements, rates paid by competitors and growth goals. To attract and retain deposits, First MainStreet relies upon personalized customer service, long-standing relationships and competitive interest rates.

The flow of deposits is influenced significantly by general economic conditions, changes in money market and other prevailing interest rates and competition. The variety of deposit accounts that First MainStreet offers allows it to be competitive in obtaining funds and responding to changes in consumer demand. The ability to attract and maintain money market accounts and certificates of deposit, and the rates paid on these deposits, has been and will continue to be significantly affected by market conditions.

The following table shows the maturities of time certificates of deposit of $100,000 or more at December 31, 2004.

December 31, 2004
(In thousands)
Due in three months or less	$4,147
Due in over three months through six months	3,862
Due in over six months through twelve months	24,129
Due in over twelve months	5,870

Total	$38,008

Other Borrowings

First MainStreet has several term notes with the Federal Home Loan Bank with an outstanding balance of $6.6 million. The advances are due in annual principal payment or upon maturity. Interest rates are fixed with a weighted average rate of 4.78% at December 31, 2004. First MainStreet has executed a blanket pledge and security agreement with the Federal Home Loan Bank, which encompasses certain loans and securities as collateral for these borrowings.

First MainStreet also has a $1.0 million revolving note that bears interest at prime rate less 25 basis points and matures in September 2005.

Off-Balance Sheet Arrangements and Contractual Obligations

In the normal course of business, First MainStreet makes various commitments and incurs certain contingent liabilities that are not presented in the financial statements. The commitments and contingent liabilities include various guarantees, commitments to extend credit and standby letters of credit.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. First MainStreet evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by First MainStreet upon extension of credit, is based on First MainStreet management’s credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by First MainStreet to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances that First MainStreet deems necessary. In the event the customer does not perform in accordance with the terms of the agreement with the third party, First MainStreet would be required to fund the commitment. The maximum potential amount of future payments First MainStreet could be required to make is represented by the contractual amount shown below. If the commitment were funded, First MainStreet would be entitled to seek recovery from the customer. At December 31, 2004 and 2003, no amounts had been recorded as liabilities for First MainStreet’s potential obligations under these guarantees.

As of March 31, 2005, December 31, 2004 and December 31, 2003, First MainStreet’s commitments to extend credit aggregated approximately $ 37.8 million, $39.7 million and $37.1 million, respectively. As of March 31, 2005, December 31, 2004 and December 31, 2003, standby letters of credit aggregated approximately $4.8 million, $5.1 million and $4.1 million, respectively.

The following table sets forth First MainStreet’s significant contractual obligations (principal only) as December 31, 2004:

	Payments Due by Period
	Totals	Less than 1 Year	1-3 Years	4-5 Years	Over 5 Years
	(In thousands)
Contractual Obligations
Federal Home Loan Bank obligations	$6,611	$—	$5,480	$—	$1,131
Note payable	200	100	100	—	—
Operating lease obligations	1,032	411	442	179	—

Totals	$7,843	$511	$6,022	$179	$1,131

Liquidity and Capital Resources

The objective of liquidity management is to ensure the availability of sufficient cash flows to meet all financial commitments and to capitalize on opportunities for profitable business expansion. First MainStreet’s principal source of funds is deposits including demand, Money Market, savings and certificates of deposit. Other sources include principal repayments on loans, proceeds from the maturity and sale of investment securities, federal funds purchased, advances from the Federal Home Loan Bank and funds provided by operations. Liquid assets of cash on hand, balances due from other banks and federal funds sold declined from $25.1 million in 2003 to $14.7 million in 2004. First MainStreet had additional borrowing capacity available from the Federal Home Loan Bank of approximately $16.7 million at December 31, 2004 and has a $1.0 million line of credit through a large regional correspondent bank. At March 31, 2005, First MainStreet’s borrowing capacity available from the Federal Home Loan Bank was approximately $20.3 million. Net cash from operating activities contributed $6.6 million, $5.0 million and $8.4 million to liquidity for the years 2004, 2003 and 2002, respectively. These cash flows from operations are expected to continue in the foreseeable future. The combination of high levels of potentially liquid assets, cash flows from operations and additional borrowing capacity provided strong liquidity for First MainStreet at December 31, 2004.

First MainStreet’s primary investing activities are the origination of mortgage and other loans and the purchase of securities. These activities were funded primarily by net deposit inflows, principal repayments on loans, proceeds from the sale of loans and proceeds from the maturity and call of securities. Net cash flows provided by (used in) investing activities amounted to $30.9 million, $(18.6) million and $(21.1) million for the years ended December 31, 2004, 2003 and 2002, respectively. Net cash flows provided by (used in) financing activities amounted to $(47.8) million, $10.3 million and $4.5 million for the years ended December 31, 2004, 2003 and 2002, respectively.

First MainStreet’s total equity increased by $3.1 million, or 6.5%, to $51.4 million at December 31, 2004 from $48.3 million at December 31, 2003. The increase in total equity resulted primarily from net income of $4.5 million, offset by dividends declared of $1.3 million. No material capital expenditures or material changes in the capital resource mix are anticipated at this time. The capital levels of First MainStreet exceed applicable regulatory guidelines as of December 31, 2004.

Impact of Inflation and Changing Prices

The primary impact of inflation on First MainStreet’s operations is increased asset yields, deposit costs and operating overhead. Unlike most industries, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution’s performance than they would on non-financial companies. Although interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services, increases in inflation generally have resulted in increased interest rates. The effects of inflation can magnify the growth of assets and, if significant, require that equity capital increase at a faster rate than would be otherwise necessary.

Quantitative and Qualitative Disclosures About Market Risk

It is First MainStreet’s objective to manage assets and liabilities to provide a satisfactory consistent level of profitability within the framework of established cash, loan, investment, borrowing and capital policies. Certain officers within First MainStreet are charged with the responsibility for monitoring policies and procedures that are designed to ensure acceptable composition of the asset/liability mix.

First MainStreet’s asset/liability mix is monitored on a regular basis with a report reflecting the interest rate sensitive assets and interest rate sensitive liabilities being prepared and presented to its Board of Directors and management’s Asset/Liability Committee on a quarterly basis. The objective is to monitor interest rate sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on earnings. An asset or liability is considered to be interest rate-sensitive if it will reprice or mature within the time period analyzed, usually one year or less. The interest rate-sensitivity gap is the difference between the interest-earning assets and the interest-bearing liabilities scheduled to mature or reprice within such time period. A gap is considered positive when the amount of interest rate-sensitive assets exceeds the amount of interest rate-sensitive liabilities. A gap is considered negative when the amount of interest rate-sensitive liabilities exceeds the interest rate-sensitive assets. During a period off rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. If First MainStreet’s assets and liabilities were equally flexible and moved concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal.

A simple interest rate “gap” analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates. Accordingly, First MainStreet also evaluates how the repayment of particular assets and liabilities is impacted by changes in interest rates. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market rates, while interest rates on other types may lag behind changes in general market rates. In addition, certain assets, such as adjustable rate mortgage loans, have features (generally referred to as “interest rate caps”) which limit changes in interest rates. Prepayment and early withdrawal levels also could deviate significantly from those assumed in calculating the interest gap. The ability of many borrowers to service their debts also may decrease in the event of an interest rate increase.

	At December 31, 2004
Repricing Interval	Less than 3 months	3 months to 1 year	1 to 5 years	Over 5 years	Total
Federal funds sold	$5,400	$—	$—	$—	$5,400
Securities available-for-sale	2,715	6,461	29,848	55,061	94,085
Loans, gross	109,127	45,118	75,672	19,048	248,965

Totals	$117,242	$51,579	$105,520	$74,109	$348,450

Savings, NOW and Money Market demand deposits	$156,316	$—	$—	$—	$156,316
Time certificates of deposit	14,876	52,784	17,373	—	85,033
Borrowed funds	—	100	5,580	1,131	6,811

Totals	$171,192	$52,884	$22,953	$1,131	$248,160

Period gap	(53,950)	(1,305)	82,567	72,978	100,290
Cumulative gap	(53,950)	(55,255)	27,312	100,290
Cumulative rate sensitive gap %	-14%	-14%	7%	26%

The above table summarizes interest-sensitive assets and liabilities for First MainStreet as of December 31, 2004. Adjustable rate loans are included in the period in which their interest rates are scheduled to adjust. Fixed rate loans are included in the periods in which they are anticipated to be repaid based on scheduled maturities and anticipated prepayments. Investment securities are included in their period of maturity while mortgage backed securities are included according to expected repayment. Certificates of deposit are presented according to contractual maturity.

At December 31, 2004, First MainStreet’s cumulative one-year interest rate sensitivity gap ratio was (14%). This indicates that the interest-earning assets will reprice during this period at a rate slower than the interest-bearing liabilities. First MainStreet’s experience has been that not all liabilities shown as being subject to repricing will in fact reprice with changes in market rates. First MainStreet has a base of core deposits consisting of interest bearing checking accounts and savings accounts whose average balances and rates paid thereon will not fluctuate with changes in the levels of market interest rates.

DIRECTORS AND MANAGEMENT OF CENTENNIAL FOLLOWING THE MERGER

Centennial Directors and Officers Following the Merger

Pursuant to the merger agreement, Centennial’s board of directors will increase its size promptly following the effective time of the merger and appoint one member of the First MainStreet board of directors mutually selected by Centennial and First MainStreet to Centennial’s board of directors. The officers of Centennial immediately following the merger will be the same as the officers of Centennial immediately before the merger.

Information Regarding Current Centennial Directors and Executive Officers

The following table sets forth the name, age and position of each of Centennial’s directors and executive officers as of June 30, 2005. Unless otherwise noted, positions held are with Centennial.

Name	Age	Position
John M. Eggemeyer, III	59	Chairman of the Board and Chief Executive Officer
David C. Boyles	54	President, Chief Operating Officer and Director, and Chairman of Guaranty Bank and Trust Company
Paul W. Taylor	44	Executive Vice President and Chief Financial Officer, and Executive Vice President and Chief Financial Officer of Centennial Bank of the West and Guaranty Bank and Trust Company
Zsolt K. Besskó	35	Executive Vice President, General Counsel and Secretary, and Executive Vice President, General Counsel and Secretary of Centennial Bank of the West and Guaranty Bank and Trust Company
Suzanne R. Brennan	54	Executive Vice President, Operations and Executive Vice President, Operations of Centennial Bank of the West and Guaranty Bank and Trust Company
John W. Perkins	51	President and Chief Executive Officer of Guaranty Bank and Trust Company
Rosella Segura	49	Senior Vice President, Human Resources, and Senior Vice President, Human Resources of Centennial Bank of the West and Guaranty Bank and Trust Company
Daryll D. Southwick	54	President and Chief Executive Officer of Centennial Bank of the West
G. Hank Brown	65	Director
Edward B. Cordes	53	Director
William R. Farr	66	Director, and Chairman of Centennial Bank of the West
Richard G. McClintock	59	Director
Stephen B. Shraiberg	58	Director
Matthew P. Wagner	48	Director
Albert C. Yates	63	Director

Centennial’s Executive Officers

John M. Eggemeyer, III. Mr. Eggemeyer is Centennial’s Chairman and Chief Executive Officer. These positions reflect his role in orchestrating the acquisition of Centennial’s predecessor, and he does not devote his full professional time to these positions. He is a co-founder and chief executive of Castle Creek Capital LLC, a merchant banking firm specializing in the financial services industry, and Castle Creek Financial LLC, a licensed broker/dealer. Mr. Eggemeyer is a director and Chairman of First Community Bancorp, Chairman, CEO and a

director of White River Capital Inc., and its wholly owned subsidiary, Union Acceptance Corporation, a director of American Financial Realty Trust and a director of TCF Financial Corporation. He holds a B.S. degree from Northwestern University and an M.B.A. from the University of Chicago.

David C. Boyles. Mr. Boyles is Centennial’s President and Chief Operating Officer, Chairman of Guaranty Bank and Trust Company, and a director of Centennial and of Centennial Bank of the West. Prior to Centennial’s merger with Guaranty Corporation, he served as Co-Chairman, President and Chief Executive Officer of Guaranty Corporation, with whom he had been employed since 1978. Mr. Boyles has been involved in the Denver community for several years. He is a board member for the Boy Scouts and National Sports Center for the Disabled. He also serves on advisory boards for Rose Hospital and The Wildlife Experience Community.

Paul W. Taylor. Mr. Taylor is Centennial’s Executive Vice President and Chief Financial Officer and holds the same positions at Centennial Bank of the West and Guaranty Bank and Trust Company. He is also a director of Centennial Bank of the West. From April 2000 to July 2004, he served as the Chief Financial Officer of Centennial’s predecessor company. During his 21-year banking and investment-banking career, he worked for Alex Sheshunoff Investment Banking as a Director of Mergers and Acquisitions where he performed many acquisitions for clients across the country. Further investment banking experience was with Century Capital Group, where he performed M&A and financing for small businesses. Mr. Taylor worked for KeyCorp for 12 years in both New York and the Rocky Mountain West in numerous management positions and left the company as its Executive Vice President and Chief Financial Officer of the Rocky Mountain Region. He has a B.S. in business economics with an emphasis in accounting from State University of New York and is a graduate of Pacific Coast Banking School at the University of Washington.

Zsolt K. Besskó. Mr. Besskó is Centennial’s Executive Vice President, General Counsel and Secretary and holds the same positions at Centennial Bank of the West and Guaranty Bank and Trust Company. Prior to joining Centennial in 2005, Mr. Besskó was a shareholder of the law firm Buchanan Ingersoll PC in Pittsburgh, PA, with whom he was associated since 2000. From 1996 to 2000, Mr. Besskó was an associate of the New York City office of the law firm Sullivan & Cromwell LLP. Mr. Besskó holds a B.A. degree in economics from the University of Pennsylvania and a J.D. degree from the University of Pittsburgh School of Law.

Suzanne R. Brennan. Ms. Brennan is Centennial’s Executive Vice President, Operations and holds the same positions at Centennial Bank of the West and Guaranty Bank and Trust Company. From April 2002 to May 2005, she was Executive Vice President, Manager of Operations and Systems of First Community Bancorp. She served as a director of each of Pacific Western National Bank and First National Bank, First Community Bancorp’s banking subsidiaries. From January 2000 to March 2002, Ms. Brennan was President of Summit Consulting Group, which specialized in due diligence, operations efficiency and system conversions for financial institutions. Ms. Brennan was Executive Vice President and Manager of Operations and Systems of Western Bancorp from July 1997 to November 1999.

John W. Perkins. Mr. Perkins is the President and Chief Executive Officer and a director of Guaranty Bank and Trust Company. Until Centennial’s merger with Guaranty, he served as an executive vice president of loans and senior loan officer for Guaranty Bank and Trust Company. Mr. Perkins has over 30 years of experience with bank operations, product development, human resources, financial accounting, and commercial, real estate, executive, consumer and mortgage lending. Mr. Perkins is a voting member of Guaranty Bank and Trust Company Loan Review Committee. He is currently a member of the building committee for Denver Country Club. He has served on the board of directors for AMC Cancer Research Center and is a past member of For Children Only and the Lower Downtown Business Association.

Rosella Segura. Ms. Segura is Centennial’s Senior Vice President, Human Resources and holds the same position at Centennial Bank of the West and Guaranty Bank and Trust Company. She joined Centennial Bank of the West in 2000 as Human Resources Manager. Prior to joining Centennial Bank of the West, Ms. Segura was employed with Wells Fargo Bank for 25 years. At Wells Fargo, she was named Senior Human Resources Representative and supported nine regional banks in Northern Colorado.

Daryll D. Southwick. Mr. Southwick is the President and Chief Executive Officer of Centennial Bank of the West and served as President and Chief Executive Officer of First National Bank of Strasburg from 1987 to 2004. Mr. Southwick has over 28 years of bank experience and has held executive management positions since 1982. He is a graduate of the Colorado School of Banking at Boulder, Colorado and has a B.S. in finance from Colorado State University.

Centennial’s Directors

In addition to Mr. Eggemeyer and Mr. Boyles, Centennial’s board of directors is comprised of the following individuals:

G. Hank Brown. Mr. Brown has served as a Director of Centennial since July 2004. Mr. Brown was recently appointed to serve as President of the University of Colorado, beginning August 2005. Currently, Mr. Brown is the President and Chief Executive Officer of the Daniels Fund, a charitable foundation. Prior to that position, he served as President of the University of Northern Colorado from 1998 to 2002. From 1991 to 1997, Mr. Brown served as a United States Senator from the State of Colorado. From 1980 to 1991, Mr. Brown served five consecutive terms in the U. S. House of Representatives, representing Colorado’s 4th Congressional District. Mr. Brown’s public service also included serving in the Colorado Senate from 1972 to 1976. He served as a vice president for Monfort of Colorado for 11 years from 1969 to 1980, and holds a B.S. degree in accounting, a J.D. degree from the University of Colorado, and a Master of Law degree from George Washington University. Mr. Brown is a certified public accountant and also serves on the board of directors of Frontier Airlines, Sensient Technologies and Sealed Air Corporation. Mr. Brown also served as a Director and Chairman of the Board of Centennial Bank of the West from 1998 through December 2001.

Edward B. Cordes. Mr. Cordes has served as a Director of Centennial since July 2004. Mr. Cordes is the owner and President of Cordes & Company, a consulting firm specializing in insolvencies and economic valuations. Mr. Cordes is also the owner and President of Cordes & Company Financial Services, Inc., Cordes & Company Petroleum, Inc., Cordes & Company Realty Associates, and Manager of Cordes Farms LLC. He has been appointed the duty of Receiver or Trustee in over 80 court actions. During his 30 years as a certified public accountant, Mr. Cordes has served in senior management positions with Ernst & Young and Cooperative Service Company. He holds a B.B.A. degree from Colorado State University and an M.A. Accountancy degree from the University of Nebraska. Mr. Cordes is a member of the Association of Insolvency Accountants, National Association of Forensic Economics and National Association of Certified Valuation Analysts. He is also active in the Denver community by continued support of both Denver Rustlers and Sense of Security organizations. He is past National Chairman of the National Association of Certified Valuation Analysts and currently holds the office of president for the Colorado State Chapter. Mr. Cordes, in the past, has served as the chairman of the Denver Urban Ministries, in various positions with the Boy Scouts of America and served as an advisory board member of Colorado State University College of Business.

William R. Farr. Mr. Farr has served as a Director of Centennial since July 2004. Mr. Farr is the Chairman, and was until June 30, 2005 the Chief Executive Officer, of Centennial Bank of the West. Mr. Farr founded Centennial Bank of the West and its predecessors beginning with Centennial Bank of the West’s creation in 1992. Prior to the founding of Centennial Bank of the West, Mr. Farr served as president, director or officer of numerous Northern Colorado banks. Mr. Farr was formerly active in the cattle industry serving as chairman of the U.S. Meat Export Federation, Executive Committee of the National Cattlemen’s Association and president of the Colorado Cattle Feeders Association. He serves on multiple committees, community organizations, boards of companies and foundations primarily located in Northern Colorado.

Richard G. McClintock. Mr. McClintock has served as a Director of Centennial since January 2005. Mr. McClintock is an owner and Executive Vice President of the Frederick Ross Company, with whom he has been associated since 1977. Since 1984, Mr. McClintock has also been President of Westfield Development Company, Inc. Mr. McClintock also serves as a member of the board of directors of Guaranty Bank & Trust Company. In addition, Mr. McClintock is a member of the Denver Board of Realtors, UNC Investment Committee, board of directors of Colorado UpLift and board of directors of the Boy Scouts of America Denver Chapter. He is also active in the Urban Land Institute, University of Colorado Real Estate Council, NAIOP and The Catholic Foundation.

Stephen B. Shraiberg. Mr. Shraiberg has served as a Director of Centennial since January 2005. Mr. Shraiberg is President and the major shareholder of Urban Property Management, Inc., which is engaged in developing and managing all types of real estate under both conventional and FHA-insured programs. Mr. Shraiberg is also the major shareholder of Esprit Homes, Ltd., a major Colorado homebuilder since 1989. Mr. Shraiberg serves as a member of the board of directors of Guaranty Bank and Trust Company. Mr. Shraiberg is also secretary of Urban Equities Corp., a Colorado broker-dealer, and is involved in various other industries throughout Colorado. Mr. Shraiberg was the Chairman of the board of directors of the Equitable Bank of Littleton and a director of Equitable Bankshares of Colorado. Both these banks were sold in 1994. Mr. Shraiberg has been a member of various other non-profit boards over the past several years including the Salvation Army and the Latin American Educational Foundation. Mr. Shraiberg is currently on the board of the Dystonia Medical Research Foundation.

Matthew P. Wagner. Mr. Wagner has served as a Director of Centennial since April 2004. Mr. Wagner is President, Chief Executive Officer and a director of First Community Bancorp. Mr. Wagner also serves as Vice Chairman of the board of directors of First National Bank, a wholly owned subsidiary of First Community, as well as President and Chief Executive Officer and as Chairman of the board of directors of Pacific Western National Bank, a wholly owned subsidiary of First Community. Prior to joining First Community Bancorp in September 2000, Mr. Wagner was President and Chief Executive Officer of Western Bancorp from July 1996 until November 1999, when Western Bancorp was acquired by U.S. Bancorp. Prior to joining Western Bancorp in 1996, Mr. Wagner served as an executive vice president with U.S. Bancorp in Minneapolis, Minnesota, from 1990 to 1996 and as a senior vice president from 1985 to 1990. Mr. Wagner holds a B.S. degree from the University of Nebraska and an M.B.A. from the University of Colorado.

Albert C. Yates. Dr. Yates has served as a Director of Centennial since January 2005. Dr. Yates is a director of Level 3 Communications. Dr. Yates retired in June 2003 after 13 years as President of Colorado State University. He was also Chancellor of the Colorado State University System until October 2003, and is a former member of the board of the Federal Reserve Board of Kansas City-Denver Branch and the board of directors of First Interstate Bank. He currently serves as a director of StarTek, Inc. Dr. Yates retired in May 2005 as a director of Molson Coors Brewing Company. He served as a director of Adolf Coors Company and Coors Brewing Company from August 1998 to February 2005. Dr. Yates also served as a director and Chairman of the Board of Centennial Bank of the West from January 2002 through December 2004. Dr. Yates graduated magna cum laude from Memphis State University in 1965, with degrees in chemistry and mathematics. He earned his doctorate in theoretical chemical physics from Indiana University at Bloomington in 1968.

Election of Centennial Directors and Officers

Centennial’s board of directors currently consists of nine members. Pursuant to the merger agreement, Centennial has agreed to expand the size of its board promptly after consummation of the First MainStreet acquisition in order to cause Stephen D. Joyce, Chairman of First MainStreet’s board, to be appointed to Centennial’s board. Directors of Centennial serve for one year terms and at each annual meeting of stockholders the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the next annual meeting and until their successors have been duly elected and qualified, or until their earlier resignation or removal, if any.

Executive officers of Centennial are elected by, and serve at the discretion of, the board.

Compensation of Centennial Directors

Each of Centennial’s non-management directors and Mr. Eggemeyer is paid $5,000 for each regularly scheduled board meeting. The board is regularly scheduled to meet approximately each quarter. Each chair of a board committee is paid an additional $5,000 annually. Centennial does not pay a per committee meeting fee. Directors are reimbursed for their reasonable travel, lodging, food and other expenses incurred in connection with their service on the board of directors and its committees.

Compensation Committee Interlocks and Insider Participation

The compensation, nominating and governance committee of Centennial’s board of directors consists of                     ,                      and                     , none of whom has been an officer or employee of Centennial Bank Holdings or its banks at any time since Centennial’s inception. No executive officer of Centennial Bank Holdings serves as a member of the compensation committee of the board of any other company that has one or more executive officers serving as a member of Centennial’s board of directors or the compensation, nominating and governance committee, and no such interlocking relationship existed during fiscal year 2004.

Centennial’s Executive Compensation

The following table sets forth the compensation earned by Centennial’s Chief Executive Officer and each of Centennial’s, or Centennial’s banks’, other three most highly compensated executive officers, whom are referred to as named executive officers, during the year ended December 31, 2004. Mr. Boyles did not become an employee of Centennial or its banks until the closing of Centennial’s acquisition of Guaranty on December 31, 2004. However, as Centennial expects him to be one of its “named executive officers” for the year ending December 31, 2005, his compensation as an employee of Guaranty during the year ended December 31, 2004 is provided.

	Summary Compensation Table
	Annual Compensation				Long-Term Compensation	All Other Compensation
Name and Principal Position	Salary	Bonus	Other Annual Compensation
John M. Eggemeyer(1) Chairman and Chief Executive Officer	$—	$—	$—		$—	$—
David C. Boyles President and Chief Operating Officer, Chairman of Guaranty Bank and Trust Company	300,000	325,769	4,393	(2)	—	2,214,623	(3)
William R. Farr Chairman and Chief Executive Officer of Centennial Bank of the West	245,000	70,000	9,600	(4)	—	—
Paul W. Taylor Executive Vice President and Chief Financial Officer, Executive Vice President and Chief Financial Officer of Centennial Bank of the West and Guaranty Bank and Trust Company	210,000	100,000	8,400	(4)	—	—

(1)	Mr. Eggemeyer does not receive an annual salary or bonus from Centennial for serving as its Chairman and Chief Executive Officer. These positions reflect his role in orchestrating the acquisition of Centennial’s predecessor and he does not devote his full professional time to these positions. As disclosed under “Compensation of Centennial Directors” above, he receives a director’s fee for each regularly scheduled board meeting he attends.

(2)	Represents benefit to Mr. Boyles for use of an automobile owned by Guaranty Corporation of $3,793 and payment of $600 for accrued and unused vacation.

(3)	Represents a change in control bonus of $1,327,820, a payment of $875,000 resulting from Centennial’s acquisition of Guaranty pursuant to a non-competition agreement and a distribution of property valued at $11,803.

(4)	Represents auto allowance.

Option Grants or Exercises in Last Fiscal Year

There were no stock options to acquire Centennial’s common stock granted to and no options to acquire Centennial’s common stock exercised by any of the above named executive officers during the fiscal year ended December 31, 2004. Messrs. Farr and Taylor exercised options to purchase common stock of Centennial’s predecessor during the fiscal year ended December 31, 2004. Mr. Farr exercised options to acquire 6,750 shares of Centennial’s predecessor’s common stock at an average exercise price of $47.00 per share. Mr. Taylor exercised options to acquire 800 shares of Centennial’s predecessor’s common stock at an exercise price of $62.00 per share. In connection with Centennial’s acquisition of its predecessor, each stockholder, including Messrs. Farr and Taylor, received cash in the amount of $98.68 per share of common stock of Centennial’s predecessor held.

Centennial Employee Benefit Plans

On April 5, 2005, Centennial’s board of directors approved a proposal to adopt the 2005 Stock Incentive Plan, or the Plan, subject to the approval of Centennial’s stockholders. Centennial has decided to adopt the Plan to promote its success by providing additional means to attract, motivate and retain key employees, non-employee directors, consultants and prospective employees through grants of stock options, restricted stock awards, restricted stock unit awards, performance stock awards, stock appreciation rights, or SARs, and other equity-based awards for high levels of individual performance and Centennial’s improved financial performance. At Centennial’s annual meeting on June 2, 2005, its stockholders approved the Plan. The material features of the Plan are described below. However, this summary is subject to, and qualified in its entirety by, the full text of the Plan.

Administration and Eligibility

Centennial currently intends that its compensation, nominating and governance committee will administer the Plan. Employees of Centennial Bank Holdings and its subsidiaries and its non-employee directors are eligible to participate. Awards may also be granted to consultants or advisors who perform or agree to perform bona fide services for Centennial, except that options intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code, or the Code, may only be granted to employees. The committee will determine which eligible participants will receive awards, the nature, price, number of shares and other terms of such awards, and the form and terms of the award agreements, in accordance with the terms of the Plan. The committee is authorized to construe and interpret the Plan and all decisions, determinations and interpretations of the committee are final and binding on all participants and any other holder of awards.

Maximum Shares

Under the Plan, the total number of shares of common stock subject to awards may not exceed 2,500,000. The maximum number of shares for which either options or SARs may be granted to a single participant in any single calendar year is 250,000, in each case. These limitations are subject to adjustment in the event of certain changes in Centennial’s capitalization. See “Adjustments and Extraordinary Events” below. Upon termination, cancellation, forfeiture or expiration of any unexercised award under the Plan, the number of shares with respect to which awards may be granted under the Plan will be increased by the number of shares to which such unexercised award pertained. In addition, to the extent that shares issued under the Plan are repurchased by Centennial at their original purchase price, such shares will again be available for grant under the Plan, except that the aggregate number of shares issuable upon the exercise of ISOs may not exceed 2,500,000 shares (subject to the adjustments described below under “Adjustments and Extraordinary Events”).

Terms of Awards and Transferability

The committee will determine the vesting and, where applicable, the expiration date of awards, but awards that provide for the right to acquire stock may not remain outstanding more than ten (10) years after the grant date (or, as discussed below, five (5) years in the case of certain employee ISOs).

Generally, awards may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution and may, if applicable, be exercised, during the lifetime of the participant, only by the participant. However, the committee may permit a participant to transfer any of such participant’s awards, other than ISOs, to one or more of the participant’s immediate family members or to trusts established in whole or in part for the benefit of the participant and/or one or more of such immediate family members, to the extent that neither the transfer of such award to the immediate family member or trust, nor the ability of a participant to make such a transfer, shall have adverse consequences to Centennial or the participant by reason of Section 162(m) of the Code. See “Termination of Employment, Death or Disability” below.

Term of Plan

The Plan will terminate on April 4, 2015 unless terminated earlier by the board of directors.

Termination of Employment, Death or Disability

Termination of Service.

Upon termination of service other than due to death, disability or cause, the participant may exercise his or her option or SAR on or prior to the date that is three months following the date of termination to the extent that such participant was entitled to exercise such option or SAR on the date of termination (but in no event later than the expiration of the term of such option or SAR).

Disability of Participant.

Upon termination of service due to disability, the participant may exercise his or her option or SAR on or prior to the date that is twelve months following the date of termination to the extent that such participant was entitled to exercise such option or SAR on the date of termination (but in no event later than the expiration of the term of such option or SAR).

Death of Participant.

In the event that a participant should die while in service, the participant’s option or SAR may be exercised by the participant’s estate or by a person who has acquired the right to exercise the option or SAR by bequest or inheritance, but only on or prior to the date that is twelve months following the date of death, and only to the extent that the participant was entitled to exercise the option or SAR at the date of death (but in no event later than the expiration date of the term of such option or SAR).

Cause.

In the event of termination of a participant’s service due to cause, the participant’s option or SAR shall terminate on the date of termination.

Reversion of Unexercised Shares.

If, on the date of termination or death, the participant is not entitled to exercise all of his or her option or SAR, the shares of common stock covered by the unexercisable portion of the option or SAR shall revert back to the Plan. If, after the date of termination or death, the participant or, in the case of death, the participant’s estate or any person who acquires the right to exercise the option or SAR by bequest or inheritance does not exercise his or her option or SAR within the applicable period of time, the option or SAR shall terminate, and the shares of common stock covered by such option or SAR shall revert back to the Plan.

Adjustments and Extraordinary Events

The Plan provides that if there is any increase or decrease in the number of issued and outstanding shares of common stock resulting from a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification of Centennial’s common stock, or any other increase or decrease in the number of issued and outstanding shares of Centennial’s common stock, effected without the receipt of consideration by Centennial, then the limitations on the number of shares reserved for delivery under the Plan, the limitations on the number of stock options or SARs which may be granted in any one calendar year, the number of shares that pertain to each outstanding award and the exercise price of each option and SAR will be proportionately adjusted.

Under the Plan, if a “Vesting Event” takes place, then all outstanding options and SARs on the date of the Vesting Event either (i) become exercisable (whether or not previously vested) or (ii) become canceled and terminated (whether or not previously vested) and that in connection with such cancellation and termination the option holder may receive a cash payment (or the delivery of shares of stock, other securities, or a combination of cash, stock and securities equivalent to such cash payment) equal to the difference, if any, between the consideration received by Centennial’s stockholders in connection with the transaction related to the occurrence of the Vesting Event, and the purchase price per share, if any, under the award, multiplied by the number of shares of common stock subject to the award, except that if such product is zero or less, or to the extent the award is not then exercisable, the awards will be canceled and terminated without any payment from Centennial. All restricted stock awards, restricted stock unit awards and performance stock awards become fully vested upon a Vesting Event. A Vesting Event means the earlier of a Change in Control or the termination of a participant’s service (other than for cause) following stockholder approval of any matter, plan or transaction which would constitute a Change in Control. The Plan defines a “Change in Control” to mean (i) stockholder approval of a plan of dissolution or liquidation of Centennial; (ii) the individuals who, as of the effective date thereof, are members of the board of directors cease for any reason to constitute at least two-thirds of the members of the board of directors; provided, however, that if the election, or nomination for election by Centennial’s stockholders, of any new director was approved by a vote of at least two-thirds of the incumbent board, such new director shall, for purposes of the Plan, be considered a member of the incumbent board; provided, further, however, that no individual shall be considered a member of the incumbent board if such individual initially assumed office as a result of either an actual or threatened Election Contest (as described in Rule 14a-11 promulgated under the Securities Exchange Act of 1934) or other actual or threatened solicitation of proxies or consents by or on behalf of a person (as the term “person” is used for purposes of Section 13(d) or 14(d) of the Exchange Act) other than Centennial’s board of directors, including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; (iii) the consummation of a plan of reorganization, merger or consolidation involving Centennial, except for a reorganization, merger or consolidation where (A) Centennial’s stockholders immediately prior to such reorganization, merger or consolidation own directly or indirectly at least seventy percent (70%) of the combined voting power of the outstanding voting securities of Centennial resulting from such reorganization, merger or consolidation in substantially the same proportion as their ownership of voting securities of Centennial immediately prior to such reorganization, merger or consolidation, and (B) the individuals who were members of the incumbent board immediately prior to the execution of the agreement providing for such reorganization, merger or consolidation constitute at least two-thirds of the members of the board of directors of the surviving company, or a company beneficially owning, directly or indirectly, a majority of the voting securities of the Surviving Company; (iv) the sale of all or substantially all of Centennial’s assets to another person; or (v) the acquisition by another person of beneficial ownership of stock representing more than fifty percent (50%) of the voting power of Centennial then outstanding by another person.

The Centennial board of directors may at any time amend, alter, suspend or discontinue the Plan in its discretion, but no amendment, alteration, suspension, termination or discontinuation may be made which would impair the rights of any participant under any grants made without his or her consent. In addition, to the extent necessary and desirable to comply with Section 422 of the Code (or any other applicable law or regulation, including the requirements of any stock exchange or national market system upon which Centennial’s common stock is then listed), Centennial will obtain stockholder approval of any amendment to the Plan in such a manner and to such a degree as is required.

Cancellation and Regrant of Awards

The committee shall have the authority to effect, at any time and from time to time, with the consent of the affected participant, the cancellation of any or all outstanding options or SARs and to grant in substitution new options or SARs covering the same or a different number of shares of common stock but with an exercise price based on the fair market value on the new date of grant of the option or SAR. The committee shall also have the authority to effect, at any time and from time to time, with the consent of the affected participant, the cancellation of any or all outstanding restricted stock awards, restricted stock unit awards, performance stock awards and other equity-based awards and to grant in substitution new restricted stock awards, restricted stock unit awards, performance stock awards or other equity-based awards, as the case may be, covering the same or a different number of shares of common stock. Furthermore, the committee may also, in its sole discretion and at any time, take any action, including any action that may be considered a “repricing” under any applicable accounting, stock exchange or other rule or regulation, to effect an offer to exchange outstanding awards for cash or any other type of award permitted under the Plan. Except with respect to participants subject to Section 162(m) of the Code, a grant of any award to a participant pursuant to such exchange shall be disregarded for purposes of determining whether a participant has exceeded any limitations in the Plan limiting the amount of any type of award or aggregate amount of awards that may be granted to a participant (except to the extent the number of shares underlying such awards exceeds the number of shares underlying the participant’s cancelled awards).

Employment and Severance Arrangements

Centennial or one of its subsidiaries has entered into employment or consulting agreements with each of Mses. Laurent and Brennan and Messrs. Boyles, Farr, Taylor, Besskó and Perkins.

Pursuant to the employment agreements, each executive is required to perform his or her duties in a diligent, trustworthy and business-like manner, all for the purpose of advancing Centennial’s business. The initial base salaries of the executives are set forth in the employment agreements. The employment agreements do not provide for automatic annual increases in salary, but each employment agreement provides for annual salary reviews. Each of the executives is eligible to participate in any management incentive compensation plan adopted by Centennial or such other bonus plan as Centennial’s board of directors or compensation committee may approve. The award of any bonus compensation is to be determined by the board of directors or pursuant to a plan approved by the board of directors.

In addition, each executive is also eligible to participate in any employee benefit plan, program, policy or arrangement generally made available to employees, and is reimbursed for out-of-pocket business expenses incurred in the course of employment duties. The employment agreements contain non-solicitation provisions which restrict the executives’ ability to pursue certain activities that would pose a threat to Centennial’s business interests. With the exception of Ms. Brennan’s and Mr. Besskó’s employment agreements, the agreements also contain a non-competition provision.

On March 3, 2004, Centennial entered into an employment agreement with Paul W. Taylor, which became effective on July 16, 2004 and was amended and restated as of February 4, 2005. Mr. Taylor’s employment agreement provides for an annual base salary of $250,000 and a guaranteed bonus of at least $20,000 for the years ended December 31, 2004 and December 31, 2005, subject to proration for any partial year of employment. The agreement will expire on July 16, 2006. The agreement further provides that Centennial will have the sole discretion at the time of expiration to choose either to renew the employment agreement for an additional one-year term or to pay Mr. Taylor the amount described in the discussion of severance benefits below.

On February 7, 2005, Centennial entered into a new employment agreement with William R. Farr, effective as of that date, which superseded his previous employment agreement entered into on March 3, 2004 and effective as of July 16, 2004. Mr. Farr’s February 7, 2005 employment agreement provided for an annual base salary of $265,000, and expired on June 30, 2005.

Centennial also entered into a letter agreement with Mr. Farr on February 7, 2005, which is effective as of July 1, 2005. This letter agreement, which will expire on June 30, 2006, provides for a lump sum cash payment of $265,000 to be paid no later than July 15, 2005, in consideration for Mr. Farr’s part-time services to the new President and Chief Executive Officer of Centennial Bank of the West. Mr. Farr will receive no other benefits or compensation from Centennial pursuant to this letter agreement. The letter agreement further provides that no later than 30 days prior to June 30, 2006, Mr. Farr will discuss with Centennial what further role, if any, he wishes to occupy at Centennial Bank of the West.

On October 27, 2004, Centennial entered into an employment agreement with David C. Boyles, which became effective on December 31, 2004. Mr. Boyles’ employment agreement provides for an annual base salary of $400,000, and will expire on December 31, 2006. The agreement further provides that if at the time of expiration Mr. Boyles remains in Centennial’s employment, and Centennial does not renew his employment agreement or enter into a new employment agreement with him, Centennial can elect either to pay Mr. Boyles the amount described in the discussion of severance benefits below or to relieve him of his non-competition and non-solicitation obligations under the employment agreement.

On October 27, 2004, Centennial entered into an employment agreement with Sharon Laurent, which became effective on December 31, 2004. The agreement provided for an annual base salary of $250,000. On May 31, 2005, Ms. Laurent determined to terminate her employment with Centennial. On June 1, 2005, Centennial entered into a consulting agreement with Ms. Laurent, effective as of that date, which will expire on December 31, 2006. The consulting agreement provides for an annual consulting fee of $187,500, the reimbursement of out-of-pocket business expenses and the use of certain pieces of Centennial equipment, data and intellectual property, in consideration for Ms. Laurent’s performance of certain consulting services. The consulting agreement further provides that if Ms. Laurent’s consulting services are terminated by Centennial other than for cause, Centennial will pay Ms. Laurent a lump sum equal to the aggregate amount in cash of her consulting fees for the then remaining term of consultancy. Ms. Laurent will receive no other benefits or compensation from Centennial pursuant to this consulting agreement.

On October 27, 2004, Centennial entered into an employment agreement with John W. Perkins, which became effective on December 31, 2004. Mr. Perkins’ employment agreement provides for an annual base salary of $250,000, and will expire on December 31, 2005. The agreement further provides for automatic renewal for one-year terms upon each one-year anniversary of the effective date, unless a non-renewal notice is given by either party at least thirty (30) days in advance. If Centennial elects to give Mr. Perkins such a non-renewal notice and does not enter into a new employment agreement with him at the end of any one-year term, it can elect either to pay Mr. Perkins the amount described in the discussion of severance benefits below or to relieve him of his non-competition and non-solicitation obligations under the employment agreement.

On March 1, 2005, Centennial entered into an employment agreement with Zsolt K. Besskó, which became effective on the same day. Mr. Besskó’s employment agreement provides for an annual base salary of $200,000, a signing bonus of $10,000, a grant of 40,000 shares of restricted stock and reimbursement of relocation expenses. The agreement will expire on March 1, 2007.

On May 31, 2005, Centennial entered into an employment agreement with Suzanne R. Brennan, which became effective on the same day. Ms. Brennan’s employment agreement provides for an annual base salary of $200,000, a bonus opportunity of $160,000 for 2005, which shall be paid on or before March 1, 2006, a grant of 50,000 shares of restricted stock and reimbursement of relocation expenses. The agreement will expire on May 31, 2007.

The employment agreements provide each executive with certain severance benefits in the event his or her employment is terminated as a result of his or her permanent disability. Specifically, in the event of such a termination, the executive shall receive his or her base salary through the then remaining term of the executive’s employment. For each year thereafter, Centennial shall pay to the executive until his or her death, an amount equal to 50% of the base salary paid to the executive during the twelve-month period prior to the date of such termination of employment.

The employment agreements also provide each executive with certain severance benefits in the event his or her employment is terminated by Centennial other than for cause or due to disability or if the executive resigns with good reason. Specifically, in the event of such a termination or resignation, Messrs. Boyles and Perkins will each receive a lump sum equal to two times his respective annual base salary and 24 months healthcare and life insurance benefits continuation at Centennial’s expense, Mr. Taylor will receive a lump sum equal to his annual base salary, and Ms. Brennan and Mr. Besskó will each receive a lump sum equal to his or her respective annual base salary and 12 months healthcare and life insurance benefits continuation at Centennial’s expense. In addition, if Ms. Brennan has been granted the 50,000 shares of restricted stock pursuant to her employment agreement, and any of the shares have not vested at the time of termination, Centennial will cause those shares to fully vest.

For purposes of the employment agreements, “cause” means the executive’s commission of an intentional act of embezzlement or the executive’s intentional damage to Centennial’s property, the executive’s intentional disclosure of confidential information or trade secrets or information relating to Centennial’s customers, the executive’s willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order, the executive’s commission of an act constituting a felony or a misdemeanor involving moral turpitude for which the executive is convicted by any federal, state or local authority, or to which the executive enters a plea of guilty or nolo contendere, the executive’s commission of an act or omission that causes the executive to be disqualified or barred by any governmental or self-regulatory authority from serving in the capacity contemplated by his or her agreement or losing any governmental or self-regulatory license that is reasonably necessary for the executive to perform his or her responsibilities under his or her agreement, or intentional breach of corporate fiduciary duty involving personal profit.

For purposes of the employment agreement, “good reason” means a change by Centennial in the executive’s position that reduces his or her duties or responsibilities, a reduction by Centennial in the executive’s base salary or aggregate benefits (other than pursuant to a company-wide reduction of base salaries and aggregate benefits for employees of the company generally), a good faith determination by the executive that he or she has been rendered substantially unable to carry out his or her duties or responsibilities, the executive’s relocation by Centennial to a facility or location more than 50 miles from executive’s principal place of employment or Centennial’s failure to require any successor to all or substantially all of our business or assets to expressly assume or agree to perform the employment agreement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In August 2004, Centennial entered into an agreement with Castle Creek Financial LLC pursuant to which Castle Creek is engaged as the exclusive financial advisor to Centennial and any entities Centennial may form, acquire or invest in, in connection with any effort by Centennial to acquire or invest in other financial institutions, effect a sale of Centennial or a material amount of its assets or pursue a financing or recapitalization transaction. Centennial pays Castle Creek a fee of $9,000 at the beginning of each fiscal quarter in connection with their engagement. John Eggemeyer, Centennial’s Chairman and Chief Executive Officer, is also a co-founder and chief executive of Castle Creek. In connection with Centennial’s acquisition of Guaranty, Centennial paid Castle Creek an advisory fee of $2,372,500.

In addition, Castle Creek acted as placement agent in Centennial’s private placement of 18,500,000 shares of its common stock on July 16, 2004 in connection with Centennial’s acquisition of its predecessor. In connection with that transaction, Centennial paid Castle Creek a placement fee of $5,550,000. Also on July 16, 2004, Centennial issued 500,000 shares of its common stock to Western States Opportunity LLC, a Delaware limited liability company, in consideration for its assignment to Centennial of the exclusive right to acquire Centennial’s predecessor. Western States Opportunity is controlled by the Eggemeyer Family Trust, of which John Eggemeyer is the trustee.

Centennial is party to a lease agreement with Stagecoach Stop, LLC pursuant to which Centennial leases from Stagecoach a building housing one of Centennial’s branches. William R. Farr, one of Centennial’s directors and the Chairman of Centennial Bank of the West, is the manager of and holds a 16.67% interest in Stagecoach. Pursuant to the lease, Centennial paid Stagecoach rent in the amount of approximately $155,100 in 2004. The lease expires on December 31, 2006, with an option to renew for two five-year terms.

Centennial is party to a lease agreement with American Eagle Investments, LLC pursuant to which Centennial leases from American Eagle a building housing one of Centennial’s branches. Mr. Farr is the manager of and holds a 14.286% interest in American Eagle. G. Hank Brown, one of Centennial’s directors, is a member of and holds a 14.286% interest in American Eagle. Pursuant to the lease, Centennial paid American Eagle rent in the amount of approximately $370,700 in 2004. The lease expires on June 30, 2012, with an option to renew for two five-year terms.

Guaranty Bank and Trust Company has in the past received and may continue to receive services from St. Vrain Perkins Design Inc., a design and construction firm, the sole owner of which is Denise St. Vrain-Perkins. Ms. St. Vrain-Perkins is the wife of John W. Perkins, the President and Chief Executive Officer of Guaranty Bank and Trust. Guaranty Bank and Trust made payments to St. Vrain Perkins Design Inc. in the amount of approximately $251,498 in 2004 for services provided in the ordinary course of business on arm’s lengths terms.

Certain directors and executive officers and corporations and other organizations associated with them and members of their immediate families were customers of and had banking transactions, including loans, with Centennial’s subsidiary banks in the ordinary course of business in 2004. These loans are exempt from the loan prohibitions of the Sarbanes-Oxley Act and were made on substantially the same terms, including interest rates and collateral, as those available at the time for similar transactions with other persons. These loans did not involve more than the normal risk of collectability or have other unfavorable features.

THE SPECIAL MEETING OF FIRST MAINSTREET SHAREHOLDERS

General

This document is being furnished to shareholders of First MainStreet in connection with the solicitation of proxies by the board of directors of First MainStreet to approve the plan of merger.

Date, Time and Place

The special meeting of the shareholders of First MainStreet will be held at                                 , located at                                                  , on                     , 2005, at              a.m./p.m.

Purpose of the First MainStreet Special Meeting

At the special meeting, shareholders of First MainStreet will be asked to consider and vote upon the approval of the Agreement and Plan of Merger, dated as of December 20, 2004, by and between Centennial and First MainStreet, pursuant to which First MainStreet will merge with and into Centennial, with Centennial as the surviving corporation. A complete copy of the merger agreement is attached to this document as Appendix A.

Record Date; Voting Rights; Quorum; Required Vote

Only holders of record of First MainStreet common stock at the close of business on                     , 2005, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting or at any adjournment or postponement of the special meeting. On the record date,              shares of First MainStreet common stock were issued and outstanding and were held by approximately              holders of record.

At the special meeting, shareholders of First MainStreet will be entitled to one vote for each share of First MainStreet common stock owned of record on the record date. The holders of a majority of the First MainStreet common stock must be present, either in person or by proxy, to constitute a quorum at the meeting.

The affirmative vote of a majority of the issued and outstanding First MainStreet common stock is required for the approval of the plan of merger.

Stock Ownership

On the record date, the directors of First MainStreet beneficially owned an aggregate of              shares of common stock of First MainStreet, or approximately         % of the shares of such stock then outstanding. These directors have entered into agreements with Centennial whereby they agreed to vote all of the shares of First MainStreet common stock beneficially owned by them in favor of the approval of the plan of merger.

Voting and Revocation of Proxies; Shares Held in Street Name

Shareholders of First MainStreet may vote their shares of common stock by attending the special meeting and voting their shares in person, or by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage-paid envelope to First MainStreet in a timely manner. If you vote by proxy, your proxy will be voted in accordance with the instructions you indicate on the proxy card, unless you revoke your proxy prior to the vote. The proxy also grants authority to the persons designated in the proxy to vote in accordance with their own judgment if an unscheduled matter is properly brought before the meeting. If a written proxy card is signed by a shareholder of First MainStreet and returned without instructions, the shares represented by the proxy will be voted “FOR” the approval of the plan of merger.

Do not forward your stock certificates with your proxy card.

A proxy solicited by the First MainStreet board of directors may be revoked at any time before it is voted at the special meeting by:

•	giving a written notice to the Secretary of First MainStreet;

•	execution of a proxy bearing a later date filed with the Secretary of First MainStreet at or before the meeting; or

•	attending the special meeting and voting in person at the meeting.

The Secretary of First MainStreet will be in attendance at the special meeting and, prior thereto, can be reached at the following address:

First MainStreet Financial, Ltd.

401 Main Street

Longmont, Colorado 80501

Attention: Steven E. Melvin, Secretary

Phone No.: (303) 776-5800

Election inspectors appointed for the special meeting will tabulate the votes cast by proxy or in person at the special meeting. The election inspectors will determine whether a quorum is present. The election inspectors will treat abstentions and “broker non-votes” as shares that are present and entitled to vote for purposes of determining a quorum where (1) proxies are marked as abstentions, (2) First MainStreet shareholders appear in person but abstain from voting, or (3) a broker indicates on the proxy that it does not have discretionary authority regarding certain shares.

Because the affirmative vote required to approve the plan of merger is based upon the total number of outstanding shares of First MainStreet common stock, the failure to submit a proxy card or to vote in person or the abstention from voting by a shareholder will have the same effect as a vote against approval of the plan of merger. Brokers holding shares of First MainStreet common stock as nominees will not have discretionary of authority to vote those shares in the absence of instructions from the beneficial owners of those shares, so the failure to provide voting instructions to your broker will also have the same effect as a vote against the merger.

First MainStreet shareholders who hold their shares in “street name,” meaning in the name of a bank, broker or other record holder, must either direct the record holder of their shares how to vote their shares or obtain a proxy from the record holder to vote at the special meeting.

First MainStreet is not aware of any matters that will come before the special meeting other than the vote on the merger agreement. If any other matters properly come before the special meeting, the person named in the enclosed proxy card will have the discretion to vote on those matters using his best judgment, unless you specifically withhold that authorization when you complete your proxy card.

Solicitation of Proxies; Expenses

This proxy solicitation is made by the First MainStreet board of directors. First MainStreet is responsible for expenses incurred in preparing, assembling, printing, and mailing this proxy statement and prospectus. Proxies will be solicited through the mail. Additionally, directors, officers and regular employees of First MainStreet and its subsidiaries intend to solicit proxies personally or by telephone or other means of communication. These directors, officers and employees will not be additionally compensated. First MainStreet will reimburse banks, brokers and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to beneficial owners.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT OF CENTENNIAL

The following table sets forth information regarding beneficial ownership based on 51,902,934 shares of common stock of Centennial outstanding as of June 30, 2005 by (1) each stockholder known by Centennial to be the beneficial owner of more than 5% of the outstanding shares of its common stock, (2) each of the directors and executive officers of Centennial, and (3) all of the directors and executive officers of Centennial as a group.

Name and Address(1)(2)	Number of Shares of Common Stock Beneficially Owned	Approximate Percentage of Outstanding Shares
Directors and Named Executive Officers
John M. Eggemeyer(3)	650,000	1.25%
David C. Boyles	100,000	*
G. Hank Brown	25,000	*
Edward B. Cordes	25,000	*
William R. Farr(4)	165,000	*
Richard G. McClintock	52,620	*
Stephen B. Shraiberg	50,000	*
Matthew P. Wagner	7,500	*
Paul W. Taylor(5)	52,500	*
All executive officers and directors as a group (15 persons)(6)	1,194,240	2.30%

5% Owners (not included above)
AIM Advisors, Inc.(7)	3,321,600	6.40%
CxCent LLC(8)	4,900,000	9.44%
Franklin Mutual Advisers, LLC(9)	7,349,167	14.16%
OZ Master Fund, Ltd.(10)	5,203,800	10.03%
SMALLCAP World Fund, Inc.(11)	2,700,000	5.16%
Wellington Management Company, LLP(12)	2,782,100	5.36%

*	Represents beneficial ownership of less than 1%.
(1)	Unless otherwise specified below, the business address of each person is: c/o Centennial Bank Holdings, Inc., Suite 300, 1331 Seventeenth Street, Denver, Colorado 80202.
(2)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or that are exercisable within 60 days of this prospectus are deemed to be outstanding. Such shares, however, are not deemed outstanding for the purposes of counting the percentage ownership of each other person. The shares underlying unexercised options cannot be voted.
(3)	Includes 150,000 shares held by the Eggemeyer Family Trust and 500,000 shares held by Western States Opportunity LLC. John M. Eggemeyer is the trustee of the Eggemeyer Family Trust and has sole voting and dispositive power over the securities held by the Eggemeyer Family Trust. The Eggemeyer Family Trust and the William J. Ruh Trust are the controlling members of Western States Opportunity LLC. William J. Ruh is the trustee of the William J. Ruh Trust. John M. Eggemeyer and William J. Ruh share voting and dispositive power over the securities held by Western States Opportunity LLC.
(4)	Includes 85,000 shares held by Farr Stagecoach Investors, LLLP. William R. Farr and Sharon R. Farr are the general partners of Farr Stagecoach Investors, LLLP and share voting and dispositive power over the securities held by Farr Stagecoach Investors, LLLP.
(5)	Includes 50,000 shares held by Paul W. Taylor in a deferred compensation plan and 2,500 shares jointly held by Paul W. Taylor and Marla E. Taylor.

(6)	This group is comprised of John M. Eggemeyer, David C. Boyles, G. Hank Brown, Edward B. Cordes, William R. Farr, Richard G. McClintock, Stephen B. Shraiberg, Matthew P. Wagner, Albert C. Yates, Paul W. Taylor, Zsolt K. Besskó, Suzanne R. Brennan, John W. Perkins, Rosella Segura and Daryll D. Southwick. Includes 1,194,240 shares of Centennial’s common stock.
(7)	The business address of this shareholder is 11 Greenway Plaza, Suite 100, Houston, Texas 77046. Includes 853,700 shares held by AIM Capital Development Fund, 2,071,400 shares held by AIM Dynamics Fund, 157,500 shares held by AIM Mid Cap Growth Fund, 20,900 shares held by AIM Mid Cap Stock Fund, 129,400 shares held by AIM V.I. Capital Development Fund and 88,700 shares held by AIM V.I. Dynamics Fund.
(8)	The business address of this shareholder is c/o Caxton Associates, L.L.C., 731 Alexander Road, Building 2, Princeton, New Jersey 08540.
(9)	The business address of this shareholder is 101 John F. Kennedy Parkway, Short Hills, New Jersey 07078. Includes 15,100 shares held by Franklin Mutual Shares Fund, 946,861 shares held by Mutual Financial Services Fund, 1,735,639 shares held by Mutual Qualified Fund, 3,845,467 shares held by Mutual Shares Fund and 806,100 shares held by Mutual Shares Securities Fund.
(10)	The business address of this shareholder is c/o OZ Management, LLC, 9 West 57th Street, 39th Floor, New York, New York 10019. OZ Management, LLC is the Investment Manager of OZ Master Fund, Ltd.
(11)	The business address of this shareholder is c/o Capital Research and Management Company, 333 South Hope Street, Los Angeles, California 90071.
(12)	The business address of this shareholder is 75 State Street, Boston, Massachusetts 02109. Includes 308,000 shares held by Bay Pond Investors (Bermuda) L.P., 1,004,700 shares held by Bay Pond Partners, L.P., 1,085,800 shares held by First Financial Fund, Inc., 240,000 shares held by Wolf Creek Investors (Bermuda) L.P. and 143,600 shares held by Wolf Creek Partners, L.P.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT OF FIRST MAINSTREET

The following table sets forth information regarding beneficial ownership based on 1,091,006 shares of common stock of First MainStreet outstanding as of June 30, 2005 by (1) each stockholder known by First MainStreet to be the beneficial owner of more than 5% of the outstanding shares of its common stock, (2) each of the directors and executive officers of First MainStreet, and (3) all of the directors and executive officers of First MainStreet as a group.

Beneficial ownership is determined according to the rules of the SEC and generally includes any shares over which a person possesses sole or shared voting or investment power and options that are currently exercisable or exercisable within 60 days. Each director, officer or 5% or more stockholder, as the case may be, has furnished to First MainStreet information with respect to beneficial ownership. Except as otherwise indicated in the footnotes to this table, First MainStreet believes that the beneficial owners of common stock listed below, based on information each of them has provided to First MainStreet, have sole investment and voting power with respect to their shares.

There are no shares of common stock subject to options that are currently exercisable or exercisable within 60 days of June 30, 2005. Unless otherwise noted, the address for each stockholder listed below is: c/o First MainStreet Financial, Ltd., 401 Main Street, Longmont, Colorado 80501.

Name of Beneficial Owners	Amount and nature of beneficial ownership		Percent of class
Directors and Executive Officers:
Mark D. Burke	1,344		*
Glory I. Burns	1,344		*
Thomas R. Chapman	6,405	(1)	*
R. Michael Dellenbach	2,538		*
David G. Everitt	308		*
John C. Flanders	10,240		*
Frederick W. Gardner	6,253	(2)	*
Steven D. Joyce	11,250		1.04%
Kenneth Kanemoto	2,500		*
Scott R. Larrabee	16,288	(3)	1.50%
David Macy	3,200		*
Steven E. Melvin	5,790	(5)	*
George S. Reynolds, II	1,840		*
Chris Richmond	1,318		*
Dennis Sinnett	138		*
Leona P. Stoecker	725		*
Chauncey Taylor	115,600	(6)	10.64%
Patricia Wilcox	235	(7)	*
All directors and executive officers as a group (18 persons)

Greater than 5% stockholders not listed above:
Fourth & Main Company, a Partnership	86,046		7.90%

*	Represents less than 1% of total shares outstanding.
(1)	Includes 980 shares of common stock held by an individual retirement account for the benefit of Mr. Chapman.
(2)	Includes 653 shares of common stock held by an individual retirement account for the benefit of Mr. Gardner.
(3)	Includes 9,840 shares of common stock held by Larrabee’s Home Furnishings, a company controlled by Mr. Larrabee and 2,089 shares of common stock held by two individual retirement accounts for the benefit of Mr. Larrabee.
(4)	Includes 80 shares of common stock held by an individual retirement account for the benefit of Mr. Macy.
(5)	Includes 300 shares of common stock held by an individual retirement account for the benefit of Mr. Melvin.
(6)	Includes 115,550 shares of common stock held by JT Investments, LLC, a company controlled by Mr. Taylor.
(7)	Includes 200 shares of common stock held by an individual retirement account for the benefit of Ms. Wilcox.

SUPERVISION AND REGULATION

The following is a summary of certain statutes and regulations affecting Centennial, First MainStreet and their subsidiaries. This summary is qualified in its entirety by such statutes and regulations.

General

Bank holding companies and banks are extensively regulated under both federal and state law. This regulation is intended primarily for the protection of depositors and the Bank Insurance Fund and not for the benefit of stockholders. Set forth below is a summary description of the material laws and regulations affecting Centennial, First MainStreet and their subsidiaries. The description is qualified in its entirety by reference to the applicable laws and regulations.

Centennial Bank Holdings, Inc. and First MainStreet Financial, Ltd.

Centennial and First MainStreet are registered bank holding companies subject to regulation under the Bank Holding Company Act. Centennial and First MainStreet file with the Federal Reserve Board periodic reports and such additional information as the Federal Reserve Board, or the Fed, may require. The Fed conducts examinations of Centennial and First MainStreet.

Under Fed regulations, a bank holding company is required to serve as a source of financial and managerial strength to its subsidiary banks and may not conduct its operations in an unsafe or unsound manner. Centennial and First MainStreet are also required by the Fed to maintain certain levels of capital. It is the Fed’s policy that a bank holding company should stand ready to use available resources to provide adequate capital funds to its subsidiary banks during periods of financial stress and should maintain the financial flexibility and capital raising capacity to obtain additional resources for assisting its subsidiary banks. A bank holding company’s failure to meet its obligations to serve as a source of strength to its subsidiary banks will generally be considered by the Fed to be an unsafe and unsound banking practice or a violation of the Fed’s regulations or both.

The Fed may require Centennial and First MainStreet to terminate an activity or terminate control of or liquidate or divest certain subsidiaries, affiliates or investments when the Fed believes the activity or the control of the subsidiary or affiliate constitutes a significant risk to the financial safety, soundness or stability of their banking subsidiaries. Under certain circumstances, Centennial and First MainStreet must file written notice and obtain approval from the Fed prior to purchasing or redeeming their equity securities.

Centennial and First MainStreet are required to obtain the prior approval of the Fed for the acquisition of more than 5% of the outstanding shares of any class of voting securities or substantially all of the assets of any bank or bank holding company. Prior approval of the Fed is also required for a merger or consolidation with another bank holding company.

Centennial and First MainStreet are prohibited by the Bank Holding Company Act, except in certain statutorily prescribed instances, from acquiring direct or indirect ownership or control of more than 5% of the outstanding voting shares of any company that is not a bank or bank holding company and from engaging directly or indirectly in activities other than those of banking, managing or controlling banks, or furnishing services to their subsidiaries. However, subject to the prior notice or approval of the Fed, Centennial and First MainStreet may engage in any, or acquire shares of companies engaged in, activities that are deemed by the Fed to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

Subsidiary Banks

As Colorado-chartered banks, Centennial Bank of the West, Guaranty Bank and Trust Company and Collegiate Peaks Bank are subject to supervision, periodic examination, and regulation by the Colorado Division of Banking. As members of the Federal Reserve System, Centennial Bank of the West and Guaranty Bank and Trust Company are also subject to regulation, supervision and periodic examination by the Federal Reserve Bank of Kansas City. Collegiate Peaks Bank is also subject to supervision, periodic examination, and regulation by the FDIC. If, as a result of an examination of the banks, the Federal Reserve Board or the FDIC should determine that the financial condition, capital resources, asset quality, earnings prospects, management, liquidity, or other aspects of its operations are unsatisfactory or that it or its management is violating or has violated any law or regulation, various remedies are available to the Federal Reserve Board and the FDIC. Such remedies include the power to enjoin “unsafe or unsound” practices, to require affirmative action to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in capital, to restrict its growth, to assess civil monetary penalties, to remove officers and directors, and ultimately to terminate its deposit insurance, which for a Colorado-chartered bank would result in the revocation of its charter. The Colorado Division of Banking separately enjoys many of the same remedial powers. First MainStreet Bank is currently subject to regulation, supervision and periodic examination by the Office of the Comptroller of the Currency.

Capital Standards

The federal banking agencies have adopted risk-based minimum capital guidelines intended to provide a measure of capital that reflects the degree of risk associated with a banking organization’s operations for both transactions reported on the balance sheet as assets and transactions which are recorded as off-balance sheet items. Under these guidelines, nominal dollar amounts of assets and credit equivalent amounts of off-balance sheet items are multiplied by one of several risk adjustment percentages, which range from 0% for assets with low credit risk (such as cash) to 100% or more for assets with relatively high credit risk.

The guidelines require a minimum ratio of qualifying total capital to risk-adjusted assets of 8% and a minimum ratio of Tier 1 capital to risk-adjusted assets of 4%. In addition to the risk-based guidelines, federal banking regulators require banking organizations to maintain a minimum amount of Tier 1 capital to total assets, referred to as the leverage ratio. For a banking organization to qualify as “well-capitalized,” the minimum leverage ratio of Tier 1 capital to total assets must generally be 5%. In addition to these uniform risk-based capital guidelines and leverage ratios that apply across the industry, the regulators have the discretion to set individual minimum capital requirements for specific institutions at rates significantly above the minimum guidelines and ratios.

As of March 31, 2005, the capital ratios of Centennial and its banks exceeded the minimum thresholds for a “well-capitalized” institution. The following table sets forth actual and required capital ratios as of March 31, 2005:

	Actual Amount	Ratio	Minimum required for capital adequacy purposes		Minimum required to be well capitalized
			Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Centennial Bank Holdings, Inc.
Total risk-based capital	$201,486	10.70%	$150,678	8.00%	$188,347	10.00%
Tier 1 risk-based capital	177,905	9.45	75,339	4.00	113,008	6.00
Leverage capital	177,905	8.97	79,359	4.00	99,199	5.00

Centennial Bank of the West
Total risk-based capital	71,901	11.47	50,168	8.00	62,709	10.00
Tier 1 risk-based capital	64,046	10.21	25,084	4.00	37,626	6.00
Leverage capital	64,046	9.54	26,842	4.00	33,553	5.00

Guaranty Bank and Trust Company
Total risk-based capital	97,909	10.31	75,987	8.00	94,984	10.00
Tier 1 risk-based capital	86,016	9.06	37,994	4.00	56,990	6.00
Leverage capital	86,016	8.09	42,555	4.00	53,194	5.00

First National Bank of Strasburg
Total risk-based capital	25,128	10.74	18,714	8.00	23,392	10.00
Tier 1 risk-based capital	22,191	9.49	9,357	4.00	14,035	6.00
Leverage capital	22,191	8.49	10,451	4.00	13,063	5.00

Collegiate Peaks Bank
Total risk-based capital	8,028	12.54	5,122	8.00	6,403	10.00
Tier 1 risk-based capital	7,362	11.50	2,561	4.00	3,842	6.00
Leverage capital	7,362	9.19	3,205	4.00	4,006	5.00

The failure to maintain adequate capital could result in mandatory restrictions or prohibitions on activities, including the ability to pay dividends.

USA PATRIOT Act of 2001

Centennial, First MainStreet and their banks are subject to a number of laws relating to bank secrecy and anti-money laundering, including the USA PATRIOT Act of 2001. Title III of the USA Patriot Act substantially broadens the scope of U.S. anti-money laundering laws and regulations by imposing significant new compliance and due diligence obligations, defining new crimes and related penalties, and expanding the extra-territorial jurisdiction of the United States. The U.S. Treasury Department, or the Treasury, has issued a number of implementation regulations, which apply various requirements of the USA Patriot Act to financial institutions, and with which the banks must comply. These regulations also impose new obligations on financial institutions to maintain appropriate policies, procedures and controls to detect, prevent and report money laundering and terrorist financing.

Failure of a financial institution to comply with the USA Patriot Act’s requirements could have serious legal and reputational consequences for the institution. Centennial has adopted appropriate policies, procedures and controls to address compliance with the requirements of the USA Patriot Act under the existing regulations and will continue to revise and update its policies, procedures and controls to reflect changes required by the USA Patriot Act and the Treasury’s regulations.

DESCRIPTION OF CENTENNIAL CAPITAL STOCK

The following description of material terms of the capital stock of Centennial does not purport to be complete and is qualified in its entirety by reference to the restated certificate of incorporation and bylaws of Centennial, which documents are incorporated by reference as exhibits to the registration statement of which this document is a part, and to the applicable provisions of the Delaware General Corporation Law.

General

As of June 30, 2005, Centennial’s authorized capital stock consisted of 100,000,000 shares of common stock, par value $0.001 per share, of which 51,902,934 shares were outstanding, and 50,000,000 shares of preferred stock, par value $0.001 per share, of which none was outstanding. The following description of Centennial’s capital stock, certain provisions of Centennial’s amended and restated certificate of incorporation, which is referred to as the certificate of incorporation, Centennial’s amended and restated bylaws, which are referred to as the bylaws, and applicable provisions of the Delaware General Corporation Law, or the DGCL, is a summary and is qualified in its entirety by the provisions of the certificate of incorporation and bylaws, copies of which have been filed as exhibits to the registration statement of which this document is a part, and by reference to the applicable provisions of the DGCL.

Capital Stock

As of June 30, 2005, there were 51,902,934 shares of Centennial’s common stock outstanding and no shares of Centennial’s preferred stock outstanding. As of June 30, 2005, there were no outstanding options to purchase Centennial’s common stock.

Holders of Centennial’s common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders, including the election of directors. Holders of Centennial’s common stock are entitled to receive ratably any dividends that may be declared by the board of directors out of funds legally available and are entitled to receive, pro rata, all of Centennial’s assets available for distribution to such holders upon liquidation. Holders of Centennial’s common stock have preemptive rights in certain situations described below and have no subscription or redemption rights.

Certificate of Incorporation

Following is a summary of some material provisions of Centennial’s certificate of incorporation. This summary is not complete and is qualified by reference to the certificate of incorporation.

Prior to the earlier of July 16, 2006 and an initial public offering of Centennial’s common stock, holders of shares of Centennial’s common stock who purchased shares of common stock on July 16, 2004 have preemptive rights to acquire additional securities, on a pro rata basis, in the event of future issuances of securities by Centennial, except for issuances of securities: (i) pursuant to an incentive stock option plan, stock purchase plan or similar benefit program or agreement for employees and/or directors of the corporation or any of its subsidiaries, (ii) pursuant to a joint venture, (iii) to facilitate the acquisition by the corporation, directly or indirectly, of another business entity or the merger of any business entity with or into the corporation, (iv) in connection with a stock dividend, (v) upon the exercise of options issued pursuant to a plan, program or agreement described in clause (i) or (vi) pursuant to an issuance of capital stock at the direction of the Federal Reserve Board or as otherwise determined to be necessary by Centennial’s board of directors in accordance with its fiduciary duties, in order to maintain the financial strength of the corporation or any of its subsidiaries in accordance with Regulation Y adopted by the Federal Reserve Board.

A special meeting of stockholders for any purpose may be called only by Centennial’s board of directors or Centennial’s chairman. A vacancy on the board may be filled only by the board of directors. A director may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors. Stockholders may act without a meeting if a consent in writing is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, but only until the consummation of the initial public offering of Centennial’s common stock, from and after which any such consent must be signed by all holders of Centennial’s stock entitled to vote thereon.

Bylaws

Following is a summary of some material provisions of the bylaws. This summary is not complete and is qualified by reference to the bylaws.

Each Centennial director is elected annually for a one-year term at the annual meeting of the stockholders and the number of directors constituting the board of directors is fixed from time to time by resolution of the board of directors. Stockholders must provide the company with advance notice of stockholder nominees for director and other stockholder proposals in order for such matters to be considered at a stockholder meeting.

Material Provisions of Delaware Law

Amendment of Certificate of Incorporation and Bylaws

Under the DGCL, a Delaware corporation generally cannot amend its certificate of incorporation, unless first approved by the board of directors pursuant to a resolution adopted in accordance with Section 242 of the DGCL, and, except as otherwise provided by law, thereafter approved by the stockholders. Whenever any vote of the holders of voting stock is required to amend or repeal any provision of the certificate of incorporation or bylaws, the affirmative vote of a majority of the outstanding shares of the capital stock entitled to vote thereon as a class, shall be required to amend or repeal any provision of the certificate of incorporation. Unless otherwise required by law, Centennial’s board of directors may adopt, amend or repeal Centennial’s bylaws by the affirmative vote of a majority of the directors. Centennial’s bylaws may also be amended by the stockholders entitled to vote.

Extraordinary Transactions

The DGCL permits Centennial’s dissolution by (1) the affirmative vote of a majority of the entire board of directors declaring such dissolution to be advisable and directing that the proposed dissolution be submitted for consideration at an annual or special meeting of stockholders, and (2) upon proper notice, stockholder approval by the affirmative vote of a majority of the votes entitled to be cast on the matter.

Delaware Anti-Takeovers Provisions

As permitted by the DGCL, Centennial’s certificate of incorporation provides that Centennial has expressly elected not to be governed by Section 203 of the DGCL, which restricts business combinations with interested stockholders.

Limitation of Liability and Indemnification Matters

As permitted by the DGCL, Centennial’s certificate of incorporation contains provisions that limit or eliminate the personal liability of Centennial’s directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of a corporation, directors exercise informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to Centennial or Centennial’s stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to Centennial or Centennial’s stockholders,

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law,

•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends, or

•	any transaction from which the director derived an improper personal benefit.

The duty of loyalty generally requires that, when acting on behalf of a corporation, officers and directors act in the best interests of the corporation and its stockholders. In circumstances where a director or officer owes fiduciary duties to more than one entity it can be difficult for such person to satisfy duties of loyalty to both entities. Transactions that Centennial enters into in which a director or officer has a conflict of interest are generally permissible so long as (1) the material facts relating to the director’s or officer’s relationship or interest as to the transaction are disclosed to Centennial’s board of directors and a majority of Centennial’s disinterested directors approves the transaction, (2) the material facts relating to the director’s or officer’s relationship or interest as to the transaction are disclosed to Centennial’s stockholders and a majority of Centennial’s disinterested stockholders approves the transaction, or (3) the transaction is otherwise fair to Centennial.

The limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission.

Additionally, as permitted by the DGCL, Centennial’s bylaws provide that Centennial will indemnify a director against expenses, judgments, fines and amounts paid in settlement in connection with an action to which the director is a party by reason of his or her serving as director if:

•	the director acted in good faith and in a manner the director reasonably believed to be in the best interests of the company, and

•	with respect to any criminal action or proceeding, the director had no reasonable cause to believe his or her conduct was unlawful.

In addition, Centennial will advance expenses to Centennial’s directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to limited exceptions.

In addition, Centennial has entered into indemnification agreements with Centennial’s directors and Centennial’s executive officers. These agreements provide for indemnification by Centennial to the full extent permitted under Delaware law and set forth the procedures under which indemnification and advancement of expenses will be provided to indemnitees.

Transfer Agent and Registrar

The transfer agent and registrar for Centennial’s common stock is U.S. Stock Transfer Corporation.

Nasdaq National Market Listing

Centennial has applied to list its common stock on the Nasdaq National Market under the symbol “CBHI.” If approved, Centennial expects that such quotation will commence upon the consummation of the merger.

COMPARISON OF SHAREHOLDERS’ RIGHTS

General

Centennial Bank Holdings is a Delaware corporation and, accordingly, the rights of shareholders of Centennial Bank Holdings are governed by the Delaware General Corporation Law, or the DGCL, as well as the amended and restated certificate of incorporation and bylaws of Centennial Bank Holdings. First MainStreet is a Colorado corporation, and its shareholders’ rights are governed by the Colorado Business Corporation Act, or the CBCA, and its articles of incorporation and bylaws. As a result of the merger, First MainStreet’s shareholders will become shareholders of Centennial Bank Holdings. There are certain differences between the DGCL and the CBCA, as well as between the charter documents of Centennial Bank Holdings and First MainStreet. The summary contained below describes some of the differences but is not intended to be complete and is qualified by reference to Delaware and Colorado law and the charter documents of Centennial Bank Holdings and First MainStreet.

Vacancies on the Board

Under the DGCL, unless otherwise provided in the certificate of incorporation or the bylaws, vacancies on a board of directors and newly created directorships resulting from an increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director. In addition, under the DGCL, if, at the time of the filing of any such vacancy or newly created directorship, the directors in office constitute less than a majority of the whole board of directors (as constituted immediately before any such increase), the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of outstanding shares entitled to vote for such directors, summarily order an election to fill any such vacancy or newly created directorship, or replace the directors chosen by the directors then in office.

Centennial. The amended and restated certificate of incorporation of Centennial provides that vacancies and newly created directorships on the board of directors shall be filled by and only by a majority vote of the directors then remaining in office, even if the remaining directors constitute less than a quorum, or by the sole remaining director. A successor elected to fill the vacancy will serve until the next annual election of directors, and until his or her successor is elected and qualified or until his or her earlier resignation or removal.

Under the CBCA, unless otherwise provided in the articles of incorporation, vacancies on a board of directors, and newly created directorships resulting from an increase in the number of directors may be filled by the shareholders, by the board of directors or by the affirmative vote of a majority of the remaining directors, even though less than a quorum.

First MainStreet. The First MainStreet articles of incorporation do not modify the procedures prescribed by the CBCA.

Shareholder Nominations and Proposals

Centennial. The bylaws of Centennial establish procedures that must be followed for a stockholder to submit a proposal to be voted on by the stockholders of Centennial at its annual meeting of stockholders and a substantially similar procedure to be followed for the nomination and election of directors. No business may be proposed by a stockholder at the annual meeting of stockholders without giving written notice to the Secretary of Centennial between 90 to 120 days prior to the first anniversary date of the annual meeting for the preceding year. In the event, however, that the annual meeting is not scheduled to be held within a period that commences 30 days before and ends 30 days after the first anniversary date of the annual meeting for the preceding year, notice by the stockholder to be timely must be received not later than 90 days prior to the new meeting date, or the tenth day following the date on which such notice of the new meeting date is first publicly announced or disclosed. The stockholder’s notice must set forth:

•	the name and address of such stockholder; and

•	the number and class of all shares of each class of stock of Centennial which are owned beneficially or of record by such stockholder.

In addition, with respect to business to be brought before an annual meeting, the stockholder’s notice must set forth:

•	a text of the proposal to be presented before the annual meeting and the reasons why such stockholder favors the proposal; and

•	any material interest of the stockholder has in the proposal.

Stockholders’ notices relating to director nominations must be accompanied by a written consent of each proposed nominee being named as a nominee and to serve as a director if elected and must include:

•	the name, age, business address of the nominee;

•	the principal occupation or employment of the nominee;

•	the number and class of all shares of each class of stock of Centennial which are owned beneficially or of record by the nominee; and

•	certain other specified information relating to the nominee and the stockholder making the nomination.

If the chairman of the meeting of stockholders determines that any such proposal or nomination was not made in accordance with these procedures or is otherwise not in accordance with law, the chairman shall declare this at the meeting, and such defective proposal or nomination will be disregarded.

First MainStreet. None of the CBCA, the First MainStreet articles of incorporation or bylaws set forth procedures for shareholder nominations for the election of directors or proposals.

Amendment of Charter

Under the DGCL, after a corporation has received payment for its capital stock, unless the certificate of incorporation requires a greater vote, a proposed amendment to the certificate of incorporation requires a declaration by the board of directors of the amendment’s advisability and, except with respect to a certificate of designations or a short form merger, an affirmative vote of a majority of the voting power of the outstanding stock entitled to vote and a majority of the voting power of the outstanding stock of each class entitled to vote.

Centennial. The amended and restated certificate of incorporation of Centennial is silent and thus does not change the vote required by the DGCL.

Under the CBCA, if a quorum exists, an amendment to the articles of incorporation generally is approved if the votes cast favoring the action exceed the votes cast opposing the action unless a larger affirmative vote is required by the corporation’s articles of incorporation or bylaws or by the board of directors or shareholders proposing the amendment. Prior to submitting an amendment for a shareholder vote, the amendment must be recommended by the board of directors to the shareholders unless the amendment is proposed by shareholders or unless the board of directors determines that, because of a conflict of interest or other special circumstances, it should make no recommendation and communicates the basis for its determination to the shareholders with the amendment. In addition, holders of an outstanding class or series are entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the provisions of the articles, if the amendment would have certain effects on the class or series of stock, such as changing the number of shares in the class or changing the rights or preferences of the class or series.

First MainStreet. The First MainStreet articles of incorporation do not modify the procedures prescribed by the CBCA.

Amendment of Bylaws

Under the DGCL, the power to adopt, alter or repeal bylaws is vested in the stockholders, except to the extent that a corporation’s certificate of incorporation rests concurrent power in the board of directors.

Centennial. The amended and restated certificate of incorporation of Centennial provides that the board of directors is authorized to adopt, alter, amend or repeal the bylaws of the corporation.

Under the CBCA, the power to add, change, or delete a provision of the bylaws is vested in the board of directors, unless the articles of incorporation serve such power exclusively to the shareholders in whole or in part. The board of directors may not amend any bylaws fixing a greater quorum or voting requirement for shareholders.

First MainStreet. The bylaws of First MainStreet provide that the majority of the board of directors present at any meeting at which a quorum is present is authorized to adopt, alter, amend or repeal the bylaws of the corporation.

Classified Board of Directors

Centennial. Centennial does not currently have a classified board. Centennial’s bylaws currently require that all directors be elected at each annual meeting of shareholders for a term of one year.

First MainStreet. The First MainStreet articles of incorporation provide that the First MainStreet board of directors is classified into three classes. Each class of directors is elected for a three-year term.

Cumulative Voting

Under the DGCL and the CBCA, cumulative voting is permitted only if it is specifically provided for in the corporation’s certificate of incorporation or articles of incorporation, respectively. Neither Centennial’s certificate of incorporation nor First MainStreet’s articles of incorporation provides for cumulative voting.

Removal of Directors

The DGCL provides that a director or directors may be removed, with or without cause, by the holders of a majority in voting power of the shares then entitled to vote on the election of directors, except that:

•	members of a classified board of directors may be removed only for cause, unless the certificate of incorporation provides otherwise; and

•	in the case of a corporation having cumulative voting, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against the directors’ removal would be sufficient to elect the director if then cumulatively voted at an election of the entire board of directors or of the class of directors of which the director is a part.

Centennial. Centennial has neither a classified board nor cumulative voting, so Centennial stockholders may remove a director, with or without cause, by a majority vote of stockholders entitled to vote on the election of directors, considered for this purpose as a single class.

The CBCA provides that the directors of a corporation may be removed by the shareholders with or without cause unless the articles of incorporation provide that directors may be removed only for cause.

First MainStreet. The First MainStreet articles of incorporation and bylaws do not modify this right.

Annual Meeting of the Stockholders

The DGCL provides that an annual meeting of stockholders shall be held for the election of directors on a date and at a time designated by or in the manner provided in the bylaws of the corporation. Any other proper business may also be transacted at the annual meeting. The DGCL also required notices of stockholders meetings be sent to all stockholders of record entitled to vote at the meeting not less than 10 nor more than 60 days before the date of the meeting, except with regards to a meeting where the stockholders are asked to vote upon a business combination or a sale of all or substantially all the corporation’s assets, in which case notice shall be delivered not less than 20 nor more than 60 days before the date of the meeting, with certain exceptions.

The DGCL also provides that if, for a period of 30 days after the date designated by the bylaws for the annual meeting of stockholders, or, if no date has been designated, for a period of 13 months after the latest to occur of the organization of the corporation, its last annual meeting or the last action by written consent to elect directors in lieu of an annual meeting, there is a failure to hold an annual meeting or to take action by written consent to elect directors in lieu of an annual meeting, the Delaware Court of Chancery may summarily order a meeting to be held upon the application of any stockholder or director.

Centennial. The bylaws of Centennial provide that an annual meeting of the stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may be properly come before the meeting shall be held at such date, at such time and at such place as may be designated by the board of directors. The bylaws of Centennial also provide that written notice of all stockholders meetings shall be given to each stockholder entitled to vote at such meeting not less than 10 nor more than 60 days before the date of the meeting.

The CBCA provides that an annual meeting of shareholders shall be held at a time and date stated in or fixed in accordance with the bylaws of the corporation or, if not stated or fixed, at a time and date stated in or fixed in accordance with a resolution of the board of directors of the corporation. The CBCA also requires notice to shareholders meetings to be sent to all shareholders no fewer than 10 nor more than 60 days before the date of the meeting, except that, if the number of authorized shares is to be increased, in which case notice shall be delivered at least 30 days before the date of the meeting.

The CBCA also provides that if, an annual meeting was not held within the earlier of six months after the close of the corporation’s most recently ended fiscal year or fifteen months after the corporation’s last annual meeting, the district court may summarily order a meeting to be held upon the application of any stockholder.

First MainStreet. The bylaws of First MainStreet provide that an annual meeting of the shareholders for the election of directors and for the transaction of such other business as may come before the meeting shall be held on the third Wednesday of March in each year or at such other time on such other day as fixed by the board of directors. The bylaws of First MainStreet also provide that written notice of all meetings of shareholders be delivered not less than ten nor more than 50 days before the date of the meeting.

Special Meetings of the Stockholders

The DGCL provides that a special meeting of stockholders may be called only by the board of directors or by any persons authorized in the certificate of incorporation or bylaws of the corporation

Centennial. The amended and restated certificate of incorporation of Centennial provides that special meetings of the stockholders may be called at any time, by but only by the board of directors or by the chairman of the board. Only business specified in the notice may be conducted at a special meeting of the stockholders, unless all of the stockholders are present in person or by proxy, in which case any and all business may be transacted at the meeting even though the meeting is held without notice.

The CBCA provides that a special meeting of shareholders may be called by the board of directors or any other person authorized to do so in the corporation’s bylaws or by resolution of the board of directors, or by written demand from a shareholder or shareholders holding 10% or more of the shares entitled to vote on the matters entitled to vote on the matters to be presented at the meeting.

First MainStreet. The bylaws of First MainStreet provide that special meetings of the shareholders may be called by the President or by the board of directors, and shall be called by the President at the request of the holders of not less than 10% of all outstanding shares entitled to vote at the meeting.

Stockholder Action Without a Meeting

The DGCL provides that, unless otherwise provided in the certificate of incorporation of the corporation, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a written consent or consents setting forth the action taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting which all shares entitled to vote upon such action were present and voted.

Centennial. Under the amended and restated certificate of incorporation, any action required or permitted to be taken by the stockholders may be taken by written consent or consents but only if such consent or consents are signed by all stockholders entitled to vote.

The CBCA provides that, unless otherwise provided in the articles of incorporation of the corporation, any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting by written action signed by all of the shareholders entitled to vote on that action.

First MainStreet. The First MainStreet articles of incorporation do not modify the CBCA.

Vote on Mergers, Consolidations, Sales or Leases of Assets and Certain Other Transactions

Under the DGCL, a merger, consolidation or sale of all or substantially all of a corporation’s assets must be approved by a majority of the outstanding stock of the corporation entitled to vote. However, unless required by its certificate of incorporation, approval is not required by the holders of the outstanding stock of a constituent corporation surviving a merger if:

•	the merger agreement does not amend in any respect its certificate of incorporation;

•	each share of its stock outstanding prior to the merger will be an identical share of stock following the merger; and

•	the merger will not result in the issuance of shares representing more than 20% of its common stock outstanding immediately prior to the merger.

Stockholder approval is not required for either the acquired or, in most cases, the acquiring corporation in a merger if the corporation surviving the merger is at least the 90% parent of the acquired corporation. If the 90% parent is not the surviving corporation, however, the otherwise required vote of at least a majority of the parent’s outstanding stock entitled to vote is required to approve the merger. No vote of the holders of the subsidiary’s outstanding stock is required in these circumstances. In addition, unless required by its certificate of incorporation, approval of the holders of a corporation will not be required to approve a holding company reorganization of the corporation pursuant to the merger of that corporation with or into a single direct or indirect wholly owned subsidiary of that corporation, if the merger complies with certain provision of the DGCL applicable to “holding company” mergers.

Centennial. The amended and restated certificate of incorporation of Centennial does not modify this voting requirement.

Under the CBCA, the sale, lease, transfer or other disposition of all or substantially all of a corporation’s property and assets other than in the usual and regular course of business must be authorized at a shareholders meeting by a majority of the voting power of the shares entitled to vote. In addition, under the CBCA, an agreement of merger, exchange or consolidation must be approved by the directors of each constituent corporation and adopted by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon. A greater vote may be required if provided in a corporation’s articles of incorporation or bylaws or if required by the board of directors.

First MainStreet. The First MainStreet articles of incorporation do not modify the CBCA.

Limitation of Personal Liability of Directors

The DGCL provides that a corporation may include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, the provision may not eliminate or limit the liability of a director for:

•	breach of the duty of loyalty;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends, certain stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

Centennial. The amended and restated certificate of incorporation of Centennial provides that no director shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the duty of loyalty;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends, certain stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

Under the CBCA, a corporation may include in its articles of incorporation a provision which would, subject to the limitations described below, eliminate or limit directors’ liability for monetary damage for breaches of their fiduciary duty of care. Under the CBCA, a director’s liability cannot be eliminated or limited for:

•	any breach of a director’s duty of loyalty to the corporation and its shareholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful distributions voted for or assented to by a director; or

•	receipt of an improper personal benefit.

First MainStreet. The First MainStreet articles of incorporation provide that, to the fullest extent provided by CBCA, a director shall not be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.

Indemnification of Directors and Officers

The DGCL provides that, subject to certain limitations in the case of derivative suits brought by a corporation’s stockholders in its name, a corporation may indemnify any person who is made a party to any third-party suit or proceeding on account of being a director or officer of the corporation against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement reasonably incurred by him or her in connection with the action, through, among other things, a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding, if the person:

•	acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or, in some circumstances, at least not opposed to its best interests; and

•	in a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

To the extent a director, officer, employee or agent is successful in the defense of such an action, suit or proceeding, the corporation is required by the DGCL to indemnify such person for reasonable expenses incurred thereby.

Centennial. The bylaws of Centennial provide for indemnification of officers and directors as permitted by the DGCL.

Under the CBCA, a corporation may indemnity any director or officer who is made or threatened to be made party to a proceeding by reason of the former or present official capacity of the director or officer against judgments, penalties, fines, settlements and reasonable expenses so long as such person:

•	acted in good faith;

•	reasonably believed that (i) in the case of conduct in an official capacity with the corporation, that the conduct was in the best interests of the corporation, or (ii) in all other cases, that the conduct was at least not opposed to the best interest of the corporation; and

•	in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful.

The CBCA provides that, unless limited by the articles of incorporation, a corporation shall indemnity a person who was wholly successful in defense of any proceeding to which the person is a party because the person is or was a director, against reasonable expenses incurred in connection with the proceeding.

First MainStreet. The First MainStreet articles of incorporation state that First MainStreet shall indemnify its directors to the fullest extent permitted by CBCA.

Business Combination Statute

Section 203 of the DGCL prohibits certain transactions between a Delaware corporation and an “interested stockholder.” For purposes of this provision an “interested stockholder” is a stockholder that is directly or indirectly a beneficial owner of 15% or more of the voting power of the outstanding voting stock of a Delaware corporation or its affiliate or associate. This provision prohibits certain business combination between an interested stockholder and a corporation for a period of three years after the date the interested stockholder acquired its stock, unless:

•	the business combination is approved by the corporation’s board of directors prior to the stock acquisition date;

•	the interested stockholder acquired at least 85% of the voting stock of the corporation in the transaction in which he became an interested stockholder; or

•	the business combination is approved by a majority of the board of directors and the affirmative vote of two-thirds of disinterested stockholders.

Centennial. Centennial has elected not to be governed by Section 203 of the DGCL.

The CBCA does not contain any business combination provisions.

First MainStreet. The First MainStreet articles of incorporation requires an affirmative vote of at least 75% of all outstanding shares entitled to vote generally in the election of directors, voting together as a single class, to approve certain business combinations with “interested stockholder.” An “interested stockholder” is a stockholder that is directly or indirectly a beneficial owner of more than five percent of the voting power of the outstanding voting stock or an affiliate of the corporation at any time within the two year period immediately prior to the date in question was the beneficial owner of more than five percent of the voting power of the outstanding voting stock or an assignee of any shares of voting stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any “interested stockholder.”

DISSENTERS’ RIGHTS

Under Colorado law, you have the right to dissent from the merger and obtain payment of the fair value of your shares of First MainStreet common stock paid to you in cash. Article 113 of the CBCA is attached hereto as Appendix C. The description of dissenters’ rights contained in this proxy statement-prospectus is qualified in its entirety by reference to Article 113 of the CBCA. In order for you to exercise dissenters’ rights, you must make a written demand upon First MainStreet and deposit the certificates for your certificated shares as provided in the CBCA. The notice must be received by First MainStreet, before the vote is taken, and the certificates must be deposited as set forth by First MainStreet in its dissenters’ notice, you must not vote in favor of the proposed plan of merger, and you must comply with such other procedures as required by the CBCA, as more fully described below. Voting in favor of the merger, or failure to send the required dissenters’ notice or to follow such other procedures will result in a waiver of your dissenters’ rights.

Any demands, notices, certificates or other documents delivered to First MainStreet prior to the merger may be sent to First MainStreet Financial, Ltd., 401 Main Street, Longmont, Colorado 80501. Thereafter, they may be sent to Zsolt K. Besskó, Corporate Secretary, Centennial Bank Holdings, Inc., 1331 Seventeenth Street, Suite 300, Denver, Colorado 80202.

If no instructions are indicated on proxies received by First MainStreet, such proxies will be voted for the proposal to approve the plan of merger at First MainStreet special shareholders’ meeting. If you return your proxy without instructions, resulting in a vote for the plan of merger, you will not be entitled to dissenters’ rights.

In the event that the merger is approved by the shareholders of First MainStreet and you object to the merger, you will be entitled to the amount First MainStreet estimates to be the fair value of your shares, plus accrued interest, immediately before the effective date of the merger if (a) you made a payment demand to First MainStreet prior to the time a vote is taken; (b) you did not vote your shares for the plan of merger; and (c) you have deposited the certificates for your certificated shares as provided by Section 7-113-204 of the CBCA. If you possess uncertificated shares of First MainStreet stock, your ability to freely transfer them will be restricted after your payment demand is received. You may not withdraw such demand unless as provided by Section 7-113-207 or 7-113-209(1)(b) of the CBCA.

If you hold dissenting shares, First MainStreet will pay you the amount First MainStreet estimates to be the fair value of your dissenting shares, plus accrued interest, immediately before the effective date of the merger. The payment will be sent to the address stated in your payment demand, or if no such address was stated, at the address shown on First MainStreet’s current record of shareholders, accompanied by (a) a copy of First MainStreet’s corporate balance sheet as of the end of its most recent fiscal year; (b) a statement of First MainStreet’s estimate of the fair value of the shares; (c) an explanation of how the interest was calculated; (d) a statement of the procedure to follow if you are dissatisfied with the payment you are given under Section 7-113-209 of the CBCA; and (e) a copy of Article 113 of the CBCA.

If First MainStreet and you fail to agree on the fair value of your shares, First MainStreet may commence proceedings in the district court of the proper county in Colorado requesting that the court determine such issue.

The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. If First MainStreet fails to commence proceedings within sixty days of receiving the payment demand, First MainStreet shall pay to each dissenter whose demand remains unresolved the amount demanded.

Failure to take any necessary step will result in a termination or waiver of your rights under Article 113 of the CBCA. A person having a beneficial interest in First MainStreet common stock that is held of record in the name of another person, such as a trustee or nominee, must act promptly to cause the record holder to follow the requirements of Article 113 of the CBCA in a timely manner if such person elects to demand payment of the fair value of such shares.

VALIDITY OF COMMON STOCK

The validity of the shares of Centennial common stock to be issued in connection with the merger will be passed upon for Centennial by Sullivan & Cromwell LLP, Los Angeles, California.

EXPERTS

The consolidated financial statements of Centennial Bank Holdings, Inc. and subsidiaries as of December 31, 2004 and for the periods July 17, 2004 to December 31, 2004 (Successor) and January 1, 2004 to July 16, 2004 (Predecessor) included in this document have been audited by KPMG LLP, independent registered public accounting firm, as indicated in their report with respect thereto, which is included in this document in reliance upon the authority of said firm as experts in accounting and auditing. The consolidated financial statements of Centennial Bank Holdings, Inc. (Predecessor) as of December 31, 2003 and for each of the years in the two-year period ended December 31, 2003 included in this document have been audited by Fortner, Bayens & Levkulich & Co., P.C., an accounting firm that is not registered with the Public Company Accounting Oversight Board, as indicated in their report with respect thereto, which is included in this document in reliance on the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Guaranty Corporation and subsidiaries as of and for the year ended December 31, 2004 included in this document have been audited by KPMG LLP, independent registered public accounting firm as indicated in their report with respect thereto, which is included in this document in reliance upon the authority of said firm as experts in accounting and auditing. The consolidated financial statements of Guaranty Corporation as of December 31, 2003 and for each of the years in the two-year period ended December 31, 2003 included in this document have been audited by Fortner, Bayens & Levkulich & Co., P.C., an accounting firm that is not registered with the Public Company Accounting Oversight Board, as indicated in their report with respect thereto, which is included in this document in reliance on the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of First MainStreet Financial, Ltd. and subsidiaries as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004 included in this document have been audited by McGladrey & Pullen, LLP, independent registered public accounting firm, as indicated in their report with respect thereto, which is included in this document in reliance upon the authority of said firm as experts in accounting and auditing.

OTHER MATTERS

No other business may be transacted at the special meeting.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

A number of the disclosures in this document, including any statements preceded by, followed by or which include the words “may,” “could,” “should,” “will,” “would,” “hope,” “might,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “assume” or similar expressions constitute forward-looking statements. These forward-looking statements may include statements regarding projected performance of Centennial and First MainStreet for the period following the completion of the merger, and, implicitly or explicitly, include information concerning possible or assumed future results of operations, trends, financial results and business plans, including those relating to:

•	earnings growth,

•	revenue growth,

•	future acquisitions,

•	non-interest income levels, including fees from loans and other product sales,

•	credit performance on loans made by us,

•	ability to successfully complete transactions to raise additional capital,

•	increases in competitive pressure among financial institutions,

•	tangible capital generation,

•	market share,

•	expense levels,

•	changes in the interest rate environment,

•	continued ability to attract and employ qualified personnel,

•	results from new business initiatives in our community banking business,

•	general economic conditions, either nationally or locally in areas in which Centennial and First MainStreet conduct or will conduct our operations, and conditions in securities markets,

•	expected costs of combining our business with those of the entities we have recently acquired or agreed to acquire,

•	the timing for the completion of the proposed acquisition of First MainStreet,

•	expected time frame of expected cost savings from the acquisition of First MainStreet, or

•	other business operations and strategies.

Forward-looking statements involve inherent risks and uncertainties that are subject to change based on various important factors, many of which are beyond our control. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include those included in the “Risk Factors” section of this document.

In addition, we regularly explore opportunities for acquisitions of and hold discussions with financial institutions and related businesses, and also regularly explore opportunities for acquisitions of liabilities and assets of financial institutions and other financial services providers. We routinely analyze our lines of business and from time to time may increase, decrease or terminate one or more activities.

If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking information and statements contained in this document. Therefore, we caution you not to place undue reliance on our forward-looking information and statements. The forward-looking statements are made as of the date of this document, and we do not intend, and assume no obligation, to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements. All forward-looking statements contained in this document, and all subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf, are expressly qualified by these cautionary statements. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission, or SEC, a registration statement, of which this document is a part and which shall encompass any amendments thereto, on Form S-4 pursuant to the Securities Act with respect to the Centennial common stock issuable in the merger. This document does not contain all of the information set forth in the registration statement and the related exhibits and schedules. Some portions of the registration statement and the related exhibits and schedules are omitted as permitted by the SEC. Statements made in this document about the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to any such contract, agreement or other document filed as an exhibit to the registration statement, we refer you to the exhibit itself for a more complete description of the matter involved.

The registration statement of which this document is a part and all other information filed by Centennial with the SEC may be inspected without charge at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the operation of its public reference room.

Copies of all or any part of the registration statement and other information filed by Centennial with the SEC may be obtained upon payment of fees prescribed by the SEC from the Public Reference Section of the SEC at its principal office in Washington, D.C. set forth above. Such material may also be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov.

Centennial will be subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934 and, in accordance with that Act, files periodic reports, proxy and information statements and other information with the SEC. Such periodic reports, proxy and information statements and other information will be available for inspection and copying at the regional offices, public reference facilities and Web site of the SEC referred to above.

Centennial intends to furnish its stockholders with annual reports containing audited financial statements and an opinion on the audited financial statements expressed by independent registered public accountants. Centennial also intends to furnish other reports as it may determine or as required by law.

Information about Centennial will be available at http://www.cbhi.com and information about First MainStreet may also be obtained at http://www.firstmainstreet.com. The information on the websites is not incorporated by reference into and does not form a part of this document.

In addition, you may request a copy of any of these filings at no cost, by writing or telephoning Centennial at the addresses and phone numbers set forth below:

Centennial Bank Holdings, Inc.

1331 Seventeenth Street, Suite 300

Denver, Colorado 80202

Attn: Zsolt K. Besskó, Corporate Secretary

(303) 296-9600

INDEX TO FINANCIAL STATEMENTS

Centennial Bank Holdings, Inc. and Subsidiaries

Unaudited Consolidated Balance Sheets at March 31, 2005 and December 31, 2004	F-2

Unaudited Consolidated Statements of Income For the Three Months Ended March 31, 2005 and 2004	F-3

Unaudited Consolidated Statements of Comprehensive Income For the Three Months Ended March 31, 2005 and 2004	F-4

Unaudited Consolidated Statements of Cash Flows For the Three Months Ended March 31, 2005 and 2004	F-5

Notes to Unaudited Consolidated Financial Statements	F-6

Report of Independent Registered Public Accounting Firm	F-14

Independent Auditors’ Report	F-15

Consolidated Balance Sheets at December 31, 2004 and 2003	F-16

Consolidated Statements of Income, Period July 17, 2004 to December 31, 2004 (Successor) and January 1, 2004 to July 16, 2004 and the Years Ended December 31, 2003 and 2002 (Predecessor)	F-17

Consolidated Statements of Stockholders’ Equity and Comprehensive Income (Loss), Period July 17, 2004 to December 31, 2004 (Successor) and January 1, 2004 to July 16, 2004 and the Years Ended December 31, 2003 and 2002 (Predecessor)

F-18

Consolidated Statements of Cash Flows, Period July 17, 2004 to December 31, 2004 (Successor) and January 1, 2004 to July 16, 2004 and the Years Ended December 31, 2003 and 2002 (Predecessor)	F-20

Notes to Consolidated Financial Statements	F-22

Guaranty Corporation and Subsidiaries

Report of Independent Registered Public Accounting Firm	F-52

Independent Auditors’ Report	F-53

Consolidated Balance Sheets at December 31, 2004 and 2003	F-54

Consolidated Statements of Income For the Years Ended December 31, 2004, 2003 and 2002	F-55

Consolidated Statements of Changes in Stockholders’ Equity and Comprehensive Income For the Years Ended December 2004, 2003 and 2002	F-56

Consolidated Statements of Cash Flows For the Years Ended December 31, 2004, 2003 and 2002	F-57

Notes to Consolidated Financial Statements	F-59

First MainStreet Financial, Ltd. and Subsidiaries

Unaudited Consolidated Balance Sheets at March 31, 2005 and December 31, 2004	F-85

Unaudited Consolidated Statements of Income For the Three Months Ended March 31, 2005 and 2004	F-86

Unaudited Consolidated Statements of Cash Flows For the Three Months Ended March 31, 2005 and 2004	F-87

Notes to Unaudited Consolidated Financial Statements	F-88

Report of Independent Registered Public Accounting Firm	F-90

Consolidated Balance Sheets at December 31, 2004 and 2003	F-91

Consolidated Statements of Income For the Years Ended December 31, 2004, 2003 and 2002	F-92

Consolidated Statements of Changes in Shareholders’ Equity For the Years Ended December 2004, 2003 and 2002	F-93

Consolidated Statements of Cash Flows For the Years Ended December 31, 2004, 2003 and 2002	F-94

Notes to Consolidated Financial Statements	F-96

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Consolidated Balance Sheets

Unaudited

	March 31, 2005	December 31, 2004
	(In thousands)
Assets
Cash and due from banks	$65,805	67,927
Federal funds sold	9,000	23,000

Cash and cash equivalents	74,805	90,927

Time deposits with banks	5,000	5,000
Securities available for sale, at fair value	134,640	125,687
Securities held to maturity (fair value of $633 and $645 at March 31, 2005 and December 31, 2004)	636	640
Bank stocks, at cost	12,837	12,770
Other investments	1,405	1,405

Total investments	154,518	145,502

Loans held for sale	4,183	7,301
Loans, net of unearned discount	1,660,207	1,641,821
Less allowance for loan losses	(26,561)	(25,022)

Net loans	1,637,829	1,624,100

Premises and equipment, net	46,488	44,921
Foreclosed assets	2,865	5,707
Accrued interest receivable	9,757	9,062
Goodwill	328,185	328,185
Other intangible assets, net	50,150	53,360
Other assets	8,895	7,795
Assets held for sale	95,907	89,642

Total assets	$2,409,399	2,399,201

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand	$436,602	252,715
Interest-bearing demand	654,202	753,835
Savings	81,861	134,210
Time	494,123	537,739

Total deposits	1,666,788	1,678,499

Securities sold under agreements to repurchase and federal fund purchases	39,673	27,492
Accrued interest payable	2,027	2,313
Borrowings	47,741	39,770
Subordinated debentures	41,878	42,079
Deferred tax liability, net	10,996	12,076
Other liabilities	6,444	10,350
Liabilities associated with assets held for sale	77,093	71,208

Total liabilities	1,892,640	1,883,787

Commitments and contingencies

Stockholders’ equity:
Common stock—$.001 par value; 100,000,000 shares authorized, 52,333,334 shares issued at March 31, 2005 and December 31, 2004; 52,302,934 and 52,333,334 outstanding at March 31, 2005 and December 31, 2004	52	52
Additional paid-in capital	511,868	511,588
Retained earnings	4,893	3,796
Accumulated other comprehensive income (loss)	265	(22)

	517,078	515,414
Less cost of shares in treasury, 30,400 shares at March 31, 2005	(319)	—

Total stockholders’ equity	516,759	515,414

Total liabilities and stockholders’ equity	$2,409,399	2,399,201

See accompanying notes to unaudited consolidated financial statements.

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Consolidated Statements of Income

Unaudited

	Three Months Ended March 31,
	2005 (Successor)	2004 (Predecessor)
	(In thousands, except per share data)
Interest income:
Loans, including fees	$28,497	10,202
Investment securities:
Taxable	300	220
Tax-exempt	492	5
Dividends	170	55
Federal funds sold and other	584	11

Total interest income	30,043	10,493

Interest expense:
Deposits	3,628	2,688
Federal funds purchased and repurchase agreements	177	24
Subordinated debentures	574	559
Borrowings	336	—

Total interest expense	4,715	3,271

Net interest income	25,328	7,222
Provision for loan losses	1,700	400

Net interest income, after provision for loan losses	23,628	6,822

Noninterest income:
Customer service fees	1,672	790
Gain on sale of loans	370	—
Other	536	239

Total noninterest income	2,578	1,029

Noninterest expense:
Salaries and employee benefits	14,787	3,000
Occupancy expense	1,628	571
Furniture and equipment	785	306
Amortization of intangible assets	3,094	—
Mergers and acquisitions	443	—
Other general and administrative	4,246	2,006

Total noninterest expense	24,983	5,883

Income before income taxes	1,223	1,968

Income tax expense	303	628

Income from continuing operations	920	1,340

Income from discontinued operations, net of tax	177	—

Net income	$1,097	1,340

Earnings per share—basic:
Income from continuing operations	$0.02	0.86
Income from discontinued operations, net of tax	—	—
Net income	0.02	0.86

Earnings per share—diluted:
Income from continuing operations	$0.02	0.85
Income from discontinued operations, net of tax	—	—
Net income	0.02	0.85

Weighted average shares outstanding	52,332,996	1,552,027
Fully diluted average shares outstanding	52,332,996	1,578,899

See accompanying notes to unaudited consolidated financial statements.

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

Unaudited

	Three Months Ended March 31,
	2005 (Successor)	2004 (Predecessor)
	(In thousands)
Net income	$1,097	1,340
Other comprehensive income (loss), net of tax
Change in net unrealized loss on securities available for sale	287	81

Comprehensive income	$1,384	1,421

See accompanying notes to unaudited consolidated financial statements.

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Unaudited

	Three Months Ended March 31,
	2005 (Successor)	2004 (Predecessor)
	(In thousands)
Cash flows from operating activities:
Net income	$1,097	1,340
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of premises and equipment	943	273
Gain on sale of foreclosed assets	(257)	(67)
Loss on disposal of premises and equipment	7	3
Gain on sale of securities	(393)	(10)
Stock dividends	(67)	(19)
Net accretion and amortization on securities and debt obligations	(23)	(11)
Provision for loan losses	1,700	400
Deferred income tax provision (benefit)	(1,359)	90
Amortization of intangibles	3,094	—
Proceeds from sales of loans held for sale	28,305	—
Originations of loans held for sale	(24,817)	—
Net change in:
Accrued interest receivable and other assets	(11,289)	958
Accrued interest payable and other liabilities	5,795	(1,216)

Net cash provided by operating activities	2,736	1,741

Cash flows from investing activities (net of assets and liabilities acquired in acquisitions):
Activity in available-for-sale securities:
Sales	2,998	—
Maturities, prepayments, and calls	51,601	25,459
Purchases	(63,681)	(29,762)
Activity in held-to-maturity securities:
Maturities, prepayments, and calls	3	4
Loan originations and principal collections, net	(18,939)	6,447
Proceeds from sales of foreclosed assets	3,178	2,555
Proceeds from sale of premises and equipment	52	—
Additions to premises and equipment	(2,569)	(97)

Net cash provided (used) by investing activities	(27,357)	4,606

Cash flows from financing activities (net of assets and liabilities acquired in acquisitions):
Net change in deposits	(11,337)	(5,840)
Net change in short-term borrowings	(14,500)	(9,816)
Proceeds from issuance of long-term debt	24,974	4,114
Net change in federal funds purchased and repurchase agreements	9,681	421
Net proceeds from sale of common stock	—	766
Repurchase of common stock	(319)	—

Net cash provided (used) by financing activities	8,499	(10,355)

Net change in cash and cash equivalents	(16,122)	(4,008)
Cash and cash equivalents, beginning of period	90,927	23,731

Cash and cash equivalents, end of period	$74,805	19,723

Supplemental disclosure of cash flow activity:
Interest paid on deposits and borrowed funds	$5,383	7,034

Income taxes paid	$—	664

Supplemental disclosure of noncash activities:
Loans transferred to other real estate owned	$79	1,859

See accompanying notes to unaudited consolidated financial statements.

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

(1)    Organization, Operations and Basis of Presentation

Centennial Bank Holdings, Inc. and Subsidiaries (the Company), is primarily engaged in the business of banking, providing services to individual and corporate customers principally in Colorado.

On July 16, 2004, Centennial Bank Holdings, Inc. and its wholly owned subsidiary, Centennial Bank of the West (Predecessor) was acquired by Centennial C Corp (CCC) in a cash purchase funded by the proceeds of CCC’s sale of 18,500,000 shares of its common stock. Centennial Bank Holdings, Inc. was then merged with and into CCC, which changed its name to Centennial Bank Holdings, Inc. (Successor). For presentation purposes, consolidated statements of income, comprehensive income, and cash flows are presented for the three months ended March 31, 2005 (Successor) and the three months ended March 31, 2004 (Predecessor). On December 31, 2004, Centennial Bank Holdings, Inc. purchased all of the outstanding stock of Guaranty Corporation. Guaranty Corporation’s subsidiaries include Guaranty Bank and Trust Company, First National Bank of Strasburg, and Collegiate Peaks Bank. Accordingly, the consolidated balance sheets as of March 31, 2005 and December 31, 2004 (Successor) include the accounts of Guaranty Corporation and subsidiaries. These acquisitions were accounted for under the purchase method of accounting through which the purchase price was allocated to the tangible and intangible assets and liabilities acquired. The accompanying Predecessor statements of income, comprehensive income and cash flows for the three months ended March 31, 2004 do not reflect the effects of purchase accounting and, therefore are not comparable to the Successor financial statements for the periods subsequent to the acquisitions.

(a)	Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America. All significant intercompany balances and transactions have been eliminated. Our financial statements reflect all adjustments that are, in the opinion of management, necessary for a fair presentation of the financial position and results of operations for the periods presented. Certain information and note disclosures normally included in consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. The interim operating results are not necessarily indicative of operating results for the full year.

(b)	Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the consolidated balance sheet and income and expense for the periods. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant changes include the allowance for loan losses, the valuation of foreclosed real estate, deferred tax assets and liabilities, goodwill and other intangible assets.

(c)	Impairment of Long-Lived Assets

In accordance with SFAS No. 144, long-lived assets, such as property, fixtures and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstance indicate that the carrying value of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying value of the asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying value of an asset

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements—(Continued)

exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying value of the asset exceeds the fair value of the asset, less costs to sell. Assets to be disposed are separately presented in the consolidated balance sheet and reported at the lower of the carrying value or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale are presented separately in the appropriate asset and liability sections of the consolidated balance sheet.

(d)	Segments of an Enterprise and Related Information

The operating information used by the Company’s chief executive officer for purposes of assessing performance and making operating decisions about the Company is the consolidated financial statements presented in this report. The Company has four active operating subsidiaries, namely, the bank subsidiaries, otherwise known as Centennial Bank of the West, Guaranty Bank and Trust, First National Bank of Strasburg and Collegiate Peaks Bank. The Company applies the provisions of SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, in determining its reportable segments and related disclosures. None of the Company’s other subsidiaries meets the 10% threshold for disclosure under SFAS No. 131.

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements—(Continued)

(2)    Securities

The amortized cost and estimated fair value of debt securities are as follows:

	March 31, 2005 (Successor)
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
	(In thousands)
Securities available for sale:
U.S. treasuries	$32,020	2	(128)	31,894
U.S. government agencies	11,988	—	(11)	11,977
State and municipal	44,056	837	(50)	44,843
Mortgage-backed	45,470	83	(633)	44,920
Marketable equity securities	1,003	3	—	1,006

Securities available for sale	$134,537	925	(822)	134,640

Securities held to maturity:
Mortgage-backed	$636	0	(3)	633

	December 31, 2004 (Successor)
	Amortized cost	Gross unrealized gains	Gross unrealized Losses	Fair value
	(In thousands)
Securities available for sale:
U.S. treasuries	$38,170	—	—	38,170
U.S. government agencies	8,482	—	(3)	8,479
State and municipal	34,320	1		34,321
Mortgage-backed	43,748	124	(159)	43,713
Marketable equity securities	1,004	—	—	1,004

Securities available for sale	$125,724	125	(162)	125,687

Securities held to maturity:
Mortgage-backed	$640	5	—	645

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements—(Continued)

(3)    Loans

A summary of net loans by loan type at the dates indicated is as follows:

	March 31, 2005 (Successor)	December 31, 2004 (Successor)
	(In thousands)
Loans on real estate:
Residential and commercial mortgage	$677,511	638,007
Construction	319,363	308,545
Equity lines of credit	77,191	81,936
Commercial loans	442,938	458,171
Agricultural loans	64,475	62,199
Lease financing	583	912
Installment loans to individuals	56,100	64,625
Overdrafts	2,151	5,589
SBA and other	20,455	22,004

	1,660,767	1,641,988
Less:
Allowance for loan losses	(26,561)	(25,022)
Net of unearned discount	(560)	(167)

	1,633,646	1,616,799
Loans available for sale	4,183	7,301

	$1,637,829	1,624,100

A summary of transactions in the allowance for loan losses for the periods indicated is as follows:

	Three Months Ended March 31, 2005 (Successor)	Three Months Ended March 31, 2004 (Predecessor)
	(In thousands)
Balance, beginning of period	$25,022	7,653
Provision for loan losses	1,700	400
Loans charged off	(505)	(953)
Recoveries on loans previously charged-off	344	161

Balance, end of period	$26,561	7,261

The following table details key information regarding the Company’s impaired loans at the dates indicated:

	March 31, 2005 (Successor)	December 31, 2004 (Successor)
	(In thousands)
Impaired loans with a valuation allowance	$45,362	27,970
Impaired loans without a valuation allowance	439	7,632

Total impaired loans	$45,801	35,602

Valuation allowance related to impaired loans	$11,663	9,290

Average investment in impaired loans	$40,702	11,422

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements—(Continued)

No interest income was recognized on impaired loans during the three months ended March 31, 2005 and 2004. At March 31, 2005, no additional funds were committed to be advanced in connection with impaired loans. At March 31, 2005 and December 31, 2004, the total investment in loans on nonaccrual was approximately $11,739,000 and $11,905,000, respectively.

(4)    Goodwill and Other Intangible Assets

Goodwill and other intangible assets arise from purchase business combinations. Goodwill and other intangible assets deemed to have indefinite lives generated from purchase combinations are tested for impairment no less than annually.

Intangible assets with definite lives are amortized over their respective estimated useful lives of two to 14 years to their estimated residual values and reviewed for impairment annually. The amortization expense represents the estimated decline in the value of the underlying deposits or loan customers acquired.

The carrying amount of goodwill at March 31, 2005 and December 31, 2004 was $328,185,000.

The following table presents the gross amounts of core deposits and customer relationships intangibles and the related accumulated amortization at the dates indicated:

	Useful life	March 31, 2005 (Successor)	December 31, 2004 (Successor)
		(In thousands)
Non-compete employment agreement	2 years	$3,606	3,720
Core deposit intangible Centennial Bank	10 years	4,715	4,715
Core deposit intangible Guaranty Bank	9 years	36,761	36,761
Core deposit intangible First National Bank	13.6 years	8,941	8,941

		54,023	54,137

Accumulated amortization		(3,873)	(777)

		$50,150	53,360

Amortization expense for intangible assets for the periods ended March 31, 2005 and 2004 was $3,094,000 and none, respectively.

(5)    Borrowings

Borrowed funds include Treasury Tax and Borrowing notes, Federal Home Loan Bank (“FHLB”) borrowings, and a line of credit with First Tennessee. The FHLB borrowings are collateralized by a blanket pledge and security agreement and the stock of the Company’s subsidiaries. The Company had $47,741,000 and $39,770,000 outstanding under these borrowings at March 31, 2005 and December 31, 2004, with a total commitment of $141,556,000 at March 31, 2005.

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements—(Continued)

(6)    Subordinated Debentures and Trust Preferred Securities

Excluding a premium of $649,000, the Company had a $41,229,000 aggregate balance of subordinated debentures outstanding with a weighted average cost of 7.4% at March 31, 2005. The subordinated debentures were issued in four separate series. Each issuance has a maturity of thirty years from its date of issue. The subordinated debentures were issued to trusts established by us, which in turn issued $40 million of trust preferred securities. Generally and with certain limitations, the Company is permitted to call the debentures subsequent to the first five years after issue if certain conditions are met, or at any time upon the occurrence and continuation of certain changes in either the tax treatment or the capital treatment of the trusts, the debentures or the preferred securities.

The following table summarizes the terms of each subordinated debenture issuance at March 31, 2005 (dollars in thousands):

Series	Date Issued	Amount	Maturity Date	Call Date*	Fixed or Variable Rate	Rate Adjuster	Current Rate	Next Rate Reset Date
CenBank Trust I	9/7/2000	$10,310	9/7/2030	9/7/2010	Fixed	N/A	10.6%	N/A
CenBank Trust II	2/22/2001	5,155	2/22/2031	2/22/2006	Fixed	N/A	10.2%	N/A
CenBank Trust III	4/15/2004	15,454	4/15/2039	4/15/2005	Variable	LIBOR + 2.65%	5.3%	6/30/2005
Guaranty Capital Trust III	7/7/2003	10,310	7/7/2033	7/7/2008	Variable	LIBOR + 3.10%	5.8%	6/30/2005

*	Call date represents the earliest call date by the Company without penalty.

These securities are currently included in our Tier I capital for purposes of determining the Company’s Tier I and total risk-based capital ratios. The Board of Governors of the Federal Reserve System, which is the Company’s banking regulator, has promulgated the capital regulations affecting trust preferred securities. The regulations currently in effect limit the amount of trust preferred securities that can be included in Tier I capital to 25% of the sum of core capital elements without a deduction for goodwill. We have determined that our Tier I capital ratios would remain above the well-capitalized level had the modification of the capital regulations been in effect at March 31, 2005.

(7)    Commitments

The Company is a party to credit related financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, stand-by letters of credit and commercial letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

The Company’s exposure to credit loss is represented by the contractual amount of these commitments. The Company follows the same credit policies in making commitments as it does for on-balance sheet instruments.

At the dates indicated, the following financial instruments were outstanding whose contract amounts represented credit risk:

	March 31, 2005 (Successor)	December 31, 2004 (Successor)
	(In thousands)
Commitments to extend credit	$521,439	468,059
Standby letters of credit	65,566	71,266
Commercial letters of credit	836	574

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements—(Continued)

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Several of the commitments may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Company, is based on management’s credit evaluation of the customer.

Commitments to extend credit under overdraft protection agreements are commitments for possible future extensions of credit to existing deposit customers. These lines of credit are uncollateralized and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Company is committed.

Stand-by letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company generally holds collateral supporting those commitments if deemed necessary.

The Company enters into commercial letters of credit on behalf of its customers which authorize a third party to draw drafts on the Company up to a stipulated amount and with specific terms and conditions. A commercial letter of credit is a conditional commitment on the part of the Company to provide payment on drafts drawn in accordance with the terms of the commercial letter of credit.

(8)    Capital Ratios

At March 31, 2005 and December 31, 2004, the Company had leverage ratios of 8.97% and 8.70%, Tier 1 risk-weighted capital ratios of 9.45% and 9.39%, and total risk-weighted capital ratios of 10.70% and 10.64%, respectively. The Company actively monitors its regulatory capital ratios to ensure that the Company and its bank subsidiaries are well capitalized under the applicable regulatory framework.

(9)    Business Combination

On December 21, 2004, the Company entered into a definitive agreement to acquire all of the outstanding stock of First MainStreet Financial, Ltd. for approximately 10 million shares with an estimated value of $10.50 per share. Management anticipates this merger will be completed by September 2005.

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements—(Continued)

(10)    Assets Held for Sale and Discontinued Operations

The Company has decided to sell its Collegiate Peaks bank subsidiary and has classified its assets and liabilities as held for sale at the lower of cost or fair value at March 31, 2005. The sale of the subsidiary is anticipated to be completed in the fourth quarter of 2005. The Company had no income from operations from the subsidiary in 2004, as the subsidiary was acquired in connection with the purchase of Guaranty Corporation on December 31, 2004. The following table presents the assets and liabilities of the subsidiary which are held for sale at March 31, 2005 and the summary results of operations of the subsidiary for the three months ended March 31, 2005:

March 31, 2005
(In thousands)
Assets held for sale:
Cash and cash equivalents	$10,873
Investments	16,325
Loans and leases, net	53,145
Other intangible assets	3,597
Goodwill	8,922
Other assets	3,045

Total assets held for sale	$95,907

Liabilities associated with assets held for sale:
Deposits	$71,488
Securities sold under repurchase agreements	4,132
Other liabilities	1,473

Total liabilities associated with assets held for sale	$77,093

Three Months Ended March 31, 2005
(In thousands)
Interest income	$1,081
Noninterest income	156
Net income	177

(11)    Subsequent Event

On June 24, 2005, the Company announced the signing of a definitive agreement to acquire all the outstanding stock and options of Foothills Bank for $27.5 million in cash. Foothills Bank is located in the Wheatridge, Colorado, and had $114 million in assets, $94 million in net loans and $103 million in deposits at March 31, 2005. This transaction, which is subject to regulatory approval and the approval of Foothills Bank’s shareholders, is expected to close during the fourth quarter of 2005.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Centennial Bank Holdings, Inc.:

We have audited the accompanying consolidated balance sheet of Centennial Bank Holdings, Inc. and subsidiaries (the Company) as of December 31, 2004, and the related consolidated statements of income, stockholders’ equity and comprehensive income (loss), and cash flows for the periods July 17, 2004 to December 31, 2004 (Successor) and January 1, 2004 to July 16, 2004 (Predecessor). These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Centennial Bank Holdings, Inc. and subsidiaries as of December 31, 2004 (Successor) and the results of their operations and their cash flows for the periods July 17, 2004 to December 31, 2004 (Successor), and January 1, 2004 to July 16, 2004 (Predecessor), in conformity with U.S. generally accepted accounting principles.

KPMG LLP

Denver, Colorado

April 22, 2005

Independent Auditors’ Report

Board of Directors

Centennial Bank Holdings, Inc.

Ft. Collins, Colorado

We have audited the accompanying consolidated balance sheets of Centennial Bank Holdings, Inc. and subsidiaries as of December 31, 2003 and the related consolidated statements of income, stockholders’ equity and comprehensive income (loss) and cash flows for each of the years in the two years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Centennial Bank Holdings, Inc. and subsidiaries at December 31, 2003 and the consolidated results of their operations and their consolidated cash flows for each of the years in the two year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

Denver, Colorado

February 5, 2004

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2004 and 2003

	2004 (Successor)	2003 (Predecessor)
	(In thousands)
Assets
Cash and due from banks	$67,927	23,731
Federal funds sold	23,000	—

Cash and cash equivalents	90,927	23,731

Time deposits with banks	5,000	—
Securities available for sale, at fair value	125,687	28,746
Securities held to maturity (fair value of $645 and $1,084 at December 31, 2004 and 2003)	640	1,089
Bank stocks, at cost	12,770	3,753
Other investments	1,405	—

Total investments	145,502	33,588

Loans held for sale	7,301	—
Loans, net of unearned discount	1,641,821	627,465
Less allowance for loan losses	(25,022)	(7,653)

Net loans	1,616,799	619,812

Premises and equipment, net	44,921	10,473
Foreclosed assets	5,707	4,087
Accrued interest receivable	9,062	3,490
Goodwill	328,185	9,226
Other intangible assets, net	53,360	—
Deferred tax asset, net	—	1,543
Other assets	7,795	2,727
Assets held for sale	89,642	—

Total assets	$2,399,201	708,677

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand	$252,715	74,118
Interest-bearing demand	753,835	113,311
Savings	134,210	70,410
Time	537,739	322,596

Total deposits	1,678,499	580,435
Securities sold under agreements to repurchase	27,492	11,345
Accrued interest payable	2,313	1,748
Borrowings	39,770	39,206
Subordinated debentures	42,079	15,465
Deferred tax liability, net	12,076	—
Other liabilities	10,350	1,389
Liabilities associated with assets held for sale	71,208	—

Total liabilities	1,883,787	649,588
Commitments and contingencies (notes 5, 8, 12, 13, 15, 16, 17, 19, 22, 23, and 24)
Stockholders’ equity:
Common stock—$.001 par value; 100,000,000 shares authorized, 52,333,334 shares issued and outstanding in 2004; 2,000,000 shares authorized, 1,545,948 shares issued and outstanding in 2003	52	1
Additional paid-in capital	511,588	24,781
Retained earnings	3,796	34,228
Accumulated other comprehensive income (loss)	(22)	79

Total stockholders’ equity	515,414	59,089

Total liabilities and stockholders’ equity	$2,399,201	708,677

See accompanying notes to consolidated financial statements.

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Consolidated Statements of Income

Period July 17, 2004 to December 31, 2004 (Successor), January 1, 2004 to July 16, 2004, and the years ended December 31, 2003 and 2002 (Predecessor)

	July 17, 2004 to December 31, 2004 (Successor)	January 1, 2004 to July 16, 2004 (Predecessor)	Years ended December 31, (Predecessor)
			2003	2002
	(In thousands)
Interest income:
Loans, including fees	$18,320	22,260	45,173	49,973
Investment securities:
Taxable	453	508	858	1,136
Tax-exempt	6	10	53	42
Dividends	126	130	—	—
Federal funds sold and other	147	4	16	28

Total interest income	19,052	22,912	46,100	51,179

Interest expense:
Deposits	2,642	5,340	14,380	18,584
Federal funds purchased and repurchase agreements	155	50	505	652
Subordinated debentures	710	1,054	1,619	1,707
Borrowings	255	353	101	47

Total interest expense	3,762	6,797	16,605	20,990

Net interest income	15,290	16,115	29,495	30,189
Provision for loan losses	—	4,700	900	3,950

Net interest income, after provision for loan losses	15,290	11,415	28,595	26,239
Noninterest income:
Customer service fees	1,314	1,698	3,157	2,438
Gain (loss) on sale of securities	36	(66)	152	(221)
Other	434	794	1,280	1,372

Total noninterest income	1,784	2,426	4,589	3,589
Noninterest expense:
Salaries and employee benefits	5,375	6,604	11,447	11,162
Occupancy expense	1,101	1,200	2,137	1,787
Furniture and equipment	533	662	1,528	1,792
Other general and administrative	3,938	6,048	6,936	6,983

Total noninterest expense	10,947	14,514	22,048	21,724

Income (loss) before income taxes	6,127	(673)	11,136	8,104
Income tax expense	2,331	411	4,231	3,082

Net income (loss)	$3,796	(1,084)	6,905	5,022

Earnings (loss) per share:
Basic	$0.20	$(0.70)	$4.45	$3.22
Diluted	0.20	(0.70)	4.37	3.16
Dividends declared per share	—	—	2.39	1.59

See accompanying notes to consolidated financial statements.

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity and Comprehensive Income (Loss)

Period July 17, 2004 to December 31, 2004 (Successor) and period January 1, 2004 to July 16, 2004 (Predecessor)

	Shares of common stock	Common stock	Additional paid-in capital	Retained earnings	Accumulated other comprehensive income (loss)	Total
	(In thousands, except share data)
Predecessor:

Balance, December 31, 2003	1,545,948	$1	24,781	34,228	79	59,089

Comprehensive loss:
Net loss	—	—	—	(1,084)	—	(1,084)
Change in net unrealized loss on securities available for sale	—	—	—	—	(66)	(66)

Total comprehensive loss						(1,150)

Repurchase of common stock	—	—	(2,716)	—	—	(2,716)
Issuance of common stock	11,620	—	2,186	—	—	2,186
Tax effect of stock options exercised	—	—	480	—	—	480

Balance, July 16, 2004	1,557,568	$1	24,731	33,144	13	57,889

Successor:

Comprehensive income:
Net income	—	$—	—	3,796	—	3,796
Change in net unrealized loss on securities available for sale	—	—	—	—	(22)	(22)

Total comprehensive income						3,774

Issuance of common stock	52,333,334	52	511,588	—	—	511,640

Balance, December 31, 2004	52,333,334	$52	511,588	3,796	(22)	515,414

See accompanying notes to consolidated financial statements.

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity and Comprehensive Income

Years ended December 31, 2003 and 2002 (Predecessor)

	Shares of common stock	Common stock	Additional paid-in capital	Retained earnings	Accumulated other comprehensive income (loss)	Total
	(In thousands, except share data)
Predecessor:

Balance, December 31, 2001	1,507,434	$1	22,947	25,407	(86)	48,269

Comprehensive income:
Net income	—	—	—	5,022	—	5,022
Change in net unrealized gain on securities available for sale	—	—	—	—	244	244

Total comprehensive income						5,266

Repurchase of common stock	(40,873)	—	(2,475)	—	—	(2,475)
Issuance of common stock	105,585	—	6,256	—	—	6,256

Balance, December 31, 2002	1,572,146	1	26,728	30,429	158	57,316

Comprehensive income:
Net income	—	—	—	6,905	—	6,905
Change in net unrealized loss on securities available for sale	—	—	—	—	(79)	(79)

Total comprehensive income						6,826

Dividends on common stock	—	—	—	(3,106)	—	(3,106)
Repurchase of common stock	(55,530)	—	(3,700)	—	—	(3,700)
Issuance of common stock	29,332	—	1,689	—	—	1,689
Tax effect of stock options exercised	—	—	64	—	—	64

Balance, December 31, 2003	1,545,948	$1	24,781	34,228	79	59,089

See accompanying notes to consolidated financial statements.

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Period July 17, 2004 to December 31, 2004 (Successor) and the period January 1, 2004 to July 16, 2004 (Predecessor)

	July 17, 2004 to December 31, 2004 (Successor)	January 1, 2004 to July 16, 2004 (Predecessor)
	(In thousands)
Cash flows from operating activities:
Net income (loss)	$3,796	(1,084)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization of premises and equipment	422	600
Loss (gain) on sale of foreclosed assets	(8)	18
Gain on disposal of premises and equipment	—	(51)
Loss (gain) on sale of securities	(36)	66
Stock dividends	(50)	(40)
Net (accretion) amortization on securities	20	(38)
Provision for loan losses	—	4,700
Recoveries on loans charged-off	346	—
Deferred income tax provision (benefit)	1,606	(1,616)
Amortization of intangibles	401	—
Net change in:
Accrued interest receivable and other assets	1,757	(991)
Accrued interest payable and other liabilities	(998)	1,675

Net cash provided by operating activities	7,256	3,239

Cash flows from investing activities (net of assets and liabilities acquired in acquisitions):
Cash paid for acquisitions, net of cash acquired of $151,792	(386,383)	—
Activity in available-for-sale securities:
Sales	6,991	—
Maturities, prepayments, and calls	35,211	151,089
Purchases	(43,487)	(153,116)
Activity in held-to-maturity securities:
Maturities, prepayments, and calls	250	174
Loan originations and principal collections, net	10,349	12,676
Proceeds from sales of foreclosed assets	1,014	4,260
Proceeds from sale of premises and equipment	—	172
Additions to premises and equipment	(184)	(187)

Net cash provided (used) by investing activities	(376,239)	15,068

Cash flows from financing activities (net of assets and liabilities acquired in acquisitions):
Net increase (decrease) in deposits	(83,918)	(16,986)
Net change in short-term borrowings	13,278	(21,570)
Proceeds from issuance of long-term debt	—	4,200
Repayment of long-term debt	(213)	(241)
Net change in federal funds purchased	—	(2,500)
Net change in repurchase agreements	19,123	(476)
Net proceeds from sale of common stock	511,640	2,186
Repurchase of common stock	—	(2,716)
Issuance of subordinated debentures	—	15,464

Net cash provided (used) by financing activities	459,910	(22,639)

Net change in cash and cash equivalents	90,927	(4,332)

Cash and cash equivalents, beginning of period	—	23,731

Cash and cash equivalents, end of period	$90,927	19,399

Supplemental disclosure of cash flow activity:
Interest paid on deposits and borrowed funds	$3,631	7,034

Income taxes paid	$1,436	664

Supplemental disclosure of noncash activities:
Loans transferred to other real estate owned	$2,007	1,859

See accompanying notes to consolidated financial statements.

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2003 and 2002 (Predecessor)

	Years ended December 31, (Predecessor)
	2003	2002
	(In thousands)
Cash flows from operating activities:
Net income	$6,905	5,022
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of premises and equipment	1,317	1,544
Loss (gain) on sale of foreclosed assets	35	(81)
Gain on disposal of premises and equipment	(13)	(129)
Loss (gain) on sale of securities	(152)	221
Stock dividends	(17)	—
Equity method investees	(81)	—
Net (accretion) amortization on securities	53	(35)
Provision for loan losses	900	3,950
Deferred income tax provision (benefit)	458	(517)
Net change in:
Accrued interest receivable and other assets	1,887	1,638
Accrued interest payable and other liabilities	(936)	(194)

Net cash provided by operating activities	10,356	11,419

Cash flows from investing activities:
Activity in available-for-sale securities:
Sales	264	8,120
Maturities, prepayments, and calls	59,522	26,170
Purchases	(67,895)	(35,062)
Activity in held-to-maturity securities:
Maturities, prepayments, and calls	14	30
Purchases	(1,107)	—
Loan originations and principal collections, net	32,435	(61,768)
Proceeds from sales of foreclosed assets	5,993	934
Proceeds from sales of premises and equipment	81	2,880
Additions to premises and equipment	(247)	(2,938)

Net cash provided (used) by investing activities	29,060	(61,634)

Cash flows from financing activities:
Net increase (decrease) in deposits	(59,095)	42,556
Net change in short-term borrowings	27,839	7,338
Proceeds from issuance of debt	3,100	3,000
Repayment of long-term debt	(6,053)	(4,015)
Net change in federal funds purchased	2,500	—
Net change in repurchase agreements	(4,961)	(5,245)
Proceeds from sale of common stock	1,689	6,256
Repurchase of common stock	(3,700)	(2,475)
Dividends paid on common stock	(3,106)	—
Repayment of subordinated debentures	(1,100)	—

Net cash provided (used) by financing activities	(42,887)	47,415

Net change in cash and cash equivalents	(3,471)	(2,800)
Cash and cash equivalents, beginning of period	27,202	30,002

Cash and cash equivalents, end of period	$23,731	27,202

Supplemental disclosure of cash flow activity:
Interest paid on deposits and borrowed funds	$17,103	23,173

Income taxes paid	$3,632	3,625

Supplemental disclosure of noncash activities:
Loans transferred to other real estate owned	$7,481	3,032

See accompanying notes to consolidated financial statements.

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(1)	Organization and Operations

Centennial Bank Holdings, Inc. and Subsidiaries (the Company), is primarily engaged in the business of banking, including the acceptance of checking and savings deposits and the making of commercial, real estate and agricultural, home improvement, and individual installment loans. The Company provides services to individual and corporate customers principally in Colorado. Although the Company’s loan portfolio is diversified, the ability of the Company’s debtors to honor their contracts is primarily dependent upon the economic conditions in Colorado. In addition, the investment portfolio is directly impacted by fluctuations in market interest rates. The Company and its bank subsidiaries are subject to the regulations of certain Federal agencies and undergo periodic examinations by those regulatory authorities. Such agencies require certain standards or impose certain limitations based on their judgments or changes in law and regulations.

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America.

(2)	Summary of Significant Accounting Policies

(a)	Basis of Presentation

On July 16, 2004, Centennial Bank Holdings, Inc. and its wholly owned subsidiary, Centennial Bank of the West (Predecessor) was acquired by Centennial C Corp (CCC) in a cash purchase funded by the proceeds of CCC’s sale of 18,500,000 shares of its common stock. Centennial Bank Holdings, Inc. was then merged with and into CCC, which then changed its name to Centennial Bank Holdings, Inc. (Successor). For presentation purposes, consolidated statements of income, stockholders’ equity and comprehensive income (loss), and cash flows are presented for the period July 17, 2004 to December 31, 2004 (Successor) and the period January 1, 2004 to July 16, 2004 and the years ended December 31, 2003 and 2002 (Predecessor). On December 31, 2004, Centennial Bank Holdings, Inc. purchased all of the outstanding stock of Guaranty Corporation. Guaranty Corporation’s subsidiaries include Guaranty Bank and Trust Company, First National Bank of Strasburg, and Collegiate Peaks Bank. Accordingly, the consolidated balance sheet as of December 31, 2004 (Successor) includes the accounts of Guaranty Corporation and subsidiaries. The acquisitions were recorded using the purchase method of accounting in accordance with SFAS No. 141, Business Combinations and SFAS No. 142, Goodwill and Other Intangible Assets. All significant intercompany transactions have been eliminated.

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the consolidated balance sheet and income and expense for the periods. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant changes include the allowance for loan losses, the valuation of foreclosed real estate, deferred tax assets and liabilities, goodwill and other intangible assets.

(b)	Cash and Cash Equivalents

Cash and cash equivalents include cash, balances due from banks and federal funds sold, all of which have an original maturity of three months or less.

(c)	Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost. Securities not classified as held to maturity or trading, including equity securities with readily determinable fair values, are classified as “available for sale” and recorded at fair value. Unrealized gains and losses on available for sale securities are excluded from earnings and reported in other comprehensive income (loss).

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Mortgage-backed securities held at December 31, 2004 and 2003 represent participating interests in pools of long-term first mortgage loans originated and serviced by the issuers of the securities. Mortgage-backed securities are either issued or guaranteed by the U.S. Government or its agencies. Market interest rate fluctuations can affect the prepayment speed of principal and the yield on securities. The Company monitors prepayment speeds and periodically adjusts premium and discount amortization.

(d)	Loans Held for Sale

Loans originated without the intent to hold to maturity are classified as held for sale. Loans held for sale are carried at the lower of aggregate cost, net of discounts or premiums and a valuation allowance, or estimated fair market value. Estimated fair market value is determined using forward commitments to sell loans to permanent investors, or current market rates for loans of similar quality and type. Net unrealized losses, if any, are recognized in a valuation allowance by charges to income. Statement of Financial Accounting Standard (SFAS) No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases, requires discounts or premiums on loans held for sale be deferred until the related loan is sold. Loans held for sale consist of mortgage loans originated and are secured by residential real estate. Loans held for sale are sold with servicing rights.

Loans are considered sold when the Company surrenders control over the transferred assets to the purchaser, with standard representations and warranties. At such time, the loan is removed from the loan portfolio and a gain or loss is recorded on the sale. Gains and losses on loan sales are determined based on the difference between the cost basis of the assets sold, the estimated fair value of any assets or liabilities that are newly created as a result of the transaction, and the proceeds from the sale. Losses related to asset quality are recorded against the allowance for valuation losses at the time the loss is probable and quantifiable.

SFAS No. 133, Accounting for Derivative Instruments and Certain Hedging Activities, as amended, requires best effort and mandatory commitments associated with mortgage loan origination activities to be recorded at fair value in the consolidated balance sheets. To hedge against the changes in the fair value of mortgage loans, the Company enters into best effort commitments to deliver mortgage loans, which locks the price at which the loans will be sold in the secondary market. We conducted an analysis to determine the fair value of these derivative instruments. The loan commitments to lend of $10.8 million and $12.6 million at December 31, 2004 and 2003 that were within the scope of FAS No. 133 resulted in derivative instruments with a fair value that was insignificant to the consolidated financial statements. The loan commitments to sell of $18.1 million and $18.5 million at December 31, 2004 and 2003 resulted in derivative instruments with a fair value that was insignificant to the consolidated financial statements.

(e)	Loans

The Company grants real estate, commercial, agricultural and consumer loans to customers. A substantial portion of the loan portfolio is represented by real estate and agricultural loans throughout Colorado. The ability of the Company’s borrowers to honor their contracts is dependent upon the real estate and general economic conditions of Colorado, among other factors.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

The accrual of interest on loans is discontinued at the time the loan is 90 days delinquent unless the credit is well secured and in process of collection. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on non-accrual loans is accounted for on the cash-basis method, until qualifying for a return to accrual basis of accounting. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

(f)	Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the loan is uncollectible. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. The required allowance for impaired loans is measured on a loan by loan basis for commercial, real estate and agricultural loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogenous loans are collectively evaluated for impairment.

(g)	Foreclosed Assets

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at the lower of cost basis or fair value at the date of foreclosure, less estimated costs of disposition. Prior to foreclosure, the value of the underlying loan is written down to the fair value of the assets to be acquired by a charge to the allowance for loan losses, if necessary. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses of such assets, changes in the value of the assets, and gain and losses on their disposition are included in noninterest expense.

(h)	Premises and Equipment

Land is carried at cost. Buildings, equipment and software are carried at cost, less accumulated depreciation and amortization computed on the straight-line method over the useful lives of the assets.

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Leasehold improvements are depreciated over the shorter of their estimated useful life or the lease term. Buildings and leasehold improvements carry an estimated useful life of five to forty years and equipment and software carry an estimated useful life of one to fifteen years. Repairs and maintenance are charged to operations as incurred.

(i)	Stock Option Plan

Statement of Financial Accounting Standards SFAS No. 123, Accounting for Stock-Based Compensation, (SFAS No. 123), as amended by SFAS No. 148, Accounting for Stock Based Compensation—Transition and Disclosure, (SFAS No. 148) encourages all entities to adopt a fair value based method of accounting for employee stock compensation plan, whereby compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost using the intrinsic value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25). The Company accounts for options under APB 25. Accordingly, no compensation cost has been recognized for the stock options as all options granted had an exercise price equal to the market value of the underlying common stock on the date of grant.

Compensation expense during the period July 17, 2004 to December 31, 2004 (Successor), the period January 1, 2004 to July 16, 2004, and the years ended December 31, 2003 and 2002 (Predecessor) for option grants assuming the fair value method prescribed by SFAS No. 123 was used, is insignificant to the consolidated financial statements.

(j)	Income Taxes

Deferred income tax assets and liabilities are determined using the asset and liability method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

Recognition of deferred tax assets are based on management’s belief that the benefit related to certain temporary differences, tax operating loss carryforwards, and tax credits are more likely than not to be realized. A valuation allowance is recorded for the amount of the deferred tax items for which it is more likely than not that tax benefits will not be realized.

(k)	Goodwill and Other Intangible Assets

Goodwill represents the excess of the purchase price over the estimated fair value of identifiable net assets associated with acquisition transactions. In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, Business Combinations, (SFAS No. 141), and SFAS No. 142, Goodwill and Other Intangible Assets, (SFAS No. 142). SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. SFAS No. 141 also specifies that intangible assets acquired in a purchase method business combination must meet certain criteria to be recognized and reported apart from goodwill. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions in SFAS No. 142. SFAS No. 142 requires that intangible assets with definite useful lives be amortized over their

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, Accounting for the Impairment of Disposal of Long-Lived Assets (SFAS No. 144).

On July 1, 2001, the Company adopted the provisions of SFAS No. 141 and certain provisions of SFAS No. 142 as required for goodwill and intangible assets resulting from business combinations consummated after June 30, 2001. The Company adopted the remaining provisions of SFAS No. 142 as of January 1, 2002, and discontinued amortizing goodwill relating to business combinations consummated before July 1, 2001.

In October 2002, the Financial Accounting Standards Board issued SFAS No. 147, Acquisitions of Certain Financial Institutions, an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9, (SFAS No. 147). SFAS No. 72 required that in acquisitions of financial institutions, any excess of the fair value of liabilities assumed over the fair value of tangible assets acquired be accounted for as an unidentifiable intangible asset and subsequently amortized. SFAS No. 72 unidentified intangible assets were excluded from the scope of SFAS No. 141 and SFAS No. 142. Except for transactions between two or more mutual companies, SFAS No. 147 removes acquisitions of financial institutions from the scope of SFAS No. 72 and FASB Interpretation No. 9 and requires that those transactions be accounted for in accordance with SFAS No. 141 and SFAS No. 142. SFAS No. 147 was effective October 1, 2002 and requires that if the transaction that gave rise to the unidentified intangible asset was a business combination, the carrying amount of that asset shall be reclassified to goodwill as of the later of the date of acquisition or the date of the full application of SFAS No. 142. SFAS No. 147 also requires that any interim or annual financial statements that reflect the amortization of the unidentified intangible asset subsequent to the full application of SFAS No. 142 shall be restated to remove that amortization expense. The Company adopted SFAS No. 147 as of October 1, 2002. The adoption of SFAS No. 147 did not have an impact on the Company’s consolidated financial statements.

(l)	Impairment of Long-Lived Assets

In August 2001, the FASB issued SFAS No. 144, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. While SFAS No. 144 supercedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, (SFAS No. 121), it retains many of the fundamental provisions of SFAS No. 121, establishes a single accounting model for long-lived assets to be disposed of by sale, and resolves certain implementation issues not previously addressed by SFAS No. 121. SFAS No. 144 also supercedes the accounting and reporting provisions of Financial Accounting Standards Board Opinion No. 30, Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions (Opinion No. 30), for the disposal of a segment of a business; however, it retains the requirement in Opinion No. 30 to report separately discontinued operations and extends the reporting to a component of an entity, rather than a segment of a business, that either has been disposed of or is classified as held for sale. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. The Company adopted SFAS No. 144 on January 1, 2002. The adoption of SFAS No. 144 did not have an impact on the Company’s consolidated financial statements.

In accordance with SFAS No. 144, long-lived assets, such as property, fixtures and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstance indicate that the carrying value of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying value of the asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying value of an asset

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying value of the asset exceeds the fair value of the asset, less costs to sell. Assets to be disposed are separately presented in the balance sheet and reported at the lower of the carrying value or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale are presented separately in the appropriate asset and liability sections of the consolidated balance sheet.

(m)	Segments of an Enterprise and Related Information

The Company operates as one segment. The operating information used by the Company’s chief executive officer for purposes of assessing performance and making operating decisions about the Company is the consolidated financial statements presented in this report. The Company has four active operating subsidiaries, namely, the bank subsidiaries, otherwise known as Centennial Bank of the West, Guaranty Bank and Trust, First National Bank of Strasburg and Collegiate Peaks Bank. The Company applies the provisions of SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, in determining its reportable segments and related disclosures. None of the Company’s other subsidiaries meets the 10% threshold for disclosure under SFAS No. 131.

(n)	Earnings (loss) per Common Share

Basic earnings per share represents income (loss) available to common shareholders divided by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued. Potential common shares that may be issued by the Company relate solely to outstanding stock options, and are determined using the treasury stock method. Earnings (loss) per common share have been computed based on the following:

	Period July 17, 2004 to December 31, 2004 (Successor)	Period January 1, 2004 to July 16, 2004 (Predecessor)		Years ended December 31, (Predecessor)
				2003	2002
	(Dollars in thousands)
Net income (loss)	$3,796	$(1,084)		$6,905	$5,022

Average common shares outstanding	19,199,601	1,554,873		1,550,457	1,558,905
Effect of dilutive options	—	—	(1)	29,629	28,082

Average number of shares outstanding to calculate diluted earnings per common share	19,199,601	1,554,873		1,580,086	1,586,987

(1)	Impact of options is antidilutive to the net loss for the period.

(o)	Reclassifications

Certain amounts in the prior year’s presentations have been reclassified to conform to the current presentation.

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(p)	Recently Adopted Accounting Standards

In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51 (FIN 46). The intention of FIN 46 was to clarify the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 requires an enterprise considered to be a variable interest entity (VIE), to be consolidated by the primary beneficiary, which represents the enterprise that will absorb the majority of the VIE’s expected losses if they occur, receive a majority of the VIE’s residual returns if they occur, or both. In December 2003, the FASB issued Staff Interpretation No. 46R, Consolidation of Variable Interest Entities, an interpretation of ARB 51 (revised December 2003) (FIN 46R), which replaces FIN 46, in order to clarify the guidance in the original interpretation. FIN 46 applies to variable interest entities created after January 31, 2003. FIN 46 also applies to all variable interest entities created prior to February 1, 2003 that are considered to be special-purpose entities, as defined in FIN 46R, as of December 31, 2003. FIN 46R must be applied to all variable interest entities no later than the end of the first reporting period that ends after March 15, 2004. The implementation of FIN 46R required the Company to de-consolidate certain trusts formed for the purpose of issuing trust preferred securities as of December 31, 2003.

In December 2002, SFAS No. 148 was issued. SFAS No. 148 amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements. Disclosures required by this standard are included in the notes to these consolidated financial statements.

In December 2004, the FASB issued FASB Statement No. 123 (revised 2004), Share-Based Payment (SFAS No. 123R), which addresses the accounting for transactions in which an entity exchanges its equity instruments for goods or services, with a primary focus on transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123R is a revision to SFAS No. 123 and supersedes APB 25, and its related implementation guidance. For nonpublic companies, SFAS No. 123R will require measurement of the cost of employee services received in exchange for stock compensation based on the grant-date fair value of the employee stock options. Incremental compensation costs arising from subsequent modifications of awards after the grant date must be recognized. SFAS No. 123R will be effective for the Company as of January 1, 2006.

In March 2004, the Emerging Issues Task Force Issue No. 03-1, The meaning of Other-than-Temporary Impairment and Its Application to Certain Investments (EITF 03-1), was issued. EITF 03-1 provides guidance for determining the meaning of “other-than-temporarily impaired” and its application to certain debt and equity securities within the scope of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities (SFAS 115) and investments accounted for under the cost method. The guidance requires that investments which have declined in value due to credit concerns or solely due to changes in interest rates must be recorded as other-than-temporarily impaired unless it can be asserted and demonstrated that the Company has the intention to hold the security for a period of time sufficient to allow for a recovery of fair value up to or beyond the cost of the investment, which might mean to maturity. EITF 03-1 also requires disclosures assessing the ability and intent to hold investments in instances in which an investor determines that an investment with a fair value less than cost is not other-than-temporarily impaired. In September 2004, the FASB delayed the effective date for the measurement and recognition

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

guidance contained in EITF 03-1, but the disclosure guidance was not delayed. The Company is continuing to assess the impact of this EITF, but does not expect the implementation to have a significant impact on the consolidated financial statements. The disclosure requirements required by EITF 03-1 are included in the notes to the consolidated financial statements.

(q)	Comprehensive Income (Loss)

Accounting principles require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income (loss).

Following are the components of other comprehensive income (loss) and related tax effects for the periods indicated (in thousands):

	Period July 17, 2004 to December 31, 2004 (Successor)	Period January 1, 2004 to July 16, 2004 (Predecessor)	Years ended December 31, (Predecessor)
			2003	2002
Holding gains (losses) on available for sale securities	$1	(171)	27	167
Reclassification adjustment for gains and losses realized in income	(36)	66	(152)	221

Net unrealized gains (losses)	(35)	(105)	(125)	388

Tax effect	13	39	46	(144)

Net unrealized gains (losses), net of tax	$(22)	(66)	(79)	244

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(3)	Acquisitions

On July 16, 2004, CCC acquired 100% of the stock of Centennial Bank Holdings, Inc. and its wholly-owned subsidiary, Centennial Bank of the West (Predecessor) for $155 million in cash acquisition funded by CCC’s sale of 18,500,000 shares of its common stock. Centennial Bank Holdings, Inc. was then merged with and into CCC, which then changed its name to Centennial Bank Holdings, Inc. (Successor). On December 31, 2004, the Company acquired 100% of the stock of Guaranty Corporation. Guaranty Corporation’s subsidiaries include Guaranty Bank and Trust Company, First National Bank of Strasburg, and Collegiate Peaks Bank. Pursuant to the Agreement and Plan of Merger dated August 31, 2004, the Company paid the shareholders of Guaranty Corporation $365 million, retired $15.1 million of Guaranty Corporation debt, and incurred $3.1 million in acquisition costs, for a total purchase price of $383.2 million. The acquisitions were recorded using the purchase method of accounting. For these acquisitions, the Company has allocated the purchase price based on the estimated fair values of the tangible and intangible assets and liabilities acquired. The fair values at each acquisition date were determined using contract provisions, outside appraisals and valuation techniques. The following table summarizes the allocation of the purchase price based on the estimated fair values of the assets and liabilities acquired for each acquisition.

	July 17, 2004	December 31, 2004

	(In thousands)
Assets:
Cash and cash equivalents	$19,884	131,908
Securities available for sale	29,963	97,315
Investments—other	5,309	11,808
Loans and leases, net of allowance of $10,921 and $17,304, respectively	601,035	1,035,817
Premises and equipment	9,939	35,220
Accrued interest receivable	3,071	5,907
Identified intangible assets	4,715	49,422
Goodwill	104,684	223,501
Other assets	6,759	8,707
Assets held for sale (note 24)	—	89,642

Total assets acquired	$785,359	1,689,247

Liabilities:
Deposits	$565,469	1,196,948
Federal funds and securities sold under repurchase agreements	8,369	—
Borrowings	21,715	5,000
Subordinated debentures	32,136	10,310
Other liabilities	2,670	22,606
Liabilities associated with assets held for sale (note 24)	—	71,208

Total liabilities	630,359	1,306,072

Net assets acquired	$155,000	383,175

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The following table reflects the pro forma results of operations for the years ended December 31, 2004 and 2003, as though the acquisitions had been completed as of January 1, 2003 and include pro forma adjustments for the amortization relating to core deposit intangibles, fair value adjustments for loans, deposits, borrowings, premises and equipment, and related tax effect:

	Years ended December 31
	2004	2003
	(In thousands, except share and per share data)
Interest income	$116,033	114,318
Interest expense	23,143	26,347

Net interest income	92,890	87,971
Provision for loan losses	13,874	2,340
Noninterest income	12,923	14,194
Noninterest expense	90,355	76,490

Income before income taxes	1,584	23,335
Income taxes	1,831	8,235

Net income (loss)	$(247)	15,100

Basic and diluted earnings (loss) per share	$(0.00)	0.29
Average basic and diluted shares outstanding	52,333,334	52,333,334

(4)	Securities

The amortized cost and estimated fair value of debt securities are as follows:

	December 31, 2004 (Successor)
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
	(Amounts in thousands)
Securities available for sale:
U.S. treasuries	$38,170	—	—	38,170
U.S. government agencies	8,482	—	(3)	8,479
State and municipal	34,320	1		34,321
Mortgage-backed	43,748	124	(159)	43,713
Marketable equity securities	1,004	—	—	1,004

Securities available for sale	$125,724	125	(162)	125,687

Securities held to maturity:
Mortgage-backed	$640	5	—	645

	December 31, 2003 (Predecessor)
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
	(Amounts in thousands)
Securities available for sale:
U.S. government agencies	$11,311	—	(16)	11,295
State and municipal	448	27	—	475
Mortgage-backed	15,796	198	(18)	15,976
Marketable equity securities	1,000	—	—	1,000

Securities available for sale	$28,555	225	(34)	28,746

Securities held to maturity:
Mortgage-backed	$1,089	—	(5)	1,084

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The amortized cost and estimated fair value of available for sale debt securities by contractual maturity at December 31, 2004 (Successor) are shown below. Expected maturities will differ from contractual maturities because borrowers may have the rights to prepay obligations with or without prepayment penalties.

	Available for sale
	Amortized cost	Fair value
	(Amounts in thousands)
Due in one year or less	$34,916	34,912
Due after one year through five years	23,560	23,559
Due after five years through ten years	5,467	5,469
Due after ten years	18,033	18,033

	81,976	81,973
Mortgage-backed securities	43,748	43,714

	$125,724	125,687

	Held to maturity
	Amortized cost	Fair value
	(Amounts in thousands)
Mortgage-backed securities	$640	645

Gross unrealized losses on investment securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2004 (Successor), were as follows:

	Less than 12 months		12 months or more		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
	(amounts in thousands)
Description of securities:
U.S. treasuries	$—	—	—	—	—	—
U.S. agencies	6,490	(3)	—	—	6,490	(3)
State and municipalities	—	—	—	—	—	—
Mortgage-backed	10,671	(159)	—	—	10,671	(159)

Total temporarily impaired	$17,161	(162)	—	—	17,161	(162)

The Company has determined that these investments have only a temporary impairment based on a number of criteria, including interest rate increases, the nature of the investments and the Company’s intent and ability to hold the investments until market price recovery or maturity.

The Company had realized gains of $36,000 on the sale of investment securities for the period July 17, 2004 to December 31, 2004 (Successor), realized gains of $10,000 and realized losses of $76,000 on the sale of investment securities for the period January 1, 2004 to July 16, 2004 (Predecessor), realized gains of $152,000 on the sale of investment securities for the year ended December 31, 2003 (Predecessor) and realized gains of $17,000 and realized losses of $238,000 on the sale of investment securities for the year ended December 31, 2002 (Predecessor).

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Investment securities with carrying values of $88,705,000 and $28,632,000 were pledged at December 31, 2004 (Successor) and 2003 (Predecessor), respectively, as collateral for public deposits and for other purposes as required or permitted by law.

(5)	Bank Stocks

The Company, through its subsidiary banks, is a member of both the Federal Reserve Bank of Kansas City and the Federal Home Loan Bank of Topeka, and is required to maintain an investment in the capital stock of each. No ready market exists for such stock, and they have no quoted market values. For reporting purposes, this stock is assumed to have a market value equal to cost. The Federal Reserve, Federal Home Loan Bank and other equity securities stock are restricted in that they can only be redeemed by the issuer at par value. The Company’s investment at December 31 was as follows:

	2004 (Successor)	2003 (Predecessor)
	(Amounts in thousands)
Federal Reserve Bank of Kansas City	$5,445	1,479
Federal Home Loan Bank of Topeka	6,649	1,945
Other equity securities	676	329

	$12,770	3,753

(6)	Other Investments

At December 31, 2004, the Company has an investment in AMG Guaranty Corporation in the amount of approximately $1,405,000 that was acquired through the acquisition of Guaranty Corporation. The investment is recorded at estimated fair value at December 31, 2004 through the purchase price allocation. The Company owns a 16% voting interest in AMG Guaranty Corporation and accounts for this investment using the equity method of accounting.

(7)	Loans

A summary of the balances of loans at December 31 follows:

	2004 (Successor)	2003 (Predecessor)
	(Amounts in thousands)
Loans on real estate:
Residential and commercial mortgage	$638,007	293,543
Construction	308,545	110,316
Equity lines of credit	81,936	50,422
Commercial loans	458,171	68,867
Agricultural loans	62,199	71,384
Lease financing	912	1,418
Installment loans to individuals	64,625	29,797
Overdrafts	5,589	481
SBA and other	22,004	2,239

	1,641,988	628,467
Less:
Allowance for loan losses	(25,022)	(7,653)
Net of unearned discount	(167)	(1,002)

Net loans	$1,616,799	619,812

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

An analysis of the allowance for loan losses is as follows:

	Period July 17, 2004 to December 31, 2004 (Successor)	Period January 1, 2004 to July 16, 2004 (Predecessor)	2003	2002
			(Predecessor)
	(Amounts in thousands)
Balance, beginning of period	$—	7,653	9,257	8,701
Provision for loan losses	—	4,700	900	3,950
Loans charged off	(3,549)	(1,762)	(3,601)	(4,199)
Recoveries on loans previously charged-off	346	330	1,097	805
Allowance from acquisitions (note 3)	28,225	—	—	—

Balance, end of period	$25,022	10,921	7,653	9,257

The following is a summary of information pertaining to impaired loans at December 31:

	2004 (Successor)	2003 (Predecessor)
	(Amounts in thousands)
Impaired loans with a valuation allowance	$27,970	9,359
Impaired loans without a valuation allowance	7,632	5,979

Total impaired loans	$35,602	15,338

Valuation allowance related to impaired loans	$9,290	1,737

Average investment in impaired loans	$11,422	17,711

No interest income was recognized on impaired loans during the periods July 17, 2004 to December 31, 2004 (Successor) and January 1, 2004 to July 16, 2004 (Predecessor). Interest income recognized on impaired loans in 2003 (Predecessor) was $886,000. At December 31, 2004 (Successor), no additional funds are committed to be advanced in connection with impaired loans. At December 31, 2004 (Successor) and 2003 (Predecessor), the total investment in loans on nonaccrual was approximately $11,905,000 and $15,338,000, respectively. At December 31, 2004 (Successor), there were $2,494,000 in loans past due ninety days or more and still accruing interest.

(8)	Premises and Equipment

A summary of the cost and accumulated depreciation and amortization of premises and equipment at December 31 is as follows:

	2004 (Successor)	2003 (Predecessor)
	(Amounts in thousands)
Land	$5,108	1,012
Buildings	23,441	6,810
Leasehold improvements	5,252	1,670
Equipment	12,951	6,798
Software	923	922
Leasehold interest in land	684	—
Construction in progress	4,212	—

	52,571	17,212
Accumulated depreciation and amortization	(7,650)	(6,739)

	$44,921	10,473

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Pursuant to the terms of non-cancelable lease agreements in effect at December 31, 2004 pertaining to banking premises, future minimum rent commitments under various operating leases are as follows (amounts in thousands):

2005	$3,129
2006	2,978
2007	2,603
2008	2,454
2009	874
Thereafter	1,944

Total future minimum rent commitments	$13,982

Certain leases contain options to extend the lease terms for five to fifteen years. The cost of such rental is not included in the above rental commitments. Rent expense for the period July 17, 2004 to December 31, 2004 (Successor), the period January 1, 2004 to July 16, 2004, and the years ended December 31, 2003 and 2002 (Predecessor) was $542,000, $639,000, $1,162,000, and $898,000 respectively.

(9)	Goodwill

Changes in the carrying amount of the Company’s goodwill for the period July 17, 2004 to December 31, 2004 (Successor) and the period from January 1, 2004 to July 16, 2004 and for the year ended December 31, 2003 (Predecessor) were as follows (amounts in thousands):

Balance as of January 1 and December 31, 2003	$9,226
Elimination of pre-acquisition goodwill	(9,226)
Goodwill acquired on July 17, 2004	104,684
Goodwill acquired on December 31, 2004	223,501

Balance as of December 31, 2004	$328,185

(10)	Other Intangible Assets

The Company acquired $54,137,000 in identifiable intangible assets in connection with the acquisitions Centennial Bank Holdings, Inc. and Guaranty Corporation, which will be amortized over a two to fourteen year period. Other intangible assets are summarized as follows:

	Useful life	December 31, 2004 (Successor)
	(Amounts in thousands)
Non-compete employment agreement	2 years	$3,720
Core deposit intangible Centennial Bank	10 years	4,715
Core deposit intangible Guaranty Bank	9 years	36,761
Core deposit intangible First National Bank	13.6 years	8,941

		54,137

Accumulated amortization		(777)

		$53,360

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Amortization expense for the period July 17, 2004 to December 31, 2004 was $777,000. Estimated amortization expense for the next five years, and thereafter, is as follows (amounts in thousands):

Total
Fiscal year ending:
2005	$12,161
2006	10,631
2007	7,424
2008	6,193
2009	5,036
Thereafter	11,915

$53,360

(11)	Deposits

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2004 (Successor) and 2003 (Predecessor) was $341,952,000 and $124,274,000, respectively. At December 31, 2004, the scheduled maturities of interest-bearing time deposits are as follows (amounts in thousands):

2005	$478,518
2006	38,422
2007	12,642
2008	4,211
2009	3,295
Thereafter	651

$537,739

(12)	Securities Sold Under Agreements to Repurchase

Securities sold under agreements to repurchase, which are classified as secured borrowings, generally mature within one to four days from the transaction date. Securities sold under agreements to repurchase are reflected at the amount of cash received in connection with the transaction. The Company may be required to provide additional collateral based on the fair value of the underlying security. The securities sold under agreements to repurchase are collateralized by government agency and mortgage-backed securities held by the Company. At December 31, 2004 (Successor), the Company’s limit on securities sold under agreements to repurchase was $44,856,000. Total securities sold under agreements to repurchase outstanding at December 31, 2004 (Successor) and 2003 (Predecessor) were $27,492,000 and $11,345,000, respectively.

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(13)	Borrowings

A summary of borrowings at December 31 is as follows:

	December 31, 2004 (Successor)
	Principal	Interest rate	Maturity date	Total committed
	(Amounts in thousands)
Short-term borrowings:
TT&L note	$921	Variable	Revolving	1,000
FHLB line of credit	12,760	2.28% (variable)	Revolving	See below
FHLB term note	5,000	2.23%	3/29/05	See below
First Tennessee line of credit	12,000	4.47% (variable)	10/1/05	20,000

Total short-term borrowings	30,681

Long-term borrowings:
FHLB term notes (fixed rate)	9,089	Range: 2.52 – 6.11%	2008 – 2014	See below

Total borrowings	$39,770	Weighted Avg. 3.69%

	December 31, 2003 (Predecessor)
	Principal	Interest rate	Maturity date	Total committed
	(Amounts in thousands)
Short-term borrowings:
TT&L note	$718	Variable	Revolving	1,000
FHLB line of credit	31,680	1.15% (variable)	Revolving	See below
InTrust line of credit	1,575	3.95% (variable)	6/30/04	10,000

Total short-term borrowings	33,973

Long-term borrowings:
FHLB term notes (fixed rate)	5,233	Range: 3.82 – 6.18%	2008 – 2014	See below

Total borrowings	$39,206	Weighted Avg. 4.32%

The Company has executed a blanket pledge and security agreement with the Federal Home Loan Bank, which encompasses certain loans and securities as collateral for these borrowings. The maximum credit allowance for total borrowings includes term notes and the line of credit. The maximum credit allowance is $186,878,000 and $89,193,000 at December 31, 2004 (Successor) and 2003 (Predecessor), respectively.

The Company’s line of credit with First Tennessee requires the Company to maintain certain financial ratios including return on average assets, a well capitalized rating and restrictions on non-performing loans to total loans. As of December 31, 2004, the Company is in compliance with all debt covenant calculations. The line of credit is secured by the stock of the Company’s bank subsidiaries.

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

At December 31, 2004, the scheduled maturities of borrowings are as follows (amounts in thousands):

2005	$30,681
2006	—
2007	1,431
2008	875
2009	2,565
Thereafter	4,218

Total borrowings	$39,770

(14)	Income Taxes

The components of the income tax provision (benefit) are as follows (in thousands):

	Period July 17, 2004 to December 31, 2004 (Successor)	Period January 1, 2004 to July 16, 2004 (Predecessor)	2003 (Predecessor)	2002 (Predecessor)
Current tax provision:
Federal	$639	1,779	3,301	3,197
State	86	248	472	402

	725	2,027	3,773	3,599

Deferred tax provision (benefit):
Federal	1,413	(1,422)	402	(426)
State	193	(194)	56	(91)

	1,606	(1,616)	458	(517)

	$2,331	411	4,231	3,082

Income tax expense attributable to income from operations differed from the amounts computed by applying the U.S. federal statutory tax rate to pretax income from operations as a result of the following:

	Period July 17, 2004 to December 31, 2004 (Successor)	Period January 1, 2004 to July 16, 2004 (Predecessor)	2003 (Predecessor)	2002 (Predecessor)
Tax at statutory federal rate	34.0%	34.0%	34.0%	34.0%
State tax, net of federal benefit	3.0	3.0	3.1	3.0
Tax exempt income	(0.2)	2.6	(1.1)	(0.1)
Nondeductible merger expenses	—	(106.2)	—	—
Other	1.2	5.5	2.0	1.1

Effective tax rates	38.0%	(61.1)%	38.0%	38.0%

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Deferred tax assets and liabilities result from the tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes at December 31 are as follows (in thousands):

	2004 (Successor)	2003 (Predecessor)
Deferred tax assets:
Allowance for loan losses	$9,435	2,517
Fair value adjustments on certificates of deposit and subordinated debentures	982	—
Other assets, accruals and other real estate owned	1,401	—
Unrealized loss on securities	14	—

Total deferred tax assets	11,832	2,517

Deferred tax liability:
Premises and equipment	(3,674)	(526)
Fair value adjustments on core deposit intangibles and fixed rate loans	(18,977)	—
FHLB stock, prepaid assets, equity investees and other liabilities	(1,257)	(418)
Unrealized gain on securities	—	(30)

Total deferred tax liabilities	(23,908)	(974)

Net deferred tax asset (liability)	$(12,076)	1,543

The Company has a federal net operating loss carryforward of $120,000 which is expected to be entirely utilized by 2006.

Realization of the Company’s deferred tax assets is dependent upon the Company generating sufficient taxable income to obtain benefit from the reversal of net deductible temporary differences. The amount of deferred tax assets considered realizable is subject to adjustment in future periods based on estimates of future taxable income. Management believes that it is more likely than not that the Company will realize the benefits of its deferred tax assets as of December 31, 2004.

(15)	Subordinated Debentures and Trust Preferred Securities

In December 1998, the Company formed Centennial Capital I, LLLP and completed an offering of $1,111,000, 8.0% Cumulative Trust Preferred Securities (Preferred Securities), which are guaranteed by the Company. The Trust invested the total proceeds it received in 8% Junior Subordinated Debentures (Debentures) issued by the Company. Interest paid on the Debentures will be distributed to the holders of the Preferred Securities. As a result, under current tax law, distributions to the holders of the Preferred Securities will be tax deductible by the Company. Distributions payable on the Preferred Securities are recorded as interest expense in the consolidated statements of income. These Debentures are unsecured and rank junior and are subordinate in right of payment to all senior debt of the Company. The Preferred Securities are subject to mandatory redemption upon repayment of the Debentures. Subject to provision of the Debentures, the Company redeemed the securities during 2003.

In September 2000, the Company formed CenBank Statutory Trust I and completed an offering of $10.0 million, 10.6% Cumulative Trust Preferred Securities (Preferred Securities), which are guaranteed by the

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Company. The Trust also issued common securities to the Company and used the net proceeds from the offering to purchase $10.3 million in principal amount of 10.6% Junior Subordinated Debentures (Debentures) issued by the Company. Interest paid on the Debentures is distributed to the holders of the Preferred Securities. Distributions payable on the Preferred Securities are recorded as interest expense in the consolidated statements of income. These Debentures are unsecured and rank junior and are subordinate in right of payment to all senior debt of the Company. The Preferred Securities are subject to mandatory redemption upon repayment of the Debentures. The Company has the right, subject to events of default, to defer payments of interest on the Debentures at any time by extending the interest payment period for a period not exceeding 10 consecutive semi-annual periods with respect to each deferral period, provided that no extension period may extend beyond the redemption or maturity date of the Debentures. The Debentures mature on September 7, 2030, which may be shortened by us to not earlier than September 7, 2010, if certain conditions are met, or at any time upon the occurrence and continuation of certain changes in either the tax treatment or the capital treatment of the Trust, the Debentures or the Preferred Securities.

In February 2001, the Company formed CenBank Statutory Trust II and completed an offering of $5.0 million 10.2% Cumulative Trust Preferred Securities (Preferred Securities), which are guaranteed by the Company. The Trust also issued common securities to the Company and used the net proceeds from the offering to purchase $5.2 million in principal amount of 10.2% Junior Subordinated Debentures (Debentures) issued by the Company. Interest paid on the Debentures is distributed to the holders of the Preferred Securities. Terms and conditions of these Debentures are substantially similar to those as described under the CenBank Statutory Trust I. The Debentures mature on February 22, 2031, which may be shortened by us to not earlier than February 22, 2011, if certain conditions are met, or at any time upon the occurrence and continuation of certain changes in either the tax treatment or the capital treatment of the Trust, the Debentures or the Preferred Securities.

In April 2004, the Company formed CenBank Statutory Trust III and completed an offering of $15.0 million LIBOR plus 2.65% Cumulative Trust Preferred Securities (Preferred Securities), which are guaranteed by the Company. The Trust also issued common securities to the Company and used the net proceeds from the offering to purchase $15.5 million in principal amount of floating rate Junior Subordinated Debentures (Debentures) issued by the Company. Interest paid on the Debentures is distributed to the holders of the Preferred Securities. Terms and conditions of these Debentures are substantially similar to those as described under the CenBank Statutory Trust I. The Debentures mature on April 15, 2039, which may be shortened by us to not earlier than April 15, 2009, if certain conditions are met, or at any time upon the occurrence and continuation of certain changes in either the tax treatment or the capital treatment of the Trust, the Debentures or the Preferred Securities.

In June 2003, Guaranty Corporation formed Guaranty Capital Trust III and completed an offering of $10.0 million LIBOR plus 3.10% Cumulative Trust Preferred Securities (Preferred Securities), which were guaranteed by Guaranty. The Trust also issued common securities to Guaranty and used the net proceeds from the offering to purchase $10.3 million in principal amount of Junior Subordinated Debt Securities issued by Guaranty. The Company assumed Guaranty’s obligations relating to such securities upon its acquisition of Guaranty. Interest is paid quarterly and is distributed to the holders of the Preferred Securities. The Company has the right, subject to events of default, to defer payments of interest on the Debentures at any time by extending the interest payment period for a period not exceeding 20 consecutive quarterly periods with respect to each deferral period, provided that no extension period may extend beyond the redemption or maturity date of the Debentures. The Debentures mature on July 7, 2033, which may be shortened by us to not earlier than July 7, 2008, if certain conditions are met, or at any time upon the occurrence and continuation of certain changes in either the tax treatment or the capital treatment of the Trust, the Debentures or the Preferred Securities.

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

For financial reporting purposes, the Trusts were treated as non-banking subsidiaries of the Company and consolidated in the consolidated financial statements prior to December 31, 2003. Since the Company’s adoption of FIN 46R on December 31, 2003, the Trusts are treated as investments of the Company and not consolidated in the consolidated financial statements. Although the securities issued by each of the Trusts are not included as a component of stockholders’ equity in the consolidated balance sheets, the securities are treated as capital for regulatory purposes. Specifically, under applicable regulatory guidelines, the securities issued by the Trusts qualify as Tier 1 capital up to a maximum of 25% of Tier 1 capital on an aggregate basis. Any amount that exceeds 25% qualifies as Tier 2 capital. At December 31, 2004 (Successor), all of the $42.1 million of securities outstanding qualified as Tier 1 capital.

In March 2005, the Federal Reserve Board issued a final rule that would continue to allow the inclusion of trust preferred securities in Tier 1 capital, but with stricter quantitative limits. Under the final rule, after a five-year transition period ending March 31, 2009, the aggregate amount of trust preferred securities and certain other capital elements would be limited to 25% of Tier 1 capital elements, net of goodwill, less any associated deferred tax liability. The amount of trust preferred securities and certain other elements in excess of the limit could be included in Tier 2 capital, subject to restrictions. Bank holding companies with significant international operations will be expected to limit trust preferred securities to 15% of Tier 1 capital elements, net of goodwill; however, they may include qualifying mandatory convertible preferred securities up to the 25% limit.

(16)	Off-Balance Sheet Activities

The Company is a party to credit related financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, stand-by letters of credit and commercial letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

The Company’s exposure to credit loss is represented by the contractual amount of these commitments. The Company follows the same credit policies in making commitments as it does for on-balance sheet instruments.

At December 31, the following financial instruments were outstanding whose contract amounts represented credit risk:

	2004 (Successor)	2003 (Predecessor)	2002 (Predecessor)
	(Amounts in thousands)
Commitments to extend credit	$468,059	125,650	126,718
Standby letters of credit	71,266	8,291	8,868
Commercial letters of credit	574	—	—

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Several of the commitments may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Company, is based on management’s credit evaluation of the customer.

Commitments to extend credit under overdraft protection agreements are commitments for possible future extensions of credit to existing deposit customers. These lines of credit are uncollateralized and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Company is committed.

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Stand-by letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company generally holds collateral supporting those commitments if deemed necessary. The Company recorded a liability of $271,000 at December 31, 2004 for its stand-by letters of credit.

The Company enters into commercial letters of credit on behalf of its customers which authorize a third party to draw drafts on the Company up to a stipulated amount and with specific terms and conditions. A commercial letter of credit is a conditional commitment on the part of the Company to provide payment on drafts drawn in accordance with the terms of the commercial letter of credit.

The Company has certain vendor contracts that are noncancelable without significant termination penalties. Future contract payments relating to these contracts are as follows (in thousands):

2005	$271
2006	446
2007	446
2008	385
2009	115

$1,663

(17)	Contingencies

The Company has various legal claims that arise from time to time in the normal course of business, which, in the opinion of management, will have no material effect on the Company’s consolidated financial position or results of operations.

(18)	Employee Benefit Plans

The Company has a 401(k) Plan whereby substantially all employees participate in the Plan. Employees may contribute up to 10 percent of their compensation subject to certain limits based on federal tax laws. The Company makes matching contributions equal to a specified percentage of the employee’s compensation as defined by the Plan. For the period July 17, 2004 to December 31, 2004 (Successor), the period January 1, 2004 to July 16, 2004 and the years ended December 31, 2003 and 2002 (Predecessor), total contributions attributable to the Plan amounted to $112,849, $145,807, $243,877 and $221,956 respectively.

The Company’s Employee Stock Ownership Plan (ESOP) covers all active employees who have completed one quarter of service. The Company allocates monthly contributions to the plan, as determined by the board of directors. The Company reported ESOP compensation expense of $475,737 and $488,105 for the years ended December 31, 2003 and 2002 (Predecessor). The Company intends to terminate the plan contingent upon a termination letter from the IRS which has been filed as of December 31, 2004.

(19)	Stockholders’ Equity

The Predecessor had a non-qualified stock option plan for certain officers under which options to purchase shares of Centennial Bank Holdings, Inc. (Predecessor) common stock were granted. Option prices vary from $20.20 to $67.00. The options are exercisable for a period of five years expiring on various dates from 2005

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

through 2009. At July 16, 2004, 27,325 stock options were exercised when Centennial Bank Holdings, Inc. (Predecessor) was sold. The following is a summary of changes and share activity under the stock option plan.

	2004 (Predecessor)		2003 (Predecessor)		2002 (Predecessor)
	Shares	Weighted average exercise price	Shares	Weighted average exercise price	Shares	Weighted average exercise price
Outstanding at the beginning of period	27,325	$50.16	28,700	$44.64	21,250	$38.34
Granted	—	—	7,450	67.00	9,150	59.00
Exercised	(27,325)	50.16	(6,925)	42.04	(1,000)	42.13
Forfeited	—	—	(1,900)	58.72	(700)	59.00

Outstanding at the end of period	—	—	27,325	50.16	28,700	44.64

The Company applies the intrinsic-value-based method of accounting prescribed by APB 25, including FASB Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25, to account for its fixed-plan stock options. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. SFAS No. 123 and SFAS No. 148 established accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee compensation plans. As permitted by existing accounting standards, the Company has elected to continue to apply the intrinsic-value-based method of accounting described above, and has adopted only the disclosure requirements of SFAS Nos. 123 and 148.

(20)	Related-Party Transactions

In the ordinary course of business, the Company has granted loans to principal officers and directors and their affiliates amounting to $44,187,000 and $4,762,000 at December 31, 2004 (Successor) and 2003 (Predecessor), respectively. There were no related-party loans past due or on non-accrual status.

Activity during 2004 regarding outstanding loans to certain related-party loan customers (executive officers, directors, and principal shareholders of the Company, including companies in which they are principal owners) was as follows:

Predecessor activity January 1, 2004 to July 16, 2004:
Balance, January 1, 2004	$4,763
Advances	7,423
Repayments	(4,709)

Balance, July 16, 2004	$7,477

Successor activity—July 17, 1004 to December 31, 2004:
Balance, July 17, 2004	$7,477
Advances	6,243
Repayments	(4,889)

Balance, December 31, 2004	$8,831

Deposits from related parties held by the Company at December 31, 2004 (Successor) and 2003 (Predecessor) amounted to $12,640,000 and $3,196,000, respectively.

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The Company entered into an agreement with a company owned by a member of the board of directors of Guaranty Bank and Trust Company to provide valuation services related to the acquisition of the Company’s predecessor. The Company paid $6,000 for the services in 2004.

(21)	Fair Value of Financial Instruments

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. Statement of Financial Accounting Standards No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

(a)	Cash and Cash Equivalents

The carrying amounts of cash and short-term instruments approximate fair values.

(b)	Securities, Bank Stocks and Other Investments

Fair values for securities are based on quoted market prices. The carrying amount of bank stocks approximates fair value based on the redemption provisions. The carrying value of other investments approximates their fair value.

(c)	Loans Receivable

For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (e.g., one-to-four family residential) and other consumer loans are based on quoted market prices of similar loans. Fair values for other loans (e.g., commercial real estate and investment property mortgage loans, commercial and industrial loans) are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for non-performing loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

(d)	Deposit Liabilities

The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amount). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flows calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(e)	Short-term Borrowings

The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings maturing within ninety days approximate their fair values. Fair values of other short-term borrowings are estimated using discounted cash flow analyses based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements.

(f)	Long-term Borrowings

The fair values of the Company’s long-term borrowings are estimated using discounted cash flow analyses based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements.

(g)	Subordinated Debentures

The fair values of the Company’s Subordinated Debentures are estimated using discounted cash flow analyses based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements.

(h)	Accrued Interest

The carrying amounts of accrued interest approximate fair value.

(i)	Off-balance Sheet Instruments

Fair values for off-balance sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. The fair value of commitments is not material.

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The estimated fair values, and related carrying or notational amounts, of the Company’s financial instruments as of December 31, are as follows:

	2004 (Successor)		2003 (Predecessor)
	Carrying amount	Fair value	Carrying amount	Fair value
	(In thousands)
Financial assets:
Cash and cash equivalents	$90,927	90,927	23,731	23,731
Time deposits with banks	5,000	5,000	—	—
Securities available for sale	125,687	125,687	28,746	28,746
Securities held to maturity	640	645	1,089	1,084
Bank stocks	12,770	12,770	3,753	3,753
Other investments	1,405	1,405	—	—
Loans held for sale	7,301	7,301	—	—
Loans, net	1,616,799	1,614,617	619,812	621,454
Accrued interest receivable	9,062	9,062	3,490	3,490

Financial liabilities:
Deposits	1,678,499	1,680,083	580,435	583,880
Federal funds purchased and securities sold under agreements to repurchase	27,492	27,492	11,345	11,345
Short-term borrowings	30,681	30,681	33,973	33,973
Subordinated debentures	42,079	41,102	15,465	14,104
Long-term borrowings	9,089	9,108	5,233	5,262
Accrued interest payable	2,313	2,313	1,748	1,748

(22)	Regulatory Requirements

The Company and the bank subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the banks to maintain minimum amounts and ratios (set forth in the following table) of Total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 2004, that the Company and all bank subsidiaries met all capital adequacy requirements to which they are subject.

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

As of December 31, 2004, the most recent notifications from the Company’s bank regulatory agencies categorized all the bank subsidiaries as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum Total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios, as set forth in the following table. There are no conditions or events since that notification that management believes have changed the categorization of the Company or any of the bank subsidiaries as well capitalized. The Company’s and the bank subsidiaries’ actual capital amounts and ratios for 2004 and 2003 are presented in the table below.

	Actual		Minimum capital requirement		Minimum to be well capitalized under prompt corrective action provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
	(Dollars in thousands)
Successor:

As of December 31, 2004:
Total capital to risk weighted assets:
Consolidated	$197,054	10.64%	$148,092	8.00%	$	N/A	N/A
Centennial Bank	73,817	12.12	48,706	8.00		60,883	10.00%
Guaranty Bank and Trust	100,875	10.77	74,924	8.00		93,655	10.00
FNB Strasburg	27,554	11.92	18,492	8.00		23,115	10.00
Collegiate Peaks	8,032	13.49	4,764	8.00		5,955	10.00
Tier 1 capital to risk weighted assets:
Consolidated	173,891	9.39	74,046	4.00		N/A	N/A
Centennial Bank	66,205	10.87	24,353	4.00		36,530	6.00
Guaranty Bank and Trust	89,147	9.52	37,462	4.00		56,193	6.00
FNB Strasburg	24,652	10.67	9,246	4.00		13,869	6.00
Collegiate Peaks	7,382	12.40	2,382	4.00		3,573	6.00
Tier 1 capital to average assets:
Consolidated	173,891	8.70	79,921	4.00		N/A	N/A
Centennial Bank	66,205	9.92	26,689	4.00		33,362	5.00
Guaranty Bank and Trust	89,147	8.34	42,761	4.00		53,451	5.00
FNB Strasburg	24,652	9.08	10,858	4.00		13,572	5.00
Collegiate Peaks	7,382	9.37	3,150	4.00		3,398	5.00

Predecessor:

As of December 31, 2003:
Total capital to risk weighted assets:
Consolidated	$72,373	11.1%	$52,136	8.0%	$	N/A	N/A
Centennial Bank	74,577	11.5	52,102	8.0		65,112	10.0
Tier 1 capital to risk weighted assets:
Consolidated	64,720	9.9	26,068	4.0		N/A	N/A
Centennial Bank	66,924	10.3	26,051	4.0		39,109	6.0
Tier 1 capital to average assets:
Consolidated	64,720	9.3	27,719	4.0		N/A	N/A
Centennial Bank	66,924	9.7	27,701	4.0		34,609	5.0

The Company is required to maintain average balances on hand or with the Federal Reserve Bank. At December 31, 2004 (Successor) and 2003 (Predecessor), these reserve balances amounted to $8,308,000 and $4,062,000, respectively.

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(23)	Business Combination

On December 21, 2004, the Company entered into a definitive agreement to acquire all of the outstanding stock of First MainStreet Financial, Ltd. for 10,000,000 shares valued at $10.50 per share. Management anticipates this merger will be completed by September 2005.

(24)	Assets Held for Sale and Discontinued Operations

The Company has decided to sell its Collegiate Peaks Bank subsidiary, which was acquired in connection with the purchase of Guaranty Corporation. In accordance with SFAS 144 and SFAS 142, the goodwill allocated to Collegiate Peaks Bank was determined based on its relative fair value to the fair value of the other Guaranty Corporation assets and subsidiaries. The Company has classified Collegiate Peaks Bank’s assets and liabilities as held for sale at the lower of cost or fair value at December 31, 2004. The sale of the Collegiate Peaks Bank subsidiary is anticipated to be completed in the fourth quarter of 2005. The following tables present the assets and liabilities of Collegiate Peaks Bank held for sale, which are recorded in Guaranty Corporation’s consolidated financial statements at December 31, 2004 and the Company’s balance sheet at December 31, 2004 and the summary results of operations of Collegiate Peaks Bank recorded in Guaranty Corporation’s financial statements for the year ended December 31, 2004:

December 31, 2004 (Successor)
(In thousands)
Assets held for sale:
Cash and cash equivalents	$6,326
Investments	17,288
Loans and leases, net	50,732
Intangible assets	3,435
Goodwill	8,922
Other assets	2,939

Total assets held for sale	$89,642

Liabilities associated with assets held for sale:
Deposits	$65,668
Securities sold under repurchase agreements	4,174
Other liabilities	1,366

Total liabilities associated with assets held for sale	$71,208

Year Ended December 31, 2004
(In thousands)
Interest income	$4,076
Noninterest income	464
Income before income taxes	1,434
Net income	1,122

The accompanying financial statements do not include the results of operations or cash flows for Guaranty Corporation or any of its subsidiaries, including Collegiate Peaks Bank.

(25)	Deferred Compensation Plan

The Company adopted a Director and Executive Deferred Compensation Plan on July 8, 2004, allowing eligible directors and executive officers to defer compensation payable in the next succeeding calendar year. In 2004, an executive officer made this election for compensation payable in 2005 in the amount of $500,000.

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(26) Parent Company Only Condensed Financial Information

The following is condensed financial information of Centennial Bank Holdings, Inc. (parent company only).

Balance Sheets

(Parent Company Only)

December 31, 2004 and 2003

ASSETS	2004 (Successor)	2003 (Predecessor)
	(In thousands)
Cash	$10,288	$260
Other investments	1,405	—
Goodwill	1,261	—
Other intangible assets, net	3,720	—
Investment in subsidiaries	557,570	76,229
Other assets	3,157	950

Total assets	$577,401	$77,439

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Borrowings	$12,000	$1,575
Subordinated debentures	42,079	15,465
Other liabilities	7,908	1,310

Total liabilities	61,987	18,350

Stockholders’ equity:
Common stock	52	1
Additional paid-in capital	511,588	24,781
Retained earnings	3,796	34,228
Accumulated other comprehensive income (loss)	(22)	79

Total stockholders’ equity	515,414	59,089

Total liabilities and stockholders’ equity	$577,401	$77,439

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Statements of Income

(Parent Company Only)

Period July 17, 2004 to December 31, 2004 (Successor), January 1, 2004 to July 16, 2004, and the years ended December 31, 2003 and 2002 (Predecessor)

	July 17, 2004 to December 31, 2004 (Successor)	January 1, 2004 to July 16, 2004 (Predecessor)	Years ended December 31
			2003 (Predecessor)	2002 (Predecessor)
	(In thousands)
Income:
Interest income on other investments	$211	$32	$49	$49
Other	—	—	—	2

Total income	211	32	49	51
Expenses:
Interest expense (Debentures)	$1,081	$1,059	$1,720	$1,754
Amortization of purchase accounting on debentures	(367)	—	—	—
Other	322	2,274	99	173

Total expenses	1,036	3,333	1,819	1,927

Loss before federal income taxes and equity in undistributed net income of subsidiaries	(825)	(3,301)	(1,770)	(1,876)
Income tax benefit	(306)	(414)	(652)	(679)

Loss before equity in undistributed net income of subsidiaries	(519)	(2,887)	(1,118)	(1,197)
Equity in undistributed net income of subsidiaries	4,315	1,803	8,023	6,219

Net income (loss)	$3,796	$(1,084)	$6,905	$5,022

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Statements of Cash Flow

(Parent Company Only)

Period July 17, 2004 to December 31, 2004 (Successor), January 1, 2004 to July 16, 2004, and the years ended December 31, 2003 and 2002 (Predecessor)

	July 17, 2004 to December 31, 2004 (Successor)	January 1, 2004 to July 16, 2004 (Predecessor)	Years ended December 31,
			2003 (Predecessor)	2002 (Predecessor)
	(In thousands)
Cash flows from operating activities:
Net income (loss)	$3,796	$(1,084)	$6,905	$5,022
Adjustments to reconcile net income (loss) to net cash used by operating activities:
Deferred income tax benefit	(306)	—	(652)	(673)
Amortization of intangibles	(367)	—	—	—
Net change in:
Accrued interest receivable and other assets	689	(4)	716	706
Accrued interest payable and other liabilities	311	(631)	(215)	777
Equity in earnings of consolidated subsidiaries	(4,315)	(1,803)	(8,023)	(6,219)

Net cash used by operating activities	(192)	(3,514)	(1,269)	(387)

Cash flows from investing activities (net of assets and liabilities acquired in acquisitions):
Cash paid for acquisitions, net of cash acquired of $22,015	(516,160)	—	—	—
Dividends received from subsidiaries	3,000	2,350	5,554	—

Net cash provided (used) by investing activities	(513,160)	2,350	5,554	—

Cash flows from financing activities (net of assets and liabilities acquired in acquisitions):
Net changes in short-term borrowings	12,000	(1,575)	1,575	(4,000)
Proceeds from issuance of subordinated debentures	—	14,925	—	—
Payments from retirement of subordinated debentures	—	—	(1,100)	—
Proceeds from sale of common stock	511,640	2,186	1,689	6,256
Repurchase of common stock	—	(2,716)	(3,701)	(2,475)
Payments of cash dividends	—	—	(3,105)	—

Net cash provided (used) by financing activities	523,640	12,820	(4,642)	(219)

Net change in cash and cash equivalents	10,288	11,656	(357)	(606)
Cash and cash equivalents, beginning of period	—	260	617	1,223

Cash and cash equivalents, end of period	$10,288	$11,916	$260	$617

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Guaranty Corporation:

We have audited the accompanying consolidated balance sheet of Guaranty Corporation and subsidiaries as of December 31, 2004, and the related consolidated statements of income, changes in stockholders’ equity and comprehensive income, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Guaranty Corporation and subsidiaries as of December 31, 2004, and the results of their operations and their cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

KPMG LLP

Denver, Colorado

April 22, 2005

Independent Auditors’ Report

Board of Directors

Guaranty Corporation

Denver, Colorado

We have audited the accompanying consolidated balance sheets of Guaranty Corporation and subsidiaries (the Company) as of December 31, 2003 and the related consolidated statements of income, stockholders’ equity and comprehensive income (loss) and cash flows for each of the years in the two years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Guaranty Corporation and subsidiaries as of December 31, 2003 and the consolidated results of their operations and their consolidated cash flows for each of the years in the two year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

Denver, Colorado

March 8, 2004

GUARANTY CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2004 and 2003

	2004	2003
	(In thousands)
Assets
Cash and due from banks	$35,575	36,823
Interest bearing deposits at banks	79,660	15,372
Federal funds sold	23,000	56,960

Cash and cash equivalents	138,235	109,155
Time deposits with banks (maturity greater than 90 days)	5,000	2,000
Securities available for sale, at fair value	114,198	152,879
Bank stocks, at cost	5,807	7,636
Other investments	1,314	1,207
Loans held for sale	7,301	5,828
Loans, net of unearned discount	1,097,203	1,051,498
Allowance for loan losses	(17,955)	(11,500)

Net loans	1,079,248	1,039,998
Goodwill and other intangible assets, net	4,141	4,595
Bank premises and equipment, net	30,711	29,685
Foreclosed assets	3,000	3,457
Accrued interest receivable	6,210	6,389
Other assets	16,797	6,255

Total assets	$1,411,962	1,369,084

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand	$411,133	353,994
Interest-bearing demand	79,858	87,567
Savings	507,059	491,756
Time	263,660	294,538

Total deposits	1,261,710	1,227,855
Securities sold under agreements to repurchase	4,174	4,155
Borrowed funds	5,000	—
Junior subordinated debentures	10,310	26,117
Due to CBH (note 2)	15,105	—
Accrued interest payable and other liabilities	10,053	4,859

Total liabilities	1,306,352	1,262,986

Commitments and contingencies (notes 4, 10, 12, 13, 15, 16, and 21)
Stockholders’ equity:
Common stock—no par value. Authorized 200,000 shares; issued and outstanding 54,752 and 55,085 shares at December 31, 2004 and 2003, respectively	26,577	24,791
Retained earnings	79,139	79,327
Accumulated other comprehensive income (loss)	(106)	1,980

Total stockholders’ equity	105,610	106,098

Total liabilities and stockholders’ equity	$1,411,962	1,369,084

See accompanying notes to consolidated financial statements.

GUARANTY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

Years ended December 31, 2004, 2003 and 2002

	2004	2003	2002
	(In thousands)
Interest income:
Loans, including fees	$73,448	68,046	66,368
Taxable investment securities	1,527	1,635	4,552
Investment securities exempt from federal taxes	2,566	2,154	1,919
Deposits in other banks	454	245	106
Federal funds sold and other	212	334	88

Total interest income	78,207	72,414	73,033

Interest expense:
Deposits	10,184	11,375	13,839
Repurchase agreements and federal funds purchased	53	66	76
Junior subordinated debentures	1,788	1,633	1,211
Borrowings	208	100	381

Total interest expense	12,233	13,174	15,507

Net interest income	65,974	59,240	57,526
Provision for loan losses	9,232	1,552	3,046

Net interest income after provision for loan losses	56,742	57,688	54,480

Noninterest income:
Service charges on deposit accounts	2,915	2,968	2,691
Net gain on sales of loans held for sale	2,593	3,488	1,837
Net gain on sale of available for sale securities	—	1,013	1,161
Other	3,669	2,766	2,052

Total noninterest income	9,177	10,235	7,741

Noninterest expense:
Salaries and employee benefits	35,637	29,967	27,291
Occupancy	3,635	3,679	3,472
Furniture and equipment	2,565	2,580	2,632
Merger expenses	3,198	—	—
Impairment of goodwill	442	—	—
Other general and administrative	13,598	10,112	9,309

Total noninterest expense	59,075	46,338	42,704

Income before income taxes	6,844	21,585	19,517
Income tax expense	2,958	7,399	6,773

Net income	$3,886	14,186	12,744

Earnings per share:
Basic	$71.00	$258.34	$233.90
Diluted	$70.92	$257.54	$231.39

See accompanying notes to consolidated financial statements.

GUARANTY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders’ Equity and Comprehensive Income

Years ended December 31, 2004, 2003 and 2002

	Common Stock		Retained earnings	Accumulated other comprehensive income (loss)	Total
	Shares	Amount
	(Dollars in thousands, except share amounts)
Balance, December 31, 2001	54,856	$16,605	61,961	—	78,566
Comprehensive income:
Net income for the year	—	—	12,744	—	12,744
Change in net unrealized gain (loss) on securities available for sale, net of reclassification adjustment and tax	—	—	—	2,299	2,299

Total comprehensive income					15,043

Repurchase of common stock	(1,701)	(552)	(5,784)	—	(6,336)
Sale of common stock	1,695	4,361	—	—	4,361

Balance, December 31, 2002	54,850	20,414	68,921	2,299	91,634

Comprehensive income:
Net income for the year	—	—	14,186	—	14,186
Change in net unrealized gain (loss) on securities available for sale, net of reclassification adjustment and tax	—	—	—	(319)	(319)

Total comprehensive income					13,867

Repurchase of common stock	(940)	(378)	(3,780)	—	(4,158)
Sale of common stock	1,175	4,755	—	—	4,755

Balance, December 31, 2003	55,085	24,791	79,327	1,980	106,098

Comprehensive income:
Net income for the year	—	—	3,886	—	3,886
Change in net unrealized gain (loss) on securities available for sale, net of reclassification adjustment and tax	—	—	—	(2,086)	(2,086)

Total comprehensive income					1,800

Repurchase of common stock	(897)	(413)	(4,074)	—	(4,487)
Sale of common stock	564	2,199	—	—	2,199

Balance, December 31, 2004	54,752	$26,577	79,139	(106)	105,610

See accompanying notes to consolidated financial statements.

GUARANTY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2004, 2003 and 2002

	2004	2003	2002
	(in thousands)
Cash flows from operating activities:
Net income	$3,886	14,186	12,744
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Net amortization on investment securities	2,592	1,342	893
Provision for loan losses	9,232	1,552	3,046
Net loan origination fees received	8,046	3,943	3,783
Stock dividends on FHLB stock	(141)	(21)	—
Accretion of deferred loan fees and costs	(7,910)	(4,416)	(3,964)
Impairment of goodwill	442	—	—
Amortization of intangible assets	12	21	—
Depreciation and amortization	2,646	2,873	2,818
Equity in net income of unconsolidated subsidiaries	(107)	(81)	14
Gain on sales of loans held for sale	(2,593)	(3,488)	(1,837)
Net gain on sale of available for sale securities	—	(1,013)	(1,161)
Gain on sales of foreclosed assets	(91)	(1)	(35)
Writedown of foreclosed assets	2,092	324	—
Loss (gain) on sales of bank premises and equipment	65	(193)	22
Deferred income tax benefit	(3,277)	(515)	(970)
Changes in assets and liabilities:
Originations of loans held for sale	(625,628)	(267,487)	(132,004)
Proceeds from sales of loans held for sale	626,748	283,584	115,404
Accrued interest receivable	180	1,028	400
Other assets and liabilities, net	14,314	(340)	482

Net cash provided by (used in) operating activities	30,508	31,298	(365)

Cash flows from investing activities:
Increase in interest bearing deposits at banks	(3,000)	(2,000)	—
Purchase of securities held to maturity	—	—	(18,027)
Proceeds from maturities of securities held to maturity	—	—	40,228
Proceeds from maturities of securities available for sale	54,347	37,446	—
Proceeds from sales of securities available for sale	—	19,540	15,368
Purchase of securities available for sale	(21,624)	(104,490)	(15,457)
Purchase of equity securities	(2,384)	(137)	(2,439)
Proceeds from sale of equity securities	4,354	—	2,626
Expenditures for other real estate	(117)	(609)	—
Proceeds from sales of foreclosed assets	1,787	668	1,172
Net change in loans	(50,833)	(28,122)	(175,371)
Purchase of mortgage operations	—	—	(475)
Expenditures for bank premises and equipment	(4,964)	(5,197)	(6,775)
Proceeds from sale of bank premises and equipment	227	42	102

Net cash used in investing activities	(22,207)	(82,859)	(159,048)

(Continued)

GUARANTY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2004, 2003 and 2002

	2004	2003	2002
	(In thousands)
Cash flows from financing activities:
Net change in deposits	$33,855	105,083	128,168
Net change in federal funds purchased	—	(3,270)	2,270
Net change in borrowings	5,000	—	—
Proceeds from borrowed funds	18,798	10,420	18,064
Repayments of borrowed funds	(34,605)	(11,761)	(4,137)
Net change in securities sold under agreements to repurchase	19	1,881	(878)
Proceeds from sale of common stock	2,199	4,755	4,361
Repurchase of common stock	(4,487)	(4,158)	(6,336)

Net cash provided by financing activities	20,779	102,950	141,512

Net increase (decrease) in cash and cash equivalents	29,080	51,389	(17,901)
Cash and cash equivalents, beginning of year	109,155	57,766	75,667

Cash and cash equivalents, end of year	$138,235	109,155	57,766

Supplemental disclosures:
Interest paid	$12,467	14,083	1,561

Income taxes paid	$8,064	8,689	7,070

Noncash activities:
Loans transferred to foreclosed real estate	$2,214	423	1,040

See accompanying notes to consolidated financial statements.

GUARANTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(1)	Organization and Operations

Guaranty Corporation and its subsidiaries (the Company), is primarily engaged in the business of banking, including the acceptance of checking and savings deposits and the making of commercial, real estate and agricultural, home improvement, and individual installment loans. The Company provides services to individual and corporate customers principally in Colorado. Although the Company’s loan portfolio is diversified, the ability of the Company’s debtors to honor their contracts is primarily dependent upon the economic conditions in Colorado. In addition, the investment portfolio is directly impacted by fluctuations in market interest rates. The Company and its bank subsidiaries are subject to the regulations of certain federal and state agencies and undergo periodic examinations by those regulatory authorities. Such agencies require certain standards or impose certain limitations based on their judgments or changes in law and regulations.

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America.

(2)	Summary of Significant Accounting Policies

(a)	Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly owned banking subsidiaries, Guaranty Bank and Trust Company, First National Bank of Strasburg, and Collegiate Peaks Bank. All significant intercompany transactions and balances have been eliminated.

On December 31, 2004, Centennial Bank Holdings, Inc. (CBH), a Delaware corporation, purchased all of the stock of the Company for $365 million in cash plus the retirement of $15.1 million of Company debt. CBH retired the Company debt of $15.1 million prior to the close of the purchase transaction. The Company has reflected this $15.1 million as due to CBH at December 31, 2004. The consolidated financial statements and notes to the consolidated financial statements represent the financial position and results of operations of the Company prior to the acquisition by CBH. These consolidated financial statements and notes do not reflect the fair value adjustments associated with the purchase transaction.

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the consolidated balance sheets and income and expense for the periods. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant changes include the allowance for loan losses, the valuation of foreclosed real estate, deferred tax assets and liabilities, goodwill and other intangible assets.

(b)	Cash and Cash Equivalents

Cash and cash equivalents include cash, balances due from banks and federal funds sold, all of which have an original maturity of three months or less.

(c)	Time Deposits with Banks

Time Deposits with Banks mature within one year and are carried at cost.

GUARANTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(d)	Investment Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost. Securities not classified as held to maturity or trading, including equity securities with readily determinable fair values, are classified as “available for sale” and recorded at fair value. Unrealized gains and losses on available for sale securities excluded from earnings and reported in other comprehensive income (loss).

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Mortgage-backed securities held at December 31, 2004 and 2003, represent participating interests in pools of long-term first mortgage loans originated and serviced by the issuers of the securities. Mortgage-backed securities are either issued or guaranteed by the U.S. government or its agencies. Market interest rate fluctuations can affect the prepayment speed of principal and the yield on securities. The Company monitors prepayment speeds and periodically adjusts premium and discount amortization.

(e)	Loans Held for Sale

Loans originated without the intent to hold to maturity are classified as held for sale. Loans held for sale are carried at the lower of aggregate cost, net of discounts or premiums and a valuation allowance, or estimated fair market value. Estimated fair market value is determined using forward commitments to sell loans to permanent investors, or current market rates for loans of similar quality and type. Net unrealized losses, if any, are recognized in a valuation allowance by charges to income. Statement of Financial Accounting Standards (SFAB) No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases, requires discounts or premiums on loans held for sale be deferred until the related loan is sold. Loans are primarily secured by residential real estate.

Loans are considered sold when the Company surrenders control over the transferred assets to the purchaser, with standard representations and warranties. At such time, the loan is removed from the loan portfolio and a gain or loss is recorded on the sale. Gains and losses on loan sales are determined based on the difference between the cost basis of the assets sold, the estimated fair value of any assets or liabilities that are newly created as a result of the transaction, and the proceeds from the sale. Losses related to asset quality are recorded against the allowance for valuation losses at the time the loss is probable and quantifiable.

SFAS No. 133, Accounting for Derivative Instruments and Certain Hedging Activities, as amended, requires best effort and mandatory commitments associated with mortgage loan origination activities to be recorded at fair value in the consolidated balance sheets. To hedge against the changes in the fair value of mortgage loans, the Company enters into best effort commitments to deliver mortgage loans, which locks the price at which the loans will be sold in the secondary market. The fair value of these derivative instruments is insignificant to the consolidated financial statements.

(f)	Loans

The Company grants real estate, commercial, agricultural and consumer loans to customers. A substantial portion of the loan portfolio is represented by real estate and commercial loans throughout

GUARANTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Colorado. The ability of the Company’s borrowers to honor their contracts is dependent upon the real estate and general economic conditions of Colorado, among other factors.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

The accrual of interest on loans is discontinued at the time the loan is 90 days delinquent unless the credit is well secured and in process of collection. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on non-accrual loans is accounted for on the cash-basis method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

(g)	Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the loan is uncollectible. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial, real estate and agricultural loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogenous loans are collectively evaluated for impairment.

(h)	Bank Premises and Equipment

Land is carried at cost. Buildings, equipment, and software are carried at cost, less accumulated depreciation and amortization. Buildings, equipments, and software are depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are depreciated over the

GUARANTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

shorter of their estimated useful life or the lease term. Buildings and leasehold improvements carry an estimated useful life of five to thirty nine years and equipment and software carry an estimated useful life of one to fifteen years. Repairs and maintenance are charged to operations as incurred.

(i)	Foreclosed Assets

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at the lower of cost basis or fair value at the date of foreclosure. Prior to foreclosure, the value of the underlying loan is written down to the fair value of the assets to be acquired by a charge to the allowance for loan losses, if necessary. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from the operation of such assets, changes in the value of the assets, and gains and losses on their disposition are included in noninterest expense.

(j)	Stock Option Plan

SFAS No. 123, Accounting for Stock-Based Compensation (SFAS No. 123) as amended by SFAS No. 148, Accounting for Stock Based Compensation—Transition and Disclosure (SFAS No. 148), encourages all entities to adopt a fair value based method of accounting for employee stock compensation plan, whereby compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25). Accordingly, no compensation cost has been recognized by the Company for the stock options.

Compensation expense in 2004, 2003 and 2002 for options grants assuming the fair value method as prescribed by SFAS No. 123, is not significant.

(k)	Income Taxes

Deferred income tax assets and liabilities are determined using the asset and liability method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

Recognition of deferred tax assets are based on management’s belief that the benefit related to certain temporary differences, tax operating loss carryforwards, and tax credits are more likely than not to be realized. A valuation allowance is recorded for the amount of the deferred tax items for which it is more likely than not that tax benefits will not be realized.

(l)	Goodwill and Other Intangible Assets

Goodwill represents the excess of the purchase price over the estimated fair value of identifiable net assets associated with acquisition transactions. In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, Business Combinations (SFAS No. 141), and SFAS No. 142, Goodwill and Other Intangible Assets (SFAS No. 142). SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. SFAS No. 141 also specifies that intangible assets acquired in a purchase method business combination must meet certain criteria to be recognized and reported apart from

GUARANTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

goodwill. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions in SFAS No. 142. SFAS No. 142 requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, Accounting for the Impairment of Disposal of Long-Lived Assets (SFAS No. 144).

On July 1, 2001, the Company adopted the provision of SFAS No. 141 and certain provisions of SFAS No. 142 as required for goodwill and other intangible assets resulting from business combinations consummated after June 30, 2001. The Company adopted the remaining provisions of SFAS No. 142 as of January 1, 2002 and discontinued amortizing goodwill relating to business combinations consummated before July 1, 2001.

In October 2002, the Financial Accounting Standards Board issued SFAS No. 147, Acquisitions of Certain Financial Institutions, an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9 (SFAS No. 147). SFAS No. 72 required that in acquisitions of financial institutions, any excess of the fair value of liabilities assumed over the fair value of tangible assets acquired be accounted for as an unidentifiable intangible asset and subsequently amortized. SFAS No. 72 unidentified intangible assets were excluded from the scope of SFAS No. 141 and SFAS No. 142. Except for transactions between two or more mutual companies, SFAS No. 147 removes acquisitions of financial institutions from the scope of SFAS No. 72 and FASB Interpretation No. 9 and requires that those transactions be accounted for in accordance with SFAS No. 141 and SFAS No. 142. SFAS No. 147 was effective October 1, 2002 and requires that if the transaction that gave rise to the unidentified intangible asset was a business combination, the carrying amount of that asset shall be reclassified to goodwill as of the later of the date of acquisition or the date of the full application of SFAS No. 142. SFAS No. 147 also requires that any interim or annual financial statements that reflect the amortization of the unidentified intangible asset subsequent to the full application of SFAS No. 142 shall be restated to remove that amortization expense. The Company adopted SFAS No. 147 as of October 1, 2002. The adoption of SFAS No. 147 did not have an impact of the Company’s consolidated financial statements.

(m)	Impairment of Long-Lived Assets

In August 2001, the FASB issued SFAS No. 144 which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. While SFAS No. 144 supercedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, SFAS No. 144 retains many of the fundamental provisions of SFAS No. 121, establishes a single accounting model for long-lived assets to be disposed of by sale, and resolves certain implementation issues not previously addressed by SFAS No. 121. SFAS No. 144 also supercedes the accounting and reporting provisions of Financial Accounting Standards Board Opinion No. 30, Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions (Opinion No. 30), for the disposal of a segment of a business; however, it retains the requirement in Opinion No. 30 to report separately discontinued operations and extends the reporting to a component of an entity, rather than a segment of a business, that either has been disposed of or is classified as held for sale. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. The Company adopted SFAS No. 144 on January 1, 2002. The adoption of SFAS No. 144 did not have an impact on the Company’s consolidated financial statements.

In accordance with SFAS No. 144, long-lived assets, such as property, fixtures and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in

GUARANTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

circumstance indicate that the carrying value of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying value of the asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying value of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying value of the asset exceeds the fair value of the asset, less costs to sell. Assets to be disposed are separately presented in the balance sheet and reported at the lower of the carrying value or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale are presented separately in the appropriate asset and liability sections of the consolidated balance sheet.

(n)	Segments of an Enterprise and Related Information

The Company operates as one segment. The operating information used by the Company’s chief executive officer for purposes of assessing performance and making operating decisions about the Company is the consolidated statements presented in this report. The Company has three active operating subsidiaries, namely, the bank subsidiaries, otherwise known as Guaranty Bank and Trust Company, First National Bank of Strasburg, and Collegiate Peaks Bank. The Company applies the provisions of SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, in determining its reportable segments and related disclosures. None of the Company’s other subsidiaries meets the 10% threshold for disclosure under SFAS No. 131.

(o)	Earnings per Common Share

Basic earnings per share represents income available to common shareholders divided by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued. Potential common shares that may be issued by the Company relate solely to outstanding stock options, and are determined using the treasury stock method. Earnings per common share have been computed based on the following:

	2004	2003	2002
	(Dollars in thousands)
Net income	$3,886	14,186	12,744

Average common shares outstanding	54,733	54,912	54,485
Effect of dilutive options	61	170	592

Average number of shares outstanding to calculate diluted earnings per common share	54,794	55,082	55,077

(p)	Reclassifications

Certain amounts in the prior year’s presentations have been reclassified to conform to the current presentation.

(q)	Recently Adopted Accounting Standards

In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51 (FIN 46). The intention of FIN 46 was to clarify the application of Accounting Research Bulletin No. 51, Consolidated Financial

GUARANTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 requires an enterprise considered to be a variable interest entity (VIE), to be consolidated by the primary beneficiary, which represents the enterprise that will absorb the majority of the VIE’s expected losses if they occur, receive a majority of the VIE’s residual returns if they occur, or both. In December 2003, the FASB issued Staff Interpretation No. 46R, Consolidation of Variable Interest Entities, an interpretation of ARB 51 (revised December 2003) (FIN 46R), which replaces FIN 46, in order to clarify the guidance in the original interpretation. FIN 46 applies to variable interest entities created after January 31, 2003. FIN 46 also applies to all variable interest entities created prior to February 1, 2003 that are considered to be special-purpose entities, as defined in FIN 46R, as of December 31, 2003. FIN 46R must be applied to all variable interest entities no later than the end of the first reporting period that ends after March 15, 2004. The implementation of FIN 46R required the Company to de-consolidate certain trusts formed for the purpose of issuing trust preferred securities as of December 31, 2003.

In December 2002, SFAS No. 148 was issued. SFAS No. 148 amends SFAS No. 123, to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements. Disclosures required by this standard are included in the notes to these consolidated financial statements.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment (SFAS No. 123R), which addresses the accounting for transactions in which an entity exchanges its equity instruments for goods or services, with a primary focus on transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123R is a revision to SFAS No. 123 and supersedes APB 25, and its related implementation guidance. For nonpublic companies, SFAS No. 123R will require measurement of the cost of employee services received in exchange for stock compensation based on the grant-date fair value of the employee stock options. Incremental compensation costs arising from subsequent modifications of awards after the grant date must be recognized. SFAS No. 123R will be effective for the Company as of January 1, 2006.

In March 2004, the Emerging Issues Task Force Issue No. 03-1, The meaning of Other-than-Temporary Impairment and Its Application to Certain Investments (EITF 03-1), was issued. EITF 03-1 provides guidance for determining the meaning of other-than-temporarily impaired and its application to certain debt and equity securities within the scope of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, and investments accounted for under the cost method. The guidance requires that investments which have declined in value due to credit concerns or solely due to changes in interest rates must be recorded as other-than-temporarily impaired unless it can be asserted and demonstrated that the Company has the intention to hold the security for a period of time sufficient to allow for a recovery of fair value up to or beyond the cost of the investment, which might mean to maturity. EITF 03-1 also requires disclosures assessing the ability and intent to hold investments in instances in which an investor determines that an investment with a fair value less than cost is not other-than-temporarily impaired. In September 2004, the FASB delayed the effective date for the measurement and recognition guidance contained in EITF 03-1, but the disclosure guidance was not delayed. The Company is continuing to assess the impact of this EITF, but does not expect the implementation to have a significant impact on the consolidated financial statements. The disclosure requirements acquired by EITF 03-1 are included in the notes to these consolidated financial statements.

GUARANTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(r)	Comprehensive Income

Accounting principles require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Following are the components of other comprehensive income (loss) and related tax effects for the years ended:

	Years ended December 31
	2004	2003	2002
	(Amounts in thousands)
Holding gains (losses) on available for sale securities	$(3,367)	498	4,870
Reclassification adjustment for realized gains	—	(1,013)	(1,161)

Net unrealized gains (losses)	(3,367)	(515)	3,709
Tax effect	1,281	196	(1,410)

Net unrealized gains (losses), net-of-tax	$(2,086)	(319)	2,299

(3)	Investment Securities

The amortized cost and estimated fair value of debt securities are as follows:

	2004
	Amortized cost	Unrealized gains	Unrealized losses	Fair value
	(Amounts in thousands)
Securities available for sale:
U.S. treasuries	$44,381	10	(254)	44,137
U.S. government agencies	2,999	—	(17)	2,982
State and municipal	43,609	724	(404)	43,929
Mortgage-backed	23,381	—	(231)	23,150

	$114,370	734	(906)	114,198

	2003
	Amortized cost	Unrealized gains	Unrealized losses	Fair value
	(Amounts in thousands)
Securities available for sale:
U.S. treasuries	$53,459	158	(40)	53,577
U.S. government agencies	3,995	17	—	4,012
State and municipal	44,586	3,126	(1)	47,711
Mortgage-backed	47,644	24	(89)	47,579

	$149,684	3,325	(130)	152,879

GUARANTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The amortized cost and estimated market value of debt securities at December 31, 2004, by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

	Available for sale
	Amortized cost	Fair value
	(Amounts in thousands)
Due in one year or less	$35,971	35,847
Due after one year through five years	22,181	22,096
Due after five years through ten years	11,745	11,922
Due after ten years	21,092	21,183

	90,989	91,048
Mortgage-backed securities	23,381	23,150

	$114,370	114,198

Gross unrealized losses and the fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2004 were as follows.

	Less than 12 months		12 months or more		Totals
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
	(Amounts in thousands)
Description of securities:
U.S. treasuries	$41,146	(254)	—	—	41,146	(254)
U.S. government agencies	2,982	(17)	—	—	2,982	(17)
States and municipalities	16,399	(404)	—	—	16,399	(404)
Mortgage-backed	17,345	(174)	5,798	(57)	23,143	(231)

Total temporarily impaired securities	$77,872	(849)	5,798	(57)	83,670	(906)

The Company has determined that these investments have only a temporary impairment based on a number of criteria, including interest rate increases, the nature of the investments and the Company’s intent and ability to hold the investments until market price recovery or maturity.

The Company had no realized gains or losses on the sale of investment securities for the year ended December 31, 2004, realized gains of $1,014,000 and realized losses of $1,000 on the sale of investment securities for the year ended December 31, 2003, and gains of $1,161,000 and no losses on the sale and early redemption of investment securities for the year ended December 31, 1002.

Investment securities with carrying values of $68,962,000 and $81,517,000 are pledged as collateral at December 31, 2004 and 2003, respectively, for purposes as required or permitted by law.

(4)    Bank Stocks

The Company, as a member of the Federal Reserve Bank of Kansas City and the Federal Home Loan Bank of Topeka, is required to maintain an investment in capital stocks of each. No ready market exists for such stock, and they have no quoted market values. For reporting purposes, the stock is assumed to have a market value

GUARANTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

equal to cost. The Federal Reserve, Federal Home Loan Bank, and other equity securities are restricted in that they can only be redeemed by the issuer at par value. The Company’s investment at December 31 is as follows:

	2004	2003
	(Amounts in thousands)
Federal Home Loan Bank of Topeka	$1,064	251
Federal Reserve Bank of Kansas City	4,406	3,048
Other equity securities	337	4,337

	$5,807	7,636

(5)    Other Investments

At December 31, 2004, the Company has an investment in AMG Guaranty Corporation in the amount of approximately $1,314,000. The Company owns 16% voting investment in AMG Guaranty Corporation and accounts for the investment using the equity method.

(6)    Loans

Major classifications of loans at December 31 are as follows:

	2004	2003
	(Amounts in thousands)
Loans on real estate:
Residential and commercial mortgages	$360,089	338,612
Construction	197,598	183,588
Equity lines of credit	34,914	30,829
Commercial	413,993	415,470
Agricultural	27,634	30,244
Installment loans to individuals	43,633	36,523
Other	19,290	18,132
Overdrafts	2,669	533

	1,099,820	1,053,931
Less:
Allowance for loan losses	(17,955)	(11,500)
Unearned loan fees, net	(2,617)	(2,433)

Net loans	$1,079,248	1,039,998

GUARANTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Transactions in the allowance for loan losses for the years ended December 31 are as follows:

	2004	2003	2002
	(Amounts in thousands)
Balance, beginning of year	$11,500	10,220	8,575
Provision for loan losses	9,232	1,552	3,046

Total	20,732	11,772	11,621

Loans charged off	(2,927)	(514)	(1,501)
Recoveries	150	242	100

Net charge offs	(2,777)	(272)	(1,401)

Balance, end of year	$17,955	11,500	10,220

The following is a summary of information pertaining to impaired loans as of December 31:

	2004	2003
	(Amounts in thousands)
Non accrual loans	$3,331	5,757
Loans 90 days or more past due and still accruing interest	2,494	1,665
Impaired loans	27,598	5,757
Valuation allowance related to impaired loans	7,867	1,093
Average investment in impaired loans	5,409	4,153
Interest income recognized on impaired loans	1,477	220
Interest income recognized on a cash basis on impaired loans	1,357	220

No additional funds are committed to be advanced in connection with impaired loans.

(7)    Goodwill and Other Intangible Assets

The Company’s other identified intangibles are in the form of a non-compete agreement and a trade name associated with its mortgage origination operations. In 2004, the Company determined that its intangibles associated with its mortgage origination operations were impaired. The impairment analysis was based on the present value of expected cash flow, which was $442,000 less than the Company’s recorded goodwill and intangibles for those assets.

GUARANTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Information on the Company’s other intangibles are as follows:

	Carrying amount	Accumulated amortization	Impairment	Net
	(Amounts in thousands)
December 31, 2004:
Non-compete intangible	$56	(33)	(23)	—
Trade name intangible	$30	—	(30)	—
December 31, 2003:
Non-compete intangible	$56	(21)	—	35
Trade name intangible	$30	—	—	30

During 2004, the Company determined that its goodwill associated with its mortgage origination operations was impaired. The impairment analysis was based on the present value of expected cash flow, which was $442,000 less than the Company’s recorded goodwill and intangibles for those assets. Changes in thousands in the carrying amount of goodwill for the year ended December 31, 2004, were as follows:

Balance as of December 31, 2003 and 2002	$4,530
Impairment of goodwill associated with mortgage operations	(389)

Balance as of December 31, 2004	$4,141

(8)	Bank Premises and Equipment

At December 31, bank premises and equipment, less accumulated depreciation and amortization, consisted of the following:

	2004	2003
	(Amounts in thousands)
Leasehold improvements	$6,146	5,952
Buildings	15,750	15,777
Furniture and equipment	15,580	14,822
Land and land improvements	4,755	5,903
Construction in progress	3,408	23
Leasehold interest in land	799	799

	46,438	43,276
Accumulated depreciation and amortization	(15,727)	(13,591)

	$30,711	29,685

GUARANTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(9)	Deposits

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2004 and 2003 was $188,868,000 and $217,109,000, respectively.

Scheduled maturities of interest bearing time deposits are as follows (amounts in thousands):

2005	$252,801
2006	5,889
2007	3,661
2008	1,298
2009	11
Thereafter	—

Total	$263,660

(10)	Securities Sold Under Agreements to Repurchase

Securities sold under agreements to repurchase, which are classified as secured borrowings, generally mature within one to four days from the transaction date. Securities sold under agreements to repurchase are reflected at the amount of cash received in connection with the transaction. The Company may be required to provide additional collateral based on the fair value of the underlying security. The securities sold under agreements to repurchase are collateralized by government agency securities held by the Company. At December 31, 2004, the Company’s limit on securities sold under agreements to repurchase was $7,000,000. Total securities sold under agreements to repurchase outstanding at December 31, 2004 and 2003 were $4,174,000 and $4,155,000 respectively.

(11)	Borrowings

Borrowed funds consisted of the following at December 31:

	2004	2003
	(Amounts in thousands)
Junior subordinated debenture due July 7, 2033; the debenture bears a variable interest rate payable quarterly determined quarterly at LIBOR plus 3.10%, or 6.2% at December 31, 2004	$10,310	10,310
Junior subordinated debenture due November 15, 2029; the debenture bears interest at 8.0% payable quarterly	—	10,284
Junior subordinated debenture due October 18, 2032; the debenture bears interest at 8.0% payable quarterly	—	4,223
$5,000,000 term borrowing with the Federal Home Loan Bank collateralized by a blanket collateral pledge of loans due March 29, 2005; the borrowing bears interest at 2.3% payable quarterly, paid in 2005	5,000	—
Unsecured subordinated notes payable which bear interest at 8% and mature March 31, 2008	—	1,300

	$15,310	26,117

GUARANTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Maturities of borrowed funds at December 31, 2003 are as follows (amounts in thousands):

Due in:
2005	$5,000
2006	—
2007	—
2008	—
2009	—
Thereafter	10,310

$15,310

(12)	Junior Subordinated Debentures

From 1999 through 2004, the Company formed subsidiary business trusts Guaranty Capital Trust, Guaranty Capital Trust II, Guaranty Capital Trust III, and Guaranty Capital Trust IV to issue trust preferred securities. The trusts have the right to redeem the trust preferred securities on or after five years from issuance. On January 30, 2004, the Company redeemed Guaranty Capital Trust I and II and formed Guaranty Capital Trust IV. The Company issued $13,190,000 of 8% trust preferred securities from Guaranty Capital Trust IV. At December 31, 2004, the Company was acquired by Centennial Bank Holdings Inc. As part of the sale, the Guaranty Capital Trust IV trust preferred securities were redeemed on that date.

The preferred securities are subject to mandatory redemption upon repayment of the debentures. The Company has the right, subject to events of default, to defer payments of interest on the debentures at any time by extending the interest payment period for a period not exceeding 10 consecutive semi-annual periods with respect to each deferral period, provided that no extension period may extend beyond the redemption or maturity date of the debentures.

At December 31, 2004, the trust preferred security is mandatorily redeemable on the following maturity date and accrues interest at the following rates:

	Amount	Maturity
Guaranty Capital Trust III, LIBOR + 3.1%, 6.2% at December 31, 2004	$10,310,000	July 7, 2033

In addition, from 1999 through 2003, the Company issued Junior Subordinated Debentures to the trusts with outstanding balances totaling $10,310,000 and $26,117,000 at December 31, 2004 and 2003, respectively. The terms of the Junior Subordinated Debentures are materially consistent with the terms of the trust preferred securities issued by the trusts. The junior subordinated debentures issued by the trusts are reflected in the consolidated balance sheets. The common stock issued by the trusts is reflected in other assets in the consolidated balance sheets.

For financial reporting purposes, the Trusts are treated as non-banking subsidiaries of the Company and consolidated in the consolidated financial statements prior to December 31, 2003. Since the Company’s adoption of FIN 46R on December 31, 2003, the trusts are treated as investments of the Company and not consolidated in the consolidated financial statements. Although the capital securities issued by each of the trusts are not included as a component of stockholders’ equity in the consolidated balance sheets, the capital securities are treated as capital for regulatory purposes. Specifically, under applicable regulatory guidelines, the capital securities issued

GUARANTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

by the trusts qualify as Tier 1 capital up to a maximum of 25% of Tier 1 capital on an aggregate basis. Any amount that exceeds the 25% threshold would qualify as Tier 2 capital. For December 31, 2004, the total $10,310,000 of the capital securities outstanding qualified as Tier 1 capital. In March 2005, the Federal Reserve Board issued a final rule that would continue to allow the inclusion of trust preferred securities in Tier 1 capital, but with stricter quantitative limits. Under the final rule, after a five-year transition period ending March 31, 2009, the aggregate amount of trust preferred securities and certain other capital elements would be limited to 25% of Tier 1 capital elements, net of goodwill, less any associated deferred tax liability. The amount of trust preferred securities and certain other elements in excess of the limit could be included in Tier 2 capital, subject to restrictions. Bank holding companies with significant international operations will be expected to limit trust preferred securities to 15% of Tier 1 capital elements, net of goodwill; however, they may include qualifying mandatory convertible preferred securities up to the 25% limit.

(13)	Federal Home Loan Bank Advances

The Company maintains collateralized lines of credit with the Federal Home Loan Bank. Based on the FHLB stock and collateral requirements, these lines provided for maximum borrowings of $108,055,000 at December 31, 2004. Advances on these lines of credit are collateralized by blanket pledge agreements. Certain loans, investment securities and Federal Home Loan Bank stock are pledged as collateral on these lines of credit. The Company had $5,000,000 borrowed on these lines of credit as of December 31, 2004.

(14)	Income Taxes

Total income taxes for the years ended December 31, 2004 and 2003 were allocated as follows:

	2004	2003	2002
	(Amounts in thousands)
Income from continuing operations	$2,958	7,399	6,773
Stockholders’ equity, for unrealized holding losses on available for sale securities recognized for financial reporting purposes	(1,281)	(196)	1,410

	$1,677	7,203	8,183

Allocation of federal and state income taxes between current and deferred portions is as follows:

	2004	2003	2002
	(Amounts in thousands)
Current tax provision:
Federal	$5,518	7,013	7,130
State	717	901	613

	6,235	7,914	7,743

Deferred tax benefit:
Federal	(2,878)	(454)	(886)
State	(399)	(61)	(84)

	(3,277)	(515)	(970)

	$2,958	7,399	6,773

GUARANTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

A deferred tax asset or liability is recognized for the tax consequences of temporary differences in the recognition of revenue and expense for financial reporting and tax purposes.

Listed below are the components of the net deferred tax asset as of December 31:

	2004	2003
	(Amounts in thousands)
Deferred tax assets:
Allowance for loan losses	$6,821	4,368
Net operating loss carryforward	46	80
Other real estate	856	107
Intangibles	192	—
Net unrealized loss on available for sale securities	66	—
Other	3	20

	7,984	4,575

Deferred tax liabilities:
Net unrealized gain on available for sale securities	—	1,215
Net premises and equipment	737	696
Deferred loan fees	50	67
FHLB dividend	113	61
Deferred gain on asset transfer	335	335
Other	27	37

	1,262	2,411

Net deferred tax asset, included in other assets	$6,722	2,164

The effective income tax rate varies from the statutory federal rate because of several factors, the most significant being nontaxable interest income earned on obligations of states and municipalities. The following table reconciles the Company’s effective tax rate to the statutory federal rate.

	2004	2003	2002
Tax expense at statutory rate	35.0%	35.0%	35.0%
Increase (decrease) in taxes due to:
Tax exempt interest	(14.0)	(3.5)	(3.4)
State taxes, net of federal tax benefit	3.0	2.5	2.3
Non-deductible merger expenses	17.8	0.0	0.0
Other non-deductible expenses	2.4	0.0	0.0
Other	(1.0)	0.3	0.8

Total provision for income taxes	43.2%	34.3%	34.7%

The Company has a net operating loss carryforward of $120,000 that is expected to be utilized by 2006.

Recognition of deferred tax assets are based on management’s belief that the benefit related to certain temporary differences, tax operating loss carryforwards, and tax credits are more likely than not to be realized. A valuation allowance is recorded for the amount of the deferred tax items for which it is more likely than not that tax benefits will not be realized.

GUARANTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Realization of the Company’s net deferred tax asset is dependent upon the Company generating sufficient taxable income to obtain benefit from the reversal of net deductible temporary differences. The amount of deferred tax assets considered realizable is subject to adjustment in future periods based on estimates of future taxable income. Management believes that it is more likely than not that the Company will realize the benefits of the December 31, 2004 net deferred tax asset.

(15)	Commitments

(a)	Leases

The Company has certain noncancelable operating lease agreements for its premises with remaining terms from one to ten years. Certain of these leases contain renewal option clauses from five to fifteen years. Total rent expense for these and other leases was $2,222,000 and $1,950,000 for the years ended December 31, 2004 and 2003, respectively. Approximate future minimum rentals under noncancelable operating leases (excluding options periods) at December 31, 2004 are as follows (amounts in thousands):

Years ending December 31:
2005	$1,992
2006	1,987
2007	1,954
2008	1,836
2009	454
Thereafter	692

Total	$8,915

(b)	Financial Instruments with Off-Balance-Sheet Risk

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and stand-by letters of credit. These instruments involve, to a varying degree, elements of credit risk in excess of the amount recognized in the consolidated balance sheets. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company’s exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and stand-by letters of credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

	2004	2003
	(Amounts in thousands)
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$376,102	326,637
Standby letters of credit	65,198	55,024
Commercial letters of credit	574	257

GUARANTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Unfunded commitments under commercial lines of credit, revolving credit lines, mortgage loans and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines of credit are uncollateralized and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Company is committed. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Several of the commitments may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Company, is based on management’s credit evaluation of the customer.

Stand-by letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company generally holds collateral supporting those commitments if deemed necessary.

The Company enters into commercial letters of credit on behalf of its customers which authorize a third party to draw drafts on the company up to a stipulated amount and with specific terms and conditions. A commercial letter of credit is a conditional commitment on the part of the Company to provide payment on drafts drawn in accordance with the terms of the commercial letter of credit.

The Company has certain vendor contracts that are noncancellable without significant termination penalties. Future contract payments relating to these contracts are as follows (in thousands):

2005	$271
2006	446
2007	446
2008	385
2009	115

$1,663

(16)	Contingencies

The Company has various legal claims that arise from time to time in the normal course of business which, in the opinion of management, will have no material effect on the Company’s consolidated financial position or results of operations.

(17)	Employee Benefit Plans

In order to provide retirement benefits for its employees, effective January 1, 2000, the Company established the Guaranty Bank and Trust Company Employee Stock Ownership Plan (ESOP). Anyone that was a participant in the Guaranty Bank and Trust Company Employee 401(k) Plan and had a profit sharing account immediately became a participant in the ESOP. Effective January 1, 2002, the plan name changed to the Guaranty Corporation Employees Stock Ownership Plan with the employees of Guaranty Corporation, Guaranty Bank and Trust Company, First National Bank of Strasburg and Collegiate Peaks eligible to participate. Employees of First National Bank of Strasburg and Collegiate Peaks, who were employed on or before December 31, 2001, immediately became participants in the ESOP on January 1, 2002. Employees are not

GUARANTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

required to make a contribution to the Plan. Company contributions vest ratably over a five-year period (effective January 1, 2002). Company contributions are also discretionary and are determined annually by the Board of Directors. The Company’s expense attributable to the ESOP totaled zero, $774,000 and $1,114,000 for the years ended December 31, 2004, 2003 and 2002, respectively. In connection with the sale of the Company to CBH on December 31, 2004, the Company intends to terminate the plan and intends to file a termination letter with the Internal Revenue Service.

Employees also receive benefit under one of two 401(k) plans, depending on their employment status with Guaranty Bank and Trust Company, First National Bank of Strasburg or Collegiate Peaks. Effective January 1, 2002, the Guaranty Bank & Trust Company Employees 401(k) Plan became the Guaranty Corporation Employees 401(k) Plan and the Bank Capital Corporation 401(k) Plan became the Guaranty Corporation Affiliated Employees 401(k) Plan. Each year, the Company may contribute a discretionary amount as determined by the Board of Directors. Company contributions vest ratably over a five-year period (effective January 1, 2002 for the Guaranty Corporation Employees 401(k) Plan). The Company’s had no expense attributable to the 401(k) plans for the years ended December 31, 2004, 2003 and 2002. The Company intends to merge the plans into the Centennial Bank Holdings, Inc. plan in 2006.

(18)	Related Parties

At December 31, 2004 and 2003, the Company had loans receivable from directors, officers and principal owners of the Company and their related business interests aggregating $37,031,000 and $21,002,000, respectively. At December 31, 2004 and 2003, the Company had deposits from directors, officers, principal owners and banks related through common ownership totaling $3,003,000 and $19,300,000, respectively.

The Company purchases loan participations from banks, related through common ownership, with December 31, 2004 and 2003 balances of $11,428,000 and $1,628,000, respectively. Additionally, the Company participates loans to banks, related through common ownership, with December 31, 2004 and 2003 balances of $22,934,000 and $26,167,000, respectively.

During March 2002, the Company entered into two three-year agreements to provide data processing and business services for a bank related through common ownership. The Company received $126,000 and $60,000 for these services for the years ended 2004 and 2003, respectively. In addition, in June 2003 the Company purchased a 17% interest in the bank’s holding company for $4,000,000. In October 2004, the Company sold this interest back to the holding company for $4,000,000 and terminated the data processing and business services agreements.

The Company entered into agreements with two companies owned by members of the board of directors to provide management services related to properties obtained by the Company through foreclosure. The Company paid $300,000 and $11,000 for the services in 2004 and 2003, respectively.

(19)	Stockholders’ Equity

Various restrictions limit the extent to which dividends may be paid by the Company’s bank subsidiaries. Generally, regulatory approval is required for the banks to pay dividends in any calendar year that exceeds the banks’ net profit for that year combined with its retained profits for the preceding two years.

GUARANTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Options have been granted for the purchase of shares of the Company pursuant to stock option plans. The options are exercisable on the date of the grant and anytime thereafter for a period of ten years. The following is a summary of changes in shares under the stock option plan.

	2004		2003		2002
	Shares	Weighted average exercise price	Shares	Weighted average exercise price	Shares	Weighted average exercise price
Outstanding at beginning of year	125	$773	284	$1,233	981	874
Granted	100	4,800	—	—	—	—
Exercised	(125)	(773)	(159)	(460)	(697)	359
Forfeited	(100)	(4,800)	—	—	—	—

Outstanding at end of year	—	$—	125	$773	284	$1,233

Options exercisable at year end	—	$—	125	$773	284	$1,233
Weighted average fair value of options granted during the year	100	4,800	—	—	—	—

The Company applies the intrinsic-value-based method of accounting prescribed by APB 25, and related interpretations including FASB Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25, to account for its fixed-plan stock options. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. SFAS No. 123 and No. 148, established accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee compensation plans. As permitted by existing accounting standards, the Company has elected to continue to apply the intrinsic-value-based method of accounting described above, and has adopted only the disclosure requirements of Statement 123, as amended.

The Company has certain stockholder agreements that require a stockholder to offer stock that they are interested in selling to the Company and the Company has a right to purchase such stock first, but is not required to do so. For stock purchases, sales and stock option activity, the Company performs a valuation of the Company’s stock on a quarterly basis and the stock value is approved by the Company’s board of directors.

(20)	Fair Value of Financial Instruments

The following summary presents the methodologies and assumptions used to estimate the fair value of the Company’s financial instruments. The Company operates as a going concern and, except for its investment portfolio; no active market exists for its financial instruments. Much of the information used to determine fair value is highly subjective and judgmental in nature and, therefore, the results may not be precise. The subjective factors include, among other things, estimates of cash flows, risk characteristics, credit quality and interest rates, all of which are subject to change. Since the fair value is estimated as of the balance sheet date, the amounts which will actually be realized or paid upon settlement or maturity of the various financial instruments could be significantly different. Cash and cash equivalents, accrued interest receivable and payable, securities sold under agreement to repurchase and short-term borrowings are considered short-term instruments. For these instruments, their carrying amount approximated fair value.

GUARANTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(a)	Investments

For securities held as investments, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities. The carrying amount of accrued interest receivable approximates its fair value.

(b)	Bank Stocks and Other Investments

The carrying amount of these non-marketable equity securities approximates the fair value based upon redemption provisions. The carrying amount of other investments approximate their fair value.

(c)	Loans Held for Sale

Fair values of loans held for sale are based on commitments on hand from investors or prevailing rates.

(d)	Loans

The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. For variable rate loans, the carrying amount is a reasonable estimate of fair value. For loans where collection of principal is in doubt, an allowance for losses has been estimated. Loans with similar characteristics were aggregated for purposes of the calculations. The carrying amount of accrued interest approximates its fair value.

(e)	Deposits

The fair value of demand deposits is the amount payable on demand at the reporting date (i.e. their carrying amount). The fair value of fixed maturity time deposits is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities. The carrying amount of accrued interest payable approximates its fair value.

(f)	Off-Balance Sheet Instruments

No fair value adjustment is necessary for commitments made to extend credit which represent commitments for loan originations. These commitments are at variable rates, or are for loans with terms of less than one year and have interest rates which approximate prevailing market rates.

GUARANTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The following table presents estimated fair values of the Company’s financial instruments as of December 31:

	2004		2003
	Carrying amount	Fair value	Carrying amount	Fair value
	(Amounts in thousands)
Financial assets:
Cash and cash equivalents	$138,235	138,235	109,155	109,155
Securities available for sale	114,198	114,198	152,879	152,879
Equity securities	7,121	7,121	8,843	8,843
Loans held for sale	7,301	7,301	5,828	5,828
Loans, less allowance for loan losses	1,079,248	1,079,248	1,039,998	1,051,690
Accrued interest receivable	6,210	6,210	6,389	6,389

Financial liabilities:
Deposits:
Non-maturity deposits	998,050	998,050	933,317	933,317
Deposits with stated maturities	263,660	264,567	294,538	296,881
Securities sold under agreement to repurchase	4,174	4,174	4,155	4,155
Borrowed funds	5,000	5,000	—	—
Subordinated debentures	10,310	10,310	26,117	26,117
Accrued interest payable	687	687	922	922

(21)	Regulatory Matters

The Company and the bank subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the banks to maintain minimum amounts and ratios (set forth in the following table) of Total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 2004, that the Company and all bank subsidiaries met all capital adequacy requirements to which they are subject.

GUARANTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

As of the most recent regulatory examinations of each bank, the banks’ regulatory agencies have categorized all the bank subsidiaries as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized an institution must maintain minimum Total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the categorization of the Company or any of the bank subsidiaries as well capitalized. The Company’s and the bank subsidiaries’ actual capital amounts and ratios for December 31, 2004 and 2003 are presented in the table below.

	Actual		Minimum for capital adequacy purposes		Minimum to be well capitalized under prompt corrective action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Amounts in thousands)
As of December 31, 2004:
Total capital (to risk weighted assets):
Consolidated	$126,943	10.3%	$98,147	8.0%	N/A	N/A
Guaranty Bank and Trust	98,817	10.6	74,641	8.0	$93,302	10.0%
Strasburg	26,208	11.5	18,259	8.0	22,824	10.0
Collegiate Peaks	7,698	13.0	4,721	8.0	5,902	10.0
Tier 1 capital (to risk weighted assets):
Consolidated	111,575	9.1	49,073	4.0	N/A	N/A
Guaranty Bank and Trust	87,133	9.3	37,321	4.0	55,981	6.0
Strasburg	23,342	10.2	9,130	4.0	13,694	6.0
Collegiate Peaks	7,048	11.9	2,361	4.0	3,541	6.0
Tier 1 capital (to average assets):
Consolidated	111,575	7.8	56,878	4.0	N/A	N/A
Guaranty Bank and Trust	87,133	8.1	42,765	4.0	53,456	5.0
Strasburg	23,342	8.6	10,862	4.0	13,577	5.0
Collegiate Peaks	7,048	8.9	3,152	4.0	3,940	5.0

	Actual		Minimum for capital adequacy purposes		Minimum to be well capitalized under prompt corrective action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Amounts in thousands)
As of December 31, 2003:
Total capital (to risk weighted assets):
Consolidated	$135,488	11.2%	$96,488	8.0%	N/A	N/A
Guaranty Bank and Trust	92,821	10.3	72,125	8.0	$90,156	10.0%
Strasburg	29,459	12.4	19,019	8.0	23,773	10.0
Collegiate Peaks	7,636	12.7	4,804	8.0	6,006	10.0
Tier 1 capital (to risk weighted assets):
Consolidated	122,948	10.2	48,244	4.0	N/A	N/A
Guaranty Bank and Trust	84,114	9.3	36,062	4.0	54,094	6.0
Strasburg	27,276	11.5	9,509	4.0	14,264	6.0
Collegiate Peaks	7,026	11.7	2,402	4.0	3,603	6.0
Tier 1 capital (to average assets):
Consolidated	122,948	9.1	53,958	4.0	N/A	N/A
Guaranty Bank and Trust	84,114	8.5	39,736	4.0	49,671	5.0
Strasburg	27,276	10.1	10,760	4.0	13,450	5.0
Collegiate Peaks	7,026	8.7	3,230	4.0	4,037	5.0

GUARANTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The Company is required to maintain average balances on hand or with the Federal Reserve Bank. At December 31, 2004 and 2003, these reserve balances amounted to $1,467,000 and $1,699,000, respectively.

(22)	Parent Company Only Condensed Financial Information

The following is condensed financial information of Guaranty Corporation (parent company only).

Balance Sheets

(Parent Company Only)

December 31, 2004 and 2003

	2004	2003
	(In thousands)
ASSETS
Cash	$9,614	$491
Other investments	1,314	$5,544
Goodwill	2,210	2,210
Investment in subsidiaries	119,348	122,781
Other assets	5,422	1,747

Total assets	$137,908	$132,773

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Junior subordinated debentures	$10,310	$26,117
Accrued interest payable and other liabilities	21,988	558

Total liabilities	32,298	26,675

STOCKHOLDERS’ EQUITY
Common stock	26,577	24,791
Retained earnings	79,139	79,327
Accumulated other comprehensive income (loss)	(106)	1,980

Total stockholders’ equity	105,610	106,098

Total liabilities and stockholders’ equity	$137,908	$132,773

GUARANTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Statements of Income

(Parent Company Only)

Years Ended December 31, 2004, 2003 and 2002

	2004	2003	2002
	(In thousands)
Operating income:
Equity in earnings of consolidated subsidiaries	$10,754	$15,450	$13,949
Other	181	268	45

	10,935	15,718	13,994

Operating expenses:
Interest expense	1,788	1,633	1,211
Salaries and employee benefits	3,424	467	416
Merger expenses	3,198	—	—
Other	422	252	378

	8,832	2,352	2,005

Income before income tax	2,103	13,366	11,989
Income tax benefit	(1,783)	(820)	(755)

Net income	$3,886	$14,186	$12,744

GUARANTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Statements of Cash Flows

(Parent Company Only)

Years Ended December 31, 2004, 2003 and 2002

	2004	2003	2002
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$3,886	$14,186	$12,744
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Equity in earnings of consolidated subsidiaries	(10,754)	(15,450)	(13,949)
Deferred income tax benefit	19	9	—
Changes in assets and liabilities:
Other assets	555	(268)	(968)
Accrued interest payable and other liabilities	21,412	(363)	4

Net cash provided by (used in) operating activities	15,118	(1,886)	(2,169)

CASH FLOWS FROM INVESTING ACTIVITIES
Dividends received from subsidiaries	13,100	—	—
Cash paid for premises and equipment	—	—	(3,359)
Investment in subsidiary	(1,000)	(2,115)	(3,000)

Net cash provided by (used in) investing activities	12,100	(2,115)	(6,359)
CASH FLOWS FROM FINANCING ACTIVITIES
Net change in borrowings	—	(9,030)	1,005
Proceeds from borrowed funds	13,598	12,720	8,732
Repayment on borrowed funds	(29,405)	—	(36)
Proceeds from sale of common stock	2,199	4,755	4,361
Repurchase of common stock	(4,487)	(4,158)	(6,336)

Net cash provided by (used in) financing activities	(18,095)	4,287	7,726

Net increase (decrease) in cash	9,123	286	(802)
CASH
Beginning of year	491	205	1,007

End of year	$9,614	$491	$205

First MainStreet Financial, Ltd. and Subsidiaries

Unaudited Consolidated Balance Sheets

	March 31, 2005	December 31, 2004
ASSETS
Cash and due from banks	$10,560,374	$9,343,887
Federal funds sold	2,130,000	5,400,000

Total cash and cash equivalents	12,690,374	14,743,887
Securities available-for-sale	88,287,113	94,085,403
Loans receivable, net	243,676,567	244,602,688
Other equity securities	2,924,510	2,929,975
Cash value of life insurance	11,229,991	11,123,602
Accrued interest receivable	1,905,810	2,003,834
Premises and equipment, net	11,567,623	11,712,056
Intangible Assets	373,917	385,666
Goodwill	2,934,160	2,934,160
Deferred taxes	1,298,365	686,664
Other assets	1,311,409	945,418

Total assets	$378,199,839	$386,153,353

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES
Noninterest-bearing demand deposits	$87,531,468	$83,981,364
Savings, NOW and money market demand deposits	147,317,915	156,316,036
Time certificates of deposit	82,494,557	85,032,587

Total deposits	317,343,940	325,329,987
Borrowed funds	6,806,900	6,811,400
Accrued interest payable	471,180	427,908
Accrued expenses and other liabilities	2,661,094	2,139,634

Total liabilities	327,283,114	334,708,929

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Preferred stock, 500,000 shares authorized; none issued	—	—
Common stock, $1.00 par value; 1,500,000 shares authorized; 1,084,006 and 1,086,206 shares issued and outstanding at March 31, 2005 and December 31, 2004, respectively	1,084,006	1,086,206
Additional paid-in capital	13,986,666	14,105,488
Retained earnings	36,733,128	36,219,282
Unearned stock compensation	—	(121,022)
Accumulated other comprehensive income	(887,075)	154,470

Total shareholders’ equity	50,916,725	51,444,424

Total liabilities and shareholders’ equity	$378,199,839	$386,153,353

See Notes to Unaudited Consolidated Financial Statements.

First MainStreet Financial, Ltd. and Subsidiaries

Unaudited Consolidated Statements of Income

Three Months Ended March 31, 2005 and 2004

	Three Months Ended March 31,
	2005	2004
Interest and dividend income:
Loans receivable, including fees	$4,105,743	$3,850,326
Securities available-for-sale:
Taxable	618,072	868,400
Tax Exempt	228,756	239,751
Federal funds sold	2,384	12,240

	4,954,955	4,970,716

Interest expense:
Deposits	836,400	1,169,486
Borrowed funds	159,202	84,977

	995,602	1,254,463

Net interest income	3,959,353	3,716,253
Provision for loan losses	—	—

Net interest income after provision for loan losses	3,959,353	3,716,253

Noninterest income:
Service charges on deposit accounts	252,665	316,922
Gain on sales of securities available-for-sale, net	—	74,143
Trust department	208,761	223,394
Insurance commission and fee income	796,705	571,170
Brokerage commissions	110,741	127,908
Mortgage banking income	47,576	54,599
Increase in cash surrender value of life insurance	123,601	127,777
Other income	412,629	445,499

	1,952,678	1,941,412

Noninterest expense:
Employee compensation and benefits	3,158,247	2,751,366
Occupancy expense	669,766	644,706
Other expense	903,343	973,425

	4,731,356	4,369,497

Income before income taxes	1,180,675	1,288,168
Income tax expense	340,968	341,921

Net income	$839,707	$946,247

Earnings per share
Basic	$0.77	$0.87
Diluted	$0.77	$0.87
Dividends declared per share	$0.30	$0.30
Comprehensive income (loss)	$(201,838)	$1,770,204

See Notes to Unaudited Consolidated Financial Statements.

First MainStreet Financial, Ltd. and Subsidiaries

Unaudited Consolidated Statements of Cash Flows

Three Months Ended March 31, 2005 and 2004

	Three Months Ended March 31,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$839,707	$946,247
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	225,760	213,165
Amortization and accretion, net	125,696	152,811
(Gain) on sales of securities available-for-sale, net	—	(74,143)
Restricted stock earned	—	30,255
Increase in cash surrender value of life insurance contracts	(106,389)	(74,277)
Net change in:
Accrued interest receivable	98,024	178,784
Other assets	(348,777)	403,866
Accrued interest payable	43,272	(298,412)
Accrued expenses and other liabilities	521,460	17,939

Net cash provided by operating activities	1,398,753	1,496,235

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sales of securities available-for-sale	—	9,929,834
Proceeds from maturities and principal repayment of securities available-for-sale	4,019,348	7,439,714
Net change in loans	926,121	3,110,402
Purchase of premises and equipment	(81,327)	(537,137)

Net cash provided by investing activities	4,864,142	19,942,813

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in deposits	$(7,986,047)	$(25,129,112)
Net increase (decrease) in borrowed funds	(4,500)	(4,500)
Cash dividends paid	(325,861)	(324,462)
Purchase and retirement of common stock	—	(158,979)

Net cash provided by (used in) financing activities	(8,316,408)	(25,617,053)

Net change in cash and cash equivalents	(2,053,513)	(4,178,005)

CASH AND CASH EQUIVALENTS
Beginning of year	14,743,887	25,059,494

End of period	$12,690,374	$20,881,489

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash payments for:
Interest	952,330	1,552,875
Income taxes	446,814	395,122

See Notes to Unaudited Consolidated Financial Statements.

FIRST MAINSTREET FINANCIAL, LTD. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

Note 1.    Significant Accounting Policies

The consolidated financial statements for the three month periods ended March 31, 2005 and 2004 are unaudited. In the opinion of the management of First MainStreet Financial, Ltd. (the “Company”) these financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly these consolidated financial statements. The results of operations for the interim periods are not necessarily indicative of results, which may be expected for an entire year. Certain information and footnote disclosure normally included in complete financial statements prepared in accordance with generally accepted accounting principles have been omitted in accordance with the requirements for interim financial statements. These financial statements and notes thereto should be read in conjunction with the Company’s December 31, 2004 audited financial statements.

The consolidated condensed financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Note 2.    Earnings Per Share

The earnings per share amounts were computed using the weighted average number of shares outstanding during the periods presented. For the three-month period ended March 31, 2005, the weighted average number of shares outstanding for basic and diluted earnings per share computation were 1,085,106 and 1,088,506, respectively. For the three-month period ended March 31, 2004, the weighted average number of shares outstanding for basic and diluted earnings per share computation were 1,082,146 and 1,084,754, respectively.

Note 3.    Dividends

On March 15, 2005, the Company declared a cash dividend on its common stock, payable on April 1, 2005 to stockholders of record as of March 16, 2005, equal to $0.30 per share.

Note 4.    Off-Balance Sheet Arrangements

The Company is party to financial instruments with off-balance-sheet risk in the normal course of business. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. No material changes in the Company’s off-balance sheet arrangements have occurred since December 31, 2004.

Note 5.    Recent Accounting Pronouncements

In March 2004, the Financial Accounting Standards Board (FASB) reached consensus on the guidance provided by Emerging Issues Task Force Issue 03-1, The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments (EITF 03-1). The guidance is applicable to debt and equity securities that are within the scope of FASB Statement of Financial Accounting Standard (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities and certain other investments. EITF 03-1 specifies that an impairment would be considered other-than-temporary unless (a) the investor has the ability and intent to hold an investment for a reasonable period of time sufficient for the recovery of the fair value up to (or beyond) the cost of the investment and (b) evidence indicating the cost of the investment is recoverable within a reasonable period of time outweighs evidence to the contrary. EITF 03-1 cost method investment and disclosure provisions are effective for reporting periods ending after June 15, 2004. The measurement and recognition provisions relating to debt and equity securities have been delayed until the FASB issues additional guidance.

FIRST MAINSTREET FINANCIAL, LTD. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements—(Continued)

In December 2004, the FASB issued SFAS No. 123(Revised), Share-Based Payment (SFAS No. 123(R)), establishing accounting standards for transactions in which an entity exchanges its equity instruments for goods or services. SFAS No. 123(R) also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments, or that may be settled by the issuance of those equity instruments. SFAS No. 123(R) covers a wide range of share-based compensation arrangements including stock options, restricted stock plans, performance-based stock awards, stock appreciation rights and employee stock purchase plans. SFAS No. 123(R) replaces existing requirements under SFAS No. 123, Accounting for Stock-Based Compensation, and eliminates the ability to account for share-based compensation transactions using APB Opinion No. 25. The provisions of SFAS No. 123(R) are effective for the Company on January 1, 2006. The Company does not expect adoption to have a material impact on the consolidated financial statements, results of operations or liquidity of the Company.

Report of Independent Registered Public Accounting Firm

To the Board of Directors

First MainStreet Financial, Ltd.

Longmont, Colorado

We have audited the accompanying consolidated balance sheets of First MainStreet Financial, Ltd. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the years in the three year period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First MainStreet Financial, Ltd. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

Des Moines, Iowa

February 11, 2005

McGladrey & Pullen, LLP is an independent member firm of RSM International,

an affiliation of separate and independent legal entities

First MainStreet Financial, Ltd. and Subsidiaries

Consolidated Balance Sheets

December 31, 2004 and 2003

	2004	2003
ASSETS

Cash and due from banks (Note 2)	$9,343,887	$11,939,494
Federal funds sold	5,400,000	13,120,000

Total cash and cash equivalents	14,743,887	25,059,494
Securities available-for-sale (Note 3)	94,085,403	126,786,544
Loans receivable, net (Notes 4, 8 and 12)	244,602,688	247,408,734
Other equity securities (Note 8)	2,929,975	1,223,675
Cash value of life insurance	11,123,602	10,674,891
Accrued interest receivable	2,003,834	2,342,239
Premises and equipment, net (Note 5)	11,712,056	11,109,221
Intangible assets (Note 6)	385,666	5,000
Goodwill (Note 6)	2,934,160	2,549,160
Deferred taxes (Note 10)	686,664	1,050,342
Other assets	945,418	1,348,192

Total assets	$386,153,353	$429,557,492

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES
Noninterest-bearing demand deposits	$83,981,364	$84,150,318
Savings, NOW and money market demand deposits	156,316,036	154,232,651
Time certificates of deposit (Note 7)	85,032,587	133,482,671

Total deposits	325,329,987	371,865,640
Borrowed funds (Note 8)	6,811,400	6,769,100
Accrued interest payable	427,908	884,908
Accrued expenses and other liabilities	2,139,634	1,711,186

Total liabilities	334,708,929	381,230,834

COMMITMENTS AND CONTINGENCIES (Notes 12 and 13)

SHAREHOLDERS’ EQUITY (Note 11)
Preferred stock, 500,000 shares authorized; none issued	—	—
Common stock, $1.00 par value; 1,500,000 shares authorized; 1,086,206 and 1,081,516 shares issued and outstanding at December 31, 2004 and 2003, respectively	1,086,206	1,081,516
Additional paid-in capital	14,105,488	13,851,755
Retained earnings	36,219,282	33,033,491
Unearned stock compensation	(121,022)	—
Accumulated other comprehensive income (Note 3)	154,470	359,896

Total shareholders’ equity	51,444,424	48,326,658

Total liabilities and shareholders’ equity	$386,153,353	$429,557,492

See Notes to Consolidated Financial Statements.

First MainStreet Financial, Ltd. and Subsidiaries

Consolidated Statements of Income

Years Ended December 31, 2004, 2003 and 2002

	2004	2003	2002
Interest and dividend income:
Loans receivable, including fees	$15,641,362	$15,410,621	$16,999,364
Securities available-for-sale:
Taxable	2,926,834	3,812,943	4,839,622
Nontaxable	940,157	1,229,441	1,247,019
Federal funds sold	33,577	143,891	313,085

	19,541,930	20,596,896	23,399,090

Interest expense:
Deposits	3,743,168	5,818,114	5,919,158
Borrowed funds	332,430	332,557	354,237

	4,075,598	6,150,671	6,273,395

Net interest income	15,466,332	14,446,225	17,125,695

Provision for loan losses (Note 4)	—	132,000	792,000

Net interest income after provision for loan losses	15,466,332	14,314,225	16,333,695

Noninterest income:
Service charges on deposit accounts	1,255,714	1,432,094	1,443,359
Gain on sales of securities available-for-sale, net	74,142	495,255	84,691
Trust department	1,047,066	1,020,242	1,144,167
Insurance commission and fee income	2,559,531	2,924,803	2,515,834
Brokerage commissions	626,364	194,649	142,332
Mortgage banking income	531,318	956,879	1,806,050
Increase in cash surrender value of life insurance	511,094	585,933	153,871
Other income	906,808	434,606	602,176

	7,512,037	8,044,461	7,892,480

Noninterest expense:
Employee compensation and benefits (Note 9)	10,334,381	9,677,762	10,615,943
Occupancy expense (Note 13)	2,540,214	2,404,703	2,509,420
Advertising and marketing	318,623	753,618	383,011
Supplies and printing	335,592	346,500	345,336
Other expense	3,220,538	2,915,898	3,694,061

	16,749,348	16,098,481	17,547,771

Income before income taxes	6,229,021	6,260,205	6,678,404

Income tax expense (Note 10)	1,743,580	1,737,699	2,118,576

Net income	$4,485,441	$4,522,506	$4,559,828

Earnings per share:
Basic	$4.14	$4.17	$4.07
Diluted	4.13	4.16	4.06
Dividends declared per share	1.20	1.20	1.20

See Notes to Consolidated Financial Statements.

First MainStreet Financial, Ltd. and Subsidiaries

Consolidated Statements of Changes in Shareholders’ Equity

Years Ended December 31, 2004, 2003 and 2002

	Common Stock	Additional Paid-in Capital	Retained Earnings	Unearned Stock Compensation	Accumulated Other Comprehensive Income	Total Shareholders’ Equity
Balance, December 31, 2001	$1,138,900	$17,731,450	$26,588,764	$—	$580,949	$46,040,063
Comprehensive income:
Net income	—	—	4,559,828	—	—	4,559,828
Change in net unrealized gains and losses on securities available-for-sale, net of reclassification adjustments and tax effects (Note 3)	—	—	—	—	974,542	974,542

Total comprehensive income						5,534,370

Exercise of stock options (Note 9)	—	28,800	—	—	—	28,800
Purchase and retirement of 53,342 shares of common stock	(53,342)	(3,680,598)	—	—	—	(3,733,940)
Cash dividends declared	—	—	(1,335,677)	—	—	(1,335,677)

Balance, December 31, 2002	1,085,558	14,079,652	29,812,915	—	1,555,491	46,533,616
Comprehensive income:
Net income	—	—	4,522,506	—	—	4,522,506
Change in net unrealized gains and losses on securities available-for-sale, net of reclassification adjustments and tax effects (Note 3)	—	—	—	—	(1,195,595)	(1,195,595)

Total comprehensive income						3,326,911

Purchase and retirement of 4,042 shares of common stock	(4,042)	(227,897)	—	—	—	(231,939)
Cash dividends declared	—	—	(1,301,930)	—	—	(1,301,930)

Balance, December 31, 2003	1,081,516	13,851,755	33,033,491	—	359,896	48,326,658
Comprehensive income:
Net income	—	—	4,485,441	—	—	4,485,441
Change in net unrealized gains and losses on securities available-for-sale, net of reclassification adjustments and tax effects (Note 3)	—	—	—	—	(205,426)	(205,426)

Total comprehensive income						4,280,015

Restricted stock grant	2,750	148,527	—	(121,022)	—	30,255
Exercise of stock options (Note 9)	3,000	163,170	—	—	—	166,170
Issuance of common stock	1,830	98,125	—	—	—	99,955
Purchase and retirement of 2,890 shares of common stock	(2,890)	(156,089)	—	—	—	(158,979)
Cash dividends declared	—	—	(1,299,650)	—	—	(1,299,650)

Balance, December 31, 2004	$1,086,206	$14,105,488	$36,219,282	$(121,022)	$154,470	$51,444,424

See Notes to Consolidated Financial Statements.

First MainStreet Financial, Ltd. and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended December 31, 2004, 2003 and 2002

	2004	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$4,485,441	$4,522,506	$4,559,828
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	895,220	853,087	1,008,109
Provision for loan losses	—	132,000	792,000
Amortization and accretion, net	632,452	947,797	723,560
(Gain) on sales of securities available-for-sale, net	(74,142)	(495,255)	(84,691)
Loss on disposal of equipment, net	3,256	60,164	180,814
Amortization of restricted stock	30,255	—	—
(Increase) in cash surrender value of life insurance contracts	(448,711)	(537,514)	(137,377)
Deferred taxes	484,324	430,582	(135,872)
Net change in:
Accrued interest receivable	338,405	52,949	466,691
Other assets	252,074	(627,877)	460,057
Accrued interest payable	(457,000)	(48,739)	304,252
Accrued expenses and other liabilities	429,670	(307,845)	263,405

Net cash provided by operating activities	6,571,244	4,981,855	8,400,776

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of securities available-for-sale	—	(87,016,244)	(71,154,544)
Proceeds from sales of securities available-for-sale	9,929,834	21,053,445	10,182,520
Proceeds from maturities and principal repayment of securities available-for-sale	21,886,913	81,083,610	43,120,359
Net change in loans	2,806,046	(30,796,623)	8,416,372
Purchase of other equity securities	(1,706,300)	(7,800)	(139,099)
Purchase of life insurance contracts	—	—	(10,000,000)
Purchase of premises and equipment	(1,501,311)	(2,934,453)	(1,481,859)
Purchase of insurance agency	(515,000)	—	—

Net cash provided by (used in) investing activities	30,900,182	(18,618,065)	(21,056,251)

(Continued)

First MainStreet Financial, Ltd. and Subsidiaries

Consolidated Statements of Cash Flows (Continued)

Years Ended December 31, 2004, 2003 and 2002

	2004	2003	2002
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in deposits	$(46,535,653)	$12,016,120	$9,740,127
Proceeds from borrowed funds	600,000	—	225,000
Payments on borrowed funds	(557,700)	(157,700)	(159,514)
Cash dividends paid	(1,300,871)	(1,304,599)	(1,575,374)
Purchase and retirement of common stock	(158,979)	(231,939)	(3,733,940)
Proceeds from exercise of stock rights	166,170	—	28,800

Net cash provided by (used in) financing activities	(47,787,033)	10,321,882	4,525,099

Net change in cash and cash equivalents	(10,315,607)	(3,314,328)	(8,130,376)

CASH AND CASH EQUIVALENTS
Beginning of year	25,059,494	28,373,822	36,504,198

End of year	$14,743,887	$25,059,494	$28,373,822

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$4,532,598	$6,199,410	$5,969,143
Income taxes	1,177,554	1,238,453	2,215,613

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Acquisition of insurance agency:
Equipment acquired	$29,955
Identifiable intangible asset	400,000
Goodwill	385,000

	814,955
Note payable issued	(200,000)
Common stock issued	(99,955)

Cash paid	$515,000

See Notes to Consolidated Financial Statements.

First MainStreet Financial, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements

Note 1.	Nature of Business and Significant Accounting Policies

Nature of business: The primary source of income for First MainStreet Financial, Ltd. (the Company) is the origination of consumer, commercial, commercial real estate, and residential real estate loans. The Company makes loans and accepts deposits from customers in the normal course of business primarily in north central Colorado. The Company operates primarily in the banking industry.

Assets held in trust or fiduciary capacity are not assets of the Company and, accordingly, are not included in the accompanying consolidated financial statements.

Principles of consolidation: The consolidated financial statements include the accounts of the Company, which is a bank holding company located in Longmont, Colorado, and its wholly owned subsidiaries, which include First MainStreet Insurance, Ltd., which is an insurance agency offering insurance products and services and First MainStreet Bank, N.A. (the Bank), a federally chartered bank. All significant intercompany balances and transactions have been eliminated.

Use of estimates in preparing financial statements: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and fair value of securities and financial instruments.

Cash and cash equivalents: For purposes of reporting cash flows, cash and cash equivalents is defined to include the Company’s cash on hand and due from financial institutions and federal funds sold. The Company reports net cash flows for customer loan transactions and deposit transactions.

Securities available-for-sale: Securities classified as available-for-sale are those debt securities that the Bank intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available-for-sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Bank assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors.

Securities available-for-sale are reported at fair value with unrealized gains or losses reported as a separate component of other comprehensive income, net of the related deferred tax effect. The amortization of premiums and accretion of discounts, computed by the interest method over their contractual lives, are recognized in interest income. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings.

The Company periodically reviews securities for other-than-temporary impairment. In estimating other-than-temporary losses, the Company considers the length of time and the extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, and the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Declines in the fair value of individual securities, classified as available-for-sale below their amortized cost, that are determined to be other-than-temporary result in write-downs of the individual securities to their fair value with the resulting write-downs included in current earnings as realized losses.

Loans receivable: Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding principal balances reduced by the allowance for loan losses, and net deferred loan fees.

First MainStreet Financial, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Interest income on loans is accrued over the term of the loans based on the interest method and the amount of principal outstanding except when serious doubt exists as to the collectibility of a loan, in which case the accrual of interest is discontinued. Interest income is subsequently recognized only to the extent that cash payments are received until, in management’s judgment, the borrower has the ability to make contractual interest and principal payments, in which case the loan is returned to accrual status.

Loan origination fees and related costs: Loan fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized as an adjustment to interest income using the interest method.

Allowance for loan losses: The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

Loans are considered impaired if full principal or interest payments are not anticipated to be received in accordance with the contractual loan terms. Impaired loans are carried at the present value of expected future cash flows discounted at the loan’s effective interest rate or at the fair value of the collateral if the loan is collateral dependent. A portion of the allowance for loan losses is allocated to impaired loans if the value of such loans is deemed to be less than the unpaid balance. If these allocations cause the allowance for loan losses to require an increase, such increase is reported as a component of the provision for loan losses.

Smaller-balance homogeneous loans are evaluated for impairment in total. Such loans include residential first mortgage loans secured by one-to-four family residences, residential construction loans, and consumer, home equity and second mortgage loans. Commercial and agricultural loans and mortgage loans secured by other properties are evaluated individually for impairment. When analysis of borrower operating results and financial condition indicates that underlying cash flows of the borrower’s business are not adequate to meet its debt service requirements, the loan is evaluated for impairment. Often this is associated with a delay or shortfall in payments of 90 days or more. Nonaccrual loans are also considered impaired. Impaired loans, or portions thereof, are charged off when deemed uncollectible.

Cash value of life insurance: Bank-owned life insurance consists of investments in life insurance contracts. Earnings on the contracts are based on the earnings on the cash surrender value, less mortality costs.

Income taxes: Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Premises and equipment: Land is carried at cost. Premises and equipment are carried at cost, less accumulated depreciation and amortization computed principally by using the straight-line method over the estimated useful lives of the assets ranging from 3 to 40 years.

First MainStreet Financial, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Financial instruments with off-balance-sheet risk: The Company, in the normal course of business, makes commitments to make loans which are not reflected in the consolidated financial statements. A summary of these commitments is disclosed in Note 12.

Other equity securities: Other equity securities are reported at the lower of cost or estimated fair value. Included in this amount are investments required for membership in the Federal Reserve Bank and the Federal Home Loan Bank of Topeka and an investment in nonmarketable preferred stock of $1,519,000 collateralized by an equal amount of marketable securities.

Goodwill: The excess of the cost of an acquisition over the fair value of the net assets acquired consist of goodwill and other intangible assets (see “Other Intangible Assets” section below). Under the provisions of Statement of Financial Accounting Standard (SFAS) No. 142, Goodwill and Other Intangible Assets, goodwill is subject to at least annual assessments for impairment by applying a fair value based test. The Company reviews goodwill and other intangible assets annually to determine potential impairment by comparing the carrying value of the asset with the anticipated future cash flows.

Other intangible assets: The Company’s other intangible assets consist of customer lists and noncompete agreements obtained through acquisitions. Customer list and noncompete agreements have finite lives and are amortized by the straight-line method over ten and five years, respectively.

Stock-based compensation: Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (of other measurement date) over the amount an employee must pay to acquire the stock. The Company has elected to continue with the accounting methodology in Opinion No. 25. Stock options issued under the Company’s stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them.

As permitted under generally accepted accounting principles, grants under the plan are accounted for following APB Opinion No. 25 and related interpretations. Accordingly, no compensation cost has been recognized for grants under the stock option plan. The impact on reported net income is insignificant, had compensation cost for the stock-based compensation plan been determined based on the grant date fair values of awards (the method described in SFAS Statement No. 123).

First MainStreet Financial, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Earnings per common share: Basic earnings per share represents income available to common shareholders divided by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued. Potential common shares that may be issued by the Company relate solely to outstanding stock options, and are determined using the treasury stock method. Earnings per common share have been computed based on the following:

	2004	2003	2002
Net income	$4,485,441	$4,522,506	$4,559,828

Average common shares outstanding	1,082,481	1,084,657	1,121,119
Effect of dilutive options	3,400	2,608	2,419

Average number of common shares outstanding used to calculate diluted earnings per common share	1,085,881	1,087,265	1,123,538

Revenue recognition: Interest income and expense is recognized on the accrual method based on the respective outstanding principal loan and deposit balances. Insurance commissions revenue is recognized ratably over the contract period and other revenue is recognized at the time the service is rendered.

Reclassification: Certain items on the 2003 and 2002 consolidated financial statements were reclassified with no effect on net income or shareholders’ equity to be consistent with the classifications used in the December 31, 2004 statements.

Recent accounting pronouncements:

SFAS No. 123 (Revised 2004) Share-Based Payment: In December 2004, the FASB issued SFAS No. 123 (Revised 2004), Share-Based Payment. This statement is a revision of FASB Statement No. 123 and an amendment of FASB Statement No. 95. SFAS No. 123 (Revised 2004) is effective July 1, 2005 and requires companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the instruments. The cost will be recognized over the period during which an employee is required to provide service in exchange for the award. This statement is effective for reporting periods beginning after June 15, 2005 for public companies and periods beginning after December 15, 2005 for nonpublic entities.

EITF Issue No. 03-1: In November 2003, the Emerging Issues Task Force reached consensus on EITF Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. EITF Issue No. 03-1 requires tabular disclosure of the amount of unrealized losses and the related fair value of investments with unrealized losses aggregated for each category of investment that is disclosed in accordance with SFAS No. 115. In addition, it requires sufficient narrative disclosure to allow financial statement users to understand both the aggregated tabular information and the positive and negative information considered in reaching the conclusion that the impairments are not other-then-temporary. In March 2004, the Task Force reached a consensus regarding the use of more detailed criteria to evaluate whether an investment is impaired and whether an impairment is other-than-temporary. This was to be effective July 1, 2004. In September 2004, the FASB delayed effectiveness of the new criteria.

SOP 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer: In December 2003, SOP 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer, was issued. The SOP is effective for loans acquired in fiscal years beginning after December 15, 2004, with early adoption encouraged. The SOP addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities (loans) acquired in a

First MainStreet Financial, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

transfer if those differences are attributable, at least in part, to credit quality. It includes loans acquired in business combinations and applies to all nongovernmental entities, including not-for-profit organizations.

Note 2.	Restrictions on Cash and Due from Banks

The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The total of those reserve balances was approximately $1,148,000 and $947,000 at December 31, 2004 and 2003, respectively.

Note 3.	Securities

The amortized cost and fair value of securities, with gross unrealized gains and losses, are as follows:

	December 31, 2004
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
Securities available for sale:
U.S. Government and federal agencies	$7,989,218	$—	$(177,647)	$7,811,571
Obligations of states and political subdivisions	24,239,446	716,730	(16,128)	24,940,048
Corporate bonds	2,020,657	33,587	—	2,054,244
Mortgage-backed securities	59,590,889	100,213	(411,562)	59,279,540

	$93,840,210	$850,530	$(605,337)	$94,085,403

	December 31, 2003
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
Securities available for sale:
U.S. Government and federal agencies	$20,344,749	$126,314	$(276,170)	$20,194,893
Obligations of states and political subdivisions	25,216,920	1,122,907	(18,973)	26,320,854
Corporate bonds	3,050,127	112,083	—	3,162,210
Mortgage-backed securities	77,603,483	210,616	(705,512)	77,108,587

	$126,215,279	$1,571,920	$(1,000,655)	$126,786,544

Unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, as of December 31, 2004 are summarized as follows:

	Less than 12 months		12 months or more		Total
	Fair Value	Gross Unrealized (Losses)	Fair Value	Gross Unrealized (Losses)	Fair Value	Gross Unrealized (Losses)
Securities available for sale:
U.S. Government and federal agencies	$2,987,696	$(12,304)	$4,823,875	$(165,343)	$7,811,571	$(177,647)
Obligations of states and political subdivisions	1,636,944	(7,691)	754,570	(8,437)	2,391,514	(16,128)
Mortgage-backed securities	3,218,919	(22,707)	39,489,654	(388,855)	42,708,573	(411,562)

	$7,843,559	$(42,702)	$45,068,099	$(562,635)	$52,911,658	$(605,337)

First MainStreet Financial, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For securities in a continuous unrealized loss position at December 31, 2003, the unrealized losses are less than 12 months.

The total number of security positions in the investment portfolio in an unrealized loss position at December 31, 2004 was 21. All securities with unrealized losses are reviewed by management periodically to determine whether the unrealized losses are other-than-temporary. Unrealized losses in the portfolio at December 31, 2004 resulted from increases in market interest rates and not from deterioration in the creditworthiness of the issuer. Since the Company has the ability and intent to hold these securities until market price recovery or maturity, these investment securities are not considered other-than-temporarily impaired.

The amortized cost and fair value of debt securities as of December 31, 2004 by contractual maturity are shown below. Certain securities have call features which allow the issuer to call the security prior to maturity. Expected maturities may differ from contractual maturities in mortgage-backed securities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Therefore, these mortgage-backed securities are not included in the maturity categories in the following summary:

	Available-for-Sale
	Amortized Cost	Fair Value
Due in one year or less	$2,626,133	$2,667,015
Due after one year through five years	17,565,575	17,617,245
Due after five years through ten years	13,953,368	14,410,282
Thereafter	104,245	111,321

	34,249,321	34,805,863
Mortgage-backed securities	59,590,889	59,279,540

	$93,840,210	$94,085,403

Activities related to the sale of securities available-for-sale are summarized below:

	2004	2003	2002
Proceeds from sales	$9,929,834	$21,053,445	$10,182,520
Gross gains on sales	74,142	512,214	88,385
Gross (losses) on sales	—	(16,959)	(3,694)

Securities with a carrying amount of approximately $21,915,000 and $18,564,000 at December 31, 2004 and 2003, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

Other comprehensive income (loss) components and related taxes were as follows:

	2004	2003	2002
Change in net unrealized gains and losses on securities available-for-sale:
Unrealized gains (losses) arising during the year	$(251,930)	$(1,402,514)	$1,658,850
Reclassification adjustment for gains included in net income	74,142	495,255	84,691

Net change in unrealized gains (losses) on securities available-for-sale	(326,072)	(1,897,769)	1,574,159
Tax effect	120,646	702,174	(599,617)

Other comprehensive income (loss)	$(205,426)	$(1,195,595)	$974,542

First MainStreet Financial, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Note 4.	Loans Receivable, Net

Year-end loans receivable were as follows:

	2004	2003
Commercial	$30,031,543	$26,460,778
Commercial real estate	159,749,036	166,138,275
Other real estate	41,640,165	40,606,697
Agricultural	6,781,104	5,998,264
Consumer	6,264,540	7,957,175
Lease financing	4,498,928	4,760,540

	248,965,316	251,921,729
Less:
Allowance for loan losses	(3,460,294)	(3,608,119)
Net deferred loan fees	(902,334)	(904,876)

	$244,602,688	$247,408,734

Activity in the allowance for loan losses for the years ended December 31 was as follows:

	2004	2003	2002
Beginning balance	$3,608,119	$4,008,905	$3,403,937
Provision for loan losses	—	132,000	792,000
Recoveries	64,491	99,567	38,413
Charge-offs	(212,316)	(632,353)	(225,445)

Ending balance	$3,460,294	$3,608,119	$4,008,905

The following is a summary of information pertaining to impaired loans (nonaccrual loans) as of and for the years ended December 31, 2004 and 2003.

	2004	2003
Impaired loans, for which an allowance has been provided	$1,221,000	$1,087,000
Valuation allowance related to impaired loans	824,000	664,000
Average balance of impaired loans	1,571,000	1,830,000
Interest income recognized on impaired loans	—	—

There are no impaired loans for which an allowance has not been provided.

Note 5.	Premises and Equipment, Net

Year-end premises and equipment were as follows:

	2004	2003
Land	$4,043,677	$4,043,677
Buildings	8,896,602	7,705,116
Leasehold improvements	433,528	431,633
Furniture, fixtures and equipment	6,195,946	5,838,479
Software license	1,455,807	1,396,311
Construction in progress	398,561	1,110,677

	21,424,121	20,525,893
Less accumulated depreciation	(9,712,065)	(9,416,672)

	$11,712,056	$11,109,221

First MainStreet Financial, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Note 6.	Goodwill and Intangibles

The following table presents the changes in the carrying amount of goodwill as of December 31, 2004 and 2003:

	2004	2003
Balance at beginning of period	$2,549,160	$2,549,160
Goodwill related to purchase of insurance agency	385,000	—

Balance at end of period	$2,934,160	$2,549,160

The following table presents the changes in the carrying amount of other intangible assets, gross carrying amount, accumulated amortization and net book value as of December 31, 2004 and 2003:

	2004	2003
Balance at beginning of period	$5,000	$7,000
Amortization expense	(19,334)	(2,000)
Other intangibles from purchase of insurance agency	400,000	—

Balance at end of period	$385,666	$5,000

Gross carrying amount	$410,000	$10,000
Less accumulated amortization	(24,334)	(5,000)

Net book value	$385,666	$5,000

The estimated aggregate amortization expense is approximately $45,000 for each of the next five years. No impairment losses on goodwill or other intangibles were incurred in 2004, 2003 or 2002.

Note 7.	Deposits

Time certificates of deposit in denominations of $100,000 or more were approximately $38,008,000 and $61,482,000 at December 31, 2004 and 2003, respectively.

At December 31, 2004, the scheduled maturities of certificates of deposit were as follows:

2005	$67,660,180
2006	11,696,793
2007	2,788,241
2008	2,150,591
2009	736,782

$85,032,587

Note 8.	Borrowed Funds

The Bank is a member of the Federal Home Loan Bank of Topeka. The Bank had advances at December 31, 2004 and 2003 totaling $6,611,400 and $6,769,100, respectively. The advances are due in annual principal payments or upon maturity. Interest is paid monthly at fixed rates with a weighted average rate of 4.78%. The

First MainStreet Financial, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Bank has pledged Federal Home Loan Bank stock and one-to-four family and multifamily residential mortgages to secure these borrowings. The insurance agency also has a $200,000 unsecured, 5% note payable to an individual as of December 31, 2004. The maturities are as follows:

2005	$100,000
2006	5,580,400
2007	—
2008	—
2009	—
Thereafter	1,131,000

$6,811,400

The Company has a $1,000,000 revolving note secured by all of the stock of the Bank which bears interest at prime rate less 25 basis points and matures in September 2005. There were no borrowings outstanding at December 31, 2004 and 2003.

Note 9.	Employee Benefits

Stock option plan: The Company has a stock option plan which permits the issuance of options to certain employees and directors of the Company and its subsidiaries. The aggregate number of options granted is limited to 50,000 shares. 7,000 options at $36 per share were granted under the plan in 2001. These shares are immediately exercisable and expire in 2011. 3,000 options at $55 per share have been granted and exercised under the plan in 2004.

	Shares Under Options
	2004	2003	2002
Options outstanding, beginning of the year	7,000	7,000	8,229
Options granted	3,000	—	—
Options exercised	(3,000)	—	(740)
Options forfeited	—	—	—
Options expired	—	—	(489)

Options outstanding, end of the year	7,000	7,000	7,000

Exercisable at year-end	7,000	7,000	7,000

Restated stock grant: The Company has issued an award of restricted stock to an executive officer of 2,750 shares which vests over five years at 550 shares per year and are subject to forfeiture and other restrictions. This award is recognized as compensation expense over the five year vesting period.

401(k) plan: The Company has a 401(k) plan covering substantially all full-time employees. Contribution expense for the years ended December 31, 2004 and 2003, was approximately $284,000 and $340,000, respectively.

Deferred compensation: The Company has entered into deferred compensation agreements with key executives which provide benefits payable at age 65, upon termination without cause, or if they become totally disabled. The present value of the estimated liability under the agreement is being accrued ratably over the remaining years to the date when the employee is first eligible for benefits. A liability of approximately $352,000 and $182,000 is included in other liabilities at December 31, 2004 and 2003, respectively.

First MainStreet Financial, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Employment agreements: The Company entered into three employment agreements with executive officers. One agreement is for an initial term of employment for five years and shall be automatically extended for additional one-year terms unless advised otherwise by the Board of Directors. Two agreements are for an initial term of employment of three years and shall be automatically extended for additional one-year terms unless advised otherwise by the Board of Directors. Upon an event of termination, one executive officer would receive severance benefits equal to their average monthly compensation payable for two years, while two executive officers would receive severance benefits equal to their average monthly compensation payable for one year.

Note 10.	Income Taxes

Federal and state income tax expense was comprised of the following components for the years ended December 31, 2004, 2003 and 2002:

	2004	2003	2002
Current	$1,259,256	$1,307,117	$2,254,448
Deferred	484,324	430,582	(135,872)

	$1,743,580	$1,737,699	$2,118,576

A reconciliation of expected federal income tax expense to the income tax expense included in the statements of income was as follows for the years ended December 31, 2004, 2003 and 2002:

	2004		2003		2002
	Amount	% of Pretax Income	Amount	% of Pretax Income	Amount	% of Pretax Income
Computed “expected” tax expense	$2,118,000	34.0%	$2,128,000	34.0%	$2,270,657	34.0%
Increase (decrease) resulting from:
Tax exempt income, net	(376,000)	(5.9)	(387,000)	(6.2)	(278,715)	(4.2)
State income taxes, net of federal benefit	146,000	1.8	117,000	1.9	167,310	2.5
(Increase) in cash surrender value of life insurance	(153,000)	(2.4)	(181,000)	(2.9)	(48,719)	(0.7)
Other, net	8,580	0.5	60,699	1.0	8,043	2.0

	$1,743,580	28.0%	$1,737,699	27.8%	$2,118,576	33.6%

First MainStreet Financial, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

The net deferred tax assets consist of the following as of December 31, 2004 and 2003:

	2004	2003
Deferred tax assets:
State net operating loss carryforwards	$167,394	$308,000
Deferred compensation	177,007	101,500
Allowance for loan losses	1,110,482	1,163,505
Other	—	83,387

	1,454,883	1,656,392

Deferred tax liabilities:
Net unrealized gain on securities available-for-sale	90,721	211,367
Premises and equipment	431,685	247,726
Basis in FHLB stock	27,458	13,764
Intangibles	204,330	133,193
Other	14,025	—

	768,219	606,050

Net deferred tax assets before valuation allowance	686,664	1,050,342
Valuation allowance	—	—

Net deferred tax assets	$686,664	$1,050,342

State net operating loss carryforwards for tax purposes as of December 31, 2004 have the following expiration dates:

2006	$1,822,000
2007	2,733,000
2008	923,000

$5,478,000

Note 11.	Capital Requirements and Restrictions on Retained Earnings

The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory—and possibly additional discretionary—actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company’s and the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes the Company and the Bank meet all capital adequacy requirements to which they are subject as of December 31, 2004.

First MainStreet Financial, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

As of December 31, 2004, the most recent notification from the federal banking regulators categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The actual capital amounts and ratios as of December 31, 2004 and 2003 are presented below:

	Actual		Minimum Requirement for Capital Adequacy Purposes		Minimum Requirement to Be Well- Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of December 31, 2004:
Company
Total capital (to risk-weighted assets)	$51,412	17.8%	$23,070	8.0%	$—	—%
Tier 1 capital (to risk-weighted assets)	47,952	16.6	11,535	4.0	—	—
Tier 1 capital (to average assets)	47,952	12.5	15,349	4.0	—	—
First MainStreet Bank, N.A.
Total capital (to risk-weighted assets)	$50,657	17.6%	$23,026	8.0%	$28,782	10.0%
Tier 1 capital (to risk-weighted assets)	47,197	16.4	11,513	4.0	17,269	6.0
Tier 1 capital (to average assets)	47,197	12.3	15,307	4.0	19,134	5.0

As of December 31, 2003:
Company
Total capital (to risk-weighted assets)	$49,021	16.2%	$24,216	8.0%	$—	—%
Tier 1 capital (to risk-weighted assets)	45,413	15.0	12,108	4.0	—	—
Tier 1 capital (to average assets)	45,413	10.8	16,808	4.0	—	—
First MainStreet Bank, N.A.
Total capital (to risk-weighted assets)	$48,340	16.0%	$24,185	8.0%	$30,231	10.0%
Tier 1 capital (to risk-weighted assets)	44,732	14.8	12,092	4.0	18,138	6.0
Tier 1 capital (to average assets)	44,732	10.7	16,761	4.0	20,951	5.0

The Bank is restricted as to the amount of dividends which may be paid to the Company without prior regulatory approval. As of December 31, 2004, amounts available for payment of dividends from the Bank to the Company are approximately $4,724,000.

Note 12.	Commitments and Contingencies

Financial instruments with off-balance-sheet risk: In the normal course of business, the Bank makes various commitments and incurs certain contingent liabilities that are not presented in the accompanying consolidated financial statements. The commitments and contingent liabilities include various guarantees, commitments to extend credit, and standby letters of credit.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being

First MainStreet Financial, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based upon management’s credit evaluation of the counterparty. Collateral held varies but may include account receivable, inventory, property, plant and equipment, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. In the event the customer does not perform in accordance with the terms of the agreement with the third party, the Bank would be required to fund the commitment. The maximum potential amount of future payments the Bank could be required to make is represented by the contractual amount shown in the summary below. If the commitment is funded, the Bank would be entitled to seek recovery from the customer. At December 31, 2004 and 2003, no amounts have been recorded as liabilities for the Bank’s potential obligations under these guarantees.

As of December 31, 2004 and 2003, commitments to extend credit aggregated approximately $39,695,000 and $37,140,000, respectively. As of December 31, 2004 and 2003, standby letters of credit aggregated approximately $5,094,000 and $4,058,000, respectively. Management does not expect that all of these commitments will be funded.

Concentration of credit risk: The Bank makes agricultural, commercial, real estate and consumer loans to customers primarily in north central Colorado. A substantial portion of the Bank’s customers’ abilities to honor their contracts is dependent on the business economy in Longmont and Ft. Collins, Colorado and the surrounding region. Although the Bank’s loan portfolio is diversified, there is a relationship in this region between the local economy and the economic performance of loans made to the Bank’s customers. The Bank’s lending policies require loans to be well-collateralized and supported by cash flows.

Aside from cash on hand, the majority of the Company’s cash is maintained at upstream correspondent banks. The total amount of cash on deposit and federal funds sold exceeded federal insured limits. In the opinion of management, no material risk of loss exists due to the financial condition of the upstream correspondent banks.

Contingencies: The Company and its subsidiaries are subject to certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial position or results of operations of the Company.

First MainStreet Financial, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Note 13.	Lease Commitment

The Company has leased premises and equipment under various noncancelable operating lease agreements which expire at various times through February 2007. Four of the leases require the payment of property taxes, normal maintenance and insurance on the properties. The approximate total minimum rental commitment, at December 31, 2004, including premises rental commitments to shareholders (related party), under the leases is as follows:

	Related Party	Nonrelated Party	Total
2005	$306,534	$104,777	$411,311
2006	174,051	78,077	252,128
2007	165,264	24,233	189,497
2008	165,264	—	165,264
2009	13,771	—	13,771

	$824,884	$207,087	$1,031,971

The rental expense included in the income statements for the years ended December 31, 2004 and 2003 is approximately $547,000 and $486,000, respectively.

Note 14.	Fair Values of Financial Instruments

The following presents the carrying amount and estimated fair value of the financial instruments held by the Company at December 31, 2004 and 2003. This information is presented solely for compliance with SFAS No. 107 and is subject to change over time based on a variety of factors.

	2004		2003
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Selected assets:
Cash and cash equivalents	$14,743,887	$14,744,000	$25,059,494	$25,059,000
Securities available-for-sale	94,085,403	94,085,000	126,786,544	126,787,000
Loans receivable, net	244,602,688	244,884,000	247,408,734	250,822,000
Other equity securities	2,929,975	2,930,000	1,223,675	1,224,000
Accrued interest receivable	2,003,834	2,004,000	2,342,239	2,342,000

Selected liabilities:
Deposits	325,329,987	325,968,000	371,865,640	373,354,000
Borrowed funds	6,811,400	6,808,000	6,769,100	6,774,000
Accrued interest payable	427,908	428,000	884,908	885,000

The following sets forth the methods and assumptions used in determining the fair value estimates for the Company’s financial instruments at December 31, 2004 and 2003.

Cash and cash equivalents: The carrying amount of cash and cash equivalents is assumed to approximate the fair value.

Securities available-for-sale: Quoted market prices or dealer quotes were used to determine the fair value of securities available-for-sale.

Loans receivable, net: The fair value of loans receivable, net, was estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit

First MainStreet Financial, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

ratings and for similar remaining maturities. When using the discounting method to determine fair value, loans were gathered by homogeneous groups with similar terms and conditions and discounted at a target rate at which similar loans would be made to borrowers as of December 31, 2004 and 2003. In addition, when computing the estimated fair value for all loans, allowances for loan losses have been subtracted from the calculated fair value for consideration of credit issues.

Other equity securities: The carrying amount of other equity securities is assumed to approximate the fair value.

Accrued interest receivable: The carrying amount of accrued interest receivable is assumed to approximate the fair value.

Deposits: The fair value of deposits was determined as follows: (i) for noninterest-bearing demand deposits, savings, NOW and money market demand deposits, since such deposits are immediately withdrawable, fair value is determined to approximate the carrying value (the amount payable on demand); (ii) for time certificates of deposit, the fair value has been estimated by discounting expected future cash flows by the current rates offered as of December 31, 2004 and 2003 on certificates of deposit with similar remaining maturities.

Borrowed funds: The fair value of borrowed funds was estimated by discounting the expected future cash flows using current interest rates for advances with similar terms and remaining maturities.

Accrued interest payable: The carrying amount of accrued interest payable is assumed to approximate the fair value.

Off-balance-sheet instruments, loan commitments: The carrying value and fair value for the Company’s off-balance-sheet lending commitments (standby letters of credit and commitments to extend credit) are considered insignificant.

Limitations: It must be noted that fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. Additionally, fair value estimates are based on existing on and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business, customer relationships and the value of assets and liabilities that are not considered financial instruments. These estimates do not reflect any premium or discount that could result from offering the Company’s entire holdings of a particular financial instrument for sale at one time. Furthermore, since no market exists for certain of the Company’s financial instruments, fair value estimates may be based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with a high level of precision. Changes in assumptions as well as tax considerations could significantly affect the estimates. Accordingly, based on the limitations described above, the aggregate fair value estimates are not intended to represent the underlying value of the Company, on either a going concern or a liquidation basis.

Note 15.	Related-Party Transactions

In the ordinary course of business, the bank grants loans to principal officers, directors and their affiliates amounting to $17,089,000 at December 31, 2004 and $17,296,000 at December 31, 2003. During the year ended December 31, 2004 total principal additions were $9,494,000 and total principal payments were $9,701,000.

Deposits from related parties held by the bank at December 31, 2004 and 2003 amounted to approximately $8,073,000 and $7,600,000, respectively.

First MainStreet Financial, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Note 16.	Pending Merger and Definitive Agreement

On December 20, 2004 the Company entered into a definitive agreement and plan of merger with Centennial Bank Holdings, Inc. whereby Centennial will acquire the Company by issuing stock valued at $105 million, based on a per share value of $10.50, in exchange for all of the outstanding common stock and options of Company. This acquisition is subject to approval of the shareholders of the Company and bank regulatory authorities and is expected to close in the third quarter of 2005.

Note 17.	Parent Company Only Condensed Financial Information

The following is condensed financial information of First MainStreet Financial, Ltd. (parent company only).

Balance Sheets

(Parent Company Only)

December 31, 2004 and 2003

	2004	2003
ASSETS
Cash	$700,489	$379,477
Investment in subsidiaries	51,009,785	48,210,772
Deferred taxes	10,549	15,438
Other assets	113,977	90,701

Total assets	$51,834,800	$48,696,388

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES
Dividend payable	$325,862	$327,084
Accrued expenses and other liabilities	64,514	42,646

	390,376	369,730

SHAREHOLDERS’ EQUITY
Preferred stock	—	—
Common stock	1,086,206	1,081,516
Additional paid-in capital	14,105,488	13,851,755
Retained earnings	36,219,282	33,033,491
Unearned stock compensation	(121,022)	—
Accumulated other comprehensive income	154,470	359,896

Total shareholders’ equity	51,444,424	48,326,658

Total liabilities and shareholders’ equity	$51,834,800	$48,696,388

First MainStreet Financial, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Statements of Income

(Parent Company Only)

Years Ended December 31, 2004, 2003 and 2002

	2004	2003	2002
Operating income:
Dividends from subsidiaries	$2,096,350	$1,802,900	$5,228,720
Equity in net income of subsidiary	2,704,485	2,995,577	(301,908)
Interest income	—	299	218

	4,800,835	4,798,776	4,927,030

Operating expenses:
Interest expense	1,592	—	—
Salaries and employee benefits	254,178	187,400	418,696
Other	244,824	70,071	163,506

	500,594	257,471	582,202

Income before income tax	4,300,241	4,541,305	4,344,828
Income tax expense (benefit)	(185,200)	18,799	(215,000)

Net income	$4,485,441	$4,522,506	$4,559,828

First MainStreet Financial, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Statements of Cash Flows

(Parent Company Only)

Years Ended December 31, 2004, 2003 and 2002

	2004	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$4,485,441	$4,522,506	$4,559,828
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in net income of subsidiaries	(2,704,485)	(2,995,577)	301,908
Amortization of restricted stock	30,255	—	—
Deferred taxes	4,889	(13,510)	22,377
Net change in:
Other assets	(23,277)	4,507	155,762
Accrued expenses and other liabilities	21,869	(173,040)	187,815

Net cash provided by operating activities	1,814,692	1,344,886	5,227,690

CASH FLOWS FROM INVESTING ACTIVITIES, investment in subsidiary	(200,000)	—	—

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowed funds	40,000	—	—
Payment on borrowed funds	(40,000)	—	—
Purchase and retirement of common stock	(158,979)	(231,939)	(3,733,940)
Proceeds from exercise of stock rights	166,170	—	28,800
Cash dividends paid	(1,300,871)	(1,304,599)	(1,575,374)

Net cash (used in) financing activities	(1,293,680)	(1,536,538)	(5,280,514)

Net increase (decrease) in cash	321,012	(191,652)	(52,824)

CASH
Beginning of year	379,477	571,129	623,953

End of year	$700,489	$379,477	$571,129

APPENDIX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of December 20, 2004

by and between

CENTENNIAL BANK HOLDINGS, INC.

and

FIRST MAINSTREET FINANCIAL, LTD.

RECITALS

AGREEMENT AND PLAN OF MERGER, dated as of December 20, 2004 (this “Agreement”), by and between Centennial Bank Holdings, Inc., a bank holding company organized under the laws of the State of Delaware (“Parent”), and First MainStreet Financial, Ltd., a bank holding company organized under the laws of the State of Colorado (the “Company”).

RECITALS

A. Parent. Parent is a bank holding company organized under the laws of the State of Delaware and registered as a bank holding company pursuant to the Bank Holding Company Act of 1956, as amended, having its principal place of business in Fort Collins, Colorado.

B. The Company The Company is a bank holding company organized under the laws of the State of Colorado and registered as a bank holding company pursuant to the Bank Holding Company Act of 1956, as amended, having its principal place of business in Longmont, Colorado.

C. Intention of the Parties. It is the intention of the parties to this Agreement that the Merger be treated as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and for this Agreement to constitute a “plan of reorganization” within the meaning of the Code.

D. Board Action. The respective boards of directors of Parent and the Company have determined that it is in the best interests of their respective companies and their shareholders to consummate the Merger and other transactions contemplated by this Agreement.

E. Shareholder Agreements. As a condition to, and simultaneously with, the execution of this Agreement, each Shareholder (as defined herein) is entering into an agreement, in the form of Exhibit A hereto (collectively, the “Shareholder Agreements”), pursuant to which each Shareholder has agreed, among other things, to vote his or her shares in favor of the plan of merger submitted to the shareholders of the Company (the “Plan of Merger”).

F. Non-Competition Agreements. As a condition to, and simultaneously with, the execution of this Agreement, the individuals listed on Schedule F of the Company Disclosure Schedule (the “Directors”) is entering into a non-competition agreement with the Company, in the form of Exhibit B hereto (collectively, the “Non-Competition Agreements”).

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” has the meaning set forth in Section 6.06.

“Adjusted Shareholders’ Equity” has the meaning set forth in Section 7.03(e).

“Advisors” has the meaning set forth in Section 7.03(e).

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such Person. For purposes of this definition, “control” of a Person shall mean the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors or other management of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Affiliates Letter” has the meaning set forth in Section 6.12.

“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

“ALL” has the meaning set forth in Section 5.02(t).

“Bank Insurance Fund” means the Bank Insurance Fund maintained by the FDIC.

“Bank Secrecy Act” means the Currency and Foreign Transaction Reporting Act (31 U.S.C. Section 5311 et seq.), as amended.

“Benefit Plans” has the meaning set forth in Section 5.02(m).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the United States federal government or any day on which banking institutions in the State of Colorado are authorized or obligated to close.

“CBCA” means the Colorado Business Corporation Act, as amended.

“CBH” has the meaning set forth in Section 5.03(g).

“Certificate” has the meaning set forth in Section 3.01(a).

“Closing Financial Statements” has the meaning set forth in Section 7.03(g).

“Code” means the Internal Revenue Code of 1986, as amended.

“Colorado Articles of Merger” has the meaning set forth in Section 2.02.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Articles” means the articles of incorporation of the Company, as amended.

“Company Bank” means First MainStreet Bank, N.A., a national banking association and a wholly owned subsidiary of the Company.

“Company Board” means the board of directors of the Company.

“Company Bylaws” means the bylaws of the Company, as amended.

“Company Common Stock” means the common stock, par value $1.00 per share, of the Company.

“Company Disclosure Schedule” has the meaning set forth in Section 5.01.

“Company Intellectual Property Rights” has the meaning set forth in Section 5.02(x).

“Company Loan Property” has the meaning set forth in Section 5.02(o).

“Company Material Adverse Effect” means any effect, circumstance, occurrence or change that is material and adverse to the business, assets or deposit liabilities, properties, operations, results of operations, condition (financial or otherwise) or prospects of the Company and its Subsidiaries as a consolidated whole; provided, however, that any such effect, circumstance, occurrence or change resulting from any (i) change in law, rule or regulation or GAAP or interpretations thereof that applies to the Company or its Subsidiaries or (ii) changes in economic conditions affecting commercial banks generally (including, without limitation, any changes in interest rates), except to the extent such changes disproportionately affect the Company or its Subsidiaries, or (iii) adjustments made pursuant to Section 6.17 of this Agreement, shall not be considered when determining if a Company Material Adverse Effect has occurred.

“Company Meeting” has the meaning set forth in Section 6.03.

“Company Stock Option Plan” means the 1999 Stock Option Plan of The First National Bank Holding Company.

“Company Stock Options” means issued and outstanding options to acquire Company Common Stock which were granted under the Company Stock Option Plan on or prior to the date hereof.

2

“Contract” or “Contracts” has the meaning set forth in Section 5.02(f).

“CSA” means the Colorado Securities Act.

“Delaware Certificate of Merger” has the meaning set forth in Section 2.02.

“DGCL” means the Delaware General Corporation Law, as amended

“Derivatives Contract” has the meaning set forth in Section 5.02(q).

“Directors” has the meaning set forth in the recitals to this Agreement.

“Dissenters’ Shares” has the meaning set forth in Section 3.01(d).

“Dissenting Shareholder” means any holder of Dissenters’ Shares.

“D&O Insurance” has the meaning set forth in Section 6.08(c).

“Effective Time” has the meaning set forth in Section 2.02.

“Employees” has the meaning set forth in Section 5.02(m).

“Employment Agreements” has the meaning set forth in Section 7.03(m).

“Environmental Laws” has the meaning set forth in Section 5.02(o).

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act (15 U.S.C. Section 1691 et seq.), as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 5.02(m).

“ERISA Plans” has the meaning set forth in Section 5.02(m).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 3.03(a).

“Exchange Fund” has the meaning set forth in Section 3.03(a).

“Exercise Price” has the meaning set forth in Section 3.01(b).

“Fair Housing Act” means the Fair Housing Act (42 U.S.C. Section 3601 et seq.), as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve Act” means the Federal Reserve Act, as amended.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles in the United States, consistently applied over the period involved.

“Governmental Authority” means any federal, state or local court, governmental, legislative, judicial, administrative or regulatory authority (including, without limitation, any Regulatory Authorities), agency, commission, body or other governmental entity.

“Guaranty” has the meaning set forth in Section 5.03(b).

“Hazardous Substance” has the meaning set forth in Section 5.02(o).

“Home Mortgage Disclosure Act” means the Home Mortgage Disclosure Act (12 U.S.C. Section 2801 et seq.), as amended.

“Indemnified Party” or “Indemnified Parties” has the meaning set forth in Section 6.08.

3

“Insurance Cap” has the meaning set forth in Section 6.08(c).

“Insurance Policies” has the meaning set forth in Section 5.02(s).

“IRS” means the Internal Revenue Service.

“Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority.

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, equity, encumbrance or any other encumbrance or exception to title of any kind.

“Merger” has the meaning set forth in Section 2.01(a).

“Merger Consideration” has the meaning set forth in Section 3.01(a).

“Multiemployer Plan” has the meaning set forth in Section 5.02(m).

“Mutual NDA” means that certain Confidentiality Agreement, dated as of October 22, 2004, by and between Parent and the Company.

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“Non-Competition Agreements” has the meaning set forth in the recitals to this Agreement.

“OCC” means the Office of the Comptroller of the Currency.

“Option Shares” has the meaning set forth in Section 3.01(b).

“Order” has the meaning set forth in Section 7.01(c).

“Parent” has the meaning set forth in the recitals to this Agreement.

“Parent Board” means the board of directors of Parent.

“Parent Bylaws” means the bylaws of Parent.

“Parent Certificate” means the certificate of incorporation of Parent.

“Parent Common Stock” means the common stock, par value, $0.001 per share, of Parent.

“Parent Disclosure Schedule” has the meaning set forth in Section 5.01.

“Parent Material Adverse Effect” means any effect, circumstance, occurrence or change that is material and adverse to the business, assets or deposit liabilities, properties, operations, results of operations, condition (financial or otherwise) or prospects of Parent and its Subsidiaries as a consolidated whole; provided, however, that any such effect, circumstance, occurrence or change resulting from any (i) change in law, rule or regulation or GAAP or interpretations thereof that applies to Parent or its Subsidiaries or (ii) changes in economic conditions affecting commercial banks generally, except to the extent such changes disproportionately affect Parent shall not be considered when determining if a Parent Material Adverse Effect has occurred.

“Pension Plan” has the meaning set forth in Section 5.02(m).

“Person” means any individual, bank, corporation (including not-for-profit), joint-stock company, general or limited partnership, limited liability company, joint venture, estate, business trust, trust, association, organization, Governmental Authority or other entity of any kind or nature.

“Plan of Merger” has the meaning set forth in the recitals to this Agreement.

“Proceeding” has the meaning set forth in Section 9.05.

“Professional Fees” has the meaning set forth in Section 7.03(e).

“Proxy Statement/Prospectus” has the meaning set forth in Section 6.02(a).

4

“Regulatory Authorities” has the meaning set forth in Section 5.02(i).

“Regulatory Filings” has the meaning set forth in Section 5.02(g).

“Rights” means, with respect to any Person, the stock options, stock appreciation rights, warrants and any other securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or other instrument the value of which is determined in whole or in part by reference to the market price or value of, any shares of capital stock or any other property or assets of such Person.

“S-1 Registration Statement” has the meaning set forth in Section 6.02(a).

“S-4 Registration Statement” has the meaning set forth in Section 6.02(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share” and “Shares” has the meaning set forth in Section 3.01(a).

“Shareholder” means each of those individuals listed on Schedule 1.01 of the Company Disclosure Schedule.

“Shareholder Agreements” has the meaning set forth in the recitals to this Agreement.

“Shareholders’ Equity Measuring Date” has the meaning set forth in Section 7.03(e).

“Subsidiary” as to any Person, a corporation, limited liability company, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, limited liability company, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“Superior Proposal” has the meaning set forth in Section 6.06.

“Surviving Corporation” has the meaning set forth in Section 2.01(a).

“Tax” (including, with correlative meanings, the terms “Taxes” and “Taxable”) means all federal, state, local and foreign taxes, charges, fees, customs, duties, levies or other assessments, however denominated, including, without limitation, all net income, gross income, profits, gains, gross receipts, sales, use, value added, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment, capital stock or any other taxes, charges, fees, customs, duties, levies or other assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions whether arising before, on, or after the Effective Time.

“Tax Returns” means any return, amended return or other report (including elections, declarations, forms, disclosures, schedules, estimates and information returns) required to be filed with any taxing authority on or before the Effective Time with respect to any Taxes including, without limitation, any documentation required to be filed with any taxing authority or to be retained in respect of information reporting requirements imposed by the Code or any similar foreign, state or local law.

“Termination Fee” has the meaning set forth in Section 8.05(b).

“Third-Party Intellectual Property Rights” has the meaning set forth in Section 5.02(x).

“Treasury Shares” has the meaning set forth in Section 3.01(e).

“USA Patriot Act” means the USA Patriot Act (Pub. L. No. 107-56).

5

ARTICLE II

THE MERGER

2.01. The Merger.

(a) The Combination. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, the Company shall merge with and into Parent (the “Merger”) and the separate corporate existence of the Company shall cease. Parent shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and shall continue to exist as a bank holding company organized under the laws of the State of Delaware with all its rights, privileges, immunities, powers and franchises continuing unaffected by the Merger. Parent may, at any time prior to the Effective Time (including, to the extent permitted by applicable law, after the Company’s shareholders have approved the Plan of Merger so long as approval of such change by the Company’s shareholders is not required under applicable law), change the method of effecting the acquisition of the Company (including, without limitation, the provisions of this Article II and including, without limitation, by electing not to merge the Company with Parent or any of its existing Subsidiaries, but rather with a merger subsidiary of Parent), if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of Company Common Stock as provided for in this Agreement, (ii) prevent, materially impede or materially delay consummation of the Merger or the other transactions contemplated by this Agreement, (iii) adversely affect the tax treatment of the Company’s shareholders as a result of receiving the Merger Consideration, or (iv) otherwise be materially prejudicial to the interests of the shareholders of the Company.

(b) Certificate of Incorporation and Bylaws. The certificate of incorporation and bylaws of the Surviving Corporation shall be those of Parent as in effect immediately prior to the Effective Time.

(c) Directors and Officers. The directors and officers of the Surviving Corporation immediately after the Effective Time shall be the directors and officers of Parent immediately prior to the Effective Time, until such time as their successors shall be duly elected and qualified.

(d) Effect of the Merger. At the Effective Time, the Merger shall have the effect set forth in the DGCL, including any rules or regulations promulgated thereunder. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company shall vest in Parent, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of Parent.

2.02. Effective Time. Subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), on such date as Parent selects (and promptly provides notice thereof to the Company) a Certificate of Merger (the “Delaware Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 252 of the DGCL, and Articles of Merger (the “Colorado Articles of Merger”) shall be filed by Parent with the Secretary of State of the State of Colorado as provided in Section 7-111-105 of the CBCA, together with such certificates, documents or other instruments as may be required by law. The Merger shall become effective on the date on which the last of the following actions shall have been completed: (i) the Colorado Articles of Merger have been duly filed by the Secretary of State of the State of Colorado and (ii) the Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as may be agreed by the parties and specified in the Colorado Articles of Merger and the Delaware Certificate of Merger (the “Effective Time”); provided, however, that such filing date shall be within ten (10) days after such satisfaction or waiver or, at the election of Parent, on the last Business Day of the month in which such tenth (10th) day occurs or on such earlier or later date as may be agreed upon in writing by the parties.

6

ARTICLE III

CONSIDERATION; EXCHANGE PROCEDURES

3.01. Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of any holder of shares of Company Common Stock:

(a) Outstanding Company Common Stock. Each share of Company Common Stock, excluding Treasury Shares and Dissenters’ Shares, issued and outstanding immediately prior to the Effective Time (each, a “Share” and, collectively, “Shares”) shall be converted into, and become exchangeable for 9.1694 shares (the “Merger Consideration”) of Parent Common Stock. At the Effective Time, all Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any Shares (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and the right, if any, to receive pursuant to Section 3.03(d) cash in lieu of fractional shares into which such Shares have been converted pursuant to this Section 3.01(a) and any distribution or dividend pursuant to Section 3.03(j) and any Dissenting Shares shall thereafter represent only the right to receive the payments set forth in Section 3.01(d).

(b) Outstanding Company Stock Options. At or prior to the Effective Time, the Company shall make all necessary arrangements with respect to the Company Stock Option Plan to permit the assumption by Parent of the unexercised Company Stock Options pursuant to this Section 3.01(b). At the Effective Time, each outstanding Company Stock Option, whether vested or unvested, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option, the same number of shares of Parent Common Stock as the holder of such Company Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (rounded down to the nearest whole number) (such number of shares, the “Option Shares”), which option shall be exercisable at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (y) the aggregate exercise price for the Shares otherwise purchasable pursuant to such Company Stock Option divided by (z) the aggregate number of Option Shares, however, that in the case of any Company Stock Option to which Section 422 of the Code applies, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code.

(c) Outstanding Parent Stock. Each share of Parent Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of Parent Stock and shall not be affected by the Merger.

(d) Dissenters’ Shares. All shares of Company Common Stock that are held by a “dissenter” within the meaning of Section 7-113-101 of the CBCA (“Dissenters’ Shares”) shall not be converted into or represent a right to receive the Merger Consideration hereunder unless and until such shares have lost their status as dissenting shares under Section 7-113 of the CBCA, at which time such shares shall be converted into the right to receive the Merger Consideration.

(e) Cancellation of Certain Shares. Any shares of Company Common Stock held directly or indirectly by Parent (or any of its Subsidiaries) or by the Company, other than those held in a fiduciary capacity or as a result of debts previously contracted (“Treasury Shares”), shall automatically be cancelled and retired and shall cease to exist at the Effective Time of the Merger and no consideration shall be issued in exchange therefor.

3.02. Rights as Shareholders; Stock Transfers. At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, shareholders of the Company other than to receive the Merger Consideration, cash in lieu of fractional shares pursuant to Section 3.03(d), if any, and any distribution or dividend pursuant to Section 3.03(j). After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.

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3.03. Exchange of Certificates for Shares.

(a) Exchange Agent. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with an exchange agent appointed by Parent and approved in advance by the Company (such approval not to be unreasonably withheld) (the “Exchange Agent”), for the benefit of the holders of Shares, certificates representing the shares of Parent Common Stock and, after the Effective Time, if applicable, any cash and dividends or other distributions with respect to the Parent Common Stock to be issued or to be paid pursuant to the last sentence of Section 3.01(a) in exchange for Shares outstanding immediately prior to the Effective Time, deliverable upon due surrender of the Certificates (or affidavits of loss in lieu thereof) pursuant to the provisions of this Article III (such cash and certificates for shares of Parent Common Stock, together with the amount of any dividends or other distributions payable with respect thereto, being hereinafter referred to as the “Exchange Fund”), it being understood that any and all interest or income earned on funds made available to the Exchange Agent pursuant to this Agreement shall be turned over to Parent.

(b) Exchange Procedures. Appropriate transmittal materials, to be reasonably agreed upon by Parent and the Company, shall be provided by the Exchange Agent to holders of record of Company Common Stock as soon as practicable but no later than five Business Days after the Effective Time advising such holders of the effectiveness of the Merger and the procedure for surrendering the Certificates to the Exchange Agent. As soon as practicable, but no later than 10 Business Days following the surrender of a Certificate to the Exchange Agent in accordance with the terms of such transmittal materials, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Parent Common Stock that such holder is entitled to receive pursuant to this Article III, and (y) a check in the amount (after giving effect to any required Tax deductions and withholdings in accordance with Section 3.03(h) of (A) any cash in lieu of fractional shares plus (B) any unpaid non-stock dividends and any other dividends or other distributions that such holder has the right to receive pursuant to the provisions of this Article III, which Parent shall direct the Exchange Agent to deliver such holder, and the Certificate surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock, together with a check for any cash to be paid upon due surrender of the Certificate and any other dividends or distributions in respect thereof, may be issued and/or paid to such a transferee if the Certificate formerly representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable Taxes have been paid. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of Parent or the Exchange Agent that such tax has been paid or is not applicable.

(c) Transfers. At or after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.

(d) Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock will be issued and any holder of Shares or Company Stock Options entitled to receive a fractional share of Parent Common Stock but for this Section 3.03(d) shall be entitled to receive a cash payment in lieu thereof, equal to the product of (i) $10.50 times (ii) the fraction of a share of Parent Common Stock that such holder would have been entitled to receive.

(e) Unclaimed Funds. Any portion of the Exchange Fund that remains unclaimed by former holders of Shares for one hundred eighty (180) days after the Effective Time shall be paid to Parent. Any former holders of Shares who have not theretofore complied with this Article III shall thereafter look only to Parent for payment of the Merger Consideration deliverable in respect of their Shares upon due surrender of their Certificates (or affidavits of loss in lieu thereof) pursuant to this Article III, in each case, without any interest thereon.

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(f) No Liability. Notwithstanding Section 3.03(e), neither the Exchange Agent nor any party hereto shall be liable to any former holder of Shares for any amount properly delivered to a Governmental Authority pursuant to applicable abandoned property, escheat or similar laws.

(g) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect of such Shares represented by such Certificate had such lost, stolen or destroyed Certificate been surrendered.

(h) Withholding Rights. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law. To the extent that amounts are so deducted and withheld by Parent or the Exchange Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by Parent or the Paying Agent.

(i) Affiliates. Notwithstanding anything herein to the contrary, Certificates surrendered for exchange by any “affiliate” (as determined pursuant to Section 6.12) of the Company shall not be exchanged until Parent has received a written agreement from such Person as provided in Section 6.12 hereof.

(j) Distributions with Respect to Unexchanged Shares; Voting. (i) All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of the Parent Common Stock shall be paid to any holder of any unsurrendered Certificate until such Certificate is surrendered for exchange in accordance with this Article III. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued and/or paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

(ii) Holders of unsurrendered Certificates shall be entitled to vote after the Effective Time at any meeting of Parent stockholders the number of whole shares of Parent Common Stock represented by such Certificates, regardless of whether such holders have exchanged their Certificates.

3.04. Dissenters’ Rights. No Dissenting Shareholder shall be entitled to the Merger Consideration in respect of any shares of Company Common Stock owned by such Dissenting Shareholder unless and until such Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such Dissenting Shareholder’s right to dissent from the Merger under the CBCA, and any Dissenting Shareholder shall be entitled to receive only the payment provided for by Section 7-113-206 of the CBCA with respect to such Dissenters’ Shares. If any Person who otherwise would be deemed a Dissenting Shareholder shall have failed to properly perfect or shall have effectively withdrawn or lost the right to dissent with respect to any shares of Company Common Stock, each share of Company Common Stock held by such Person shall thereupon be treated as though such shares had been converted into the right to receive the Merger Consideration. The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands and any other instruments served pursuant to applicable law received by the Company relating to shareholders’ rights

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of appraisal and (ii) the opportunity to (x) approve the form and content of the notice to holders (including, without limitation, the statement of price) pursuant to Section 7-113-203 of the CBCA and (y) direct all negotiations and proceedings with respect to demands for appraisal under the CBCA. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of Dissenters’ Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

3.05. Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares, or Parent changes the number of shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be proportionately adjusted to account for such change.

ARTICLE IV

ACTIONS PENDING ACQUISITION

4.01. Forbearances of the Company. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of Parent, each of the Company and its Subsidiaries will not:

(a) Ordinary Course. Conduct the business of the Company or its Subsidiaries, as the case may be, other than in the ordinary and usual course or fail to use its reasonable best efforts to preserve its business organization and assets intact and maintain its rights, franchises, powers and privileges and its existing relations and goodwill with customers, suppliers, creditors, lessors, lessees, employees and business associates, take any action that would materially adversely affect or delay the ability of the Company or its Subsidiaries, or Parent or its Subsidiaries, to perform any of their obligations on a timely basis under this Agreement, or take any action that would be reasonably likely to have a Company Material Adverse Effect.

(b) Capital Stock. Other than with respect to the Rights, and shares of Company Common Stock issuable in respect thereof, set forth on Schedule 4.01(b) of the Company Disclosure Schedule and outstanding on the date hereof, (i) issue, sell, dispose of, permit to become outstanding, authorize the creation of, pledge or encumber any shares of capital stock or any Rights, (ii) enter into any agreement with respect to (i) above or (iii) permit any additional shares of capital stock to become subject to grants of employee or director stock options, other Rights or similar stock-based employee rights.

(c) Dividends; Etc. Except with respect to regular quarterly dividends in the amount of $0.30 per share declared and paid consistent with past practices and dividends from the Company Bank to the Company, make, declare, pay or set aside for payment any dividend payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock or (ii) directly or indirectly adjust, split, combine, reclassify, redeem, purchase or otherwise acquire any shares of its capital stock.

(d) Compensation; Employment Agreements; Etc. Except as set forth on Schedule 4.01(d) of the Company Disclosure Schedule, enter into, renew or allow to renew automatically, make any new grants of awards under, amend or otherwise modify any employment, consulting, transition, termination, severance or similar agreements or arrangements with any director, officer, employee or consultant of the Company or its Subsidiaries or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (provided that Parent is given five (5) Business Days advance written notice thereof) (i) for normal individual increases in compensation to employees in the ordinary and usual course of business consistent with past practice, provided that no such increase shall result in an annual adjustment of more than 5% or (ii) incentive or bonus payments made in the ordinary course of business and consistent with past practices, or (iii) for other changes that are required by applicable law. Without limiting the generality of the foregoing, the Company shall not grant or approve the grant of any stock options under the Company Stock Option Plan.

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(e) Hiring. Hire any person as an employee of the Company or its Subsidiaries or promote any employee, except (provided that Parent is given five (5) Business Days advance written notice thereof) persons hired to fill any vacancies arising after the date hereof and whose employment is terminable at the will of the Company or its Subsidiaries, as the case may be, and whose base salary, including any guaranteed bonus or any similar bonus, does not exceed $75,000 per annum.

(f) Benefit Plans. Enter into, terminate, establish, adopt or amend (except as may be required by applicable law) any Benefit Plans or take any action (other than entering into this Agreement) to accelerate the vesting, accrual or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder. Without limiting the generality of the foregoing, the Company shall not amend or modify the Company Stock Option Plan or enter into, amend or modify any option agreement under the Company Stock Option Plan or take any other action which has the effect of increasing the Company’s obligations or liabilities pursuant to the Company Stock Option Plan, except to the extent required, if any, to implement the provisions of Section 3.01(b).

(g) Dispositions. Sell, transfer, lease, license, guarantee, mortgage, pledge, encumber or otherwise create any Lien on, dispose of or discontinue any of its assets, deposits, business or properties (other than sales of loans and loan participations made in the ordinary and usual course of business consistent with past practice and pursuant to Section 4.01(q)) except in the ordinary and usual course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to the Company and its Subsidiaries, as a consolidated whole.

(h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of indebtedness previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, deposits, business or properties of any other Person (other than purchases of loans and loan participations made in the ordinary and usual course of business consistent with past practice and pursuant to Section 4.01(q)) except in the ordinary and usual course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to the Company or any of its Subsidiaries, as the case may be.

(i) Capital Expenditures. Make any capital expenditures other than capital expenditures in the ordinary and usual course of business consistent with past practice in amounts not exceeding $50,000 individually or $100,000 in the aggregate.

(j) Governing Documents. Amend the Company Articles or the Company Bylaws or the equivalent organizational or charter documents of any of its Subsidiaries.

(k) Accounting Methods. Implement or adopt any change in the Company’s or any of its Subsidiaries’ book or tax accounting principles, practices or methods, other than as may be required by GAAP or regulatory accounting principles, and as concurred in by the Company’s independent public accountants, McGladrey & Pullen, LLP, or as required by Section 6.17 of this Agreement.

(l) Contracts. Except with respect to contracts relating to loans or loan participations made in the ordinary and usual course of business consistent with past practice and in accordance with Section 4.01(q), enter into, renew or allow to renew automatically (unless required by the terms of such Contract), modify, amend or terminate, make any payment not then required under or waive, release or assign any material right or claims under, any Contract that calls for aggregate annual payments of $25,000 or more and which is not terminable at will or with sixty (60) days or less notice without payment of any amount other than for products delivered or services performed through the date of termination.

(m) Claims. Enter into any settlement, compromise or similar agreement with respect to, or take any other significant action with respect to the conduct of, any litigation, claim, action, suit, hearing, investigation or other proceeding to which the Company or any of its Subsidiaries is or becomes a party, which settlement, compromise, agreement or action involves payment by the Company or any of its Subsidiaries, as the case may

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be, of an amount that exceeds $25,000 individually or $50,000 in the aggregate and/or would impose any material restriction on the business of Company or any of its Subsidiaries, as the case may be, or Parent or any of its Subsidiaries, or create precedent for claims that are reasonably likely to be material to the Company or any of its Subsidiaries, as the case may be.

(n) Adverse Actions. Take any action or omit to take any action that would result in (i) any of the Company’s or any of its Subsidiaries’ representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation.

(o) Risk Management. Except as required by applicable law or regulation or the Federal Reserve Board, the OCC or the FDIC, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, (ii) fail to follow the Company’s or the Company Bank’s existing policies or practices with respect to managing its exposure to interest rate and other risks or (iii) fail to use commercially reasonable efforts to avoid any material increase in the Company’s or the Company Bank’s aggregate exposure to interest rate risk.

(p) Indebtedness. Incur or modify any indebtedness for borrowed money or other liability (other than deposits, federal funds borrowings and overnight borrowings from the Federal Home Loan Bank of Topeka by the Company Bank) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person.

(q) Loans. (i) Make any loan or loan commitment or renewal or extension thereof to any Person which would, when aggregated with all outstanding loans or loan commitments thereof made to such Person and any Affiliate or immediate family member of such Person, exceed $500,000 with respect to any new loan or loan commitment or $1,000,000 with respect to any renewal or extension or (ii) purchase or sell any loan or loan participation without submitting a copy of the loan write up containing the information customarily submitted to the Board of Directors or the Company’s or the Company Bank’s authorizing or reviewing body for such loans in connection with obtaining approval for such action to Parent one (1) full Business Day prior to taking such action; provided, that, if Parent objects in writing to such loan or loan commitment or renewal or extension thereof or such purchase or sale within one (1) full Business Days after receiving such loan write up, the Company shall obtain the approval of a majority of the members of its Board of Directors or the Company’s or the Company Bank’s authorizing or reviewing body for such loans prior to making such loan or loan commitment or renewal or extension thereof or such purchase or sale; provided further that in the event that no action is taken by Parent within two (2) full Business Days after receiving such loan write up, such loan or loan commitment or renewal or extension thereof shall be deemed approved by Parent; provided further that “two (2) full Business Days” shall require a period of at least 48 hours on two succeeding Business Days to have elapsed.

(r) Investments. (i) Other than in the ordinary and usual course of business consistent with past practice in amounts not to exceed $500,000 individually and $1,000,000 in the aggregate or sales of overnight federal funds or in securities transactions as provided in (ii) below, make any investment either by contributions to capital, property transfers or purchases of any property or assets of any Person and (ii) other than purchases of direct obligations of the United States of America or obligations of U.S. government agencies which are entitled to the full faith and credit of the United States of America, in any case with a remaining maturity at the time of purchase of one year or less, purchase or acquire securities of any type; provided, however, that in the case of investment securities, the Company or any of its Subsidiaries may purchase investment securities if, within five (5) Business Days after the Company or any of its Subsidiaries, as the case may be, requests in writing (which request shall describe in detail the investment securities to be purchased and the price thereof) that Parent consent to making of any such purchase, Parent has approved such request in writing or has not responded in writing to such request.

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(s) Taxes. Commence or settle any litigation or proceeding with respect to any liability for Taxes, make or change any material express or deemed Tax election, file any amended Tax Return, take any action which is reasonably likely to have a material adverse effect on any Tax position of the Company or any of its Subsidiaries or, after the Merger, which is reasonably likely to have a material adverse effect on any Tax Position of Parent or any of its Subsidiaries, change any of its methods of reporting income or deductions for Tax purposes or take any other action with respect to Taxes that is outside the ordinary and usual course of business or inconsistent with past practice.

(t) Commitments. Agree or commit to do any of the foregoing.

4.02. Forbearances of Parent. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of the Company, Parent will not, and will cause each of Parent’s Subsidiaries not to, take or omit to take, or agree or commit to take or omit to take, any action that would result in (i) any of Parent’s representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.01. Disclosure Schedules.

(a) The Company has delivered to Parent a schedule (the “Company Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.02 or to one or more covenants contained in Article IV; provided, however, that (i) no such item is required to be set forth in a section or subsection of the Company Disclosure Schedule as an exception to a representation, warranty or covenant if its absence would not result in the related representation, warranty or covenant being deemed untrue or incorrect under the standard established by Section 5.01(b) and (ii) the mere inclusion of an item in such section or subsection of the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed to be an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Company Material Adverse Effect. Items listed in the Company Disclosure Schedule shall only be considered exceptions to the specific sections or subsections for which such items are scheduled.

(b) At least three (3) Business Days prior to the date hereof, the Parent shall have delivered to the Company a schedule (the “Parent Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or to one or more covenants contained in Article IV; provided, however, that (i) no such item is required to be set forth in a section or subsection of the Parent Disclosure Schedule as an exception to a representation, warranty or covenant if its absence would not result in the related representation, warranty or covenant being deemed untrue or incorrect under the standard established by Section 5.01(c) and (ii) the mere inclusion of an item in such section or subsection of the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed to be an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Parent Material Adverse Effect. Items listed in the Parent Disclosure Schedule shall only be considered exceptions to the specific sections or subsections for which such items are scheduled.

(c) No representation or warranty set forth in this Agreement shall be deemed untrue or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any

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fact, circumstance or event unless such facts, circumstances or events, individually or when taken together with all other facts, circumstance or events inconsistent with any representations or warranties contained in this Article V has had or would be reasonably likely to have a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable.

5.02. Representations and Warranties of the Company. Except as set forth in the corresponding sections or subsections of the Company Disclosure Schedule, the Company hereby represents and warrants to Parent:

(a) Organization, Standing and Authority. The Company is a corporation organized under the laws of the State of Colorado and registered as a bank holding company pursuant to the Bank Holding Company Act of 1956, as amended. The Company Bank is a national banking association, chartered by the OCC, is a member of the Federal Reserve System and its deposits are insured by the FDIC through the Bank Insurance Fund in the manner and to the fullest extent provided by applicable law. The Company’s other Subsidiaries are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization. The Company is duly qualified to do business and is in good standing in the State of Colorado. Neither the Company nor any of its Subsidiaries is required to be qualified to do business in any other jurisdiction. The Company has made available to Parent a complete and correct copy of the Company Articles, the Company Bylaws and the equivalent organizational or charter documents of its Subsidiaries, each as amended to date. Each of the Company Articles, Company Bylaws and the equivalent organizational or charter documents of its Subsidiaries so delivered are in full force and effect as of the date hereof.

(b) Company Capital Stock. As of the date hereof, the authorized capital stock of the Company consists solely of 1,500,000 shares of Company Common Stock, of which 1,086,206 shares are issued and outstanding, and 500,000 shares of preferred stock, of which no shares are issued and outstanding. Schedule 5.02(b) of the Company Disclosure Schedule sets forth a list of all Company Stock Options, the number of shares of Company Common Stock that may be acquired upon the exercise of the Company Stock Options, and the Exercise Price of such Company Stock Options. No more than 7,000 shares of Company Common Stock are issuable upon the exercise of Company Stock Options or other Rights. As of the date hereof, no shares of Company Common Stock are held in treasury by the Company or otherwise owned directly or indirectly by the Company. The outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable, and are not subject to preemptive rights (and were not issued in violation of any preemptive rights). Schedule 5.02(b) of the Company Disclosure Schedule sets forth for each Company Stock Option and each other Right, as applicable, the name of the grantee or holder, the date of the grant, the expiration date, the type of grant, the status of any option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of Company Common Stock subject to such Company Stock Option or other Right, the number and type of shares subject to such Company Stock Option or other Right that are currently exercisable and the exercise price per share. Except as set forth in the preceding sentence, as of the date hereof, there are no shares of Company Common Stock authorized and reserved for issuance, the Company does not have any other Rights issued or outstanding with respect to Company Common Stock, and the Company does not have any commitment to authorize, issue or sell any Company Common Stock or Rights, except pursuant to this Agreement.

(c) Subsidiaries. (i) All of the Company’s Subsidiaries are set forth on Schedule 5.02(c)(i) of the Company Disclosure Schedule. Except as disclosed on Schedule 5.02(c)(i) of the Company Disclosure Schedule, the Company owns all of the issued and outstanding capital stock of each Company Subsidiary. No equity securities of any Company Subsidiary are or may become required to be issued by reason of any Right or otherwise. There are no contracts, commitments, understandings or arrangements by which any Company Subsidiary is or may be bound to sell or otherwise transfer any equity securities thereof. There are no contracts, commitments, understandings or arrangements relating to the Company’s right to vote or to dispose of such securities. Except to the extent that such securities may be deemed assessable under 12 U.S.C. § 55, all of the equity securities of each Company Subsidiary held by the Company are fully paid, nonassessable and owned by the Company free and clear of any Liens.

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(ii) Except as set forth on Schedule 5.02(c)(ii) of the Company Disclosure Schedule, the Company does not, directly or indirectly, beneficially own any equity securities or similar interests of any Person or any interests of any Person or any interest in a partnership or joint venture of any kind, other than those of its Subsidiaries.

(d) Corporate Power. Each of the Company and its Subsidiaries has all requisite power and authority (corporate and other) to carry on its business as it is now being conducted and to own all its properties and assets; and the Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the transactions contemplated hereby.

(e) Corporate Authority. As of the date hereof, with respect to each of clauses (i), (ii) and (iii) below, the Company Board, by resolutions duly adopted at a meeting duly called and held, has duly (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are advisable and fair to and in the best interests of the Company and its shareholders, (ii) approved this Agreement, the Merger and the other transactions contemplated hereby and (iii) resolved that such matter be submitted for consideration by its shareholders at a special meeting of such shareholders and that such matter be recommended for approval at such special meeting. The Company has duly authorized, executed and delivered this Agreement, and this Agreement is a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or to general equity principles. The Company Board has received the written opinion letter of its financial advisor, Alex Sheshunoff & Co. to the effect that the Merger Consideration to be received by the holders of Company Common Stock in the Merger is fair to such holders from a financial point of view, a copy of which opinion has been delivered to Parent.

(f) Regulatory Approvals; No Violations. (i) No consents, approvals, permits, authorizations of, or waivers by, or notices, reports, filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by the Company in connection with the execution, delivery and performance by the Company of this Agreement or to consummate the Merger and the other transactions contemplated hereby except for (A) filings of applications or notices with, and approvals or waivers by the Federal Reserve Board and the OCC, as may be required, (B) filings and notices pursuant to the Exchange Act and the Securities Act and state securities and “blue sky” laws, (C) the approval of the Plan of Merger by the holders of a majority of the outstanding shares of Company Common Stock, (D) the filing of the Colorado Articles of Merger with the Secretary of State of the State of Colorado pursuant to the CBCA and the Delaware Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and (E) the consents set forth in Schedule 5.02(k) of the Company Disclosure Schedule. As of the date hereof, the Company is not aware of any reason why the approvals set forth in this Section 5.02(f) and in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii) Subject to receipt of the approvals referred to in the preceding paragraph, and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by the Company does not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, (A) constitute or result in a breach or violation of, or a default under, the acceleration of any obligations or the creation of a Lien on the assets of the Company (with or without notice, lapse of time, or both) pursuant to, any agreement, lease, license, contract, insurance policy, note, mortgage, indenture, instrument, arrangement or other obligation (each, a “Contract” and, collectively, “Contracts”) binding upon the Company or any of its Subsidiaries or to which either the Company or any of its Subsidiaries or any of their respective properties is subject or bound or any Law or governmental or non-governmental permit or license to which the Company is subject, (B) constitute or result in a breach or violation of, or a default under the Company Articles or the Company Bylaws or the equivalent organizational or charter documents of any of the Company’s Subsidiaries, (C) result in any change in the rights or obligations of any party under any of the Contracts or (D) require any consent or approval under any such Contract, Law, governmental or non-governmental permit or license.

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(g) Financial Reports; Undisclosed Liabilities. (i) The statements of condition of the Company as of December 31, 2003 and December 31, 2002, and the related statements of earnings, stockholders’ equity and cash flows for the years then ended (including the related notes and schedules), audited by McGladrey & Pullen, LLP, fairly present in all respects the financial position of the Company and its Subsidiaries on a consolidated basis as of such dates and the results of operations, retained earnings and changes in cash flows, as the case may be, of the Company and its Subsidiaries on a consolidated basis for the periods then ended, all in accordance with GAAP, except as otherwise stated therein. Since January 1, 2000, the books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP or, to the extent inconsistent with GAAP, in accordance with any other applicable legal, regulatory and accounting requirements.

(ii) Each of the Company and its Subsidiaries has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2002 with (A) the Federal Reserve Board and the OCC and (B) any other Regulatory Authority (collectively, the “Regulatory Filings”), and all other reports, registrations and statements required to be filed by it since December 31, 2002, including, without limitation, any report, registration or statement required to be filed pursuant to the laws of the United States or the State of Colorado and the rules and regulations of the Federal Reserve Board, the OCC or any other Regulatory Authority, and has paid all fees and assessments due and payable in connection therewith. As of their respective dates, such reports, registrations and statements complied in all respects with all the laws, rules and regulations of the applicable Regulatory Authority with which they were filed.

(iii) Since December 31, 2003, neither the Company nor any of its Subsidiaries has incurred any obligations or liabilities (whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those related to environmental and occupational safety and health matters) other than in the ordinary and usual course of business consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby).

(iv) Since December 31, 2003, (A) each of the Company and its Subsidiaries has conducted its business only in, and has not engaged in any transaction other than according to, the ordinary and usual course of such business consistent with past practice and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.02 or otherwise) has had or could be reasonably likely to have a Company Material Adverse Effect or prevent, delay or impair the ability of the Company to consummate the transactions contemplated by this Agreement.

(v) Except as set forth on Schedule 5.02(g)(v) of the Company Disclosure Schedule, since December 31, 2003, there has not been (A) any damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by either the Company or its Subsidiaries, whether or not covered by insurance, (B) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of either the Company or its Subsidiaries, (C) any change by either the Company or its Subsidiaries in accounting principles, practices, procedures or methods use by the Company and its Subsidiaries as of December 31, 2003 or (D) any increase in the compensation payable or that could become payable by the Company to directors, officers or employees or any amendment of any Benefit Plans other than increases or amendments in the ordinary and usual course of business consistent with past practice.

(vi) The Company has no securities that are registered, or are required to be registered, under the Exchange Act. As of December 31, 2003, the Company Common Stock was, and as of the date hereof, the Company Common Stock is, held of record by fewer than five hundred (500) persons.

(h) Litigation. Except as set forth in Schedule 5.02(h) of the Company Disclosure Schedule, no civil, criminal or administrative litigation, claim, action, suit, hearing, investigation or other proceeding before any Governmental Authority is pending or, to the Company’s or any of its Subsidiaries’ knowledge, threatened against the Company or any of its Subsidiaries or any of their respective Affiliates and, to the Company’s or any

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of its Subsidiaries’ knowledge, as the case may be, there are no facts or circumstances that could result in any claims against, or obligations or liabilities of, the Company or any of its Subsidiaries or any of their respective Affiliates.

(i) Regulatory Matters. (i) Neither the Company nor any of its Subsidiaries nor any of their respective properties is, directly or indirectly, a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the OCC, the Federal Reserve Board and the FDIC) or the supervision or regulation of it (collectively, the “Regulatory Authorities”). Each of the Company and its Subsidiaries has paid all assessments made or imposed by any Regulatory Authority.

(ii) Neither the Company nor any of its Subsidiaries has been advised by, and does not have any knowledge of facts which could give rise to an advisory notice by, any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, extraordinary supervisory letter or similar submission.

(j) Compliance With Laws. Each of the Company and its Subsidiaries:

(i) Is in compliance with all Laws applicable thereto or to the employees conducting the Company’s business, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, Title III of the USA Patriot Act and all other applicable bank secrecy laws, fair lending laws and other laws relating to discriminatory business practices.

(ii) Has all permits, licenses, franchises, variances, exemptions, certificates of authority, orders, authorizations, consents and approvals of, and has made all filings, applications, notices and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its assets and properties and to conduct its business as presently conducted; all such permits, licenses, franchises, variances, exemptions, certificates of authority, orders, authorizations, consents and approvals are in full force and effect and, to the Company’s knowledge, no suspension or cancellation of any of them is threatened.

(iii) No investigation or review by any Governmental Authority with respect to the Company is pending or, to the knowledge of the Company, threatened, nor has the Company received any notification or communication from any Governmental Authority (A) asserting that the Company is not in compliance with any of the Laws which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to the Company’s knowledge, do any grounds for any of the foregoing exist).

(k) Material Contracts; Defaults. Except as set forth in Schedule 5.02(k) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to, bound by or subject to any Contract (whether written or oral) (i) that would be a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K if the Company had securities registered under the Exchange Act or (ii) that purports to limit in any respect either the type of business in which the Company or any of its Subsidiaries (or, after giving effect to the Merger, Parent) may engage or the manner or locations in which any of them may so engage in any business. Neither the Company nor any of its Subsidiaries is in default under any Contracts to which it is a party, by which it or its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by the Company or any of its Subsidiaries is currently outstanding. Schedule 5.02(k) of the Company Disclosure Schedule sets forth a true and complete list of (x) all Contracts pursuant to which consents

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or waivers are or may be required and (y) all notices which are or may be required to be given, in each case, prior to the performance by the Company or any of its Subsidiaries of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

(l) No Brokers. None of the Company, its Subsidiaries nor any of their respective officers, directors, employees, agents or representatives has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated by this Agreement except that the Company has employed Alex Sheshunoff & Co. and The Wallach Company, a division of McDonald Investments, Inc., as its financial advisors, the arrangements with which have been disclosed in writing to Parent prior to the date hereof.

(m) Employee Benefit Plans. Except as set forth in Schedule 5.02(m) of the Company Disclosure Schedule:

(i) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of each of the Company and its Subsidiaries (the “Employees”) and current or former directors of the Company or any of its Subsidiaries, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, severance, incentive and bonus plans (the “Benefit Plans”) are listed on Schedule 5.02(m) of the Company Disclosure Schedule, and each Benefit Plan which has received a favorable opinion letter from the Internal Revenue Service National Office, including any master or prototype plan, has been separately identified. True and complete copies of all Benefit Plans listed on Schedule 5.02(m) of the Company Disclosure Schedule, including, but not limited to, any trust instruments, insurance contracts and, with respect to any employee stock ownership plan, loan agreements forming a part of any Benefit Plans, and all amendments thereto, have been provided to Parent.

(ii) All Benefit Plans, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”), are in substantial compliance with ERISA, the Code and other applicable laws. Each Benefit Plan which is subject to ERISA (“ERISA Plans”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”) intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and neither the Company nor any of its Subsidiaries is aware of any circumstances likely to result in the loss of the qualification of such Pension Plan under Section 401(a) of the Code. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that, assuming the Taxable period of such transaction expired as of the date hereof, could subject the Company or any of its Subsidiaries to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a Tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA or any liability under Section 4071 of ERISA.

(iii) None of the Company, any of its Subsidiaries nor any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”) (x) maintains or contributes to or has within the past six years maintained or contributed to a Pension Plan that is subject to Subtitles C or D of Title IV of ERISA or (y) maintains or has an obligation to contribute to or has within the past six years maintained or had an obligation to contribute to a Multiemployer Plan. All contributions required to be made under the terms of any Benefit Plan, as of the date hereof, have been timely made or have been reflected on the Company’s financial statements described in Section 5.02(g).

(iv) As of the date hereof, there is no pending or, to the knowledge of the Company or any of its Subsidiaries, threatened litigation relating to the Benefit Plans. Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any ERISA Plan, and each of the Company and its Subsidiaries may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

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(v) The Company Stock Option Plan was duly approved by the Company Board and its shareholders and complies as form and substance with the CSA.

(vi) There has been no amendment to, announcement by either the Company or any of its Subsidiaries relating to, or change in Employee participation or coverage under, any Benefit Plan which would increase the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Neither the execution of this Agreement, shareholder approval of the Plan of Merger nor the consummation of the transactions contemplated hereby will (v) entitle any Employees to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (w) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other obligation pursuant to, any of the Benefit Plans, (x) limit or restrict the right of either the Company or any of its Subsidiaries or, after the consummation of the transactions contemplated hereby, Parent to merge, amend or terminate any of the Benefit Plans, (y) cause the Company or any of its Subsidiaries or, after the consummation of the transactions contemplated hereby, Parent to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award or (z) result in payments under any of the Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

(n) Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, and neither the Company nor any of its Subsidiaries is the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel either the Company or any of its Subsidiaries to bargain with any labor union or labor organization as to wages or conditions of employment, nor is there pending or, to the Company’s or any of its Subsidiaries’ knowledge, threatened, nor has there been at any time during the past five years, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving either the Company or any of its Subsidiaries. The Company is not aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(o) Environmental Matters. Except as disclosed on Schedule 5.02(o) of the Company Disclosure Schedule, (i) each of the Company and its Subsidiaries has complied at all times and is in compliance with all applicable Environmental Laws; (ii) no real property (including soils, groundwater, surface water, buildings or other structures) currently or formerly owned or operated by the Company or any of its Subsidiaries or in which the Company or any of its Subsidiaries holds or has held a fiduciary or management role, or, to the Company’s or any of its Subsidiaries’ knowledge, any property in which the Company or any of its Subsidiaries holds or has held a Lien (including any property in which the Company or any of its Subsidiaries holds or has held a fiduciary or management role, a “Company Loan Property”), is or has been contaminated with, or has or has had any release of, any Hazardous Substance at any time; (iii) neither the Company nor any of its Subsidiaries could be deemed the owner or operator under any Environmental Law of any Company Loan Property which is or has been contaminated with, or has or has had any release of, any Hazardous Substance; (iv) neither the Company nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither the Company nor any of its Subsidiaries has been associated with any release or threat of release of any Hazardous Substance; (vi) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (vii) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any indemnity or other agreement with any third party under any Environmental Law or relating to any Hazardous Substance; (viii) to the Company’s and any of its Subsidiaries’ knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning or automotive services) involving the Company or any of its Subsidiaries, any currently or formerly owned or operated property, or any Company Loan Property, that could reasonably be expected to result in any claim, liability, investigation, cost or restriction against the Company or any of its Subsidiaries, or result in any

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restriction on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any currently owned property or Company Loan Property and (ix) each of the Company and its Subsidiaries has delivered to Parent copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to the Company and any of its Subsidiaries, and any currently or formerly owned or operated property or any Company Loan Property.

As used herein, the term “Environmental Laws” means any federal, state or local law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, employee exposure, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance and the term “Hazardous Substance” means any substance in any concentration that is: (A) listed, classified or regulated pursuant to any Environmental Law, (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (C) any other substance which has been, is or may be the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

(p) Tax Matters. (i)(A) Each of the Company and its Subsidiaries (I) has prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to have been filed by it and all such filed Tax Returns are true, complete and accurate in all respects; (II) has paid in full or accrued on its balance sheet all Taxes that are required to have been paid or accrued and has properly withheld from amounts owing to any employee, creditor or third party all amounts that either the Company or any of its Subsidiaries, as the case may be, is obligated to have withheld; (III) in the case of any Tax Return required to be retained by the Company prior to the Effective Time in respect of any information reporting or other Tax requirements, has retained properly completed Tax Returns in the Company’s files; and (IV) has complied with all information reporting (and related withholding) requirements related to payments to, and transactions completed for, customers, (B) Schedule 5.02(p)(i)(B) of the Company Disclosure Schedule lists all federal, state, local and foreign Tax Returns filed with respect to the Company or any of its Subsidiaries for taxable periods ended on or after December 31, 1999, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of an audit, (C) all deficiencies asserted or assessments made as a result of any audit or examination by any taxing authority of any Tax Return, if any, have been paid in full or otherwise finally resolved, (D) no issues have been raised by any taxing authority either orally or in writing in connection with any audit or examination of any Tax Return that are currently pending, (E) neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes that has continuing effect or agreed to any extension of time with respect to a Tax assessment or deficiency that has continuing effect, (F) except to the extent set forth in Schedule 5.02(p)(i)(B) of the Company Disclosure Schedule to the Company’s or any of its Subsidiaries’ knowledge and as of the date hereof, there are not pending or threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes, Tax Returns or Tax matters, and (G) as of the date hereof, each of the Company and its Subsidiaries has made available to Parent true, correct and complete copies of all income, franchise, capital and similar Tax Returns filed by either the Company or any of its Subsidiaries for all Taxable years or periods for which the relevant statute of limitations has not expired.

(ii) Neither the Company nor any of its Subsidiaries has been a party to any distribution occurring during the two-year period prior to the date of this Agreement in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied, except for distributions occurring among members of the same group or affiliated group of corporations filing a consolidated federal income tax return.

(iii) There are no Liens on any of the Company’s or its Subsidiaries’ assets that arose in connection with any failure (or alleged failure) to pay any Tax nor, to the Company’s and its Subsidiaries’ knowledge, is any taxing authority in the process of imposing a Lien for Taxes upon such assets.

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(iv) Neither the Company nor any of its Subsidiaries will be required, as a result of (A) a change in accounting method for a Tax period beginning on or before the Effective Time to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign law) in Taxable income for any Tax period beginning on or after the Effective Time, or (B) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign tax law), to include any item of income in or exclude any item of deduction from any Tax period beginning on or after the Effective Time.

(v) Neither the Company nor any of its Subsidiaries have any present or contingent liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by the Regulatory Filings filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in the Regulatory Filings filed on or prior to the date hereof.

(vi) Except as set forth on Schedule 5.02(p)(vi) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement. Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group of corporations filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (b) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

(vii) No closing agreements, private letter rulings, technical advice, memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to either the Company or any of its Subsidiaries.

(viii) (A) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transaction contemplated by this Agreement, and (B) all Taxes that either the Company or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required by applicable law, have been paid to the proper Governmental Authority or other Person.

(q) Risk Management Instruments. Neither the Company nor any of its Subsidiaries is a party to or has agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other Contract that is a derivatives Contract (including various combinations thereof) (each, a “Derivatives Contract”) and does not own any securities that (i) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (ii) could have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

(r) Books and Records. The books and records of each of the Company and its Subsidiaries have been fully, properly and accurately maintained in all respects, there are no inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the financial position and results of operations of each of the Company and its Subsidiaries.

(s) Insurance. Schedule 5.02(s) to the Company Disclosure Schedule sets forth a true and complete list of all of the insurance policies, binders or bonds maintained by the Company and any of its Subsidiaries (collectively, “Insurance Policies”) and all insurance claims filed by the Company and any of its Subsidiaries under such Insurance Policies which have not been paid in full as of the date hereof and the amounts claimed thereunder. All Insurance Policies are with reputable insurers and provide full and adequate coverage for all normal risks incident to the business of the Company and any of its Subsidiaries and their properties and assets and are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards. All Insurance Policies are in full force and effect; neither the Company nor any of its Subsidiaries is in default thereunder; and all claims thereunder have been filed in due and timely fashion.

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(t) Allowance For Loan Losses. The Company Bank’s allowance for loan losses (“ALL”) is, and shall be as of the Effective Time, in compliance with the Company Bank’s existing methodology for determining the adequacy of its ALL as well as the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board and is and shall be adequate under all such standards.

(u) Transactions With Affiliates. Except as set forth in Schedule 5.02(u) to the Company Disclosure Schedule, the Company has no transactions with Affiliates within the meaning of Sections 23A and 23B of the Federal Reserve Act.

(v) Real Property.

(i) Schedule 5.02(v) to the Company Disclosure Schedule contains a complete and correct list of all real property or premises owned, leased or subleased in whole or in part by either the Company or any of its Subsidiaries and, with respect to leased or subleased properties, a list of all applicable leases or subleases and the name of the lessor or sublessor. None of such premises or properties have been condemned or otherwise taken by any Governmental Authority and, to the Company’s and any of its Subsidiaries’ knowledge, no condemnation or taking is threatened or contemplated and none thereof is subject to any claim, Contract or Law which might affect its use or value for the purposes now made of it. None of the premises or properties of either the Company or any of its Subsidiaries is subject to any current or potential interests of third parties or other restrictions or limitations that would impair or be inconsistent in any respect with the current use of such property by either the Company or any of its Subsidiaries, as the case may be.

(ii) Each of the leases referred to in the Company Disclosure Schedule is valid and existing and in full force and effect, and no party thereto is in default and no notice of a claim of default by any party has been delivered to either the Company or any of its Subsidiaries or is now pending, and there does not exist any event that with notice or the passing of time, or both, would constitute a default or excuse performance by any party thereto, provided that with respect to matters relating to any party other than the Company or any of its Subsidiaries the foregoing representation is based on the knowledge of the Company or any of its Subsidiaries.

(w) Title. Each of the Company and its Subsidiaries has good title to its properties and assets (other than property as to which it is lessee) except (A) statutory Liens not yet delinquent which are being contested in good faith by appropriate proceedings and Liens for Taxes not yet due, (B) pledges of assets in the ordinary and usual course of business to secure public deposits or borrowings from the Federal Home Loan Bank of Topeka by the Company Bank, (C) for those assets and properties disposed of for fair value in the ordinary course of business since December 31, 2003 and (D) defects and irregularities of title and encumbrances that do not impair the use thereof for the purposes for which they are held.

(x) Intellectual Property.

(i) Each of the Company and its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or materials that are used in the business of the Company or any of its Subsidiaries, as the case may be, as currently conducted.

(ii) (A) Neither the Company nor any of its Subsidiaries is, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which either the Company or any of its Subsidiaries is a party and pursuant to which either the Company or any of its Subsidiaries is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets or computer software (collectively, “Third-Party Intellectual Property Rights”); (B) no claims with respect to (I) the patents, registered and unregistered trademarks and service marks, registered copyrights, trade names and any applications therefor, trade secrets

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or computer software owned by either the Company or any of its Subsidiaries (collectively, the “Company Intellectual Property Rights”); or (II) Third-Party Intellectual Property Rights are currently pending or, to the knowledge of the Company, are threatened by any Person; and (C) the Company does not know of any valid grounds for any bona fide claims (I) against the use by either the Company or any of its Subsidiaries of any Company Intellectual Property Rights or Third-Party Intellectual Property Rights used in the business of either the Company or any of its Subsidiaries as currently conducted or as proposed to be conducted; (II) challenging the ownership, validity or enforceability of any Company Intellectual Property Rights; or (III) challenging the Company’s or any of its Subsidiaries’ license or legally enforceable right to use any Third-Party Intellectual Rights.

(y) Administration of Fiduciary Accounts. Each of the Company and its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. To the knowledge of the Company, neither the Company nor any of its Subsidiaries nor any of their respective directors, officers or employees has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(z) Shareholder Agreements. The aggregate percentage of Company Common Stock beneficially owned by all of the Shareholders is in excess of 20% of all issued and outstanding Company Common Stock (on a fully diluted basis).

5.03. Representations and Warranties of Parent. Except as set forth in the corresponding sections or subsections of the Parent Disclosure Schedule, Parent hereby represents and warrants to the Company as follows:

(a) Organization, Standing and Authority. Parent is a corporation organized under the laws of the State of Delaware and registered as a bank holding company pursuant to the Bank Holding Company Act of 1956, as amended. Centennial Bank of the West is a duly organized and validly existing Colorado state-chartered bank and is duly licensed by the Colorado State Bank Commissioner to conduct banking business in the State of Colorado, is a member of the Federal Reserve Bank of Kansas City and its deposits are insured by the FDIC through the Bank Insurance Fund in the manner and to the fullest extent provided by applicable law. Parent’s other Subsidiaries are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization. Parent is duly qualified to do business and is in good standing in the State of Colorado. Neither Parent nor any of its Subsidiaries is required to be qualified to do business in any other jurisdiction. Parent has made available to the Company a complete and correct copy of the Parent Certificate, the Parent Bylaws and the equivalent organizational or charter documents of its Subsidiaries, each as amended to date. Each of the Parent Certificate, Parent Bylaws and the equivalent organizational or charter documents of its Subsidiaries so delivered are in full force and effect as of the date hereof.

(b) Parent Capital Stock. As of the date hereof, the authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock, of which 19,000,000 are issued and outstanding. Parent has no shares of Parent Common Stock reserved for issuance, except that 33,333,334 shares of Parent Common Stock are reserved for issuance in a private placement pursuant to subscription agreements dated on or about August 25, 2004 between Parent and certain Persons in connection with Parent’s proposed acquisition of Guaranty Corporation, a bank holding company organized under the laws of the State of Colorado (“Guaranty”). As of the date hereof, no shares of Parent Common Stock are held in treasury by Parent or otherwise owned directly or indirectly by Parent. The outstanding shares of Parent Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. The outstanding shares of Parent Common Stock are subject to preemptive rights in certain circumstances. The outstanding shares of Parent Common Stock were not issued in violation of any preemptive rights.

(c) Corporate Power. (i) Parent has all requisite power and authority (corporate and other) to carry on its business as it is now being conducted and to own all its properties and assets; and Parent has all requisite

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corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the transactions contemplated hereby.

(ii) Prior to the Effective Time, Parent will have taken all necessary action to permit it to issue the number of shares of Parent Common Stock required to be issued pursuant to Article III. The Parent Common Stock, when issued, will be validly issued, fully paid and nonassessable, and no shareholder of Parent will have any preemptive right of subscription or purchase in respect thereof. The Parent Common Stock, when issued, will be registered under the Securities Act and Exchange Act and registered or exempt from registration under any applicable state securities or “blue sky” laws.

(d) Corporate Authority. No vote of the holders of capital stock of Parent is necessary to approve this Agreement and the Merger and the other transactions contemplated hereby. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Parent and the Parent Board. This Agreement has been duly authorized, executed and delivered by Parent and this Agreement is a valid and legally binding agreement of Parent, enforceable against Parent in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or to general equity principles.

(e) Regulatory Approvals; No Violations. (i) No consents, approvals, permits authorizations of, or waivers by, or notices, reports, filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Parent in connection with the execution, delivery and performance by Parent of this Agreement or to consummate the Merger and the other transactions contemplated hereby except for (A) filings of applications or notices with, and approvals or waivers by, the Federal Reserve Board and the OCC, as may be required, (B) filings and notices pursuant to the Exchange Act and the Securities Act and state securities and “blue sky” laws, if any, (C) the approval of the Plan of Merger by the shareholders of the Company and (D) the filing of the Colorado Articles of Merger with the Secretary of State of the State of Colorado pursuant to the CBCA and the Delaware Certificate of Merger with the Secretary of State of the State of Delaware. As of the date hereof, Parent is not aware of any reason why the approvals set forth in this Section 5.03(e) and Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii) Subject to receipt of the approvals referred to in the preceding paragraph, and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by Parent does not, and the consummation by Parent of the Merger and the other transactions contemplated hereby will not, (A) constitute or result in a breach or violation of, or a default under, the acceleration of any obligations or the creation of a Lien on the assets of Parent (with or without notice, lapse of time, or both) pursuant to, Contracts binding upon Parent or to which Parent or any of its properties is subject or bound or any Law or governmental or non-governmental permit or license to which Parent is subject, (B) constitute or result in a breach or violation of, or a default under, the Parent Certificate or the Parent Bylaws, (C) result in any change in the rights or obligations of any party under any of the Contracts or (D) require any consent or approval under any such Contract, Law, governmental or non-governmental permit or license.

(f) No Brokers. Neither Parent nor any of its officers, directors, employees, agents or representatives has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated by this Agreement, except that Parent has employed Castle Creek Financial LLC as its financial advisor.

(g) Financial Reports; Undisclosed Liabilities. (i) The statements of condition of Parent’s predecessor, Centennial Bank Holdings, Inc, a corporation organized under the laws of the State of Colorado (“CBH”), as of December 31, 2003 and December 31, 2002, and the related statements of earnings, stockholders’ equity and cash flows for the period then ended (including the related notes and schedules), audited by Fortner, Bayens, Levkulich and Co., P.C., and the unaudited statements of condition of Parent, as of September 30, 2004, and the

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related statements of earnings, stockholders’ equity and cash flows for the period then ended (including the related notes and schedules), fairly present in all respects the financial position of CBH and its Subsidiaries or Parent and its Subsidiaries, as applicable, on a consolidated basis as of such dates and the results of operations, retained earnings and changes in cash flows, as the case may be, of CBH and its Subsidiaries or Parent and its Subsidiaries, as applicable, on a consolidated basis for the periods then ended, all in accordance with GAAP. The books and records of CBH and its Subsidiaries were, and the books and records of Parent and its Subsidiaries are being, maintained in accordance with GAAP or, to the extent inconsistent with GAAP, in accordance with any other applicable legal, regulatory and accounting requirements.

(ii) Each of CBH, Parent and their respective Subsidiaries has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2002 with (A) the Federal Reserve Board, the FDIC and the Colorado Division of Banking and (B) any other Regulatory Authority, and all other reports, registrations and statements required to be filed by it since December 31, 2002, including, without limitation, any report, registration or statement required to be filed pursuant to the laws of the United States or the State of Colorado or the State of Delaware and the rules and regulations of the Federal Reserve Board, the FDIC, the Colorado Commissioner of Banking or any other Regulatory Authority, and has paid all fees and assessments due and payable in connection therewith. As of their respective dates, such reports, registrations and statements complied in all respects with all the laws, rules and regulations of the applicable Regulatory Authority with which they were filed.

(iii) Since December 31, 2003, neither CBH nor Parent nor any of their respective Subsidiaries has incurred any obligations or liabilities (whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those related to environmental and occupational safety and health matters) other than in the ordinary and usual course of business consistent with past practice, except for the acquisition by Parent of CBH, Parent’s entering into an Agreement and Plan of Merger with Guaranty pursuant to which Parent will purchase all of the outstanding common stock of Guaranty on a fully diluted basis for $365,000,000 and the incurrence by Parent of expenses related to this Agreement and the transactions contemplated hereby.

(iv) Since December 31, 2003, (A) each of CBH, Parent and their respective Subsidiaries has conducted its business only in, and has not engaged in any transaction other than according to the ordinary and usual course of such business consistent with past practice, and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03 or otherwise) has had or could be reasonably likely to have a Parent Material Adverse Effect or prevent, delay or impair the ability of the Parent to consummate the transactions contemplated by this Agreement, except for the acquisition by Parent of CBH and Parent’s entering into an Agreement and Plan of Merger with Guaranty pursuant to which Parent will purchase all of the outstanding common stock of Guaranty on a fully diluted basis for $365,000,000.

(v) Except as set forth on Schedule 5.03(g)(v) of the Parent Disclosure Schedule, since December 31, 2003, there has not been (A) any damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by CBH, Parent or any of their respective Subsidiaries, whether or not covered by insurance, (B) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of CBH, Parent or any of their respective Subsidiaries (C) any change by Parent and its Subsidiaries in accounting principles, practices, procedures or methods in use by CBH and its Subsidiaries as of December 31, 2003 or (D) any increase in the compensation payable or that could become payable by Parent to directors, officers or employees or any amendment of any Benefit Plans other than increases or amendments in the ordinary and usual course of business consistent with past practice.

(h) Litigation. Other than as disclosed on Schedule 5.03(h) of the Parent Disclosure Schedule, no civil, criminal or administrative litigation, claim, action, suit, hearing, investigation or other proceeding before any Governmental Authority is pending or, to Parent’s or any of its Subsidiaries’ knowledge, threatened against

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Parent or any of its Subsidiaries or any of their respective Affiliates and there are no facts or circumstances that could result in any claims against, or obligations or liabilities of, Parent or any of its Subsidiaries or any of their respective Affiliates.

(i) Regulatory Matters. (i) Neither Parent nor any of its Subsidiaries nor any of their respective properties is, directly or indirectly, a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authorities. Each of Parent and its Subsidiaries has paid all assessments made or imposed by any Regulatory Authority.

(ii) Neither Parent nor any of its Subsidiaries has been advised by, and do not have any knowledge of facts which could give rise to an advisory notice by, any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, extraordinary supervisory letter or similar submission.

(j) Compliance with Laws. Each of Parent and its Subsidiaries:

(i) Is in compliance with all Laws applicable thereto or to the employees conducting Parent’s business, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, Title III of the USA Patriot Act and all other applicable bank secrecy laws, fair lending laws and other laws relating to discriminatory business practices.

(ii) Has all permits, licenses, franchises, variances, exemptions, certificates of authority, orders, authorizations, consents and approvals of, and has made all filings, applications, notices and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its assets and properties and to conduct its business as presently conducted; all such permits, licenses, franchises, variances, exemptions, certificates of authority, orders, authorizations, consents and approvals are in full force and effect and, to Parent’s knowledge, no suspension or cancellation of any of them is threatened.

(iii) No investigation or review by any Governmental Authority with respect to the Company is pending or, to the knowledge of Parent, threatened, nor has Parent received any notification or communication from any Governmental Authority (A) asserting that Parent is not in compliance with any of the Laws which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Parent’s knowledge, do any grounds for any of the foregoing exist).

(k) Material Contracts; Defaults. Except as set forth on Schedule 5.03(k) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to, bound by or subject to any Contract (whether written or oral) (i) that would be a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K if Parent had securities registered under the Exchange Act, or when Parent has securities registered under the Exchange Act, is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K or (ii) that purports to limit in any respect either the type of business in which the Company or any of its Subsidiaries (or, after giving effect to the Merger, Parent) may engage or the manner or locations in which any of them may so engage in any business. Neither the Company nor any of its Subsidiaries is in default under any Contracts to which it is a party, by which it or its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(l) Labor Matters. Neither Parent nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, and neither Parent nor any of its Subsidiaries is the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel either Parent or any

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of its Subsidiaries to bargain with any labor union or labor organization as to wages or conditions of employment, nor is there pending or, to Parent’s or any of its Subsidiaries’ knowledge, threatened, nor has there been at any time during the past five years, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving either the Company or any of its Subsidiaries. Parent is not aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity

ARTICLE VI

COVENANTS

6.01. Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the Company and Parent agrees to cooperate with the other and use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable on its part under this Agreement or under applicable laws to consummate and make effective the Merger and the other transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article VII hereof.

6.02. Information Supplied. (a) Parent and the Company shall promptly prepare the Proxy Statement/Prospectus (as defined below), and Parent shall prepare and file with the SEC the Registration Statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (including the proxy statement and prospectus (the “Proxy Statement/Prospectus”) constituting a part thereof) (the “S-4 Registration Statement”) as promptly as practicable after Parent files a Registration Statement on Form S-1 (the “S-1 Registration Statement”) pursuant to a Registration Rights Agreement, the execution of which is a condition to the closing of the private placement of Parent Common Stock pursuant to subscription agreements dated on or about August 25, 2004 between Parent and certain Persons in connection with Parent’s proposed acquisition of Guaranty, as contemplated by the Placement Agency Agreement, dated as of August 25, 2004, by and between Parent and Friedman, Billings, Ramsey & Co., Inc., for itself and as agent on behalf of certain purchasers of Parent Common Stock in connection with Parent’s acquisition of Guaranty, and the S-1 Registration Statement is declared effective or all material comments have been cleared by the SEC. The Company and Parent shall cooperate and shall furnish to the other all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with (i) the Proxy Statement/Prospectus, the S-4 Registration Statement, or any other filing, notice or application made on behalf of Parent or its Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement, and (ii) the S-1 Registration Statement (including financial information in connection with the preparation of pro forma financial statements) described above. Parent and the Company each shall use its commercially reasonable efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and promptly thereafter mail the Proxy Statement/Prospectus to the shareholders of the Company. Parent shall also use its commercially reasonable efforts to satisfy prior to the effective date of the S-4 Registration Statement all necessary state securities law or “blue sky” notice requirements in connection with the Merger and to consummate the other transactions contemplated by this Agreement and will pay all expenses incident thereto.

(b) The Company and Parent each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) the S-4 Registration Statement will, at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date of mailing to stockholders and at the times of the meetings of stockholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances

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under which they were made, not misleading. The Company and Parent will cause the S-4 Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder.

6.03. Shareholder Approval. The Company agrees to take, in accordance with applicable law and the Company Articles and the Company Bylaws, all action necessary to convene as soon as practicable after the S-4 Registration Statement is declared effective a special meeting of its shareholders to consider and vote upon the approval of the Plan of Merger and any other matters required to be approved by the Company’s shareholders for consummation of the Merger (including any adjournment or postponement, the “Company Meeting”), within thirty (30) calendar days after delivery of the Proxy Statement/Prospectus. Except with the prior approval of Parent, no other matters shall be submitted for the approval of the Company shareholders. The Company Board shall at all times prior to and during such special meeting recommend such approval and shall take all reasonable lawful action to solicit such approval by its shareholders; provided, that nothing in this Agreement shall prevent the Company Board from withholding, withdrawing, amending or modifying its recommendation if the Company Board determines in good faith (after consultation with outside legal counsel) that such action is, in the absence of the foregoing proscriptions, reasonably likely to be required in order for its directors to comply with their fiduciary duties to the Company shareholders under applicable law; provided, further, that Section 6.06 shall govern the withholding, withdrawing, amending or modifying of such recommendation in the circumstances described therein.

6.04. Press Releases. Except as otherwise required by law, the Company and Parent shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed. The Company and Parent shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party.

6.05. Access; Information. (a) The Company agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford Parent and Parent’s officers, employees, counsel, accountants and other authorized representatives reasonable access during normal business hours throughout the period prior to the Effective Time to its books, records (including, without limitation, Tax Returns and work papers of independent auditors), Contracts, properties and personnel and to such other information as Parent may reasonably request and, during such period, it shall furnish promptly to Parent all information concerning its business, properties and personnel as Parent may reasonably request; provided, that the Company shall not be required to allow access to any information reasonably relating to the Company’s evaluation of this Merger Agreement or any of the transactions contemplated hereby, except that the Company shall provide access to any information requested by Parent which is reasonably necessary or desirable in the preparation of the S-4 Registration Statement.

(b) Without limiting the generality of Section 6.05(a), prior to the Effective Time, upon reasonable prior notice and subject to applicable laws relating to the exchange of information, Parent and Parent’s representatives shall have the right to conduct a review to determine the accuracy of the representations and warranties and the satisfaction of the conditions to closing as provided hereunder.

(c) The Company agrees that, subject to applicable laws, it shall cooperate in good faith with Parent on mutually agreed operating issues which the parties agree have priority.

(d) Parent agrees that, upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the Company and its authorized representatives such access to Parent’s personnel as the Company may reasonably request; provided, that Parent shall not be required to allow access to any information reasonably relating to Parent’s evaluation of this Merger Agreement or any of the transactions contemplated hereby, except that Parent shall provide access to any information requested by Parent which is reasonably necessary or desirable in the preparation of the S-4 Registration Statement.

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(e) Each party agrees that any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) shall be subject to and governed by the Mutual NDA.

(f) No investigation by either party of the business and affairs of the other party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to such party’s obligation to consummate the transactions contemplated by this Agreement.

6.06. Acquisition Proposals. The Company agrees that neither it nor its officers or directors shall, and that it shall direct and use its best efforts to cause its employees, agents and representatives (including any financial advisor, attorney or accountant retained by it) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of all or substantially all of the assets of or more than 10% of the outstanding equity securities of, the Company (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”). The Company further agrees that neither it nor any of its officers and directors shall, and that it shall direct and use its best efforts to cause its employees, agents and representatives (including any financial advisor, attorney or accountant retained by it) not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or the Company Board from (A) complying with its disclosure obligations under federal or state law; (B) at any time prior, but not after the Company Meeting is convened, providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Company Board receives from the Person so requesting such information an executed confidentiality agreement; (C) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal; or (D) recommending such an Acquisition Proposal to the shareholders of the Company, if and only to the extent that, (i) in each such case referred to in clause (B), (C) or (D) above, the Company Board determines in good faith (after consultation with outside legal counsel) that such action is, in the absence of the foregoing proscriptions, likely to be required in order for its directors to comply with their respective fiduciary duties under applicable law and (ii) in each such case referred to in clause (C) or (D) above, the Company Board determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and would, if consummated, result in a transaction more favorable to the Company’s shareholders from a financial point of view than the Merger (any such more favorable Acquisition Proposal being referred to in this Agreement as a “Superior Proposal”). The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposals. The Company agrees that it will take the necessary steps to promptly inform the individuals referred to in the first sentence hereof of the obligations undertaken in this Section 6.06. The Company agrees that it will notify Parent promptly, but in no event later than the next succeeding Business Day, if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposal or offer and thereafter shall keep Parent informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations.

6.07. Regulatory Applications. (a) Each of Parent and the Company shall cooperate and use their respective reasonable best efforts to prepare and file, or cause to be filed, all documentation to effect all necessary notices, reports and other filings and to obtain all permits, consents, approvals and authorizations necessary or advisable to be obtained from any third parties and/or Governmental Authorities in order to consummate the Merger or any of the other transactions contemplated hereby; and any initial filings with Governmental Authorities shall be made by Parent as soon as reasonably practicable after the execution hereof but, provided that the Company has

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cooperated as described above, in no event later than sixty (60) days after the date hereof. Subject to applicable laws relating to the exchange of information, each of Parent and the Company shall have the right to review in advance, and to the extent practicable each shall consult with the other on, all material written information submitted to any third party and/or any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and/or Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party shall keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby (including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, from any third party and/or Governmental Authority with respect to the Merger and other transactions contemplated by this Agreement).

(b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party to any third party and/or Governmental Authority.

6.08. Indemnification; Director’s and Officer’s Insurance.

(a) From and after the Effective Time, Parent agrees that it will indemnify and hold harmless each present and former director and officer of the Company and any of its Subsidiaries (each, an “Indemnified Party” and, collectively, the “Indemnified Parties”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under the CBCA and the Company Articles and the Company Bylaws in effect on the date hereof to indemnify such Person (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided, the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification); provided, further, that any determination required to be made with respect to whether an officer’s or director’s conduct complies with the standards set forth under the CBCA and the Company Articles and Company Bylaws, or the equivalent organizational or charter documents of any of its Subsidiaries, as applicable, shall be made by independent counsel selected by both Parent and the Indemnified Party. Parent’s obligations under this Section 6.08(a) shall continue in full force and effect for a period of four (4) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

(b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.08, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent of any liability it may have to such Indemnified Party if such failure does not materially prejudice Parent. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent shall have the right to assume the defense thereof and Parent shall not be liable to such Indemnified Party for any legal expenses or other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, (ii) the Indemnified Party will cooperate in the defense of any such matter and (iii) Parent shall not be liable for any settlement effected without its prior written consent; provided, further, that Parent shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

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(c) For a period of three (3) years from the Effective Time, Parent shall use its commercially reasonable efforts to provide that portion of director’s and officer’s liability insurance (“D&O Insurance”) that serves to reimburse the present and former officers and directors (determined as of the Effective Time) of the Company (as opposed to the portion that serves to reimburse the Company) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which D&O Insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage provided by the Company as of the date hereof; provided, however, that in no event shall Parent be required to expend on an annual basis more than 150% of the last annual premium paid prior to the date hereof (the “Insurance Cap”) to maintain or procure such D&O Insurance; provided, however, that if Parent is unable to maintain or obtain the D&O Insurance called for by this Section 6.08, Parent shall use its commercially reasonable efforts to obtain as much comparable insurance as is available for the Insurance Cap; provided, further, that officers and directors of the Company may be required to make application and provide customary representations and warranties to Parent’s insurance carrier for the purpose of obtaining such D&O Insurance.

(d) If Parent or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any other Person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 6.08.

6.09. Benefit Plans. (a) For the twelve (12) month period immediately following the Effective Time, Parent agrees to provide the employees of the Company who continue employment with Parent or any of its Subsidiaries with employee benefits (other than equity-based awards) that are substantially comparable in the aggregate to those benefits provided to employees under the Benefit Plans disclosed in Schedule 5.02(m) of the Company Disclosure Schedule immediately prior to the Effective Time. Parent will cause the employee benefit plans that such employees are eligible to participate in to take into account for purposes of eligibility and vesting thereunder service by such employees with the Company as if such service were with Parent or any such Subsidiary, as the case may be, to the same extent that such service was credited under a comparable plan of the Company immediately prior to the Effective Time. Any pre-existing condition limitations under the medical, dental and health plans of Parent will apply to Company employees only to the same extent that such pre-existing condition limitations were applicable to Company employees under comparable plans of the Company. Employees of the Company will retain credit for unused vacation and sick days which were accrued with the Company as of the Effective Time. Without limiting the generality of the foregoing provisions of this Section 6.09, nothing herein shall limit the ability of Parent or any of its Subsidiaries to amend or terminate any of the Benefit Plans in accordance with their terms at any time.

(b) If any of the Company’s employees become eligible to participate in a medical, dental or health plan of Parent, Parent shall use commercially reasonable efforts to cause, to the extent practicable, each such plan to (i) waive any preexisting condition limitations to the extent such conditions were covered under the applicable medical, dental or health plans of the Company, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by such employees and their beneficiaries under similar plans of the Company during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee or such employee’s beneficiaries on or after the Effective Time to the extent such employee or such employee’s beneficiaries had satisfied any similar limitation or requirement under an analogous plan prior to the Effective Time.

(c) If Parent determines that one or more Benefit Plans of the Company should be terminated as of the Effective Time, the Company shall take, or cause to be taken, all actions reasonably requested by Parent to so terminate any such Benefit Plans as of the Effective Time and, if reasonably necessary or appropriate, apply for applicable determination letters or other required approvals from the IRS and/or the Department of Labor, as appropriate, in connection with such action; provided, however, that no such termination shall be required to be effective prior to the Effective Time.

6.10. Non-Competition Agreements. Each of the Directors shall, simultaneously with the execution and delivery hereof, execute and deliver to Parent a Non-Competition Agreement.

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6.11. Notification of Certain Matters. Each of the Company and Parent shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, or to prevent, materially delay or materially impair the ability of the Company or Parent, as the case may be, to consummate the transactions contemplated by this Agreement or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

6.12. Affiliates. Prior to the date of the Company Meeting, Parent shall deliver to the Company a list of names of those Persons who are, in the opinion of the Parent, as of the time of the Company Meeting referred to in Section 6.03, “affiliates” of the Company within the meaning of Rule 145 under the Securities Act. The Company shall provide to Parent such information and documents as Parent shall reasonably request for purposes of preparing such list. There shall be added to such list the names of any other Person subsequently identified by either Parent or the Company as a Person who may be deemed to be such an affiliate of the Company; provided, however, that no such Person identified by Parent shall be added to the list of affiliates of the Company if Parent shall receive from the Company, on or before the date of the Stockholders Meeting, an opinion of counsel reasonably satisfactory to Parent to the effect that such Person is not such an affiliate. The Company shall exercise its best efforts to deliver or cause to be delivered to Parent, prior to the date of the Stockholders Meeting, from each affiliate of the Company identified in the foregoing list (as the same may be supplemented as aforesaid), a letter dated as of the date of the closing of the Merger (the “Closing Date”) substantially in the form attached as Exhibit C (the “Affiliates Letter”). Parent shall not be required to maintain the effectiveness of the S-4 Registration Statement or any other registration statement under the Securities Act for the purposes of resale of Parent Common Stock by such affiliates received in the Merger and Parent may direct the Exchange Agent not to issue certificates representing Parent Common Stock received by any such affiliate until Parent has received from such Person an Affiliates Letter. Parent may issue certificates representing Parent Common Stock received by such affiliates bearing a customary legend regarding applicable Securities Act restrictions and the provisions of this Section 6.12.

6.13. Human Resources Issues. The Company will consult in good faith with Parent regarding the nature and content of any formal presentation of the transactions contemplated by this Agreement to employees of the Company as a group and will include a Parent representative in any such presentation or any formal group meeting at which the transaction is explained or discussed, under an arrangement that is mutually satisfactory to both parties. The Company agrees to work in good faith with Parent to facilitate the timely and accurate dissemination of information to employees regarding matters related to the transactions contemplated by this Agreement in such a manner as to cause minimal disruption of the business of the Company and its relationships with its employees and to facilitate the transition of such relationships to Parent.

6.14. Third-Party Agreements. (a) The Company shall use its best efforts to obtain (i) with ninety (90) calendar days after the date hereof, the consents or waivers listed in Schedule 5.02(k) of the Company Disclosure Schedule or otherwise required to be obtained from any third-parties in connection with the Merger and the transactions contemplated hereby (in such form and content as is approved in writing by Parent) and (ii) the cooperation of such third parties to effect a smooth transition in accordance with Parent’s timetable at or after the Effective Time. The Company shall cooperate with Parent in minimizing the extent to which any Contracts will continue in effect following the Effective Time, in addition to complying with the prohibitions in Section 4.01(l).

(b) Without limiting the generality of Section 6.14(a), the Company shall use all reasonable efforts to provide data processing, item processing and other processing support or outside contractors to assist Parent in performing all tasks reasonably required to result in a successful conversion of the Company’s data and other files and records to Parent’s production environment, when requested by Parent and in such a manner sufficient to ensure that a successful conversion will occur at the time (on or after the Effective Time) designated by Parent. Among other things, the Company shall:

(i) cooperate with Parent to establish a mutually agreeable project plan to effectuate the conversion;

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(ii) use their commercially reasonable efforts to have the Company’s outside contractors continue to support both the conversion effort and its on-going needs until the conversion can be established;

(iii) provide, or use its commercially reasonable efforts to obtain from any outside contractors, all data or other files and layouts requested by Parent for use in planning the conversion, as soon as reasonably practicable;

(iv) provide reasonable access to the Company’s personnel and facilities and, with the consent of its outside contractors, its outside contractors’ personnel and facilities, to enable the conversion effort to be completed on schedule; and

(v) give notice of termination, conditioned upon the completion of the transactions contemplated by this Section 6.14(b), of the Contracts of outside data, item and other processing contractors or other third-party vendors when directed to do so by Parent.

(c) Parent agrees that all actions taken pursuant to this Section 6.14 shall be taken in a manner intended to minimize disruption to the customary business activities of the Company.

6.15. Shareholder Agreements. Each Shareholder, as a holder of Company Common Stock, shall execute and deliver to Parent simultaneously with the execution of this Agreement a Shareholder Agreement, committing each such person, among other things, to vote his or her shares of Company Common Stock in favor of the Plan of Merger at the Company Meeting and to certain representations and covenants.

6.16. Additional Agreements. In case at any time after the Effective Time of the Merger any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Parent with full title to all properties, assets, rights, powers, approvals, privileges, immunities and franchises of the Company, the proper officers and directors of each party to this Agreement shall take all necessary or appropriate action.

6.17. Pre-Closing Adjustments. At or before the Effective Time of the Merger, the Company shall make such accounting entries or adjustments, including additions to its ALL and charge-offs of loans, as Parent shall direct as a result of its on-going review of the Company (including its review of the information provided to it pursuant to Sections 6.05 and 6.11) or in order to implement its plans following the Effective Time or to reflect expenses and costs related to the Merger; provided, however, that unless the adjustment would otherwise be required by applicable law, rule or regulation, or by regulatory accounting principles or GAAP applied on a basis consistent with the financial statements of the Company, (a) the Company shall not be required to take such actions more than one day prior to the Effective Time or prior to the time Parent agrees in writing that all of the conditions to its obligation to close as set forth in Section 7.02 have been satisfied or waived and each of the approvals in Section 7.01(b) have been received, and (b) no such adjustment shall (i) require any filing with any Governmental Authority, (ii) violate any law, rule or regulation applicable to the Company, (iii) otherwise materially disadvantage the Company if the Merger is not consummated, (iv) constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred or (v) result in a reduction in the Merger Consideration.

6.18. Company Stock Options. Effective at the Effective Time, Parent shall assume each Company Stock Option in accordance with the terms of the Company Stock Option Plan under which it was issued and the agreement by which it is evidenced and the Company Stock Option Plan shall be amended to reflect the assumption by Parent. At or prior to the Effective Time, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Stock Options assumed by it in accordance with Section 3.01(b). At or prior to the Effective Time, Parent shall have filed and caused to become effective a registration statement on Form S 3 or Form S 8, as the case may be (or any successor or other appropriate forms), or another appropriate form with respect to the Parent Common Stock subject to such Company Stock Options, and shall use its best efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Company Stock Options remain outstanding.

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6.19. Section 16 Matters. The Company Board and the Parent Board shall, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(d) and Rule 16b-3(e) under the Exchange Act to exempt (i) the conversion of Shares into Parent Common Stock and (ii) the acquisition of Parent Common Stock pursuant to the terms of this Agreement by officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act or by employees of the Company who may become an officer or director of Parent subject to the reporting requirements of Section 16(a) of the Exchange Act. In furtherance of the foregoing, prior to the Effective Time, (i) the Company Board shall adopt resolutions that specify (A) the name of each individual whose disposition of Shares (including Company Stock Options and other derivative securities with respect to Shares) is to be exempted, (B) the number of Shares (including Company Stock Options and other derivative securities with respect to Shares) to be disposed of by each such individual and (C) that the approval is granted for purposes of exempting the disposition from Section 16(b) of the Exchange Act under Rule 16b-3(e) of the Exchange Act and (ii) the Parent Board shall adopt resolutions that specify (A) the name of each individual whose acquisition of shares of Parent Common Stock is to be exempted, (B) the number of shares of Parent Common Stock to be acquired by each such individual and (C) that the approval is granted for purposes of exempting the acquisition from Section 16(b) of the Exchange Act under Rule 16b-3(d) of the Exchange Act. Parent and the Company shall provide to counsel of the other party for its review copies of such resolutions to be adopted by the respective boards of directors prior to such adoption and the Company shall provide Parent with such information as shall be reasonably necessary for the Parent Board to set forth the information required in the resolutions of the Parent Board.

6.20. Exchange Listing. Prior to the Effective Time, Parent shall use its best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the Nasdaq National Market System, or such other quotation system on which such shares are primarily traded, subject to official notice of issuance.

6.21. Election to Parent’s Board of Directors. Promptly after the Effective Time, Parent shall increase the size of the Parent Board in order to cause one current member of the Company Board, who shall be determined by mutual agreement of the Company Board and the Parent Board, to be appointed to the Parent Board at such time and, subject to fiduciary obligations under applicable law, shall use its reasonable best efforts to cause such individual to be elected as a director of Parent at the first annual meeting of shareholders of Parent with a proxy mailing date after the Effective Time.

6.22. Assumption of Obligations under Executive Incentive Agreements. Prior to the Effective Time, Parent shall take all corporate actions necessary to assume, or cause one or more of its Subsidiaries to assume, as of the Effective Time the obligations of the Company Bank under the Executive Incentive Agreements as in effect on the date hereof between the Company Bank or its Subsidiaries, on the one hand, and the executive officers listed on Schedule 6.22 of the Company Disclosure Schedule on the other hand.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

7.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or written waiver at or prior to the Effective Time of each of the following conditions:

(a) Shareholder Approval. The Plan of Merger shall have been duly approved by holders of not less than a majority of the outstanding shares of Company Common Stock in accordance with applicable law and the Company Articles and Company Bylaws.

(b) Regulatory Approvals. All notices, reports and other filings required to be made prior to the Effective Time by the Company or Parent with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company or Parent from, any Governmental Authority

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in connection with the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby, shall have been made or obtained (as the case may be) and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Parent Board reasonably determines in good faith would (i) following the Effective Time, have a Parent Material Adverse Effect or (ii) materially reduce the benefits of the transactions contemplated hereby to such a degree that Parent would not have entered into this Agreement had such conditions, restrictions or requirements been known as of the date hereof.

(c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement (collectively, an “Order”).

(d) S-1. The S-1 Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the S-1 Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened, by the SEC.

(e) S-4. The S-4 Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened, by the SEC.

(f) Exchange Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq National Market System, or such other quotation system on which such shares are primarily traded, subject to official notice of issuance.

(g) Blue Sky Approvals. Parent shall have received all state securities and “blue sky” permits and approvals necessary to consummate the transactions contemplated hereby.

7.02. Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to consummate the Merger is also subject to the fulfillment or written waiver prior to the Effective Time of each of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Parent set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and the Company shall have received a certificate signed by an executive officer of Parent, dated as of the Effective Time, to such effect. For purposes of this paragraph, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be true and correct in all material respects, either individually or in the aggregate, and without giving effect to any materiality, material adverse effect or similar qualifications set forth in such representations and warranties, will have or would reasonably be expected to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement.

(b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed by an executive officer of Parent, dated as of the Effective Time, to such effect.

(c) Tax Opinion. The Company shall have received the opinion of Jenkens & Gilchrist, a Professional Corporation, counsel to the Company, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, that each of

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Parent and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code and that no gain or loss will be recognized by shareholders of the Company who receive shares of Parent Common Stock in exchange for all of their Company Common Stock, except with respect to cash received in lieu of fractional shares.

7.03. Conditions to Obligation of Parent to Effect the Merger. The obligation of Parent to consummate the Merger is also subject to the fulfillment or written waiver by Parent prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company, dated as of the Effective Time, to such effect. For purposes of this paragraph, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be true and correct in all material respects, either individually or in the aggregate, and without giving effect to any materiality, material adverse effect or similar qualifications set forth in such representations and warranties, will have or would reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

(b) Updated Disclosure Schedule. Each of the Company Disclosure Schedule and the Parent Disclosure Schedule shall be updated and made current as of the day prior to the Effective Time of the Merger and a draft of each of the updated Company Disclosure Schedule and Parent Disclosure Schedule shall have been delivered to Parent and to the Company, as applicable, no later than 72 hours prior to the Effective Time; such update of the Company Disclosure Schedule and Parent Disclosure Schedule shall not in any way affect the representations and warranties set forth in Section 5.02 and Section 5.03, as applicable.

(c) Performance of Obligations of Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company, dated as of the Effective Time, to such effect.

(d) Performance of Obligations of the Shareholders. Parent shall have received a Shareholder Agreement executed and delivered by each Shareholder of the Company as contemplated by Section 6.15, each of which shall remain in full force and effect. Each Shareholder shall have performed in all material respects all obligations required to be performed by such Shareholder under his or her respective Shareholder Agreement.

(e) Shareholders’ Equity and Reserves. As of the last business day of the month reflected in the Closing Financial Statements (the “Shareholders’ Equity Measuring Date”), (i) the Adjusted Shareholders’ Equity of the Company shall not be less than $52,000,000 and (ii) the ALL of the Company shall not be less than $3,200,000, in each case as determined in accordance with GAAP, provided, however, that in the event that the sum of the Adjusted Shareholders’ Equity plus the ALL of the Company is less than $55,200,000, then the aggregate Merger Consideration to be paid to the holders of Company Common Stock shall be recomputed on the basis of an aggregate value of the Merger Consideration equaling $105,000,000 less the amount by which the combined Adjusted Shareholders’ Equity and ALL of the Company is less than $55,200,000. For purposes of this Section 7.03(e), “Adjusted Shareholders’ Equity” means the equity of the Company as set forth in the Closing Financial Statements (as defined in Section 7.03(g) below), excluding any gains or losses on or changes in fair market value of securities of the Company from such calculation, and adding the sum of (w) all amounts paid or accrued in connection with any actions taken pursuant to Section 6.17 to the extent that such actions were not necessary to bring the Company into conformity with GAAP or any applicable rule or regulation of any Governmental Authority, (x) all fees and expenses of all attorneys, accountants, investment bankers and other advisors and

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agents for the Company (“Advisors”) for services rendered solely in connection with the transactions contemplated by this Agreement (collectively, “Professional Fees”) paid by the Company prior to the Effective Time and which do not exceed in the aggregate $500,000 (exclusive of reasonable costs incurred or advanced by such Advisors), and (y) the amount of any payment listed on Schedule 4.01(d) of the Company Disclosure Schedule required to be accrued by the Company as of the Shareholders’ Equity Measuring Date.

(f) No Litigation. No Governmental Authority or any other Person shall have instituted any proceeding or threatened to institute any proceeding seeking any Order.

(g) Closing Financial Statements. At least four (4) Business Days prior to the Effective Time, the Company shall provide Parent with the Company’s financial statements presenting the financial condition of the Company as of the close of business on the last day of the last month ended prior to the Effective Time and the Company’s results of operations for the period September 30, 2004 through the close of business on the last day of the last month ended prior to the Effective Time (the “Closing Financial Statements”); provided, however, that if the Effective Time occurs on or before the fifth Business Day of the month, the Company shall have provided consolidated financial statements as of and through the second month preceding the Effective Time of the Merger. Such financial statements shall have been prepared in all material respects in accordance with GAAP and regulatory accounting principles and other applicable legal and accounting requirements, and reflect all period-end accruals and other adjustments. Such financial statements shall be accompanied by a certificate of the Company’s Chief Financial Officer, dated as of the Effective Time, to the foregoing effect and to the effect that such financial statements continue to reflect accurately, as of the date of the certificate, the financial condition of the Company in all material respects.

(h) Non-Competition Agreements. Parent shall have received a Non-Competition Agreement executed and delivered by each of the Directors, as contemplated by Section 6.10, each of which shall remain in full force and effect.

(i) Consents. The Company shall have obtained each of the consents listed in Schedule 5.02(k) of the Company Disclosure Schedule and any consents of the type required to be identified in Schedule 5.02(k) of the Company Disclosure Schedule but which were not so identified as of the date of this Agreement. A copy of each such consent shall have been delivered to Parent.

(j) Transaction Expenses. The Company shall have used its reasonable best efforts to cause its Advisors to submit final bills or estimates of final bills for all Professional Fees to the Company at least two (2) Business Days prior to the Effective Time. Based upon such final bills or estimates of such final bills, the Company shall have paid all Professional Fees in full prior to the Effective Time, and Parent shall have received written evidence from the Company to such effect prior to the Effective Time; provided, that Parent shall have been given a reasonable opportunity to review and comment on all invoices, bills and estimates relating to such Professional Fees prior to their payment. In no event shall Parent be liable for any such Professional Fees or for any amounts payable to the Company’s Advisors.

(k) Directors’ Resignations. Parent shall have received the written resignation of each director of the Company (in such director’s capacity as a director of the Company), effective as of the Effective Time.

(l) Dissenting Shareholders. At the Effective Time, the Company shall have complied with its obligations and duties under Section 7-113 of the CBCA with respect to the rights of Dissenting Shareholders, including, without limitation, the provision of the notice to holders required pursuant to Section 7-113-201 of the CBCA.

(m) Employment Agreements. Craig A. Ockers shall have entered into an employment agreement with Parent or a Subsidiary of Parent (collectively, the “Employment Agreements”).

(n) Tax Opinion. Parent shall have received the opinion of Sullivan & Cromwell LLP, counsel to Parent, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of Parent and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code.

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ARTICLE VIII

TERMINATION

8.01. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by shareholders of the Company referred to in Section 7.01(a), by the mutual written consent of Parent and the Company by action of their respective boards of directors.

8.02. Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by shareholders of the Company referred to in Section 7.01(a), by action of the board of directors of either Parent or the Company, in the event:

(a) The Merger is not consummated by September 30, 2005, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of (i) the party seeking to terminate pursuant to this Section 8.02(a) or (ii) any of the Shareholders (if the Company is the party seeking to terminate), which action or inaction is in violation of its obligations under this Agreement or, in the case of the Shareholders, his or her obligations under the relevant Shareholder Agreement.

(b) (i) The approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final and nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the invitation, request or suggestion of a Governmental Authority or (ii) the shareholder approval referred to in Section 7.01(a) herein is not obtained at the Company Meeting.

8.03. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval by shareholders of the Company referred to in Section 7.01(a), by action of the Company Board if:

(a) (i) The Company is not in material breach of any of the terms of this Agreement, (ii) the Company Board authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (iii) Parent does not make, within ten (10) Business Days of receipt of the Company’s written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the Company Board determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the shareholders of the Company as the Superior Proposal and (iv) the Company prior to such termination pays to Parent in immediately available funds any fees required to be paid pursuant to Section 8.05(b). The Company agrees (x) that it will not enter into a binding agreement referred to in clause (ii) above until at least the eleventh Business Day after it has provided the notice to Parent required hereby and (y) to notify Parent promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification.

(b) There has been a breach of any representation, warranty, covenant or agreement made by Parent in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Sections 7.02(a) or 7.02(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given by the Company to Parent.

8.04. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval by shareholders of the Company referred to in Section 7.01(a), by action of the Parent Board, in the event that:

(a) There has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this

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Agreement, such that Sections 7.03(a) or 7.03(c) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given by Parent to the Company.

(b) There is a material breach by a Shareholder or Shareholders of any of the representations, warranties, covenants or agreements contained in any Shareholder Agreement, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party or parties of such breach.

(c) The Company or any of the other Persons described in Section 6.06 as Affiliates, representatives or agents of the Company shall take any of the actions that would be proscribed by Section 6.06 but for the proviso therein allowing certain actions to be taken pursuant to clause (B), (C) or (D) of Section 6.06 under the conditions set forth therein.

(d) The Company shall have breached Section 6.06 or the Company Board shall have failed to make its recommendation referred to in Section 6.03, withdrawn such recommendation or adversely modified or changed such recommendation or failed to reconfirm its recommendation of this Agreement within five (5) Business Days after a written request by Parent to do so.

8.05. Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement (other than as set forth in Section 9.01) shall become void and of no effect with no liability or further obligation on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement.

(b) In the event that (i) an Acquisition Proposal shall have been made to the Company or any of its shareholders or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company and thereafter this Agreement is terminated by either Parent or the Company pursuant to (A) Section 8.02(a) for failure of the Merger to be consummated by the date specified therein and such failure is the result of the knowing action or inaction of the Company or (B) Section 8.02(b)(ii) or (ii) this Agreement is terminated (A) by the Company pursuant to Section 8.03(a) or (B) by Parent pursuant to Section 8.04(a) or Section 8.04(d), then the Company shall promptly, but in no event later than two (2) Business Days after the date of such termination, pay a termination fee, representing liquidated damages, of $1,500,000 (the “Termination Fee”) payable by wire transfer of immediately available funds to an account specified by Parent. In the event that either party terminates this Agreement pursuant to Section 8.02(a) for failure of the Merger to be consummated by the date specified therein and such failure is the result of the knowing action or inaction of Parent, provided that it is understood that the failure of the Securities and Exchange Commission to have declared the S-4 Registration Statement Effective shall not, by itself, evidence knowing action or inaction of Parent, then Parent shall promptly, but in no event later than two (2) Business Days after the date of such termination pay the Termination Fee by wire transfer of immediately available funds to an account specified by the Company. Notwithstanding any Termination Fee paid to a party, such Termination Fee shall not be the sole remedy available to Parent in the event that the Company has breached Section 6.06 or to either party in the event that the other party has willfully breached any other provision of this Agreement and a party shall be entitled to pursue all remedies to which it is entitled at law or in equity.

(c) The Company acknowledges that the agreements contained in paragraph (b) above are an integral part of the transactions contemplated by this Agreement, and that without such agreements Parent would not have entered into this Agreement, and that such amounts do not constitute a penalty. If the Company fails to promptly pay Parent the amounts due under paragraph (b) above within the time period specified therein, the Company shall pay all costs and expenses (including attorneys’ fees) incurred by Parent in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the publicly announced prime or base rate of Citibank, N.A. from the date such amounts were required to be paid.

39

ARTICLE IX

MISCELLANEOUS

9.01. Survival. This Article IX and the agreements of the Company and Parent contained in Sections 6.08, 6.09 and 6.14 shall survive the consummation of the Merger. This Article IX and the agreements of the Company and Parent contained in the Mutual NDA and Section 8.05 shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

9.02. Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived in whole or in part by the party benefited by the provision or by both parties or (ii) amended or modified at any time by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the Company Meeting, this Agreement may not be amended if it would reduce the aggregate value of the Merger Consideration to be received by the Company’s shareholders in the Merger without any subsequent approval by such shareholders or be in violation of applicable law.

9.03. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

9.04. Governing Law and Venue; Waiver of Jury Trial. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Colorado and the federal courts of the United States of America located in the District of Colorado solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such documents, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such Colorado state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.06 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.04.

40

9.05. Attorney’s Fees. The prevailing party in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding (“Proceeding”) relating to the enforcement or interpretation of this Agreement shall recover from the unsuccessful party all fees and disbursements of counsel (including expert witness and other consultants’ fees and costs) relating to or arising out of (a) such Proceedings (whether or not the Proceeding results in a judgment) and (b) any post-judgment or post-award Proceeding including, without limitation, one to enforce or collect any judgment or award resulting from any Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, fees and disbursements of counsel.

9.06. Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

9.07. Notices. All notices, requests, instructions and other communications to be given hereunder by any party to the other shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail, postage prepaid (return receipt requested), to such party at its address set forth below or such other address as such party may specify by notice to the other party.

If to the Company to:

First MainStreet Financial, Ltd.

401 Main Street

Longmont, Colorado 80501

Attention: Craig Ockers

Telephone: (303) 774-2996

Facsimile: (303) 678-4168

With a copy to:

Jenkens & Gilchrist, a Professional Corporation

401 Congress Avenue, Suite 2500

Austin, Texas 78701

Attention: Chet A. Fenimore

Telephone: (512) 499-3818

Facsimile: (512) 499-3810

If to Parent to:

Centennial Bank Holdings, Inc.

4650 Royal Vista Circle

Fort Collins, Colorado 80528-9370

Attention: Paul W. Taylor

Telephone: (970) 267-6833

Facsimile: (970) 377-0481

With a copy to:

Sullivan & Cromwell LLP

1888 Century Park East, Suite 2100

Los Angeles, California 90067

Attention: Stanley F. Farrar

Telephone: (310) 712-6600

Facsimile: (310) 712-8800

9.08. Entire Understanding; No Third Party Beneficiaries. This Agreement (including the Company Disclosure Schedule and Parent Disclosure Schedule attached hereto and incorporated herein), the Mutual NDA, the Shareholder Agreements, the Non-Competition Agreements and the Employment Agreements constitute the

41

entire agreement of the parties hereto and thereto with reference to the transactions contemplated hereby and thereby and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between the parties or their officers, directors, agents, employees or representatives, with respect to the subject matter hereof. Except for Section 6.08, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.09. Effect. No provision of this Agreement shall be construed to require the Company or Parent or any Affiliates or directors of any of them to take any action or omit to take any action which action or omission would violate applicable law (whether statutory or common law), rule or regulation.

9.10. Severability. Except to the extent that application of this Section 9.09 would have a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, or would prevent, materially delay or materially impair the ability of the Company or Parent to consummate the transactions contemplated by this Agreement, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.11. Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.12. Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

9.13. Assignment. This Agreement shall not be assignable by operation of law or otherwise.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

CENTENNIAL BANK HOLDINGS, INC.

By:	/s/ PAUL W. TAYLOR
Name:	Paul W. Taylor
Title:	Chief Financial Officer

FIRST MAINSTREET FINANCIAL, LTD.

By:	/s/ STEPHEN D. JOYCE
Name:	Stephen D. Joyce
Title:	Chairman of the Board

42

Exhibit A

SHAREHOLDER AGREEMENT

This SHAREHOLDER AGREEMENT (this “Shareholder Agreement”) is made and entered into as of December [    ], 2004 by and between Centennial Bank Holdings, Inc., a corporation organized under the laws of the State of Delaware (“Parent”), and the signatory hereto (the “Shareholder”). Capitalized terms used and not defined herein have the same meaning as in the Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and between Parent and First MainStreet Financial, Ltd., a corporation organized under the laws of the State of Colorado (the “Company”).

WHEREAS, pursuant to the Merger Agreement, the Company will merge with and into Parent, and each share of Company common stock, par value $1.00 per share (“Company Common Stock”), will be converted into the right to receive the consideration set forth in the Merger Agreement; and

WHEREAS, as a condition to entering into the Merger Agreement, Parent has required that the Shareholder, solely in the Shareholder’s capacity as a holder of Company Common Stock, enter into, and the Shareholder has agreed to enter into, this Shareholder Agreement.

NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to Parent as follows:

(a) Authority; Binding Obligation. The Shareholder has all necessary power and authority to enter into this Shareholder Agreement and perform all of the Shareholder’s obligations hereunder. This Shareholder Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid and legally binding obligation of the Shareholder, enforceable against the Shareholder, as the case may be, in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) Ownership of Shares. The Shareholder is the beneficial owner or record holder of the number of shares of Company Common Stock listed under the Shareholder’s name on the signature page hereto (the “Existing Shares” and, together with any shares of Company Common Stock the record or beneficial ownership of which is acquired by the Shareholder after the date hereof, the “Shares”) and, as of the date hereof, the Existing Shares constitute all the shares of Company Common Stock owned of record or beneficially by the Shareholder. With respect to the Existing Shares, the Shareholder has sole voting power and sole power to issue instructions with respect to or otherwise engage in the actions set forth in Section 2 hereof, sole power of disposition and sole power to demand appraisal rights, with no restrictions on the voting rights, rights of disposition or otherwise, subject to applicable laws and the terms of this Shareholder Agreement.

(c) No Conflicts. Neither the execution, delivery and performance of this Shareholder Agreement nor the consummation of the transactions contemplated hereby will conflict with or constitute a violation of or a default under (with or without notice, lapse of time, or both) any contract, agreement, voting agreement, shareholders’ agreement, trust agreement, voting trust, proxy, power of attorney, pooling arrangement, note, mortgage, indenture, instrument, arrangement or other obligation or restriction of any kind to which the Shareholder is a party or which the Shareholder or the Shareholder’s Shares are subject to or bound.

2. Voting Agreement and Agreement Not to Transfer.

(a) The Shareholder hereby agrees to vote or caused to be voted all of the Shareholder’s Shares (i) in favor of the adoption of the Merger Agreement; (ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement; and (iii) except with the prior written consent of Parent, against the following actions (other than as contemplated by the Merger Agreement): (A) any extraordinary corporate transactions, such as a merger, consolidation or other business combination involving the Company; (B) any sale, lease, transfer or disposition of a material amount of the assets of the Company; (C) any change in the majority of the board of directors of the Company; (D) any material change in the present capitalization of the Company; (E) any amendment of the Company’s articles of incorporation or bylaws; (F) any other material change in the corporate structure, business, assets or ownership of the Company; or (G) any other action which is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or materially adversely affect the contemplated economic benefits to Parent of the Merger and the transactions contemplated by the Merger Agreement. The Shareholder shall not enter into any agreement, arrangement or understanding with any Person prior to the Termination Date (as defined below) to vote or give instructions, whether before or after the Termination Date, in any manner inconsistent with clauses (i), (ii) or (iii) of the preceding sentence.

(b) The Shareholder hereby agrees not to (i) sell, transfer, convey, assign or otherwise dispose of any of his or her Shares without the prior written consent of Parent, which consent shall not be unreasonably withheld, other than Shares sold or surrendered to pay the exercise price of any Company Stock Options (as defined in the Merger Agreement) or to satisfy the Company’s withholding obligations with respect to any taxes resulting from such exercise, or (ii) pledge, mortgage or otherwise encumber such Shares. Any permitted transferee of the Shareholder’s Shares must become a party to this Shareholder Agreement and any purported transfer of the Shareholder’s Shares to a Person that does not become a party hereto shall be null and void ab initio.

3. Cooperation. The Shareholder agrees that he or she in his or her capacity as the record or beneficial owner of the Shares will not (directly or indirectly) initiate, solicit, encourage or facilitate any Acquisition Proposal (as defined in the Merger Agreement) from any Person.

4. Shareholder Capacity. The Shareholder is entering this Shareholder Agreement in his or her capacity as the record or beneficial owner of the Shares, and not in his or her capacity as a director or officer of the Company. Nothing in this Shareholder Agreement shall be deemed in any manner to limit the discretion of any Shareholder to take any action, or fail to take any action, in his or her capacity as a director or officer of the Company that may be required of the Shareholder under applicable law.

5. Termination. The obligations of the Shareholder hereunder shall terminate upon the consummation of the Merger. If the Merger is not consummated, the obligations of the Shareholder hereunder shall terminate upon the termination of the Merger Agreement in accordance with its terms; provided, however, that if, in the event of such termination, the Company is required to pay Parent the Termination Fee specified in Section 8.05(b) of the Merger Agreement, those obligations set forth in Sections 2(a)(ii), 2(a)(iii)(G) and the last sentence of 2(a) shall survive until the Termination Fee is paid to Parent. The “Termination Date” for any particular provision hereunder shall be the date of termination of the Shareholder’s obligations under such provision.

6. Specific Performance. The Shareholder acknowledges that it would be impossible to determine the amount of damages that would result from any breach of any of its obligations under this Shareholder Agreement and that the remedy at law for any breach, or threatened breach, would likely be inadequate and, accordingly, agrees that Parent shall, in addition to any other rights or remedies which it may have at law or in equity, be entitled to seek such equitable and injunctive relief as may be available from any court of competent jurisdiction to restrain the Shareholder from violating any of its obligations under this Shareholder Agreement. In connection with any action or proceeding for such equitable or injunctive relief, the Shareholder hereby waives any claim or defense that a remedy at law alone is adequate and agrees, to the maximum extent permitted by law, to have the obligations of the Shareholder under this Shareholder Agreement specifically enforced against him, without the necessity of posting bond or other security, and consents to the entry of equitable or injunctive relief against the Shareholder enjoining or restraining any breach or threatened breach of this Shareholder Agreement.

7. Miscellaneous.

(a) Definitional Matters.

(i) Unless the context otherwise requires, “Person” shall mean an individual, bank, corporation (including not-for-profit), joint stock company, general or limited partnership, limited liability company, joint venture, estate, business trust, trust, association, organization or other entity of any kind or nature.

(ii) For purposes of this Agreement, beneficial ownership shall be determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(iii) All capitalized terms used but not defined in this Shareholder Agreement shall have the respective meanings that the Merger Agreement ascribes to such terms.

(iv) The section and paragraph captions herein are for convenience of reference only, do not constitute part of this Shareholder Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(b) Entire Agreement. This Shareholder Agreement constitutes the entire agreement of the parties hereto with reference to the transactions contemplated hereby and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the parties or their respective representatives, agents or attorneys, with respect to the subject matter hereof.

(c) Parties in Interest. This Shareholder Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors, assigns, estate, heirs, executors, administrators and other legal representatives, as the case may be. Nothing in this Shareholder Agreement, express or implied, is intended to confer upon any other Person, other than parties hereto or their respective successors, assigns, estate, heirs, executors, administrators and other legal representatives, as the case may be, any rights, remedies, obligations or liabilities under or by reason of this Shareholder Agreement.

(d) Assignment. This Shareholder Agreement shall not be assignable by law or otherwise without the prior written consent of the other party hereto; provided, however, that Parent may assign this Shareholder Agreement to any of Parent’s affiliates or to any other entity which may acquire all or substantially all of the assets, shares or business of Parent or any of its subsidiaries or any entity with or into which Parent or any of its subsidiaries may be consolidated or merged.

(e) Modifications; Waivers. This Shareholder Agreement shall not be amended, altered or modified in any manner whatsoever, except by a written instrument executed by the parties hereto. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach of the same or similar nature.

(f) Severability. Any term or provision of this Shareholder Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity and unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Shareholder Agreement in any other jurisdiction. If any provision of this Shareholder Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

(g) Governing Law. This Shareholder Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Colorado, without regard to the conflict of law principles thereof.

(h) Jurisdiction and Venue. Any legal action or proceeding with respect to this Shareholder Agreement may be brought in the courts of the State of Colorado or in the courts of the United States of America for the District of Colorado and, by execution and delivery of this Agreement, each of the Shareholder and Parent hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of and venue in the aforesaid courts, notwithstanding any objections it may otherwise have. Each of the Shareholder and Parent irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of notice as provided in Section 7(l) below, such service to become effective thirty (30) days after such delivery.

(i) Waiver of Trial by Jury. Each party acknowledges and agrees that any controversy which may arise under this Shareholder Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Shareholder Agreement, or the transactions contemplated by this Shareholder Agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of the other party has represented, expressly or otherwise, that such party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily and (iv) each party has been induced to enter into this Shareholder Agreement by, among other things, the mutual waivers and certifications in this Section 7(i).

(j) Attorney’s Fees. The prevailing party, as determined by the finder of fact, in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding (“Proceeding”) relating to the enforcement or interpretation of this Shareholder Agreement shall recover from the unsuccessful party all reasonable fees and disbursements of counsel (including expert witness and other consultants’ fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding results in a judgment) and (b) any post-judgment or post-award Proceeding including, without limitation, one to enforce or collect any judgment or award resulting from any Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred reasonable costs, expenses, fees and disbursements of counsel.

(k) Counterparts. This Shareholder Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

(l) Notices. All notices, requests, instructions and other communications to be given hereunder by any party to the other shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail, postage prepaid (return receipt requested), to such party at its address set forth below or such other address as such party may specify to the other party by notice provided in accordance with this Section 7(l).

If to Parent, to:

Centennial Bank Holdings, Inc.

4650 Royal Vista Circle

Fort Collins, Colorado 80528-9370

Attention: Paul W. Taylor

Telephone: (970) 267-6833

Facsimile: (970) 377-0481

with a copy to:

Sullivan & Cromwell LLP

1888 Century Park East, Suite 2100

Los Angeles, CA 90067

Attention: Stanley F. Farrar

Telephone: (310) 712-6600

Facsimile: (310) 712-8800

If to the Shareholder, to the address noted on the signature page hereto.

(m) Advice of Counsel. SHAREHOLDER ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SHAREHOLDER HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

IN WITNESS WHEREOF, the parties hereto have executed this Shareholder Agreement as of the date first above written.

CENTENNIAL BANK HOLDINGS, INC.

By:
	Name:	Paul W. Taylor
	Title:	Executive Vice President and Chief Financial Officer

SHAREHOLDER:

Name:

Number of Shares:

Number of Stock Options:

Address for Notices:

SHAREHOLDER’S SPOUSE:

Name:

Exhibit B

NON-COMPETITION AGREEMENT

Dated as of                 , 2004

Between

[Director]

and

CENTENNIAL BANK HOLDINGS, INC.

This NON-COMPETITION AGREEMENT (this “Agreement”) is dated as of                 , 2004, by and between [Name] (“Director”) and Centennial Bank Holdings, Inc., a corporation organized under the laws of the State of Delaware (“CBH”). Capitalized terms used and not defined herein have the same meaning as in the Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and between CBH and First MainStreet Financial, Ltd., a corporation organized under the laws of the State of Colorado (“First MainStreet”).

RECITALS

WHEREAS, Director is a director and shareholder of First MainStreet;

WHEREAS, pursuant to the Merger Agreement, (i) First MainStreet will merge with and into CBH, (ii) the transaction will constitute the sale of all or substantially all of First MainStreet’s operating assets together with its goodwill and (iii) Director will receive the consideration set forth in the Merger Agreement for all of Director’s shares of common stock of First MainStreet;

WHEREAS, Director represents that (i) he or she currently owns shares of common stock of First MainStreet, (ii) he or she will own shares of common stock of First MainStreet at the Effective Time (as defined in the Merger Agreement) and (iii) he or she will exchange all shares of common stock of First MainStreet at the Effective Time for stock consideration pursuant to the Merger Agreement; and

WHEREAS, in order to induce CBH to enter into the Merger Agreement and to minimize the risk that CBH will lose the benefit of the goodwill and other assets being acquired, Director has agreed to restrict his or her activities in accordance with the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt of and sufficiency of which the parties hereto hereby acknowledge, the parties hereto hereby agree as follows:

1. Non-Competition; Non-Solicitation; Confidentiality.

(a) Definitions. For purposes of this Agreement, “Company” means First MainStreet and its subsidiaries, First MainStreet Bank, N.A. and First MainStreet Insurance, Ltd. (the “First MainStreet Subsidiaries”), prior to the Effective Time, and at and after the Effective Time, CBH, Centennial Bank of the West, a Colorado state-chartered bank and wholly owned subsidiary of CBH (“CBW”) and the First MainStreet Subsidiaries. For purposes of this Agreement, “Restricted Business” shall mean any activity closely associated with commercial banking or the operation of an institution the deposits of which are insured by the Federal Deposit Insurance Corporation, “Restricted Territory” shall mean the geographic areas consisting of Larimer and Boulder counties, Colorado, “Client” means any client or prospective client of the Company or its affiliates whose identity became known to Director in connection with his or her relationship with the Company or its affiliates, and “Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action.

(b) Agreement. Director agrees that Director is part of “executive and management personnel” of the Company within C.R.S. § 8-2-113(2). Director agrees that for a two (2) year period after the Effective Time (the “Restricted Period”), Director shall not, directly or indirectly, engage in or have any ownership interest in, or participate in the financing, operation, establishment, organization, management or control of, or provision of advisory or consulting services to, any person, firm, corporation or other entity or business that engages in a Restricted Business in a Restricted Territory; provided, that this provision shall not prohibit Director from owning bonds, preferred stock or up to five percent of the outstanding shares of common stock of any such entity.

(c) No Solicitation. Director further agrees that during the Restricted Period, Director shall not, in any manner, directly or indirectly (without the prior written consent of the Company): (i) Solicit any Client for any purpose with respect to a Restricted Business or Solicit any Client to reduce or refrain from doing any business with the Company or its affiliates, (ii) transact business with any Client that would cause Director to be engaged in a Restricted Business with such Client in a Restricted Territory, (iii) interfere with or damage any relationship between the Company or its affiliates and a Client or (iv) Solicit anyone who is then an employee of the Company or its affiliates (or who was an employee of the Company or its affiliates within the prior 12 months) to resign from the Company or its affiliates or to apply for or accept employment with, or to act as an agent, consultant, independent contractor or partner in, any other business or enterprise. Nothing contained in this Agreement is intended to prohibit general advertising or solicitation not directed at any or all of the Clients or employees of the Company or any of its affiliates. For purposes of subsection (iv) of this Section 1(c), Director shall not be prohibited from soliciting any former employees of the Company or its affiliates who have been terminated by the Company or one of its affiliates.

(d) Confidentiality. Director hereby acknowledges that, as a director of the Company, he or she makes use of, acquires and adds to Confidential Information (as defined herein) of a special and unique nature and value relating to the Company and its strategic plans, operations, financial condition and performance and such Confidential Information constitutes trade secrets of the Company. Director further recognizes and acknowledges that all Confidential Information is the exclusive property of the Company, is material and confidential, and is critical to the successful conduct of the business of the Company. Accordingly, Director hereby covenants and agrees that he or she will use Confidential Information for the benefit of the Company only and shall not at any time (without the prior written consent of the Company), directly or indirectly, during the term of this Agreement and thereafter, divulge, reveal or communicate any Confidential Information to any person, firm, corporation or entity whatsoever, or use any Confidential Information for his or her own benefit or for the benefit of any other Person. Notwithstanding the foregoing, Director shall be authorized to disclose Confidential Information (i) as may be required by law or legal process after providing CBH with prior written notice and an opportunity to respond to such disclosure (unless such notice is prohibited by law), (ii) in any criminal proceeding against him after providing CBH with prior written notice and an opportunity to seek protection for such Confidential Information and (iii) with the prior written consent of CBH. For purposes of this Agreement, “Confidential Information” means any proprietary or confidential information of the Company, including, but not limited to, information (whether in written, oral, electronic or graphic form) concerning the Company’s businesses, transactions, contracts, operations, products, services, costs and prices, lists of actual or prospective clients (including knowledge of their financial condition and their financial needs), suppliers, strategies, development and expansion plans, financial condition and performance, financial data, marketing plans, budgets, personnel, relationships with regulatory and self-regulatory bodies, policies, plans, procedures and other non-public matters. Confidential Information shall not, however, include information that is or becomes publicly and widely known and made generally available outside of the Company through no act or failure to act by Director or of others who were under confidentiality obligations as to the item or items involved. Upon termination of Director’s service with the Company, Director shall immediately return to the Company any and all Confidential Information in his or her possession or under his or her control, including, without limitation, all records, files, reports, manuals, drawings, designs, computer files in any media, analyses, summaries, notes or other documents or work papers (and all copies, summaries and abstracts thereof) containing or based upon any Confidential Information, whether prepared by the Company or any other Person. Notwithstanding the foregoing, you may retain in confidential, restricted access files at the office of your outside counsel one (1) copy of any Confidential Information that is protected by attorney-client privilege for use only in the event that any claims or actions are threatened or instituted against you involving the Confidential Information. For purposes of clarification, the parties acknowledge and agree that the covenant of Director contained in this Section 1(d) shall be unlimited in duration.

2. General.

(a) Separate Covenants. The terms and provisions of the covenants contained in Section 1 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants (or any part thereof) contained in Section 1, then such unenforceable covenants (or such part) shall be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.

(b) Reformation. Each party hereto acknowledges that the potential restrictions on Director’s future employment imposed by the covenants in Section 1 are reasonable in both duration and geographic scope and in all other respects. In the event that the provisions of this Section 1 should ever be deemed to exceed the duration or geographic limitations or scope permitted by applicable law, then such provisions shall be reformed to the maximum time or geographic limitations or scope, as the case may be, permitted by applicable laws, and each party agrees that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law.

(c) Specific Performance. Director acknowledges that it would be impossible to determine the amount of damages that would result from any breach of any of the provisions of Section 1 and that the remedy at law for any breach, or threatened breach, of any of such provisions would likely be inadequate and, accordingly, agrees that CBH shall, in addition to any other rights or remedies which it may have, be entitled to seek such equitable and injunctive relief as may be available from any court of competent jurisdiction to restrain Director from violating any of such provisions of this Agreement. In connection with any action or proceeding for injunctive relief, Director hereby waives the claim or defense that a remedy at law alone is adequate and agrees, to the maximum extent permitted by law, to have each such provision of Section 1 specifically enforced against Director, without the necessity of posting bond or other security against Director, and consents to the entry of injunctive relief against Director enjoining or restraining any breach or threatened breach of such provisions of Section 1.

(d) Survival. Any termination of Director’s employment or any termination of this Agreement (or breach of this Agreement by Director or CBH) shall have no effect on the continuing operation of Section 1.

(e) Notice to New Employers. Before Director either applies or accepts employment with any other person or entity while any provision of Section 1 is in effect, Director will, for a period of one (1) year after termination of this Agreement, provide the prospective employer with written notice of the provisions of this Agreement and will deliver a copy of the notice to CBH.

(f) Amendment; Waiver. This Agreement shall not be amended, altered or modified in any manner whatsoever, except by a written instrument executed by the parties hereto. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach of the same or similar nature.

(g) Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

(h) Governing Law. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Colorado, without regard to the conflict of law principles thereof.

(i) Jurisdiction. Each party irrevocably submits to the exclusive jurisdiction of any state or federal court located in the County of Larimer over any matter, controversy or claim arising out of or relating to this Agreement. Both parties (i) acknowledge that the forum stated in this section has a reasonable relation to this Agreement and to the relationship between the parties and that the submission to the forum will apply even if the forum chooses to apply non-forum law, (ii) waive, to the extent permitted by law, any objection to personal jurisdiction or to the laying of venue of any action or proceeding covered by this section in the forum stated in this section, (iii) agree not to commence any such action or proceeding in any forum other than the forum stated in this section and (iv) agree that, to the extent permitted by law, a final and non-appealable judgment in any such action or proceeding in any such court will be conclusive and binding on the parties. However, nothing in this Agreement precludes the parties from bringing any action or proceeding in any court for the purpose of enforcing the provisions of this section.

(j) Waiver of Trial by Jury. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of the other party has represented, expressly or otherwise, that such party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 2(j).

(k) Attorney’s Fees. The prevailing party, as determined by the finder of fact, in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding (“Proceeding”) relating to the enforcement or interpretation of this Agreement shall recover from the unsuccessful party all fees and disbursements of counsel (including expert witness and other consultants’ fees and costs) relating to or arising out of (a) such Proceedings (whether or not the Proceeding results in a judgment) and (b) any post-judgment or post-award Proceeding including, without limitation, one to enforce or collect any judgment or award resulting from any Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, fees and disbursements of counsel.

(l) Notices. All notices, requests, instructions and other communications to be given hereunder by any party to the other shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail, postage prepaid (return receipt requested), to such party at its address set forth below or such other address as such party may specify to the other party by notice provided in accordance with this Section 2(l).

if to CBH, to:

Centennial Bank Holdings, Inc.

4650 Royal Vista Circle

Fort Collins, Colorado 80528-9370

Attention: Paul W. Taylor

Telephone: (970) 267-6833

Facsimile: (970) 377-0481

if to Director, to:

Address:

Telephone:

Facsimile:

Attention:

or to such other persons or addresses as may be designated in writing by the party to receive such notice.

(m) Entire Agreement, etc. This Agreement constitutes the entire agreement of the parties hereto with reference to the transactions contemplated hereby and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the parties or their respective representatives, agents or attorneys, with respect to the subject matter hereof.

(n) Parties In Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors, assigns, estate, heirs, executors, administrators and other legal representatives, as the case may be. Nothing in this Agreement, express or implied, is intended to confer upon any other Person, other than parties hereto and their respective successors, assigns, estate, heirs, executors, administrators and other legal representatives, as the case may be, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(o) Assignment. This Agreement shall not be assignable by law or otherwise without the prior written consent of the other party hereto; provided, however, that CBH may assign this Agreement to any of CBH’s affiliates or to any other entity which may acquire all or substantially all of the assets, shares or business of CBH or any of its subsidiaries or any entity with or into which CBH or any of its subsidiaries may be consolidated or merged.

(p) Compliance. CBH’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the CBH may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(q) Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

(r) Captions. The section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(s) Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity and unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

3. Term of Agreement; Termination.

This Agreement shall terminate upon the date, if any, of termination of the Merger Agreement in accordance with its terms. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

IN WITNESS WHEREOF, the parties have executed this Non-Competition Agreement as of the date first written above.

CENTENNIAL BANK HOLDINGS, INC.

By:
Name:
Title:

DIRECTOR

Name:

Exhibit C

Centennial Bank Holdings, Inc.

4650 Royal Vista Circle

Fort Collins, Colorado 80528-9370

Ladies and Gentlemen:

I have been advised that as of the date hereof I may be deemed to be an “affiliate” of First MainStreet Financial, Ltd. (“the Company”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 (“Rule 145”) of the Rules and Regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”). I have been further advised that pursuant to the terms of the Agreement and Plan of Merger, dated as of December 20, 2004 (the “Merger Agreement”), by and between Centennial Bank Holdings, Inc. (“CBH”) and the Company, the Company will be merged into CBH (the “Merger”), and that as a result of the Merger, I may be eligible to receive shares of common stock of CBH (“CBH Common Stock”) in exchange for shares of Company Common Stock (as defined in the Merger Agreement) owned by me.

I hereby represent, warrant and covenant to CBH that in the event I receive any CBH Common Stock pursuant to the Merger:

1.    I shall not make any sale, transfer or other disposition of the CBH Common Stock in violation of the Act or the Rules and Regulations.

2.    I have carefully read this letter and the Merger Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of CBH Common Stock to the extent I believed necessary with my counsel or with counsel for the Company.

3.    I have been advised that any issuance of CBH Common Stock to me pursuant to the Merger Agreement has been registered with the SEC on a registration statement on Form S-4. However, I have also been advised that, since at the time the Merger will be submitted to the shareholders of the Company for approval, I may be an “affiliate” of the Company, any sale or disposition by me of any of the CBH Common Stock may only be made, under current law, in accordance with the provisions of paragraph (d) of Rule 145 under the Act, pursuant to an effective registration statement under the Act or pursuant to an exemption thereunder. I agree that I will not sell, transfer, or otherwise dispose of CBH Common Stock issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act; (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 144 promulgated by the SEC under the Act; or (iii) in the written opinion of counsel, which opinion and counsel shall be reasonably acceptable to CBH, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

4.    I understand that CBH is under no obligation to register the sale, transfer or other disposition of the CBH Common Stock by me or on my behalf or to take any other action necessary to make compliance with an exemption from registration available.

5.    I understand that stop transfer instructions will be given to CBH’s transfer agent with respect to CBH Common Stock and that there will be placed on the certificates for the CBH Common Stock issued to me, or any substitutions therefor, a legend stating in substance:

“The securities represented by this certificate have been issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies and may be sold or otherwise transferred only in compliance with the requirements of Rule 145 or pursuant to a registration statement under said act or an exemption from such registration.”

C-1

6.    I also understand that unless the transfer by me of my CBH Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, CBH reserves the right to put the following legend on the certificates issued to my transferee:

“The sale of the shares represented by this certificate has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and the shares were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act.”

It is understood and agreed that this letter agreement shall terminate and be of no further force and effect and the legends set forth in paragraphs (5) or (6), as the case may be, above shall be removed by delivery of substitute certificates without such legend, and the related stop transfer of restrictions shall be lifted forthwith, if (i) any such shares of CBH Common Stock shall have been registered under the Act for sale, transfer or other disposition by me or on my behalf and are sold, transferred or otherwise disposed of, or (ii) any such shares of CBH Common Stock are sold in accordance with the provisions of paragraphs (c), (e), (f) and (g) of Rule 144 promulgated under the Act, or (iii) I am not at the time an affiliate of CBH and have been the beneficial owner of the CBH Common Stock for at least one year (or such other period as may be prescribed by the Act and the Rules and Regulations, and CBH has filed with the SEC all of the reports it is required to file under the Securities Exchange Act of 1934, as amended, during the preceding 12 months, or (iv) I am not and have not been for at least three months an affiliate of CBH and have been the beneficial owner of the CBH Common Stock for at least two years (or such other period as may be prescribed by the Act and the Rules and Regulations), or (v) CBH shall have received a letter from the Staff of the SEC, or a written opinion of counsel, which opinion and counsel shall be reasonably acceptable to CBH, to the effect that the stock transfer restrictions and the legend are not required.

Sincerely,

Dated:

Accepted this day of , 200

CENTENNIAL BANK HOLDINGS, INC.

By:

Name:

Title:

C-2

APPENDIX B

ALEX SHESHUNOFF & CO.

INVESTMENT BANKING

December 20, 2004

Board of Directors

First MainStreet Financial, Ltd.

401 Main Street

Longmont, CO 80501

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock of First MainStreet, Ltd. (First MainStreet) of the consideration to be received in the proposed merger between First MainStreet and Centennial Bank Holdings, Inc. (Centennial). Centennial has offered to acquire all of the outstanding shares of First MainStreet, including conversion of all outstanding common stock options, for approximately $105.0 million in Centennial Common Stock (Stock Consideration) subject to the terms and conditions contained in the Agreement and Plan of Merger (Agreement) being negotiated. Pursuant to the Agreement, First MainStreet will be merged with and into Centennial (Merger).

Centennial’s common stock is priced at $10.50 per share for purposes of establishing the total value of the Stock Consideration to be received by First MainStreet’s common stockholders.

Alex Sheshunoff & Co. Investment Banking L.P. (Sheshunoff) is regularly engaged in the valuation of securities in connection with mergers and acquisitions, private placements, and valuations for estate, corporate, and other purposes. We were not engaged by First MainStreet to act as financial advisor in the Merger. The terms and conditions of the Agreement were negotiated by and between First MainStreet and Centennial.

Based on our analysis discussed below, Sheshunoff is providing its opinion to First MainStreet’s Board of Directors that the Stock Consideration to be received in exchange for the outstanding common stock of First MainStreet is fair from a financial point of view. In connection with this fairness opinion, we have, among other things:

1. Evaluated First MainStreet’s results based on a review of its consolidated regulatory filings as reported by SNL Securities for the five years ending December 31, 2003; its audited Consolidated Financial Reports dated December 31, 2002 and 2003; its consolidated regulatory filings as of September 30, 2004; the general ledger for its banking subsidiary as of September 30, 2004 and other internal financial statements for its insurance subsidiary and the holding company;

2. Reviewed management projections for total assets and net income and evaluated these projections relative to market expectations for publicly-traded financial institutions;

3. Reviewed the Private Placement Memorandum dated February 20, 2004 by Castle Creek Financial LLC to raise capital to finance the purchase of Centennial Bank Holdings, Inc. which was then merged with the acquisition subsidiary NewCo to form the existing Centennial entity that has offered to acquire First MainStreet;

4. Reviewed the Private Placement Memorandum dated August 20, 2004 through which Centennial raised capital to finance its purchase of Guaranty Corporation;

5. Reviewed the Agreement and Plan of Merger dated August 31, 2004 whereby Centennial acquired Guaranty Corporation for cash;

2801 Via Fortuna, suite 625, Austin, TX 78746

Phone 800.279.2241 • Fax 512.472.8953 • asheshunoff.com

Board of Directors

First MainStreet Financial, Ltd.

December 20, 2004

6. Reviewed unaudited pro forma consolidated balance sheets showing the proposed combination of Centennial and Guaranty Corporation as of September 30, 2004;

7. Evaluated Centennial’s results based on a review of its consolidated regulatory filings as reported by SNL Securities for the five years ending December 31, 2003; its audited Consolidated Financial Reports dated December 31, 2002 and 2003 contained in the February 20, 2004 Private Placement Memorandum; its consolidated regulatory filings as of June 30, 2004, and other internal financial statements for its bank subsidiary and the holding company;

8. Evaluated Guaranty Corporation’s results based upon a review of its consolidated regulatory filings as reported by SNL Securities for the five years ending December 31, 2003; its audited Consolidated Financial Reports dated December 31, 2003; its consolidated regulatory filings as of June 30, 2004, and other internal financial statements for its bank subsidiaries and holding company;

9. Compared First MainStreet’s financial performance and the pricing multiples resulting from the proposed acquisition price with similar financial data from recent acquisitions that were deemed to be pertinent to this analysis;

10. Compared First MainStreet’s financial performance and the pricing multiples resulting from the proposed acquisition price with similar financial data from the acquisition of Centennial Bank Holdings, Inc. as described in the Private Placement Memorandum dated February 20, 2004, and Centennial’s subsequent acquisition of Guaranty Corporation;

11. Compared the implied pricing multiples based on a stock price of $10.50 for Centennial’s outstanding common stock, including that to be issued in its acquisition of First MainStreet, with similar financial data from publicly-traded financial institutions that were deemed to be pertinent to this analysis;

12. Reviewed the drafts of the Agreement dated December 6, and December 13, 2004.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information provided to us by First MainStreet for the purposes of this opinion. In addition, where appropriate, we have relied upon publicly available information that we believe to be reliable, accurate and complete; however, we cannot guarantee the reliability, accuracy or completeness of any such publicly available information.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. As of the date of this letter, except as set forth above, we have not performed a due diligence review on First MainStreet or Centennial.

Based on the foregoing and such other matters we have deemed relevant, Sheshunoff is providing this opinion that, as of the date hereof, the Stock Consideration to be received by the First MainStreet stockholders pursuant to the Merger is fair from a financial point of view.

Sincerely,

/s/ RA PLACE
ALEX SHESHUNOFF & CO.
INVESTMENT BANKING

APPENDIX C

Excerpt from the Colorado Business Corporation Act Concerning Dissenters’ Rights

BUSINESS CORPORATIONS ACT

TITLE 7. CORPORATIONS AND ASSOCIATES

ARTICLE 113. DISSENTERS’ RIGHTS

7-113-101. Definitions

For purposes of this article:

(1) “Beneficial shareholder” means the beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring domestic or foreign corporation, by merger or share exchange of that issuer.

(3) “Dissenter” means a shareholder who is entitled to dissent from corporate action under section 7-113-102 and who exercises that right at the time and in the manner required by part 2 of this article.

(4) “Fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action except to the extent that exclusion would be inequitable.

(5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at the legal rate as specified in section 5-12-101, C.R.S.

(6) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares that are registered in the name of a nominee to the extent such owner is recognized by the corporation as the shareholder as provided in section 7-107-204.

(7) “Shareholder” means either a record shareholder or a beneficial shareholder.

7-113-102. Right to dissent

(1) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder’s shares in the event of any of the following corporate actions:

(a) Consummation of a plan of merger to which the corporation is a party if:

(I) Approval by the shareholders of that corporation is required for the merger by section 7-111-103 or 7-111-104 or by the articles of incorporation; or

(II) The corporation is a subsidiary that is merged with its parent corporation under section 7-111-104;

(b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;

(c) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a shareholder vote is required under section 7-112-102 (1); and

(d) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to the disposition pursuant to section 7-112-102 (2).

(1.3) A shareholder is not entitled to dissent and obtain payment, under subsection (1) of this section, of the fair value of the shares of any class or series of shares which either were listed on a national securities exchange registered under the federal “Securities Exchange Act of 1934”, as amended, or on the national market system of the national association of securities dealers automated quotation system, or were held of record by more than two thousand shareholders, at the time of:

(a) The record date fixed under section 7-107-107 to determine the shareholders entitled to receive notice of the shareholders’ meeting at which the corporate action is submitted to a vote;

(b) The record date fixed under section 7-107-104 to determine shareholders entitled to sign writings consenting to the corporate action; or

(c) The effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

(1.8) The limitation set forth in subsection (1.3) of this section shall not apply if the shareholder will receive for the shareholder’s shares, pursuant to the corporate action, anything except:

(a) Shares of the corporation surviving the consummation of the plan of merger or share exchange;

(b) Shares of any other corporation which at the effective date of the plan of merger or share exchange either will be listed on a national securities exchange registered under the federal “Securities Exchange Act of 1934”, as amended, or on the national market system of the national association of securities dealers automated quotation system, or will be held of record by more than two thousand shareholders;

(c) Cash in lieu of fractional shares; or

(d) Any combination of the foregoing described shares or cash in lieu of fractional shares.

(2) (Deleted by amendment, L. 96, p. 1321, § 30, effective June 1, 1996.)

(2.5) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder’s shares in the event of a reverse split that reduces the number of shares owned by the shareholder to a fraction of a share or to scrip if the fractional share or scrip so created is to be acquired for cash or the scrip is to be voided under section 7-106-104.

(3) A shareholder is entitled to dissent and obtain payment of the fair value of the shareholder’s shares in the event of any corporate action to the extent provided by the bylaws or a resolution of the board of directors.

(4) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this article may not challenge the corporate action creating such entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

7-113-103. Dissent by nominees and beneficial owners

(1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the record shareholder’s name only if the record shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states such dissent and the name, address, and federal taxpayer identification number, if any, of each person on whose behalf the record shareholder asserts dissenters’ rights. The rights of a record shareholder under this subsection (1) are determined as if the shares as to which the record shareholder dissents and the other shares of the record shareholder were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters’ rights as to the shares held on the beneficial shareholder’s behalf only if:

(a) The beneficial shareholder causes the corporation to receive the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(b) The beneficial shareholder dissents with respect to all shares beneficially owned by the beneficial shareholder.

(3) The corporation may require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each such beneficial shareholder must certify to the corporation that the beneficial shareholder and the record shareholder or record shareholders of all shares owned beneficially by the beneficial shareholder have asserted, or will timely assert, dissenters’ rights as to all such shares as to which there is no limitation on the ability to exercise dissenters’ rights. Any such requirement shall be stated in the dissenters’ notice given pursuant to section 7-113-203.

7-113-201. Notice of dissenters’ rights

(1) If a proposed corporate action creating dissenters’ rights under section 7-113-102 is submitted to a vote at a shareholders’ meeting, the notice of the meeting shall be given to all shareholders, whether or not entitled to vote. The notice shall state that shareholders are or may be entitled to assert dissenters’ rights under this article and shall be accompanied by a copy of this article and the materials, if any, that, under articles 101 to 117 of this title, are required to be given to shareholders entitled to vote on the proposed action at the meeting. Failure to give notice as provided by this subsection (1) shall not affect any action taken at the shareholders’ meeting for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder’s shares under this article by reason of the shareholder’s failure to comply with the provisions of section 7-113-202 (1).

(2) If a proposed corporate action creating dissenters’ rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104, any written or oral solicitation of a shareholder to execute a writing consenting to such action contemplated in section 7-107-104 shall be accompanied or preceded by a written notice stating that shareholders are or may be entitled to assert dissenters’ rights under this article, by a copy of this article, and by the materials, if any, that, under articles 101 to 117 of this title, would have been required to be given to shareholders entitled to vote on the proposed action if the proposed action were submitted to a vote at a shareholders’ meeting. Failure to give notice as provided by this subsection (2) shall not affect any action taken pursuant to section 7-107-104 for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder’s shares under this article by reason of the shareholder’s failure to comply with the provisions of section 7-113-202 (2).

7-113-202. Notice of intent to demand payment

(1) If a proposed corporate action creating dissenters’ rights under section 7-113-102 is submitted to a vote at a shareholders’ meeting and if notice of dissenters’ rights has been given to such shareholder in connection with the action pursuant to section 7-113-201 (1), a shareholder who wishes to assert dissenters’ rights shall:

(a) Cause the corporation to receive, before the vote is taken, written notice of the shareholder’s intention to demand payment for the shareholder’s shares if the proposed corporate action is effectuated; and

(b) Not vote the shares in favor of the proposed corporate action.

(2) If a proposed corporate action creating dissenters’ rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104 and if notice of dissenters’ rights has been given to such shareholder in connection with the action pursuant to section 7-113-201 (2), a shareholder who wishes to assert dissenters’ rights shall not execute a writing consenting to the proposed corporate action.

(3) A shareholder who does not satisfy the requirements of subsection (1) or (2) of this section is not entitled to demand payment for the shareholder’s shares under this article.

7-113-203. Dissenters’ notice

(1) If a proposed corporate action creating dissenters’ rights under section 7-113-102 is authorized, the corporation shall give a written dissenters’ notice to all shareholders who are entitled to demand payment for their shares under this article.

(2) The dissenters’ notice required by subsection (1) of this section shall be given no later than ten days after the effective date of the corporate action creating dissenters’ rights under section 7-113-102 and shall:

(a) State that the corporate action was authorized and state the effective date or proposed effective date of the corporate action;

(b) State an address at which the corporation will receive payment demands and the address of a place where certificates for certificated shares must be deposited;

(c) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(d) Supply a form for demanding payment, which form shall request a dissenter to state an address to which payment is to be made;

(e) Set the date by which the corporation must receive the payment demand and certificates for certificated shares, which date shall not be less than thirty days after the date the notice required by subsection (1) of this section is given;

(f) State the requirement contemplated in section 7-113-103 (3), if such requirement is imposed; and

(g) Be accompanied by a copy of this article.

7-113-204. Procedure to demand payment

(1) A shareholder who is given a dissenters’ notice pursuant to section 7-113-203 and who wishes to assert dissenters’ rights shall, in accordance with the terms of the dissenters’ notice:

(a) Cause the corporation to receive a payment demand, which may be the payment demand form contemplated in section 7-113-203 (2) (d), duly completed, or may be stated in another writing; and

(b) Deposit the shareholder’s certificates for certificated shares.

(2) A shareholder who demands payment in accordance with subsection (1) of this section retains all rights of a shareholder, except the right to transfer the shares, until the effective date of the proposed corporate action giving rise to the shareholder’s exercise of dissenters’ rights and has only the right to receive payment for the shares after the effective date of such corporate action.

(3) Except as provided in section 7-113-207 or 7-113-209 (1) (b), the demand for payment and deposit of certificates are irrevocable.

(4) A shareholder who does not demand payment and deposit the shareholder’s share certificates as required by the date or dates set in the dissenters’ notice is not entitled to payment for the shares under this article.

7-113-205. Uncertificated shares

(1) Upon receipt of a demand for payment under section 7-113-204 from a shareholder holding uncertificated shares, and in lieu of the deposit of certificates representing the shares, the corporation may restrict the transfer thereof.

(2) In all other respects, the provisions of section 7-113-204 shall be applicable to shareholders who own uncertificated shares.

7-113-206. Payment

(1) Except as provided in section 7-113-208, upon the effective date of the corporate action creating dissenters’ rights under section 7-113-102 or upon receipt of a payment demand pursuant to section 7-113-204, whichever is later, the corporation shall pay each dissenter who complied with section 7-113-204, at the address stated in the payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation’s current record of shareholders for the record shareholder holding the dissenter’s shares, the amount the corporation estimates to be the fair value of the dissenter’s shares, plus accrued interest.

(2) The payment made pursuant to subsection (1) of this section shall be accompanied by:

(a) The corporation’s balance sheet as of the end of its most recent fiscal year or, if that is not available, the corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, and, if the corporation customarily provides such statements to shareholders, a statement of changes in shareholders’ equity for that year and a statement of cash flow for that year, which balance sheet and statements shall have been audited if the corporation customarily provides audited financial statements to shareholders, as well as the latest available financial statements, if any, for the interim or full-year period, which financial statements need not be audited;

(b) A statement of the corporation’s estimate of the fair value of the shares;

(c) An explanation of how the interest was calculated;

(d) A statement of the dissenter’s right to demand payment under section 7-113-209; and

(e) A copy of this article.

7-113-207. Failure to take action

(1) If the effective date of the corporate action creating dissenters’ rights under section 7-113-102 does not occur within sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(2) If the effective date of the corporate action creating dissenters’ rights under section 7-113-102 occurs more than sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, then the corporation shall send a new dissenters’ notice, as provided in section 7-113-203, and the provisions of sections 7-113-204 to 7-113-209 shall again be applicable.

7-113-208. Special provisions relating to shares acquired after announcement of proposed corporate action

(1) The corporation may, in or with the dissenters’ notice given pursuant to section 7-113-203, state the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters’ rights under section 7-113-102 and state that the dissenter shall certify in writing, in or with the dissenter’s payment demand under section 7-113-204, whether or not the dissenter (or the person on whose behalf dissenters’ rights are asserted) acquired beneficial ownership of the shares before that date. With respect to any dissenter who does not so certify in writing, in or with the payment demand, that the dissenter or the person on whose behalf the dissenter asserts dissenters’ rights acquired beneficial ownership of the shares before such date, the corporation may, in lieu of making the payment provided in section 7-113-206, offer to make such payment if the dissenter agrees to accept it in full satisfaction of the demand.

(2) An offer to make payment under subsection (1) of this section shall include or be accompanied by the information required by section 7-113-206 (2).

7-113-209. Procedure if dissenter is dissatisfied with payment or offer

(1) A dissenter may give notice to the corporation in writing of the dissenter’s estimate of the fair value of the dissenter’s shares and of the amount of interest due and may demand payment of such estimate, less any payment made under section 7-113-206, or reject the corporation’s offer under section 7-113-208 and demand payment of the fair value of the shares and interest due, if:

(a) The dissenter believes that the amount paid under section 7-113-206 or offered under section 7-113-208 is less than the fair value of the shares or that the interest due was incorrectly calculated;

(b) The corporation fails to make payment under section 7-113-206 within sixty days after the date set by the corporation by which the corporation must receive the payment demand; or

(c) The corporation does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares as required by section 7-113-207 (1).

(2) A dissenter waives the right to demand payment under this section unless the dissenter causes the corporation to receive the notice required by subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter’s shares.

7-113-301. Court action

(1) If a demand for payment under section 7-113-209 remains unresolved, the corporation may, within sixty days after receiving the payment demand, commence a proceeding and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay to each dissenter whose demand remains unresolved the amount demanded.

(2) The corporation shall commence the proceeding described in subsection (1) of this section in the district court for the county in this state in which the street address of the corporation’s principal office is located or, if the corporation has no principal office in this state, in the district court for the county in which the street address of its registered agent is located, or, if the corporation has no registered agent, in the district court for the city and county of Denver. If the corporation is a foreign corporation without a registered agent, it shall commence the proceeding in the county in which the domestic corporation merged into, or whose shares were acquired by, the foreign corporation would have commenced the action if that corporation were subject to the first sentence of this subsection (2).

(3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unresolved parties to the proceeding commenced under subsection (2) of this section as in an action against their shares, and all parties shall be served with a copy of the petition. Service on each dissenter shall be by registered or certified mail, to the address stated in such dissenter’s payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation’s current record of shareholders for the record shareholder holding the dissenter’s shares, or as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to such order. The parties to the proceeding are entitled to the same discovery rights as parties in other civil proceedings.

(5) Each dissenter made a party to the proceeding commenced under subsection (2) of this section is entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation, or for the fair value, plus interest, of the dissenter’s shares for which the corporation elected to withhold payment under section 7-113-208.

7-113-302. Court costs and counsel fees

(1) The court in an appraisal proceeding commenced under section 7-113-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation; except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 7-113-209.

(2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any dissenters if the court finds the corporation did not substantially comply with part 2 of this article; or

(b) Against either the corporation or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to said counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

General Corporation Law

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent to the Registrant. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

Certificate of Incorporation and Bylaws

Our amended certificate of incorporation provides that a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law. Our amended and restated bylaws provide for indemnification by us of any of our directors or officers (as such term is defined in the bylaws) who is or was a director of us, or, at our request, is or was serving as a director or officer of, or in any other capacity for, any other enterprise, to the fullest extent permitted by law. The bylaws also provide that we will advance expenses to a director or officer and, if reimbursement of such expenses is demanded in advance of the final disposition of the matter with respect to which such demand is being made, upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that the director or officer is not entitled to be indemnified by us. To the extent authorized from time to time by our board of directors, we may provide to any one or more of our employees, one or more officers, employees and other agents of any subsidiary or one or more directors, officers, employees and other agents of any other enterprise, rights of indemnification and to receive payment or reimbursement of expenses, including attorneys’ fees, that are similar to the rights conferred in our bylaws of our directors and officers. The bylaws do not limit the power of us or our board of directors to provide other indemnification and expense reimbursement rights to directors, officers, employees, agents and other persons otherwise than pursuant to the bylaws.

Indemnification Agreements

In addition, we have entered into indemnification agreements with our directors and our executive officers. These agreements provide for indemnification by us to the full extent permitted under Delaware law and set forth the procedures under which indemnification and advancement of expenses will be provided to indemnitees.

Directors’ and Officers’ Liability Insurance

We maintain policies of insurance under which our directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

Item 21. Exhibits.

(a) Exhibits.

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of December 20, 2004, by and between the Registrant and First MainStreet Financial, Ltd. (included as Appendix A to the document forming a part of this Registration Statement)

3.1‡	Amended and Restated Certification of Incorporation of the Registrant

3.2‡	Amended and Restated Bylaws of the Registrant

4.1‡	Specimen stock certificate representing shares of common stock of the Registrant

4.2‡	Indenture, dated September 7, 2000, between State Street Bank and Trust Company of Connecticut, National Association, and the Registrant.

4.3‡	Amended and Restated Declaration of Trust, dated September 7, 2000, by and among State Street Bank and Trust Company of Connecticut, National Association, the Administrators and the Registrant.

4.4‡	Guarantee Agreement, dated September 7, 2000, by and between State Street Bank and Trust Company of Connecticut, National Association, and the Registrant.

4.5‡	Indenture, dated February 22, 2001, State Street Bank and Trust Company of Connecticut, National Association, and the Registrant.

4.6‡	Amended and Restated Declaration of Trust, dated February 22, 2001, by and among State Street Bank and Trust Company of Connecticut, National Association, the Administrators and the Registrant.

4.7‡	Guarantee Agreement, dated February 22, 2001, by and between State Street Bank and Trust Company of Connecticut, National Association, and the Registrant.

4.8‡	Junior Subordinated Indenture, dated April 8, 2004, between Deutsche Bank Trust Company Americas and the Registrant.

4.9‡	Amended and Restated Trust Agreement, dated April 8, 2004, among Deutsche Bank Trust Company Americas, Deutsche Bank Trust Company Delaware, the Administrative Trustees and the Registrant.

4.10‡	Guarantee Agreement, dated April 8, 2004, between Deutsche Bank Trust Company Americas and the Registrant.

4.11‡	Assumption Letter, dated December 31, 2004, to Wells Fargo Bank, National Association, and Wells Fargo Delaware Trust Company from the Registrant.

4.12‡	Indenture, dated June 30, 2003, between Wells Fargo Bank, National Association, and Guaranty Corporation.

4.13‡	First Supplemental Indenture, dated December 31, 2004, by and between Wells Fargo Bank, National Association, and the Registrant.
4.14‡	Amended and Restated Declaration of Trust, dated June 30, 2003, by the Trustees, the Administrators and Guaranty Corporation.

4.15‡	Guarantee Agreement, dated June 30, 2003, by Wells Fargo Bank, National Association, and Guaranty Corporation.

5.1*	Opinion of Sullivan & Cromwell LLP

8.1*	Opinion of Sullivan & Cromwell LLP as to certain U.S. federal income tax matters.

8.2*	Opinion of Jenkens & Gilchrist, PC as to certain U.S. federal income tax matters.

Exhibit No.	Description

10.1‡	Registration Rights Agreement, dated December 30, 2004, by and between Friedman, Billings, Ramsey & Co., Inc. and the Registrant

10.2‡	Form of Indemnification Agreement†

10.3‡	Employment Agreement, dated as of October 27, 2004, between David C. Boyles and the Registrant†

10.4‡	Employment Agreement, dated as of February 7, 2005, between William R. Farr and Centennial Bank of the West†

10.5‡	Letter Agreement, dated as of February 7, 2005, between William R. Farr and Centennial Bank of the West†

10.6‡	Amended and Restated Employment Agreement, dated as of March 3, 2004 and amended and restated as of February 4, 2005, between Paul W. Taylor and the Registrant†

10.7‡	Employment Agreement, dated as of March 1, 2005, between Zsolt K. Besskó and the Registrant†

10.8‡	Employment Agreement, dated as of May 31, 2005, between Suzanne R. Brennan and the Registrant†

10.9‡	Employment Agreement, dated as of October 27, 2004, between John Perkins and Guaranty Bank and Trust Company†

10.10‡	Director and Executive Deferred Compensation Plan†

10.11‡	Negative Pledge Agreement, dated as of October 1, 2004, between First Tennessee Bank National Association and the Registrant

10.12‡	Promissory Note, dated as of October 1, 2004, by the Registrant in favor of First Tennessee Bank National Association

10.13‡	Letter Agreement, dated September 23, 2004, between First Tennessee Bank National Association and the Registrant

10.14‡	2005 Stock Incentive Plan†

10.15‡	Form of Option Award Agreement†

10.16‡	Form of Restricted Stock Award Agreement†

10.17‡	Consulting Agreement, dated as of June 1, 2005, between Sharon Laurent and the Registrant†

10.18‡	Letter Agreement, dated as of August 30, 2004, by and between Castle Creek Financial LLC and the Registrant

21.1‡	Subsidiaries of the Registrant

23.1	Consent of KPMG LLP

23.2	Consent of Fortner, Bayens & Levkulich & Co., P.C.
23.3	Consent of Fortner, Bayens & Levkulich & Co., P.C.

23.4	Consent of McGladrey & Pullen, LLP

23.5*	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.1)

23.6*	Consent of Sullivan & Cromwell LLP (included in Exhibit 8.1).

23.7*	Consent of Jenkens & Gilchrist, PC (included in Exhibit 8.2).

24.1	Power of Attorney (included on the signature page of the Registration Statement)

99.1*	Form of Proxy of First MainStreet Financial, Ltd.

Exhibit No.	Description

99.2*	Form of Letter of Transmittal.

99.3	Consent of Alex Sheshunoff & Co. Investment Banking L.P.

99.4	Consent to be Named as a Director

*	To be filed by amendment.
†	Indicates a management contract or compensatory plan or arrangement required to be filed as an exhibit.
‡	Incorporated by reference to the Registrant’s registration statement on Form S-1 (File No. 333-124855), as amended.

(b) Financial Statement Schedules. Not applicable.

(c) Fairness Opinions. The opinion of Alex Sheshunoff & Co. Investment Banking L.P. is included as Appendix B to the proxy statement-prospectus in Part I of this Registration Statement.

Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (the “Securities Act”), each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on July 15, 2005.

CENTENNIAL BANK HOLDINGS, INC.

By	/s/ PAUL W. TAYLOR
	Name:	Paul W. Taylor
	Title:	Executive Vice President and Chief Financial Officer

Power Of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David C. Boyles, Paul W. Taylor and Zsolt K. Besskó, and each of them, each with full power to act without the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOHN M. EGGEMEYER John M. Eggemeyer	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	July 15, 2005

/s/ PAUL W. TAYLOR Paul W. Taylor	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 15, 2005

/s/ DAVID C. BOYLES David C. Boyles	Director	July 15, 2005

G. Hank Brown	Director

/s/ EDWARD B. CORDES Edward B. Cordes	Director	July 15, 2005

William R. Farr	Director

Signature	Title	Date

/s/ RICHARD G. MCCLINTOCK Richard G. McClintock	Director	July 15, 2005

/s/ STEPHEN B. SHRAIBERG Stephen B. Shraiberg	Director	July 15, 2005

/s/ MATTHEW P. WAGNER Matthew P. Wagner	Director	July 15, 2005

Albert C. Yates	Director

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of December 20, 2004, by and between the Registrant and First MainStreet Financial, Ltd. (included as Appendix A to the document forming a part of this Registration Statement)

3.1‡	Amended and Restated Certification of Incorporation of the Registrant

3.2‡	Amended and Restated Bylaws of the Registrant

4.1‡	Specimen stock certificate representing shares of common stock of the Registrant

4.2‡	Indenture, dated September 7, 2000, between State Street Bank and Trust Company of Connecticut, National Association, and the Registrant.

4.3‡	Amended and Restated Declaration of Trust, dated September 7, 2000, by and among State Street Bank and Trust Company of Connecticut, National Association, the Administrators and the Registrant.

4.4‡	Guarantee Agreement, dated September 7, 2000, by and between State Street Bank and Trust Company of Connecticut, National Association, and the Registrant.

4.5‡	Indenture, dated February 22, 2001, State Street Bank and Trust Company of Connecticut, National Association, and the Registrant.

4.6‡	Amended and Restated Declaration of Trust, dated February 22, 2001, by and among State Street Bank and Trust Company of Connecticut, National Association, the Administrators and the Registrant.

4.7‡	Guarantee Agreement, dated February 22, 2001, by and between State Street Bank and Trust Company of Connecticut, National Association, and the Registrant.

4.8‡	Junior Subordinated Indenture, dated April 8, 2004, between Deutsche Bank Trust Company Americas and the Registrant.

4.9‡	Amended and Restated Trust Agreement, dated April 8, 2004, among Deutsche Bank Trust Company Americas, Deutsche Bank Trust Company Delaware, the Administrative Trustees and the Registrant.

4.10‡	Guarantee Agreement, dated April 8, 2004, between Deutsche Bank Trust Company Americas and the Registrant.

4.11‡	Assumption Letter, dated December 31, 2004, to Wells Fargo Bank, National Association, and Wells Fargo Delaware Trust Company from the Registrant.

4.12‡	Indenture, dated June 30, 2003, between Wells Fargo Bank, National Association, and Guaranty Corporation.

4.13‡	First Supplemental Indenture, dated December 31, 2004, by and between Wells Fargo Bank, National Association, and the Registrant.

4.14‡	Amended and Restated Declaration of Trust, dated June 30, 2003, by the Trustees, the Administrators and Guaranty Corporation.

4.15‡	Guarantee Agreement, dated June 30, 2003, by Wells Fargo Bank, National Association, and Guaranty Corporation.

5.1*	Opinion of Sullivan & Cromwell LLP

8.1*	Opinion of Sullivan & Cromwell LLP as to certain U.S. federal income tax matters.

8.2*	Opinion of Jenkens & Gilchrist, PC as to certain U.S. federal income tax matters.

10.1‡	Registration Rights Agreement, dated December 30, 2004, by and between Friedman, Billings, Ramsey & Co., Inc. and the Registrant

10.2‡	Form of Indemnification Agreement†

10.3‡	Employment Agreement, dated as of October 27, 2004, between David C. Boyles and the Registrant†

Exhibit No.	Description
10.4‡	Employment Agreement, dated as of February 7, 2005, between William R. Farr and Centennial Bank of the West†

10.5‡	Letter Agreement, dated as of February 7, 2005, between William R. Farr and Centennial Bank of the West†

10.6‡	Amended and Restated Employment Agreement, dated as of March 3, 2004 and amended and restated as of February 4, 2005, between Paul W. Taylor and the Registrant†

10.7‡	Employment Agreement, dated as of March 1, 2005, between Zsolt K. Besskó and the Registrant†

10.8‡	Employment Agreement, dated as of May 31, 2005, between Suzanne R. Brennan and the Registrant†

10.9‡	Employment Agreement, dated as of October 27, 2004, between John Perkins and Guaranty Bank and Trust Company†

10.10‡	Director and Executive Deferred Compensation Plan†

10.11‡	Negative Pledge Agreement, dated as of October 1, 2004, between First Tennessee Bank National Association and the Registrant

10.12‡	Promissory Note, dated as of October 1, 2004, by the Registrant in favor of First Tennessee Bank National Association

10.13‡	Letter Agreement, dated September 23, 2004, between First Tennessee Bank National Association and the Registrant

10.14‡	2005 Stock Incentive Plan†

10.15‡	Form of Option Award Agreement†

10.16‡	Form of Restricted Stock Award Agreement†

10.17‡	Consulting Agreement, dated as of June 1, 2005, between Sharon Laurent and the Registrant†

10.18‡	Letter Agreement, dated as of August 30, 2004, by and between Castle Creek Financial LLC and the Registrant

21.1‡	Subsidiaries of the Registrant

23.1	Consent of KPMG LLP

23.2	Consent of Fortner, Bayens & Levkulich & Co., P.C.

23.3	Consent of Fortner, Bayens & Levkulich & Co., P.C.

23.4	Consent of McGladrey & Pullen, LLP

23.5*	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.1)

23.6*	Consent of Sullivan & Cromwell LLP (included in Exhibit 8.1).

23.7*	Consent of Jenkens & Gilchrist, PC (included in Exhibit 8.2).

24.1	Power of Attorney (included on the signature page of the Registration Statement)

99.1*	Form of Proxy of First MainStreet Financial, Ltd.

99.2*	Form of Letter of Transmittal.

99.3	Consent of Alex Sheshunoff & Co. Investment Banking L.P.

99.4	Consent to be Named as a Director

*	To be filed by amendment.
†	Indicates a management contract or compensatory plan or arrangement required to be filed as an exhibit.
‡	Incorporated by reference to the Registrant’s registration statement on Form S-1 (File No. 333-124855), as amended.